                                                                     EXHIBIT 2.1

                      IN THE UNITED STATES DISTRICT COURT
                         FOR THE DISTRICT OF DELAWARE

                                               )
IN RE:                                         )
                                               )
MARVEL ENTERTAINMENT GROUP, INC.; THE          )
ASHER CANDY COMPANY; FLEER CORP.;              )
FRANK H. FLEER CORP.; HEROES WORLD             )
DISTRIBUTION, INC.; MALIBU COMICS              )  Case No. 97-638-RRM
ENTERTAINMENT, INC.; MARVEL                    )
CHARACTERS, INC.; MARVEL DIRECT                )
MARKETING INC.; and SKYBOX                     )
INTERNATIONAL, INC.,                           )
                                               )
          Debtors.                             )



            FOURTH AMENDED JOINT PLAN OF REORGANIZATION PROPOSED BY
                     THE SECURED LENDERS AND TOY BIZ, INC.
                     -------------------------------------




WACHTELL, LIPTON, ROSEN & KATZ          BATTLE FOWLER LLP
Attorneys for The Secured               Attorneys for Toy Biz, Inc.
  Lenders                               75 East 55th Street
51 West 52nd Street                     New York, New York  10022
New York, New York  10019               (212) 856-7000
(212) 403-1000

        -  and-                                   -and-

RICHARDS, LAYTON & FINGER, P.A.         PEPPER HAMILTON LLP
Attorneys for The Secured               Attorneys for Toy Biz, Inc.
  Lenders                               1201 Market Street
One Rodney Square                       P.O. Box 1709
Wilmington, Delaware  19899             Wilmington, Delaware  19899
(302) 658-6541                          (302) 777-6500



Dated:    Wilmington, Delaware
          July 31, 1998

                               TABLE OF CONTENTS

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SECTION 1.     DEFINITIONS AND INTERPRETATION............................................................  ..     1
               A.   Definitions..............................................................................     1
               B.   Interpretation; Application of
                                      Definitions and Rules of
                    Construction
                     ........................................................................................    24
               C.   Exhibits and Schedules...................................................................    25

SECTION 2.     PROVISIONS FOR PAYMENT OF ADMINISTRATION EXPENSE
               CLAIMS AND PRIORITY TAX CLAIMS  ..............................................................    25
               2.1  Administration Expense Claims............................................................    25
               2.2  Compensation and Reimbursement Claims....................................................    25
               2.3  Priority Tax Claims......................................................................    26

SECTION 3.     CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS.................................................    26

SECTION 4.     PROVISIONS FOR TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN........................    27
               4.1  Priority Non-Tax Claims (Class 1)........................................................    27
               4.2  Senior Secured Claims....................................................................    27
               (a)  Allowance of Senior Secured Claims.......................................................    27
               (b)  Treatment of Allowed Fixed Senior Secured
                    Claims...................................................................................    27
                    (i) No Qualifying........................................................................    27
                    (ii)Qualifying...........................................................................    29
               (c)  Treatment of Allowed Contingent Senior Secured
                    Claims...................................................................................    29
                    (i)  No Panini...........................................................................    29
                    (ii) Panini..............................................................................    29
               4.3  Other Secured Claims (Class 3)...........................................................    29
               4.4  Unsecured Claims (Class 4)...............................................................    30
               (a)  Distributions............................................................................    30
                    (i) No Qualifying........................................................................    30
                    (ii) Qualifying..........................................................................    31
               (b)  Intercompany Claims......................................................................    31
               (c)  LaSalle Claim............................................................................    31
               4.5  Class Securities Litigation Claims (Class 5).............................................    31
               (a)  Distributions............................................................................    31
               (b)  Calculation of Distribution..............................................................    32
               (c)  Parity of and Limitation on Distributions................................................    32
               4.6  Equity Interests (Class 6)...............................................................    32
               (a)  Entertainment (Subclass 6A)..............................................................    32
                    (i)  Distributions.......................................................................    32
                    (ii)  Parity of and Limitation on Distributions..........................................    33
               (b)  Subsidiary Equity Interest (Subclass 6B).................................................    33
               4.7  Existing Warrants (Class 7)..............................................................    33
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SECTION 5. IDENTIFICATION OF CLASSES OF CLAIMS AND INTERESTS
           IMPAIRED AND NOT IMPAIRED UNDER THE PLAN; ACCEPTANCE
           OR REJECTION OF THE PLAN...............................................................................  33
           5.1   Holders of Claims and Equity Interests Entitled to...............................................  33
           5.2   Nonconsensual Confirmation.......................................................................  34
           5.3   Severability of Plan of Reorganization...........................................................  34

SECTION 6. MEANS OF IMPLEMENTATION................................................................................  34
           6.1   Closing of Transaction...........................................................................  34
           6.2   Derivative Securities Litigation Claims..........................................................  34
           6.3   Board of Directors of the Reorganized Debtors....................................................  35
           6.4   Officers of the Reorganized Debtors..............................................................  35
           6.5   Distribution to New Investors....................................................................  35
           6.6   Toy Biz Distribution.............................................................................  35
           (a)   No Qualifying Transaction........................................................................  35
           (b)   Qualifying Transaction...........................................................................  35
           6.7   Fees to New Investors............................................................................  36
           6.8   Dissolution of Committees........................................................................  36
           6.9   Intentionally deleted............................................................................  36
           6.10  Newco Financing..................................................................................  36
           6.11  Vote of Characters' Toy Biz Stock................................................................  36
           6.12  Forgiveness of Panini Obligations................................................................  37
           6.13  Panini Indemnity.................................................................................  37
           6.14  Outstanding Toy Biz Stock Interests..............................................................  37
           6.15  Distribution of Subsidiary Equity Interests......................................................  37
           6.16  Continuation of Creditors Committee..............................................................  37
           6.17  Right to Object to Fees..........................................................................  37
           6.18  Certain Securities Law Matters...................................................................  38
           6.19  Settlement Amount................................................................................  39
           6.20  .................................................................................................  39
           6.21  .................................................................................................  39

SECTION 7. LITIGATION TRUST.......................................................................................  39
           7.1   Assignment of Rights.............................................................................  39
           (a)   Avoidance Litigation Trust.......................................................................  39
           (b)   MAFCO Litigation Trust...........................................................................  40
           7.2   Control of Litigation............................................................................  40
           7.3   Liability of Trustee.............................................................................  40
           7.4   Distribution of Net Avoidance Litigation Proceeds and Net MAFCO Litigation Proceeds............... 41
           7.5   Professional Fees and Expenses...................................................................  41
           (a)   Avoidance Litigation Trust.......................................................................  41
           (b)   MAFCO Litigation Trust...........................................................................  42
           7.6   Commencement of Avoidance Actions................................................................  43
           7.7   Reduction of Judgment and Indemnifications.......................................................  43
           7.8   Timing of Distributions..........................................................................  45
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                                      ii
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               7.9   Objections to Claims........................................................................   45
               7.10  Jurisdiction................................................................................   46

SECTION 8.     PROVISIONS GOVERNING DISTRIBUTIONS................................................................   46
               8.1   Date of Distributions.......................................................................   46
               8.2   Entities to Exercise Function of Disbursing Agent...........................................   47
               8.3   Surrender and Cancellation of Instruments...................................................   47
               8.4   (a)  Delivery of Distributions..............................................................   47
                     (b)  LaSalle Distributions..................................................................   48
               8.5   Manner of Payment Under Plan of Reorganization..............................................   48
               8.6   Reserves and Distributions..................................................................   49
               8.7   Resulting Claims............................................................................   49
               8.8   Distributions After Consummation Date.......................................................   49
               8.9   Rights And Powers Of Disbursing Agent.......................................................   49
               (a)   Powers of the Disbursing Agent..............................................................   49
               (b)   Expenses Incurred on or after the Consummation Date.........................................   50
               (c)   Exculpation.................................................................................   50
               8.10  Distributions of Certain Warrants...........................................................   50

SECTION 9.     PROCEDURES FOR TREATING DISPUTED CLAIMS UNDER THE
               PLAN OF REORGANIZATION............................................................................   51
               9.1   Objections to Claims........................................................................   51
               9.2   No Distributions Pending Allowance..........................................................   51
               9.3   Cash Reserve................................................................................   51
               9.4   Distributions After Allowance...............................................................   51
               9.5   Fractional Securities.......................................................................   52

SECTION 10.    PROVISION GOVERNING EXECUTORY CONTRACTS AND
               UNEXPIRED LEASES UNDER THE PLAN...................................................................   52
               10.1  General Treatment...........................................................................   52
               10.2  Amendments to Schedule; Effect of Amendments................................................   53
               10.3  Bar to Rejection Damage Claims..............................................................   53
               10.4  Certain Panini Agreements...................................................................   54
               (a)   Panini Sticker Agreement....................................................................   54
               (b)   Panini Comic Distribution Agreement.........................................................   54
               (c)   Other Panini Agreements.....................................................................   54

SECTION 11.    CONDITIONS PRECEDENT TO CONFIRMATION DATE AND
               CONSUMMATION DATE.................................................................................   54
               11.1  Conditions Precedent to Confirmation of Plan of Reorganization..............................   54
               (a)   Confirmation Order..........................................................................   54
               11.2  Conditions Precedent to Consummation Date of Plan of Reorganization.........................   55
               (a)   SEC Proxy Statement.........................................................................   55
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                                      iii
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                (b)   HSR  ....................................................................................   55
                (c)   Restructured Panini Loan Documents.......................................................   56
                (d)   Secured Lender Consummation Date.........................................................   56
                (e)   Toy Biz Consummation Date................................................................   56
                (f)   Standstill Agreements....................................................................   56
                (g)   NBA Agreement............................................................................   56
                (h)   Receipt of Certain Funds.................................................................   56
                (i)   Receipt of Settlement Amount.............................................................   56
                (j)   certain Payments for Contingent Senior Secured Claims....................................   56
                (k)   Shareholders Agreement...................................................................   56
                11.3  Waiver of Conditions Precedent...........................................................   57

SECTION 12.     EFFECT OF CONFIRMATION.........................................................................   57
                12.1  General Authority........................................................................   57
                12.2  Discharge of Debtors.....................................................................   57
                (a)   General Discharge........................................................................   57
                (b)   Exculpations.............................................................................   58
                12.3  Term of Injunctions or Stays.............................................................   59

SECTION 13.     WAIVER OF CLAIMS...............................................................................   59
                13.1  Avoidance Actions........................................................................   59

SECTION 14.     RETENTION OF JURISDICTION......................................................................   60
                14.1  Retention of Jurisdiction................................................................   60
                14.2  Amendment of Plan of Reorganization......................................................   61

SECTION 15.     MISCELLANEOUS PROVISIONS.......................................................................   62
                15.1  Payment of Statutory Fees................................................................   62
                15.2  Retiree Benefits.........................................................................   62
                15.3  Compliance with Tax Requirements.........................................................   63
                15.4  Recognition of Guaranty Rights...........................................................   63
                15.5  Severability of Plan Provisions..........................................................   63
                15.6  Governing Law............................................................................   64
                15.7  Further Assurances.......................................................................   64
                15.8  Time of the Essence......................................................................   64
                15.9  Counterparts.............................................................................   64
                15.10 Notices..................................................................................   64
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                                      iv

                                   EXHIBITS


1.     Avoidance Litigation Trust Agreement
2.     Avoidance Litigation Trust Loan Agreement
3.     Avoidance Professional Fee Reimbursement Note
4.     Bylaws for Newco
5.     Charter for Newco
6.     Designated Competitors
7.     Excess Administration Claims Note
8.     MAFCO Litigation Trust Agreement
9.     MAFCO Litigation Trust Loan Agreement
10.    MAFCO Professional Fee Reimbursement Note
11.    Merger Agreement
12.    New Investors
13.    Newco Guaranty
14.    Panini Indemnity
15.    Plan Warrant Agreement
16.    Secured Lenders
17.    Standstill Agreements
18.    Stockholder Series A Warrant Agreement
19.    Stockholder Series B Warrant Agreement
20.    Stockholder Series C Warrant Agreement
21.    Transmittal Material

                                 SCHEDULES

6.1.   Letter of Credit and related obligations
10.1.  Rejection Schedule

                         JOINT PLAN OF REORGANIZATION


          The Secured Lenders and Toy Biz, Inc., creditors and parties in interest in these chapter 11 cases, hereby propose this Plan of Reorganization dated July 31, 1998 for Marvel Entertainment Group, Inc., The Asher Candy Company, Fleer Corp., Frank H. Fleer Corp., Heroes World Distribution, Inc., Malibu Comics Entertainment, Inc., Marvel Characters, Inc., Marvel Direct Marketing Inc. and SkyBox International Inc.

     SECTION   DEFINITIONS AND INTERPRETATION
               ------------------------------

     A.   Definitions.
          -----------

          The following terms used herein shall have the respective meanings defined below:

          "Administration Expense Claim" means any right to payment constituting a cost or expense of administration of any of the Reorganization Cases allowed under Sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, (a) any actual and necessary costs and expenses of preserving the estates of the Debtors, (b) any actual and necessary costs and expenses of operating the business of the Debtors, (c) any allowances of compensation and reimbursement of expenses to the extent allowed by Final Order under Section 330 or 503 of the Bankruptcy Code, and (d) any fees or charges assessed against the estates of the Debtors under Section 1930, title 28, United States Code.

          "Administrative Agent" means The Chase Manhattan Bank as administrative agent under each of the applicable Existing Credit Agreements or any successor administrative agent appointed in accordance with any of the applicable Existing Credit Agreements.

          "Affiliate" means, with reference to any person or entity, any other person or entity that, within the meaning of Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended, "controls," is "controlled by" or is under "common control with" such entity or person.

          "Allowed" means, with reference to any Claim or Equity Interest, (a) any and all DIP Claims, (b) any Claim or Equity Interest or any portion thereof against any Debtor which has been listed by such Debtor in its Schedules, as such Schedules may be amended by the Debtors from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent and for which no contrary proof of claim has been filed, (c) any Claim or Equity Interest allowed by Final Order, (d) any Claim or Equity Interest as to which the liability of the

Debtors and the amount thereof are determined by final order of a court of competent jurisdiction other than the Bankruptcy Court,(e) any Claim allowed expressly hereunder, or (f) for purposes of voting only, any Claim evidenced by a proof of Claim filed by or before the last date designated by the Bankruptcy Court as the last date for filing Claims against the Debtors, provided that such Claim has not been disallowed by order of the Court or the Bankruptcy Court, and is not the subject of an objection filed at least ten (10) days prior to the voting deadline.

          "Avoidance Beneficiaries" means Newco, all holders of Allowed Fixed Senior Secured Claims and all holders of Allowed Unsecured Claims (other than Intercompany Claims and the LaSalle Claim).

          "Avoidance Litigation Trust" means the trust created by the Avoidance Litigation Trust Agreement to be executed on the Consummation Date pursuant to
Section 7.1 hereof by the Debtors and the Avoidance Litigation Trustee.

          "Avoidance Litigation Trust Agreement" means the trust agreement to be executed by the Debtors and the Avoidance Litigation Trustee in the form of
Exhibit 1 hereto, subject to non-substantive changes.

          "Avoidance Litigation Trust Assets" means all assets of the Avoidance Litigation Trust.

          "Avoidance Litigation Trustee" means the individual designated by the Creditors Committee subject to the consent of the Proponents, and from and after the Consummation Date, any successor trustees designated in accordance with the Avoidance Litigation Trust Agreement.

          "Avoidance Litigation Trust Loan Agreement" means the Loan Agreement to be executed by Newco in the form of Exhibit 2 hereto, subject to non-substantive changes.

          "Avoidance Professional Fee Reimbursement Note" means the note to be executed by the Avoidance Litigation Trustee on behalf of the Avoidance Litigation Trust in the form of Exhibit 3 hereto, subject to non-substantive changes.

          "Bankruptcy Code" means title 11, United States Code, as applicable to the Reorganization Cases as in effect on the Confirmation Date.

          "Bankruptcy Court" means the United States District Court for the District of Delaware having jurisdiction over the Reorganization Cases and, to the extent of any reference under section 157, title 28, United States Code, the unit of such District Court under section 151, title 28, United States Code.

          "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075, title 28, United States Code, and any Local Rules of the Bankruptcy Court.

          "Beneficiaries" means all Avoidance Beneficiaries and all MAFCO Beneficiaries.

          "Breakup Fee" means Cash in the amount of the breakup fee payable pursuant to the Convertible Preferred Stock Purchase Agreement to DPI or its assignees, but in no event more than eight million dollars ($8,000,000).

          "Business Day" means any day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

          "Bylaws" means the bylaws for Newco in the form of Exhibit 4 hereto, subject to non-substantive changes.

          "Cash" means legal tender of the United States of America and, with respect to payments under this Plan of Reorganization, cash (U.S. dollars), certified check, bank check or wire transfer from a domestic bank.

          "Causes of Action" means, without limitation, any and all actions, causes of action, liabilities, obligations, rights, suits, debts, sums of money, damages, judgments, claims and demands whatsoever, whether known or unknown, in law, equity or otherwise.

          "Characters" means Marvel Characters, Inc., one of the Debtors herein.

          "Charter" means the Certificate of Incorporation for Newco in the form of Exhibit 5 hereto, subject to non-substantive changes.

          "Chase" means The Chase Manhattan Bank in its capacity as agent under the Existing Credit Agreements.

          "Claim" means (a) any right to payment from any of the Debtors, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or (b) any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from any of the Debtors, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

          "Class Securities Litigation Claim" means any Claim whether or not the subject of an existing lawsuit arising from rescission of a purchase or sale of shares of common stock of Entertainment, for damages arising from the purchase or sale of any such security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of any such Claim (which shall exclude the LaSalle Claim) which Claims shall be subordinated in accordance with section 510(b) of the Bankruptcy Code.

          "Collateral" means any property or interest in property of the estate of any Debtor subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance under the Bankruptcy Code.

          "Confection Business" means any and all of the assets and properties relating to the confection business operated and owned by Fleer including, without limitation, all of its rights relating to Dubble Bubble, Razzles and any other food and candy products produced thereby.

          "Confirmation Date" means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on its docket.

          "Confirmation Hearing" means the hearing held by the Bankruptcy Court on confirmation of this Plan of Reorganization, as such hearing may be adjourned or continued from time to time.

          "Confirmation Order" means the order of the Bankruptcy Court confirming this Plan of Reorganization.

          "Consummation Date" means the latest to occur of (a) the thirtieth
(30th) day (calculated under Bankruptcy Rule 9006) after the Confirmation Date if no stay of the Confirmation Order is then in effect, (b) the first Business Day after any stay of the Confirmation Order expires or otherwise terminates, and (c) such other date as may be fixed from time to time after the Confirmation Date by filing a notice thereof by the Proponents with the Bankruptcy Court upon the consent of the Creditors Committee, the Equity Committee, High River, Westgate, LaSalle and the Trustee not to be unreasonably withheld or delayed; provided, however, that in no event shall the Consummation Date occur earlier
--------  -------
than the date of the satisfaction of each of the conditions precedent to the occurrence of the Consummation Date of this Plan of Reorganization in Section
11.2 hereof unless waived as provided in Section 11.3 hereof.

          "Contingent Senior Secured Claim" means any Claim against Entertainment or any of its Debtor subsidiaries governed by or arising out of the guaranty provisions contained in the Existing Panini Credit Agreements or evidenced by any of the promissory notes issued thereunder or any letter of credit issued by a bank or other financial institution which is a party to the Existing Panini Credit Agreements for the account of Panini or any of its subsidiaries and any Claim for adequate protection relating to the Collateral securing the Claims previously referred to in this definition arising out of that certain Revolving Credit Guaranty Agreement by and among Entertainment, the other Debtors and Chase dated December 27, 1996, the order entered by the Bankruptcy Court on January 24, 1997, or any amendments entered into or further orders entered by the Bankruptcy Court with respect to either of the foregoing.

          "Contribution Bar Party" means any person or entity asserting claims in the nature of contribution or indemnity in connection with, arising out of or in any way related to Litigation Claims or Covered Claims.

          "Convertible Preferred Stock" means convertible preferred stock in Newco (a) each share of which shall be convertible into 1.039 shares of Newco Common Stock, and (b) which shall have the terms set forth in the Charter.

          "Convertible Preferred Stock Purchase Agreement" means a Convertible Preferred Stock Purchase Agreement to be executed on the Confirmation Date by Toy Biz, Zib Inc. or its assignees and DPI or its assignees.

          "Covered Claims" means any claim or matter as to which Exculpated Persons are exculpated pursuant to section 12.2(b) of this Plan of Reorganization, including, without limitation, matters asserted or claims made in the LaSalle Action.

          "Covered Person" means any person or entity asserting a Covered Claim.

          "Creditors Committee" means the Official Committee of Unsecured Creditors appointed for the Debtors by the United States Trustee for the District of Delaware on October 22, 1997.

          "Debtor" means each of Entertainment, The Asher Candy Company, Fleer Corp., Frank H. Fleer Corp., Heroes World Distribution, Inc., Malibu Comics Entertainment, Inc., Marvel Characters, Inc., Marvel Direct Marketing, Inc., and SkyBox International Inc., each (other than Marvel Characters, Inc. and Malibu Comics Entertainment, Inc.) being a Delaware corporation and Marvel Characters, Inc. and Malibu Comics Entertainment, Inc. being California corporations, the debtors in Chapter 11 Case Nos. 96-2069 (HSB) through 96-2077 (HSB), respectively.

          "Debtor in Possession" means each Debtor in its capacity as a debtor in possession under sections 1107(a) and 1108 of the Bankruptcy Code.

          "Designated Competitor" means those entities listed on Exhibit 6 hereto.

          "Designated Contingent Senior Secured Claims" means on any date all Contingent Senior Secured Claims other than those beneficially owned or controlled (directly, indirectly or by participation) by any entity purchasing Convertible Preferred Stock pursuant to the Convertible Preferred Stock Purchase Agreement other than solely by virtue of the exercise of such entity's rights pursuant to Section 4.2(b)(i)(A)(6) hereof.

          "Designated Fixed Senior Secured Claims" means on any date all Fixed Senior Secured Claims other than those beneficially owned or controlled (directly, indirectly or by participation) by any entity purchasing Convertible Preferred Stock pursuant to the Convertible Preferred Stock Purchase Agreement other than solely by virtue of the exercise of such entity's rights pursuant to
Section 4.2(b)(i)(A)(6) hereof.

          "DIP Claim" shall mean any claim arising under the DIP Credit
Agreement.

          "DIP Credit Agreement" means that certain Revolving Credit and Guaranty Agreement dated as of December 27, 1996 among Marvel Entertainment Group, Inc., the guarantors named therein, the banks party thereto and The Chase Manhattan Bank as agent as the same may be amended from time to time in accordance with the terms thereof or the agreements or other documents evidencing any successor or replacement post-petition financing facility.

          "Disbursing Agent" means any entity in its capacity as a disbursing agent under Section 8.2 hereof.

          "Disputed Claim" means a Claim against a Debtor that is not an Allowed Claim.

          "District Court Complaint" means the complaint in Case No. 97-586(RRM) filed on October 30, 1997 in the United States District Court for the District of Delaware.

          "DPI" means Dickstein Partners Inc.

          "Effective Time" shall have the meaning given to such term in the Merger Agreement.

          "Entertainment" means Marvel Entertainment Group, Inc.

          "Equity Committee" means the Official Committee of Equity Security Holders appointed for Entertainment by the United States Trustee for the District of Delaware on February 12,1997.

          "Equity Interest" means any share of common stock or other instrument evidencing a present ownership interest in any of the Debtors, whether or not transferable, or any option, warrant or right, contractual or otherwise, to acquire any such interest. For purposes of Subclass 6A (Entertainment) of Class 6 (Equity Interests), the Existing Warrants shall not be included in such subclass.

          "Excess Administration Claims Amount" means the amount, if any, by which the sum of (a) all Allowed Administration Expense Claims (exclusive of (i) all DIP Claims through October 7, 1997 and (ii) Allowed Administration Expenses Claims constituting the actual and necessary expenses of running the Debtors' business in the ordinary course), and (b) the aggregate amount of all professional fees, costs and expenses of professionals engaged by Chase in its capacity as agent or acting on behalf of all of the holders of Senior Secured Claims including, without limitation, all fees and expenses of counsel and financial advisors incurred in connection with the Reorganization Cases, exceeds thirty-five million dollars ($35,000,000).

          "Excess Administration Claims Note" means one or more unsecured notes of Newco and its subsidiaries in the form of Exhibit 7 hereto, subject to non-substantive changes, in an aggregate original principal amount equal to the Excess Administration Claims Amount, which shall, at the election of Newco, be paid semi-annually or accrue and compound, shall have a maturity date of the fifth anniversary of the Consummation Date, and which shall bear interest at the rate of two hundred (200) basis points over the rate of interest for the Term Loan Facility.

          "Excess Proceeds" means all net proceeds of a Qualifying Transaction which closes on the Consummation Date in excess of the aggregate amount required to satisfy Fixed Senior Secured Claims in full in accordance with the Existing Fleer Credit Agreements, to pay the Toy Biz Cash Distribution and all amounts (other than Excess Proceeds) due to holders of Allowed Unsecured Claims pursuant to Section 4.4(a)(ii) hereof.

          "Exculpated Persons" means (a) the Reorganized Debtors, Newco, all past, present and future holders of DIP Claims, all past, present and future holders of Senior Secured Claims, Chase, Toy Biz, the New Investors, Dickstein Partners L.P., Dickstein & Co. L.P., Dickstein Focus Fund, L.P., Dickstein International Limited, Mark Dickstein, the Creditors Committee, all members of the Creditors Committee solely in their capacity as members of the Creditors Committee, High River, Carl Icahn, Westgate, Vince Intrieri, LaSalle, the Equity Committee, all members of the Equity Committee solely in their capacity as members of the Equity Committee, Affiliates of any of the foregoing, the Trustee and all officers, directors, employees, shareholders, limited liability entity members, partners, consultants, advisors, investment bankers, attorneys, accountants or other representatives or agents of any of the foregoing acting as such, and (b) the Debtors; provided, however, that the term
                                               --------  -------
"Exculpated Persons" shall not, under any circumstances, include the MAFCO Defendants.

          "Existing Credit Agreements" means, collectively, the Existing Fleer Credit Agreements and the Existing Panini Credit Agreements.

          "Existing Fleer Credit Agreements" means, collectively, (a) that certain Amended and Restated Credit and Guarantee Agreement dated as of August 30, 1994, as amended, among Entertainment, Fleer Corp., the financial institutions parties thereto, the co-agents named therein and The Chase Manhattan Bank (formerly named Chemical Bank) as administrative agent, (b) that certain Credit and Guarantee Agreement dated as of April 24, 1995, as amended, by and among Entertainment, Fleer Corp., the financial institutions party thereto, the co-agents named therein and The Chase Manhattan Bank (formerly named Chemical Bank) as administrative agent, (c) that certain Line of Credit, dated as of March 27, 1996, as amended, among Fleer Corp., the banks and other financial institutions parties thereto and The Chase Manhattan Bank as Administrative Agent,(d)(i)(A) any letter of credit issued for the account of Entertainment or any of its subsidiaries by a bank or other financial institution which is a party to any of the Existing Credit Agreements referred to in clauses (a) or (b) of this definition of "Existing Fleer Credit Agreements" and (B) any related letter of credit applications and any agreements governing or evidencing reimbursement obligations relating to any letters of credit referred to in clause (d)(i)(A) of this definition of "Existing Fleer Credit Agreements" or (ii) any interest rate agreement between Entertainment or any of its subsidiaries and a bank or other financial institution which is a party to any of the Existing Credit Agreements referred to in clauses (a) through (c), inclusive, of this definition of "Existing Fleer Credit Agreements", and (e) any guarantees and security documents, including, without limitation, mortgages, pledge agreements, security agreements and trademark security agreements, executed and delivered in connection with any of the foregoing agreements.

          "Existing Panini Credit Agreements" means the Existing Panini Junior Credit Agreements and the Existing Panini Senior Credit Agreements.

          "Existing Panini Junior Credit Agreements" means (a) that certain Term Loan and Guarantee Agreement dated as of August 30, 1994, as amended, supplemented or otherwise modified from time to time, among Entertainment, Panini, S.p.A. (formerly named Marvel Comics Italia S.r.l.), and Istituto Bancario San Paolo di Torino, S.p.A.; (b) the Panini Participation Agreements;
(c)(i)(A) any letter of credit issued for the account of any of the Panini Entities by a bank or other financial institution pursuant to any of the Panini Credit Agreements referred to in clauses (a) or (b) and (B) any related letter of credit applications and any agreements governing or evidencing reimbursement obligations relating to any letters of credit referred to in clause (c)(i)(A) or
(ii) any interest rate agreement between any of the Panini Entities and a bank or other financial institution pursuant to any of the Panini Credit Agreements referred to in clauses (a) and (b); and (d) any guarantees and security documents, including, without limitation, mortgages, pledge agreements, security agreements and trademark security agreements, executed and delivered in connection with any of the foregoing agreements, together in each case with all related documents, instruments, consents, amendments, modifications and waivers.

          "Existing Panini Senior Credit Agreements" means that certain Italian Lire 27,000,000,000 Term Loan and Guaranty Agreement dated as of August 5, 1997 as amended, supplemented or otherwise modified from time to time, among Entertainment, Panini, the lenders listed on Schedule 1 thereto as lenders, and The Chase Manhattan Bank as agent, and the related Panini financing order entered by the Bankruptcy Court and any guarantees and security documents, including, without limitation, mortgages, pledge agreements, security agreements and trademark security agreements, executed and delivered in connection with any of the foregoing agreements, together in each case with all related documents, instruments, consents, amendments, modifications and waivers.

          "Existing Warrants" means, collectively, all incentive stock options, non-qualified stock options and stock appreciation rights granted under any employee benefits plan and any other options, warrants or rights, contractual or otherwise, if any, to acquire an Equity Interest.

          "Final Order" means an order or judgment of the Bankruptcy Court entered by the Clerk of the Bankruptcy Court on the docket in the Reorganization Cases, which has not been reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari or move for a new trial, reargument or
                             ----------
rehearing has expired and as to which no appeal, petition for certiorari or
                                                              ----------
other proceedings for a new trial, reargument or rehearing shall then be pending or (b) if an appeal, writ of certiorari, new trial, reargument or rehearing
                             ----------
thereof has been sought, such order or judgment of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied or a new trial, reargument or rehearing shall
----------
have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial,
                                      ----------
reargument or rehearing shall have expired; provided, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause such order not to be a Final Order.

          "Fixed Senior Secured Claim" means any Claim governed by any of the Existing Fleer Credit Agreements or evidenced by any of the promissory notes issued thereunder or any letter of credit issued by a bank or other financial institution which is a party to any of the Existing Fleer Credit Agreements for the account of Entertainment or any of its subsidiaries (other than the Panini Entities) or any interest rate agreement between Entertainment or any of its subsidiaries (other than the Panini Entities) and a bank or other financial institution which is a party to any of the Existing Fleer Credit Agreements and any Claim for adequate protection relating to the Collateral securing the Claims previously referred to in this definition arising out of that certain Revolving Credit Guaranty Agreement by and among Entertainment, the other Debtors and Chase dated December 27, 1996, the order entered by the Bankruptcy Court on January 24, 1997, or any amendments entered into or further orders entered by the Bankruptcy Court with respect to either of the foregoing.

          "Fleer" means Fleer Corp., one of the Debtors.

          "Fractional Warrant" means a Warrant to acquire a fractional share of Convertible Preferred Stock or a fractional share of Newco Common Stock.

          "Governance Litigation" means case No. 97-648 (RRM) pending in the Bankruptcy Court.

          "High River" means High River Limited Partnership.

          "Holdings I" means Marvel Holdings, Inc.

          "Holdings II" means Marvel (Parent) Holdings, Inc.

          "Holdings III" means Marvel III Holdings, Inc.

          "Holdings I Indenture" means an indenture dated as of April 15, 1993 between Holdings I, as issuer, and NationsBank of Georgia, N.A. (LaSalle National Bank succeeded Bank of New York, the successor to NationsBank of Georgia, N.A. as indenture trustee).

          "Holdings II Indenture" means an indenture dated as of October 1, 1993 between Holdings II, as issuer, and NationsBank of Georgia, N.A. (LaSalle National Bank succeeded Bank of New York, the successor to NationsBank of Georgia, N.A. as indenture trustee).

          "Holdings III Indenture" means an indenture dated as of February 15, 1994 between Holdings III, as issuer, and NationsBank of Georgia, N.A. (LaSalle National Bank succeeded Bank of New York, the successor to NationsBank of Georgia, N.A. as indenture trustee).

          "Holdings Notes" means those certain: (a) Senior Secured Discount Notes due 1998 issued by Marvel Holdings, Inc. pursuant to the Holdings I Indenture, which were subsequently exchanged for those certain Series B Senior Secured Discount Notes due 1998; (b) Senior Secured Discount Notes due 1998 issued by Marvel (Parent) Holdings Inc. pursuant to the Holdings II Indenture; and (c) 9-1/8% Senior Secured Notes due 1998 issued by Marvel III Holdings Inc. pursuant to the Holdings III Indenture, which were subsequently exchanged for those certain Series B 9-1/8% Senior Secured Notes due 1998.

          "Holdings Noteholders" means the registered holders or beneficial owners of any Holdings Notes.

          "Immaterial Debtors" means The Asher Candy Company, Frank H. Fleer Corp., Heroes World Distribution, Inc. and any other Debtor which the Proponents, acting reasonably, jointly determine to have de minimis value.

          "Independent Cause of Action" means any cause of action which (i) arises solely out of an act or omission of an Exculpated Person occurring after the Consummation Date or (ii) does not arise directly or indirectly in any manner whatsoever out of an act or omission of an Exculpated Person concerning or relating to (v) the Debtors or their subsidiaries or Affiliates, (w) the Reorganization Cases, (x) the creation of the Debtors or any of their subsidiaries or Affiliates, (y) the relationship between Toy Biz (or its predecessors in interest) and any of the Debtors or their subsidiaries and Affiliates, or (z) the LaSalle Action; provided, however, that any claim,
                                       --------  -------
counterclaim or right of offset that any defendant in the LaSalle Action may have against any plaintiff or against any person on whose behalf plaintiff is suing in such action shall be deemed to be an Independent Cause of Action.

          "Indentures" means, collectively, (a) the Holdings I Indenture, (b) the Holdings II Indenture, and (c) the Holdings III Indenture.

          "Intercompany Claim" means any Claim held by any Debtor against any other Debtor, including, without limitation, all derivative Claims asserted by or on behalf of any one Debtor against any other Debtor.

          "LaSalle" means LaSalle National Bank solely in its capacity as successor indenture trustee pursuant to the Indentures.

          "LaSalle Action" means Civ. No. 97-645 pending in the District Court, or any similar actions asserting similar claims brought by LaSalle on behalf of the Holdings Noteholders against the MAFCO Defendants.

          "LaSalle Claim" means any and all Claims of LaSalle and holders of the Holdings Notes against the Debtors whether asserted or not it being understood that LaSalle has filed the LaSalle Withdrawal, which states that such claims comprise only a claim for tortious interference with contractual relations of LaSalle against Entertainment. For the avoidance of any doubt "LaSalle Claim" shall not include the claims or causes of action asserted or that could be asserted by LaSalle on behalf of the Holdings Noteholders in the LaSalle Action against the MAFCO Defendants.

          "LaSalle Settlement Amount" means three hundred thousand (300,000) Stockholder Series A Warrants, two hundred twenty five thousand (225,000) Stockholder Series B Warrants and five hundred twenty-five thousand (525,000) Stockholder Series C Warrants.

          "LaSalle Withdrawal" means LaSalle National Bank as Indenture Trustee's Withdrawal of Certain Proofs of Claim, filed with the District Court on July 1, 1998.

          "Lien" means any charge against or interest in property or an interest in property to secure payment of a debt or performance of an obligation.

          "Litigation Claim" means all Causes of Action (including any avoidance action pursuant to sections 510, 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code) of the Debtors other than (i) those relating to any tax sharing or other similar agreement, or (ii) against any person or entity released or exculpated pursuant to this Plan.

          "Litigation Trust Agreements" means the Avoidance Litigation Trust Agreement and the MAFCO Litigation Trust Agreement.

          "Litigation Trust Assets" means all assets of the Litigation Trusts.

          "Litigation Trustees" means the Avoidance Litigation Trustee and the MAFCO Litigation Trustees.

          "Litigation Trust Loan Agreements" means the Avoidance Litigation Trust Loan Agreement and the MAFCO Litigation Trust Loan Agreement.

          "Litigation Trusts" means the Avoidance Litigation Trust and the MAFCO Litigation Trust.

          "MAFCO Beneficiaries" means all holders of Allowed Unsecured Claims (other than Intercompany Claims), holders of Allowed Class Securities Litigation Claims, and holders of Allowed Equity Interests in Entertainment.

          "MAFCO Causes of Action" means all Litigation Claims (exclusive of all Causes of Action pursuant to sections 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code) asserted in the District Court Complaint against the MAFCO Defendants or which could have been asserted in the District Court Complaint against the MAFCO Defendants.

          "MAFCO Defendants" means (i) Ronald O. Perelman, (ii) MAFCO Holdings, Inc., (iii) MacAndrews & Forbes Holdings, Inc., (iv) the Andrews Group, Inc.,
(v) Marvel IV Holdings, Inc., (vi) Marvel V Holdings, Inc., (vii) Four Star Holdings, Inc., (viii) William C. Bevins, (ix) Donald G. Drapkin,(x) Holdings I,
(xi) Holdings II, (xii) Holdings III, (xiii) any individual who served prior to June 20, 1997 as a director of Entertainment, (xiv) any individual who served on or prior to April 24, 1997 as to Holdings I and Holdings II, or is presently serving or has ever served as to Holdings III, as a director, and (xv) any insider (other than a Releasing Party), Affiliate (other than a Releasing Party or an officer or director of Holdings I or Holdings II serving from and after April 24, 1997), director, employee, attorney (other than a Releasing Party), investment banker (other than a Releasing Party), or agent of any party identified in clauses (i) through (xiv) of this definition acting in such capacity in connection with the MAFCO Causes of Action and the LaSalle Action.

          "MAFCO Litigation Trust" means the trust created by the MAFCO Litigation Trust Agreement to be executed on the Consummation Date pursuant to
Section 7.1 hereof by the Debtors and the MAFCO Litigation Trustees.

          "MAFCO Litigation Trust Agreement" means the trust agreement to be executed by the Debtors and the MAFCO Litigation Trustee in the form of Exhibit 8 hereto, subject to non-substantive changes.

          "MAFCO Litigation Trust Assets" means all assets of the MAFCO Litigation Trust.

          "MAFCO Litigation Trust Loan Agreement" means the Loan Agreement to be executed by Newco in the form of Exhibit 9 hereto, subject to non-substantive changes.

          "MAFCO Litigation Trustees" means the three (3) individuals one of which shall be designated by the Equity Committee, one of which shall be designated by the Creditors Committee and one of which shall be designated by the Trustee, and from and after the Consummation Date, any successor trustees designated in accordance with the MAFCO Litigation Trust Agreement.

          "MAFCO Professional Fee Reimbursement Note" means the note to be executed by the MAFCO Litigation Trustees on behalf of the MAFCO Litigation Trust in the form of Exhibit 10 hereto, subject to non-substantive changes.

          "Marvel" means, collectively, Entertainment and each of its subsidiaries other than the Panini Entities.

          "Master Agreement" means that certain Master Agreement by and among the Proponents dated as of October 7, 1997 as the same has been or may be amended from time to time.

          "Merger Agreement" means that certain Agreement and Plan of Merger dated as of the Consummation Date in the form annexed as Exhibit 11 hereto, subject to non-substantive changes.

          "NBA" means NBA Properties, Inc.

          "NBA License Agreement" means that certain Retail Product License Agreement dated July 21, 1995 between Entertainment and the NBA, as amended, supplemented or otherwise modified from time to time.

          "NBA Settlement Agreement" means an agreement with the NBA pursuant to which (i) the NBA shall have consented to the Allowance of the unsecured component of its Claim in an amount not to exceed twenty million dollars ($20,000,000) in the aggregate and agreed to waive and release any other Claims it has or may have in classes 4A through 4I, (ii) the NBA withdraws its objection to the Creditors Committee motion pursuant to Fed. R. Civ. P. 60(b) filed on December 23, 1997, and (iii) except as permitted by Paragraph 7 of the Stipulation and Agreement, the distributions to holders of Allowed Unsecured Claims in classes 4A through 4I are not otherwise impacted in a manner which has an impact disproportionate to such classes from the impact, if any, upon the distributions to any other class of Claims or Equity Interests.

          "Net Avoidance Litigation Proceeds" means the gross proceeds realized by the Avoidance Litigation Trust in respect of all of the Debtors' Causes of Action pursuant to sections 510, 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code net of payment of all expenses of the Avoidance Litigation Trust including, without limitation, (i) payment without duplication of all sums due and owing pursuant to the Avoidance Professional Fee Reimbursement Note, and
(ii) any set-off effected by the holders of Resulting Claims pursuant to Section
8.7 hereof.

          "Net Cash Proceeds" means the gross proceeds in Cash realized from the sale of capital stock of Newco net of Cash payments, if necessary to cause the occurrence of the Consummation Date, in an amount equal to the aggregate of (i) Administration Expense Claims, including, without limitation, all DIP Claims,
(ii) Priority Non-Tax Claims, (iii) Priority Tax Claims, and (iv) any other Cash payments necessary to cause the occurrence of the Consummation Date other than the Toy Biz Cash Distribution and the Required Secured Lender Consideration.

          "Net MAFCO Litigation Proceeds" means the gross proceeds realized by the MAFCO Litigation Trust in respect of all of the MAFCO Causes of Action net of payment of all expenses of the MAFCO Litigation Trust including, without limitation, payment without duplication of all sums due and owing pursuant to the MAFCO Professional Fee Reimbursement Note.

          "New Investors" means the entities set forth on Exhibit 12 hereto and the holders of Fixed Senior Secured Claims exercising the right to purchase Convertible Preferred Stock in accordance with Section 4.2(b)(i)(A)(6) hereof.

          "New Panini Securities" means debt securities of Newco having a present value as of the Consummation Date of twenty seven million dollars ($27,000,000) as determined by a fairness opinion (taking into account, inter
                                                                        -----
alia, the liquidity of the securities) of a nationally recognized investment
----
banking firm reasonably acceptable to Toy Biz and the Panini Lenders, provided,
                                                                      --------
however, that such securities may be equity securities with the consent of the
-------
holders two-thirds in amount of the Contingent Senior Secured Claims.

          "Newco" means Toy Biz, as its name may be changed, from and after the Consummation Date.

          "Newco Common Stock" means the issued and outstanding shares of common stock of Newco as of the Consummation Date.

          "Newco Guaranty" means an absolute and unconditional guaranty of Newco and its subsidiaries secured by a valid, binding, enforceable and perfected first priority lien against the Panini Stock to be executed and delivered by Newco in the form annexed hereto as Exhibit 13 subject to non-substantive changes, pursuant to which Newco and its subsidiaries shall guaranty the Restructured Panini Obligations; provided, however, that such guaranty obligation shall be limited
             --------  -------
to forty million dollars ($40,000,000), thirteen million dollars ($13,000,000) of which shall be payable in Cash on the Consummation Date and the remainder of which shall be payable, at the election of Newco, in the form of either Cash or debt securities of Newco having a then present value of twenty seven million dollars ($27,000,000) as the latter value may be determined by a fairness opinion (taking into account, inter alia, the liquidity of the securities) of a
                              ----- ----
nationally recognized investment banking firm reasonably acceptable to Newco and the Panini Lenders; provided, further, that such securities may be equity
                    --------  -------
securities with the consent of the holders two-thirds in amount of the Contingent Senior Secured Claims.

          "Other Secured Claims" means any Secured Claim not constituting a Senior Secured Claim.

          "Panini" means Panini S.p.A.

          "Panini Comic Distribution Agreement" means that certain agreement to manufacture, reprint, publish and sell Marvel Comics dated December 1995 between Panini and Entertainment.

          "Panini Entities" means Panini and its subsidiaries.

          "Panini Indemnified Liabilities" means any and all claims, liabilities, obligations, losses, damages, distributions, recoveries, penalties, actions, judgments, suits, costs, expenses (including reasonable fees and expenses of counsel and other professionals) and disbursements of any kind whatsoever which may at any time be imposed on, incurred by or asserted against any Panini Entity in any way relating to, or arising out of, directly or indirectly, any contracts or other agreements to which any of the Debtors are party, including, without limitation, the NBA License Agreement, provided,
                                                                 --------
however, that (i) obligations to repay the Panini Lenders pursuant to the Panini
-------
Credit Agreements shall not constitute Panini Indemnified Liabilities and (ii) the Debtors shall not be responsible for making any royalty payments owed to or for the benefit of the National Basketball Association under the NBA License Agreement solely in respect of sticker sales or card sales made by the Panini Entities from and after the Consummation Date; provided that Newco shall control
                                               -------- ----
the prosecution, settlement or resolution of such Panini Indemnified Liabilities and provided further that the Panini Entities shall not assert any claims against Newco in respect of Panini Indemnified Liabilities that are asserted outside of any applicable statute of limitations period.

          "Panini Indemnity" means an indemnity in the form of Exhibit 14 hereto, subject to non-substantive changes, pursuant to which Newco and its subsidiaries will indemnify and hold harmless the Panini Entities from and against any and all claims, liabilities, obligations, losses, damages, distributions, recoveries, penalties, actions, judgments, suits, costs, expenses (including reasonable fees and expenses of counsel and other professionals) and disbursements of any kind whatsoever which may at any time be imposed on, incurred by or asserted against any Panini Entity in any way relating to, or arising out of directly or indirectly, any contracts or other agreements to which any of the Debtors are party, including, without limitation, the NBA License Agreement, provided, however, that (i) obligations to repay the Panini
                   --------  -------
Lenders pursuant to the Existing Credit Agreements shall not constitute Panini Indemnified Liabilities and (ii) Newco shall not be responsible for making any royalty payments owed to or for the benefit of the National Basketball Association under the NBA License Agreement solely in respect of sticker sales or card sales made by Panini from and after the Consummation Date.

          "Panini Lenders" means each of the holders of Panini Obligations arising under the Existing Panini Credit Agreements including any holder of a Panini Obligation through the Panini Participation Agreements.

          "Panini Liquidation Event" means the commencement of any insolvency proceeding under the laws of the Republic of Italy or other applicable law which mandates the liquidation of Panini.

          "Panini Obligations" means all of the obligations of the Panini Entities arising under the Existing Panini Credit Agreements including, without limitation, outstanding principal, accrued and unpaid interest, fees, costs, expenses, charges and any other amounts owing under the Existing Panini Credit Agreements.

          "Panini Participation Agreement" means, collectively, (i) the Participation Agreement dated as of August 30, 1994 among Istituto Bancario San Paolo di Torino, S.p.A., New York Limited Branch, as Italian Lender, The Chase Manhattan Bank, as Administrative Agent, and the financial institutions signatory thereto, as participants and (ii) the Participation Agreement dated as of August 5, 1997 among The Chase Manhattan Bank, as Lender, The Chase Manhattan Bank, as Administrative Agent, and the financial institutions signatory thereto, as participants.

          "Panini Sticker Agreement" means that certain License Agreement dated as of November 15, 1996 by and between Characters and Panini.

          "Panini Stock" means all of the issued and outstanding capital stock of Panini.

          "Panini Subordination Agreement" means the subordination agreement dated as of August 5, 1997 by and among (a) each of the Junior Participating Lenders (as defined therein), (b) the Junior Direct Lenders (as defined therein), and (c) Chase as a Senior Lender (as defined therein) and as agent on behalf of itself and the other Senior Lenders (as defined therein).

          "Perlmutter Capital Contribution" shall mean an amount of Cash equal to one million five hundred thousand dollars ($1,500,000).

          "Petition Date" means December 27, 1996, the date on which each of the Debtors filed its voluntary petition for relief under the Bankruptcy Code.

          "Pledged Shares" means the shares of common stock of Entertainment which are owned by Holdings I and Holdings II and pledged to secure the Holdings Notes pursuant to the Indentures and which have not been distributed to holders of the Holdings Notes pursuant to orders of court dated March 3, 1998 (as amended and supplemented by orders dated March 17, 1998 and April 9, 1998) and which are otherwise subject to the lien in favor of LaSalle pursuant to the terms of the Indentures.

          "Plan of Reorganization" means this Fourth Amended Joint Plan of Reorganization Proposed By the Secured Lenders and Toy Biz, Inc. dated as of July__, 1998, including, without limitation, the exhibits and schedules hereto, as the same may be amended or modified from time to time in accordance with the terms hereof.

          "Plan Warrant Agreement" means that certain Warrant Agreement in the form of Exhibit 15 hereto, subject to non-substantive changes.

          "Plan Warrants" means warrants exercisable not later than the fourth
(4th) anniversary of the Consummation Date entitling the holder thereof to acquire one share of Newco Common Stock, subject to customary anti-dilution protections, based upon an exercise price of seventeen dollars and twenty-five cents ($17.25) per share and otherwise upon the terms and conditions contained in the Plan Warrant Agreement.

          "Priority Non-Tax Claim" means any Claim of a kind specified in section 507(a)(2), (3), (4), (5), (6), (7) or (9) of the Bankruptcy Code.

          "Priority Tax Claim" means any Claim of a governmental unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

          "Professional Fee Reimbursement Notes" means the Avoidance Professional Fee Reimbursement Note and the MAFCO Professional Fee Reimbursement Note.

          "Proponents" means Toy Biz and the Secured Lenders.

          "Qualifying Transaction" means a transaction to be closed not later than ten (10) days after the Confirmation Date to acquire all or a portion of the capital stock of Newco which transaction generates Net Cash Proceeds equal to or greater than the sum of (i) the Toy Biz Cash Distribution, (ii) the Required Secured Lender Consideration, and (iii) the amounts (other than Excess Proceeds) due to holders of Allowed Unsecured Claims pursuant to Section 4.4(a)(ii) hereof, provides for the issuance and distribution by the purchaser of warrants substantially identical to the Stockholder Series A Warrants, Stockholder Series B Warrants, and Stockholder C Warrants otherwise required to be distributed pursuant to this Plan of Reorganization, is otherwise consistent with the terms of this Plan of Reorganization and has been approved as to the Newco Guaranty by Requisite Panini Lender Consent.

          "Ratable Proportion" means, with reference to any distribution on account of any Allowed Claim or Allowed Equity interest in any class or subclass, as applicable, a distribution equal in amount to the ratio(as a percentage) that the amount of such Allowed Claim or Allowed Equity interest, as applicable, bears to the aggregate amount of Allowed Claims or Allowed Equity Interests of the same class or subclass, as applicable.

          "Releasing Party" has the meaning given to it in the Stipulation and Agreement.

          "Reorganization Cases" means the cases commenced under chapter 11 of the Bankruptcy Code by the Debtors.

          "Required Secured Lender Consideration" means four hundred and thirty five million dollars ($435,000,000) in Cash payable in respect of the Fixed Senior Secured Claims or such other amount which has been approved by Requisite Secured Lender Consent.

          "Requisite Panini Lender Consent" means the written consent of holders of Designated Contingent Senior Secured Claims holding a majority in dollar amount of the aggregate Designated Contingent Senior Secured Claims.

          "Requisite Secured Lender Consent" means the written consent of holders of Designated Fixed Senior Secured Claims holding at least eighty five percent (85%) in amount of such Designated Fixed Senior Secured Claims.

          "Restructured Panini Loan Documents" means loan documents (i) extending the maturity of the Panini Obligations until thirty-six (36) months after the earlier of (a) the Consummation Date or (b) March 31, 1998; (ii) providing that interest in respect of the obligations evidenced by the Existing Panini Senior Credit Agreements shall be paid monthly at the non-default rate thereof; (iii) providing that interest in respect of the obligations evidenced by the Existing Panini Junior Credit Agreements may, at the election of Newco, be paid in Cash or in kind by the issuance of additional notes on a quarterly basis on the last day of March, June, September and December until December 31, 1998, in either case at the non-default rate thereof; (iv) containing customary and reasonable defaults for a transaction of this nature, it being understood and agreed that all defaults which predate the Consummation Date shall be waived and that there shall be no events of default which are inconsistent with the transactions contemplated hereby; (v) requiring Panini to commence paying interest in respect of the obligations evidenced by the Existing Panini Junior Credit Agreements, at the non-default rate thereof, in Cash by making one quarterly Cash interest payment as of January 1, 1999 (on the principal amount thereof including any capitalized amounts) in advance, and thereafter making quarterly Cash interest payments (on the principal amount thereof including any capitalized amounts) in arrears on the last day of March, June, September and December until maturity, it being understood that the first quarterly interest payment in arrears will be due on June 30, 1999 and that no payment will be due on March 31, 1999; (vi) fixing the non-default rate of interest in respect of the Panini Obligations at the same rate as in the Existing Panini Credit Agreements; (vii) fixing the default rate of interest in respect of the Panini Obligations at two hundred (200) basis points above the non-default rate of interest in the Existing Panini Credit Agreements; (viii) containing cure periods consistent with those contained in the Existing Panini Credit Agreements but in no event less than five (5) Business Days; and (ix) which are otherwise in form and substance reasonably acceptable to Toy Biz and the Panini Lenders.

          "Restructured Panini Obligations" means all of the obligations under the Restructured Panini Loan Documents.

          "Resulting Claim" means any Claim arising pursuant to section 502(h) of the Bankruptcy Code from the recovery of property under section 550 of the Bankruptcy Code.

          "Schedules" means the schedules of assets and liabilities and the statements of financial affairs filed by the Debtors under section 521 of the Bankruptcy Code and the Official Bankruptcy Forms of the Bankruptcy Rules as such schedules and statements have been or may be supplemented or amended.

          "Secured Claim" means a Claim secured by a Lien on Collateral to the extent of the value of such Collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or, in the event that such Claim is subject to setoff under section 553 of the Bankruptcy Code, to the extent of such setoff.

          "Secured Lenders" means those holders of Senior Secured Claims set forth on Exhibit 16 hereof.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "Senior Secured Claim" means any Contingent Senior Secured Claim and any Fixed Senior Secured Claim.

          "Settlement Amount" means three million five hundred thousand dollars ($3,500,000) in Cash.

          "Shareholder Agreement" means a shareholders' agreement by and between Isaac Perlmutter, Isaac Perlmutter, T.A., Zib Inc., Avi Arad, the New Investors and the Secured Lenders in form and substance reasonably acceptable to each of the foregoing and Toy Biz.

          "Standstill Agreements" means the Agreements to be executed and delivered by High River, Westgate and certain of their Affiliates on the Consummation Date in the form of Exhibit 17 hereto, subject to non-substantive changes.

          "Stipulation and Agreement" means the Stipulation and Agreement Effecting Consensual Amendment to the Third Amended Joint Plan of Reorganization Proposed by the Secured Lenders and Toy Biz, Inc. dated as of July 30, 1998 by and among Toy Biz, Isaac Perlmutter, Isaac Perlmutter T.A., Zib Inc., Avi Arad, Joseph M. Ahearn, James S. Carluccio, Alan Fine, James F. Halpin, Morton E. Handel, Alfred A. Piergallini, Donald E. Rosenblum, Paul R. Verkuil, Mark Dickstein, Dickstein & Co. L.P., Dickstein Focus Fund, L.P., Dickstein International Limited, Dickstein Partners L.P., DPI, the Trustee, Chase individually and on behalf of those holders of Senior Secured Claims which authorize Chase to sign the Stipulation and Agreement on their behalf pursuant to the Master Agreement Amendment, Chase as a holder of a DIP Claim, CIBC, Inc. as a holder of a DIP Claim, Goldman Sachs Credit Partners L.P. as a holder of a DIP Claim, Lehman Commercial Paper Inc. as a holder of a DIP Claim, The Long Term Credit Bank of Japan, Ltd., Los Angeles Agency as a holder of a DIP Claim, The Sumitomo Bank, Limited as a holder of a DIP Claim, High River,

Carl Icahn, Westgate, Vincent Intrieri, LaSalle, the Creditors Committee and the Equity Committee.

          "Stockholder Series A Warrants" means warrants exercisable on or before the third (3rd) anniversary of the Consummation Date entitling the holder thereof to acquire one share of Newco Common Stock, subject to customary anti-dilution protections, based upon an initial exercise price of twelve dollars ($12.00) per share and otherwise upon the terms and conditions contained in the Stockholder Series A Warrant Agreement.

          "Stockholder Series B Warrants" means warrants entitling the holder thereof to acquire one share of Convertible Preferred Stock at an initial exercise price of ten dollars and sixty-five cents($10.65) per share, subject to increase as provided in the Stockholder Series B Warrant Agreement and subject to customary anti-dilution protections, which warrants will be issued in one or more series, with all such warrants having the same Warrant Distribution Date constituting the same series and with the warrants in each such series being exercisable until the first (1st) Business Day occurring more than six months after the Warrant Distribution Date of such series, and otherwise having the terms and conditions contained in the Stockholder Series B Warrant Agreement.

          "Stockholder Series C Warrants" means warrants exercisable on or before the fourth (4th) anniversary of the Consummation Date entitling the holder thereof to acquire one share of Newco Common Stock, subject to customary anti-dilution protections, based upon an initial exercise price of eighteen dollars and fifty cents ($18.50) per share and otherwise upon the terms and conditions contained in the Stockholder Series C Warrant Agreement.

          "Stockholder Series A Warrant Agreement" means that certain Warrant Agreement in the form of Exhibit 18 hereto, subject to non-substantive changes.

          "Stockholder Series B Warrant Agreement" means that certain Warrant Agreement in the form of Exhibit 19 hereto, subject to non-substantive changes.

          "Stockholder Series C Warrant Agreement" means that certain Warrant Agreement in the form of Exhibit 20 hereto, subject to non-substantive changes.

          "Subsidiary Equity Interests" means the Equity Interests in any of the Debtors held by any of the other Debtors.

          "Substantial Contribution Application" means any application for compensation or reimbursement of expenses pursuant to sections 503(b)(3) or (4) of the Bankruptcy Code.

          "Term Loan Facility" means a term loan facility or other financing arrangement for Newco and its subsidiaries in the amount of at least two hundred million dollars ($200,000,000) less any amount by which the Working Capital Facility exceeds fifty million dollars ($50,000,000) that may be secured by all or substantially all of the assets of Newco upon market rate terms and conditions and otherwise in form and substance reasonably acceptable to the Proponents.

          "Toy Biz" means Toy Biz, Inc., a Delaware corporation.

          "Toy Biz Cash Distribution" means an amount of Cash equal to the aggregate of (a) two hundred and eighty million dollars ($280,000,000), (b) any commitment or facility fees actually paid in connection with obtaining financing commitments required by this Plan of Reorganization, (c) the fees, expenses and costs of Toy Biz's attorneys, investment bankers, and other professionals incurred in connection with the Reorganization Cases and the transactions contemplated hereby, including, without limitation, in connection with or related to the preparation of any proxy statement, the making of any securities registration and the solicitation of any proxies for Toy Biz in an amount not to exceed in the aggregate (i) three million five hundred thousand dollars ($3,500,000) for the period through and including November 30, 1997, (ii) one million dollars ($1,000,000) for a fairness opinion, (iii) one million, five hundred thousand dollars ($1,500,000) as a success fee, and (iv) an average of six hundred and twenty-five thousand dollars ($625,000) per month thereafter through and including the Consummation Date, and (d) the Breakup Fee.

          "Transaction" means the transactions contemplated by the Merger Agreement, and/or, to the extent applicable, the documents governing any Qualifying Transaction.

          "Transmittal Material" shall mean the materials in the form of Exhibit 21 hereto, subject to non-substantive changes, which shall be distributed in connection with all Warrants distributed pursuant to this Plan of Reorganization.

          "Trustee" means John J. Gibbons solely in his capacity as chapter 11 trustee for the Debtors.

          "Unsecured Claim" means any Claim against a Debtor that is not an Administration Expense Claim, a Priority Non-Tax Claim, a Priority Tax Claim, a DIP Claim, a Secured Claim, a Class Securities Litigation Claim, the LaSalle Claim or any deficiency Claim in respect of any Senior Secured Claim.

          "Unsecured Creditor Payment" means Cash in an amount equal to fifteen percent (15%) of the aggregate amount of Allowed Unsecured Claims plus two million dollars ($2,000,000), but in no event more than eight million dollars ($8,000,000) in the aggregate.

          "U.S. Trustee" means the United States Trustee appointed under section 581, title 28, United States Code to serve in the District of Delaware.

          "Warrant Liquidation Agent" means a financial institution to be selected by Toy Biz no later than the Consummation Date subject to the approval of the Trustee not to be unreasonably withheld or delayed and retained by Newco pursuant to the Warrant Liquidation Agency Agreement.

          "Warrant Liquidation Agency Agreement" means an agreement in form and substance reasonably satisfactory to the Proponents and the Trustee.

          "Warrant Distribution Date" means the first to occur of (i) the date on which Newco substantially completes the distribution of a series of Stockholder Series B Warrants to the record holders of the applicable Claims or Equity Interest in accordance with this Plan of Reorganization, or (ii) the date on which such Stockholder Series B Warrants are distributed to the Warrant Liquidation Agent.

          "Warrants" means the Plan Warrants, the Stockholder Series A Warrants, the Stockholder Series B Warrants and the Stockholder Series C Warrants.

          "Westgate" means Westgate International L.P.

          "Working Capital Facility" means a revolving credit loan facility for Newco and its subsidiaries in an amount of at least fifty million dollars ($50,000,000) less the amount by which the Term Loan Facility exceeds two hundred million ($200,000,000) upon market rate terms and conditions and otherwise in form and substance reasonably acceptable to the Proponents.

     B.   Interpretation; Application of
          Definitions and Rules of Construction
          -------------------------------------

          Unless otherwise specified, all Section, schedule or exhibit references in this Plan of Reorganization are to the respective Section in, article of, or schedule or exhibit to, this Plan of Reorganization, as the same may be amended, waived, or modified from time to time. The words "herein," "hereof," "hereto," "hereunder," and other words of similar import refer to this Plan of Reorganization as a whole and not to any particular

Section, subsection or clause contained in this Plan of Reorganization. Except as otherwise expressly provided herein, a term used herein that is not defined herein shall have the meaning assigned to that term in the Bankruptcy Code. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of this Plan of Reorganization. The headings in this Plan of Reorganization are for convenience of reference only and shall not limit or otherwise affect the provisions hereof.

     C.   Exhibits and Schedules
          ----------------------

          All Exhibits and Schedules to this Plan of Reorganization are contained in a supplemental Exhibit filed with the Clerk of the Bankruptcy Court contemporaneously herewith.

     SECTION 2.  PROVISIONS FOR PAYMENT OF ADMINISTRATION
                 EXPENSE CLAIMS AND PRIORITY TAX CLAIMS
                 ----------------------------------------

          2.1.  Administration Expense Claims.
                -----------------------------

          On the Consummation Date, each holder of an Allowed Administration Expense Claim (including all DIP Claims) shall be paid by Newco on account of such Allowed Administration Expense Claim an amount in Cash equal to the amount of such Allowed Administration Expense Claim, except to the extent that any entity entitled to payment of any Allowed Administration Expense Claim agrees to a different treatment of such Administration Expense Claim; provided, that Allowed Administration Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors in Possession shall be assumed and paid by Newco in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to such transactions.

          This Plan of Reorganization constitutes a motion by the Proponents to fix a bar date for the filing of Administrative Expense Claims other than the Administration Expense Claims treated under Section 2.2 hereof, which shall be a date fixed by order of the Bankruptcy Court.

          2.2   Compensation and Reimbursement Claims.
                -------------------------------------

          All entities seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Consummation Date under section 330 or 503(b)(2) of the Bankruptcy Code (a) shall file their respective final applications for allowances of compensation for services rendered and reimbursement of expenses incurred by the date that is forty-five (45) days after the Consummation Date and, if granted such an award by the Bankruptcy Court, (b) shall be paid in full by Newco in such amounts as are allowed by the Bankruptcy Court (i) upon the later of (A) the Consummation Date, and (B) the date upon which the order relating to any such Administration Expense Claim becomes a Final Order or (ii) upon such other terms as may be mutually agreed upon between such holder of an Administration Expense Claim and the Proponents or, on and after the Consummation Date, Newco.

          2.3   Priority Tax Claims.
                -------------------

          On the Consummation Date, each holder of an Allowed Priority Tax Claim shall be distributed on account of such Allowed Priority Tax Claim a payment in Cash equal to the amount of such Allowed Priority Tax Claim.


     SECTION 3.   CLASSIFICATION OF CLAIMS
                  AND EQUITY INTERESTS
                  ------------------------

          Claims against and Equity Interests in the Debtors are divided into the following classes:


Class 1   -   Priority Non-Tax Claims

Class 2   -   Senior Secured Claims

     Subclass 2A    -   Fixed Senior Secured Claims
     Subclass 2B    -   Contingent Senior Secured Claims

Class 3   -   Other Secured Claims

     Subclass 3A    -   Entertainment
     Subclass 3B    -   The Asher Candy Company
     Subclass 3C    -   Fleer Corp.
     Subclass 3D    -   Frank H. Fleer Corp.
     Subclass 3E    -   Heroes World Distribution, Inc.
     Subclass 3F    -   Malibu Comics Entertainment, Inc.
     Subclass 3G    -   Marvel Characters, Inc.
     Subclass 3H    -   Marvel Direct Marketing Inc.
     Subclass 3I    -   SkyBox International Inc.

Class 4   -   Unsecured Claims

     Subclass 4A    -   Entertainment
     Subclass 4B    -   The Asher Candy Company
     Subclass 4C    -   Fleer Corp.
     Subclass 4D    -   Frank H. Fleer Corp.
     Subclass 4E    -   Heroes World Distribution, Inc.
     Subclass 4F    -   Malibu Comics Entertainment, Inc.
     Subclass 4G    -   Marvel Characters, Inc.
     Subclass 4H    -   Marvel Direct Marketing Inc.
     Subclass 4I    -   SkyBox International Inc.
     Subclass 4J    -   Intercompany Claims
     Subclass 4K    -   LaSalle Claim

Class 5   -   Class Securities Litigation Claims

Class 6   -   Equity Interests

     Subclass 6A    -   Entertainment
     Subclass 6B    -   Subsidiary Equity Interests

Class 7   -   Existing Warrants

     SECTION 4.     PROVISIONS FOR TREATMENT OF CLAIMS
                    AND EQUITY INTERESTS UNDER THE PLAN
                    -----------------------------------

          4.1  Priority Non-Tax Claims (Class 1).
               ---------------------------------

          On the Consummation Date, each holder of an Allowed Priority Non-Tax Claim shall be distributed on account of such Allowed Priority Non-Tax Claim a payment in Cash equal to the amount of its Allowed Priority Non-Tax Claim.

          4.2  Senior Secured Claims (Class 2).
               -------------------------------

               (a)  Allowance of Senior Secured Claims. On the Consummation
                    ----------------------------------
Date, the Claims of each holder of a Senior Secured Claim under each of the Existing Credit Agreements shall be allowed in an amount equal to the amount owing to such holder under the applicable Existing Credit Agreement as of the date hereof, together with interest, fees, charges and other amounts owing under the Existing Credit Agreement through the Consummation Date, but in no event more than an amount equal to the sum of (i) the value of the Collateral as of the Consummation Date securing such Senior Secured Claim, and (ii) any Claim for adequate protection relating to the Collateral, arising out of that certain Revolving Credit Guaranty Agreement by and among Entertainment, the other Debtors and Chase dated December 27, 1996, the order entered by the Bankruptcy Court on January 24, 1997, or any amendments entered into or further orders entered by the Bankruptcy Court with respect to either of the foregoing.


               (b)  Treatment of Allowed Fixed Senior Secured Claims (Subclass
                    ----------------------------------------------------------
2A).
---

                    (i) No Qualifying Transaction.
                        -------------------------

          (A) Distributions. In the event that no Qualifying Transaction closes,
              -------------
each holder of an Allowed Fixed Senior Secured Claim shall be distributed, subject to increase or decrease pursuant to Section 9.5 hereof, on the Consummation Date, in full and complete satisfaction and discharge of its Fixed Senior Secured Claims, its Ratable Proportion of:

     (1) two hundred thirty one million, seven hundred and fifty thousand dollars ($231,750,000) in Cash less the sum of (a) the actual amount distributed to the holders of DIP Claims for permanent application against principal from the proceeds of the sale of the Confection Business, and (b) all other amounts paid to satisfy the outstanding principal amount of the DIP Claims (exclusive of any increase in the amount of the DIP Claims from and after October 7, 1997 including, without limitation, any interest or charges which may accrue and all amounts advanced under the DIP Credit Agreements);

     (2) thirteen million, one hundred thousand (13,100,000) shares of Newco Common Stock;

     (3) seven million nine hundred thousand (7,900,000) shares of Convertible Preferred Stock;

     (4) [intentionally deleted];

     (5) one thousand (1,000) shares of new common stock of each of the Debtors other than Entertainment representing one hundred percent (100%) of the issued and outstanding stock of such Debtors, which stock shall be transferred to Newco in accordance with section 6.15 hereof;

     (6) the right to purchase up to forty million dollars ($40,000,000) of Convertible Preferred Stock of Newco as New Investors that would otherwise be issued to the New Investors set forth on Exhibit 12; and

     (7) four and nine tenths percent(4.9%) of the Net Avoidance Litigation Proceeds to be distributed pursuant to Section 7.4(a) hereof.

Subject to the preceding sentence and without duplication, Chase and the holders of Senior Secured Claims shall be reimbursed for all of the professional fees, costs and expenses of professionals engaged by Chase in its capacity as agent or to act on behalf of all holders of Senior Secured Claims, including, without limitation, all fees and expenses of counsel and financial advisors incurred in connection with the Reorganization Cases, provided, however, that in no event
                                          --------  -------
shall the aggregate value (as of the Consummation Date) of the property distributed to holders of Fixed Senior Secured Claims exceed the amount of such Fixed Senior Secured Claims or the sum of (i) the value (as of the Consummation
Date), of the collateral securing such Fixed Senior Secured Claims, and (ii) any Claim for adequate protection relating to the collateral, arising out of that certain Revolving Credit Guaranty Agreement by and among Entertainment, the other Debtors and Chase dated December 27, 1996, the order entered by the Bankruptcy Court on January 24, 1997, or any amendments entered into or further orders entered by the Bankruptcy Court with respect to either of the foregoing.

          (B) Intentionally Deleted.
              ---------------------

                    (ii)  Qualifying Transaction.  In the event of a Qualifying
                          ----------------------
Transaction, each holder of an Allowed Fixed Senior Secured Claim shall be distributed on the Consummation Date, in full and complete satisfaction and discharge of its Fixed Senior Secured Claims, its Ratable Proportion of all consideration received in connection with such transaction other than (i) the Toy Biz Cash Distribution, and (ii) any property to be distributed pursuant to Sections 2, 4.1, 4.2(c), 4.3, 4.4, 4.5 and 4.6 hereof; provided, however, that
                                                       --------  -------
in no event shall the holders of Allowed Fixed Senior Secured Claims receive more than payment in full in accordance with the Existing Fleer Credit Agreements.

                    (c)   Treatment of Allowed Contingent Senior Secured Claims
                          -----------------------------------------------------
(Subclass 2B).
-------------

                          (i) No Panini Liquidation Event. If no Panini
                              ---------------------------
Liquidation Event occurs on or prior to Consummation Date, the holders of Allowed Contingent Senior Secured Claims shall receive, on the Consummation Date, in full and complete satisfaction and discharge of their Contingent Senior Secured Claims, the Newco Guaranty of the Restructured Panini Obligations.

                          (ii) Panini Liquidation Event. If a Panini Liquidation
                               ------------------------
Event occurs on or prior to Consummation Date, the holders of Allowed Contingent Senior Secured Claims shall receive, on the Consummation Date, in full and complete satisfaction and discharge of their Contingent Senior Secured Claims, their Ratable Proportion of the New Panini Securities and thirteen million dollars ($13,000,000) of Cash.

          4.3  Other Secured Claims (Class 3).
               ------------------------------

          On the Consummation Date, each holder of an Allowed Other Secured Claim in each subclass of Class 3 (Other Secured Claims) shall in full and complete satisfaction and discharge of its Other Secured Claim (a) be distributed on account of such Allowed Other Secured Claim Cash equal to such Allowed Other Secured Claim, (b) be distributed on account of such Allowed Other Secured Claim the Collateral securing such Allowed Other Secured Claim or (c) have such Allowed Other Secured Claim reinstated as against the applicable Reorganized Debtor and made unimpaired in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable non-bankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand and receive payment of such Claim prior to the stated maturity of such Claim from and after the occurrence of a default. Such treatment shall be determined by the Proponents.

          4.4  Unsecured Claims (Class 4).
               --------------------------

               (a)  Distributions.
                    -------------

                    (i) No Qualifying Transaction.
                        -------------------------

                    In the event that no Qualifying Transaction occurs and except as set forth in Sections 4.4(b) and 4.4(c) hereof, in full and complete satisfaction and discharge of its Allowed Unsecured Claim, each holder of an Allowed Unsecured Claim in each of Subclass 4A (Entertainment), Subclass 4B (The Asher Candy Company), Subclass 4C (Fleer Corp.), Subclass 4D (Frank H. Fleer Corp.), Subclass 4E (Heroes World Distribution, Inc.), Subclass 4F (Malibu Comics Entertainment, Inc.), Subclass 4G (Marvel Characters, Inc.), Subclass 4H (Marvel Direct Marketing Inc.) and Subclass 4I (Skybox International Inc.)of Class 4 (Unsecured Claims) shall, to the extent not paid prior to the Consummation Date, be distributed, subject to increase or decrease pursuant to
Section 9.5 hereof:

     (1) its Ratable Proportion of the Unsecured Creditor Payment;

     (2) its Ratable Proportion of one million (1,000,000) Plan Warrants plus three (3) Plan Warrants for each eighty dollars ($80) of Allowed Unsecured Claims in excess of twenty million dollars ($20,000,000) but in no event more than one million seven hundred and fifty thousand (1,750,000) Plan Warrants in the aggregate;

     (3) its Ratable Proportion of the thirty percent (30%) interest in the Net Avoidance Litigation Proceeds to be distributed pursuant to Section 7.4(b) hereof;

     (4) its Ratable Proportion of the first four million five hundred thousand dollars ($4,500,000) of Net MAFCO Litigation Proceeds plus a thirty percent (30%) interest in any Net MAFCO Litigation Proceeds in excess of four million five hundred thousand dollars ($4,500,000) to be distributed pursuant to Section 7.4(b) hereof; and

     (5) its Ratable Proportion of eight hundred thirty two thousand five hundred (832,500) Stockholder Series A Warrants, nine hundred thirty six thousand five hundred sixty three (936,563) Stockholder Series B Warrants, and one million six hundred eighteen thousand seven hundred fifty (1,618,750) Stockholder Series C Warrants.

The number of Warrants to be distributed hereunder is subject to increase or decrease pursuant to Section 9.5 hereof.

                    (ii) Qualifying Transaction.
                         ----------------------

                    In the event that a Qualifying Transaction occurs and except as set forth in Sections 4.4(b) and 4.4(c) hereof, in full and complete satisfaction and discharge of its Allowed Unsecured Claim, each holder of an Allowed Unsecured Claim in each of Subclass 4A (Entertainment), Subclass 4B (The Asher Candy Company), Subclass 4C (Fleer Corp.), Subclass 4D (Frank H. Fleer Corp.), Subclass 4E (Heroes World Distribution, Inc.), Subclass 4F (Malibu Comics Entertainment, Inc.), Subclass 4G (Marvel Characters, Inc.), Subclass 4H (Marvel Direct Marketing Inc.) and Subclass 4I (Skybox International Inc.) of Class 4 (Unsecured Claims) shall, to the extent not paid prior to the Consummation Date, be distributed the same property as set forth in Section 4.4(a)(i) above except that each holder of an Allowed Unsecured Claim shall receive in lieu of the Plan Warrants to be distributed pursuant to Section 4.4(a)(i)(2) above one dollar and thirty cents ($1.30) for each Plan Warrant which would have otherwise been distributed to such holder. In addition, holders of Allowed Unsecured Claims shall receive all Excess Proceeds until all holders of Allowed Unsecured Claims have received payment in full.

               (b)  Intercompany Claims. Each holder of an Allowed Intercompany
                    -------------------
Claim shall receive, in full and complete satisfaction and discharge of its Intercompany Claim, its Ratable Proportion of one dollar ($1). In lieu thereof, at the election of the Proponents, any Intercompany Claims shall be treated as contributions to the capital of the obligor on such Intercompany Claims.

               (c)  LaSalle Claim. LaSalle shall receive the LaSalle Settlement
                    -------------
Amount in full and complete satisfaction and discharge of the LaSalle Claim; provided, however, that nothing contained herein shall be construed as a
--------  -------
discharge of obligations (other than those of the Debtors and their subsidiaries) under the Indentures.

          4.5  Class Securities Litigation Claims (Class 5).
               --------------------------------------------

               (a)  Distributions. Subject to allocation between holders of
                    -------------
Allowed Class Securities Litigation Claims and holders of Allowed Equity Interests in Subclass 6A (Entertainment) of Class 6 (Equity Interests) in accordance with Section 4.5(b) hereof, each holder of an Allowed Class Securities Litigation Claim shall be distributed, in full and complete satisfaction and discharge of its Allowed Class Securities Litigation on account of such Allowed Class Securities Litigation Claim its Ratable Proportion of (i) two million eight hundred sixty seven thousand five hundred (2,867,500) Stockholder Series A Warrants, (ii) one million eight hundred thirty eight thousand four hundred thirty eight (1,838,438) Stockholder Series B Warrants, (iii) four million eight hundred fifty six thousand two hundred fifty (4,856,250) Stockholder Series C Warrants, and (iv) Net MAFCO Litigation Proceeds in the amounts set forth in Section 7.4 below, and, in the event a Qualifying Transaction closes pursuant to which holders of Fixed Senior Secured Claims and holders of Unsecured Claims are paid in full, all Excess Proceeds not distributed to holders of Unsecured Claims. The number of Warrants distributed hereunder is subject to increase or decrease pursuant to Section 9.5 hereof.

               (b)  Calculation of Distribution. For purposes of effecting
                    ---------------------------
distributions hereunder on account of Allowed Class Securities Litigation Claims and Allowed Equity Interests in Subclass 6A (Entertainment) of Class 6 (Equity Interests), any judgment evidencing any Allowed Class Securities Litigation Claim shall be converted into an implied number of shares of common stock of Entertainment calculated as the quotient of (i) the aggregate amount of any such judgment, divided by (ii) the average of intraday high and low average sales prices of a share of common stock of Entertainment on the New York Stock Exchange, as reported in The Wall Street Journal (National Edition) for the ten
                         -----------------------
consecutive trading days ending on the trading day immediately preceding the date of the commencement of any action underlying any Allowed Class Securities Litigation Claim.

               (c)  Parity of and Limitation on Distributions. The distributions
                    -----------------------------------------
to be made under this Section 4.5 on account of Allowed Class Securities Litigation Claims shall be made on the basis of parity with the Equity Interests in Subclass 6A (Entertainment) of Class 6 (Equity Interests) and subject to the limitation that holders of Allowed Class Securities Litigation Claims and Equity Interests in Subclass 6A (Entertainment) of Class 6 (Equity Interests) shall only be entitled to a single recovery on account of such Claims and Equity Interests.

          4.6  Equity Interests (Class 6).
               --------------------------

               (a)  Entertainment (Subclass 6A).
                    ---------------------------

                    (i)  Distributions. Subject to allocation between holders of
                         -------------
Allowed Class Securities Litigation Claims and holders of Allowed Equity Interests in Subclass 6A (Entertainment) of Class 6 (Equity Interests) in accordance with Section 4.5(b) and 4.5(c) hereof, each holder of record of an Allowed Equity Interest in Subclass 6A (Entertainment) of Class 6 (Equity Interests) as of the Consummation Date shall be distributed, in full and complete satisfaction and discharge of such Allowed Equity Interest, on account of such Allowed Equity

Interest its Ratable Proportion of (i) two million eight hundred sixty seven thousand five hundred (2,867,500) Stockholder Series A Warrants, (ii) one million eight hundred thirty eight thousand four hundred thirty eight (1,838,438) Stockholder Series B Warrants, (iii) four million eight hundred fifty six thousand two hundred fifty (4,856,250) Stockholder Series C Warrants, and (iv) Net MAFCO Litigation Proceeds in the amounts set forth in Section 7.4 below, and in the event a Qualifying Transaction closes pursuant to which holders of Fixed Senior Secured Claims and holders of Unsecured Claims are paid in full, all Excess Proceeds not distributed to holders of Unsecured Claims. The number of Warrants distributed hereunder is subject to increase or decrease pursuant to Section 9.5 hereof.

                    (ii)  Parity of and Limitation on Distributions. The
                          -----------------------------------------
distributions to be made under this Section 4.6 on account of Equity Interests in Subclass 6A (Entertainment) of Class 6 (Equity Interests) shall be made on the basis of parity with the Allowed Class Securities Litigation Claims and subject to the limitation that holders of Allowed Class Securities Litigation Claims and Equity Interests in Subclass 6A (Entertainment) of Class 6 (Equity Interests) shall only be entitled to a single recovery on account of such Claims and Equity Interests.

               (b)  Subsidiary Equity Interest (Subclass 6B). On the
                    ----------------------------------------
Consummation Date, all Subsidiary Equity Interests shall be canceled, and the holders of Subsidiary Equity Interests shall not be entitled to, and shall not, receive or retain any property or interest in property on account of such Subsidiary Equity Interest.

          4.7  Existing Warrants (Class 7).
               ---------------------------

          On the Consummation Date, the Existing Warrants shall be canceled, and the holders of Existing Warrants shall not be entitled to, and shall not, receive or retain any property or interest in property on account of such Equity Interests in Class 7 (Existing Warrants).

     SECTION 5. IDENTIFICATION OF CLASSES OF CLAIMS AND INTERESTS IMPAIRED AND NOT IMPAIRED UNDER THE PLAN; ACCEPTANCE OR REJECTION OF THE PLAN
                    ------------------------------------------------------------

          5.1  Holders of Claims and Equity Interests Entitled to Vote.
               -------------------------------------------------------

          Each of Class 1 (Priority Non-Tax Claims), Class 2 (Senior Secured Claims), Class 3 (Other Secured Claims), Class 4 (Unsecured Claims), Class 5 (Class Securities Litigation Claims), Subclass 6A (Marvel Entertainment Group) of Class 6 (Equity

Interests), Subclass 6B (Subsidiary Equity Interests) of Class 6 (Equity Interests) and Class 7 (Existing Warrants) and, as applicable, each subclass thereof, are impaired hereunder.

          5.2  Nonconsensual Confirmation.
               --------------------------

          The Proponents hereby move to have the Bankruptcy Court confirm this Plan of Reorganization under section 1129(b) of the Bankruptcy Code.

          5.3  Severability of Plan of Reorganization.
               --------------------------------------

          This Plan of Reorganization is, severally, a plan of reorganization for each of the Debtors. In the event that this Plan of Reorganization is not confirmed for all Debtors, then this Plan of Reorganization may not be confirmed for any Debtor without the consent of each of the Proponents, provided, however,
                                                              --------  -------
that this Plan of Reorganization may be confirmed if it can be confirmed for all Debtors other than Immaterial Debtors.

     SECTION 6.     MEANS OF IMPLEMENTATION
                    -----------------------

          6.1  Closing of Transaction.
               ----------------------

          On the Consummation Date, the closing of the Transaction shall occur in accordance with the Merger Agreement and, in the event of a Qualifying Transaction, any other applicable document on the terms and subject to the conditions contained in such Merger Agreement and/or other applicable document, free and clear of all Liens, claims, encumbrances and interests. In connection therewith, all outstanding letters of credit or other similar obligations as set forth on Schedule 6.1 hereto issued for the account of any of the Debtors or the Debtors in Possession under the Existing Credit Agreements or the DIP Credit Agreement, as applicable, shall be (a) canceled and terminated with Chase receiving releases reasonably acceptable to Chase from the beneficiaries thereof, or (b) Newco shall issue a back to back letter of credit in form and substance reasonably acceptable to Chase. In the event that any of the letters of credit set forth on Schedule 6.1 hereto are drawn prior to the Consummation Date, Newco shall reimburse Chase for all amounts (including interest at the non-default rate provided for in the Existing Credit Agreements, fees and other charges) incurred solely in respect of any such letters of credit.

          6.2  Derivative Securities Litigation Claims.
               ---------------------------------------

          Any derivative securities litigation claims are property of the estate of Entertainment under section 541 of the Bankruptcy Code and shall become the property of Newco.

          6.3  Board of Directors of the Reorganized Debtors.
               ---------------------------------------------

          The Board of Directors of Newco immediately following the Consummation Date shall consist of six (6) individuals designated by Toy Biz and the New Investors and five (5) individuals designated by the Secured Lenders. The members of the Board of Directors of Newco, assuming its formation, are or shall be stated in a filing to made with the Bankruptcy Court prior to the Consummation Date. Thereafter, and subject to the Shareholder Agreement, the Board of Directors of Newco shall be elected in accordance with the Charter and Bylaws.

          6.4  Officers of the Reorganized Debtors.
               -----------------------------------

          The initial officers of Newco shall be determined by the Proponents. The selection of officers of the Reorganized Debtors after the Consummation Date shall be as provided in the Charter and Bylaws.

          6.5  Distribution to New Investors.
               -----------------------------

          In the event that no Qualifying Transaction closes, the New Investors shall receive nine million (9,000,000) shares of Convertible Preferred Stock on the Consummation Date in exchange for ninety million dollars ($90,000,000) in Cash.

          6.6  Toy Biz Distribution.
               --------------------

               (a)  No Qualifying Transaction.
                    -------------------------

          In the event that no Qualifying Transaction closes, holders of Toy Biz common stock (other than the Debtors) shall continue to hold the twenty million, three hundred and fifty-two thousand, one hundred twenty-seven (20,352,127) shares of Toy Biz common stock held by them on the Consummation Date and Characters shall continue to hold the seven million three hundred ninety four thousand (7,394,000) shares of Toy Biz common stock held by it.

               (b)  Qualifying Transaction.
                    ----------------------

          In the event that a Qualifying Transaction closes, holders of Toy Biz common stock (other than the Debtors) shall receive on the Consummation Date an amount of Cash equal to the Toy Biz Cash Distribution less the Breakup Fee and certain professional fees which net amount shall be payable in immediately available funds in accordance with instructions to be provided to the Debtors by Toy Biz on or before the Consummation Date.

          6.7   Fees to New Investors.
                ---------------------

                (a)  Professional Fees. On the Consummation Date, DPI as a New
                     -----------------
Investor committing to purchase Convertible Preferred Stock under the Convertible Preferred Stock Purchase Agreement shall be reimbursed by Newco in an amount not to exceed two hundred thousand dollars ($200,000) for all of the professional fees, costs and expenses incurred solely in connection with the preparation and negotiation of the Convertible Preferred Stock Purchase Agreement and related agreements and documentation, it being understood that DPI shall not be reimbursed for any other professional fees, costs or expenses relating to these Reorganization Cases paid to its personal counsel including, without limitation, any litigation relating to the Reorganization Cases, this Plan of Reorganization, the Convertible Preferred Stock Purchase Agreement or Toy Biz.

                (b)  Breakup Fee. In the event that a Qualifying Transaction
                     -----------
closes, the Breakup Fee shall be payable in Cash in immediately available funds to DPI or its assignees.

          6.8   Dissolution of Committees.
                -------------------------

          On the Consummation Date, all statutory committees (other than the Creditors Committee to the extent provided in Section 6.16 hereof) appointed by the U.S. Trustee in the Reorganization Cases shall automatically dissolve and such committees shall cease to exercise any functions and be divested of all rights, powers and duties.

          6.9   Intentionally deleted.
                ---------------------

          6.10  Newco Financing.
                ---------------

          In the event that no Qualifying Transaction closes, Toy Biz shall arrange for Newco to obtain the Term Loan Facility, the Working Capital Facility and investors to purchase ninety million dollars ($90,000,000) of Convertible Preferred Stock for ninety million dollars ($90,000,000) in Cash.

          6.11  Vote of Characters' Toy Biz Stock.
                ---------------------------------

          As of the Consummation Date, Characters shall be deemed to have voted all of its Toy Biz common stock in favor of the Merger Agreement, any Qualifying Transaction and the transactions contemplated hereby.

          6.12  Forgiveness of Panini Obligations.
                ---------------------------------

          On the Consummation Date, each of the Debtors shall forgive all monetary obligations of Panini to such Debtor due and payable as of December 31, 1997.

          6.13  Panini Indemnity.
                ----------------

          On the Consummation Date, Newco shall execute and deliver the Panini Indemnity.

          6.14  Outstanding Toy Biz Stock Interests.  Any outstanding Toy Biz
                -----------------------------------
preferred stock or stock options shall be eliminated prior to the Consummation Date or will only dilute the Newco Common Stock to be distributed pursuant to
Section 6.6 hereof.

          6.15  Distribution of Subsidiary Equity Interests.
                -------------------------------------------

                In connection with and in consideration for the distributions to be made under section 4.2(b)(i) hereof by Entertainment on account of the Allowed Fixed Senior Secured Claims, each holder of a Fixed Senior Secured Claim shall transfer to Entertainment, and Entertainment shall acquire by subrogation, all Fixed Senior Secured Claims against any Debtor other than Entertainment. The distributions of shares of new common stock of Debtors other than Entertainment provided for under section 4.2(b)(i)(A)(5) hereof shall be made directly to Newco.

          6.16  Continuation of Creditors Committee.
                -----------------------------------

          From and after the Consummation Date, the Creditors Committee may continue to exist solely for the purposes of monitoring the Claims objection process and performing the functions set forth in Section 7.9 hereof and in the Avoidance Litigation Trust Agreement, it being understood that the reasonable professional fees and expenses of the Creditors Committee and the expenses of its members shall be paid by the Avoidance Litigation Trust in an amount not to exceed one hundred thousand dollars ($100,000) and that neither Newco nor any of its subsidiaries or affiliates shall have any liability therefor.

          6.17  Right to Object to Fees.
                -----------------------

          Nothing contained herein shall be construed as in any way limiting the right of any party in interest to object to any of the fees and expenses of any professionals retained pursuant to sections 327, 328 or 1103 of the Bankruptcy Code.

          6.18  Certain Securities Law Matters.
                ------------------------------

                In the event that the Confirmation Order does not determine that the issuance of the beneficial interests in the Litigation Trusts, Newco Common Stock, the Warrants (including the redistribution of the Warrants by LaSalle to the holders of the Holdings Notes or the sale thereof by LaSalle), the Newco Common Stock issuable on exercise of the Plan Warrants, Stockholder Series A Warrants and the Stockholder Series C Warrants, the Convertible Preferred Stock issuable on exercise of the Stockholder Series B Warrants and the Newco Common Stock issuable on exercise of that Convertible Preferred Stock are exempt from the registration requirements of the Securities Act pursuant to the exemption afforded by Section 1145 of the Bankruptcy Code, Newco will either obtain a no action letter from the Securities and Exchange Commission to the effect that the staff of the Securities and Exchange Commission will not recommend any enforcement action if those issuances are made without registration under the Securities Act pursuant to the exemption afforded by Section 1145 of the Bankruptcy Code or it will register the necessary issuances under the Securities Act reasonably promptly after the Consummation Date. Newco shall use its reasonable efforts to cause Newco Common Stock, the New Panini Securities (if applicable), the Convertible Preferred Stock, Plan Warrants, Stockholder Series A Warrants and Stockholder Series C Warrants to be listed on the New York Stock Exchange or the American Stock Exchange at the time of, or as promptly as reasonably practicable after, the Consummation Date. Newco shall remain subject to the reporting requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended, and shall file all reports required to be filed thereunder with the Securities and Exchange Commission until Rule 144(k) under the Securities Act becomes applicable to resales of the Plan Warrants, Stockholder Series A Warrants, Stockholder Series C Warrants, shares of Common Stock and Convertible Preferred Stock issued on exercise of Warrants and shares of Common Stock issuable on exercise of those shares of Convertible Preferred Stock, other than resales for the account of persons who are at the time of such resale, or have been within the three months preceding such resale, affiliates of Newco. Newco shall use its reasonable efforts to have the Securities and Exchange Commission declare effective, as promptly as reasonably practicable after the Consummation Date, one or more registration statements under the Securities Act registering (x) the resale by the New Investors of the shares of Convertible Preferred Stock acquired by the New Investors, including, without limitation, shares acquired by holders of Fixed Senior Secured Claims pursuant to Section 4.2(b)(i)(A)(6) hereof and (y) the resale by affiliates (as that term is defined in Rule 405 under the Securities Act) of Newco of (i) shares of Newco Common Stock, (ii) shares of Convertible Preferred Stock, (iii) Stockholder Series A Warrants,

(iv) Stockholder Series B Warrants, (v) Stockholder Series C Warrants,(vi) Newco Common Stock issuable on exercise of the Plan Warrants, Stockholder Series A Warrants and Stockholder Series C Warrants, (vii) Convertible Preferred Stock issuable on exercise of the Stockholder Series B Warrants, (viii) Newco Common Stock, and (ix) Newco Common Stock issuable on conversion of Convertible Preferred Stock, to the extent that the shares and warrants referred to in (i) through (v), the warrants referred to (vi) and (vii) and the Convertible Preferred Stock referred to in (viii) have been issued to those affiliates under the Plan.

          6.19  Settlement Amount. Immediately prior to the Consummation Date,
                -----------------
Toy Biz shall pay the Settlement Amount to Berlack, Israels & Liberman LLP for the benefit of High River and Westgate.

          6.20  Excess Administration Claims Amount Loan. On the Consummation
                ----------------------------------------
Date, the New Investors set forth on Exhibit 12 to this Plan of Reorganization in the proportions there identified shall lend Cash to Newco in an amount equal to the Excess Administration Claims Amount and Newco shall execute and deliver the Excess Administration Claims Note to the New Investors.

          6.21  Perlmutter Capital Contribution.  Isaac Perlmutter or one of his
                -------------------------------
Affiliates other than Toy Biz or one of its subsidiaries shall contribute an amount of Cash as equity to Newco equal to the Perlmutter Capital Contribution.



     SECTION 7.  LITIGATION TRUST
                 ----------------

          7.1  Assignment of Rights.
               --------------------

          (a)  Avoidance Litigation Trust.  On the Consummation Date, (i) each
               --------------------------
of the Debtors and the Avoidance Litigation Trustee shall execute and deliver the Avoidance Litigation Trust Agreement pursuant to which the Debtors shall grant, assign, transfer, convey and deliver to the Avoidance Litigation Trust, without representation, warranty or recourse, for the benefit of the Avoidance Beneficiaries all of the Debtors' right, title and interest in and to any and all Litigation Claims arising pursuant to sections 510, 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code including the right to prosecute the motion pursuant to Fed. R. Civ. P. 60(b) filed by the Creditors Committee in December, 1997 provided, however, that such Litigation Claims shall not include
               --------  -------
any Litigation Claim that seeks the recovery of any right, title or interest of any of the Debtors or their subsidiaries in or to any right, title or interest in intellectual property, including without limitation, any right, title or interest in or to Spiderman, X-man or Ironman and (ii) pursuant to the Avoidance Litigation Trust Agreement, the Avoidance Litigation Trustee shall accept the rights and properties assigned and transferred to it and the trust imposed upon it, agree to retain and enforce such Litigation Claims for the benefit of the Avoidance Beneficiaries, further agree to be appointed for such purpose under section 1123(b)(3)(B) of the Bankruptcy Code and hold the Net Avoidance Litigation Proceeds in trust for the Avoidance Beneficiaries.

          (b)  MAFCO Litigation Trust.  On the Consummation Date, (i) each of
               ----------------------
the Debtors and the MAFCO Litigation Trustees shall execute and deliver the MAFCO Litigation Trust Agreement pursuant to which the Debtors shall grant, assign, transfer, convey and deliver to the MAFCO Litigation Trust, without representation, warranty or recourse, for the benefit of the MAFCO Beneficiaries
(A) all of the Debtors' right, title and interest in and to any and all MAFCO Causes of Action, and (B) an interest in the Debtors' right to the benefits of the attorney client privilege, work-product immunity and other similar privileges to the extent and only to the extent provided in the MAFCO Litigation Trust Agreement, and (ii) pursuant to the MAFCO Litigation Trust Agreement, the MAFCO Litigation Trustees shall accept the rights and properties assigned and transferred to, or otherwise enjoyed by, them and the trust imposed upon them, agree to retain and enforce such Litigation Claims for the benefit of the MAFCO Beneficiaries, further agree to be appointed for such purpose under section 1123(b)(3)(B) of the Bankruptcy Code and hold the Net MAFCO Litigation Proceeds in trust for the MAFCO Beneficiaries.

          7.2  Control of Litigation.
               ---------------------

          Except as set forth in this Section 7.2, the Litigation Trustees shall have the full power and discretion to select and to hire professionals, and to initiate, to prosecute, to supervise, to direct, to compromise and to settle all Litigation Claims. Notwithstanding the foregoing, Newco may, in its sole and absolute discretion, direct the Avoidance Litigation Trustee to dismiss with prejudice, to compromise or to settle any Cause of Action against any person or entity which is a provider of goods or services to Newco or party to any licensing arrangement with Newco, or, in each case, any of its direct or indirect subsidiaries, at any time from and after the Consummation Date which Newco reasonably believes could have an adverse effect on its business.

          7.3  Liability of Trustee.
               --------------------

          No Litigation Trustee shall have any liability for any of its acts or omissions in connection with the selection and hiring of professionals, or the initiation, prosecution, supervision, direction, compromising or settling of any Litigation Claims, except in the case of its gross negligence or its own intentional and willful misconduct, and in no event shall be liable for any action taken in reliance upon the advice of professionals selected with due care in respect of the subject matter in question. Notwithstanding the foregoing, a Litigation Trustee may, without liability therefor, retain the services of any professional services firm with which the Litigation Trustee is affiliated.

          7.4  Distribution of Net Avoidance Litigation Proceeds and Net MAFCO
               ---------------------------------------------------------------
Litigation Proceeds.  Net Avoidance Litigation Proceeds and Net MAFCO Litigation
-------------------
Proceeds shall be distributed as follows:

          (a) four and nine tenths percent (4.9%) of the Net Avoidance Litigation Proceeds shall be distributed to the holders of Allowed Fixed Senior Secured Claims pursuant to Section 4.2(b)(i)(7) hereof.

          (b) the first four million five hundred thousand dollars ($4,500,000) of Net MAFCO Litigation Proceeds, thirty percent (30%) of any remaining Net MAFCO Litigation Proceeds and thirty percent (30%) of Net Avoidance Litigation Proceeds shall be distributed to the holders of Allowed Unsecured Claims pursuant to Section 4.4 hereof.

          (c) seventy percent (70%) of Net MAFCO Litigation Proceeds after payment of the first four million five hundred thousand dollars ($4,500,000) of Net MAFCO Litigation Proceeds to holders of Allowed Unsecured Claims in classes 4A through 4I shall be distributed to the holders of Allowed Class Securities Litigation Claims and Allowed Equity Interests in Entertainment pursuant to Sections 4.5 and 4.6(a) hereof.

          (d) sixty five and one tenth percent (65.1%) of Net Avoidance Litigation Proceeds shall be distributed to Newco.

          7.5  Professional Fees and Expenses.
               ------------------------------

          (a) Avoidance Litigation Trust.  On the Consummation Date, Newco shall
              --------------------------
execute and deliver to the Avoidance Litigation Trustee the Avoidance Litigation Trust Loan Agreement pursuant to which it shall agree for a period of five (5) years from and after the Consummation Date to make loans to the Avoidance Litigation Trust for the payment of all professional fees and expenses of the Avoidance Litigation Trustee in an amount not to exceed one million one hundred thousand dollars ($1,100,000) in the aggregate, it being understood that one hundred thousand dollars of such amount shall be for the exclusive purpose of paying fees and expenses of the Creditors Committee which may become due and payable pursuant to Section 6.16 hereof. On the Consummation Date, the Avoidance Litigation Trustee shall execute and deliver to Newco the Avoidance Professional Fee Reimbursement Note pursuant to which the Avoidance Litigation Trust shall be obligated to reimburse Newco for any and all sums advanced pursuant to the Avoidance Litigation Trust Loan Agreement together with simple interest at the rate of ten percent (10%) per annum which obligation
                                                 --- -----
shall be secured by a valid, binding, enforceable, perfected, first priority security interest in and lien against all assets of the Avoidance Litigation Trust. On the Consummation Date and thereafter whenever reasonably requested to do so by Newco, the Avoidance Litigation Trustee shall execute and deliver UCC-1 financing statements and any other documents or interests requested by Newco to evidence a perfected first priority security interest in and lien against all assets of the Avoidance Litigation Trust to secure repayment of the Avoidance Professional Fee Reimbursement Note. After payment in full of the Avoidance Professional Fee Reimbursement Note, the Avoidance Litigation Trustee shall have the right, but not the obligation, to reserve all or a portion of any recoveries realized by the Avoidance Litigation Trustee to pay for future professional fees and expenses.

          (b) MAFCO Litigation Trust.  On the Consummation Date, Newco shall
              ----------------------
execute and deliver to the MAFCO Litigation Trustees the MAFCO Litigation Trust Loan Agreement pursuant to which it shall agree for a period of five (5) years from and after the Consummation Date to make loans to the MAFCO Litigation Trust for the payment of all professional fees and expenses of the MAFCO Litigation Trustees in an amount not to exceed one million dollars ($1,000,000) in the aggregate. On the Consummation Date, the MAFCO Litigation Trustee shall execute and deliver to Newco the MAFCO Professional Fee Reimbursement Note pursuant to which the MAFCO Litigation Trust shall be obligated to reimburse Newco for any and all sums advanced pursuant to the MAFCO Litigation Trust Loan Agreement together with simple interest at the rate of ten percent (10%) per annum which
                                                               --- -----
obligation shall be secured by a valid, binding, enforceable, perfected, first priority security interest in and lien against all assets of the MAFCO Litigation Trust. On the Consummation Date and thereafter whenever reasonably requested to do so by Newco, the MAFCO Litigation Trustees shall execute and deliver UCC-1 financing statements and any other documents or interests requested by Newco to evidence a perfected first priority security interest in and lien against all assets of the MAFCO Litigation Trust to secure repayment of the MAFCO Professional Fee Reimbursement Note. After payment in full of the MAFCO Professional Fee Reimbursement Note, the MAFCO Litigation Trustees shall have the right, but not the obligation, to reserve all or a portion of any recoveries realized by the MAFCO Litigation Trustees to pay for future professional fees and expenses.

          7.6  Commencement of Avoidance Actions. Unless otherwise authorized by
               ---------------------------------
the Bankruptcy Court, the Avoidance Litigation Trustee may not commence actions under sections 510, 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy
Code later than four (4) months after the Consummation Date.

          7.7  Reduction of Judgment and Indemnifications. It is the intention
               ------------------------------------------
of the Proponents, the Creditors Committee, the Equity Committee, LaSalle, High River, Westgate and the Trustee that no Exculpated Person shall have any liability to any person or entity, including without limitation, Contribution Bar Parties, including, without limitation, any liability with respect to claims in the nature of contribution or indemnification, however denominated or described, in connection with, arising out of or in any way related to Litigation Claims or Covered Claims and that any such claims-over shall be satisfied as provided herein.

          (a) No Exculpated Person shall have any liability to any Contribution Bar Party for contribution or indemnification with respect to any asserted or threatened Litigation Claim or Covered Claim, and the Litigation Trust or the Covered Person, as applicable, (i) shall reduce and credit against any judgment it may obtain against any Contribution Bar Party in any action in connection with, arising out of, or which is in any way related to any Litigation Claim or Covered Claim, the amount of any claim which any such Contribution Bar Party is found to have established against any Exculpated Person on whatsoever theory in any action involving Litigation Claims or Covered Claims; and (ii) shall be obligated to use good faith efforts to obtain, and in the context of a settlement shall be deemed to have obtained, from any such Contribution Bar Party for the benefit of any implicated Exculpated Persons a satisfaction in full of such Contribution Bar Party's claim against any such Exculpated Person.

          (b) Each Exculpated Person shall provide and cooperate in discovery in any action involving the Litigation Trust or Covered Person and one or more of the Contribution Bar Parties, but shall retain all rights to object to discovery requests under applicable law, as if the Exculpated Person were named as a party to the action. In addition, neither Litigation Trust nor any Covered Person shall oppose the standing or right of any Contribution Bar Party to make any submission or argument to the court or the jury in any action involving the Litigation Trust or Covered Person and one or more of the Contribution Bar Parties that seeks to account (in whole or in part) for the asserted responsibility of the Exculpated Persons just as if they were parties to the action, including but not limited to the Contribution Bar Parties' right to assert that any Exculpated Person is fully or partially responsible for any claims asserted or relief sought in any such action; provided, however, that nothing herein
                                     --------  -------
shall preclude the Litigation Trust or Covered Person from contesting on the merits the asserted responsibility of the Exculpated Person(s).

          (c) For good and valuable consideration including the benefits to be received hereunder by holders of Claims against the Debtors, the investment by the New Investors and the contribution of all issued and outstanding common stock of Toy Biz to Newco, the applicable Litigation Trust primarily and Newco secondarily shall by operation of this Plan of Reorganization indemnify and hold harmless each Exculpated Person from and against any and all liability (including fees and expenses of counsel and other professionals (other than any costs of internal personnel), amounts paid in judgment, penalty or otherwise) with respect to claims-over on whatsoever theory (whether by way of third- or subsequent party complaint, cross-claim, separate action or otherwise) by any person or entity to recover in whole or in part any liability, direct or indirect, whether by way of judgment, penalty or otherwise of any person or entity in connection with, arising out of, or which is in any way related to any Litigation Claim asserted by such applicable Litigation Trust or any Covered Claim, it being understood that the Avoidance Litigation Trust's indemnity shall be subordinate to its obligation to pay up to one million one hundred thousand dollars ($1,100,000) of professional fees and expenses of the professionals for the Avoidance Litigation Trust and the Creditors Committee or to repay any loans made by third parties to the Avoidance Litigation Trust and the MAFCO Litigation Trust's indemnity shall be subordinate to its obligation to pay up to one million dollars ($1,000,000) of professional fees and expenses of the professionals for the MAFCO Litigation Trust or to repay any loans made by third parties to the MAFCO Litigation Trust; provided, however, that such indemnity shall not apply to any Independent Cause of Action. For the avoidance of doubt, this Section 7.7(c) is not intended to impose upon either Litigation Trust any indemnification obligation with respect to Covered Claims that are not Litigation Claims. Without limitation on any of the foregoing, if separate counsel is required as to any such claim-over, the applicable Litigation Trust shall pay for the reasonable fees and expenses of competent counsel selected by the Exculpated Person, subject to the approval of the applicable Litigation Trustee(s) which will not be unreasonably withheld or delayed. No settlement of any such claim-over shall require any financial contribution on the part of any Exculpated Person.

          (d) Subject to all other provisions in this Section 7.7, the Confirmation Order shall be deemed to constitute a permanent injunction against all persons and entities, including, but not limited to, defendants or potential defendants in controversies in connection with, arising out of, or which are in any way related to any Litigation Claim or Covered Claim, either directly, representatively, or in any other capacity from instituting or prosecuting or continuing to prosecute, any action, claim or claim-over against any Exculpated Person on whatsoever theory (whether by way of third or subsequent-party complaint, cross-claim, separate action or otherwise, and whether under federal or state law) to recover in whole or in part any liability, direct or indirect, of such person or entity to any other person or entity in connection with, arising out of, or which is in any way related to any Litigation Claim or Covered Claim.

          (e) For the avoidance of doubt, nothing contained in this Plan of Reorganization, either Litigation Trust Agreement, in the Confirmation Order, or any other order or agreement executed in connection with the Plan shall preclude any person or entity from prosecuting or continuing to prosecute any Independent Cause of Action against any Exculpated Person and there shall be no rights of indemnification arising hereunder in connection with Independent Causes of Action.

          (f) The provisions of this Section 7.7 shall be binding on and inure to the benefit of all successors and assigns of the Debtors, the Litigation Trust, Covered Persons, Exculpated Persons and Contribution Bar Parties.

          7.8  Timing of Distributions. Notwithstanding anything contained
               -----------------------
herein or in the Litigation Trust Agreement to the contrary, no distributions may be made to any of the Beneficiaries in their capacity as Beneficiaries of either Litigation Trust unless and until (a) the applicable Litigation Trust has paid all sums due and owing pursuant to the applicable Professional Fee Reimbursement Note, (b) the applicable Litigation Trust has provided Newco with an instrument in form and substance reasonably satisfactory to Newco releasing Newco from any further liability pursuant to the applicable Litigation Trust Loan Agreement; and (c) after consultation with Newco the applicable Litigation Trust has established a reasonable reserve for all indemnity claims theretofore asserted pursuant to Section 7.7(c) hereof and sixty (60) days have elapsed since the applicable Litigation Trust notifies Newco in writing of the amount of the reserve and that it waives the right to prosecute any Litigation Claims that it has not already begun to prosecute as of the date of such notice.

          7.9  Objections to Claims.
               --------------------

          The Creditors Committee shall have the right to apply to the Court to direct the Avoidance Litigation Trustee to object to any Claim not Allowed by this Plan of Reorganization if the

Creditors Committee believes that Newco has not exercised reasonable business judgement in failing to prosecute or in settling any specified Claims objections. In the event that the Creditors Committee is successful in connection with such application, Newco shall pay the reasonable fees and expenses of the Avoidance Litigation Trust in connection with the prosecution of such objection.


          7.10 Jurisdiction.
               ------------

          The Bankruptcy Court shall have jurisdiction over the Litigation Trustees, the Litigation Trusts, the Litigation Claims, the Avoidance Litigation Trust Assets and the MAFCO Litigation Trust Assets, including, without limitation, jurisdiction to determine all controversies and disputes arising under or in connection with the Litigation Trust Agreements and the Litigation Trust Loan Agreements. Notwithstanding the foregoing, nothing contained herein shall be construed as limiting the right of the MAFCO Litigation Trust to assert any Litigation Claim to which it has title in any court of competent jurisdiction. The Litigation Trustees shall have the power and authority to bring any action in the Bankruptcy Court to prosecute the Litigation Claims.
The Bankruptcy Court shall have the authority to construe and interpret the Litigation Trust Agreements and the Litigation Trust Loan Agreements and to establish, amend and revoke rules and regulations for the administration of the Litigation Trusts, including, but not limited to, correcting any defect or supplying any omission, or reconciling any inconsistency in the Litigation Trust Agreements, in the manner and to the extent it shall deem necessary or advisable to make the Litigation Trust fully effective; and all decisions and determinations by the Bankruptcy Court in the exercise of this power shall be final and binding upon the Litigation Trustees, Newco and the Beneficiaries.

     SECTION 8.     PROVISIONS GOVERNING DISTRIBUTIONS
                    ----------------------------------

          8.1  Date of Distributions.
               ---------------------

          Any distributions and deliveries to be made hereunder shall be made on the Consummation Date or as soon as practicable thereafter and deemed made on the Consummation Date. In the event that any payment or act under this Plan of Reorganization is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

          8.2  Entities to Exercise Function of Disbursing Agent.
               -------------------------------------------------

          All distributions under this Plan of Reorganization shall, at the election of the Proponents, be made by Newco as Disbursing Agent or such other entity designated by the Proponents prior to the conclusion of the Confirmation Hearing as a Disbursing Agent. A Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court; and, in the event that a Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by Newco.

          8.3  Surrender and Cancellation of Instruments.
               -----------------------------------------

          Each holder of a promissory note, Existing Warrant or other instrument evidencing a Claim or Equity Interest (other than a holder of a promissory note issued under any of the Existing Credit Agreements) shall surrender such promissory note, Existing Warrant or instrument to the Disbursing Agent, and the Disbursing Agent shall distribute or shall cause to be distributed to the holder thereof the appropriate distribution, if any, hereunder. No distribution hereunder shall be made to or on behalf of any holder of such a Claim unless and until such promissory note or instrument is received or the unavailability of such note or instrument is reasonably established to the satisfaction of the Disbursing Agent. In accordance with section 1143 of the Bankruptcy Code, any such holder of such a Claim or Equity Interest that fails to surrender or cause to be surrendered such promissory note or instrument or to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Disbursing Agent and in the event that the Disbursing Agent requests, furnish a bond in form and substance (including, without limitation, amount) reasonably satisfactory to the Disbursing Agent, within one (1) year from and after the Consummation Date shall be deemed to have forfeited to Newco all rights, claims and interests and shall not participate in any distribution hereunder.

          8.4 (a)   Delivery of Distributions.
                    -------------------------

          Subject to Bankruptcy Rule 9010 and except as set forth in Section 8.4(b) below, all distributions to any holder of an Allowed Claim or an Allowed Equity Interest shall be made at the address of such holder as scheduled on the Schedules filed with the Bankruptcy Court unless the Debtors or Reorganized Debtors, as applicable, have been notified in writing of a change of address, including, without limitation, by the filing of a proof of claim or interest by such holder that relates an address for such holder different from the address reflected on such Schedules for such holder. In the event that any distribution to any holder is returned as undeliverable, the Disbursing Agent shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Disbursing Agent has determined the then current address of such holder, at which time such distribution shall be made to such holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of ninety (90) days after the fourth anniversary of the Consummation Date. After such date, all unclaimed property or interests in property shall be distributed on a pro rata basis to other
                                                   --- ----
holders of Claims or Equity Interests in the same class or subclass and the Claim or Equity Interest in respect of which such property or interest in property was not delivered shall be discharged and forever barred. As promptly as practical after the first, second, third and fourth anniversaries of the Consummation Date, the Disbursing Agent shall file with the Bankruptcy Court a list of holders to whom distributions have not been able to be made as of those anniversary dates because the current address of each such holder has not been determined. The distributions to be made on the Consummation Date to each holder of an Allowed Senior Secured Claim shall be made to the Administrative Agent for distribution to holders of Allowed Senior Secured Claims in accordance with the provisions of the Existing Credit Agreements.

          (b)  LaSalle Distributions.
               ---------------------

          Provided that LaSalle certifies to the Disbursing Agent that it has foreclosed upon the Pledged Shares or the Bankruptcy Court has entered a Final Order declaring that neither Newco nor the Disbursing Agent shall have any liability to the record holder of the Pledged Shares for having made distributions in respect of the Pledged Shares directly to LaSalle, all distributions in respect of the Pledged Shares shall be distributed directly to LaSalle in consideration of the lien of LaSalle under the Indentures and the lien of LaSalle on the Pledged Shares and the LaSalle Claim, and LaSalle shall tender the Pledged Shares under the terms of the Fourth Amended Plan to the Debtors in exchange therefor. The distributions to be received by LaSalle in full satisfaction and discharge of the LaSalle Claim shall be distributed directly to LaSalle.

          8.5  Manner of Payment Under Plan of Reorganization.
               ----------------------------------------------

          At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

          8.6  Reserves and Distributions.
               --------------------------

          The Disbursing Agent shall reserve in a trust account for the benefit of holders of Allowed Unsecured Claims cash, securities or other property in an amount determined by the Bankruptcy Court on account of (a) Disputed Claims in Class 4 (Unsecured Claims) and Class 5 (Class Securities Litigation Claims) and, as applicable, each subclass thereof and (b) Resulting Claims. Upon the resolution from time to time of Disputed Claims in Class 4 (Unsecured Claims) and Class 5 (Class Securities Litigation Claims) and, as applicable, each subclass thereof, the Disbursing Agent may make distributions on account of such claims in such manner deemed appropriate in the judgment of the Disbursing Agent.

          8.7  Resulting Claims.
               ----------------

          In the event that any person or entity becomes entitled to an Allowed Unsecured Claim in subclasses 4A through 4I and to receive distributions on account of such Allowed Unsecured Claim as a result of the compromise, adjustment, arbitration, settlement or enforcement or other resolution of an action commenced, asserted or which could have been commenced or asserted by the Avoidance Litigation Trustee and such Allowed Unsecured claim is a Resulting Claim, such person's or entity's only rights with respect to the Cash portions of the distributions it would otherwise have been entitled to as a holder of such Allowed Unsecured Claim is to take a set off equal to the aggregate amount of all such Cash payments against any liability such person has or may have to the Avoidance Litigation Trust. Such setoff shall be deemed a distribution under the Plan on account of such Allowed Claim.

          8.8  Distributions After Consummation Date.
               -------------------------------------

          Distributions made after the Consummation Date to holders of Disputed Claims that are not Allowed Claims as of the Consummation Date but which later become Allowed Claims shall be deemed to have been made on the Consummation Date.

          8.9  Rights And Powers Of Disbursing Agent.
               -------------------------------------

               (a)  Powers of the Disbursing Agent.  The Disbursing Agent shall
                    ------------------------------
be empowered to (a) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under this Plan of Reorganization, (b) make all distributions contemplated hereby, (c) employ professionals to represent it with respect to its responsibilities, and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to this Plan of

Reorganization, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

               (b)  Expenses Incurred on or after the Consummation Date.
                    ---------------------------------------------------
Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Consummation Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement claims (including, without limitation, reasonable fees and expenses of counsel) made by the Disbursing Agent, shall be paid in Cash by Newco.

               (c)  Exculpation.  Each Disbursing Agent, from and after the
                    -----------
Consummation Date, is hereby exculpated by all entities, including, without limitation, holders of Claims and Equity Interests and other parties in interest from any and all claims, Causes of Action and other assertions of liability (including, without limitation, breach of fiduciary duty) arising out of the discharge by such Disbursing Agent of the powers and duties conferred upon it hereby or any order of the Bankruptcy Court entered pursuant to or in furtherance hereof, or applicable law, except solely for actions or omissions arising out of the gross negligence or willful misconduct of such Disbursing Agent. No holder of a Claim or an Equity Interest or other party in interest shall have or pursue any claim or cause of action against the Disbursing Agent for making payments in accordance herewith or for implementing the terms hereof.

          8.10 Distributions of Certain Warrants.
               ---------------------------------

          If on the first (1st) anniversary of the Consummation Date, any Stockholder Series B Warrants have not been issued, Newco will issue such Warrants to the Warrant Liquidation Agent which shall sell such Warrants into the market as promptly as reasonably practical to permit an orderly sale. Newco will use its reasonable efforts either (i) to obtain a no-action letter from the staff of the Securities and Exchange Commission to the effect that the staff of the Securities and Exchange Commission will not recommend any enforcement action if the distribution of Warrants to the Warrant Liquidation Agent or the resale of Warrants by the Warrant Liquidation Agent is made without registration under the Securities Act, or (ii) if it does not obtain such a no-action letter, file and cause to become effective a registration statement under the Securities Act registering that issuance or resale or both, as the case may be, in either case on before the first (1st) anniversary of the Consummation Date. One-half of the fees and expenses of the Warrant Liquidation Agent shall be paid from the net proceeds of the sale of those Warrants if those net proceeds are sufficient to pay the fees and expenses of the Warrant Liquidation Agent. The balance of the fees and expenses of the Warrant Liquidation

Agent shall be paid by Newco.   Any remaining net proceeds of the sale of such
Warrants shall be delivered to the Disbursing Agent to be held in a trust account in lieu of the Warrants sold pursuant to this Section 8.10 for the benefit of holders of Class 5 Claims and Class 6A Equity Interests whose Claims or Equity Interests become Allowed following the first (1st) anniversary of the Consummation Date and for all holders of Allowed Class 5 Claims and Allowed Class 6A Equity Interests following the allowance or disallowance of all Class 5 Claims and Class 6A Interests.

     SECTION 9. PROCEDURES FOR TREATING DISPUTED CLAIMS UNDER THE PLAN OF REORGANIZATION
                    ---------------------------------------------------------

          9.1  Objections to Claims.
               --------------------

          Subject to Section 7.9 hereof, Newco shall be the sole party to object to Claims. Any objections to Claims shall be filed by the latest of ninety
(90) days after the Consummation Date, thirty (30) days after a proof of claim is filed and served upon Newco, and such later date as may be fixed by the Bankruptcy Court.

          9.2  No Distributions Pending Allowance.
               ----------------------------------

          Notwithstanding any other provision hereof, if any portion of a Claim is a Disputed Claim, no payment or distribution provided hereunder shall be made on account of the disputed portion of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

          9.3  Cash Reserve.
               ------------

          On the Consummation Date, Newco shall deposit the sum of eight million dollars ($8,000,000) in an interest bearing trust account for the benefit of holders of Allowed Unsecured Claims under the Plan.

          9.4  Distributions After Allowance.
               -----------------------------

          Payments and distributions to each holder of a Disputed Claim or Equity Interest or any other Claim or Equity Interest that is not an Allowed Claim or Equity Interest, to the extent that such Claim or Equity Interest ultimately becomes an Allowed Claim or Equity Interest, shall be made in accordance with the provisions hereof governing the class or subclass of Claims or Equity Interests in which such Claim or Equity Interest is classified. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Equity Interest or any other Claim or Equity Interest that is not an Allowed Claim or Equity Interest becomes a Final Order, the Disbursing Agent shall distribute to the holders of such Claim or Equity Interest any payment or property that would have been distributed to such holder if the Claim or Equity Interest had been allowed on the Consummation Date, together with any interest earned thereon.

          9.5  Fractional Securities.
               ---------------------

          Neither fractional shares of Convertible Preferred Stock, nor fractional shares of Newco Common Stock, nor Fractional Warrants shall be distributed pursuant to this Plan of Reorganization. Instead, as of the record date for distributions to any class of Claims or Interests, holders of Allowed Claims or Allowed Interests otherwise entitled to receive a fractional share of Convertible Preferred Stock or Newco Common Stock or a Fractional Warrant shall receive a whole share of Convertible Preferred Stock or Newco Common Stock or a whole Warrant if the holder was to receive a fractional share of Convertible Preferred Stock or Newco Common Stock of 0.5 or more or a Fractional Warrant to acquire 0.5 shares or more of Convertible Preferred Stock or Newco Common Stock and no share of Convertible Preferred Stock or Newco Common Stock or no Warrant if the holder was to receive a fractional share of Convertible Preferred Stock or Newco Common Stock of less than 0.5 or a Fractional Warrant to acquire shares of Convertible Preferred Stock or Newco Common Stock of less than 0.5.

     SECTION 10 PROVISION GOVERNING EXECUTORY CONTRACTS AND UNEXPIRED LEASES UNDER THE PLAN
                    ------------------------------------------------------------

          10.1 General Treatment.
               -----------------

          Except as set forth in Section 10.4 below, this Plan of Reorganization constitutes a motion by the Debtors governed by this Plan of Reorganization to assume, as of the Consummation Date, all executory contracts and unexpired leases to which any of the Debtors are parties, except for an executory contract or unexpired lease that (a) has been assumed or rejected pursuant to Final Order of the Bankruptcy Court, or (b) is specifically rejected on Schedule 10.1 hereto filed by the Proponents on or before the commencement of the Confirmation Hearing or such later date as may be fixed by the Bankruptcy Court, or (c) is otherwise assumed hereunder. Any executory contract or unexpired lease assumed hereunder may be freely assigned by any Debtor to any other Debtor or Reorganized Debtor or Newco and any such assignment shall constitute a novation of the obligations of the assigning Debtor under any such executory contract or unexpired lease. Any such assignment shall be effected by filing a notice thereof with the Bankruptcy Court on or before the commencement of the Confirmation Hearing. For purposes hereof, each executory contract and unexpired lease listed on Schedule 10.1 hereto that relates to the use of occupancy of real property shall include (a) modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is listed on Schedule 10.1 hereto and (b) executory contracts or unexpired leases appurtenant to the premises listed on Schedule 10.1 hereto, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vault, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in
                                                                           --
rem relating to such premises to the extent any of the foregoing are executory
---
contracts or unexpired leases, unless any of the foregoing agreements are assumed.

          10.2 Amendments to Schedule; Effect of Amendments.
               --------------------------------------------

          The Debtors shall assume each of the executory contracts and unexpired leases not listed in Schedule 10.1 hereto; provided, that the Proponents may on or before the last Business Day before the Confirmation Date amend Schedule 10.1 hereto to delete or add any executory contract or unexpired lease thereto, in which event such executory contract or unexpired lease shall be deemed to be, respectively, assumed and, if applicable, assigned as provided therein, or rejected. The Proponents shall provide notice of any amendments to Schedule 10.1 hereto to the parties to the executory contracts or unexpired leases affected thereby. The fact that any contract or lease is scheduled on Schedule 10.1 hereto shall not constitute or be construed to constitute an admission by any Proponent or any Debtor that any Debtor has any liability thereunder.

          10.3 Bar to Rejection Damage Claims.
               ------------------------------

          In the event that the rejection of an executory contract or unexpired lease by any of the Debtors results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not heretofore evidenced by a filed proof of claim, shall be forever barred and shall not be enforceable against the Debtors, or their properties or interests in property as agents, successors, or assigns, unless a proof of claim is filed with the Bankruptcy Court and served upon counsel for each of the Proponents on or before thirty
(30) days after the earlier to occur of (a) the giving of notice to such party under Section 10.1 or 10.2 hereof and (b) the entry of an order by the Bankruptcy Court authorizing rejection of a particular executory contract or lease.

          10.4 Certain Panini Agreements.
               -------------------------

               (a)  Panini Sticker Agreement.  Notwithstanding anything else
                    ------------------------
contained herein to the contrary, the Panini Sticker Agreement shall be assumed and all amounts owing by any of the Panini Entities to any of the Debtors on or prior to December 31, 1997 shall be forgiven. In addition, Newco shall permit the Panini Entities to assign the Panini Sticker Agreement to any other entity in connection with any subsequent sale of Panini except to a Designated Competitor.

               (b)  Panini Comic Distribution Agreement.  Notwithstanding
                    -----------------------------------
anything else contained herein to the contrary, the Panini Comic Distribution Agreement shall be assumed and modified as follows: (i) the term shall be through December 31, 1998, (ii) the royalty rate through December 31, 1998 shall be six percent (6%), (iii) the minimum guaranteed royalty (A) shall be eliminated for the period from January 1, 1997 through December 31, 1997 and (B) shall be two million dollars ($2,000,000) for the period from January 1, 1998 through December 31 1998, (iv) the license shall entitle the Panini Entities to the use of a minimum of fifty (50) titles at all times during 1998, and (v) any and all amounts owing thereunder to the Debtors on or prior to December 31, 1997 shall be forgiven. In addition, Newco shall permit the Panini Entities to assign the Panini Comic Distribution Agreement, as modified, to any other entity in connection with a sale of the Panini Entities except to a Designated Competitor. From and after the Consummation Date, any and all royalties owed to the National Basketball Association in respect of sticker sales and card sales made by Panini pursuant to the NBA License Agreement shall be the sole responsibility of Panini.

               (c)  Other Panini Agreements.  All other agreements, if any, by
                    -----------------------
and between Panini and any of the Debtors shall be rejected, terminated and of no further force or effect as of the Consummation Date and neither Panini nor any of the Debtors shall have any liability or Claim as a result of such rejection or termination.

     SECTION 11.    CONDITIONS PRECEDENT TO CONFIRMATION DATE AND CONSUMMATION
                    DATE
                    ----------------------------------------------------------

          11.1 Conditions Precedent to Confirmation of Plan of Reorganization.
               --------------------------------------------------------------

          The confirmation of this Plan of Reorganization is subject to satisfaction of the following conditions precedent:

          (a)  Confirmation Order.  The Confirmation Order to be entered by the
               ------------------
     Clerk of the Bankruptcy Court shall be in a form that (i) does not materially and adversely affect the benefits to be received hereunder by any of (A) the Debtors' estates, (B) Toy Biz, (C) the holders of Senior Secured Claims, (D) the holders of DIP Claims, (E) the holders of Unsecured Claims, (F) the holders of Class 5 Claims and Class 6A Equity Interests, (G) High River and Westgate, and (H) LaSalle; (ii) determines that the Plan satisfies each of the applicable requirements of section 1129 of the Bankruptcy Code; (iii) approves the delivery of the Transmittal Materials to all persons receiving Warrants under the Plan;
     (iv) approves the releases contained in the Stipulation and Agreement; (v) includes the contribution bar, indemnification and judgment reduction provisions set forth in section 7.7 hereof, (vi) determines that the distributions of securities to be made pursuant to this Plan of Reorganization (other than pursuant to Section 4.2(b)(i)(A)(6)) are exempt from the Securities Act and state blue sky laws pursuant to section 1145 of the Bankruptcy Code, (vii) determines that the succession to an interest in certain privileges and immunities of the Debtors by the MAFCO Litigation Trust pursuant to Section 7.1(b) hereof does not constitute a waiver of any such privilege or immunity and (viii) is otherwise in form and substance reasonably acceptable to the Proponents, the Creditors Committee, the Equity Committee, High River, Westgate and the Trustee.

          11.2 Conditions Precedent to Consummation Date of Plan of
               ----------------------------------------------------
Reorganization.
--------------

          The occurrence of the Consummation Date of this Plan of Reorganization is subject to satisfaction of the following conditions precedent:

          (a)  SEC Proxy Statement.  The Securities and Exchange Commission
               -------------------
     shall have stated that it has no further comments on the proxy statement filed by Toy Biz with respect to the meeting of the stockholders of Toy Biz called for the purpose of approving the transactions contemplated by this Plan of Reorganization, such proxy statement shall have been delivered to all holders of Toy Biz common stock in accordance with the rules of the Securities and Exchange Commission, twenty (20) business days (computed in accordance with Schedule 14A of the Securities and Exchange Commission) shall have elapsed since such delivery and Toy Biz shareholders shall have voted to approve the transactions contemplated hereby;

          (b)  HSR. All applicable waiting periods (and any extensions thereof)
               ---
     under the Hart-Scott-Rodino Antitrust

     Improvements Act of 1976 shall have expired or been terminated;

          (c)  Restructured Panini Loan Documents.  The Restructured Panini Loan
               ----------------------------------
     Documents shall be in full force and effect;

          (d)  Secured Lender Consummation Date.  The Consummation Date shall
               --------------------------------
     occur not later than October 15, 1998;

          (e)  Toy Biz Consummation Date.  The Consummation Date shall occur not
               -------------------------
     later than November 20, 1998;

          (f)  Standstill Agreements.  The Standstill Agreements shall have been
               ---------------------
     executed and delivered by all of the parties thereto;

          (g)  NBA Agreement.  The Court shall have entered an order (a)
               -------------
     approving an NBA Settlement Agreement and the NBA Settlement Agreement shall be in full force and effect, (b) pursuant to which the Bankruptcy Court determines that such NBA Settlement Agreement is fair and equitable and in the best interests of the Debtors' estates, and (c) providing that any reserves required under this Plan of Reorganization on account of the unsecured component of the NBA's Claim shall be based on a Claim in an amount not greater than twenty million dollars ($20,000,000);

          (h)  Receipt of Certain Funds. Newco shall have received (a) the
               ------------------------
     Perlmutter Capital Contribution, and (b) the proceeds of the loan described in Section 6.20 hereof;

          (i)  Receipt of Settlement Amount. Berlack, Israels and Liberman LLP
               ----------------------------
     shall have received the Settlement Amount from Toy Biz for the benefit of High River and Westgate;

          (j)  Certain Payments for Contingent Senior Secured Claims.  Chase as
               -----------------------------------------------------
     agent for the holders of Contingent Senior Secured Claims shall have received (a) the thirteen million dollar ($13,000,000) payment provided for in the definition of Newco Guaranty to be paid to the holders of claims pursuant to the Existing Panini Senior Credit Agreements in accordance with the terms of the Panini Subordination Agreement, and (b) the letters of credit provided for by Section 6.1 hereof; and

          (k)  Shareholders Agreement.  The Shareholder Agreement shall have
               ----------------------
     been executed and delivered by Isaac Perlmutter, Isaac Perlmutter, T.A., Avi Arad, the New Investors and the Secured Lenders.

          11.3 Waiver of Conditions Precedent.
               ------------------------------

          Each of the conditions precedent in Sections 11.1 and 11.2 hereof may only effectively be waived, in whole or in part, if waived, by the Proponents acting jointly except that the consent of Toy Biz is not required to waive the condition precedent contained in Section 11.2(d) hereof. Any such waiver of a condition precedent in Section 11.1 or 11.2 hereof may be effected at any time, without notice, without leave or order of the Bankruptcy Court and without any formal action other than filing a notice of waiver with the Bankruptcy Court and otherwise proceeding to consummate this Plan of Reorganization. Notwithstanding the foregoing, the conditions precedent contained in Sections 11.1(a)(i)(E) and 11.2(g) may only be waived with the consent of the Creditors Committee, the condition precedent contained in section 11.1(a)(i)(F) may only be waived with the consent of the Trustee, the Equity Committee, High River and Westgate, the conditions precedent contained in sections 11.1(a)(i)(G), (iii), and (iv) may only be waived with the consent of High River, Westgate, the Creditors Committee and the Equity Committee the condition precedent contained in section 11.2(h) may only be waived with the consent of High River and Westgate, the condition precedent contained in section 11.1(a)(viii) may only be waived with the consent of the Trustee, the Creditors Committee and the Equity Committee and the condition precedent contained in section 11.1(a)(i)(H) may only be waived with the consent of LaSalle.

     SECTION 12.    EFFECT OF CONFIRMATION
                    ----------------------

          12.1 General Authority.
               -----------------

          Until the completion of all transactions contemplated to occur on the Consummation Date, the Bankruptcy Court shall retain custody and jurisdiction of each of the Debtors, its properties and interests in property and its operations. On the Consummation Date, each of the Debtors, its properties and interests in property and its operations shall be released from the custody and jurisdiction of the Bankruptcy Court, except as provided in Section 14.1 hereof.

          12.2 Discharge of Debtors.
               --------------------

               (a) General Discharge.  The treatment of all Claims against or
                   -----------------
Equity Interests in each of the Debtors hereunder shall be in exchange for and in complete satisfaction, discharge and release of all Claims against and any Equity Interests in such Debtor of any nature whatsoever, known or unknown, including, without limitation, any interest accrued or expenses incurred thereon from and after the Petition Date, or against its estate or properties or interests in property.

Except as otherwise provided herein, upon the Consummation Date, all Claims against and Equity Interests in each of the Debtors will be satisfied, discharged and released in full exchange for the consideration provided hereunder. All entities shall be enjoined and precluded from asserting against any Debtor or Newco or their respective properties or interests in property, any other Claims based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Consummation Date.

               (b)  Exculpations.  From and after the Consummation Date, no
                    ------------
Exculpated Person shall have or incur any liability to any other Exculpated Person or any entity accepting any distribution under this Plan of Reorganization (i) for any act taken or omission made in connection with or in any manner related to negotiating, formulating, implementing, confirming or consummating (x) this Plan of Reorganization (or prior iterations) or the transactions contemplated hereby, or (y) any agreement, instrument or other documents created in connection with this Plan of Reorganization, (ii) for the actions or other participation of such Exculpated Person in respect of any of the Reorganization Cases (including the negotiation of any other plan of reorganization, settlement or arrangement), (iii) for any matters that relate, directly or indirectly, by implication or otherwise, to the Existing Credit Documents, the DIP Claims, or the Senior Secured Claims, (iv) for any matters that relate, directly or indirectly, to or were asserted in or could have been asserted in the District Court Complaint, or (v) for any matters that relate, directly or indirectly, to or were asserted in or could have been asserted in the LaSalle Action; provided, however, that such exculpation shall not affect
                    --------  -------
the rights and obligations of parties to agreements entered into in connection with the Plan of Reorganization or under the Plan of Reorganization. All Exculpated Persons as well as all entities receiving any distribution under this Plan of Reorganization shall be enjoined and precluded from asserting against the Exculpated Persons or their respective properties or interests in property any other Claims based upon liability exculpated pursuant to the preceding sentence.


               (c)  Treatment of Indemnification Claims. Notwithstanding Del.
                    -----------------------------------
Code Ann. (General Corporation) (S)145 (1997) or any other state or local statute or rule, all existing indemnification and other similar obligations as of the Confirmation Date of any Debtor are released or discharged except as provided in this Section 12.2(c), and the Confirmation Order shall be deemed an injunction enforcing such releases and discharge; provided, that: (i) existing indemnity obligations shall survive to the extent of insurance coverage, but shall in no event entitle such directors or officers to assert any Claim (including, without limitation, with respect to any deductible) against Newco, Toy Biz, Marvel or any of their Affiliates, and (ii) any such directors or officers shall be entitled to make Claims only against the insurance and the proceeds thereof. This Section 12.2(c) shall not limit any right of directors or officers or former directors and officers from asserting Claims against any Debtor based upon timely filed proofs of claim or requests for payment of Administration Expense Claims nor shall it limit the right of Newco to object to any such Claim or request for payment of Administration Expense Claims. Notwithstanding any provision of the Plan to the contrary, nothing contained herein, including, but not limited to, Section 12.2(a) hereof, shall be construed or interpreted in any manner to eliminate, reduce or otherwise limit in any fashion the availability of insurance coverage for the benefit of officers and directors, whether for indemnification, liability or other purposes. Newco shall render reasonable assistance to the officers and directors in ensuring their access to such insurance coverage, it being understood that such assistance shall not in any way operate as a waiver of Newco's right to object to the Allowance of any Administration Expense Claim or proof of claim. To the extent such Claims are Allowed Claims, such Claims shall be treated under this Plan of Reorganization with Claims in any class or subclass, as applicable, having the same legal rights and priority as such Claims; provided, that the Confirmation Order shall establish a bar date for Administration Expense Claims.

          12.3 Term of Injunctions or Stays.
               ----------------------------

          Unless otherwise provided, all injunctions or stays provided for in the Reorganization Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect through and including the Consummation Date.

     SECTION 13.    WAIVER OF CLAIMS
                    ----------------

          13.1 Avoidance Actions.
               -----------------

          Effective as of the Consummation Date, Newco shall have the right to prosecute and release any actions under sections 510, 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code that are not Litigation Claims conveyed, granted, assigned, transferred or delivered to the Avoidance Litigation Trust in accordance with Section 7.1(a) of this Plan of Reorganization and the applicable Litigation Trust shall have the right to prosecute and release any actions under sections 510, 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code that are Litigation Claims conveyed, granted, assigned, transferred or delivered to the Avoidance Litigation Trust in accordance with Section 7.1(a) of this Plan of Reorganization; provided,
                                                               --------
however, that
-------
notwithstanding the foregoing, the applicable Litigation Trust, the Debtors and Newco will be deemed to have waived the right to assert or pursue any claims, rights, and causes of action to recover preferences or fraudulent conveyances, or to pursue similar avoidance actions against any current customers or suppliers of the Panini Entities (solely in such capacities) or otherwise relating, directly or indirectly, to any of the Panini Entities.

     SECTION 14.   RETENTION OF JURISDICTION
                   -------------------------

          14.1 Retention of Jurisdiction.
               -------------------------

          The Bankruptcy Court may retain jurisdiction of and, if the Bankruptcy Court exercises its retained jurisdiction, shall have exclusive jurisdiction of all matters arising out of, and related to, the Reorganization Cases and this Plan of Reorganization pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

          (a) To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases, if any are pending, and the allowance of Claims resulting therefrom;

          (b) To determine any and all adversary proceedings, applications and contested matters including, without limitation, proceedings relating to Litigation Claims, matters relating to the extent, scope and effect of the succession to certain privileges and immunities by the MAFCO Litigation Trust pursuant to Section 7.1(b) and the MAFCO Litigation Trust Agreement, matters concerning the Litigation Trust and actions pursuant to Section 7.9 hereof;

          (c) To ensure that distributions to holders of Allowed Claims and Allowed Equity Interests are accomplished as provided herein;

          (d) To hear and determine any timely objections to Administration Expense Claims or to proofs of claim and equity interests filed, both before and after the Confirmation Date, including, without limitation, any objections to the classification of any Claim or Equity Interest, and to allow or disallow any Disputed Claim or Equity Interest, in whole or in part;

          (e) To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, or vacated;

          (f) To issue such orders in aide of execution of this Plan of Reorganization, to the extent authorized by section 1142 of the Bankruptcy Code;

          (g) To consider any amendments to or modifications of this Plan of Reorganization, to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

          (h) To hear and determine all applications for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Consummation Date;

          (i) To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Plan of Reorganization, the Confirmation Order, any transactions or payments contemplated hereby or any agreement, instrument or other document governing or relating to any of the foregoing;

          (j) To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

          (k)  To hear any other matter not inconsistent with the   Bankruptcy
     Code;

          (l) To hear and determine all disputes involving the existence, scope and nature of the discharges granted under Section 12.2 hereof;

          (m) To issue injunctions and effect any other actions that may be necessary or desirable to restrain interference by any entity with the consummation or implementation of this Plan of Reorganization;

          (n) To hear and determine all disputes regarding the reasonableness of fees requested pursuant to the Litigation Trust Professional Fee Guaranty or any other dispute concerning the administration of the Litigation Trust; and

          (o)  To enter a final decree closing the Reorganization Cases.

          14.2 Amendment of Plan of Reorganization.
               -----------------------------------

          Amendments of this Plan of Reorganization may be proposed in writing only jointly by the Proponents at any time before confirmation, provided that this Plan of Reorganization, as amended, satisfies the conditions of sections 1122 and 1123 of the Bankruptcy Code, and the Proponents shall have complied with section 1125 of the Bankruptcy Code. This Plan of Reorganization may be amended only by the Proponents acting jointly at any time after confirmation and before substantial consummation, provided that this Plan of Reorganization, as amended, satisfies the requirements of sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms this Plan of Reorganization as amended under section 1129 of the Bankruptcy Code and the circumstances warrant such amendments. A holder of a Claim or Equity Interest that has accepted this Plan of Reorganization shall be deemed to have accepted this Plan of Reorganization as amended if the proposed amendment does not materially and adversely change the treatment of the Claim or Equity Interest of such holder. Notwithstanding the foregoing, this Plan of Reorganization may not be amended in a manner which (a) adversely changes the distributions to holders of Unsecured Claims or otherwise materially and adversely affects the rights of holders of Unsecured Claims without the consent of the Creditors Committee, (b) adversely changes the distributions to the holder of the LaSalle Claim or otherwise materially and adversely affects the rights of holders of the LaSalle Claim without the consent of LaSalle, (c) adversely changes the distributions to holders of Equity Interests in Class 6A or otherwise materially and adversely affects the rights of holders of Equity Interests in Class 6A without the consent of the Equity Committee, High River, Westgate, LaSalle, and the Trustee, or (d) adversely impacts the rights of High River and Westgate with respect to the Settlement Payment without the consent of High River and Westgate. Notwithstanding the foregoing, this Plan of Reorganization may not be amended in a manner which increases the distributions to any class of Claims or Equity Interests without the consent of the Creditors Committee, the Equity Committee, LaSalle, High River, Westgate and the Trustee.

     SECTION 15.  MISCELLANEOUS PROVISIONS
                  ------------------------

          15.1 Payment of Statutory Fees.
               -------------------------

          All fees payable under section 1930, chapter 123, title 28, United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Consummation Date. Any such fees accrued after the Consummation Date will constitute an Allowed Administration Expenses Claim and be treated in accordance with Section 2.2 hereof.

          15.2 Retiree Benefits.
               ----------------

          On and after the Consummation Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, the Reorganized Debtors or Newco, as applicable, shall continue to pay all retiree benefits (within the meaning of section 1114 of the Bankruptcy Code), at the level established in accordance with subsection (e)(1)(B) or (g) of section 1114 of the Bankruptcy Code, at any time prior to the Confirmation Date, for the duration of the period each Debtor has obligated itself to provide such benefits and shall assume such obligations.

          15.3 Compliance with Tax Requirements.
               --------------------------------

          In connection with the consummation of this Plan of Reorganization, the Debtors shall comply with all withholding and reporting requirements imposed by any taxing authority, and all distributions hereunder shall be subject to such withholding and reporting requirements.

          15.4 Recognition of Guaranty Rights.
               ------------------------------

          The classification of and manner of satisfying all Claims hereunder take into account (a) the existence of guaranties by certain Debtors of obligations of other Debtors and (b) the fact that the Debtors may be joint obligors with each other or other entities with respect to an obligation. All Claims against the Debtors based upon any such guaranties or joint obligations shall be discharged in the manner provided in this Plan of Reorganization; provided, that no creditor shall be entitled to receive more than a single satisfaction of its Allowed Claims.

          15.5 Severability of Plan Provisions.
               -------------------------------

          In the event that, prior to the Confirmation Date, any term or provision of this Plan of Reorganization is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court shall, with the consent of the Proponents and the Trustee (which consent shall not be unreasonably withheld or delayed), have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision hereof, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable in accordance with its terms.

          15.6 Governing Law.
               -------------

          Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an Exhibit hereto provides otherwise, the rights, duties and obligations arising under this Plan of Reorganization shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to the principles of the conflicts of law.

          15.7 Further Assurances.  All parties in interest shall execute and
               ------------------
deliver such documents, instruments, certificates, assignments, and other writings, and do such other acts as may be necessary or desirable to carry out the intents and purposes of this Plan of Reorganization, including, without limitation, effecting the Merger Agreement.

          15.8 Time of the Essence.
               -------------------

          Time shall be of the essence relative to any and all dates contained in this Plan of Reorganization on the Confirmation Date.

          15.9 Counterparts.
               ------------

          This Plan of Reorganization may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

          15.10 Notices.
                -------

          All notices, requests, and demands, to be effective, shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

          If to the Debtors:

                    MARVEL ENTERTAINMENT GROUP, INC.
                    387 Park Avenue South
                    12th Floor
                    New York, New York 10016
                    Attn:  Mr. Joseph Calamari
                    Telephone:   (212) 696-0808
                    Telecopier:  (212) 576-9260

          If to Toy Biz:

                    TOY BIZ, INC.
                    685 Third Avenue
                    New York, New York 10017
                    Attn:  Mr. Joseph M. Ahearn
                    Telephone:   (212) 588-5103
                    Telecopier:  (212) 588-5330

                              -and-

                    BATTLE FOWLER LLP
                    75 East 55th Street
                    New York, New York 10022
                    Attn:  Lawrence Mittman, Esq.
                           Douglas L. Furth, Esq.
                           Madlyn Gleich Primoff, Esq.
                    Telephone:   (212) 856-7000
                    Telecopier:  (212) 856-7807

                              -and-

                    PEPPER HAMILTON LLP
                    1201 Market Street, Suite 1600
                    P.O. Box 1709
                    Wilmington, Delaware 19899
                    Attn:  David B. Stratton, Esq.
                    Telephone:  (302) 777-6500
                    Telecopier:  (302) 777-8865

          If to The Secured Lenders:

                    THE CHASE MANHATTAN BANK
                    380 Madison Avenue, 9th Floor
                    New York, New York 10017
                    Attn:  Ms. Susan E. Atkins
                    Telephone:  (212) 622-4834
                    Telecopier:  (212) 622-4880

                              -and-

                    WACHTELL, LIPTON, ROSEN & KATZ
                    51 West 52nd Street
                    New York, New York 10019
                    Attn:  Chaim J. Fortgang, Esq.
                    Telephone:  (212) 403-1000
                    Telecopier:  (212) 403-2000

                              -and-

                    ZALKIN, RODIN & GOODMAN LLP
                    750 Third Avenue
                    New York, New York 10017-2771
                    Attn:  Richard S. Toder, Esq.
                    Telephone:  (212) 455-0600
                    Telecopier:  (212) 682-6331

          If to The Chapter 11 Trustee:

                    John J. Gibbons, Esq.
                    Gibbons, Del Deo, Dolan, Griffinger &
                    Vecchione
                    One Riverront Plaza
                    Newark, New Jersey 07102
                    Telephone:  (973) 596-4521
                    Telecopier:  (973) 639-6250

                              -and-

                    Frank J. Vecchione, Esq.
                    Gibbons, Del Deo, Dolan, Griffinger
                      & Vecchione
                    One Riverfront Plaza
                    Newark, New Jersey 07102
                    Telephone:  (973) 596-4521
                    Telecopier:  (973) 639-6250

          If to Creditors Committee:

                    Tonny K. Ho, Esq.
                    Willkie Farr & Gallagher
                    787 Seventh Avenue
                    New York, New York 10019
                    Telephone:  (212) 728-8000
                    Telecopier:  (212) 728-8111

          If to Equity Committee:

                    Gary Schildhorn, Esq.
                    Adelman Lavine Gold and Levin
                    Two Penn Center Plaza, Suite 1900
                    Philadelphia, PA 19102-1799
                    Telephone:  (215) 569-5082
                    Telecopier: (215) 557-7922

          If to LaSalle:

                    James Spiotto, Esq.
                    Chapman & Cutler
                    111 West Monroe
                    Chicago, IL 60603
                    Telephone:  (312) 845-3763
                    Telecopier: (312) 701-6604

          If to High River and Westgate:

                    Edward Weisfelner, Esq.
                    Berlack, Israels & Liberman LLP
                    120 West 45th Street
                    New York, New York 10036
                    Telephone:  (212) 704-0100
                    Telecopier: (212) 704-0196

Dated:    Wilmington, Delaware
          July __, 1998

                    Respectfully submitted,

                    TOY BIZ, INC.


                    By:________________________________________
                         Name:   Joseph M. Ahearn
                         Title:  President

                    BATTLE FOWLER LLP
                    Attorneys for Toy Biz, Inc.
                    75 East 55th Street
                    New York, New York 10022
                    (212) 856-7000

                              -and-

                    PEPPER HAMILTON LLP
                    1201 Market Street
                    Wilmington, Delaware 19899
                    (302) 777-6500


                    By:________________________________________

                    WACHTELL, LIPTON, ROSEN, KATZ
                    Attorneys for The Secured
                     Lenders
                    51 West 52nd Street
                    New York, New York  10019
                    (212) 403-1000

                              -and-



                    RICHARDS, LAYTON & FINGER, P.A.
                    Attorneys for The Secured
                      Lenders
                    One Rodney Square
                    Wilmington, Delaware  19899
                    (302) 658-6541


                    By:________________________________________

                                                                       EXHIBIT 1



            ________________________________________________________



                     AVOIDANCE LITIGATION TRUST AGREEMENT

                                 by and among

                       MARVEL ENTERTAINMENT GROUP, INC.,
                           THE ASHER CANDY COMPANY,
                                 FLEER CORP.,
                             FRANK H. FLEER CORP.,
                       HEROES WORLD DISTRIBUTION, INC.,
                       MALIBU COMICS ENTERTAINMENT, INC.
                            MARVEL CHARACTERS, INC.
                        MARVEL DIRECT MARKETING, INC.,
                          SKYBOX INTERNATIONAL INC.,
                                John J. Gibbons
                (solely in his capacity as chapter 11 trustee),

                                [MARVEL, INC.]

                                      and

                        [AVOIDANCE LITIGATION TRUSTEE]


            ________________________________________________________



                         Dated as of __________, 1998

                                                 TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
DECLARATION OF TRUST.........................................................................................     2

DEFINITIONS..................................................................................................     3
                  1.01     Certain Terms Defined.............................................................     3
                  1.02     Meanings of Other Terms...........................................................     5

ARTICLE II
         LITIGATION TRUSTEE'S ACCEPTANCE.....................................................................     5
                  2.01     Acceptance........................................................................     5
                  2.02     Purpose of Avoidance Litigation Trust.............................................     5
                  2.03     Incidents of Ownership............................................................     5

 ARTICLE III
         BENEFICIARIES.......................................................................................     6
                  3.01     Beneficial Interests..............................................................     6
                  3.02      Rights of Beneficiaries..........................................................     6

ARTICLE IV
         DURATION AND TERMINATION OF AVOIDANCE LITIGATION TRUST..............................................     7
                  4.01      Duration.........................................................................     7
                  4.02      No Termination by Beneficiaries..................................................     7
                  4.03      Continuance of Avoidance Litigation Trust for Winding Up.  ......................     7

ARTICLE V
         LITIGATION COSTS; REDUCTION OF JUDGMENT; COOPERATION;
         INDEPENDENT CAUSES OF ACTION; INDEMNIFICATION COSTS;
         DISTRIBUTIONS; ADMINISTRATION OF TRUST ESTATE.......................................................     8
                  5.01     Payment of Costs..................................................................     8
                  5.02     Reduction of Judgment; Cooperation; Independent Causes of Action..................     9
                  5.03     Indemnification Costs.............................................................    10
                  5.04     Distribution of Distributable Proceeds............................................    11
                  5.05     Distributions Generally; Method of Payment; Undeliverable Property.
                   ..........................................................................................    12

ARTICLE VI
         TAX MATTERS.........................................................................................    13
                  6.01     Treatment.........................................................................    13
                  6.02     Allocation........................................................................    13

ARTICLE VII
         POWERS OF AND LIMITATIONS ON THE LITIGATION TRUSTEE.................................................    13
                  7.01      Powers of the Litigation Trustee.................................................    13
                  7.02     Limitations on Litigation Trustee's Right to Commence Avoidance Actions...........    15
                  7.03     No Operations as an Investment Company, Trade or Business.........................    15
                  7.04      Investment of Litigation Trust Moneys............................................    15

ARTICLE VIII
         CONCERNING THE LITIGATION TRUSTEE...................................................................    16
                  8.01     Generally.........................................................................    16
                  8.02     Reliance by Litigation Trustee....................................................    16
                  8.03     Liability to Third Persons........................................................    16
                  8.04     Nonliability of Litigation Trustee for Acts of Others.............................    17
                  8.05     Indemnity.........................................................................    17
                  8.06     Bond..............................................................................    17

ARTICLE IX
         COMPENSATION OF LITIGATION TRUSTEE..................................................................    18
                  9.01     Fees and Expenses.................................................................    18

ARTICLE X
         LITIGATION TRUSTEE AND SUCCESSOR LITIGATION TRUSTEES................................................    18
                  10.01    Generally.........................................................................    18
                  10.02    Resignation.......................................................................    18
                  10.03    Removal...........................................................................    18
                  10.04    Appointment of Successor Litigation Trustee; Acceptance of Appointment
                  by Successor Litigation Trustee............................................................    18

ARTICLE XI
         CONCERNING THE BENEFICIARIES........................................................................    19
                  11.01    No Suits by Beneficiaries.........................................................    19
                  11.02    Requirement of Undertaking........................................................    19

 ARTICLE XII
         JURISDICTION........................................................................................    20
                  12.01    Jurisdiction......................................................................    20

ARTICLE XIII
         ADMINISTRATION OF TRUST ESTATE......................................................................    20
                  13.01    Reports...........................................................................    20
                  13.02    Fiscal Year.......................................................................    21

                  13.03    Books and Records.................................................................    21
                  13.04    Newco Reports to Litigation Trustee...............................................    21

ARTICLE XIV
         MISCELLANEOUS PROVISIONS............................................................................    21
                  14.01    Construction......................................................................    21
                  14.02    Severability......................................................................    21
                  14.03    Cooperation.......................................................................    22
                  14.04    Notices...........................................................................    22
                  14.05    Headings..........................................................................    22
                  14.06    Counterparts......................................................................    22

                     AVOIDANCE LITIGATION TRUST AGREEMENT

     This AVOIDANCE LITIGATION TRUST AGREEMENT, dated as of _____ __, 1998, is by and among Marvel Entertainment Group, Inc., The Asher Candy Company, Fleer Corp., Frank H. Fleer Corp., Heroes World Distribution, Inc., Malibu Comics Entertainment, Inc., Marvel Characters, Inc., Marvel Direct Marketing Inc., and Skybox International Inc., each (other than Marvel Characters, Inc. and Malibu Comics Entertainment, Inc.) being Delaware corporations and Marvel Characters, Inc. and Malibu Comics Entertainment, Inc. being California corporations (the "Marvel Debtors"), John J. Gibbons, solely in his capacity as chapter 11 trustee
---------------
for the Marvel Debtors, [Marvel, Inc.], a Delaware corporation ("Newco"), and _______________, as trustee (the "Litigation Trustee").
                                  ------------------

                                   RECITALS

     WHEREAS, on or about __________ __, 1998, the United States District Court for the District of Delaware (the "District Court") entered an order confirming
                                   --------------
the Fourth Amended Joint Plan of Reorganization Under Chapter 11 of the United States Bankruptcy Code, dated July __, 1998 (as such plan may hereafter be amended, restated or otherwise modified, the "Plan"), filed by certain of the
                                              ----
secured lenders of the Marvel Debtors and by Toy Biz, Inc. (which has since changed its name to [Marvel, Inc.]);

     WHEREAS, pursuant to Section 7.1(a) of the Plan, the Marvel Debtors have agreed to contribute to the Litigation Trustee in trust (the "Avoidance
                                                              ---------
Litigation Trust") all of their interests in any Causes of Action arising
----------------
pursuant to sections 510, 544, 545, 547, 548, 549, 550, 551 and 553 of the
Bankruptcy Code including the right to prosecute the motion pursuant to Fed. R. Civ. P. 60(b) filed by the Creditors Committee on December 23, 1997 (exclusive of any claim that seeks the recovery of any right, title or interest of any of the Marvel Debtors or their subsidiaries in or to any right, title or interest in intellectual property, including without limitation, any right, title or interest in or to Spiderman, X-man or Ironman), but excluding Causes of Action
(x) relating to any tax-sharing or other similar agreement or (y) against any person or entity released or exculpated under the Plan (the "Avoidance
                                                             ---------
Litigation Claims");
-----------------

     WHEREAS, the Marvel Debtors have requested that the Litigation Trustee, and the Litigation Trustee is willing to agree with the Marvel Debtors to, enforce the Avoidance Litigation Claims, if any, for the benefit of all holders of Allowed Unsecured Claims (other than Intercompany Claims and the LaSalle Claim), holders of Allowed Fixed Senior Secured Claims, and Newco (collectively, the "Beneficiaries"), to prosecute, direct, settle or compromise any Avoidance
 -------------
Litigation Claims on behalf of and for the benefit of the Beneficiaries, and to hold the Net Avoidance Litigation Proceeds, if any, in trust for the Beneficiaries, and distribute the Distributable Proceeds to the Beneficiaries, all on and subject to the terms set forth herein;

     WHEREAS, pursuant to Section 7.5(a) of the Plan, promptly after the execution and delivery of this Avoidance Litigation Trust Agreement, (i) the Litigation Trustee and Newco will enter into that certain Avoidance Litigation Trust Loan Agreement (together with the promissory note and security agreement executed and delivered therewith, the "Loan Agreement"), whereby Newco will
                                       --------------
agree to make loans to the Litigation Trustee for the benefit of the Avoidance Litigation Trust in an amount not to exceed, at any given time outstanding, One Million One Hundred Thousand Dollars ($1,100,000) to be used by the Litigation Trustee to fund Administrative Costs and Expenses, (ii) the Litigation Trustee will execute and deliver to Newco a note (the "Note") under which the Avoidance
                                               ----
Litigation Trust will be obligated to reimburse Newco for all sums advanced under the Loan Agreement, and (iii) the Litigation Trustee and Newco will enter into a Security Agreement (the "Security Agreement") whereby the Litigation
                                ------------------
Trustee will pledge to Newco all of the Litigation Trust Assets as security for its obligations under the Loan Agreement, the Note and the Security Agreement; and

     WHEREAS, the District Court shall have jurisdiction over the Avoidance Litigation Trust, the Litigation Trustee and the Avoidance Litigation Claims, as provided herein and in the Plan.


                             DECLARATION OF TRUST

     NOW THEREFORE, in order to declare the terms and conditions hereof, and in consideration of the Recitals, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions of the Plan and this Avoidance Litigation Trust Agreement, the Marvel Debtors and John J. Gibbons (solely in his capacity as chapter 11 trustee for the Marvel Debtors), on behalf of the Marvel Debtors, have executed this Avoidance Litigation Trust Agreement and absolutely and irrevocably grant, assign, transfer, convey, and deliver to, and otherwise acknowledge that, the Litigation Trustee, and its successors and assigns, succeed to, without representation, warranty or recourse (except the Marvel Debtors represent they have full rights to make the assignments herein), on behalf of and for the benefit of the Beneficiaries, all right, title and interest of the Marvel Debtors in and to any and all Avoidance Litigation Claims and the proceeds therefrom;

     TO HAVE AND TO HOLD unto the Litigation Trustee and its successors in trust; and

     THE LITIGATION TRUSTEE HEREBY ACCEPTS such rights and properties assigned and transferred to it and the trust imposed upon it, and agrees to retain and enforce the Avoidance Litigation Claims for the benefit of the Beneficiaries, and agrees to its appointment as trustee hereunder for such purpose under section 1123(b)(3)(B) of the Bankruptcy Code and to hold the Distributable Proceeds in trust for the Beneficiaries;

     PROVIDED, HOWEVER, that upon termination of this Avoidance Litigation Trust in accordance with Section 4.01 hereof, this Avoidance Litigation Trust Agreement shall cease, terminate and be of no further force and effect and the then remaining Distributable Proceeds shall be distributed to the Beneficiaries in accordance with their interest therein as provided in Section 5.04 hereof.

     IT IS HEREBY FURTHER COVENANTED AND DECLARED, that the Litigation Trust Assets are to be held and applied by the Litigation Trustee solely for the benefit of the Beneficiaries and for no other party, subject to the further covenants, conditions and terms hereinafter set forth.


                                   ARTICLE I
                                  DEFINITIONS

     1.01 Certain Terms Defined. Terms defined in the Plan, and not otherwise defined herein, shall have the meanings ascribed to such terms in the Plan. For purposes of this Litigation Trust Agreement, the following capitalized terms shall have the following meanings:

           "Administrative Costs and Expenses" means the administrative expenses
            ---------------------------------
of the Litigation Trust, including, without limitation, the Professional Fees, taxes, bank charges, filing and registration fees, postage, telephone, facsimile, copying and messenger costs, and secretarial and administrative costs attendant to the maintenance of the Litigation Trust and the responsibilities of the Litigation Trustee hereunder, the fee of the Litigation Trustee and any indemnification costs and expenses owing to any Indemnified Party under Section
8.05 hereof, but excluding any Indemnification Costs.

           "Avoidance Litigation Claims" has the meaning set forth in the
            ---------------------------
Recitals hereto.

           "Avoidance Litigation Trust" has the meaning set forth in the
            --------------------------
 Recitals hereto.

           "Avoidance Litigation Trust Agreement" means this litigation trust
            ------------------------------------
agreement.

           "Beneficial Interests" has the meaning set forth in Section 3.01(a)
            --------------------
hereof.

           "Beneficiaries" has the meaning set forth in the Recitals hereto.
            -------------

           "Beneficiary List" has the meaning set forth in Section 13.03 hereof.
            ----------------

           "Distributable Proceeds" means all Net Avoidance Litigation Proceeds
            ----------------------
and any investment income earned on Litigation Trust Assets, net of all Litigation Trust Costs to the extent not deducted in calculating Net Avoidance Litigation Proceeds.

          "District Court" has the meaning set forth in the Recitals hereto.
           --------------

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.
           ------------

          "Exculpation Amount" has the meaning set forth in Section 5.02
           ------------------
hereof.

          "Indemnification Costs" has the meaning set forth in Section 5.03
           ---------------------
hereof.

          "Indemnified Parties" has the meaning set forth in Section 8.05
           -------------------
hereof.

          "Litigation Trust Assets" means the Avoidance Litigation Claims, the
           -----------------------
Distributable Proceeds, and all other property held from time to time by the Litigation Trustee under this Litigation Trust Agreement and any earnings thereon.

          "Litigation Trust Costs" has the meaning set forth in Section 5.01
           ----------------------
hereof.

          "Litigation Trustee" has the meaning set forth in the first paragraph
           ------------------
of this Litigation Trust Agreement.

          "Loan Agreement" has the meaning set forth in the Recitals hereto.
           --------------

          "Marvel Debtors" has the meaning set forth in the first paragraph of
           --------------
this Litigation Trust Agreement.

          "Net Avoidance Litigation Proceeds" means the gross proceeds derived
           ---------------------------------
from the Avoidance Litigation Claims realized by the Avoidance Litigation Trust net of payment of all expenses of the Avoidance Litigation Trust including, without limitation, (i) payment without duplication of all sums due and owing pursuant to the Note and (ii) any set-off effected by the holders of Resulting Claims pursuant to Section 8.7 of the Plan.

          "Newco" has the meaning set forth in the first paragraph hereof.
           -----

          "Note" has the meaning set forth in the Recitals hereto.
           ----

          "Plan" has the meaning set forth in the Recitals hereto.
           ----

          "Plan Rate" means
           ---------
simple interest at the rate of seven percent (7%) per annum.

          "Professional Fees" means (i) the fees and expenses of professionals
           -----------------
retained by the Litigation Trustee on behalf of the Litigation Trust (including, without limitation, attorneys, accountants and expert fees and expenses) and
(ii) up to $100,000 for professional fees and costs incurred by the Creditors' Committee and the expenses of its members solely for the purposes set forth in
Section 6.16 of the Plan.

          "Security Agreement" has the meaning set forth in the Recitals hereto.
           ------------------

     1.02 Meanings of Other Terms. Except where the context otherwise requires, words importing the masculine gender include the feminine and the neuter, if appropriate, words importing the singular number shall include the plural number and vice versa and words importing persons shall include firms, associations, corporations and other entities. All references herein to Articles, Sections and other subdivisions, unless referring specifically to the Plan or provisions of the Bankruptcy Code, Bankruptcy Rules or other law, statute or regulation, refer to the corresponding Articles, Sections and other subdivisions of this Avoidance Litigation Trust Agreement, and the words "herein," "hereof" and "hereunder" and words of similar import refer to this Avoidance Litigation Trust Agreement as a whole and not to any particular Article, Section or subdivisions of this Avoidance Litigation Trust Agreement.


                                  ARTICLE II
                        LITIGATION TRUSTEE'S ACCEPTANCE

     2.01 Acceptance. The Litigation Trustee accepts the Avoidance Litigation Trust created by this Avoidance Litigation Trust Agreement and the transfer and assignment of the Avoidance Litigation Claims, on behalf of and for the benefit of the Beneficiaries, and agrees to observe and perform the trust, upon and subject to the terms and conditions set forth herein and in the Plan.

     2.02 Purpose of Avoidance Litigation Trust. The purpose of this Avoidance Litigation Trust is to implement part of Section 7 of the Plan by providing for the vesting in the Litigation Trustee of the ownership of and the responsibility for the protection and conservation of the Litigation Trust Assets on behalf of and for the benefit of the Beneficiaries. Such responsibility shall be limited to the initiation, retention, enforcement and settlement of any Avoidance Litigation Claims by the Litigation Trustee on behalf of and for the benefit of the Beneficiaries, the collection of the Net Avoidance Litigation Proceeds, the execution, delivery of and performance under the Loan Agreement, Note and Security Agreement, the repayment of the Note as provided herein and therein, the temporary investment of Distributable Proceeds and other Avoidance Litigation Trust moneys as provided in Section 7.04 hereof, the payment of Litigation Trust Costs, the making of any other payments provided to be made from the Avoidance Litigation Trust as set forth in the Plan and this Avoidance Litigation Trust Agreement, and the distribution of Distributable Proceeds to the Beneficiaries in accordance with the provisions of the Plan and this Avoidance Litigation Trust Agreement, in each case including the powers with respect thereto set forth in Article VII hereof.

     2.03 Incidents of Ownership. The Beneficiaries shall be the sole beneficiaries of the Avoidance Litigation Trust and the Litigation Trustee shall retain only such incidents of ownership as are necessary to undertake the actions and transactions authorized herein on behalf of the Beneficiaries.

                                  ARTICLE III
                                 BENEFICIARIES

     3.01  Beneficial Interests.  (a) The beneficial interests (the "Beneficial
                                                                     ----------
Interests") in this Avoidance Litigation Trust will be beneficially owned by the
---------
Beneficiaries.

           (b) The Beneficial Interests of the Beneficiaries in the Litigation Trust Assets will not be represented by any certificates, and may not be transferred or assigned except by will, the laws of intestacy or by other operation of law. Such Beneficial Interests will be evidenced only by this Avoidance Litigation Trust Agreement. The Beneficiaries will have no voting rights with respect to their beneficial interests or the management of the Litigation Trust Assets or otherwise under this Avoidance Litigation Trust Agreement except as explicitly provided herein. The Beneficiaries shall not have legal title to any part of the Litigation Trust Assets. The Beneficiaries' sole right hereunder shall be the contingent right to receive a share of the Litigation Trust Assets which may be payable to them as provided in Section 5.04 hereof.

     3.02 Rights of Beneficiaries. Each Beneficiary shall be entitled to participation in the rights and benefits due to a Beneficiary hereunder according to its Beneficial Interest. Each Beneficiary shall take and hold the same subject to all the terms and provisions of this Avoidance Litigation Trust Agreement. The interest of a Beneficiary is hereby declared and shall be in all respects personal property. Upon the death of an individual who is a Beneficiary, his interest shall pass as personal property to his legal representative and such death shall in no way terminate or affect the validity of this Avoidance Litigation Trust Agreement. Upon the merger, consolidation or other similar transaction involving a Beneficiary that is not an individual, such Beneficiary's interest shall be transferred by operation of law and such transaction shall in no way terminate or affect the validity of this Avoidance Litigation Trust Agreement. Except as expressly provided hereunder, a Beneficiary shall have no title to, right to, possession of, management of or control of the Avoidance Litigation Trust. No widower, widow, heir or devisee of any individual who may be a Beneficiary and no bankruptcy trustee, receiver or similar person of any Beneficiary shall have any right, statutory or otherwise (including any right of dower, homestead or inheritance, or of partition, as applicable), in any property forming a part of the Avoidance Litigation Trust, but the whole title to all the Avoidance Litigation Trust's assets shall be vested in the Litigation Trustee and the sole interest of the Beneficiaries shall be the rights and benefits given to such persons under this Avoidance Litigation Trust Agreement and the Plan.

                                  ARTICLE IV
            DURATION AND TERMINATION OF AVOIDANCE LITIGATION TRUST

          4.01 Duration. The existence of this Avoidance Litigation Trust shall terminate five (5) years after the date hereof; provided, however, that the Litigation Trustee may extend the term of this Avoidance Litigation Trust, provided that the Litigation Trustee receives District Court approval of such extension for good cause within six (6) months from the beginning of the extended term. Notwithstanding anything to the contrary in this Avoidance Litigation Trust Agreement, in no event shall the Litigation Trustee unduly prolong the duration of the Avoidance Litigation Trust, and the Litigation Trustee shall at all times endeavor to prosecute, direct, settle or compromise expeditiously the Avoidance Litigation Claims, so as to distribute the Distributable Proceeds to the Beneficiaries and terminate the Avoidance Litigation Trust as soon as practicable in accordance with this Avoidance Litigation Trust Agreement. Upon the termination of the existence of this Avoidance Litigation Trust, any Avoidance Litigation Claim which has not been prosecuted, settled, compromised or adjudicated by the Litigation Trustee will be extinguished and neither Newco nor any Beneficiary shall have any rights or interest therein.

         4.02 No Termination by Beneficiaries. The Avoidance Litigation Trust may not be terminated by the Beneficiaries.

          4.03 Continuance of Avoidance Litigation Trust for Winding Up. (a) After the termination of the Avoidance Litigation Trust as provided in Section
4.01 and solely for the purpose of liquidating and winding up the affairs of the Avoidance Litigation Trust, the Litigation Trustee shall continue to act as such until its duties have been fully performed. The Litigation Trustee shall, upon the termination of the Avoidance Litigation Trust, distribute all Distributable Proceeds as provided in Section 5.04 hereof.

                 (b) Upon the distribution of the Distributable Proceeds, the Litigation Trustee shall retain the books, records and files which shall have been delivered to or created by the Litigation Trustee. At the Litigation Trustee's discretion, all of such records and documents may be destroyed at any time after two (2) years from the distribution of all Distributable Proceeds (unless such records and documents are necessary to fulfill the Litigation Trustee's obligations pursuant to Section 13.01 hereunder). Except as otherwise specifically provided herein, upon the distribution of all Distributable Proceeds, the Litigation Trustee shall be deemed discharged and have no further duties or obligations hereunder except to account to the Beneficiaries as provided in Section 13.01 hereof and as may be imposed on the Litigation Trustee by virtue of Section 13.01 and Article VI hereof.

                                   ARTICLE V
            LITIGATION COSTS; REDUCTION OF JUDGMENT; COOPERATION;
             INDEPENDENT CAUSES OF ACTION; INDEMNIFICATION COSTS;
                 DISTRIBUTIONS; ADMINISTRATION OF TRUST ESTATE

          5.01 Payment of Costs. (a) The Litigation Trustee shall pay from the Litigation Trust Assets all costs, expenses, charges, liabilities and obligations of the Avoidance Litigation Trust as contemplated by this Avoidance Litigation Trust Agreement and as required by law, including without limitation Administrative Costs and Expenses, the amounts due and payable with respect to the Note and Indemnification Costs.

                 (b) The Litigation Trustee is hereby authorized and directed to execute and deliver with respect to the Avoidance Litigation Trust the Loan Agreement, the Note and the Security Agreement. If the Avoidance Litigation Trust has no funds to pay any Administrative Costs and Expenses that are then due and payable, the Litigation Trustee may request a loan under the Loan Agreement on behalf of the Avoidance Litigation Trust to pay such Administrative Costs and Expenses on the terms and subject to the conditions set forth in the Loan Agreement, up to a maximum aggregate amount of borrowings outstanding at any one time of One Million One Hundred Thousand Dollars ($1,100,000); provided that One Hundred Thousand Dollars ($100,000) of such amount may only be borrowed for the purposes set forth in Section 5.01(d) below. Whenever reasonably requested to do so by Newco, the Litigation Trustee shall execute and deliver UCC-1 financing statements and any other documents or instruments requested by Newco to evidence a perfected, first priority security interest in and lien against all of the Litigation Trust Assets and the proceeds therefrom to secure repayment of the Note, provided that any cash or other property received by Newco as a result of that security interest shall be applied or paid over by Newco in the priority provided in Section 5.01(c) below.

                 (c) The costs and expenses of the Avoidance Litigation Trust will be paid out of the Litigation Trust Assets in the following order of priority:

                 (i) First, to the Litigation Trustee in payment of the Administrative Costs and Expenses;

                 (ii) Second, to the extent that the Litigation Trust Assets are derived from sources other than advances under the Loan Agreement, to Newco in reimbursement of any Indemnification Costs paid by Newco under Section 5.03 hereof;

                 (iii) Third, to Newco in payment of any amounts advanced under the Loan Agreement, and any accrued interest thereon, whether or not due and payable as provided in the Loan Agreement;

                (iv) Fourth, subject to the subordination described in Section 5.03(a) hereof, to the payment of Indemnification Costs;

                (v) Fifth, to the payment of any other costs, expenses, charges, liabilities and obligations of the Avoidance Litigation Trust; and

                (vi) Sixth, in the discretion of the Litigation Trustee, to the establishment of reasonable reserves for the payment of future Administrative Costs and Expenses and Indemnification Costs.

The amounts described in clauses (i) through (vi) above are hereinafter referred to as the "Litigation Trust Costs." Notwithstanding anything to the contrary
           ----------------------
herein, (x) upon any event of default under the Loan Agreement or upon the maturity of the loan thereunder, the aggregate principal and interest outstanding under the Loan Agreement shall be paid first out of the Litigation Trust Assets before the payment of any other Litigation Trust Costs hereunder and (y) if at any time the aggregate unpaid principal balance of the loans under the Loan Agreement exceed the amount which Newco is obligated to advance under the Loan Agreement, then an amount equal to such excess amount shall be paid first out of the Litigation Trust Assets before the payment of any other Litigation Trust Costs hereunder.

                (d) The Avoidance Litigation Trust shall pay up to $100,000 for reasonable professional fees and costs incurred by the Creditors Committee and the expenses of its members solely for the purposes set forth in Section 6.16 of the Plan (such amounts being treated herein as Professional Fees of the Avoidance Litigation Trust). Such amounts shall be payable by the Litigation Trustee within two weeks after the receipt by the Litigation Trustee and Newco of an invoice therefor; provided, however, that if either the Litigation Trustee or Newco objects to such invoice, then such invoice shall be paid either upon the order of the District Court or upon subsequent agreement of Newco, the Litigation Trustee, the Creditors Committee and the Creditors Committee's professionals as to which such fees relate.

          5.02 Reduction of Judgment; Cooperation; Independent Causes of Action. It is the intention of the parties to this Avoidance Litigation Trust Agreement that no Exculpated Person shall have any liability to any person or entity, including without limitation, Contribution Bar Parties, including, without limitation, any liability with respect to claims in the nature of contribution or indemnification, however denominated or described, in connection with, arising out of or in any way related to Avoidance Litigation Claims or Covered Claims and that any such claims-over shall be satisfied as provided herein.

          (a) No Exculpated Person shall have any liability to any Contribution Bar Party for contribution or indemnification with respect to any asserted or threatened Avoidance Litigation Claim or Covered Claim, and the Avoidance Litigation Trust or the Covered Person, as applicable, (i) shall reduce and credit against any judgment it may obtain against any Contribution Bar Party in any action in connection with, arising out of, or which is in any way related to any Avoidance Litigation Claim or Covered Claim, the amount of any claim which any such Contribution Bar Party is found to have established against any Exculpated Person on whatsoever theory in any action involving Avoidance Litigation Claims or Covered Claims; and (ii) shall be obligated to use good faith efforts to obtain, and in the context of a settlement shall be deemed to have obtained, any such Contribution Bar Party, for the benefit of any implicated Exculpated Persons a satisfaction in full of such Contribution Bar Party's claim against any such Exculpated Person.

          (b) Each Exculpated Person shall provide and cooperate in discovery in any action involving the Avoidance Litigation Trust or Covered Person and one or more of the Contribution Bar Parties, but shall retain all rights to object to discovery requests under applicable law, as if the Exculpated Person were named as a party to the action. In addition, neither the Avoidance Litigation Trust nor any Covered Person shall oppose the standing or right of any Contribution Bar Party to make any submission or argument to the court or the jury in any action involving the Avoidance Litigation Trust or Covered Person and one or more of the Contribution Bar Parties that seeks to account (in whole or in part) for the asserted responsibility of the Exculpated Persons just as if they were parties to the action, including but not limited to the Contribution Bar Parties' right to assert that any Exculpated Person is fully or partially responsible for any claims asserted or relief sought in any such action; provided, however, that nothing herein shall preclude the Avoidance Litigation Trust or Covered Person from contesting on the merits the asserted responsibility of the Exculpated Person(s).

          (c) For avoidance of doubt, nothing contained in this Avoidance Litigation Trust Agreement shall preclude any person or entity from prosecuting or continuing to prosecute any Independent Cause of Action against any Exculpated Person and there shall be no rights of indemnification arising hereunder in connection with Independent Causes of Action.

          (d)  The provisions of this Section 5.02 and the provisions of Section
5.03 hereof shall be binding on and inure to the benefit of all successors and assigns of the Marvel Debtors, the Avoidance Litigation Trust, Covered Persons, Exculpated Persons and Contribution Bar Parties.

     5.03 Indemnification Costs. (a) The Avoidance Litigation Trust agrees to indemnify and hold harmless each Exculpated Person from and against any and all liability (including fees and expenses of counsel and other professionals (other than any costs of internal personnel), amounts paid in judgment, penalty or otherwise) ("Indemnification Costs") with respect to claims-over on whatsoever
             ---------------------
theory (whether by way of third- or subsequent party complaint, cross-claim, separate action or otherwise) by any person or entity to recover in whole or in part any liability, direct or indirect, whether by way of judgment, penalty or otherwise, of any person or entity in connection with, arising out of, or which is in any way related to any Avoidance Litigation Claim. The Avoidance Litigation Trust's indemnity obligation under this Section 5.03 shall be subordinate to its obligation, up to one million one hundred thousand dollars ($1,100,000), to (i) pay Administrative Costs and Expenses, (ii) reimburse Newco for and Indemnification Costs paid by it pursuant to this
Section 5.03, (iii) pay Newco any amounts advanced under the Loan Agreement, and any accrued interest thereon, whether or not due and payable as provided in the Loan Agreement or in Section 5.01(b) hereof, and (iv) pay obligations pursuant to Section 8.05 hereof. For avoidance of doubt, nothing herein is intended to impose upon the Avoidance Litigation Trust any indemnification obligation with respect to Covered Claims that are not Avoidance Litigation Claims.

           (b) Newco hereby guarantees the payment of Indemnification Costs by the Avoidance Litigation Trust as set forth in Section 5.03(a).

           (c) Promptly after receipt by an Exculpated Person of notice of the commencement of any action referred to in Section 5.03(a), such Exculpated Person will give written notice to the Litigation Trustee thereof, but the omission so to notify the Litigation Trustee will not relieve the Avoidance Litigation Trust from any liability which it may have to any Exculpated Person otherwise than pursuant to the provisions of this Section 5.03 except to the extent the Avoidance Litigation Trust is materially prejudiced thereby. The Avoidance Litigation Trust shall have no liability for any cost or expense incurred by such Exculpated Person prior to the notification to the Litigation Trustee of such action. In case any such action is brought against an Exculpated Person, and it notifies the Litigation Trustee of the commencement thereof, the Litigation Trustee will be entitled to participate in, and to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to the Litigation Trustee, and after notice from the Litigation Trustee to such Exculpated Person, the Avoidance Litigation Trust and Newco shall not, except as hereinafter provided, be responsible for any legal or other expenses subsequently incurred by the Exculpated Person in connection with the defense thereof. If separate counsel is required as to any such claim-over, the Avoidance Litigation Trust shall pay for the reasonable fees and expenses of competent counsel selected by the Exculpated Person, subject to the approval of the Litigation Trustee which approval will not be unreasonably withheld or delayed. No settlement of any such claim-over shall require any financial contribution on the part of any Exculpated Person. The Avoidance Litigation Trust and Newco shall not be liable for any settlement of any such action or proceeding effected without its written consent, but if settled with its written consent, or if there be a final judgment for the plaintiff in any such action or proceeding, the Avoidance Litigation Trust agrees to indemnify and hold harmless such Exculpated Person from and against any loss or liability by reason of such settlement or judgment.

     5.04 Distribution of Distributable Proceeds. Subject to Section 5.05 hereof, following the resolution of all or a portion of any of the Avoidance Litigation Claims, whether by interim or final award or arbitrators decision, settlement, judgment, accounting or order (in each case, which is not subject to appeal or review by any tribunal or court), resulting in the collection of Net Avoidance Litigation Proceeds, and provided that (x) the Litigation Trustee has paid all Litigation Trust Costs incurred to date, (y) the Litigation Trustee has terminated the Loan Agreement with Newco and provided Newco with an instrument in form and substance reasonably satisfactory to Newco releasing Newco from any further liability to make advances under the Loan Agreement to pay Administrative Costs and Expenses, and (z) the Avoidance Litigation Trust, after consultation with Newco, has established a reasonable reserve for all indemnity claims theretofore asserted pursuant to Section 5.03 hereof and sixty (60) days have elapsed since the Avoidance Litigation Trust notifies Newco in writing of the amount of the reserve and that it waives the right to prosecute any Avoidance Litigation Claims that it has not already begun to prosecute as of the date of such notice, the Litigation Trustee shall distribute the remaining Distributable Proceeds as follows:

          (i) thirty percent (30%) of such amounts shall be distributed to the Beneficiaries which are holders of Allowed Unsecured Claims pursuant to Section 4.4 of the Plan;

          (ii) four and nine-tenths percent (4.9%) of such amounts shall be distributed to the Beneficiaries which are holders of Fixed Senior Secured Claims pursuant to Section 4.2(b)(i)(7) of the Plan; and

          (iii) sixty-five and one-tenth percent (65.1%) of such amounts shall be distributed to Newco.

     5.05 Distributions Generally; Method of Payment; Undeliverable Property.
(a) The amount of Distributable Proceeds shall be reasonably determined by the Litigation Trustee prior to December 31st of each year commencing on the first December 31st following the first anniversary of the Consummation Date. All distributions of Net Avoidance Litigation Proceeds pursuant to Section 5.04 shall be made at such times and in such amounts as shall be determined by the Litigation Trustee. In no event shall any distribution be made to any Beneficiary unless all Litigation Trust Costs incurred prior to the date of such distribution and then due and payable have been paid.

          (b) All amounts payable to a Beneficiary pursuant to this Avoidance Litigation Trust Agreement shall be paid by the Litigation Trustee to such Beneficiary by check payable to such Beneficiary, mailed first class to the address of such Beneficiary appearing on the Beneficiary List. All payments required to be made by the Litigation Trustee to the Beneficiaries shall be made in Cash denominated in U.S. dollars and, if in check form, drawn on a domestic bank selected by the Litigation Trustee.

          (c) If any distribution to a Beneficiary of Distributable Proceeds is returned to the Avoidance Litigation Trust as undeliverable, no further distribution thereof shall be made to such Beneficiary unless and until the Avoidance Litigation Trust is notified in writing of such Beneficiary's then current address within the time period specified in Section 5.05(d). For purposes of this Avoidance Litigation Trust Agreement, undeliverable distributions shall include checks (as of the date of their issuance) sent to a Beneficiary, respecting distributions to such Beneficiary, which checks have not been cashed within six months following the date of issuance of such checks. Undeliverable distributions shall remain in the possession of the Avoidance Litigation Trust until the earlier of (i) such time as the relevant distribution becomes deliverable and (ii) the time period specified in Section 5.05(d).

          (d) Any Beneficiary that does not assert a claim for an undeliverable distribution of Distributable Proceeds held by the Avoidance Litigation Trust within one year after the date such distribution was originally made (but in no event longer than six months after all of the Distributable Proceeds have been distributed except for undeliverable distributions), shall no longer have any claim to or interest in such undeliverable distributions, and such undeliverable distributions shall revert to or remain in the Avoidance Litigation Trust and shall be redistributed to the applicable Beneficiaries in accordance with this Avoidance Litigation Trust Agreement.

                                  ARTICLE VI
                                  TAX MATTERS

     6.01 Treatment. For all federal income tax purposes, this Avoidance Litigation Trust shall be treated as a partnership, and the Beneficiaries shall be treated as partners. The Litigation Trustee will file such tax returns and provide Newco and the other Beneficiaries with such information statements as may be provided by law.

     6.02 Allocation. The Litigation Trustee shall cause taxable income and taxable loss of the Avoidance Litigation Trust to be allocated among the Beneficiaries in such manner as it determines to equitably reflect such persons' share of taxable income and taxable loss, which allocations may reflect the sharing ratios described in Section 5.04.


                                  ARTICLE VII
              POWERS OF AND LIMITATIONS ON THE LITIGATION TRUSTEE

     7.01 Powers of the Litigation Trustee. Without limitation, but subject to the remaining provisions herein, the Litigation Trustee shall be expressly authorized to:

          (a) execute any documents and take any other actions related to, or in connection with, the liquidation of the Litigation Trust Assets and the exercise of the Litigation Trustee's powers granted herein;

          (b) hold legal title to any and all rights of the Beneficiaries in or arising from the Litigation Trust Assets;

          (c) protect and enforce the rights to the Litigation Trust Assets vested in the Litigation Trustee by this Avoidance Litigation Trust Agreement by any method deemed appropriate including, without limitation, by judicial proceedings or pursuant to any applicable bankruptcy, insolvency, moratorium or similar law and general principles of equity;

          (d) deliver the Distributable Proceeds to the Beneficiaries in accordance with this Avoidance Litigation Trust Agreement;

          (e) have exclusive power to initiate, prosecute, supervise and direct the Avoidance Litigation Claims; provided, however, that all Avoidance Litigation Claims shall be brought solely before the District Court, unless the District Court is found not to have jurisdiction;

          (f) have exclusive power to settle or otherwise compromise the Avoidance Litigation Claims, subject, however, to either (i) District Court approval or (ii) the direction of Newco to dismiss with prejudice, to compromise or to settle such Avoidance Litigation Claim if such Avoidance Litigation Claim is against any person or entity which is a provider of goods or services to Newco or party to any licensing arrangement with Newco, or, in each case, any of its direct or indirect subsidiaries, at any time from and after the Consummation Date and if Newco, in its sole discretion, reasonably believes that such Avoidance Litigation Claim could have an adverse effect on its business;

          (g) file, if necessary, any and all tax information returns with respect to the Avoidance Litigation Trust and pay taxes properly payable by the Avoidance Litigation Trust, if any, and make distributions to the Beneficiaries net of such taxes;

          (h) make all necessary filings in accordance with any applicable law, statute or regulation, including, but not limited to, the Exchange Act;

          (i) determine and satisfy any and all ordinary course liabilities created, incurred or assumed by the Avoidance Litigation Trust;

          (j) pay all ordinary course expenses and make all other payment relating to the Avoidance Litigation Trust;

          (k) retain and pay professionals, including but not limited to attorneys, accountants and experts necessary to carry out its obligations hereunder, including, without limitation, the members of any professional services firm with which the Litigation Trustee is affiliated;

          (l) invest moneys received by the Avoidance Litigation Trust or otherwise held by the Avoidance Litigation Trust in accordance with
          Section 7.04 hereof;

          (m) execute, deliver and perform its obligations under the Loan Agreement, the Note and the Security Agreement;

          (n) provide the indemnification and exculpation, pay the Litigation Trust Costs, maintain the books and records of the Avoidance Litigation Trust and prepare reports each as provided herein, and engage in such other acts or actions as otherwise contemplated by this Agreement;

          (o) in the event that the Litigation Trustee determines that the Beneficiaries or the Avoidance Litigation Trust may, will or have become subject to adverse tax consequences, in its sole discretion, take such actions that will, or are intended to, alleviate such adverse tax consequences;

          (p) object to any Claim to the extent, and only to the extent, authorized by Section 7.9 of the Plan; and

          (q) establish appropriate reserves for Disputed Claims.

     7.02 Limitations on Litigation Trustee's Right to Commence Avoidance Actions. Unless otherwise authorized by the District Court, the Litigation Trustee may not commence actions under section 510, 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code later than four (4) months after the Consummation Date.

     7.03 No Operations as an Investment Company, Trade or Business. No part of the Litigation Trust Assets shall be used or disposed of by the Litigation Trustee in furtherance of any trade or business. The Litigation Trustee shall, on behalf of the Avoidance Litigation Trust, hold the Avoidance Litigation Trust out as a trust in the process of liquidation and not as an investment company. The Litigation Trustee shall be restricted to the enforcement on behalf of and for the benefit of the Beneficiaries of the Avoidance Litigation Claims, the payments and distribution of the Distributable Proceeds for the purpose set forth in this Avoidance Litigation Trust Agreement and the conservation and protection of the Litigation Trust Assets and the administration thereof in accordance with the provisions of this Avoidance Litigation Trust Agreement.

     7.04 Investment of Litigation Trust Moneys. The Litigation Trustee shall invest the moneys received by the Avoidance Litigation Trust or otherwise held in the Avoidance Litigation Trust Estate in (i) short-term certificates of deposit or money market accounts maintained by or issued by domestic banks having in excess of $1 billion in capital and surplus and one of the two highest ratings given by both Moody's and Standard & Poors, (ii) insured demand deposit accounts or certificates of deposit maintained by or issued by any savings institution or commercial bank insured by the United States government or any agency thereof and (iii) short-term marketable direct obligations of, or guaranteed as to principal and interest by, the United States government or any agency thereof; provided, however, that the maturities of any of the foregoing shall not exceed 30 days.


                                 ARTICLE VIII
                       CONCERNING THE LITIGATION TRUSTEE

     8.01 Generally. The Litigation Trustee accepts and undertakes to discharge the Litigation Trust created by this Avoidance Litigation Trust Agreement upon the terms and conditions hereof. The Litigation Trustee shall not have any liability for any of its acts or omissions in connection with the selection and hiring of professionals, or the initiation, prosecution, supervision, direction, compromising or settling of any Avoidance Litigation Claims, or the performance of any of its other duties hereunder, except in the case of its gross negligence or its own intentional and willful misconduct, and in no event shall the Litigation Trustee be liable for any action taken in reliance upon the advice of professionals selected with due care in respect of the subject matter in question. Notwithstanding the foregoing, the Litigation Trustee may, without liability therefor, retain the services of any professional services firm with which the Litigation Trustee is affiliated. The Litigation Trustee shall maintain the chief executive office of the Avoidance Litigation Trust and the principal office where the records relating to the Avoidance Litigation Trust are maintained in the county of ___________, state of [Delaware].

     8.02 Reliance by Litigation Trustee. Except as otherwise provided in this Avoidance Litigation Trust Agreement:

          (a) the Litigation Trustee may rely and shall be protected in acting upon any resolution, statement, instrument, opinion, report, notice, request, consent, order or other paper or document reasonably believed by the Litigation Trustee to be genuine and to have been signed or presented by the proper party or parties;

          (b) the Litigation Trustee may consult with independent legal counsel to be selected by it with due care and the advice or opinion of such counsel shall be full and complete personal protection to the Litigation Trustee and agents of the Avoidance Litigation Trust in respect of any action taken or suffered by it in good faith and in reliance on, or in accordance with, such advice or opinion, including, without limitation, the advice or opinion of a member of any law firm with which the Litigation Trustee is affiliated; and

          (c) persons dealing with the Litigation Trustee shall look only to the Litigation Trust Assets to satisfy any liability incurred by the Litigation Trustee to such person in carrying out the terms of this Avoidance Litigation Trust

          Agreement, and the Litigation Trustee shall have no personal or individual obligation to satisfy any such liability.

     8.03 Liability to Third Persons. No Beneficiary shall be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the Litigation Trust Assets or the affairs of the Avoidance Litigation Trust, and no Litigation Trustee or agent of the Avoidance Litigation Trust shall be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the Litigation Trust Assets or the affairs of this Avoidance Litigation Trust, except for its gross negligence or its own intentional and willful misconduct; and all such persons shall look solely to the Litigation Trust Assets for satisfaction of claims of any nature arising in connection with affairs of the Avoidance Litigation Trust.

     8.04 Nonliability of Litigation Trustee for Acts of Others. Nothing contained in this Avoidance Litigation Trust Agreement shall be deemed to be an assumption by the Litigation Trustee of any of the liabilities, obligations or duties of any of the other parties hereto; and shall not be deemed to be or contain a covenant or agreement by the Litigation Trustee to assume or accept any such liability, obligation or duty. Any successor Litigation Trustee may accept and rely upon any accounting made by or on behalf of any predecessor Litigation Trustee hereunder, and any statement or representation made as to the assets comprising the Litigation Trust Assets or as to any other fact bearing upon the prior administration of the Avoidance Litigation Trust. A Litigation Trustee shall not be liable for having accepted and relied upon such accounting, statement or representation if it is later proved to be incomplete, inaccurate or untrue. A Litigation Trustee or successor Litigation Trustee shall not be liable for any act or omission of any predecessor Litigation Trustee, nor have a duty to enforce any claims against any predecessor Litigation Trustee on account of any such act or omission.

     8.05 Indemnity. The Litigation Trustee, its employees, officers, directors and principals (collectively, the "Indemnified Parties") shall be indemnified by
                                   -------------------
the Avoidance Litigation Trust from any losses, claims, damages, liabilities or expenses (including, without limitation, reasonable attorneys' fees, disbursements and related expenses) which the Indemnified Parties may incur or to which the Indemnified Parties may become subject in connection with any action, suit, proceeding or investigation brought by or threatened against the Indemnified Parties other than for its own gross negligence, its recklessness or its own intentional or willful and wanton misconduct. Notwithstanding any provision herein to the contrary, the Indemnified Parties shall be entitled to obtain advances from the Avoidance Litigation Trust to cover their expenses of defending themselves in any action brought against them as a result of the acts or omissions of the Litigation Trustee in its capacity as such, provided, however, that the Indemnified Parties receiving such advances shall repay the amounts so advanced to the Avoidance Litigation Trust upon the entry of a final order of any court of competent jurisdiction finding that such Indemnified Parties were not entitled to any indemnity under the provisions of this Section 8.05.

     8.06 Bond. The Litigation Trustee shall not be obligated to post a bond hereunder.


                                  ARTICLE IX
                      COMPENSATION OF LITIGATION TRUSTEE

     9.01 Fees and Expenses. The Litigation Trustee shall be entitled to reimburse itself from the Avoidance Litigation Trust for all Administrative Costs and Expenses incurred by it in the performance of its duties in accordance with this Avoidance Litigation Trust Agreement. The Litigation Trustee shall be entitled to a fee of $________ for its services as Litigation Trustee hereunder.


                                   ARTICLE X
             LITIGATION TRUSTEE AND SUCCESSOR LITIGATION TRUSTEES

     10.01 Generally. The Litigation Trustee shall initially be ______________. If the Litigation Trustee shall ever change its name or reorganize, reincorporate or merge with or into or consolidate with any other entity, such Litigation Trustee shall be deemed to be a continuing entity and shall continue to act as a Litigation Trustee hereunder with the same liabilities, duties, powers, rights, titles, discretions and privileges as are herein specified for a Litigation Trustee.

     10.02 Resignation. The Litigation Trustee may resign and be discharged from the trusts hereby created by giving at least thirty (30) days prior written notice thereof to Newco and each of the other Beneficiaries. Such resignation shall become effective on the later to occur of (a) the date specified in such written notice, or (b) the effective date of the appointment of a successor Litigation Trustee in accordance with Section 10.04 hereof and such successor's acceptance of such appointment.

     10.03 Removal. The Litigation Trustee may be removed, with or without cause, by Newco with the consent of the Creditors Committee if the Creditors
Committee is still in existence; otherwise, by Newco.   Such removal shall
become effective on the later to occur of (a) the date such action is taken by Newco or (b) the effective date of the appointment of a successor Litigation Trustee in accordance with Section 10.04 hereof and such successor's acceptance of such appointment.

     10.04 Appointment of Successor Litigation Trustee; Acceptance of Appointment by Successor Litigation Trustee. The death, resignation, removal, incompetency, bankruptcy or insolvency of the Litigation Trustee shall not operate to terminate the Avoidance Litigation Trust created by this Avoidance Litigation Trust Agreement or to revoke any existing agency created pursuant to the terms of this Avoidance Litigation Trust Agreement or invalidate any action theretofore taken by the Litigation Trustee. In any such event, a successor Litigation

Trustee shall be promptly selected by the Creditors Committee, subject to the reasonable consent of Newco, if the Creditors Committee is still in existence; otherwise by the holders of a majority of the Beneficial Interests in the Avoidance Litigation Trust, excluding the Beneficial Interest of Newco, subject to the reasonable consent of Newco. In the event that Newco and such holders are unable to agree upon a successor Litigation Trustee within sixty (60) days, either group may apply to the District Court for the appointment of a successor Litigation Trustee and the District Court shall appoint such successor and make any amendments to this Avoidance Litigation Trust Agreement as may be required in connection with the appointment of such successor Litigation Trustee. Any successor Litigation Trustee appointed hereunder shall execute an instrument accepting its appointment and shall deliver one counterpart thereof to the District Court for filing, and, in case of the Litigation Trustee's resignation, to the retiring Litigation Trustee. Thereupon, such successor shall, without any further act, become vested with all the obligations, duties, powers, rights, title, discretion and privileges of its predecessor in the Avoidance Litigation Trust with like effect as if originally named Litigation Trustee and shall be deemed appointed pursuant to Section 1123(b)(3)(B) of the Bankruptcy Code to retain and enforce any Avoidance Litigation Claims for the benefit of the Beneficiaries. The retiring Litigation Trustee shall duly assign, transfer and deliver to such successor all property and money held by such retiring Litigation Trustee hereunder and shall, as directed by the District Court or reasonably requested by such successor, execute and deliver an instrument or instruments conveying and transferring to such successor upon the trust herein expressed, all the obligations, duties, powers, rights, title, discretion and privileges of such retiring Litigation Trustee.


                                  ARTICLE XI
                         CONCERNING THE BENEFICIARIES

     11.01 No Suits by Beneficiaries. No Beneficiary shall have any right by virtue of any provision of this Avoidance Litigation Trust Agreement to institute or participate in any action or proceeding at law or in equity against any party other than the Litigation Trustee with respect to the Avoidance Litigation Claims.

     11.02 Requirement of Undertaking. The Litigation Trustee may request the District Court to require, in any suit for the enforcement of any right or remedy under this Avoidance Litigation Trust Agreement, or in any suit against the Litigation Trustee for any action taken or omitted by it as Litigation Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, including reasonable attorneys' fees, against any party litigant in such suit; provided, however, that the provisions of this Section
11.02 shall not apply to any suit by the Litigation Trustee.

                                  ARTICLE XII
                                 JURISDICTION

     12.01 Jurisdiction. The parties agree that the District Court shall have jurisdiction over the Avoidance Litigation Trust, the Litigation Trustee, the Avoidance Litigation Claims and the remaining Litigation Trust Assets, including, without limitation, jurisdiction to determine all controversies and disputes arising under or in connection with this Avoidance Litigation Trust Agreement. The Litigation Trustee shall have the power and authority to bring any action in the District Court to prosecute the Avoidance Litigation Claims as provided in Section 7.01. The District Court shall have the authority to construe and interpret this Avoidance Litigation Trust Agreement and to establish, amend and revoke rules and regulations for the administration of this Avoidance Litigation Trust, including, but not limited to, correcting any defect or supplying any omission, or reconciling any inconsistency in this Avoidance Litigation Trust Agreement, in the manner and to the extent it shall deem necessary or advisable to make this Avoidance Litigation Trust fully effective, and all decisions and determinations by the District Court in the exercise of this power shall be final and binding upon the Litigation Trustee, Newco and the other Beneficiaries.


                                 ARTICLE XIII
                        ADMINISTRATION OF TRUST ESTATE

     13.01 Reports.  The Litigation Trustee shall file with the District
Court: (a) within 45 days after the end of each first and third fiscal quarter, an unaudited semi-annual financial report for the previous fiscal half-year regarding the financial condition and results of operations of the Avoidance Litigation Trust for such fiscal half-year, (b) within 90 days after the end of each fiscal year, an unaudited annual financial report regarding the financial condition and results of operation of the Avoidance Litigation Trust, including a statement of receipts and disbursements and a report on changes in the Litigation Trustee, if any, and (c) within 45 days after the end of each first and third fiscal quarter, a semi-annual report concerning the status of all Avoidance Litigation Claims which have been filed, including material developments, such as settlements and other material events. The Litigation Trustee shall provide a copy of such reports to the Creditors Committee if the Creditors Committee is still in existence and to any Beneficiary at such Beneficiary's request and cost. If the Avoidance Litigation Trust becomes subject to the registration requirements of the Exchange Act, the Litigation Trustee shall cause the Avoidance Litigation Trust to register pursuant to, and comply with the applicable reporting requirements of, the Exchange Act and will issue reports to Beneficiaries in accordance therewith.

     13.02 Fiscal Year. The fiscal year of the Avoidance Litigation Trust shall be the calendar year.

     13.03 Books and Records. The Litigation Trustee shall maintain, in respect of the Avoidance Litigation Trust and the Beneficiaries, a list of the names and addresses of the Beneficiaries (the "Beneficiary List"), and books and
                                               ----------------
records relating to the assets and the income of the Avoidance Litigation Trust and the payment of expenses of the Avoidance Litigation Trust, in such detail and for such period of time as may be necessary to enable it to make full and proper reports in respect thereof in accordance with the provisions of Section
13.01 and Article VI hereof and to comply with applicable provisions of law. Each Beneficiary shall be responsible for providing the Litigation Trustee with written notice of any change in address. The Litigation Trustee is not obligated to make any effort to determine the correct address of a Beneficiary and may, until otherwise advised in writing by any Beneficiary, rely upon the Beneficiary List.

     13.04 Newco Reports to Litigation Trustee. Newco shall provide the Litigation Trustee with periodic reports of the status of claims resolutions (no less frequently than monthly during the first six months after the Consummation Date and no less frequently than quarterly thereafter until all claims have been resolved by the District Court) and such other information relating thereto as the Litigation Trustee shall reasonably request.



                                  ARTICLE XIV
                           MISCELLANEOUS PROVISIONS

     14.01 Construction. This Avoidance Litigation Trust Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and the United States of America; provided that the Avoidance Litigation Trust and any interpretation or enforcement of the provisions of this Avoidance Litigation Trust Agreement shall be subject to the jurisdiction of the District Court as contemplated by Article XII hereof. The Litigation Trustee's interpretation of the provisions of this Avoidance Litigation Trust Agreement and the provisions of the Plan as they relate to the prosecution of the Avoidance Litigation Claims shall be deemed conclusive in the absence of a contrary interpretation of the District Court.

     14.02 Severability. In the event any provision of this Avoidance Litigation Trust Agreement or the application thereof to any person or circumstances shall be determined by a final order of a court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Avoidance Litigation Trust Agreement or the application of such provision to persons or circumstances or in jurisdictions other than those as to or in which it is held or unenforceable, shall not be affected thereby, and each provision of this Avoidance Litigation Trust Agreement shall be valid and enforced to the fullest permitted by law.

     14.03 Cooperation. Newco shall provide the Litigation Trustee, at no cost to the Litigation Trustee, the Avoidance Litigation Trust or the Beneficiaries, with such access to its and its subsidiaries' books, records and employees as the Litigation Trustee may reasonably request during regular business hours for the purpose of performing its duties and exercising its duties hereunder, including, without limitation, by providing documents and making its officers, directors and employees available to provide testimony and otherwise to assist the Litigation Trustee in prosecuting the Avoidance Litigation Claims; provided that copying costs, if any, shall be paid by the Avoidance Litigation Trust as an Administrative Cost and Expense.

     14.04 Notices. Any notice or other communication required or permitted to be made in accordance with this Avoidance Litigation Trust Agreement shall be in writing and shall be deemed to have been sufficiently given, for all purposes, if delivered personally or by telex or other telegraphic means or mailed by first class mail:

          (i)   if to the Litigation Trustee, __________________, attention:
                ________________.

          (ii) if to Newco, at 685 Third Avenue, New York, New York 10017, attention: Corporate Secretary, with a copy to Battle Fowler, LLP, 75 East 55th Street, New York, New York, 10022, attention:
                Lawrence Mittman, Esq.

          (iii) if to any Beneficiary, to such Beneficiary at the address set forth in the Beneficiary List.

          (iv) if to the Creditors Committee, to Willkie, Farr & Gallagher, 787 Seventh Avenue, New York, New York 10022, attention:
                ___________________.

Any party to this Avoidance Litigation Trust Agreement may change its address for the above purposes by notifying in writing the other parties of such change in address.

     14.05 Headings. The headings contained in this Avoidance Litigation
Trust Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Avoidance Litigation Trust Agreement or of any term or provision hereof.

     14.06 Counterparts. This Avoidance Litigation Trust Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

           IN WITNESS WHEREOF, the parties hereto have executed this Avoidance Litigation Trust Agreement or caused this Avoidance Litigation Trust Agreement to be duly executed by their respective officers and the Litigation Trustee herein has executed this Avoidance Litigation Trust Agreement, as Litigation Trustee, effective as of the date first above written.

                              MARVEL ENTERTAINMENT GROUP, INC.


                              By:_______________________________________
                              Name:
                              Title:

                              THE ASHER CANDY COMPANY


                              By:_______________________________________
                              Name:
                              Title:


                              FLEER CORP.


                              By:_______________________________________
                              Name:
                              Title:


                              FRANK H. FLEER CORP.


                              By:_______________________________________
                              Name:
                              Title:


                              HEROES WORLD DISTRIBUTION, INC.


                              By:_______________________________________
                              Name:
                              Title:


                              MALIBU COMICS ENTERTAINMENT, INC.


                              By:_______________________________________
                              Name:
                              Title:

                              MARVEL CHARACTERS, INC.


                              By:_______________________________________
                              Name:
                              Title:

                              MARVEL DIRECT MARKETING, INC.


                              By:_______________________________________
                              Name:
                              Title:


                              SKYBOX INTERNATIONAL INC.


                              By:_______________________________________
                              Name:
                              Title:



                              By:_______________________________________
                                   John J. Gibbons, solely in his capacity as
                                   chapter 11 trustee for the Marvel Debtors


                              [MARVEL, INC.]


                              By:_______________________________________
                              Name:
                              Title:


                              [AVOIDANCE LITIGATION TRUSTEE]

                              By:_______________________________________

                                                                       EXHIBIT 2



                   AVOIDANCE LITIGATION TRUST LOAN AGREEMENT

                          dated as of ________, 1998

                                by and between

                              __________________,
                     solely as trustee under that certain
         Avoidance Litigation Trust Agreement, dated the date hereof, establishing a trust for the benefit of the beneficiaries thereunder

                                      and

                                [Marvel, Inc.],
                            a Delaware corporation

                               TABLE OF CONTENTS

                                                                                                    Page
                                                                                                    ----
ARTICLE I

     DEFINITIONS..................................................................................     2
     Section 1.1  Definitions.....................................................................     2
     Section 1.2  Exhibits........................................................................     4

ARTICLE II

     AMOUNT AND TERMS OF LOANS....................................................................     4
     Section 2.1  Commitment......................................................................     4
     Section 2.2  Authorization and Issuance of Note..............................................     5
     Section 2.3  Interest Rates; Payment of Principal and Interest on Facility...................     5
     Section 2.4  Computation of Interest; Maximum Interest Rate..................................     6
     Section 2.5  Voluntary Prepayments...........................................................     6
     Section 2.6  Mandatory Prepayments...........................................................     7
     Section 2.7  Holidays........................................................................     7
     Section 2.8  Time and Place of Payments......................................................     7

ARTICLE III

     AFFIRMATIVE COVENANTS OF THE BORROWER........................................................     7
     Section 3.1  Notice of Certain Events........................................................     7
     Section 3.2  Taxes...........................................................................     7
     Section 3.3  Further Assurances..............................................................     7

ARTICLE IV

     NEGATIVE COVENANTS OF THE BORROWER...........................................................     8
     Section 4.1  Debt............................................................................     8
     Section 4.2  Liens...........................................................................     8
     Section 4.3  Borrower's Activities...........................................................     8
     Section 4.4  Use of Proceeds.................................................................     8
     Section 4.5  Restrictions on Fundamental Changes.............................................     8
     Section 4.6  Distributions...................................................................     9

ARTICLE V

     EVENTS OF DEFAULT............................................................................     9
     Section 5.1  Events of Default...............................................................     9

     Section 5.2  Remedies.....................................................................   10

ARTICLE VI

     MISCELLANEOUS.............................................................................   11
     Section 6.1   Waivers; Modifications in Writing...........................................   11
     Section 6.2   Failure or Delay; Limitation on Liability...................................   11
     Section 6.3   Notices, etc................................................................   11
     Section 6.4   Binding Effect..............................................................   12
     Section 6.5   Headings....................................................................   12
     Section 6.6   Execution in Counterparts...................................................   12
     Section 6.7   Governing Law; Jurisdiction.................................................   12
     Section 6.8   Severability of Provisions..................................................   13
     Section 6.9   Survival of Agreements, Representations and Warranties......................   13
     Section 6.10  Complete Agreement..........................................................   13

Exhibits

Exhibit A -    Form of Note
Exhibit B -    Form of Security Agreement

                   AVOIDANCE LITIGATION TRUST LOAN AGREEMENT

     This Avoidance Litigation Trust Loan Agreement is made as of the __ day of ______, 1998, by and between [Marvel, Inc.], a Delaware corporation, and___________, solely as trustee under that certain Avoidance Litigation Trust Agreement, dated the date hereof, establishing a trust for the benefit of the beneficiaries thereunder.


                             PRELIMINARY STATEMENT

     On or about __________ __, 1998, the United States District Court for the District of Delaware (the "District Court") entered an order confirming the Fourth Amended Joint Plan of Reorganization Under Chapter 11 of the United States Bankruptcy Code, dated July __, 1998 (as may thereafter be amended, restated or otherwise modified, the "Plan"), filed by certain of the secured creditors of Marvel Entertainment Group, Inc., The Asher Candy Company, Fleer Corp., Frank H. Fleer Corp., Heroes World Distribution, Inc., Malibu Comics Entertainment, Inc., Marvel Characters, Inc., Marvel Direct Marketing Inc., and Skybox International Inc. (the "Marvel Debtors") and by Toy Biz, Inc. (which has since changed its name to [Marvel, Inc.]).

     Pursuant to the Plan and that certain Avoidance Litigation Trust Agreement (the "Litigation Trust Agreement"), dated the date hereof, among the Marvel Debtors, John J. Gibbons (solely in his capacity as chapter 11 trustee for the Marvel Debtors), the Trustee and the Lender, (i) the Marvel Debtors have contributed to the Trustee in trust all of their interests in any Causes of Action arising pursuant to sections 510, 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code including the right to prosecute the motion pursuant to Fed. R. Civ. P. 60(b) filed by the Creditors Committee on December 23, 1997, but excluding those (x) relating to any tax-sharing or other similar agreement or (y) against any person or entity released or exculpated under the Plan (the "Litigation Claims") and (ii) the Trustee has agreed to enforce the Litigation Claims, if any, for the benefit of all holders of Allowed Unsecured Claims (other than Intercompany Claims and the LaSalle Claim), holders of Allowed Fixed Senior Secured Claims and the Lender (collectively, the "Beneficiaries") and to hold the Net Avoidance Litigation Proceeds, if any, in trust for the Beneficiaries; any litigation claims (x) relating to any tax-sharing or other similar agreement or (y) against any person or entity released or exculpated under the Plan, will remain the property of the applicable Marvel Debtor.

     The Trust has been created pursuant to the Litigation Trust Agreement for the sole purpose of coordinating the prosecution, direction, settlement or expeditious compromise of any Litigation Claims on behalf of and for the benefit of the Beneficiaries and to distribute the proceeds to the Beneficiaries in accordance therewith.

     Pursuant to Section 7.5 of the Plan and this Agreement, the Lender has agreed to provide loans to the Trust in an aggregate amount not to exceed, at any given time, One Million One Hundred Thousand Dollars ($1,100,000), to be used by the Trustee to pay certain costs of the Trust, on the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants, conditions and provisions as hereinafter set forth, the parties hereto agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

          Section 1.1    Definitions. Terms defined in the Plan, and not
                         -----------
otherwise defined herein, shall have the meanings ascribed to such terms in the Plan. For purposes of this Agreement, the following capitalized terms shall have the following meanings:

          "Agreement" means this Loan Agreement between the Borrower, on the one
           ---------
hand, and the Lender, on the other hand, together with all exhibits and schedules hereto and any and all amendments, extensions or supplements hereto.

          "Beneficiaries" has the meaning set forth in the Preliminary
           -------------
Statement.

          "Borrower" means the Trust.
           --------

          "Borrowing" means a borrowing under this Agreement consisting of a
           ---------
Loan or Loans made by the Lender to the Borrower.

          "Business Day" means a day which is not a Saturday or Sunday and on
           ------------
which major commercial banks are open for business in New York, New York.

          "Collateral" shall have the meaning ascribed thereto under the
           ----------
Security Agreement.

          "Commitment" means the total amount of the Lender's commitment
           ----------
hereunder to extend credit to the Borrower by means of Loans.

          "Commitment Termination Date" means the earlier of (i) ________, 2003,
           ---------------------------
(ii) the date upon which the Trustee terminates the Commitment by notice to the Lender and (iii) the date of the first distribution by the Trust to the Beneficiaries.

          "Debt" means (a) all obligations of the Borrower for borrowed money,
           ----
(b) all obligations of the Borrower evidenced by bonds, debentures, notes or other similar instruments, and (c) all obligations or liabilities of others secured by a Lien on any asset owned by the Borrower.

          "District Court" has the meaning set forth in the Preliminary
           --------------
Statement.

          "Event of Default" shall have the meaning set forth in Section 5.1 of
           ----------------
this Agreement.

          "GAAP" means generally accepted accounting principles set forth in the
           ----
opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

          "Lender" means [Marvel, Inc.], a Delaware corporation, and its
           ------
successors and assigns.

          "Lien" means any lien, mortgage, pledge, security interest, charge or
           ----
encumbrance of any kind (including any conditional sale or other title retention agreement or any lease in the nature thereof) and any agreement to give or refrain from giving any lien, mortgage, pledge, security interest, charge or other encumbrance of any kind.

          "Litigation Claims" has the meaning set forth in the Preliminary
           -----------------
Statement.

          "Litigation Trust Agreement" has the meaning set forth in the
           --------------------------
Preliminary Statement.

          "Loan" and "Loans" means the loans to be made by the Lender to the
           ----       -----
Borrower pursuant to Article II of this Agreement.

          "Loan Documents" means the Security Agreement, the Note and any and
           --------------
all other documents, agreements or instruments executed or delivered therewith by the Borrower in connection with the closing of the transactions contemplated by this Agreement, including Uniform Commercial Code financing statements.

          "Marvel Debtors" has the meaning set forth in the Preliminary
           --------------
Statement.

          "Maturity Date" means the earlier to occur of (i) _________, 2003 and
           -------------
(ii) the date of the first distribution by the Trust to the Beneficiaries.

          "Note" means the grid promissory note, substantially in the form of
           ----
Exhibit A attached hereto, executed by the Borrower to the order of the Lender
---------
and evidencing the obligation of the Borrower to repay the Loans made by the Lender hereunder.

          "Person" means natural persons, corporations, partnerships, trusts,
           ------
associations, estates, organizations, governmental divisions, agencies or authorities, firms or entities.

          "Plan" has the meaning set forth in the Preliminary Statement.
           ----

          "Professional Fees" means (i) fees and expenses of professionals
           -----------------
retained by the Trustee on behalf of the Trust (including, without limitation, attorneys, accountants and expert fees and expenses) and (ii) up to $100,000 for professional fees and costs incurred by the Creditors' Committee and the expenses of its members solely for the purposes set forth to Section 6.16 of the Plan.

          "Security Agreement" means that certain Security Agreement, dated as
           ------------------
of the date hereof, between the Borrower, on the one hand, and the Lender, on the other hand, substantially in the form of Exhibit B attached hereto.
                                             ---------

          "Trust" means the trust established for the Beneficiaries pursuant to
           -----
the Litigation Trust Agreement.

          "Trust Costs" means the administrative expenses of the Trust,
           -----------
including, without limitation, Professional Fees, taxes, bank charges, filing and registration fees, postage, telephone, facsimile, copying and messenger costs, and secretarial and administrative costs attendant to the maintenance of the Trust and the responsibilities of the Trustee thereunder, the fee of the Trustee and any indemnification costs and expenses owing to any indemnified party under Section 8.05 of the Litigation Trust Agreement, but excluding any Indemnification Costs (as defined in the Litigation Trust Agreement).

          "Trustee" means [____________], solely as trustee under the Trust, and
           -------
its successors appointed pursuant to the Litigation Trust Agreement.

          "Unmatured Event of Default" means an event, act or occurrence which
           --------------------------
with the giving of notice or the passage of time (or both) could become an Event of Default.

          Section 1.2  Exhibits.   All of the exhibits and schedules attached to
                       --------
this Agreement shall be deemed incorporated herein by reference.

                                  ARTICLE II

                           AMOUNT AND TERMS OF LOANS
                           -------------------------

               Section 2.1 Commitment.
                           ----------

               (a) Subject to the terms and conditions hereof, the Lender agrees, prior to the Commitment Termination Date, to make loans to the Borrower from time to time in an aggregate principal amount at any time outstanding not to exceed One Million One Hundred Thousand Dollars ($1,100,000).

               (b) Notwithstanding the foregoing, the Lender shall not be required to make any loan hereunder if:

               (i) after giving effect to such loan, the aggregate outstanding principal amount of all Borrowings hereunder would exceed One Million One Hundred Thousand Dollars ($1,100,000); or

               (ii) an Event of Default exists, or an event has occurred which, with the giving of notice or the passage of time, or both, would become an Event of Default.

               (c) Borrower shall give the Lender notice of the date of each requested Borrowing hereunder, which notice shall be irrevocable and effective upon receipt by the Lender. Each such request for a Borrowing shall be furnished to the Lender at least five Business Days prior to the requested date of funding, and must (i) contain a representation by the Borrower that the Borrower does not have sufficient funds to pay Trust Costs payable within the following thirty days and has made no distributions to the Beneficiaries, (ii) specify the amount of such requested Borrowing, (iii) contain a representation by Borrower that, as of the date thereof, there is no Event of Default nor any event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default, and (iv) include a copy of the invoice or invoices to be paid with such Borrowing or other supporting documentation with respect to such permitted use. Each Borrowing shall be in an amount of at least $50,000. The Lender shall make the Borrowing available to Borrower on or prior to the date specified in the request for Borrowing as the borrowing date in immediately available funds to the account specified by Borrower. Notwithstanding anything to the contrary herein, Borrowings shall be used by the Borrower solely to fund Trust Costs, and $100,000 of the Commitment may only be borrowed to pay up to $100,000 of professional fees and costs incurred by the Creditors' Committee and the expenses of its members solely for the purposes set forth to Section 6.16 of the Plan.

               Section 2.2  Authorization and Issuance of Note. The Litigation
                            ----------------------------------
Trust Agreement has authorized the issuance by the Borrower of the Note in the principal amount of One Million One Hundred Thousand Dollars ($1,100,000). On the date hereof, the Borrower is issuing the Note, payable to the order of the Lender, substantially in the form of Exhibit A attached hereto with appropriate insertions.
        ---------

          Section 2.3   Interest Rates; Payment of Principal and Interest on
                        ----------------------------------------------------
Facility.
--------

          (a) The obligation of the Borrower to repay the Loan shall be evidenced by the Note, which shall be payable to the order of the Lender at the Lender's office located at 685 Third Avenue, New York, New York 10017, or at such other office of the Lender as may be designated, from time to time, by the Lender, for the account of the Lender, not later than 12:00 p.m., eastern time, on the Maturity Date.

          (b) Each Loan shall bear simple interest, upon the unpaid principal balance thereof from the date advanced at 10% per annum. Interest due on the Loans shall be due and payable on the Maturity Date or early prepayment date. Unless prepaid in accordance with the terms hereof, the Borrower shall pay the principal amount of the Loans, without demand, on the Maturity Date.

          (c) The Lender shall, and is hereby authorized by the Borrower to, endorse on the schedule attached to the Note, or otherwise record in the Lender's internal records, an appropriate notation evidencing the date and amount of each Loan from the Lender, as well as the date and amount of each payment and prepayment with respect thereto; provided, however, that the failure
                                             --------  -------
of the Lender to make such a notation or any error in such notation shall not affect the obligation of the Borrower under the Note. The Lender's internal records shall be conclusive evidence of the amount of each Loan outstanding absent manifest error .

          Section 2.4 Computation of Interest; Maximum Interest Rate.
                      ----------------------------------------------

          (a) All computations of interest with respect to the Loans and all computations of interest due under Section 2.3 hereof for any period shall be calculated on the basis of a year of 365 or 366 days for the actual number of days elapsed in such period. Interest shall accrue from the first day of the making of a Loan to the date of repayment of such Loan in accordance with the provisions hereof.

          (b) Notwithstanding anything to the contrary contained in this Agreement, the Borrower shall not be obligated to pay, and the Lender shall not be entitled to charge, collect or receive, interest in excess of the maximum rate allowed by applicable law. With respect to the Note, during any period of time in which the interest rate specified therein exceeds such maximum rate, interest shall accrue and be payable at such maximum rate.

          Section 2.5  Voluntary Prepayments.
                       ---------------------

          (a) The Borrower shall have the right at any time to prepay the Loans, in whole or in part, without penalty or premium, subject to the right to reborrow as provided herein.

          (b) Any voluntary prepayments made pursuant to this Section 2.5 and any mandatory prepayments made pursuant to Section 2.6 shall be applied as follows: first, to accrued and unpaid interest due on the principal amount being
         -----
prepaid under the Note, and second, to the principal amount due under the Note.
                            ------

          Section 2.6  Mandatory Prepayments. The unpaid principal amount of the
                       ---------------------
Note, together with all accrued but unpaid interest thereon, shall be due and payable on the Commitment Termination Date.

          Section 2.7  Holidays. Any principal or interest in respect of a Loan
                       --------
which would otherwise become due on a day other than a Business Day shall instead become due on the next succeeding Business Day and such adjustment shall be reflected in the computation of interest.

          Section 2.8  Time and Place of Payments. The Borrower shall make each
                       --------------------------
payment on the Note by making, or causing to be made, the amount thereof available to the Lender in immediately available funds at the Lender's office at 685 Third Avenue, New York, New York 10017 not later than 12:00 p.m., eastern time, on the day of payment.


                                  ARTICLE III

                     AFFIRMATIVE COVENANTS OF THE BORROWER
                     -------------------------------------

          The Borrower covenants and agrees that, so long as any portion of the Commitment under this Agreement shall be in effect and until payment in full of the Loans and the Note, the Borrower shall perform each and all of the following:

          Section 3.1  Notice of Certain Events. The Borrower shall furnish or
                       ------------------------
cause to be furnished to the Lender:

          (a) notice, as soon as practicable and, in any event, within five calendar days after the Borrower has knowledge of the occurrence of an Event of Default or any Unmatured Event of Default; and

          (b) with reasonable promptness, such other information and data with respect to the Borrower as from time to time may be reasonably requested by the Lender.

          Section 3.2  Taxes. The Borrower agrees to pay promptly when due all
                       -----
taxes, assessments and governmental charges upon or against the Borrower or the Collateral in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith by appropriate proceedings.

          Section 3.3  Further Assurances. At any time or from time to time upon
                       ------------------
the reasonable request of the Lender, the Borrower shall execute and deliver such further documents and do such other acts and things as the Lender may reasonably request in order to effect fully the purposes of this Agreement, the Note and the other Loan Documents and to provide for repayment of the Loans made hereunder with interest thereon in accordance with the terms of this Agreement and the Note.


                                  ARTICLE IV

                      NEGATIVE COVENANTS OF THE BORROWER
                      ----------------------------------

          The Borrower covenants and agrees that, so long as any portion of the Commitment under this Agreement shall be in effect and until payment in full of the Loans and the Note, the Borrower shall perform each and all of the following:

          Section 4.1   Debt.   The Borrower shall not create, incur, assume or
                        ----
otherwise become liable with respect to any Debt except (i) the Debt evidenced by the Note and this Agreement and (ii) Debt created, incurred or assumed, or with respect to which the Borrower otherwise becomes liable, with the prior written consent of the Lender.

          Section 4.2  Liens.   The Borrower shall not create or permit to exist
                       -----
any Lien on or with respect to the Collateral, except:

          (a) Liens for taxes, assessments or governmental charges or claims, the payment of which is not, at such time, required, and provided that reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made therefor;

          (b) any attachment or judgment Lien in existence less than 30 calendar days after the entry thereof or with respect to which execution has been stayed; and

          (c) Liens granted by the Borrower in favor of the Lender pursuant to the Loan Documents.

         Section 4.3  Borrower's Activities.   The Borrower shall not engage in
                      ---------------------
any activities other than as provided and permitted by the Litigation Trust Agreement as in effect on the date hereof.

          Section 4.4  Use of Proceeds. The Borrower shall not use the proceeds
                       ---------------
of the Loans for any purposes other than the payment of Trust Costs.

          Section 4.5  Restrictions on Fundamental Changes .  The Borrower shall
                       -----------------------------------
not change the nature of its activities, liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, assign, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its property or assets, whether now owned or hereafter acquired, except as provided in the Litigation Trust Agreement.

          Section 4.6  Distributions .  The Borrower shall not make any
                       -------------
distributions to Beneficiaries of the Trust other than as provided in the Litigation Trust Agreement.


                                   ARTICLE V

                               EVENTS OF DEFAULT
                               -----------------

          Section 5.1  Events of Default. The occurrence of any one or more of
                       -----------------
the following events, acts or occurrences shall constitute an event of default (an "Event of Default") hereunder:

          (a) Failure to Make Payments when Due. The Borrower shall fail to pay
              ---------------------------------
any amount owing under the Note with respect to principal of or interest on the Loans when such amount is due, whether at stated maturity, by acceleration or otherwise, and such failure shall continue for three (3) days after written notice thereof is delivered to the Borrower by the Lender; or

          (b) Breach of Certain Covenants. The Borrower shall fail to comply
              ---------------------------
with or to perform in accordance with any material representation, warranty, covenant, term, condition or agreement contained in this Agreement, the Note or any other Loan Document and the Borrower shall fail to cure such failure within thirty (30) days after written notice thereof is delivered to the Borrower by the Lender; or

          (c) Insolvency.  The Borrower shall be insolvent or unable to pay any
               ----------
of its debts as they mature; or

          (d) Involuntary Bankruptcy; Appointment of Receiver, etc.
               -----------------------------------------------------

               (i) If an involuntary case seeking the liquidation or reorganization of the Borrower under Chapter 7 or Chapter 11 of the Federal Bankruptcy Code or any similar proceeding shall be commenced against the Borrower under any other applicable law and any of the following events occur: the Borrower consents to the institution of the involuntary case; (B) the petition commencing the involuntary case is not timely controverted; the petition commencing the involuntary case is not dismissed within 60 calendar days of its filing; or an order for relief shall have been issued or entered therein; or

               (ii) A decree or order of a court shall have been entered for the appointment of a receiver, liquidator, sequestrator, custodian, trustee or other officer having similar powers to take possession of all or a substantial portion of the property or to operate all or a substantial portion of the business of the Borrower; or

       (e)  Voluntary Bankruptcy; Appointment of Receiver, etc.  The Borrower
            ---------------------------------------------------
shall institute a voluntary case seeking liquidation or reorganization under Chapter 7 or Chapter 11 of the Federal Bankruptcy Code; or the Borrower shall file a petition, answer or complaint or shall otherwise institute any similar proceeding under any other applicable law, or shall consent thereto; or the Borrower shall consent to the conversion of an involuntary case to a voluntary case; or the Borrower shall consent or acquiesce to the appointment of a receiver, liquidator, sequestrator, custodian, trustee or other officer with similar powers to take possession of all or a substantial portion of the property or to operate all or a substantial portion of the business of the Borrower; or the Borrower shall make a general assignment for the benefit of creditors; or the general partner of the Borrower adopts any resolution or otherwise authorizes action to approve any of the foregoing; or

       (f)  Judgments and Attachments.  The Borrower shall suffer any judgment,
            -------------------------
attachment, lien, execution or levy against it or its property in any material amount which is not paid, discharged, released, bonded, stayed on appeal or otherwise fully satisfied within thirty days of the Borrower's actual knowledge thereof; or

       (g)  Dissolution.  Any order, judgment or decree shall be entered
            -----------
decreeing the dissolution of the Borrower, whether by voluntary or involuntary action; or

       (h)  Termination of Loan Documents. Any of the Loan Documents shall cease
            -----------------------------
to be in full force and effect for any reason other than any act or omission of the Lender necessary for the perfection of Liens in favor of the Lender, a release or termination thereof upon the full payment and satisfaction of the Note or upon the written consent of the Lender.

       Section 5.2  Remedies.   Upon the occurrence of an Event of Default, the
                    --------
unpaid principal amount of and any accrued interest on the Loans shall automatically become immediately due and payable, without presentment, demand, protest, notice or other requirement of any kind, all of which are hereby expressly waived by the Borrower. Upon acceleration, the Lender, without notice to or demand upon the Borrower, which are expressly waived by the Borrower, may proceed to protect, exercise and enforce its rights and remedies hereunder, under the Note and under the Loan Documents, and any other rights and remedies as are provided by law or equity. The Lender may determine, in its sole discretion, the order and manner in which the Lender's rights and remedies are to be exercised, and all payments received by the Lender shall be applied as follows: first, to all
                                                                 -----
costs and expenses (including, without limitation, reasonable attorneys' fees, costs of maintaining, preserving or disposing of any of the Collateral and costs of settlement) incurred by the Lender in enforcing any Debt of, or in collecting any payments due from, the Borrower under the Note by reason of such Event of Default; second, to accrued interest on the Loans; and third, to principal
         ------                                        -----
amounts outstanding on the Loans.


                                  ARTICLE VI

                                 MISCELLANEOUS
                                 -------------

          Section 6.1  Waivers; Modifications in Writing. No failure or delay
                       ---------------------------------
on the part of the Lender in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for under this Agreement, in the Note and in the Loan Documents are cumulative and are not exclusive of any remedies that may be available to the Lender at law, in equity or otherwise. No amendment, modification, supplement, termination, consent or waiver of or to any provision of this Agreement, the Note and the other Loan Documents, nor consent to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender and the Borrower. Any waiver of any provision of this Agreement, the Note and the other Loan Documents, and any consent to any departure by the Borrower from the terms of any provisions of this Agreement, shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

          Section 6.2  Failure or Delay; Limitation on Liability. No failure or
                       -----------------------------------------
delay on the part of the Lender, in the exercise of any power, right or privilege under this Agreement, the Note or the other Loan Documents, shall impair such power, right or privilege or shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise of any other power, right or privilege. Lender shall look only to the Borrower and its assets to satisfy any liability hereunder, and the Trustee shall have no personal or individual liability or obligation whatsoever hereunder.

          Section 6.3  Notices, etc. All notices, demands, instructions and
                       -------------
other communications required or permitted to be given to or made upon any party hereto shall be in writing delivered to the parties at the addresses set forth below (or such other address as may be provided by one party in a notice to the other):

          If to the Lender:

          [Marvel, Inc.]
          685 Third Avenue
          New York, New York 10017
          Attention:  Corporate Secretary

          with a copy to:

          Battle Fowler LLP
          75 East 55th Street
          New York, New York 10022
          Attention:  Lawrence Mittman, Esq.

          If to the Borrower:


          with a copy to:

Notice delivered in accordance with the foregoing shall be effective (i) when delivered, if delivered personally or by facsimile transmission, (ii) two days after being delivered in the United States (properly addressed and all fees paid) for overnight delivery service to a courier (such as Federal Express) which regularly provides such service and regularly obtains executed receipts evidencing delivery or (iii) five days after being deposited (properly addressed and stamped for first-class delivery) in a daily serviced United States mail box.

          Section 6.4  Binding Effect. This Agreement shall be binding upon and
                       --------------
inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that the Borrower may not
                               --------  -------
assign or transfer any interest hereunder without the prior written consent of the Lender.

          Section 6.5  Headings.   Article and Section headings used in this
                       --------
Agreement are for convenience of reference only and shall not constitute a part of this Agreement for any purpose or affect the construction of this Agreement.

          Section 6.6  Execution in Counterparts. This Agreement may be executed
                       -------------------------
in any number of counterparts and by different parties on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same Agreement. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

          Section 6.7   Governing Law; Jurisdiction. This Agreement and the Note
                        ---------------------------
shall be deemed to have been made in the State of Delaware and the validity of this Agreement, the Note and the other Loan Documents, the construction, interpretation and enforcement thereof, and the rights of the parties thereto shall be determined under, governed by and construed in accordance with the internal laws of the State of Delaware, without regard to principles of conflicts of law. The Lender and the Borrower hereby agree that any controversy or claim arising out of or relating to this Agreement, the Note or the other Loan Documents shall be determined by the United States District Court for the District of Delaware and expressly submit to the jurisdiction of such court in any action or proceeding arising out of or relating to this Agreement, the Note or the other Loan Documents and agree that any process or notice of motion or other application to any of such courts may be served within or without such court's jurisdiction by registered mail or by personal service, provided a reasonable time for appearance is allowed. With respect to such court, the Lender and the Borrower hereby expressly waive any defense based on doctrines of venue or inconvenient forum or similar rules or doctrines.

          Section 6.8  Severability of Provisions.   Whenever possible this
                       --------------------------
Agreement, the Note and each Loan Document and each provision hereof and thereof shall be interpreted in such manner as to be effective, valid and enforceable under applicable law. If and to the extent that any such provision shall be held invalid and unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof or thereof, and any determination that the application of any provision hereof or thereof to any person or under any circumstance is illegal and unenforceable shall not affect the legality, validity and enforceability of such provision as it may be applied to any other person or in any other circumstance.

          Section 6.9  Survival of Agreements, Representations and Warranties.
                       ------------------------------------------------------
All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the Loan Documents, the making of the Loans hereunder, and the execution and delivery of the Note.

          Section 6.10  Complete Agreement .  This Agreement, together with the
                        ------------------
exhibits and schedules to this Agreement, the Note and the other Loan Documents is intended by the parties as a final expression of their agreement and is intended as a complete statement of the terms and conditions of their agreement with respect to the subject matter hereof.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first hereinabove set forth.

                         [Marvel, Inc.]


                         By:____________________________
                         Name:
                         Title:

                         _____________________________________________,
                         solely as trustee on behalf of the beneficiaries of the Trust with respect to the Trust

                                                                       EXHIBIT A
                                                                       ---------

                          AVOIDANCE PROMISSORY NOTE


$1,100,000                                                    ___________, 1998
                                                            Wilmington, Delaware

     FOR VALUE RECEIVED, ______________, solely as trustee under that certain Avoidance Litigation Trust Agreement, dated the date hereof, establishing a trust (the "Trust") for the benefit of the beneficiaries thereunder (such Trust, the "Borrower"), hereby promises to pay to the order of [MARVEL, INC.], a Delaware corporation (the "Lender"), at its office located at 685 Third Avenue, New York, New York 10017, or at such other office as may be designated, from time to time, by the holder hereof in writing, in lawful money of the United States of America and in immediately available funds, the principal sum from time to time outstanding of up to ONE MILLION ONE HUNDRED THOUSAND DOLLARS ($1,100,000), or so much thereof as may be disbursed by the Lender to the Borrower or for the Borrower's account from time to time, together with interest at the rate hereinafter specified on such indebtedness as shall from time to time remain unpaid, until paid in full. Interest will be calculated on the basis of a 365 or 366 day year, as the case may be, for the actual number of days elapsed in such period.

     Simple interest on the unpaid principal sum outstanding from time to time shall accrue at 10% per annum. Notwithstanding anything to the contrary contained in this Note, the Borrower shall not be obligated to pay, and the Lender shall not be entitled to charge, collect or receive, interest in excess of the maximum rate allowed by applicable law. During any period of time in which the interest rate specified in this Note exceeds such maximum rate, interest shall accrue and be payable at such maximum rate.

     The entire unpaid principal balance, together with accrued interest thereon, shall be due and payable on the earlier of (i) __________, 2003 or (ii) the date of the first distribution by the Trust to the Beneficiaries.

     The Lender shall, and is hereby authorized by the Borrower to, endorse on the Schedule annexed to this Note, or otherwise record in the Lender's internal records, an appropriate notation evidencing the date and amount of all principal disbursed by the Lender hereunder, as well as the date and amount of each payment and prepayment hereunder; provided, however, that the failure of the
                                  --------  -------
Lender to make such a notation or any error in such notation shall not affect the obligation of the Borrower under this Note. The Lender shall provide to the Borrower on request from time to time copies of the Schedule annexed to this Note showing all endorsements thereto at the time of each such request.

     Any payments or prepayments made on this Note shall be applied as follows:

first, to accrued and unpaid interest due on the principal amount being prepaid
-----
under this Note; and second, to the principal amount due under this Note.
                     ------

     If any payment to be made by the Borrower to the Lender according to the terms hereof shall be due on a Saturday, Sunday or other day on which commercial banks in Wilmington, Delaware are authorized or required to close, the due date for such payment shall be extended to the next business day and the amount of such payment shall include interest accrued during such extension.

     This Note is the grid promissory note referred to in, and is entitled to the benefits of, the Avoidance Litigation Trust Loan Agreement, dated as of the date hereof (the "Loan Agreement"), between the Borrower and the Lender. The Loan Agreement, among other things, contains provisions for acceleration of the maturity of this Note upon the happening of an Event of Default.
Notwithstanding anything to the contrary contained herein, the Lender may, as provided under the Loan Agreement, terminate the line of credit evidenced hereby and declare all amounts outstanding hereunder immediately due and payable. This
Note is secured by a security agreement (the "Security Agreement") of even date herewith made by the Borrower in favor of the Lender encumbering personal property and assets described therein in favor of the Lender.

     It is the purpose of this Note to evidence a line of credit against which the Borrower may draw and redraw from time to time and from which the Lender will advance and readvance from time to time until the Commitment Termination Date.

     This Note may be prepaid, in whole or in part, at any time without penalty.

     The Borrower waives presentment, demand, protest, notice of dishonor, notice of nonpayment, notice of protest and diligence in collection, and assents to the terms hereof and to any extension or postponement of the time for payment or any other indulgence.

     Upon the occurrence of any Event of Default (as defined in the Loan Agreement), after any applicable notice and cure period as provided under the Loan Agreement, the whole of the principal sum remaining unpaid hereunder, together with all accrued and unpaid interest thereon, shall become due and payable immediately. The Borrower shall also be obligated to pay as part of the indebtedness evidenced by this Note, all costs of collection, whether or not a suit is brought, including any reasonable attorneys' fees and expenses that may be incurred in the collection or enforcement hereof.

     No act or omission of the Lender, including without limitation any failure to exercise any right, remedy or recourse, shall be deemed to be a waiver or release of such right, remedy or recourse and any waiver or release may be effected only through a written document executed by the Lender and then only to the extent specifically recited therein.

A waiver or release with respect to any one event shall not be construed as continuing as a bar to, or as a waiver or release of, any subsequent right, remedy or recourse as to any subsequent event.

     Lender shall look only to the Trust and its assets to satisfy any liability hereunder, and the trustee of the Trust shall have no personal or individual liability or obligation whatsoever hereunder.

     All of the terms and provisions of this Note inure to and are binding upon the heirs, executors, administrators, successors, representatives, receivers, trustees and assigns of the parties; provided, however, that none of the rights
                                     --------  -------
or obligations of the Borrower hereunder may be assigned or otherwise transferred without the prior written consent of the Lender.

     THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE. The Lender, by its acceptance of this Note, and the Borrower hereby agree that any controversy or claim arising out of or relating to this Note shall be determined in Delaware and expressly submit to the jurisdiction of the United States District Court for the District of Delaware in any action or proceeding arising out of or relating to this Note and agree that any process or notice of motion or other application to any of such courts may be served within or without such court's jurisdiction by registered mail or by personal service, provided a reasonable time for appearance is allowed. With respect to such courts, the Lender, by its acceptance of this Note, and the Borrower hereby expressly waive any defense based on doctrines of venue or inconvenient forum or similar rules or doctrines.

     IN WITNESS WHEREOF, the undersigned has executed and delivered this Note as of the date first written above.

                                    ___________________________________________

                                    ______________, solely as trustee on behalf of the beneficiaries of the Trust with respect to the Trust

                             SCHEDULE TO GRID NOTE

===============================================================================================================
     Date         Amount of Loan        Amount of        Unpaid                Name of Person
                                       Principal        Principal             Making Notation
                                        Prepaid       Balance of Note
---------------------------------------------------------------------------------------------------------------

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================================================================================================================

                                                                       EXHIBIT B
                                                                       ---------

                          AVOIDANCE SECURITY AGREEMENT


          SECURITY AGREEMENT, dated as of ___________, 1998, by and among _________________, solely as trustee under that certain Avoidance Litigation Trust Agreement, dated the date hereof, establishing a trust (the "Trust") for
                                                                   -----
the benefit of the beneficiaries thereunder (such Trust, the "Grantor") and
                                                              -------
[Marvel, Inc.], a Delaware corporation (the "Lender").
                                             ------

                             PRELIMINARY STATEMENT

          1. Pursuant to an Avoidance Litigation Trust Loan Agreement, dated as of the date hereof, by and among the Grantor and the Lender (the "Loan
                                                                     ----
Agreement"), the Lender agreed to lend the Grantor an aggregate amount of up to
---------
$1,100,000, and the Grantor agreed to issue to the Lender a grid promissory note in an aggregate principal amount of $1,100,000 (the "Note"). Capitalized terms
                                                     ----
not otherwise defined herein shall have the meaning ascribed to them in the Loan Agreement.

          2. As a condition to the Lender's obligation to advance funds to the Grantor pursuant to the Loan Agreement, Grantor has agreed to, among other things, grant to Lender a security interest in all of Grantor's assets to secure the due and punctual payment and performance by the Grantor of (a) all obligations at any time and from time to time under the Loan Agreement and the Notes, (b) the principal of and interest on the Loan, when and as due, whether at maturity, by acceleration, or otherwise, and (c) all obligations of the Grantor at any time and from time to time under this Agreement (collectively, the "Secured Obligations").
     -------------------

          Accordingly, the Grantor and the Lender hereby agree as follows:

          1.   Definitions.  As used herein, the following terms shall have the
               -----------
following meanings:

               (a) "Accounts Receivable" shall mean (i) all of the Grantor's
                    -------------------
present and future accounts, general intangibles, chattel paper and instruments, as such terms are defined in the Uniform Commercial Code as in effect in the State of Delaware/1/ ("UCC"), (ii) all moneys, securities and other property and
                       ---
the proceeds thereof, now or hereafter held or received by, or in transit to, the Lender from or for Grantor, whether for safekeeping, pledge, custody, transmission, collection or otherwise, and all of the deposits (general or special) of the Grantor, balances, sums and credits with, and all of the Grantor's claims against the Lender at any time existing, (iii) all of the Grantor's right, title and interest, and all of the Grantor's rights, remedies, security and liens, in, to and in respect of any accounts receivable,

_______________
/1/ To be confirmed upon identification of principal place of business of Trustee.

including, without limitation, rights of stoppage in transit, replevin, repossession and reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, guaranties or other contracts of suretyship with respect to accounts receivable, deposits or other security for the obligation of any account debtor, and credit and other insurance, (iv all of the Grantor's right, title and interest in, to and in respect of all goods relating to, or which by sale have resulted in, accounts receivable, including, without limitation, all goods described in invoices or other documents or instruments with respect to, or otherwise representing or evidencing, any account receivable, and all returned, reclaimed or repossessed goods.

               (b) "Collateral" shall mean all (i) Accounts Receivable, (ii)
                    ----------
Documents, (iii) Equipment, (iv) General Intangibles, (v) Investment Property,
(vi) Inventory, and (vii) Proceeds.

               (c) "Documents" shall mean all instruments, files, records,
                    ---------
ledger sheets and documents covering or relating to any of the Collateral.

               (d) "Equipment" shall mean all of the Grantor's machinery,
                    ---------
equipment, vehicles, furniture and fixtures and all attachments, accessories and equipment now or hereafter owned or acquired in the Grantor's business or used in connection therewith, and all substitutions and replacements thereof, wherever located, whether now owned or hereafter acquired by the Grantor.

               (e) "General Intangibles" shall mean all of the Grantor's present
                    -------------------
and future general intangibles of every kind and description (as such term is defined in the UCC), including, without limitation, any causes of action, obligations, rights, suits, debts, sums of money, damages, judgments, claims and demands whatsoever, whether known or unknown, in law or in equity or otherwise (including any avoidance actions pursuant to Section 510, 544, 545, 547, 548, 549, 550, 551 and 553 of title 11, United States Code).

               (f) "Inventory" shall mean all of the Grantors' right, title and
                    ---------
interest in and to raw materials, work in process, finished goods and all other inventory (as such term is defined in the UCC), whether now owned or hereafter acquired, and any documents relating thereto.

               (g) "Investment Property" shall mean all of the Grantor's right,
                    -------------------
title and interest in and to all securities (whether certificated or uncertificated), security entitlements, security accounts, commodity contracts and commodity accounts.

               (h) "Proceeds" shall mean any consideration received from the
                    --------
sale, exchange, lease or other disposition of any asset or property which constitutes Collateral, any other value received as a consequence of the possession of any Collateral and any payment received from any insurer or other person or entity as a result of the destruction, loss, theft or other involuntary conversion of whatever nature of any asset or property that constitutes Collateral, and shall include, without limitation, all cash and negotiable instruments received or held by the Lender pursuant to any lockbox or similar arrangement relating to the payment of Accounts Receivable.

          2.   Security Interests.  As security for the payment or performance,
               ------------------
as the case may be, of the Secured Obligations, the Grantor hereby creates and grants to the Lender, its successors and its assigns, a security interest in the Collateral (the "Security Interest"). Without limiting the foregoing, the Lender
                 -----------------
is hereby authorized to file one or more financing statements, continuation statements or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest, naming the Grantor as debtor and the Lender as secured party.

          The Grantor agrees at all times to keep in all material respects accurate and complete accounting records with respect to the Collateral, including, but not limited to, a record of all payments and Proceeds received.

          3.   Further Assurances.  The Grantor agrees, at its expense, to
               ------------------
execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Lender may from time to time reasonably request for the assuring and preserving of the Security Interest and the rights and remedies created hereby, including, without limitation, the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements or other documents in connection herewith. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note or other instrument, such note or instrument shall be promptly pledged and delivered to the Lender, duly endorsed in a manner satisfactory to the Lender. The Grantor agrees to notify the Lender promptly of any change in its name, in the location of its chief executive office or the principal office where it keeps its records relating to the Accounts Receivable owned by it and the location of any Collateral. The Grantor agrees promptly to notify the Lender if any material portion of the Collateral is damaged or destroyed.

          4.   Inspection and Verification.  The Lender and such persons as the
               ---------------------------
Lender may designate shall have the right, at any reasonable time or times during the Grantor's usual business hours, and upon reasonable notice (which may be telephonic), to inspect the Grantor, all records related thereto (and to make extracts and copies from such records), and the premises upon which the Collateral is located, to discuss the Grantor's affairs with the officers of the Grantor and its independent accountants and to verify under reasonable procedures the validity, amount, quality, quantity, value, and condition of or any other matter relating to, the Collateral, including, in the case of Accounts Receivable or Collateral in the possession of a third person, contacting account debtors and third persons possessing the Collateral.

          5.   Taxes; Encumbrances.  At its option, the Lender may discharge
               -------------------
past due taxes, liens, security interests or other encumbrances at any time levied or placed on the Collateral and not permitted under the Loan Agreement, and may pay for the maintenance and preservation of the Collateral to the extent the Grantor fails to do so as required by this Agreement, and the Grantor agrees to reimburse the Lender on demand for any payment made or any expense incurred by it pursuant to the foregoing authorization; provided,
                                                                       --------
however, that nothing in this Section 5 shall be interpreted as excusing the
-------
Grantor from the performance of any covenants or other promises with respect to taxes, liens, security interests or other encumbrances and maintenances as set forth herein or in the Loan Agreement.

          6.   Assignment of Security Interest.  If at any time the Grantor
               -------------------------------
shall take and perfect a security interest in any property of an account debtor or any other person to secure payment and performance of an Account Receivable, the Grantor shall promptly assign such security interest to the Lender. Such assignment need not be filed of public record unless necessary to continue the perfected status of the security interest against creditors of and transferees from the account debtor or other person granting the security interest.

          7.   Representations and Warranties.  The Grantor represents and
               ------------------------------
warrants to the Lender that:

               (a) Principal Place of Business, etc. Its chief executive office,
                   --------------------------------
its chief place of business and the office where it keeps its records relating to the Accounts Receivable owned by it and the location of any Collateral is located in the county of _________, in the State of [Delaware].

               (b) Title and Authority. It has (i) rights in and good title to
                   -------------------
the Collateral in which it is granting a security interest hereunder and (ii) the requisite power and authority to grant to the Lender the Security Interest in the Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other person other than any consent or approval which has been obtained.

               (c) Filing.  Fully executed Uniform Commercial Code financing
                   ------
statements containing a description of the Collateral shall have been, or shall be delivered to the Lender in a form such that they can be, filed of record in every governmental, municipal or other office in every jurisdiction in which any portion of the Collateral is located necessary to publish notice of and protect the validity of and to establish a valid, legal and perfected security interest in favor of the Lender in respect of the Collateral in which a security interest may be perfected by filing in the United States and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of Uniform Commercial Code continuation statements.

               (d) Validity of Security Interest. The Security Interest
                   -----------------------------
constitutes a valid, legal and perfected first priority security interest in all of the Collateral for payment and performance of the Secured Obligations.

               (e) Absence of Other Liens. The Collateral is owned by it free
                   ----------------------
and clear of any Lien of any nature whatsoever, except as granted pursuant to this Agreement and as permitted by the Loan Agreement, and, except as provided by paragraph (b) of this Section

7, no financing statement has been filed, under the Uniform Commercial Code as in effect in any state or otherwise, covering any Collateral.

               (f) Survival of Representations and Warranties. All
                   ------------------------------------------
representations and warranties of the Grantor contained in this Agreement shall survive the execution, delivery and performance of this Agreement until the termination of this Agreement pursuant to Section 23.

          8.   Protection of Security.  The Grantor shall, at its own cost and
               ----------------------
expense, take any and all actions reasonably necessary to defend title to the Collateral against all persons and to defend the Security Interest of the Lender in the Collateral, and the priority thereof, against any adverse mortgage, pledge, security interest, lien, charge or other encumbrance of any nature whatsoever except for liens permitted pursuant to the Loan Agreement.


          9.   Use and Disposition of Collateral.  The Grantor shall not make or
               ---------------------------------
permit to be made any assignment, pledge or hypothecation of the Collateral, or grant any security interest in the Collateral except for the Security Interest. The Grantor shall not make or permit to be made any transfer of any Collateral, except Inventory in the ordinary course of business and as otherwise permitted by the Loan Agreement, and the Grantor shall remain at all times in possession of the Collateral other than transfers to the Lender pursuant to the provisions hereof and as otherwise provided in this Agreement or the Loan Agreement.

          10.  Collections.  Unless and until an Event of Default has occurred
               -----------
and is continuing, the Grantor shall have the right to collect its Accounts Receivable in the ordinary course of its business. Upon the occurrence of any Event of Default, the Lender shall have the right, as the true and lawful agent of the Grantor, with power of substitution for the Grantor and in the Grantor's name, the Lender's name or otherwise, for the use and benefit of the Lender, (i) to endorse the Grantor's name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral that may come into its possession; (ii) to sign the name of the Grantor on any invoice or bill of lading relating to any of the Collateral, drafts against the Guarantor's customers, assignments and verifications of Accounts Receivable and notices to the Grantor's customers; (iii) to send verifications of Accounts Receivable to any customer of the Grantor; (iv) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences or instruments of payment relating to the Collateral or any part thereof, and the Grantor hereby waives notice of presentment, protest and non-payment of any instrument so endorsed; (v) to demand, collect, receive payment of, give receipt for, extend the time of payment of and give discharges and releases of all or any of the Collateral and/or release the obligor thereon; (vi) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (vii) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to or pertaining to all or any of the Collateral; (viii) to notify, or to require the Grantor to notify, the account debtors obligated on any or all of the Accounts Receivable to make payment thereof directly to the Lender; (ix) to notify the postal service authorities to change the address for delivery of mail addressed to the

Grantor to such address as the Agent may designate; (x) to accept the return of goods represented by any of the Accounts Receivable; and (xi) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Lender were the absolute owner of the Collateral for all purposes; provided,
                                                                       --------
however, that nothing herein contained shall be construed as requiring or
-------
obligating the Lender to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Lender or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby, and no action taken by the Lender or omitted to be taken with respect to the Collateral or any part thereof shall give rise to any defense, counterclaim or offset in favor of the Grantor or to any claim or action against the Lender in the absence of the gross negligence or willful misconduct of the Lender. It is understood and agreed that the appointment of the Lender as the agent of the Grantor for the purposes set forth above in this
Section 10 is coupled with an interest and is irrevocable. The provisions of this Section 10 shall in no event relieve the Grantor of any of its obligations hereunder or under the Loan Agreement with respect to the Collateral or any part thereof or impose any obligation on the Lender to proceed in any particular manner with respect to the Collateral or any part thereof, or in any way limit the exercise by the Lender of any other or further right which it may have on the date of this Agreement or hereafter, whether hereunder or by law or otherwise.

          11.  Remedies upon Default.  Upon the occurrence and during the
               ---------------------
continuance of an Event of Default, the Grantor agrees to deliver each item of Collateral to the Lender on demand, and it is agreed that the Lender shall have the right to take any or all of the following actions at the same or different times: with or without legal process and with or without previous notice or demand for performance, to take possession of the Collateral and without liability for trespass (except for actual damage caused by the Lender's gross negligence or willful misconduct) to enter any premises where the Collateral may be located for the purpose of taking possession of or removing the Collateral and, generally, to exercise any and all rights afforded to a secured party under, and subject to its obligations contained in, the Uniform Commercial Code as in effect in any state or other applicable law. Without limiting the generality of the foregoing, the Grantor agrees that the Lender shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral, at public or private sale or at any broker's board or on any securities exchange, for cash, upon credit or for future delivery as the Lender shall deem appropriate. Each such purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of the Grantor, and the Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which the Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

          The Lender shall give the Grantor ten (10) days' written notice (which the Grantor agrees is reasonable notice within the meaning of Section 9-504(3) of the UCC) of the Lender's intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker's board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Lender may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Lender may (in its sole and absolute discretion) determine. The Lender shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Lender may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Lender until the sale price is paid by the purchaser or purchasers thereof, but the Lender shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public sale made pursuant to this Section 11, the Lender may bid for or purchase, free (to the extent permitted by law) from any right of redemption, stay or appraisal on the part of the Grantor (all said rights being also hereby waived and released to the extent permitted by law), with respect to the Collateral or any part thereof offered for sale and the Lender may make payment on account thereof by using any claim then due and payable to the Lender from the Grantor as a credit against the purchase price, and the Lender may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to such Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Lender shall be free to carry out such sale and purchase pursuant to such agreement, and the Grantor shall not be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Lender shall have entered into such an agreement all Events of Default shall have been remedied and the Secured Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Lender may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver.

          12.  Application of Proceeds.  The proceeds of any collection or sale
               -----------------------
of Collateral, as well as any Collateral consisting of cash, shall be applied by the Lender first, to the payment of all reasonable costs and expenses incurred by the Lender in connection with such collection or sale or otherwise in connection with this Agreement or any of the Secured Obligations, including, but not limited to, all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Lender hereunder on behalf of the Grantor and any other reasonable costs or expenses incurred in connection with the exercise of any right or remedy hereunder; second to the payment in full of all Secured Obligations owed to the Lender; and third, to the Grantor, its successors and assigns, or as a court of competent jurisdiction may otherwise direct.

Upon any sale of the Collateral by the Lender (including, without limitation, pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Lender or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Lender or such officer or be answerable in any way for the misapplication thereof.

          13.  Security Interest Absolute.  All rights of the Lender hereunder,
               --------------------------
the Security Interest, and all obligations of the Grantor hereunder, shall be absolute and unconditional irrespective of (i) any lack of validity or enforceability of the Loan Agreement, the Note, any other agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or consent to any departure from the Loan Agreement, the Note or any other agreement or instrument, (iii) any exchange, release or nonperfection of any other Collateral, or (iv) any other circumstance which might otherwise constitute a defense available to, or discharge of, the Grantor in respect of the Secured Obligations or in respect of this Agreement.

          14.  No Waiver.  No failure on the part of the Lender to exercise, and
               ---------
no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy by the Lender preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The Lender shall not be deemed to have waived any rights hereunder or under any other agreement or instrument unless such waiver shall be in writing and signed by the Lender.

          15.  Agent Appointed Attorney-in-Fact.  The Grantor hereby appoints
               --------------------------------
the Lender the attorney-in-fact of the Grantor effective upon and during the continuance of an Event of Default solely for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument which the Lender may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest.

          16.  Lender's Fees and Expenses.  The Grantor shall be jointly and
               --------------------------
severally obligated to, upon demand, pay to the Lender the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts or agents which the Lender may incur in connection with (i) the administration of this Agreement, (ii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral,
(iii) the exercise or enforcement of any of the rights of the Lender hereunder, or (iv) the failure of any representation or warranty of the Grantor hereunder to be true and correct in all material respects or the failure by the Grantor to perform or observe any of the provisions hereof. Any such amounts payable as provided hereunder or thereunder shall be additional Secured Obligations secured hereby.

          17.  Binding Agreement; Assignments.  This Agreement, and the terms,
               ------------------------------
covenants and conditions hereof, shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Grantor shall not be permitted to assign this Agreement or any interest herein or in the Collateral, or any part thereof, or any cash or property held by the Lender as Collateral under this Agreement, except as contemplated by this Agreement or the Loan Agreement.

          18.  GOVERNING LAW; JURISDICTION.  THIS AGREEMENT SHALL BE CONSTRUED
               ---------------------------
IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF DELAWARE. THE LENDER AND GRANTOR HEREBY AGREE THAT ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT, THE LOAN AGREEMENT OR THE NOTE SHALL BE DETERMINED IN DELAWARE AND EXPRESSLY SUBMIT TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT, THE LOAN AGREEMENT OR THE NOTE AND AGREE THAT ANY PROCESS OR NOTICE OF MOTION OR OTHER APPLICATION TO SUCH COURT MAY BE SERVED WITHIN OR WITHOUT SUCH COURT'S JURISDICTION BY REGISTERED MAIL OR BY PERSONAL SERVICE, PROVIDED A REASONABLE TIME FOR APPEARANCE IS ALLOWED. WITH RESPECT TO SUCH COURT, THE LENDER AND THE GRANTOR HEREBY EXPRESSLY WAIVE ANY DEFENSE BASED ON DOCTRINES OF VENUE OR INCONVENIENT FORUM OR SIMILAR RULES OR DOCTRINES.

          19.  Notices.  All communications and notices hereunder shall be in
               -------
writing and given as provided in the Loan Agreement.

          20.  Severability.  In case any one or more of the provisions
               ------------
contained in this Agreement should be invalid, illegal or unenforceable the remaining provisions contained herein shall not in any way be affected or impaired.

          21.  Section Headings.  Section headings used herein are for
               ----------------
convenience only and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

          22.  Counterparts.  This Agreement may be executed in two or more
               ------------
counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument. This Agreement shall be effective when a counterpart which bears the signature of the Grantor shall have been delivered to the Lender.

          23.  Termination.  This Agreement and the Security Interest shall
               -----------
terminate when all the Secured Obligations have been fully and indefeasibly paid in cash, at which time the Lender shall execute and deliver to the Grantor all Uniform Commercial Code termination statements and similar documents which the Grantor shall reasonably request to evidence such termination; provided,
                                                               --------
however, that all indemnities of the Grantor contained in this Agreement shall
-------
survive, and remain operative and in full force and effect regardless of, the termination of this Agreement.

          24.  Limitation on Liability.  Lender shall look only to the
               -----------------------
Collateral pledged hereunder and the Trustee shall have no personal or individual liability or obligation whatsoever hereunder.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Security Agreement as of the day and year first above written.



                            GRANTOR:




                            ____________________________________________________
                            ______________, solely as trustee on behalf of the beneficiaries of the Trust with respect to the Trust




                            LENDER:

                            [MARVEL, INC.]


                            By:   ______________________________________________
                                  Name:
                                  Title:

                                                                       EXHIBIT 4






                                [MARVEL, INC.]

                                    BY-LAWS

                           (as restated and amended)

                               TABLE OF CONTENTS

                                                                                                               Page
ARTICLE 1  OFFICE
       Section 1.1.     Registered Office......................................................................   1
       Section 1.2.     Other Office...........................................................................   1

ARTICLE 2  MEETINGS OF STOCKHOLDERS............................................................................   1
       Section 2.1.     Place of Meetings......................................................................   1
       Section 2.2.     Annual Meetings........................................................................   1
       Section 2.3.     Special Meetings.......................................................................   2
       Section 2.4.     Notice of Meetings.....................................................................   2
       Section 2.5.     Quorum.................................................................................   2
       Section 2.6.     Notice of Stockholder Business and Nominations.........................................   4
       Section 2.7.     Organization...........................................................................   6
       Section 2.8.     Voting.................................................................................   6
       Section 2.9.     No Stockholder Action by Written Consent...............................................   8
       Section 2.10.    Inspectors.............................................................................   8
       Section 2.11.    List of Stockholders...................................................................   8

ARTICLE 3  BOARD OF DIRECTORS..................................................................................   9
       Section 3.1.     Number of Directors....................................................................   9
       Section 3.2.     General Powers.........................................................................   9
       Section 3.3.     Election of Directors..................................................................  11
       Section 3.4.     Tenure and Qualifications..............................................................  11
       Section 3.5.     Quorum and Manner of Acting............................................................  11
       Section 3.6.     Action by Communications Equipment ....................................................  11
       Section 3.7.     Offices, Place of Meeting and Records..................................................  11
       Section 3.8.     Annual Meeting.........................................................................  12
       Section 3.9.     Regular Meetings.......................................................................  12
       Section 3.10.    Special Meetings; Notice...............................................................  12
       Section 3.11.    Organization...........................................................................  12
       Section 3.12.    Order of Business......................................................................  13
       Section 3.13.    Removal of Directors...................................................................  13
       Section 3.14.    Resignation............................................................................  13
       Section 3.15.    Vacancies..............................................................................  13
       Section 3.16.    Compensation...........................................................................  13
       Section 3.17.    Interested Directors...................................................................  14

ARTICLE 4  ACTION BY CONSENT...................................................................................  14
       Section 4.1.     Consent by Directors...................................................................  14
       Section 4.2.     Consent by Stockholders................................................................  14

ARTICLE 5  OFFICERS............................................................................................  15
       Section 5.1.     Number.................................................................................  15
       Section 5.2.     Election, Qualifications and Term of Office............................................  15
       Section 5.3.     Removal................................................................................  15
       Section 5.4.     Resignation............................................................................  15

       Section 5.5.     Vacancies..............................................................................  16
       Section 5.6.     Chairman of the Board..................................................................  16
       Section 5.7.     Chief Executive Officer................................................................  16
       Section 5.8.     President..............................................................................  16
       Section 5.9.     Chief Financial Officer................................................................  16
       Section 5.10.    Treasurer..............................................................................  17
       Section 5.11.    Secretary..............................................................................  17
       Section 5.12.    Other Officers.........................................................................  17
       Section 5.13.    Salaries...............................................................................  18

ARTICLE 6   INDEMNIFICATION, ETC...............................................................................  18
       Section 6.1.     Indemnification and Advances of Expenses...............................................  18
       Section 6.2.     Employees and Agents...................................................................  19
       Section 6.3.     Repeal or Modification.................................................................  19
       Section 6.4.     Other Indemnification..................................................................  19

ARTICLE 7   CONTRACTS, CHECKS, DRAFTS, BANK ACCOUNTS, ETC......................................................  20
       Section 7.1.     Execution of Contracts.................................................................  20
       Section 7.2.     Loans..................................................................................  20
       Section 7.3.     Checks, Drafts, etc....................................................................  20
       Section 7.4.     Deposits...............................................................................  21
       Section 7.5.     Proxies in Respect of Securities of Other Corporations.................................  21

ARTICLE 8   BOOKS AND RECORDS..................................................................................  21
       Section 8.1.     Place..................................................................................  21
       Section 8.2.     Addresses of Stockholders..............................................................  21
       Section 8.3.     Record Dates...........................................................................  22
       Section 8.4.     Audit of Books and Accounts............................................................  22

ARTICLE 9   SHARES AND THEIR TRANSFER..........................................................................  22
       Section 9.1.     Certificates of Stock..................................................................  22
       Section 9.2.     Record.................................................................................  23
       Section 9.3.     Transfer of Stock......................................................................  23
       Section 9.4.     Transfer Agent and Registrar; Regulations..............................................  23
       Section 9.5.     Lost, Destroyed or Mutilated Certificates..............................................  23

ARTICLE 10  SEAL ..............................................................................................  24

ARTICLE 11  FISCAL YEAR .......................................................................................  24

ARTICLE 12  NOTICE ............................................................................................  24
       Section 12.1.    Delivery of Notices....................................................................  24
       Section 12.2.    Waivers of Notice......................................................................  24

ARTICLE 13  AMENDMENTS.........................................................................................  25
       Section 13.1.    By-Laws................................................................................  25

ARTICLE 14  DIVIDENDS..........................................................................................  25

                                                                       EXHIBIT 4


                                [MARVEL, INC.]

                                    By-Laws

                           (as restated and amended)

                                   ARTICLE 1.

                                    OFFICES
                                    -------

     Section 1.1.   Registered Office.   The registered office and registered
                    -----------------
agent of the Corporation in the State of Delaware shall be as set forth in the Corporation's Certificate of Incorporation.

     Section 1.2.   Other Offices .  The Corporation may also have an office
                    -------------
at such other place or places either within or without the State of Delaware from time to time as the Board of Directors may determine or the business of the Corporation may require.


                                  ARTICLE 2.

                           MEETINGS OF STOCKHOLDERS
                           ------------------------

     Section 2.1.   Place of Meetings.   All meetings of the stockholders of the
                    -----------------
Corporation shall be held at such place either within or without the State of Delaware as may be designated from time to time by the Board of Directors.

     Section 2.2.   Annual Meetings.
                    ---------------

     (a) The annual meeting of the stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such date, time and place either within or without the State of Delaware, as may be designated by the Board of Directors from time to time.

     (b) In respect of the annual meeting for any particular year the Board of Directors may, by resolution fix a different day, time or place (either within or without the State of Delaware) for the annual meeting.

     (c) If the election of directors shall not be held on the day fixed by the Board for any annual meeting, or on the day of any adjourned session thereof, the Board of Directors shall cause the election to be held at a special meeting as soon thereafter as conveniently may be. At such special meeting, the stockholders may elect the directors and transact such other business properly before the meeting with the same force and effect as at an annual meeting duly called and held.

     Section 2.3.   Special Meetings.   A special meeting of the stockholders
                    ----------------
for any purpose or purposes may be called at any time or from time to time by the Chief Executive Officer or Chairman of the Board, and shall be called at any time or from time to time at the request in writing of a majority of the total number of directors in office. A special meeting shall also be called by the Chief Executive Officer or the Secretary upon the written request of not less than 15% in interest of the Stockholders entitled to vote thereat. At any special meeting, no business shall be transacted and no corporate action shall be taken other than as stated in the notice of the meeting.

     Section 2.4.   Notice of Meetings.
                    ------------------

     (a) Except as otherwise required by law or the Certificate of Incorporation, written notice of each annual or special meeting of the stockholders shall be given to each stockholder of record entitled to vote at such meeting not less than ten days nor more than sixty days before the date of such meeting. Every such notice shall state the date, time and place of the meeting and, in case of a special meeting, shall state briefly the purposes thereof.

     (b) Attendance of a stockholder at a meeting, in person or by proxy, shall constitute a waiver of notice of such meeting, except when such stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the grounds that the meeting is not lawfully called or convened. Notice of any adjourned meeting of the stockholders shall not be required to be given except by announcement at the meeting so adjourned or when expressly required by law.


     Section 2.5.   Quorum.
                    ------

     (a) At each meeting of the stockholders, except where otherwise provided by law, the Certificate of Incorporation or these By-Laws, the holders of record of a majority in voting power of the issued and outstanding shares of stock of the Corporation entitled to vote at such meeting, present in person or represented by proxy, shall be required to constitute a quorum for the transaction of business. Where a separate vote by class or classes or one or more series of a class or classes of stock is required by law or the Certificate of Incorporation for any matter, the holders of a majority in voting power of the issued and outstanding shares of each such class or classes or one or more series of a class or classes entitled to vote, present in person or represented by proxy, shall be required to constitute a quorum with respect to a vote on that matter, except that where the unanimous affirmative vote or written consent of all of the holders of the outstanding shares of a class or classes of stock is required by the Certificate of Incorporation with respect to any matter, all of the holders of the outstanding shares of such class or classes entitled to vote, present in person or by proxy, shall be required to constitute a quorum with respect to a vote on that matter. For purposes of these By-Laws, the term "total voting power" shall mean, (a) in the case of matters which do not require a separate vote by class or classes or one or more series of a class or classes of stock, the aggregate number of votes which all of the shares of stock, excluding the votes of shares of stock having such entitlement only upon the happening of a contingency, would be entitled to cast in the election of directors to the Board of Directors, if all such shares of stock were present at a meeting of the Corporation's stockholders for the purpose of the election of directors, and (b) in the case of matters which do require a separate vote by class or classes or one or more series of a class or classes of stock, the aggregate number of votes which all of the shares of such class or classes or one or more series of a class or classes of stock, excluding the votes of shares of stock having such entitlement only upon the happening of a contingency, would be entitled to cast on any such matter, if all of the shares of such class or classes or one or more series of a class or classes of stock were present and voted at a meeting of the Corporation's stockholders for the purpose of stockholder action on such matter.

     (b) In the absence of a quorum at any annual or special meeting of stockholders, a majority in total voting power of the shares of stock entitled to vote, or in the case of matters requiring a separate vote by any class or classes or one or more series of a class or classes of stock, a majority in total voting power of the shares of each such class or classes or one or more series of a class or classes entitled to vote, present in person or represented by proxy or, in the absence of all such stockholders, any person entitled to preside at or act as secretary of such meeting, shall have the power to adjourn the meeting from time to time, if the date, time and place thereof are announced at the meeting at which the adjournment is taken. At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally called. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

     Section 2.6.   Notice of Stockholder Business and Nominations .
                    ----------------------------------------------

     (a) Annual Meetings of Stockholders. (i) Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (A) pursuant to the Corporation's notice of meeting, (B) by or at the direction of the Board of Directors or (C) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in this By-Law, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this By-Law.

     (ii) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (C) of paragraph (a)(i) of this By-Law, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder's notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 60th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or after such anniversary date, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder's notice as described above. Such stockholder's notice shall set forth (A) as to each person whom the stockholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Rule 14a-11 thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (x) the name and address of such stockholder, as they appear on the Corporation's books, and of such beneficial owner and (y) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner.

     (iii) Notwithstanding anything in the second sentence of paragraph (a)(ii) of this By-Law to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least 70 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required by this By-Law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

     (b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation's notice of meeting (i) by or at the direction of the Board of Directors or (ii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in this By-Law, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this By-Law. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be),for election to such position(s) as specified in the Corporation's notice of meeting, if the stockholder's notice required by paragraph (a)(ii) of this By-Law shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a stockholder's notice as described above.

     (c) General. (i) Only such persons who are nominated in accordance with the procedures set forth in this By-Law shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this By-Law. Except as otherwise provided by law, the Certificate of Incorporation or these By-Laws, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this By-Law and, if any proposed nomination or business is not in compliance with this By-Law, to declare that such defective proposal or nomination shall be disregarded.

     (ii) For purposes of this By-Law, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

     (iii) Notwithstanding the foregoing provisions of this By-Law, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this By-Law. Nothing in this By-Law shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act or
(ii) of the holders of any series of Preferred Stock to elect directors under specified circumstances.

     Section 2.7.   Organization.   At each meeting of the stockholders, the
                    ------------
Chairman of the Board or in his absence, the Chief Executive Officer, or in his absence, the President or any other officer designated by the Board, shall act as chairman of and preside over the meeting, and the Secretary or an Assistant Secretary of the Corporation, or any other person whom the chairman of such meeting shall appoint, shall act as secretary of the meeting and keep the minutes thereof.

     Section 2.8.   Voting.
                    ------

     (a) Except as otherwise provided by law or by the Certificate of Incorporation or these By-Laws, at every meeting of the stockholders or in the case of any written consent of stockholders, and for all other purposes, each holder of record of shares of Common Stock on the relevant record date shall be entitled to one (1) vote for each share of Common Stock standing in such person's name on the stock transfer records of the

Corporation. If no such record date shall have been fixed by the Board, then the record date shall be as fixed by applicable law.

     (b) Persons holding a share or shares of stock in a fiduciary capacity shall be entitled to vote the share or shares so held and to consent in writing with respect to such share or shares. If shares of stock stand of record in the names of two or more persons, or if two or more persons have the same fiduciary relationship respecting the same shares of stock, such persons may designate in writing one or more of their number to represent such stock and vote the shares so held, unless there is a provision to the contrary in the instrument or order, if any, defining their powers and duties, appointing them, or creating their relationship, and a copy of such instrument or order is furnished to the Secretary of the Corporation along with written notice to the contrary.

     (c) Persons whose stock is pledged shall be entitled to vote the pledged shares, unless in the transfer by the pledgor on the books of the Corporation the pledgor has expressly empowered the pledgee to vote thereon, in which case only the pledgee, or his proxy, may represent such stock and vote thereon.

     (d) Any stockholder entitled to vote may do so in person or by his proxy appointed by an instrument in writing subscribed by such stockholder or by his attorney thereunto authorized, delivered to the secretary of the meeting; provided, however, that no proxy shall be voted after three years from its date, unless said proxy provides for a longer period. The provisions of this subsection 2.8(d) are not intended to and do not limit the manner in which a stockholder may authorize another person or persons to act for him as proxy.

     (e) At all meetings of the stockholders at which a quorum is present, except as otherwise provided by law or by the Certificate of Incorporation or these By-Laws, all matters shall be decided by the affirmative vote of the holders of a majority in voting power of the shares entitled to vote thereon and present in person or represented by proxy at such meeting, voting as a single class. Except as otherwise provided by the Certificate of Incorporation, where a separate vote by class or classes or one or more series of a class or classes of stock is required for any matter, such matters shall be decided by the affirmative vote of the holders of a majority in voting power of the shares of each such class or classes or one or more series of a class or classes entitled to vote thereon and present in person or represented by proxy at such meeting, a quorum being present. Except as otherwise provided by the Certificate of Incorporation or these By-Laws, directors shall be elected by the affirmative vote of a plurality in voting power of the shares present in person or represented by proxy and entitled to vote for the election of directors at a meeting at which a quorum is present.

     Section 2.9.   No Stockholder Action by Written Consent.  Subject to the
                    ----------------------------------------
rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholder.

     Section 2.10.  Inspectors.  The Corporation shall, in advance of any
                    ----------
meeting of the stockholders, appoint one or more inspector to act at the meeting of the stockholders and make a written report thereof. Such inspectors, among other things, shall accept and count the votes for and against the matters presented for a vote, make a written report of the results of such votes, and subscribe and deliver to the secretary of the meeting a certificate stating the number of shares of stock issued and outstanding and entitled to vote thereon and the number of shares voted for and against the questions presented. If no inspector or alternate is able to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. The inspectors need not be stockholders of the Corporation, and any director or officer of the Corporation may be an inspector on any matter subject to a vote other than a vote for or against his election to any position or office on or with the Board or the Corporation or on any other matter subject to a vote in which he may be directly interested. Before entering upon the discharge of any of his duties as such, each inspector shall subscribe an oath faithfully to execute the duties of an inspector with strict impartiality and according to the best of his ability.

     Section 2.11.  List of Stockholders.
                    --------------------

     (a) It shall be the duty of the Secretary or other officer of the Corporation who shall have charge of its stock ledger to prepare and make, or cause to be prepared and made, at least ten days before every meeting of the stockholders, a complete list of the stockholders entitled to vote thereat, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open during ordinary business hours to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting or, if not so specified, at the place where the meeting is to be held.

     (b) Such list shall be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present.

     (c) The stock ledger shall be the conclusive evidence as to who are the stockholders entitled to examine the stock ledger, and the list of stockholders required by this Section 2.11, or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.



                                  ARTICLE 3.

                              BOARD OF DIRECTORS
                              ------------------

     Section 3.1.   Number of Directors .  The number of Directors which shall
                    -------------------
constitute the entire Board of Directors shall be eleven (11).

     Section 3.2.   General Powers.
                    --------------

          (a) Except as otherwise provided in the Certificate of Incorporation, the business, property, policies, and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

          (b)  Compensation and Nominating, Audit, Finance and Other
Committees. The Board of Directors may, by resolution adopted by a majority of the Board (i) designate a Compensation and Nominating Committee to exercise, subject to applicable provisions of law, the functions regularly administered by committees of such type including, without limitation, the power to review and recommend to the Board the compensation and benefit arrangements for the officers of the Corporation, the administering of the stock option plans and executive compensation programs of the Corporation, including bonus and incentive plans applicable to officers and key employees of the Corporation and to recommend to the Board nominees for election as Directors, (ii) designate an Audit Committee to exercise, subject to applicable provisions of laws, the functions regularly administered by committees of such type including, without limitation, (A) to review the professional services and independence of the Corporation's independent auditors and the scope of the annual external audit as recommended by the independent auditors, (B) to ensure that the scope of the annual external audit by the independent auditors of the Corporation is sufficiently comprehensive, (C) to review, in consultation with the independent auditors and the internal auditors, the plan and results of the annual external audit, the adequacy of the Corporation's internal control systems and the results of the Corporation's internal audits, (D) to review with management and the independent auditors, the Corporation's annual financial statements, financial reporting practices and the results of each external audit, and (E) to consider the qualification of the

Corporation's independent auditors, to make recommendations to the Board as to their selection and to review the relationship between such independent auditors and management, (iii) designate a Finance Committee to exercise, subject to applicable provisions of law, the functions regularly administered by committees of such type including, without limitation, to make recommendations to the Board with respect to the Corporation's credit arrangements, the issuance of equity and long term debt instruments and other financial matters, and(iv) by resolution similarly adopted, designate one or more other committees. The Compensation and Nominating Committee, the Audit Committee, the Finance Committee and each such other committee shall consist of five or more directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, other than the Executive Committee and the Compensation Committee (the powers of which are expressly provided for herein), may to the extent permitted by law exercise such powers and shall have such responsibilities as shall be specified in the designating resolution. In the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Under no circumstances may the committee members, in their capacities as such, appoint another director to act in the place of such absent or disqualified member. In the event that, and for so long as, there are no duly appointed members, no duly designated alternate members, and no duly appointed replacement members of one (1) or more committees of the Board, the powers and authority that otherwise would be delegated to and exercised by such committee shall be reserved to and exercised by the Board.

     A majority of any committee may determine its action and fix the time and place of its meetings, unless the Board shall otherwise provide. Notice of such meetings shall be given to each member of the committee in the manner provided for in Section 3.10 of these By-Laws. The Board shall have power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee. Nothing herein shall be deemed to prevent the Board from appointing one or more committees consisting in whole or in part of persons who are not directors of the Corporation; provided, however, that no such committee shall have or may exercise any authority of the Board.

          Each committee of the Board shall keep regular minutes of its proceedings and report the same to the Board when so requested by the Board.
Any such committee shall fix its own rules of procedure, subject to the approval of the Board and the provisions of the Certificate of Incorporation and of these By-Laws.

     Section 3.3.   Election of Directors.  Except as otherwise provided in the
                    ---------------------
Certificate of Incorporation, the directors shall be elected by the stockholders at the annual meeting of stockholders.

     Section 3.4.   Tenure and Qualifications .  A director need not be a
                    -------------------------
stockholder. Each director shall hold office until the annual meeting of the Stockholders next following his election and until his successor shall have been elected and qualified, or until his death, or until he shall resign, or until he shall have been removed or disqualified.

     Section 3.5    Quorum and Manner of Acting.
                    ---------------------------

     (a) Except as otherwise provided by law, the Certificate of Incorporation or these By-Laws, a majority of the whole Board shall be required to constitute a quorum for the transaction of business at any meeting of the Board, and the affirmative vote of a majority of the directors present at any meeting of the Board at which a quorum is present shall be required for the taking of any action by the Board. Except as otherwise provided by law, the Certificate of Incorporation, or By-Laws, a majority of the total number of members of any committee of the Board shall be required to constitute a quorum for the transaction of business at any meeting of such committee, and the affirmative vote of a majority of the members of any committee of the Board present at any meeting of such committee at which a quorum is present shall be required for the taking of any action by such committee.

     (b) In the absence of a quorum at any meeting of the Board of Directors or of any committee of the Board, such meeting need not be held; or a majority of the directors or committee members, as the case may be, present thereat or, if no director or committee member be present, the Secretary, may adjourn such meeting from time to time until a quorum shall be present. Notice of any adjourned meeting need not be given except by announcement at the meeting at which the adjournment is taken.

     Section 3.6.   Action by Communications Equipment.   The directors may
                    ----------------------------------
participate in a meeting of the Board or any committee thereof by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

     Section 3.7.   Offices, Place of Meeting and Records.   The Board and any
                    -------------------------------------
committee of the Board may hold meetings and have an office or offices at such place or places within or without the State of Delaware as the Board or such committee, as the case may be, may from time to time determine. The place of meeting shall be as from time to time designated by the Board or such committee, as the case may be, or as specified or fixed in the respective notices or waivers of notice thereof, except where no notice of such meeting is required, and except as otherwise provided by law, by the Certificate of Incorporation or these By-Laws.

          Section 3.8.  Annual Meeting.   The Board shall meet for the purpose
                        --------------
of organization, the election of principal officers and the transaction of other business, if a quorum be present, immediately following each annual election of directors by the stockholders; or the time and place of such meeting may be fixed by a majority of the total number of directors in office.

          Section 3.9.  Regular Meetings.   Regular meetings of the Board and
                        ----------------
committees of the Board shall be held at such places and at such times as the Board or such committee, as the case may be, shall from time to time determine. Notice of regular meetings need not be given.

          Section 3.10. Special Meetings; Notice.   Special meetings of the
                        ------------------------
Board of Directors shall be held whenever called by the Chief Executive Officer or Chairman of the Board or by a majority of the total number of directors in office. Special meetings of committees of the Board shall be held whenever called by the Chief Executive Officer or Chairman of the Board, a majority of the total number of directors in office or a majority of the members of such committee. Notice of each such meeting shall be mailed to each director or committee member, as the case may be, addressed to him at his usual place of business at least ten days before the day on which the meeting is to be held, or shall be sent to him at such place of business by facsimile transmission or other available means, or delivered personally or by telephone not later than 24 hours before the day on which the meeting is to be held. Each such notice shall state the time and place of the meeting and the purpose thereof. Notice of any such meeting need not be given to any director or committee member, as the case may be, however, if waived by him in writing, whether before or after such meeting shall be held, or if he shall be present at such meeting other than for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

          Section 3.11. Organization.   At each meeting of the Board of
                        ------------
Directors, the Chairman of the Board or, in his absence, a director chosen by a majority of the directors present shall act as chairman of and preside over the meeting. At each meeting of any committee of the Board, the Chairman of the Board, if he be a member of such committee, or in his absence, the member of such committee designated as chairman of such committee by the Board, or in the absence of such designation or such designated chairman, a member of such committee chosen by a majority of the members of such committee present, shall act as chairman of and preside over the meeting. The Secretary or, in his absence an Assistant Secretary or, in the absence of the Secretary and all Assistant Secretaries, a person whom the chairman of such meeting shall appoint, shall act as secretary of such meeting and keep the minutes thereof.

          Section 3.12. Order of Business.   At all meetings of the Board of
                        -----------------
Directors and committees of the Board, business shall be transacted in the order determined by the chairman of such meeting.

          Section 3.13. Removal of Directors.   Except as otherwise provided by
                        --------------------
law, the Certificate of Incorporation or these By-Laws, any director or the entire Board may be removed, either with or without cause, at any time and from time to time, by the affirmative vote or written consent of a majority in voting power of the shares of the capital stock of the Corporation then entitled to vote for the election of directors of the Corporation.

          Section 3.14. Resignation.   Any director of the Corporation may
                        -----------
resign at any time by giving written notice of his resignation to the Board, the Chief Executive Officer, President or Chairman of the Board, or the Secretary of the Corporation. Such resignation shall take effect at the date of receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

          Section 3.15. Vacancies.   Except as otherwise provided in the
                        ---------
Certificate of Incorporation, vacancies on the Board, caused by death, resignation, removal, disqualification, or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled by a majority action of the remaining directors then in office, though less than a quorum, or by election upon the vote of the stockholders of the Corporation at the next annual meeting or any special meeting called for such purpose or upon action of the stockholders of the Corporation taken by written consent, and each director so elected to fill any such vacancy or newly created directorship shall hold office until the next annual election of directors and until his successor shall be duly elected and qualified or until his death or until he shall resign or until he shall have been removed or disqualified.

          Section 3.16. Compensation.   Each director, in consideration of his
                        ------------
serving as such, shall be entitled to receive from the Corporation such amount per annum or such fees for attendance at directors' meetings, or both, as the Board shall from time to time determine, together with reimbursement for the reasonable expenses incurred by him in connection with the performance of his duties; provided that nothing herein contained shall be construed to preclude any director from serving the Corporation or its subsidiaries in any other capacity and receiving proper compensation therefor.

          Section 3.17. Interested Directors.   No contract or transaction
                        --------------------
between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, that is otherwise duly authorized in accordance with the provisions of the Certificate of Incorporation, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if (i) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee which authorizes the contract or transaction.


                                   ARTICLE 4.

                               ACTION BY CONSENT
                               -----------------

          Section 4.1.  Consent by Directors.   Unless otherwise provided in the
                        --------------------
Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, without prior notice and without a vote if a written consent thereto is signed by all members of the Board or of such committee, as the case may be, and such written consent or consents is filed with the minutes of the proceedings of the Board or such committee.

          Section 4.2.  Consent by Stockholders.   Any action required or
                        -----------------------
permitted to be taken at any meeting of the stockholders may be taken without a meeting, without prior notice and without a vote upon the delivery to the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware, as the same now exists or may hereafter be amended, or the provisions of a successor statute ("Section 228"), of a written consent or written consents of the holders of outstanding shares of stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of any corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing, and any certificate required to be filed with the office of the Secretary of State of the State of Delaware with respect to such matter shall state that written consent has been given in accordance with Section 228 and that such written notice has been given.


                                  ARTICLE 5.

                                   OFFICERS
                                   --------

          Section 5.1   Number.   The principal officers of the Corporation
                        ------
shall be a Chairman of the Board, Chief Executive officer, a President, a Chief Financial Officer, a Treasurer and a Secretary. In addition, there may be such other or subordinate officers, agents and employees as may be appointed in accordance with the provisions of Section 5.12. Any two or more offices may be held by the same person, except that the office of Secretary shall be held by a person other than the person holding the office of President.

          Section 5.2.  Election, Qualifications and Term of Office.   Each
                        -------------------------------------------
officer of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.12, shall be elected annually by the Board of Directors and shall hold office until his successor shall have been duly elected and qualified, or until his death, or until he shall have resigned or shall have been removed.

          Section 5.3.  Removal.   Any officer may be removed, either with or
                        -------
without cause, by the action of the Board of Directors.

          Section 5.4.  Resignation.   Any officer may resign at any time by
                        -----------
giving written notice to the Board of Directors, or the Chairman of the Board, the Chief Executive Officer, the President or the Secretary of the Corporation. Any such resignation shall take effect at the date of receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

          Section 5.5.  Vacancies.   A vacancy in any office under this Article
                        ---------
Five because of death, resignation, removal, disqualification or any other cause shall be filled for the unexpired portion of the term in the manner prescribed in this Article Five for regular election or appointment to such office.

          Section 5.6.  Chairman of the Board.   The directors may elect one of
                        ---------------------
their members to be Chairman of the Board. The Chairman of the Board, as such, shall be subject to the control of and may be removed by the Board. The Chairman of the Board shall be a director and shall preside at all meetings of the Board and stockholders. The Chairman of the Board shall have general executive powers and such specific powers and duties as from time to time may be conferred or assigned by the Board.

          Section 5.7.  Chief Executive Officer.   Subject to the direction of
                         -----------------------
the Board or the Chairman of the Board, the Chief Executive Officer shall be the chief executive officer of the Corporation, shall have general charge and supervision of the business of the Corporation and shall exercise chief executive powers and such specific powers and shall perform such duties as from time to time may be conferred upon or assigned to him by the Board, the Chairman of the Board or any committee thereof designated by it to so act. In the absence of the Chairman of the Board, the Chief Executive Officer shall preside at all meetings of the Board and the stockholders.

          Section 5.8.  President.   The President shall have general executive
                        ---------
powers and such specific powers and shall perform such duties as from time to time may be conferred upon or assigned to him by the Board, the Chairman of the Board, the Chief Executive Officer, or any committee of the Board designated by it to so act.

          Section 5.9.  Chief Financial Officer.   The Chief Financial Officer
                        -----------------------
shall maintain or cause to be maintained adequate records of all assets, liabilities, and transactions of the Corporation and adequate internal accounting controls; shall prepare or cause to be prepared such financial statements or reports on the Corporation's results of operations or financial condition as required by law or directed by the Board; shall insure that adequate audits thereof are currently and regularly made; and shall, in consultation with the Chief Executive Officer or the Chairman of the Board, undertake measures and implement procedures designed to facilitate or further the foregoing. His duties and powers shall, so far as the Chief Executive Officer or the Chairman of the Board may deem practicable, extend to all subsidiary corporations.

          Section 5.10. Treasurer.   The Treasurer shall have charge and custody
                        ---------
of, and be responsible for, all funds and securities of the Corporation, and shall deposit all such funds to the credit of the Corporation in such banks, trust companies or other depositories as shall be selected in accordance with the provisions of these By-Laws. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board, making proper vouchers for such disbursements, and shall render to the Board or the committee of the Board to which he reports or the stockholders, whenever the Board may require him so to do, a statement of all his transactions as Treasurer and of the financial condition of the Corporation; and, in general, he shall perform all the duties as from time to time may be assigned to him by the Board, or by the Chief Executive Officer or Chairman of the Board. When required by the Board, the Treasurer shall give bonds for the faithful discharge of his duties in such sums and with such sureties as the Board shall approve.

          Section 5.11. Secretary.   The Secretary shall record or cause to be
                        ---------
recorded in books provided for the purpose the minutes of the meetings of the stockholders, the Board, and all committees of which a secretary shall not have been appointed; shall see that all notices are duly given in accordance with the provisions of the Certificate of Incorporation and these By-Laws and as required by law; shall be custodian of all corporate records (other than financial records) and of the seal of the Corporation and see that the seal is affixed to all documents the execution of which on behalf of the Corporation under its seal is duly authorized, in accordance with, and required by, the provisions of these By-Laws; shall keep, or cause to be kept, the list of stockholders as required by Section 2.11 of Article Two of these By-Laws, which shall include the post-office addresses of the stockholders and the number of shares held by them, respectively, and shall make or cause to be made, all proper changes therein; shall see that the books, reports, statements, certificates and all other documents and records required by law are properly kept and filed; and, in general, shall perform all duties incident to the office of Secretary and such other duties as may from time to time be assigned to him by the Board, by any committee of the Board designated by it to so act, or by the Chief Executive Officer or Chairman of the Board. The Secretary shall be appointed by the Chief Executive Officer or by the Executive Committee.

          Section 5.12. Other Officers.   The Corporation may have such other
                        --------------
officers, agents, and employees as the Board may designate, including without limitation, one or more Senior or Executive Vice Presidents, one or more Vice Presidents, a Chief

Operating Officer, a Senior Legal Officer, a Controller, one or more Assistant Controllers, one or more Assistant Treasurers, and one or more Assistant Secretaries, each of whom shall hold such office, for such period, have such authority, and perform such duties as the Board, any committee of the Board designated by it to so act, or the Chief Executive Officer or Chairman of the Board may from time to time determine. The Board may delegate to any principal officer the power to appoint or remove any such subordinate officers, agents or employees.

          Section 5.13. Salaries.   The salaries of the principal officers of
                        --------
the Corporation shall be fixed from time to time by the Board or a duly designated and constituted committee thereof duly empowered and authorized so to act, and none of such officers shall be prevented from receiving a salary by reason of the fact that he is a director of the Corporation.


                                  ARTICLE 6.

                             INDEMNIFICATION, ETC.
                             --------------------

          Section 6.1.  Indemnification and Advances of Expenses.   To the
                        ----------------------------------------
fullest extent permitted by the General Corporation Law of the State of Delaware ("GCL"), as the same now exists or may hereafter be amended, and, to the extent required by the GCL, only as authorized in the specific case upon the making of a determination that indemnification of the person is proper in the circumstances because he has met the applicable standard of conduct prescribed in Sections 145(a) and (b) of the GCL, the Corporation shall indemnify and hold harmless any person who was or is a director, officer or incorporator of the Corporation from and against any and all expenses (including counsel fees and disbursements), judgments, fines (including excise taxes assessed on a person with respect to an employee benefit plan), and amounts paid in settlement that may be imposed upon or incurred by him in connection with, or as a result of, any threatened, pending, or completed proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of the Corporation), in which he is or may become involved, as a party or otherwise, by reason of the fact that he is or was such a director, officer or incorporator of the Corporation or is or was serving at the request of the Corporation as a director, officer, incorporator, employee, partner, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan), whether or not he continues to be such at the time such expenses and judgments, fines and amounts paid in settlement shall have been imposed or incurred. The Corporation shall be required to indemnify such a person who is or was a director, officer, or incorporator in connection with a proceeding (or part thereof) initiated by such person, however, only if the initiation of such proceeding (or part thereof) by such person was authorized by the Board. Such right of indemnification shall inure whether or not such expenses and judgments, fines and amounts paid in settlement are imposed or incurred based on matters which antedate the adoption of this Article Six. Such right of indemnification shall continue as to a person who has ceased to be a director, officer or incorporator of the Corporation, and shall inure to the benefit of the heirs and personal representatives of such a person.

          Expenses incurred by a person who is or was a director, officer, or incorporator of the Corporation in defending or investigating a threatened or pending action, suit or proceeding in which such person is or may become involved, as a party or otherwise, by reason of the fact that he is or was a director, officer, or incorporator of the Corporation or is or was serving at the request of the Corporation as a director, officer, incorporator, employee, partner, trustee, or agent of another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan), shall be paid by the Corporation in advance of final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation under this Article Six or otherwise.

          The rights to indemnification and advancement of expenses provided by this Article Six shall not be deemed exclusive of any other rights which are or may be provided now or in the future under any provision currently in effect or hereafter adopted of these By-Laws, by any agreement, by vote of stockholders, by resolution of directors, by provision of law or otherwise.

          Section 6.2.  Employees and Agents.   The Corporation may, to the
                        --------------------
extent authorized from time to time by the Board of Directors, provide to employees and agents of the Corporation who are not directors, officers or incorporators rights to indemnification and advancement of expenses similar to those conferred in this Article Six on directors, officers and incorporators of the Corporation.

          Section 6.3.  Repeal or Modification.   Any repeal or modification of
                        ----------------------
this Article Six shall not adversely affect any rights to indemnification and advancement of expenses of a director, officer or incorporator of the Corporation existing pursuant to this Article Six with respect to any acts or omissions occurring prior to such repeal or modification.

          Section 6.4.  Other Indemnification.   The Corporation's obligation,
                        ---------------------
if any, to indemnify any person who is or was serving at its request as a director, officer, incorporator, employee, partner, trustee, or agent of another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan), shall be reduced by any amount such person actually receives as indemnification from such other corporation, partnership, joint venture, trust or other enterprise.


                                  ARTICLE 7.

                CONTRACTS, CHECKS, DRAFTS, BANK ACCOUNTS, ETC.
                ---------------------------------------------

          Section 7.1.  Execution of Contracts.   Unless the Board shall
                        ----------------------
otherwise determine, the Chief Executive Officer, President or Chairman of the Board, any Vice President, the Treasurer or the Secretary may enter into any contract or execute any contract or other instrument, the execution of which is not otherwise specifically provided for, in the name and on behalf of the Corporation. The Board, or any committee designated by it to so act, except as otherwise provided in these By-Laws, may authorize any other or additional officer or officers or agent or agents of the Corporation to so act, and such authority may be general or confined to specific instances. Unless duly authorized so to do by the Certificate of Incorporation or by these By-Laws or by the Board or by any such committee, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable pecuniarily for any purpose or to any amount.

          Section 7.2.  Loans.   No loan shall be contracted on behalf of the
                        -----
Corporation, and no evidence of indebtedness shall be issued, endorsed or accepted in its name, unless duly authorized by the Board or any committee designated by it to so act. Such authority may be general or confined to specific instances. When so authorized, the officer or officers thereunto authorized may effect loans and advances at any time for the Corporation from any bank, trust company or other institution, or from any firm, corporation or individual, and for such loans and advances may make, execute and deliver promissory notes or other evidences of indebtedness of the Corporation, and, when authorized as aforesaid, as security for the payment of any and all loans, advances, indebtedness and liabilities of the Corporation, may mortgage, pledge, hypothecate or transfer any real or personal property at any time owned or held by the Corporation, and to that end execute instruments of mortgage or pledge or otherwise transfer such property.

          Section 7.3.  Checks, Drafts, etc.   All checks, drafts, bills of
                        --------------------
exchange or other orders for the payment of money, obligations, notes, or other evidence of indebtedness, bills of lading, warehouse receipts and insurance certificates of the Corporation, shall be signed or endorsed by such officer or officers, agent or agents, attorney or attorneys, employee or employees, of the Corporation as shall from time to time be determined by resolution of the Board or any committee designated by it to so act.

          Section 7.4.  Deposits.   All funds of the Corporation not otherwise
                        --------
employed shall be deposited from time to time to the credit of the Corporation in such banks, trust companies or other depositories as the Board or any committee designated by it to so act may from time to time designate, or as may be designated by any officer or officers or agent or agents of the Corporation to whom such power may be delegated by the Board or any committee designated by it to so act and, for the purpose of such deposit and for the purposes of collection for the account of the Corporation may be endorsed, assigned and delivered by any officer, agent or employee of the Corporation or in such other manner as may from time to time be designated or determined by resolution of the Board or any committee designated to so act.

          Section 7.5.  Proxies in Respect of Securities of Other Corporations.
                        ------------------------------------------------------
Unless otherwise provided by resolution adopted by the Board or any committee designated by it to so act, the Chairman of the Board, Chief Executive Officer or President or any Vice President may from time to time appoint an attorney or attorneys or agent or agents of the Corporation, in the name and on behalf of the Corporation, to cast the votes which the Corporation may be entitled to cast as the holder of stock or other securities in any other corporation, association or trust, any of whose stock or other securities may be held by the Corporation, at meetings of the holders of the stock or other securities of such other corporation, association or trust, or to consent in writing, in the name of the Corporation as such holder, to any action by or respecting such other corporation, association or trust, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may execute or cause to be executed in the name and on behalf of the Corporation and under its corporate seal, or otherwise, all such written proxies or other instruments as he may deem necessary or proper in the premises.


                                  ARTICLE 8.

                               BOOKS AND RECORDS
                               -----------------

          Section 8.1.  Place.   The books and records of the Corporation may be
                        -----
kept at such places within or without the state of Delaware as the Board may from time to time determine.

          Section 8.2.  Addresses of Stockholders.   Each stockholder shall
                        -------------------------
furnish to the Secretary of the Corporation or to a transfer agent of the Corporation an address at which notices of meetings and all other corporate notices and communications may be served upon or mailed to him, and if any stockholder shall fail to designate such address, corporate notices and communications may be served upon him by mail, postage prepaid, to him at his post office address last known to the Secretary or to a transfer agent of the Corporation or by transmitting a notice thereof to him at such address by facsimile transmission or other available method.

          Section 8.3.  Record Dates.   Except as otherwise provided by law or
                        ------------
these By-Laws, in order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which shall not be more than sixty days nor less than ten days before the date of such meeting, or more than sixty days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

          Section 8.4.  Audit of Books and Accounts.   The books and accounts of
                        ---------------------------
the Corporation shall be audited at least once in each fiscal year by certified public accountants of good standing selected by the Board.


                                  ARTICLE 9.

                           SHARES AND THEIR TRANSFER
                           -------------------------

          Section 9.1.  Certificates of Stock.   Every holder of record of
                        ---------------------
shares of stock of the Corporation shall be entitled to have a certificate certifying the number of shares owned by him and designating the class of stock to which such shares belong, which shall otherwise be in such form as the Board may prescribe. Every such certificate shall be signed by the Chairman of the Board, President or a Vice President, and the Treasurer or any Assistant Treasurer or the Secretary or any Assistant Secretary of the Corporation; any and all signatures may be in facsimile form. In case any officer or officers who shall have signed, or whose facsimile signature or signatures shall have been used on, any such certificate or certificates shall cease to be such officer or officers of the Corporation, whether because of death, resignation or otherwise, before such certificate or certificates shall have been delivered by the Corporation, such certificate or certificates may nevertheless be issued and delivered by the Corporation as though the person or persons who signed such certificate or whose facsimile signature or signatures shall have been used had not ceased to be such officer or officers of the Corporation.

          Section 9.2.  Record.   A record shall be kept of the name of the
                        ------
person, firm or corporation owning the shares of stock represented by each certificate for shares of stock of the Corporation issued, the number of shares represented by each such certificate, and the date thereof, and, in case of cancellation, the date of cancellation. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Certificate of Incorporation or law. The stock record books and the blank stock certificate books shall be kept by the Secretary or by any other officer or agent designated by the Board.

          Section 9.3.  Transfer of Stock.   Except as otherwise provided by law
                        -----------------
or the Certificate of Incorporation, transfers of shares of the stock of the Corporation shall be made only on the books of the Corporation by the registered holder thereof, or by his attorney thereunto authorized, and on the surrender of the certificate or certificates for such shares properly endorsed or accompanied by proper instruments of transfer; provided, however, that such transfer is
                                   --------  -------
subject to the transfer restrictions contained in the Certificate of Incorporation.

          Section 9.4.  Transfer Agent and Registrar; Regulations.   The
                        -----------------------------------------
Corporation shall, if and whenever the Board shall so determine, maintain one or more transfer offices or agencies, each in charge of a transfer agent designated by the Board, where the shares of the capital stock of the Corporation shall be directly transferable, and also if and whenever the Board shall so determine, maintain one or more registry offices, each in charge of a registrar designated by the Board, where such shares of stock shall be registered. The Board may make such rules and regulations as it may deem expedient, not inconsistent with the Certificate of Incorporation or these By-Laws, concerning the issue, transfer and registration of certificates for shares of the capital stock of the Corporation.

          Section 9.5.  Lost, Destroyed or Mutilated Certificates.   The Board
                        ---------------------------- ------------
may direct a new certificate representing shares of stock to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate, the Board may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his legal representative, to advertise the same in such manner as the Board of Directors shall require and/or give the Corporation a bond in such sum as the Board may direct to indemnify the Corporation against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.


                                  ARTICLE 10.

                                     SEAL
                                     ----

          The Board shall adopt and approve a corporate seal, which shall be in the form of a circle and shall bear the full name of the Corporation, the year of its incorporation and the words and figures "Corporate Seal, Delaware." The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.


                                  ARTICLE 11.

                                  FISCAL YEAR
                                  -----------

          The fiscal year of the Corporation shall commence on the first day of January, except as otherwise provided from time to time by resolution of the Board of Directors.


                                  ARTICLE 12.

                                    NOTICE
                                    ------

          Section 12.1. Delivery of Notices.   Except as otherwise provided in
                        -------------------
these By-Laws, whenever written notice is required by law, the Certificate of Incorporation or these ByLaws, to be given to any director, member of a committee of the Board or stockholder, such notice may be given by mail, addressed to such director, member of a committee or stockholder, at his address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Written notice may also be given personally or by facsimile transmission, telegram, telex or cable or other permissible means.

          Section 12.2. Waivers of Notice.   Whenever any notice is required by
                        -----------------
law, the Certificate of Incorporation or these ByLaws, to be given to any director, member of a committee of the Board or stockholder, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.


                                  ARTICLE 13.

                                  AMENDMENTS
                                  ----------

          Section 13.1. By-Laws.   The Board may adopt, amend or repeal the By-
Laws by the affirmative vote of a majority of the Board provided, however, that
Section 2.3 may not be amended or repealed without the affirmative vote of 85% of the outstanding shares entitled to vote for the election of directors. No such amendment may be made unless the By-Laws, as amended, are consistent with the provisions of the General Corporation Law of the State of Delaware and of the Certificate of Incorporation.


                                  ARTICLE 14.

                                   DIVIDENDS
                                   ---------

          Dividends upon shares of the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board, only in accordance with these By-Laws and the Certificate of Incorporation, and may be paid in cash, in property, or in shares of the capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board may modify or abolish any such reserve.

                                                                       EXHIBIT 5

                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                                 TOY BIZ, INC.


     Toy Biz, Inc., a corporation (the "Corporation") organized and existing under the General Corporation Law of the State of Delaware (the "GCL"), does hereby certify as follows:

     1. The present name of the Corporation is Toy Biz, Inc. The Corporation was originally incorporated under the name "Toy Biz Acquisition, Inc.," and its original certificate of incorporation was filed with the office of the Secretary of State of the State of Delaware on March 18, 1993.

     2. This Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the GCL, after an annual meeting of stockholders called and held upon notice in accordance with Section 222 of the GCL and after a vote of stockholders thereat.

     3. This Restated Certificate of Incorporation restates and integrates and further amends the certificate of incorporation of the Corporation, as heretofore amended, supplemented, and/or restated (the "Certificate of Incorporation").

     4. The text of the Certificate of Incorporation is hereby restated and integrated and further amended to read in its entirety as follows:


                                   ARTICLE I

                                     NAME

      The name of the Corporation is [Marvel, Inc.] (the "Corporation").


                                  ARTICLE II

                               REGISTERED OFFICE

     The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle, and the name of the registered agent of the Corporation at such address is The Prentice-Hall Corporation System, Inc.

                                  ARTICLE III

                                   PURPOSES

     The nature of the business or purposes of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the GCL.


                                  ARTICLE IV

                               CAPITAL STRUCTURE

     4.1  Authorized Capital Stock.  The total number of shares of capital stock
          ------------------------
which the Corporation shall have authority to issue is 350,000,000 shares, consisting of two classes of capital stock:

     (a) 250,000,000 shares of common stock, par value $.01 per share (the "Common Stock"); and

     (b) 100,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock") of which 75,000,000 shares shall be designated as shares of 8% Cumulative Convertible Exchangeable Preferred Stock.

     4.2  Reclassification.  Upon the filing (the "Effective Time") of this
          ----------------
Restated Certificate of Incorporation pursuant to the GCL, each share of the Corporation's Class A common stock, $0.01 par value per share, issued and outstanding immediately prior to the Effective Time (the "Class A Stock") shall be reclassified as and changed into one validly issued, fully paid, and non-assessable share of Common Stock authorized by subparagraph 4.1(a) of Article IV hereof, without any action by the holder thereof (the "Reclassification"). Each certificate that theretofore represented a share or shares of Class A Stock shall thereafter represent that number of shares of Common Stock into which the share or shares of Class A Stock represented by such certificate shall have been reclassified; provided, however, that each record holder of a stock certificate or certificates that theretofore represented a share or shares of Class A Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of Common Stock to which such record holder is entitled pursuant to the foregoing Reclassification.

     4.3  Designations, Preferences, etc.  The designations, preferences,
          ------------------------------
powers, and relative, participating, optional, and other rights and the qualifications, limitations, and restrictions thereof, of the capital stock of the Corporation shall be as set forth in this Certificate of Incorporation.


                                   ARTICLE V

                                 COMMON STOCK

     5.1  Dividends.  Subject to any preferential or other rights of the holders
          ---------
of outstanding shares of Preferred Stock, when, as, and if dividends are declared by the Corporation's Board of Directors in accordance with the provisions of this Certificate of Incorporation on outstanding shares of Common Stock, whether payable in cash, in property, or in securities of the Corporation, the holders of shares of the Common Stock shall be entitled to share equally in and to receive all such dividends, in accordance with the number of shares of Common Stock held by each such holder.

     5.2  Liquidation Rights.  Upon any duly authorized voluntary or any
          ------------------
involuntary liquidation, dissolution, or winding-up of the affairs of the Corporation, after payment in full or reasonable provision for payment in full of all claims and obligations of the Corporation, in accordance with Section 281 of the GCL, as the same now exists or may hereafter be amended, or with the provisions of any successor statute, shall have been made, and subject to any preferential or other rights of holders of outstanding shares of Preferred Stock, the holders of shares of Common Stock shall be entitled to share ratably, in accordance with the number of shares of Common Stock held by each such holder, in all remaining assets of the Corporation available for distribution among the holders of Common Stock, whether such assets are capital, surplus, or earnings. For the purposes of this Paragraph 5.2, neither the consolidation or merger of the Corporation with or into any other entity or entities, nor the sale, lease, exchange or transfer by the Corporation of all or any part of its assets, nor the reduction of the number of authorized shares of the capital stock or any class or series thereof of the Corporation, shall be deemed to be a voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation as those terms are used in this Paragraph 5.2.

     5.3  Voting Rights.  At each annual or special meeting of stockholders and
          -------------
for all other purposes, each holder of record of shares of Common Stock on the relevant record date shall be entitled to one (1) vote for each share of Common Stock standing in such holder's name on the stock transfer records of the Corporation. The holders of shares of Common Stock shall not have cumulative voting rights.

     5.4  No Preemptive or Subscription Rights.  No holder of shares of Common
          ------------------------------------
Stock shall be entitled to preemptive or subscription rights.

                                  ARTICLE VI

                                PREFERRED STOCK

     Shares of Preferred Stock may be issued from time to time in one or more series only as may be determined and authorized in accordance with the provisions of this Certificate of Incorporation. Subject to the provisions of this Certificate of Incorporation, the Board of Directors is expressly authorized, to the fullest extent permitted by law, to fix and alter the powers, designations, preferences, and relative, optional, participating, and other rights, and the qualifications, limitations, and restrictions thereof, granted to or imposed upon any wholly unissued series of Preferred Stock and, unless otherwise provided in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any such series, to increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

     Authorized and unissued shares of any series of Preferred Stock may be issued with such designations, powers, voting rights, preferences, and relative, participating, optional and other rights, if any, and such qualifications, limitations and restrictions thereof, if any, only as may be authorized in accordance with the provisions of this Certificate of Incorporation prior to the issuance of any shares of such series of Preferred Stock, including, but not limited to: (i) the distinctive designation of each series and the number of shares that will constitute such series; (ii) the voting rights, if any, of shares of such series and whether the shares of any such series having voting rights shall have multiple votes per share; (iii) the dividends payable on the shares of such series, any restriction, limitation, or condition upon the payment of such dividends, whether dividends shall be cumulative, and the dates on which dividends are payable; (iv) the prices at which, and the terms and conditions on which, the shares of such series may be redeemed, if such shares are redeemable; (v) the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of such series; (vi) any preferential amount payable upon shares of such series in the event of the liquidation, dissolution, or winding-up of the Corporation, or any distribution of its assets; and (vii) the prices or rates of conversion or exchange at which, and the terms and conditions on which, the shares of such series are convertible or exchangeable, if such shares are convertible or exchangeable.

     Any and all shares of Preferred Stock issued and for which full consideration has been paid or delivered shall be deemed fully paid and non-assessable shares, and the holder thereof shall not be liable for any further payment thereon.

     6.1  8% Cumulative Convertible Exchangeable Preferred Stock.  The initial
          ------------------------------------------------------
series of Preferred Stock shall be comprised of 75,000,000 shares and shall be designated 8% Cumulative Convertible Exchangeable Preferred Stock (the "8% Preferred Stock").

     The rights, preferences, privileges and restrictions granted to or imposed upon the 8% Preferred Stock are as follows.

     6.2  Dividends and Distributions.  (a) The holders of 8% Preferred Stock
          ---------------------------
shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available for the purpose, dividends at a rate per annum equal to 8% of the Liquidation Preference (as defined in Section 6.7) per share of the 8% Preferred Stock payable quarterly on the first business day of [March, June, September and December] in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing __________________, 199_. Dividends shall be payable at the option of the Board of Directors (x) in cash, (y) in additional shares of 8% Preferred
Stock having an aggregate Liquidation Preference no less than the dividend payment, or (z) in any combination of cash and additional shares of 8%
Preferred Stock valued on such basis. If any dividend, or portion thereof, is not timely paid in cash, the Board of Directors will be deemed to have elected to pay the dividend, or such portion, in shares of 8% Preferred Stock which will be deemed issued for this purpose as of the Dividend Payment Date applicable to that dividend. So long as any shares of 8% Preferred Stock are outstanding, the Corporation shall not pay or declare, or issue by way of any capital reorganization or reclassification, any dividend or distribution on shares of Common Stock or on any series of capital stock ranking junior to the 8% Preferred Stock (either as to dividends or upon liquidation, dissolution or winding up), except (i) Approved Spinoff Distributions (as defined in this paragraph), (ii) dividends or distributions that are payable solely in shares of Common Stock or any series of capital stock ranking junior to the 8% Preferred Stock both as to dividends and upon liquidation, dissolution or winding up, or
(iii) any rights or warrants to subscribe for or purchase shares described in clause (ii). "Approved Spinoff Distribution" shall mean a dividend or distribution of shares of stock having a majority of the voting power of a subsidiary of the Corporation but only if the Corporation receives a fairness opinion from a nationally recognized investment banking firm to the effect that the adjustment of the conversion ratio of the 8% Preferred Stock as a result of such dividend or distribution is fair to the holders of the 8% Preferred Stock from a financial point of view.

     (b) In the case of the original issuance of shares of 8% Preferred Stock, dividends shall begin to accrue and be cumulative from the date of issue. In the case of shares of 8% Preferred Stock issued at any other time, dividends shall begin to accrue and be cumulative from the Quarterly Dividend Payment Date next preceding the date of issue of such shares to which such dividends have been paid, unless the date of issue is a Quarterly Dividend Payment Date or is a date after the Dividend Record Date (as defined below) for the determination of holders of shares of 8% Preferred Stock entitled to receive a quarterly dividend and before the Quarterly Dividend Payment Date to which such Dividend Record Date relates, in either of which events such dividends shall be cumulative from such Quarterly Dividend Payment Date; provided, however, that if dividends shall not be paid on such Quarterly Dividend Payment Date, then dividends shall accrue and be cumulative from the Quarterly Dividend Payment Date to which such dividends have been paid. Dividends paid on the shares of 8% Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro-rata on a share-by-share basis among all such shares at the time outstanding. The record date (the "Dividend Record Date") for the determination of holders of 8% Preferred Stock entitled to receive payment of a dividend on any Quarterly Dividend Payment Date shall be the close of business on the last day of the month preceding the month in which a Quarterly Dividend Payment Date occurs.

     6.3  Voting Rights.  The holders of 8% Preferred Stock shall have the
          -------------
following voting rights:

     (a) Except as otherwise provided herein, each holder of shares of 8% Preferred Stock shall be entitled to such number of votes for the 8% Preferred Stock held by him on all matters submitted to a vote of holders of Common Stock as shall be equal to the largest number of whole shares of Common Stock into which all of his shares of 8% Preferred Stock are then convertible;

     (b) Except as otherwise provided herein or by law, the holders of 8% Preferred Stock and the holders of Common Stock shall vote together as one class on all matters submitted to a vote of the Corporation's stockholders;

     (c) The Corporation shall not (A) consolidate with or merge into any other person in any transaction in which the Corporation is not the continuing or surviving corporation, (B) permit any other person to consolidate with or merge into the Corporation in any transaction in which the Corporation is the continuing or surviving person, but the Common Stock is changed into or exchanged for stock or other securities of any other person or cash or any other property, (C) transfer all or substantially all of its properties or its assets to any other person, or (D) exchange the outstanding 8% Preferred Stock for Subordinated Notes (as defined in Section 7.1 hereof), pursuant to Article VII hereof, unless such transaction is approved by a majority of the shares of outstanding 8% Preferred Stock, voting together as a separate class, except that in the case of a transaction described in subsections (A), (B) or (C) which is to be consummated prior to [THE DATE WHICH IS THE THIRD ANNIVERSARY OF THE CLOSING WILL BE INSERTED] such approval shall not be required if each of the following conditions is satisfied with respect to such merger, consolidation, sale or transfer: (i) the holders of Common Stock will receive consideration equal to at least $9.625 per share of Common Stock, and (ii) the holders of 8% Preferred Stock will receive (x) the same consideration such holders would have received had such holders converted their 8% Preferred Stock to Common Stock immediately prior to consummation of the merger or consolidation, plus (y) an amount equal to the present value of the amount of dividends such holders would have been entitled to receive on their shares of 8% Preferred Stock if such shares remained outstanding until [THE DATE WHICH IS THE THIRD ANNIVERSARY OF THE CLOSING WILL BE INSERTED], discounted at a discount rate of 10% per annum, compounded quarterly.

     6.4  Certain Restrictions.  So long as any shares of 8% Preferred Stock are
          --------------------
outstanding, the Corporation shall not:

     (a) redeem or purchase or otherwise acquire for consideration any stock ranking junior to or on a parity with (either as to dividends or upon liquidation, dissolution or winding up) the 8% Preferred Stock;

     (b) permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could purchase such shares at such time and in such manner; or

     (c) without the affirmative vote or consent of holders of at least two-thirds of the outstanding shares of 8% Preferred Stock voting or consenting separately as one class, authorize or issue any class or series of stock ranking (either as to dividends or upon liquidation, dissolution or winding up) senior to or on parity with the 8% Preferred Stock, or issue any shares of 8% Preferred Stock other than (i) as contemplated by the Fourth Amended Joint Plan of Reorganization Proposed by Secured Lenders and the Corporation in the chapter 11 cases of Marvel Entertainment Group, Inc. and certain of its affiliates (the "Fourth Amended Plan"), including pursuant to the Stockholder Series B Warrants referred to in the Fourth Amended Plan, or (ii) as dividends on shares of 8% Preferred Stock.

     6.5  Redemption.    The Corporation shall redeem all outstanding shares
          ----------
of 8% Preferred Stock on [THE DATE WHICH IS THE THIRTEENTH ANNIVERSARY OF THE CLOSING WILL BE INSERTED] at a price per share equal to the Liquidation Preference plus an amount equal to all accrued but unpaid dividends thereon, whether or not declared, to the redemption date.

     (b) The Corporation may redeem all, but not less than all, of the outstanding shares of the 8% Preferred Stock at any time after the [THE DATE WHICH IS THE THIRD ANNIVERSARY OF THE CLOSING WILL BE INSERTED] at a price per share equal to the Liquidation Preference, plus all accrued but unpaid dividends, whether or not declared, plus, if the redemption date is not a Quarterly Dividend Payment Date, an amount equal to the annual dividend per share multiplied by a fraction, the numerator of which is the number of days from the Quarterly Dividend Payment Date next preceding the date of redemption to the redemption date and the denominator of which is 365, provided that if the redemption date occurs after a Dividend Record Date and before the Quarterly Dividend Payment Date to which that Dividend Record Date relates, the dividend otherwise payable on that Quarterly Dividend Payment Date shall not be paid by the Corporation. If the Corporation elects to redeem the outstanding shares of 8% Preferred Stock as provided in this paragraph, the Corporation shall send a notice of redemption to each holder of the 8% Preferred Stock specifying (i) the redemption date, which date shall be not less than thirty (30) nor more than sixty (60) days following the date of mailing of the notice of redemption, and
(ii) the redemption price, including a calculation thereof in reasonable detail.

     (c) The following provisions shall apply to any redemption pursuant to this Section 6.5:

          (i) On the redemption date, the Corporation shall deposit for the pro-rata benefit of the holders of the shares of the outstanding 8% Preferred Stock the funds necessary for such redemption with a bank or trust company in the Borough of Manhattan, The City of New York, having a capital and surplus of at least $100,000,000. Holders of shares of 8% Preferred Stock shall thereafter have the right to receive payment of the redemption price for such shares by surrendering to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose, a certificate or certificates representing the shares of 8% Preferred Stock to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose, a certificate or certificates representing such shares. Any monies so deposited by the Corporation with a bank or trust company pursuant to this subparagraph (c)(i) and unclaimed at the end of two years from the redemption date shall revert to the general funds of the Corporation. After such reversion, any such bank or trust company shall, upon demand, pay over to the Corporation such unclaimed amounts and thereupon such bank or trust company shall be relieved of all responsibility in respect thereof to such holder and such holder shall look only to the Corporation for the payment of the redemption price. Any interest accrued on funds so deposited pursuant to this subparagraph
(c)(i) shall be paid from time to time to the Corporation for its own account;
and

          (ii) Upon the deposit of funds pursuant to subparagraph (i) in respect of outstanding shares of the 8% Preferred Stock, notwithstanding that any certificates for such shares shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding, the rights to receive dividends thereon shall cease to accrue from and after the date of redemption and all rights of the holders of the shares of the 8% Preferred Stock shall cease and terminate, excepting only the right to receive the redemption price therefor.

     6.6  Reacquired Shares.  Any shares of the 8% Preferred Stock redeemed or
          -----------------
purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions or restrictions on issuance set forth herein.

     6.7  Liquidation, Dissolution or Winding Up.  Upon any liquidation,
          --------------------------------------
dissolution or winding up of the corporation, no distribution shall be made (A) to the holders of stock ranking junior (upon liquidation, dissolution or winding up) to the 8% Preferred Stock unless, prior thereto, the holders of 8% Preferred Stock shall have received $10.00 per share (the "Liquidation Preference"), plus an amount equal to accrued but unpaid dividends thereon, whether or not declared, to the date of such payment plus, if the date of such payment is not a Quarterly Dividend Payment Date, an amount equal to the annual dividend per share multiplied by a fraction, the numerator of which is the number of days from the Quarterly Dividend Payment Date next preceding the date of such payment to the date of such payment and the denominator of which is 365, provided that if the date of such payment is after a Dividend Record Date and before the Quarterly Dividend Payment Date to which that Dividend Record Date relates, the dividend otherwise payable on that Quarterly Dividend Payment Date shall not be paid by the Corporation, or (B) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the 8% Preferred Stock, except distributions made ratably on the 8% Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

     6.8  Conversion.  Each share of the 8% Preferred Stock may be converted (an
          ----------
"Optional Conversion") at any time, at the option of the holder thereof, into shares of Common Stock of the Corporation, on the terms and conditions set forth below in this Section 6.8, and may be converted at the option of the Corporation as provided in paragraph (g) of this Section 6.8.

     (a) Subject to the provisions for adjustment hereinafter set forth, each share of the 8% Preferred Stock shall be convertible in the manner hereinafter set forth, into 1.039 fully paid and nonassessable shares of Common Stock of the Corporation. Upon conversion of any shares of 8% Preferred Stock, the holder thereof shall be entitled to receive all accrued but unpaid dividends, whether or not declared, on the shares so converted plus, if the conversion date is not a Quarterly Dividend Payment Date, an amount equal to the annual dividend per share multiplied by a fraction, the numerator of which is the number of days from the Quarterly Dividend Payment Date next preceding the date of conversion to the conversion date and the denominator of which is 365 (the amount of any such unpaid dividends and the other amount being payable in such number of shares of Common Stock which would be issuable upon conversion of shares of 8% Preferred Stock having an aggregate Liquidation Preference equal to such amount), provided that if the conversion date is after a Dividend Record Date and before the Quarterly Dividend Payment Date to which that Dividend Record Date relates, the dividend otherwise payable on that Quarterly Dividend Payment Date in respect of the shares so converted shall not be paid by the Corporation.

     (b) The number of shares of Common Stock into which each share of the 8% Preferred Stock is convertible shall be adjusted from time to time as follows:

          (i) In case the Corporation shall at any time or from time to time declare or pay any dividend on its Common Stock payable in its Common Stock or effect a subdivision of the outstanding shares of its Common Stock into a greater number of shares of Common Stock (by reclassification or otherwise than by payment of a dividend in its Common Stock), or combine or consolidate the outstanding shares of its Common Stock into a lesser number of shares of Common Stock, by reclassification or otherwise, or the Corporation shall otherwise effect a capital reorganization or reclassification of the Common Stock permitted by this Article VI, then, and in each such case, the number of shares of Common Stock into which each share of the 8% Preferred Stock is convertible shall be adjusted so that the holder of each share thereof shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock or number and kind of other securities which the holder would have owned after giving effect to such event had such shares been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this subparagraph (b)(i) shall become effective in the case of any such dividend, immediately after the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend, and otherwise at the close of business on the day immediately prior to the day upon which such corporate action becomes effective;

          (ii) In case the Corporation at any time or from time to time shall issue rights or warrants to all holders of shares of its Common Stock entitling them (for a period expiring within 45 calendar days after the date of issuance) to subscribe for or purchase shares of its Common Stock at a price per share (or having a conversion price per share) less than the Current Market Price (as defined in paragraph (c) below) per share of Common Stock on the record date fixed for the determination of shareholders entitled to receive such right or warrant, then, and in each such case (unless the holders of shares of the 8% Preferred Stock shall be permitted to subscribe for or purchase shares of Common Stock on the same basis as though such shares of the 8% Preferred Stock had been converted into shares of Common Stock immediately prior to the close of business on such record date), the number of shares of Common Stock into which each share of the 8% Preferred Stock is convertible shall be adjusted so that the holder of each share thereof shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock determined by multiplying (a) the number of shares of Common Stock into which such share was convertible immediately prior to such event by (b) a fraction, the numerator of which shall be the sum of (I) the number of shares of Common Stock outstanding on such record date plus (II) the number of additional shares of Common Stock offered for subscription or purchase, and the denominator of which shall be the sum of (I) the number of shares of Common Stock outstanding on such record date plus (II) the number of shares of Common Stock which the aggregate consideration receivable by the Corporation for the total number of shares of Common Stock so offered would purchase at such Current Market Price on such record date. For purposes of this subparagraph (b)(ii), the aggregate consideration receivable by the Corporation in connection with the issuance of rights of warrants to subscribe for or purchase securities convertible into Common Stock shall be deemed to be equal to the sum of the aggregate offering price of such securities plus the minimum aggregate amount, if any, payable upon conversion of such securities into shares of Common Stock. An adjustment made pursuant to this subparagraph (b)(ii) shall be made upon the issuance of any such rights or warrants and shall be effective retroactively immediately after the close of business on the record date fixed for the determination of shareholders entitled to receive such rights or warrants. For purposes of this subparagraph (b)(ii) the granting of the right to purchase Common Stock (whether treasury shares or newly issued shares) pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Corporation, and the investment of additional optional amounts, in shares of Common Stock, in any such case at a price per share of not less than 95% of the current market price (determined as provided in such plans) per share of Common Stock, shall not be deemed to constitute an issue of rights or warrants by the Corporation within the meaning of this subparagraph; and

          (iii) In case the Corporation at any time or from time to time shall declare, order, pay or make a dividend or other distribution of any kind or nature whatsoever which is permitted to be made pursuant to this Article VI on its Common Stock, other than a dividend payable in shares of the Corporation's Common Stock or rights or warrants to subscribe for shares of the Corporation's Common Stock covered under (ii) herein, then, and in each such case (unless the holders of shares of the 8% Preferred Stock shall receive any such dividend or other distribution on the same basis as though such shares of the 8% Preferred Stock had been converted into shares of Common Stock immediately prior to the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or other distribution), the number of shares of Common Stock into which each share of the 8% Preferred Stock is convertible shall be adjusted so that the holder of each share thereof shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock determined by multiplying (a) the number of shares of Common Stock into which such share was convertible immediately prior to the close of business on the record date fixed for the determination of holders of Common Stock entitled to receive such dividend or distribution by (b) a fraction, the numerator of which shall be the Current Market Price (as defined in paragraph (c) below) per share of Common Stock on the record date fixed for the determination of holders of Common Stock entitled to receive such dividend or distribution, and the denominator of which shall be such Current Market Price per share of Common Stock less the fair value of such dividend or distribution (as determined in good faith by the Board of Directors of the Corporation, a certified resolution with respect to which shall be filed with each transfer agent for the 8% Preferred Stock) payable in respect of one share of Common Stock. An adjustment made pursuant to this subparagraph (b)(iii) shall be made upon the opening of business on the next business day following the date on which any such dividend or distribution is made and shall be effective retroactively immediately after the close of business on the record date fixed for the determination of holders of Common Stock entitled to receive such dividend or distribution;

     (c) The term "Current Market Price" shall mean, as applied to any class of stock on any date, the average of the daily "Closing Prices" (as hereinafter defined) for the 20 consecutive "Trading Days" (as hereinafter defined) immediately prior to the date in question; provided, however, that in the event that the Current Market Price per share of Common Stock is determined during a period which includes the ex-dividend date for a dividend or distribution by the Corporation on its Common Stock payable in shares of its Common Stock or the record date for a stock split, reverse stock split, recapitalization or similar corporate transaction, then, and in each such case, the Current Market Price shall be appropriately adjusted to reflect the Current Market Price per Common Stock equivalent. The term "Closing Price" on any day shall mean the last sales price, regular way, per share of such stock on such day, or, if no such sale takes place on such day, the average of the closing bid and asked prices, regular way, as reported in the principal consolidation transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if shares of such stock are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidation transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares of such stock are listed or admitted to trading, including for these purposes the Nasdaq Stock Market National Market System, or, if the shares of such stock are not listed or admitted to trading on any national securities exchange, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or other similar system then in use or, if such bid and ask prices are not reported on any such system, the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. The term "Trading Day" shall mean a day on which the principal national securities exchange on which shares of such stock are listed or admitted to trading is open for the transaction of business or, if the shares of such stock are not listed or admitted to trading on any national securities exchange, a Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in the Borough of Manhattan, City and State of New York, are not authorized or obligated by law or executive order to close (a "Business Day") and on which high bid and low asked prices are quoted by NASDAQ or, if shares of such stock are not traded on NASDAQ, by such other similar system or if shares of such stock are not traded on any such system, a Business Day;

     (d) If any adjustment in the number of shares of Common Stock into which each share of the 8% Preferred Stock may be converted required pursuant to this
Section 6.8 would result in an increase or decrease of less than 1% in the number of shares of Common Stock into which each share of the 8% Preferred Stock is then convertible, the amount of any such adjustment shall be carried forward and adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate at least 1% of the number of shares of Common Stock into which each share of the 8% Preferred Stock is then convertible. All calculations under this Section 6.8 shall be made to the nearest one-hundredth of a share;

     (e) The Board of Directors may, but shall not be required to, increase the number of shares of Common Stock into which each share of the 8% Preferred Stock may be converted, in addition to the adjustments required by Section 6.8(b), as shall be determined by it (as evidenced by a resolution of the Board of Directors) to be advisable in order to avoid or diminish any income deemed to be received by any holder of the Common Stock or 8% Preferred Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for federal income tax purposes;

     (f) The holder of any shares of the 8% Preferred Stock electing to make an Optional Conversion shall do so by surrendering for such purpose to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose, a certificate or certificates representing the shares of 8% Preferred Stock to be converted accompanied by a written notice stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of this Section 6.8(f) and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. In case such notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names. As promptly as practicable, and in any event within five business days after the surrender of such certificates and the receipt of such notice relating thereto and, if applicable, payment of all transfer taxes, the Corporation shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable shares Common Stock of the Corporation to which the holder of the 8% Preferred Stock so converted shall be entitled and
(ii) if less than the full number of shares of the 8% Preferred Stock evidenced by the surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares converted. Such conversions shall be deemed to have been made at the close of business on the date of giving of such notice and of such surrender of the certificate or certificates representing the shares of the 8% Preferred Stock to be converted so that the rights of the holder thereof shall cease except for the right to receive Common Stock of the Corporation in accordance herewith, and the converting holder shall be treated for all purposes as having become the record holder of such Common Stock of the Corporation at such time;

     (g) The Corporation shall have the right, from time to time, on or after [THE DATE WHICH IS THE THIRD ANNIVERSARY OF THE CLOSING WILL BE INSERTED], in its sole discretion, to convert shares of 8% Preferred Stock in tranches having an aggregate Liquidation Preference of up to $50 million on each occasion, into shares of Common Stock, as follows:

          (i) If at any time on or after [THE DATE WHICH IS THE THIRD ANNIVERSARY OF THE CLOSING WILL BE INSERTED] the Common Stock is (x) listed on a national securities exchange or included for quotation on the National Market System of the NASDAQ Stock Market and (y) the Closing Price of the Common Stock on the National Market System of the NASDAQ Stock Market or on such national securities exchange exceeds $11.55 per share (the "Test Amount") for each Trading Day (as defined in paragraph (c) above) during a Testing Period (as defined below), the Corporation shall have the right, in its sole discretion, to convert issued and outstanding shares of 8% Preferred Stock into shares of Common Stock, which conversion shall become effective as of a date no earlier than ten (10) days and no later than forty (40) days following the end of the relevant Testing Period, provided that the Corporation shall not have the right to convert 8% Preferred Stock having an aggregate principal amount of more than $50 million with respect to any single Testing Period. Any such conversion compelled by the Corporation shall be referred to herein as a "Forced Conversion." The Test Amount shall be appropriately adjusted in connection with any stock split, stock dividend, reverse stock split, recapitalization or similar corporate transaction.

          (ii) The shares of each holder of 8% Preferred Stock shall be converted on a pro rata basis on any Forced Conversion. The transfer agent shall give holders of the 8% Preferred Stock written notice of the Forced Conversion at least ten (10) days prior to the effective date thereof, which notice shall specify (A) the effective date , (B) the Testing Period utilized, (C) the Aggregate Liquidation Amount of the 8% Preferred Stock to be converted, (D) the pro ration factor, if less than all outstanding shares of 8% Preferred Stock are to be converted and (E) the number of shares of Common Stock into which each share of 8% Preferred Stock shall be converted pursuant to the Forced Conversion. Any period of ten (10) consecutive Trading Days that does not precede or include a previously announced effective date of a Forced Conversion shall be referred to herein as a "Testing Period."

          (iii) Following a Forced Conversion, the holders of shares of 8% Preferred Stock shall have the right to receive certificates representing the shares of Common Stock into which such shares of 8% Preferred Stock have been converted by surrendering to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose, a certificate or certificates representing the applicable shares of 8% Preferred Stock. As promptly as practicable, and in any event within five business days after the surrender of such certificates, the Corporation shall deliver or cause to be delivered certificates representing the number of validly issued, fully paid and nonassessable shares Common Stock of the Corporation to which the holder of the 8% Preferred Stock so converted shall be entitled. Upon a Forced Conversion, the rights of the holders of 8% Preferred Stock shall cease except for the right to receive Common Stock of the Corporation in accordance herewith, and the holder shall be treated for all purposes as having become the record holder of such Common Stock of the Corporation at such time;

          (iv) Upon the Forced Conversion of the 8% Preferred Stock, the holders thereof shall be entitled to receive payment of all accrued but unpaid dividends, whether or not declared, plus, if the conversion date is not a Quarterly Dividend Payment Date, an amount equal to the annual dividend per share multiplied by a fraction, the numerator of which is the number of days from the Quarterly Dividend Payment Date next preceding the date of conversion to the conversion date and the denominator of which is 365 (the amount of such unpaid dividends and the other amount being payable in such number of shares of Common Stock which would be issuable upon conversion of shares of 8% Preferred Stock having an aggregate Liquidation Preference equal to such amount) in respect of the shares so converted, provided that if the conversion date is after a Dividend Record Date and before the Quarterly Dividend Payment Date to which that Dividend Record Date relates, the dividend otherwise payable on that Quarterly Dividend Payment Date in respect of the shares so converted shall not be paid by the Corporation.

     (h) In connection with the conversion of any shares of the 8% Preferred Stock, no fractions of shares of Common Stock shall be issued, but the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the market value of such fractional interest. In such event, the market value of a share of Common Stock of the Corporation shall be the Closing Price of such shares on the last business day on which such shares were traded immediately preceding the date upon which such shares of 8% Preferred Stock are deemed to have been converted.

     (i) The Corporation shall at all times reserve and keep available out of its authorized Common Stock the full number of shares of Common Stock of the Corporation issuable upon the conversion of all outstanding shares of the 8% Preferred Stock.

     6.9  Adjustments For Consolidation, Merger, etc.  In case (A) the
          ------------------------------------------
Corporation shall consolidate with or merge into any other person and shall not be the continuing or surviving corporation of such consolidation or merger, (B) any other person shall consolidate with or merge into the Corporation and the Corporation shall be the continuing or surviving person, but, in connection with such consolidation or merger, the Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property, or (C) the Corporation shall transfer all or substantially all of its properties or its assets to any other person, then, and in each such case, each outstanding share of 8% Preferred Stock shall, upon the effective date of such event, be convertible into the number of shares of stock or other securities or cash or other property which the holder would have owned after giving effect to such event had such share been converted pursuant to Section 6.8 immediately prior to the occurrence of such event, plus any additional shares of stock or other securities or cash or other property payable by the terms of such event to the holders of shares 8% Preferred Stock.

     6.10 Reports as to Adjustments.  Whenever the number of shares of Common
          -------------------------
Stock into which the shares of the 8% Preferred Stock are convertible is adjusted as provided in Section 6.8, the Corporation shall (A) promptly compute such adjustment and furnish to each transfer agent for the 8% Preferred Stock a certificate, signed by a principal financial officer of the Corporation, setting forth the number of shares of Common Stock, or the number and kind of any other securities, into which each share of the 8% Preferred Stock is convertible as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof and when such adjustment will become effective and (B) promptly mail to the holders of record of the outstanding shares of the 8% Preferred Stock a notice stating that the number of shares into which the shares of 8% Preferred Stock are convertible has been adjusted and setting forth the new number of shares into which each share of the 8% Preferred Stock is convertible as a result of such adjustment and when such adjustment will become effective and the basis for such adjustment in appropriate detail.

     6.11 Notices of Corporate Action.  In the event of:
          ---------------------------

     (a) any taking by the Corporation of a record of the holders of its Common Stock for the purpose of determining the holders thereof who are entitled to receive any distribution or any right or warrant permitted to be distributed or given to the holder of Common Stock in accordance with this Article VI (other than a dividend payable solely in shares of Common Stock).

     (b) any capital reorganization, reclassification or recapitalization of the Corporation (other than a subdivision or combination of the outstanding shares of its Common Stock), any consolidation or merger involving the Corporation and any other person (other than a consolidation or merger with a wholly-owned subsidiary of the Corporation, provided that the Corporation is the surviving or the continuing corporation and no change occurs in the Common Stock), or any transfer of all or substantially all the assets of the Corporation to any other person; or

     (c) any voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, and in each such case, the Corporation shall cause to be mailed to each transfer agent for the shares of the 8% Preferred Stock and to the holders of record of the outstanding shares of the 8% Preferred Stock, at least 20 days (or 10 days in case of any event specified in clause (a) above) prior to the applicable record or effective date hereinafter specified, a notice stating (i) the date or expected date on which any such record is to be taken for the purpose of such dividend, distribution or right and the amount and character of such dividend, distribution or right or (ii) the date or expected date on which any such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding up is to take place and the time, if any such time is to be fixed, as of which the holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for the securities or other property deliverable upon such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding up. Such notice shall also state whether such transaction will result in any adjustment in the number of shares of Common Stock, or kind and number of any other securities, into which shares of the 8% Preferred Stock are convertible and, if so, shall state the new number of shares of Common Stock, or kind and number of any other securities, into which each share of the 8% Preferred Stock shall be convertible upon such adjustment and when such adjustment will become effective. The failure to give any notice required by this Section 6.11, or any defect therein, shall not affect the legality or validity of any such action requiring such notice.

                                  ARTICLE VII

                                 NOTE EXCHANGE

     7.1  Right to Exchange 8% Preferred Stock for Subordinated Notes.  Subject
          -----------------------------------------------------------
to the terms and conditions set forth herein, including the approval of the holders of 8% Preferred Stock as provided in Section 6.3(c) hereof, the Corporation, as note issuer (the "Note Issuer"), may, at its option at any time after [THE DATE WHICH IS EIGHTEEN MONTHS AFTER THE CLOSING WILL BE INSERTED], exchange all, but not less than all, of the outstanding 8% Preferred Stock for subordinated notes (the "Subordinated Notes") of the Note Issuer (the "Note Exchange"). Pursuant to the Note Exchange, each share of 8% Preferred Stock shall be exchanged for a Subordinated Note in an aggregate principal amount equal to the sum of (i) the liquidation preference of the 8% Preferred Stock to be exchanged, as set forth in Article VI hereof, and (ii) any accrued and unpaid dividends on such 8% Preferred Stock. Notwithstanding the foregoing, the Subordinated Notes will be in registered form without coupons in denominations of $100 (or such greater amount as may be required by applicable State or Federal law) and integral multiples of $100 in excess thereof and, in connection with the exchange of any shares of the 8% Preferred Stock, no fractions of Subordinated Notes shall be issued. If any fraction of a Subordinated Note would be issuable on the exchange of the 8% Preferred Stock for Subordinated Notes, the Corporation shall direct and deposit with the Paying Agent an amount sufficient to pay an amount in cash for such fractional interests.

     7.2  Terms of the Subordinated Notes.
          -------------------------------

     (a) The Subordinated Notes shall be issued under an indenture substantially in the form attached hereto as Exhibit A (the "Indenture"). The holders of the Subordinated Notes shall be deemed to be stockholders, and the Subordinated Notes shall be deemed to be shares of stock, for the purpose of any provision of the Delaware General Corporation Law or this Restated Certificate of Incorporation, which requires the vote of stockholders as a prerequisite to any corporate action. The holders of the Subordinated Notes shall have the voting rights set forth in Section 2.05 of the Indenture, which terms are incorporated herein by reference.

     (b) The annual rate of interest on the Subordinated Notes shall be 8%, payable in the manner set forth in the form of Subordinated Note included as
Exhibit 1 to the Indenture from and after the Dividend Payment Date next preceding the Note Exchange Date (as hereafter defined) or if the Note Exchange Date is a Dividend Payment Date, from such date. The principal amount of the Subordinated Notes shall be equal to the sum of (i) the liquidation preference of the 8% Preferred Stock to be exchanged, as set forth in Article VI hereof, and (ii) any accrued and unpaid dividends on such 8% Preferred Stock. The Notes shall mature on [THE DATE WHICH IS THE THIRTEENTH ANNIVERSARY OF THE CLOSING WILL BE INSERTED]

     7.3  Manner of Exchange.
          ------------------

     (a) The Note Issuer may elect to consummate the Note Exchange at any time. The Note Issuer shall elect to consummate the Note Exchange by mailing to each holder of record of the 8% Preferred Stock (a "Holder") a notice of exchange (the "Note Exchange Notice") at such Holder's address as it appears on the books of the Corporation. The Note Exchange Notice shall specify (x) a date not less than 30 days nor more than 60 days following the date of the Note Exchange Notice on which the Note Exchange is to be consummated (the "Note Exchange Date"), (y) the procedures for exchanging certificates representing 8% Preferred Stock for certificates representing Subordinated Notes and (z) the number of shares of 8% Preferred Stock to be exchanged and, if applicable, each Holder's pro rata portion of shares to be exchanged.

     (b) As of 5:00 p.m., New York City time, on the Note Exchange Date, the 8% Preferred Stock shall no longer be deemed to be outstanding and shall be retired and all rights with respect to such shares, including, without limitation, the rights, if any, to receive dividends and to receive notices and to vote or consent (except for the right of the Holders to receive the Subordinated Notes to which such Holder is entitled pursuant to the Note Exchange) shall forthwith cease.

     (c) Upon the exchange of shares of 8% Preferred Stock into Subordinated Notes, as provided herein, the Note Issuer will pay any documentary, stamp or similar issue or transfer taxes which may be due with respect to the transfer and exchange of such exchanged shares, if any; provided, however, that if the
                                               --------  -------
Subordinated Notes into which the shares of 8% Preferred Stock are exchangeable are to be issued in the name of any person other than the Holder of the shares of 8% Preferred Stock, the amount of any transfer taxes (whether imposed on the Note Issuer, the holder or such other person) payable on account of the transfer to such person will be payable by the Holder.

     7.4  Selection of Indenture Trustee.  Prior to the Note Exchange Date, the
          ------------------------------
Corporation shall appoint the person or entity to serve as trustee under the Indenture (the "Indenture Trustee"). The Indenture Trustee shall satisfy the requirements of Section 310(a)(1) of the Trust Indenture Act of 1939, as amended, and shall have a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition.

     7.5  Conditions to Note Exchange.
          ---------------------------

          (a) It will be a condition to the Note Exchange that: (i) the Subordinated Notes have been registered under the Securities Act of 1933, unless an exemption from registration is available, (ii) the Indenture pursuant to which the Subordinated Notes are to be issued has been executed and delivered by the Note Issuer and the Indenture Trustee, (iii) the Indenture Trustee, for the third party benefit of each holder of shares of 8% Preferred Stock on the Note Exchange Date, shall have received an opinion from outside counsel with a national reputation in corporate and securities and tax law matters (which may be Battle Fowler LLP) to the effect that the Subordinated Notes will, when issued in accordance with the terms of the Indenture, be legal, valid, binding and enforceable obligations of the Note Issuer and that each holder of shares of 8% Preferred Stock will not recognize income, for federal income tax purposes, in excess of (a) the principal amount of the Subordinated Notes to be issued to each such holder minus (b) the sum of the amount paid by the initial holder for the shares of 8% Preferred Stock exchanged therefor and the amount, if any, of taxable income previously recognized by such holder and successors due to its ownership of the 8% Preferred Stock exchanged therefor other than with respect to cash dividends,
(iv) immediately after the Note Exchange, no default or event of default will exist under the Indenture, (v) the Indenture has been qualified under the Trust Indenture Act of 1939, as amended, and (vi) the Subordinated Notes shall have been listed on a national securities exchange or on the National Market System of the NASDAQ stock market.

     (b) The Note Exchange shall comply with all applicable federal and state securities and blue sky laws and, subject to Section 9.2, the provisions of this
Article VII may be modified by the Note Issuer without the approval of the holders of the 8% Preferred Stock in order to effect such compliance.

     (c) The Note Issuer may take any action necessary, including without limitation, amending or modifying the Indenture prior to the Note Exchange, in order to qualify the Indenture under the Trust Indenture Act of 1939, as amended, and as in effect from time to time.


                                 ARTICLE VIII

                         MANAGEMENT OF THE CORPORATION

     8.1 Except as otherwise provided herein, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of Directors which shall constitute the entire Board of Directors shall be eleven (11).

     8.2 The Board of Directors shall have the power to adopt, amend, and repeal the By-Laws of the Corporation.

     8.3 The stockholders and directors shall have the power, if the By-Laws so provide, to hold their respective meetings within or without the State of Delaware and may (except as otherwise required by law) keep the Corporation's books outside the State of

Delaware, at such places as from time to time may be designated by the By-Laws or the Board of Directors.

     8.4 Election of directors need not be by written ballot unless the By-laws so provide.

     8.5 In addition to the powers and authority hereinbefore conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and the By-Laws; provided, however, that no By-Laws hereafter adopted shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.


                                  ARTICLE IX

                                  AMENDMENTS

     9.1 The Corporation reserves the right to amend or repeal any provisions contained in this Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed in this Certificate of Incorporation or the By-Laws or required by the laws of the State of Delaware, and all rights herein conferred upon stockholders are granted subject to such reservation.

     9.2 So long as any shares of the 8% Preferred Stock are outstanding, without the affirmative vote or consent of holders of at least two-thirds of the outstanding shares of the 8% Preferred Stock voting or consenting separately as one class, no amendment may be made to (i) Article VI of this Certificate of Incorporation which would increase or decrease the aggregate number of authorized shares of the 8% Preferred Stock, increase or decrease the par value of the shares of such class, make any change that adversely affects the conversion or voting rights of the 8% Preferred Stock or alter or change any other powers, preferences, or special rights of the shares of such class so as to affect them adversely, (ii) Article VII hereof which would adversely affect the rights of holders of 8% Preferred Stock or of Subordinated Notes, (iii) the Indenture which is attached hereto as Exhibit A which would adversely affect the rights of holders of Subordinated Notes or, (iv) this Section 9.2; provided,
                                                                   --------
however, as long as any shares of 8% Preferred Stock are outstanding, without
-------
the unanimous vote or consent of holders of the outstanding 8% Preferred Stock voting or consenting separately as one class, no amendment may be made to (i) reduce the rate of or change the time of payment of dividends on the 8% Preferred Stock, (ii) change the form of payment of any amounts payable in respect of the 8% Preferred Stock, (iii) reduce the Liquidation Preference of the 8% Preferred Stock, (iv) change the redemption date, or reduce the redemption price, specified in Section 6.5(a) for the 8% Preferred Stock, or (v) adversely effect the right to convert the 8% Preferred Stock into shares of Common Stock as provided in Section 6.8.

                                   ARTICLE X

                     LIMITATION OF LIABILITY OF DIRECTORS

     No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, that the foregoing clause shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. For purposes of the prior sentence, the term "damages" shall, to the extent permitted by law, include without limitation, any judgment, fine, amount paid in settlement, penalty, punitive damages, excise or other tax assessed with respect to an employee benefit plan, or expense of any nature (including, without limitation, counsel fees and disbursements). Each person who serves as a director of the Corporation while this Article X is in effect shall be deemed to be doing so in reliance on the provisions of this Article X. Any repeal or modification of this Article X shall not adversely affect any right or protection of a director existing prior to such repeal or modification. The provisions of this Article X are cumulative and shall be in addition to and independent of any and all other limitations on or eliminations of the liabilities of directors of the Corporation, as such, whether such limitations or eliminations arise under or are created by any law, rule, regulation, by-law, agreement, vote of stockholders or directors, or otherwise.


                                  ARTICLE XI

                                  ISSUANCE OF
                          NONVOTING EQUITY SECURITIES

     The Corporation will not issue nonvoting equity securities to the extent prohibited by Section 1123 of the United States Bankruptcy Code; provided, however, that this Article XI (a) will have no further force and effect beyond that required under Section 1123 of the United States Bankruptcy Code, (b) will have such force and effect, if any, only for so long as such Section 1123 is in effect and applicable to the Corporation, and (c) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect.

     IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be duly executed and acknowledged, this ____ day of _______________, 1998.

                                Toy Biz, Inc.



                                By:_____________________________________________
                                   Name:
                                   Title:  President and Chief Executive
                                           Officer

                                                                       Exhibit A


                             FORM OF INDENTURE/1/

================================================================================

                               [MARVEL, INC.]/2/


                 8% Convertible Subordinated Voting Debentures
                                   due 2011


                                _______________

                                   INDENTURE
                                _______________


               Dated as of [                                   ]


                  [                                         ]

                                    Trustee

================================================================================




_______________

/1/ Form of Indenture for Subordinated Notes to be issued in the event of an exchange of the 8% Cumulative Convertible Exchangeable Preferred Stock (the "8% Preferred Stock") of [Marvel, Inc.]

/2/ Or the successor entity, the "Note Issuer" as defined in the Restated Certificate of Incorporation of the Corporation.

                               TABLE OF CONTENTS

                                                                                         Page
                                                                                         ----
                                   ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE.............................................    1

Section 1.01    Definitions............................................................    1
Section 1.02    Other Definitions......................................................    5
Section 1.03    Incorporation by Reference of Trust Indenture Act......................    5
Section 1.04    Rules of Construction..................................................    5

                                  ARTICLE II

THE SECURITIES.........................................................................    6

Section 2.01    Form and Dating........................................................    6
Section 2.02    Execution and Authentication...........................................    6
Section 2.03    Registrar and Paying Agent.............................................    7
Section 2.04    Payment by the Corporation to the Trustee; Paying Agent to
                Hold Money in Trust....................................................    7
Section 2.05    Voting Rights of Securityholders.......................................    7
Section 2.06    Conversion Into Common Stock...........................................    8
Section 2.07    Adjustments For Consolidation, Merger, etc.............................   14
Section 2.08    Reports as to Adjustments..............................................   14
Section 2.09    Notices of Corporate Action............................................   15
Section 2.10    Securityholder Lists...................................................   16
Section 2.11    Transfer and Exchange..................................................   16
Section 2.12    Replacement Securities.................................................   16
Section 2.13    Outstanding Securities.................................................   17
Section 2.14    Treasury Securities....................................................   17
Section 2.15    Temporary Securities...................................................   17
Section 2.16    Cancellation...........................................................   17
Section 2.17    Certain Limitations on Securities......................................   18

                                  ARTICLE III

COVENANTS..............................................................................   18

Section 3.01    Payment of Securities..................................................   18
Section 3.02    Dividends, Etc.........................................................   18
Section 3.03    Reports by Corporation.................................................   19
Section 3.04    Money for Security Payments to Be Held in Trust........................   19

                                                                                         Page
                                                                                         ----
Section 3.05    Compliance Certificate.................................................   20
Section 3.06    Authorization of Common Stock..........................................   20
Section 3.07    Certain Restrictions...................................................   20

                                  ARTICLE IV

SUCCESSORS.............................................................................   21

Section 4.01    When Corporation May Merge, etc........................................   21
Section 4.02    Successor Substituted..................................................   21

                                   ARTICLE V

DEFAULTS AND REMEDIES..................................................................   22

Section 5.01    Events of Default......................................................   22
Section 5.02    Acceleration; Limitations on Acceleration..............................   22
Section 5.03    Other Remedies.........................................................   23
Section 5.04    Waiver of Default......................................................   23
Section 5.05    Control by Majority....................................................   23
Section 5.06    Limitation on Suits....................................................   23
Section 5.07    Rights of Holders to Receive Payment...................................   24
Section 5.08    Collection Suit by Trustee.............................................   24
Section 5.09    Trustee May File Proofs of Claim.......................................   24
Section 5.10    Priorities.............................................................   24
Section 5.11    Undertaking for Costs..................................................   25

                                  ARTICLE VI

TRUSTEE................................................................................   25

Section 6.01    Duties of Trustee......................................................   25
Section 6.02    Rights of Trustee......................................................   26
Section 6.03    Individual Rights of Trustee...........................................   26
Section 6.04    Disclaimer.............................................................   26
Section 6.05    Notice of Defaults.....................................................   27
Section 6.06    Reports by Trustee to Holders..........................................   27
Section 6.07    Compensation and Indemnity.............................................   27
Section 6.08    Replacement of Trustee.................................................   28
Section 6.09    Successor Trustee by Merger............................................   28
Section 6.10    Eligibility; Disqualification..........................................   29

                                                                                         Page
                                                                                         ----
Section 6.11    Preferential Collection of Claims Against Corporation..................   29

                                  ARTICLE VII

SATISFACTION AND DISCHARGE.............................................................   29

Section 7.01    Satisfaction and Discharge of Indenture................................   29
Section 7.02    Application of Trust Money.............................................   30
Section 7.03    Repayment to Corporation...............................................   30

                                 ARTICLE VIII

AMENDMENTS.............................................................................   30

Section 8.01    Without Consent of Holders.............................................   30
Section 8.02    With Consent of Holders................................................   31
Section 8.03    Reserved...............................................................   31
Section 8.04    Revocation and Effect of Consents......................................   31
Section 8.05    Notation on or Exchange of Securities..................................   32
Section 8.06    Trustee Protected......................................................   32
Section 8.07    Rights of Holders to Receive Payment...................................   32

                                  ARTICLE IX

SUBORDINATION..........................................................................   32

Section 9.01    Agreement to Subordinate...............................................   32
Section 9.02    Subordination..........................................................   32
Section 9.03    Notice to Trustee of Specified Events; Reliance on Certificate of
                Custodian..............................................................   34
Section 9.04    Trustee Entitled to Assume Payments Not Prohibited in Absence of
                Notice.................................................................   34
Section 9.05    Absolute Obligation to Pay.............................................   35
Section 9.06    Trustee's Rights as Holder of Senior Debt..............................   35
Section 9.07    No Implied Obligations to Holders of Senior Debt.......................   35
Section 9.08    Enforceability of Subordination........................................   35
Section 9.09    Trustee Authorized to Effectuate Subordination.........................   36

                                   ARTICLE X

REDEMPTION.............................................................................   36

Section 10.01   Optional Redemption; Notice of Redemption..............................   36

                                                                                         Page
                                                                                         ----
Section 10.02    Notice of Redemption..................................................   36
Section 10.03    Effect of Notice of Redemption........................................   36
Section 10.04    Deposit of the Redemption Price.......................................   37

                                  ARTICLE XI

MISCELLANEOUS..........................................................................   37

Section 11.01    Trust Indenture Act Controls..........................................   37
Section 11.02    Notices...............................................................   37
Section 11.03    Communication by Holders with Other Holders...........................   38
Section 11.04    Certificate and Opinion as to Conditions Present......................   39
Section 11.05    Statements Required in Certificate or Opinion.........................   39
Section 11.06    Rules by Trustee and Agents...........................................   39
Section 11.07    Legal Holidays........................................................   39
Section 11.08    No Recourse Against Others............................................   39
Section 11.09    Duplicate Originals...................................................   40
Section 11.10    Governing Law.........................................................   40
Section 11.11    No Adverse Interpretation of Other Agreements.........................   40
Section 11.12    Successors............................................................   40
Section 11.13    Severability..........................................................   40
Section 11.14    Table of Contents, Headings, etc......................................   40

     INDENTURE dated as of [_________________] between [Marvel, Inc.], a Delaware corporation, and [______________________], a [_______________]
corporation, as trustee.

     Each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders of the 8% Convertible Subordinated Capital Debentures due __________, 2011.


                                   ARTICLE I

                  DEFINITIONS AND INCORPORATION BY REFERENCE

     Section 1.01  Definitions.
                   -----------

     "Affiliate" means, with respect to any specified Person, any other Person
      ---------
directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purpose of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Agent" means any Registrar, Paying Agent or co-Registrar.
      -----

     "Board of Directors" means the Board of Directors of the Corporation or any
      ------------------
authorized committee of such Board.

     "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday
      ------------
which is not a day on which banking institutions in the city in which the Corporate Trust Office is located are authorized or obligated by law or executive order to close.

     "Commission" means the Securities and Exchange Commission, and its
      ----------
successors.

     "Common Stock" means the Corporation's common stock, par value $.01 per
      ------------
share.

     "Consolidated Tangible Capital" of any Person means, at any date, the total
      -----------------------------
amount of non-redeemable preferred stock and common shareholders' equity (excluding amounts attributable to securities which are exchangeable for or convertible into securities other than non-redeemable preferred stock or common stock and any amounts attributable to shares issued pursuant to an acquisition by such Person) which would appear on a consolidated statement of financial condition of such Person as at such date prepared in accordance with generally accepted accounting principles, less all intangible assets appearing thereon.

     "Corporate Trust Office" means the corporate trust office of the Trustee at
      ----------------------
which at any particular time its corporate trust business shall be principally administered, which on the date hereof is [______________________].

     "Corporation" means [Marvel, Inc.] or its successor "Note Issuer", provided
      -----------
that any such successor Person shall have become such pursuant to the applicable provisions of this Indenture, and thereafter, "Corporation" shall mean each successor Person, and any other obligor upon the Securities.

     "Default" means an event or condition the occurrence of which would, with
      -------
the lapse of time or the giving of notice or both, become an Event of Default.

     "8% Preferred Stock" means the 8% Cumulative Convertible Exchangeable
      ------------------
Preferred Stock of the Corporation.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and
      ------------
as in effect from time to time.

     "Holder" or "Securityholder" means a Person in whose name a Security is
      ------      --------------
registered in the register of the Securities kept by the Registrar.

     "Indebtedness" means, with respect to any Person, at any date, (i) all
      ------------
indebtedness, obligations or other liabilities for borrowed money, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several, and whether now existing or hereafter created; (ii) all indebtedness secured by any mortgage, lien, pledge, charge or encumbrance upon Property owned by such Person; (iii) all indebtedness, obligations or liabilities of others of the type described in the preceding clauses (i) and (ii) which the Corporation has guaranteed or is in any other way liable for; and (iv) all amendments, renewals, extensions or refundings of any such indebtedness, obligation or liability; (v) all obligations to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) Property which obligation is required to be classified and accounted for as a capital lease on a balance sheet prepared in accordance with generally accepted accounting principles; (vi) all payment obligations with respect to interest rate or currency protection agreements; (vii) all obligations as an account party under any letter of credit or in respect of bankers' acceptance; and (viii) all obligations of any third party secured by Property (regardless of whether or not the Note Issuer is liable for repayment of such obligations).

     "Indenture" means this instrument as amended from time to time by one or
      ---------
more indentures supplemental hereto entered into pursuant to the applicable provisions hereto.

     "Interest Payment Due" means the date specified in the Securities as the
      --------------------
fixed date on which interest is due and payable.

     "Officer" means the Chairman of the Board of Directors, the President, any
      -------
Vice President, the Treasurer, the Secretary, any Assistant Treasurer or any Assistant Secretary of the Corporation.

     "Officers' Certificate" means a certificate signed by (i) the Chairman or
      ---------------------
Vice Chairman of the Board of Directors, President or any Vice President and
(ii) the Treasurer, Secretary or any Assistant Treasurer or any Assistant Secretary of the Corporation and delivered to the Trustee by the terms of this Indenture; provided that, in the event an Officer of the Corporation holds a
           --------
position set forth in (i) or (ii) above, such Officer may sign an Officer's Certificate only in his capacity as an Officer under either clause (i) or (ii), but not both.

     "Opinion of Counsel" means a written opinion from legal counsel, which
      ------------------
opinion and legal counsel are acceptable to the Trustee. The counsel may be an employee of or counsel to the Corporation.

     "Order of the Corporation" means a written order signed in the name of the
      ------------------------
Corporation by its President or any Vice President and by its Treasurer, Secretary or any Assistant Treasurer or Assistant Secretary of the Corporation and delivered to the Trustee.

     "Person" means an individual, partnership, corporation or unincorporated
      ------
organization, and a government or agency or political subdivision thereof.

     "Principal" means principal amount of a debt security plus the premium, if
      ---------
any, on the security.

     "Primary Indebtedness" means Indebtedness other than Indebtedness Ranking
      --------------------
on Parity with the Securities or Ranking Junior to the Securities.

     "Property" means any interest in any kind of property or asset, whether
      --------
real, personal or mixed, or tangible or intangible.

     "Ranking Junior to the Securities" means, as respects any obligation of the
      --------------------------------
Corporation, an obligation that by express provisions in the instrument creating, evidencing or governing such obligation (i) is specifically designated as ranking junior to the Securities, (ii) ranks junior to and not equally with or prior to the Securities (or to the Securities and any other obligations of the Corporation ranking on a parity with the Securities) in right of payment upon the happening of a Specified Event, as defined in Section 9.02, and (iii) is also made junior and subordinate in right of payment to other obligations of the Corporation to at least the same extent as the Securities are made junior and subordinate thereto by the provisions of Section 9.02.

     "Ranking on a Parity with the Securities" means, with respect to any
      ---------------------------------------
obligation of the Corporation, an obligation that by express provisions in the instrument creating, evidencing or governing such obligation (i) is specifically designated as ranking on a parity with the Securities, (ii) ranks equally with and not prior to the Securities in right of payment upon the happening of a Specified Event and (iii) is also made junior and subordinate in right of payment to other obligations of the Corporation to the same extent as the Securities are made junior and subordinate thereto by the provisions of Section 9.02.

     "Record Date" means the 15th day (whether or not a Business Day) of the
      -----------
month preceding the month in which an Interest Payment Date occurs.

     "Redemption Date" means, when used with respect to any Security to be
      ---------------
redeemed, the date fixed for such redemption pursuant to this Indenture and the Security.

     "Redemption Price" means, when used with respect to any Security to be
      ----------------
redeemed, the price fixed for such redemption pursuant to this Indenture and the Security as set forth in Section 10.01.

     "Securities" means the "8% Convertible Subordinated Voting Debentures due
      ----------
__________, 2011" described above and issued under this Indenture.

     "Senior Debt" means principal of and premium, if any, and interest on all
      -----------
indebtedness and obligations of, and claims against, the Corporation (other those of the holders of 8% Preferred Stock or any other equity interests of the Corporation) including, without limitation, commercial paper, repurchase agreements, trade debt, secured Indebtedness and the Corporation's other obligations to its general and secured creditors, whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed by the Corporation (and all renewals, extensions or refundings thereof); provided, however, that "Senior Debt" shall not include the Securities, any Indebtedness Ranking on a Parity with the Securities or any Indebtedness Ranking Junior to the Securities.

     "Subsidiary" means any corporation of which the Corporation owns, directly
      ----------
or indirectly, more than 50% of the Voting Stock.

     "TIA" means the Trust Indenture Act of 1939, as amended, and as in effect
      ---
from time to time.

     "Trustee" means the party named as such in this indenture until a successor
      -------
replaces it and thereafter means such successor.

     "Trust Officer" means any officer within the Corporate Trust Office (or any
      -------------
successor group) of the Trustee, including any Vice President, any Assistant Vice President, any Assistant Secretary or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of or familiarity with the particular subject.

     "Voting Stock" means securities of any class or classes of a corporation
      ------------
the holders of which are ordinarily, in the absence of contingencies, entitled to vote for corporate directors (or Persons performing similar functions).

     Section 1.02  Other Definitions.
                   -----------------

          Term                                         Defined in
          ----                                         ----------
     "Blockage Period"..............................   Section 9.02(b)
     "Default Notice"...............................   Section 9.02(b)
     "Event of Default".............................   Section 5.01
     "Legal Holiday"................................   Section 11.07
     "Paying Agent".................................   Section 2.03
     "Registrar"....................................   Section 2.03
     "Specified Event"..............................   Section 9.02(a)

     Section 1.03  Incorporation by Reference of Trust Indenture Act. Whenever
                   -------------------------------------------------
this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture, whether or not this Indenture is qualified under the TIA.

     The following TIA terms used in this Indenture have the following meanings:

     "indenture securities" means the Securities;

     "indenture security holder" means a Securityholder;

     "indenture to be qualified" means this Indenture;

     "indenture trustee" or "institutional trustee" means the Trustee; and

     "obligor" on the securities means the Corporation.

     All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by rule of the Commission under the TIA have the meanings assigned to them thereby.

     Section 1.04  Rules of Construction.  Unless the context otherwise
                   ---------------------
requires: (i) a term has the meaning assigned to it; (ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles in effect in the United States at the date of such computation; (iii) "or" is always used inclusively (for example, the phrase "A" or "B" means "A or B or both," not "either A or B, but not both"); (iv) words in the singular include the plural, and in the plural include the singular; (v) provisions apply to successive events and transactions; and unless specifically stated, the words "herein," "hereof," "hereto" and "hereunder" and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision.


                                  ARTICLE II

                                THE SECURITIES

     Section 2.01  Form and Dating.  The Securities and Trustee's certificate of
                   ---------------
authentication shall be substantially in the form of Exhibit A, which is part of this Indenture. The Securities may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Security shall be dated the date of its authentication.

     Section 2.02  Execution and Authentication.  The Securities shall be
                   ----------------------------
executed on behalf of the Corporation by its Chairman of the Board, its President or one of its Vice Presidents under its corporate seal and attested by its Secretary or one of its Assistant Secretaries. The signature of any of these officers on the Securities may be actual or facsimile.

     If an officer whose signature is on a Security no longer holds that office at the time the Security is authenticated, the Security shall nevertheless be valid.

     A Security shall not be valid until authenticated by the manual signature of the Trustee. Such manual signature of the Trustee shall be conclusive evidence that the Security has been authenticated under this Indenture.

     The Trustee shall authenticate Securities for original issue up to the aggregate principal amount stated in paragraph 5 of the Securities upon an Order of the Corporation. The aggregate principal amount of Securities outstanding at any time may not exceed the amount as stated in paragraph 5 of the Securities except as provided in Section 2.12.

     The Trustee may appoint an authenticating agent acceptable to the Corporation to authenticate Securities, which authenticating agent shall be compensated by the Corporation. An authenticating agent may authenticate Securities whenever the Trustee may do so, other than the authentication of Securities issued upon original issue or pursuant to Section 2.12. Except as provided in the previous sentence, each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with the Corporation or an Affiliate.

     Section 2.03  Registrar and Paying Agent.  The Corporation shall maintain
                   --------------------------
an office or agency where Securities may be presented for registration of transfer or for exchange ("Registrar") and an office or agency where Securities may be presented for payment ("Paying Agent"). The Registrar shall keep a register of the Securities and of their transfer and exchange. The Corporation may appoint one or more additional Paying Agents. The term "Paying Agent" includes any additional Paying Agent. The Corporation or any of its Subsidiaries may act as Paying Agent or Registrar.

     The Corporation shall enter into an appropriate agency agreement with any Agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such Agent. The Corporation shall give prompt written notice to the Trustee of the name and address of any such Agent and any change in the address of such Agent. If the Corporation fails to maintain a Registrar or Paying Agent, the Trustee shall act as such.

     The Corporation initially appoints the Trustee as Registrar and Paying
Agent.

     Section 2.04  Payment by the Corporation to the Trustee; Paying Agent to
                   ----------------------------------------------------------
Hold Money in Trust.  On each due date for the payment of principal of, or
-------------------
interest on, any of the Securities, the Corporation shall deposit with the Trustee or Paying Agent, as the case may be, in immediately available funds a sum sufficient to pay the principal or interest so becoming due.

     The Corporation will require each Paying Agent other than the Trustee to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree that such Paying Agent will:

          (1) hold all sums held by it for the payment of the principal of or interest on the Securities in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided;

          (2) give the Trustee notice of any default by the Corporation (or any other obligor upon the Securities) in the making of any payment of principal or interest; and

          (3) at any time during the continuance of any such default, upon the written request of the Trustee, forthwith pay to the Trustee all sums so held in trust by such Paying Agent.

     Section 2.0  Voting Rights of Securityholders.  Holders of Securities
                   --------------------------------
shall have the following voting rights:

          (a) Except as otherwise provided herein, each Holder shall be entitled to such number of votes for each Security held by him on all matters submitted to a vote of holders of Common Stock as shall be equal to the largest number of whole shares of Common Stock into which all of such Holder's Securities are then convertible.

          (b) Except as otherwise provided herein or by law, the Holders and the holders of Common Stock shall vote together as one class on all matters submitted to a vote of the Corporation's stockholders.

          (c) The Corporation shall not (A) consolidate with or merge into any other person in any transaction in which the Corporation is not the continuing or surviving corporation, (B) permit any other person to consolidate with or merge into the Corporation in any transaction in which the Corporation is the continuing or surviving person, but the Common Stock is changed into or exchanged for stock or other securities of any other person or cash or any other property, or (C) transfer all or substantially all of its properties or assets to any other person, unless such transaction is approved by Holders of a majority in principal amount of the outstanding Securities, voting together as a separate class, except that, in the case of a merger, consolidation or transfer to be consummated prior to [THE DATE WHICH IS THE THIRD ANNIVERSARY OF THE CLOSING WILL BE INSERTED] such approval shall not be required if each of the following conditions are satisfied with respect to such merger, consolidation, sale or transfer: (i) the holders of Common Stock will receive consideration equal to at least $9.625 per share of Common Stock, and (ii) the Holders will receive (x) the same consideration such holders would have received had such Holders converted their Securities to Common Stock immediately prior to consummation of the merger, consolidation, sale or transfer, plus
     (y) an amount equal to the present value of the amount of interest such Holders would have been entitled to receive on their Securities if such Securities remained outstanding until [THE DATE WHICH IS THE THIRD ANNIVERSARY OF THE CLOSING WILL BE INSERTED], discounted at a discount rate of 10% per annum, compounded quarterly.

     Section 2.06  Conversion Into Common Stock.  A Security may be converted
                    ----------------------------
(an "Optional Conversion") at any time, at the option of a Holder, into shares of Common Stock, on the terms and conditions set forth below in this Section 2.06, and may be converted at the option of the Corporation as provided in paragraph (g) of this Section 2.06.

          (a) Subject to the provisions for adjustment hereinafter set forth, each one thousand dollars ($1,000) in principal amount of Securities shall be convertible in the manner hereinafter set forth, into the number of fully paid and non-assessable shares of Common Stock obtained by multiplying [THE NUMBER OF SHARES OF COMMON STOCK INTO WHICH EACH SHARE OF 8% PREFERRED STOCK IS CONVERTIBLE ON THE DATE OF THE EXCHANGE OF 8% PREFERRED STOCK INTO SECURITIES] by a fraction, the numerator of which is one thousand (1,000) and the denominator of which is [THE LIQUIDATION PREFERENCE OF EACH SHARE OF 8% PREFERRED STOCK ON THE DATE OF THE

     EXCHANGE]. Upon conversion of a Security, a Holder shall be entitled to receive all accrued and unpaid interest up to the date of conversion of such Securities (the amount of any such unpaid interest being payable in such number of shares of Common Stock which would be issuable upon conversion of Securities having an aggregate principal amount equal to such amount), provided that if the conversion date is after the Record Date and before the Interest Payment Date to which that Record Date relates, the interest payment otherwise payable on that Interest Payment Date in respect of such Securities shall not be paid by the Corporation.

          (b) The number of shares of Common Stock into which a Security is convertible shall be adjusted from time to time as follows:

               (i) In case the Corporation shall at any time or from time to time declare or pay any dividend on Common Stock payable in Common Stock or effect a subdivision of the outstanding shares of its Common Stock into a greater number of shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), or combine or consolidate the outstanding shares of Common Stock into a lesser number of shares of Common Stock, by reclassification or otherwise, or the Corporation shall otherwise effect a capital reorganization or reclassification of the Common Stock permitted by the Corporation's Restated Certificate of Incorporation, as amended, then, and in each such case, the number of shares of Common Stock into which a Security is convertible shall be adjusted so that the Holder shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock or number and kind of other securities which a Holder would have owned after giving effect to such event had such Security been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this subparagraph (b) shall become effective in the case of any such dividend, immediately after the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend, and otherwise at the close of business on the day immediately prior to the day upon which such corporate action becomes effective;

               (ii) In case the Corporation at any time or from time to time shall issue rights or warrants to all holders of shares of Common Stock entitling them (for a period expiring within 45 calendar days after the date of issuance) to subscribe for or purchase shares of Common Stock at a price per share (or having a conversion price per share) less than the Current Market Price (as defined in paragraph (c) below) per share of Common Stock on the record date fixed for the determination of shareholders entitled to receive such right or warrant, then, and in each such case (unless Holders shall be permitted to subscribe for or purchase shares of Common Stock on the same basis as though the Securities had been converted into shares of Common Stock immediately prior to the close of business on such record date), the number of shares of Common Stock into which each Security is convertible shall be adjusted so that a Holder thereof shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock determined by multiplying (a) the number of shares of Common Stock into which such Security was convertible immediately prior to such event by (b) a fraction, the numerator of which shall be the sum of
     (I) the number of shares of Common Stock outstanding on such record date plus (II) the number of additional shares of Common Stock offered for subscription or purchase, and the denominator of which shall be the sum of
     (x) the number of shares of Common Stock outstanding on such record date plus (y) the number of shares of Common Stock which the aggregate consideration receivable by the Corporation for the total number of shares of Common Stock so offered would purchase at such Current Market Price on such record date. For purposes of this subparagraph (b)(ii), the aggregate consideration receivable by the Corporation in connection with the issuance of rights of warrants to subscribe for or purchase securities convertible into Common Stock shall be deemed to be equal to the sum of the aggregate offering price of such securities plus the minimum aggregate amount, if any, payable upon conversion of such securities into shares of Common Stock. An adjustment made pursuant to this subparagraph (b)(ii), shall be made upon the issuance of any such rights or warrants and shall be effective retroactively immediately after the close of business on the record date fixed for the determination of shareholders entitled to receive such rights or warrants. For purposes of this subparagraph (b)(ii) the granting of the right to purchase Common Stock (whether treasury shares or newly issued shares) pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Corporation, and the investment of additional optional amounts, in shares of Common Stock, in any such case at a price per share of not less than 95% of the current market price (determined as provided in such plans) per share of Common Stock, shall not be deemed to constitute an issue of rights or warrants by the Corporation within the meaning of this subparagraph (b)(ii); and

               (iii) In case the Corporation at any time or from time to time shall declare, order, pay or make a distribution of any kind or nature whatsoever which is permitted to be made pursuant to this Indenture on its Common Stock, other than a dividend payable in shares of Common Stock or rights or warrants to subscribe for shares of Common Stock covered under 2.06(b) (ii) herein, then, and in each such case (unless the Holders shall receive any such dividend or other distribution on the same basis as though the Securities had been converted into shares of Common Stock immediately prior to the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or other distribution), the number of shares of Common Stock into which each Security is convertible shall be adjusted so that the Holder of each Security shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock determined by multiplying (a) the number of shares of Common Stock into which such Security was convertible immediately prior to the close of business on the record date fixed for the determination of holders of Common Stock entitled to receive such dividend or distribution by (b) a fraction, the numerator of which shall be the Current Market Price (as defined in paragraph (c) below) per share of Common Stock on the record date fixed for the determination of holders of Common Stock entitled to receive such dividend or distribution, and the denominator of which shall be such Current Market Price per share of Common Stock less the fair value of such dividend or distribution (as determined in good faith by the Board of Directors of the Corporation, a certified resolution with respect to which shall be filed with the Trustee) payable in respect of one share of Common Stock. An adjustment made pursuant to this subparagraph (b)(iii) shall be made upon the opening of business on the next business day following the date on which any such dividend or distribution is made and shall be effective retroactively immediately after the close of business on the record date fixed for the determination of holders of Common Stock entitled to receive such dividend or distribution;

          (c) The term "Current Market Price" shall mean, as applied to any class of stock on any date, the average of the daily "Closing Prices" (as hereinafter defined) for the 20 consecutive "Trading Days" (as hereinafter defined) immediately prior to the date in question; provided, however, that in the event that the Current Market Price per share of Common Stock is determined during a period which includes the ex-dividend date for a dividend or distribution by the Corporation on its Common Stock payable in shares of its Common Stock, or the record date for a stock split, reverse stock split, recapitalization or similar corporate transaction, then, and in each such case, the Current Market Price shall be appropriately adjusted to reflect the Current Market Price per Common Stock equivalent. The term "Closing Price" on any day shall mean the last sales price, regular way, per share of such stock on such day, or, if no such sale takes place on such day, the average of the closing bid and asked prices, regular way, as reported in the principal consolidation transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if shares of such stock are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidation transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares of such stock are listed or admitted to trading, including for these purposes the Nasdaq Stock Market National Market System or, if the shares of such stock are not listed or admitted to trading on any national securities exchange, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or other similar system then in use or, if such bid and ask prices are not reported on any such system, the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. The term "Trading Day" shall mean a day on which the principal national securities exchange on which shares of such stock are listed or admitted to trading is open for the transaction of business or, if the shares of such stock are not listed or admitted to trading on any national securities exchange, a Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in the Borough of Manhattan, City and State of New York, are not authorized or obligated by law or executive order to close (a "Business Day") and on which high bid and low asked prices are quoted on NASDAQ or, if shares of such stock are not traded on NASDAQ, by such other similar system or if shares of such stock are not traded on any such system, a Business Day;

          (d) If any adjustment in the number of shares of Common Stock into which each Security may be converted required pursuant to this Section 2.06 would result in an increase or decrease of less than 1% in the number of shares of Common Stock into which each Security is then convertible, the amount of any such adjustment shall be carried forward and adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate at least 1% of the number of shares of Common Stock into which each Security is then convertible. All calculations under this Section 2.06 shall be made to the nearest one-hundredth of a share;

          (e) The Board of Directors may, but shall not be required to, increase the number of shares of Common Stock into which each Security may be converted, in addition to the adjustments required by Section 2.06(b), as shall be determined by it (as evidenced by a resolution of the Board of Directors) to be advisable in order to avoid or diminish any income deemed to be received by any holder of the Common Stock or the Securities resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for federal income tax purposes;

          (f) A Holder of any of the Securities electing to make an Optional Conversion shall do so by surrendering for such purpose to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose, the Securities to be converted accompanied by a written notice stating that such Holder elects to convert all or a specified whole number of such Securities in accordance with the provisions of this Section 2.06(f) and specifying the name or names in which such Holder wishes the certificate or certificates for shares of Common Stock to be issued. In case such notice shall specify a name or names other than that of such Holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names. As promptly as practicable, and in any event within five business days after the surrender of such Securities and the receipt of such notice relating thereto and, if applicable, payment of all transfer taxes, the Corporation shall deliver or cause to be delivered certificates representing the number of validly issued, fully paid and nonassessable shares of Common Stock to which a Holder of the Securities so converted shall be entitled. Such conversions shall be deemed to have been made at the close of business on the date of giving of such notice and of such surrender of the Securities to be converted so that the rights of a Holder shall cease except for the right to receive Common Stock in accordance herewith, and the converting Holder shall be treated for all purposes as having become the record holder of such Common Stock at such time;

          (g) The Corporation shall have the right, from time to time, on or after [THE DATE WHICH IS THE THIRD ANNIVERSARY OF THE CLOSING WILL BE INSERTED], in its sole discretion, to convert the Securities in tranches having an aggregate Principal amount of $50 million on each occasion, into the shares of Common Stock, as follows:

               (i) If at any time on or after [THE DATE WHICH IS THE THIRD ANNIVERSARY OF THE CLOSING WILL BE INSERTED] the Common Stock is (i) listed on a national securities exchange or included for quotation on the National Market System of the NASDAQ Stock Market and (ii) the Closing Price of the Common Stock on the National Market System of the NASDAQ Stock Market or on such national securities exchange exceeds $11.55 per share (the "Test Amount") for each Trading Day (as defined in paragraph (c) above) during a Testing Period (as defined below), the Corporation shall have the right, in its sole discretion, to convert Securities into shares of Common Stock, which conversion shall become effective as of a date no earlier than ten
     (10) days and no later than forty (40) days following the end of the relevant Testing Period, provided that the Corporation shall not have the right to convert Securities having an aggregate principal amount of more than $50 million with respect to any single Testing Period. Any such conversion compelled by the Corporation shall be referred to herein as a "Forced Conversion." The Test Amount shall be appropriately adjusted in connection with any stock split, stock dividend, reverse stock split, recapitalization or similar corporate transaction.

             (ii) The Securities held by each Holder shall be converted on a pro rata basis on any Forced Conversion. The transfer agent shall give holders of the Securities written notice of the Forced Conversion at least ten (10) days prior to the effective date thereof, which notice shall specify (A) the effective date, (B) the Testing Period utilized, (C) the aggregate value of the Securities to be converted, (D) the pro-ration factor, if less than all Securities are to be converted and (E) the number of shares of Common Stock into which each Security shall be converted pursuant to the Forced Conversion. Any period of ten (10) consecutive Trading Days that does not precede or include a previously announced effective date of a Forced Conversion shall be referred to herein as a "Testing Period."

             (iii) Following a Forced Conversion, the Holders shall have the right to receive certificates representing the shares of Common Stock into which the Securities have been converted by surrendering to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose, the applicable Securities. As promptly as practicable, and in any event within five business days after the surrender of the Securities, the Corporation shall deliver or cause to be delivered certificates representing the number of validly issued, fully paid and nonassessable shares Common Stock to which the Holder of the Securities so converted shall be entitled. Upon a Forced Conversion, the rights of the Holders of the Securities shall cease except for the right to receive Common Stock in accordance herewith, and the Holder shall be treated for all purposes as having become the record holder of such Common Stock at such time;

          (iv) Upon the Forced Conversion of the Securities, the Holders thereof shall be entitled to receive payment of all accrued and unpaid interest to the effective date of the conversion (the amount of such unpaid interest being payable in such number of shares of Common Stock which would be issuable upon conversion of the Securities having an aggregate principal amount equal to such amount) in respect of the shares so converted, provided that if the conversion date is after the Record Date and before the Interest Payment Date to which that Interest Record Date relates, the interest otherwise payable on that Interest Payment Date in respect of the Securities so converted shall not be paid by the Corporation.

          (h) In connection with the conversion of the Securities, no fractions of shares of Common Stock shall be issued, but the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the market value of such fractional interest. In such event, the market value of a share of Common Stock shall be the Closing Price of such shares on the last business day on which such shares were traded immediately preceding the date upon which the Securities are deemed to have been converted.

     Section 2.07  Adjustments For Consolidation, Merger, etc.  In case (i) the
                   ------------------------------------------
Corporation shall consolidate with or merge into any other person and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) any other person shall consolidate with or merge into the Corporation and the Corporation shall be the continuing or surviving person, but, in connection with such consolidation or merger, the Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property, or (iii) the Corporation shall transfer all or substantially all of its properties or its assets to any other person, then, and in each such case, each Security shall, upon the effective date of such event, thereafter represent the right to receive the number of shares of stock or other securities or cash or other property which the Holder would have owned after giving effect to such event had such Security been converted into Common Stock pursuant to Section
2.06 immediately prior to the occurrence of such event, plus any additional shares of stock or other securities or cash or other property payable by the terms of such event to the Holders.

     Section 2.08  Reports as to Adjustments.  Whenever the number of shares of
                   -------------------------
Common Stock into which the Securities are convertible is adjusted as provided in Section 2.06, the Corporation shall (i) promptly compute such adjustment and furnish to the Trustee and the

Registrar a certificate, signed by a principal financial officer of the Corporation, setting forth the number of shares of Common Stock, or the number and kind of any other securities, into which each Security is convertible as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof and when such adjustment will become effective and (ii) promptly mail to the Holders a notice stating that the number of shares into which the Securities are convertible has been adjusted and setting forth the new number of shares into which the Securities are convertible as a result of such adjustment and when such adjustment will become effective and the basis for such adjustment in appropriate detail.

     Section 2.09  Notices of Corporate Action.  In the event of:
                   ---------------------------

          (a) any taking by the Corporation of a record of the holders of its Common Stock for the purpose of determining the holders thereof who are entitled to receive any distribution or any right or warrant permitted to be distributed or given to the holder of Common Stock in accordance with
     Article VI of the Corporation's Restated Certificate of Incorporation (other than a dividend payable solely in shares of Common Stock).

          (b) any capital reorganization, reclassification or recapitalization of the Corporation (other than a subdivision or combination of the outstanding shares of its Common Stock), any consolidation or merger involving the Corporation and any other person (other than a consolidation or merger with a wholly-owned subsidiary of the Corporation, provided that the Corporation is the surviving or the continuing corporation and no change occurs in the Common Stock), or any transfer of all or substantially all the assets of the Corporation to any other person; or

          (c) any voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, and in each such case, the Corporation shall cause to be mailed to the Trustee and to the Holders, at least 20 days (or 10 days in case of any event specified in clause (a) above) prior to the applicable record or effective date hereinafter specified, a notice stating (i) the date or expected date on which any such record is to be taken for the purpose of such distribution or right and the amount and character of such distribution or right or (ii) the date or expected date on which any such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding up is to take place and the time, if any such time is to be fixed, as of which the Holders shall be entitled to exchange their shares of Common Stock into which their Securities are convertible or other property deliverable upon such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding up. Such notice shall also state whether such transaction will result in any adjustment in the number of shares of Common Stock, or kind and number of any other securities, into which shares of the 8% Preferred Stock are convertible and, if so, shall state the new number of shares of Common Stock, or kind and number of any other securities, into which Securities shall be convertible upon such adjustment and when such adjustment will become effective. The failure to give any notice required by this Section 2.09, or any defect therein, shall not affect the legality or validity of any such action requiring such notice.

      Section 2.10  Securityholder Lists.  The Trustee shall preserve in as
                    --------------------
current a form as is reasonably practicable the most recent list available to it of the names and addresses of Securityholders. If the Trustee is not the Registrar, the Corporation shall furnish to the Trustee at least 10 days before each Interest Payment Date and at such other times as the Trustee may request in writing all information in the possession or control of the Corporation or any Paying Agent as to the names and addresses of the Securityholders in such form and as of such date as the Trustee may reasonably require.

      Section 2.11  Transfer and Exchange.  When Securities are presented to the
                    ---------------------
Registrar or a co-Registrar with a request to register the transfer of such Securities or to exchange them for an equal principal amount of Securities of authorized denominations of $100 (or such greater amount as may be required by applicable State or Federal law) and integral multiples of $100 in excess thereof, the Registrar shall register the transfer or make the exchange if its requirements for such transactions are met. To permit registrations of transfers and exchanges, the Corporation shall execute and the Trustee shall authenticate Securities at the Registrar's request. The Trustee, the Registrar and the Paying Agent shall be entitled to rely on such representation in authenticating, registering the transfer or exchange of, or making of payments on, the Securities.

      The Registrar shall not be required (i) to issue, register the transfer of or exchange Securities during a period beginning at the opening of 15 Business Days before the day of any selection of Securities for conversion under Section 2.06(g) or for redemption under Section 10.01 and ending at that close of business on the day of such selection, or (ii) to register the transfer of or exchange any Security so selected for conversion or redemption in whole or in part, except for the unconverted or unredeemed portion of any Security being converted or redeemed in part.

      Section 2.12  Replacement Securities.  If the Holder of a mutilated
                    ----------------------
Security surrenders such Security to the Trustee, the Corporation shall execute and the Trustee shall authenticate and deliver in exchange therefor a new Security of like tenor and principal amount and bearing a number not contemporaneously outstanding.

      If the Holder of a Security claims that the Security has been lost, destroyed or wrongfully taken, the Corporation shall issue and the Trustee shall authenticate a replacement Security if the Trustee's requirements are met. If required by the Trustee or the Corporation, such Holder shall provide an indemnity bond sufficient in the judgment of both the Corporation and the Trustee to protect the Corporation, the Trustee, any Agent or any authenticating agent from any loss which any of them may suffer if a Security is replaced. The Corporation may charge for its expenses in replacing a Security.

     Every replacement Security issued under this Section shall constitute an obligation of the Corporation, entitled to all the benefits of this Indenture equally and proportionately with any and all other Securities.

     Section 2.13  Outstanding Securities.  The Securities outstanding at any
                   ----------------------
time are all the Securities authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, and those described in this Section as not outstanding.

     If a Security is replaced pursuant to Section 2.12, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced security is held by a bona fide purchaser.

     If Securities are considered paid under Section 3.01, they cease to be outstanding and interest on them ceases to accrue.

     A Security does not cease to be outstanding because the Corporation or an Affiliate of the Corporation holds the Security.

     Section 2.14  Treasury Securities.  In determining whether the Holders of
                   -------------------
the required principal amount of Securities have concurred in any direction, vote, waiver or consent, Securities owned by the Corporation or an Affiliate of the Corporation shall be considered as though they are not outstanding, except that for the purposes of determining whether the Trustee or the Corporation shall be protected in relying on any such direction, vote, waiver or consent, only Securities which the Trustee actually knows are so owned shall be so disregarded.

     Section 2.15  Temporary Securities.  Until definitive Securities are ready
                   --------------------
for delivery, the Corporation may prepare and the Trustee shall, upon Order of the Corporation, authenticate temporary Securities. Temporary Securities shall be substantially in the form of definitive Securities but may have variations that the Corporation considers appropriate for temporary Securities including, without limitation, a legend stating that such temporary Security is a temporary Security. Without unreasonable delay, the Corporation shall prepare and the Trustee shall authenticate definitive Securities in exchange for temporary Securities. Until such exchange, such temporary Securities shall be entitled to the same rights, benefits and privileges as the definitive Securities.

     Section 2.16  Cancellation.  The Corporation at any time may deliver
                   ------------
Securities to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Securities surrendered to them for registration of transfer, exchange or payment. The Trustee shall cancel all Securities surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall destroy canceled Securities and deliver a certificate of such destruction to the Corporation, unless the Corporation directs the Trustee to deliver canceled Securities to the Corporation. The Corporation may not issue new Securities to replace securities that it has paid or that have been delivered to the Trustee for cancellation.

     Section 2.17   Certain Limitations on Securities.  Notwithstanding anything
                    ---------------------------------
to the contrary in this Indenture (or in any related document):

          (a) In the event that the obligations represented by the Securities are assumed in full by another corporation, which shall succeed by merger or otherwise to substantially all of the assets and the business of the Corporation, and payment or provision for payment shall have been made in respect of all matured installments of interest upon the Securities together with all matured installments of principal on such Securities which shall have become due otherwise than by acceleration, then any default caused by the appointment of a receiver for the Corporation shall be deemed to have been cured, and any declaration consequent upon such default declaring the principal and interest on the Securities to be immediately due and payable shall be deemed to have been rescinded.

          (b) The Securities are unsecured by the assets of the Corporation, or any of its affiliates.

          (c) The Securities are subordinated and junior in right of payment to all Indebtedness of the Corporation, whether secured or unsecured, other than Indebtedness Ranking Junior to the Securities and Indebtedness Ranking on a Parity with the Securities.

          (d) The Securities are ineligible as collateral for a loan by the Corporation.


                                  ARTICLE III

                                   COVENANTS

     Section 3.01   Payment of Securities.  The Corporation shall punctually pay
                    ---------------------
the principal of and interest on the Securities on the dates and in the manner provided in the Securities. Principal and interest shall be considered paid on the date due if the Trustee or all Paying Agents hold on that date money designated for and sufficient to pay all principal and interest then due.

     Section 3.02   Dividends, Etc.   So long as any Securities are outstanding,
                    --------------
the Corporation shall not pay or declare, or issue by way of any capital reorganization or reclassification, any dividend or distribution on shares of Common Stock or on any series of capital stock, except (i) Approved Spinoff Distributions (as defined in this paragraph), (ii) dividends or distributions that are payable solely in shares of Common Stock or any series of capital stock, or (iii) any rights or warrants to subscribe for or purchase shares described in clause (ii). "Approved Spinoff Distribution" shall mean a dividend or distribution of shares of stock having a majority of the voting power of a subsidiary of the Corporation but only if (x) the dividend or distribution of those subsidiary shares is approved by a vote of at least 75% of the members of the Corporation's board of directors and (y) the Corporation receives a fairness opinion from a nationally recognized investment banking firm to the effect that the adjustment of the conversion ratio of the Securities as a result of such dividend is fair to the Holders of the Securities from a financial point of view.

     Section 3.03   Reports by Corporation.
                    ----------------------

          (a) The Corporation shall file with the Trustee within 5 days after it files them with the Commission copies of the annual and quarterly reports and of the information, documents and other reports which the Corporation files, or which are filed in respect of the Corporation, with the Commission pursuant to Section 13 of the Exchange Act and the regulations of the Commission thereunder, or any other rules and regulations of the Commission under the Exchange Act as may from time to time be in effect. If the Corporation is not subject to the requirements of Section 13 of the Exchange Act, the Corporation shall file with the Trustee, within 15 days after it would have otherwise been required to file pursuant to the Exchange Act, financial statements including any notes thereto, and a "Management's Discussion and Analysis of Financial Condition and Results of Operations," both comparable to that which the Corporation would have been required to include in the annual and quarterly reports, information documents or other reports (under rules currently in effect on the date hereof) which the Corporation would have been required to file pursuant to Section 13 of the Exchange Act.

          (b) While any of the Securities are outstanding, the Corporation shall mail to each Holder copies of the annual and quarterly reports of the Corporation that it is required to file with the Trustee pursuant to
     Section 3.03(a) (or summaries thereof) within 30 days after such filing is required to be made.

     Section 3.04   Money for Security Payments to Be Held in Trust.  If the
                    -----------------------------------------------
Corporation shall at any time act as its own Paying Agent, it will, on or before each due date of the principal of or interest on the Securities, segregate and hold in trust in a trust or special deposit account for the benefit of the Persons entitled thereto a sum sufficient to pay the principal or interest so becoming due until such sum shall be paid to such Person or otherwise disposed of as herein provided, and will promptly notify the Trustee of its action or failure so to act.

     Whenever the Corporation shall have one or more Paying Agents, it will, on or prior to each date for the payment of the principal of or interest on the Securities, deposit with the Paying Agents sums sufficient to pay the principal or interest so becoming due, such sums to be held in trust for the benefit of the Persons entitled to such payments pursuant to the agreement referred to in Section 2.04; and, unless such Paying Agent is the Trustee, the Corporation will promptly notify the Trustee of its action or failure so to act.

     For the purpose of obtaining the satisfaction and discharge of this Indenture or for any other purpose, the Corporation may at any time pay, or direct any Paying Agent to pay, to the Trustee all sums held in trust by the Corporation or such Paying Agent, such sums to be held by the Trustee, the Corporation or such Paying Agent, as the case may be, shall be released from all further liability with respect to such money.

     Section 3.05  Compliance Certificate.  The Corporation shall deliver to
                   ----------------------
the Trustee, within 120 days after the end of each fiscal year of the Corporation, an Officers' Certificate stating that a review of the activities of the Corporation and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Corporation has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such officer signing such Certificate, that to the best of his knowledge the Corporation has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions hereof (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he may have knowledge and specifying what action the Corporation is taking or proposes to take with respect thereto) and that to the best of his knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest on the Securities are prohibited.

     The Corporation will, so long as any of the Securities are outstanding, deliver to the Trustee at its Corporate Trust Office, forthwith upon becoming aware of any Default, Event of Default or default in the performance of any covenant, agreement or condition contained in this Indenture, an Officers' Certificate describing such Default, Event of Default or default and specifying what action the Corporation is taking or proposes to take with respect thereto. Any such Certificate delivered under this Section 3.05 shall comply with Section 314 of the TIA.

     Section 3.06  Authorization of Common Stock.  The Corporation shall at all
                   -----------------------------
times reserve and keep available out of its authorized Common Stock the full number of shares of Common Stock of the Corporation issuable upon the conversion of all outstanding Securities.

     Section 3.07  Certain Restrictions.  So long as any Securities are
                   --------------------
outstanding, the Corporation shall not:

          (a) redeem or purchase or otherwise acquire for consideration any shares of its capital stock or Securities Ranking Junior to or on a Parity with the Securities; and

          (b) permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of capital stock or Securities Ranking Junior to or on a Parity with the Securities of the Corporation unless the Corporation could purchase such shares or Securities at such time and in such manner.

          (c) without the affirmative vote or consent of Holders of at least two-thirds in principal amount of the Securities, issue any securities representing Indebtedness ranking on parity with the Securities or issue any Securities other than in payment of interest on Securities.


                                  ARTICLE IV

                                  SUCCESSORS

     Section 4.01 When Corporation May Merge, etc.  Subject to Section 2.17,
                  -------------------------------
the Corporation shall not consolidate or merge with or into, or transfer, sell, lease or convey all or substantially all of its Property to, any Person unless:

             (i) the corporation formed by or surviving any such consolidation or merger, or the Person to which such transfer, sale, lease or conveyance shall have been made, unconditionally assumes by supplemental indenture all the obligations of the Corporation under the Securities and this Indenture including but not limited to the due and punctual payment of the principal of and interest on all the Securities; and

             (ii) immediately after the transaction no Default or Event of Default exists.

     The Corporation shall deliver to the Trustee prior to the proposed transaction an Officers' Certificate to the foregoing effect and an Opinion of Counsel stating that the proposed transaction and such supplemental indenture comply with this Indenture and that all conditions precedent to the consummation of the transaction under this Indenture have been met.

     The surviving corporation shall be the successor Corporation, but the predecessor Corporation in the case of a transfer, sale, lease or conveyance shall not be released from the obligation to pay the principal of and interest on the Securities.

     The parties hereto recognize that the remedies otherwise provided in this Indenture may not provide an adequate remedy in the case of noncompliance by the Corporation under this Section. The parties hereto therefore agree that, in any such case of noncompliance, the Trustee shall be entitled to seek an injunction or specific performance of the Corporation's obligations under this Section, or any other equitable remedies, in addition to other remedies provided in this Indenture.

      Section 4.02  Successor Substituted.  Upon any consolidation or merger, or
                    ---------------------
any transfer, sale, lease or conveyance of all or substantially all of the assets of the Corporation in accordance with Section 4.01, the successor Person formed by such consolidation or into which the Corporation is merged or to which such transfer, sale, lease or conveyance is made shall succeed to, and be substituted for, and may exercise every right and power of, the Corporation under this Indenture with the same effect as if such successor had been named as the Corporation herein.


                                   ARTICLE V

                             DEFAULTS AND REMEDIES

      Section 5.01  Events of Default.   An "Event of Default" occurs if:
                    -----------------

          (1) the Corporation defaults in the payment of the principal on any Security when the same becomes due and payable at maturity or upon redemption, acceleration or otherwise;

          (2) the Corporation defaults in the payment of interest on any Security when the same becomes due and payable and the Default continues for a period of 30 days.

          (3) the Corporation fails to comply with any of its other agreements or covenants in or provisions of the Securities or this Indenture, and such default continues for a period of 30 days after the Trustee notifies the Corporation, or the Holders of at least 25% in principal amount of the then-outstanding Securities notify the Corporation and the Trustee, of such Default;

      Section 5.02  Acceleration; Limitations on Acceleration.  Subject to
                    -----------------------------------------
Section 2.16, if an Event of Default occurs and is continuing, the Trustee by notice to the Corporation, or the Holders of at least 25% in principal amount of the then-outstanding Securities by notice to the Corporation and the Trustee, may declare the principal and any accrued interest on all the Securities to be due and payable. Upon such declaration the principal and interest shall be due and payable immediately without any presentment, demand, protest or notice to the Corporation, all of which the Corporation expressly waives.

      The Holders of a majority in principal amount of the then-outstanding Securities by notice to the Trustee may rescind an acceleration and its consequences if:

          (1)  the rescission would not conflict with any judgment or decree;

          (2) all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration; and

          (3) all payments then due the Trustee and any predecessor Trustee under Section 6.07 have been made.

     Section 5.03   Other Remedies.  Subject to Section 2.16, if an Event of
                    --------------
Default occurs and is continuing, the Trustee may pursue any available remedy by an action at law, suit in equity or other appropriate proceeding to collect the payment of principal of or interest on the Securities or to enforce the performance of any provision of the Securities or this Indenture.

     The Trustee may maintain a proceeding even if it does not possess any of the Securities or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Securityholder in exercising any right or remedy accruing upon a Default or Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in such Default or Event of Default. All remedies are cumulative to the extent permitted by law.

     Section 5.04   Waiver of Default.  The Holders of at least a majority in
                    -----------------
principal amount of the then-outstanding Securities by notice to the Trustee may waive an existing Default or Event of Default and its consequences except a continuing Default or Event of Default in the payment of the principal of or interest on any Security. No such waiver shall extend to any subsequent or other Default or Event of Default.

     Section 5.05   Control by Majority.  The Holders of a majority in principal
                    -------------------
amount of the then-outstanding Securities may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law, regulation or this Indenture, is unduly prejudicial to the rights of other Securityholders or would subject the Trustee to personal liability.

     Section 5.06   Limitation on Suits.  A Securityholder may pursue a remedy
                    -------------------
with respect to this Indenture or the Securities only if:

          (1) the Holder gives to the Trustee notice of a continuing Event of Default;

          (2) the Holders of at least 25% in principal amount of the then-outstanding Securities make a request to the Trustee to pursue the remedy;

          (3) such Holder or Holders offer(s) to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;

          (4) the Trustee does not comply with the request within 60 days after the receipt of the notice, the request and the offer of indemnity; and

          (5) during such 60-day period the Holders of a majority in principal amount of the then-outstanding Securities do not give the Trustee a direction inconsistent with the request.

     A Securityholder may not use this Indenture to prejudice the rights of another Securityholder or to obtain a preference or priority over another Securityholder.

     Section 5.07  Rights of Holders to Receive Payment.  Subject only to
                   ------------------------------------
Article IX, Section 2.16 and the provisions of Section 5.02 regarding rescission of acceleration, notwithstanding any other provision of this Indenture, the right of any holder of a Security to receive payment of principal of and interest on the Security on or after the due date expressed in the Security, or to bring suit for the enforcement of any such payment on or after such date, shall not be impaired or affected without the consent of the Holder.

     Section 5.08  Collection Suit by Trustee.  If an Event of Default specified
                   --------------------------
in clause (1) of Section 5.01 occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Corporation for the whole amount of principal and interest remaining unpaid on the Securities and any compensation due the Trustee under Section 6.07.

     Section 5.09  Trustee May File Proofs of Claim.  The Trustee may file such
                   --------------------------------
proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Securityholders allowed in any judicial proceedings relative to the Corporation, its creditors or its Property.

     Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Securityholder any plan of reorganization, arrangement, adjustment or composition affecting the Securities or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Securityholder in any such proceeding.

     Section 5.10  Priorities.  If the Trustee collects any money pursuant to
                   ----------
this Article V, it shall pay out the money in the following order:

          First:  to the Trustee for amounts due under Section 6.07;

          Second:  to holders of Senior Debt to the extent required by Article
     IX;

          Third: to Securityholders for amounts due and unpaid on the Securities for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Securities for principal and interest, respectively; and

          Fourth: to the Corporation, its successors or assigns, or to whomever may be legally entitled to receive the remainder, or as a court of competent jurisdiction may determine.

     The Trustee may fix a record date and a payment date for any payment to the Securityholders pursuant to this Article.

     Section 5.11  Undertaking for Costs.  In any suit for the enforcement of
                   ---------------------
any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys' fees, against any party litigant in the suit having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder for the enforcement of rights set forth in Section 5.07, or a suit by Holders of at least 25% in principal amount of the then-outstanding Securities.


                                   ARTICLE VI

                                    TRUSTEE

     Section 6.01  Duties of Trustee.
                   -----------------

          (a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

          (b)  Except during the continuance of an Event of Default:

               (1) the Trustee need perform only those duties that are specifically set forth in this Indenture and no others; and

               (2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture but shall not be required to verify the accuracy of the contents of such certificates or opinions. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

          (c) The Trustee may not be relieved from liability for its own negligent action or failure to act, or its own willful misconduct, except that:

               (1) this paragraph does not limit the effect of paragraph (b) of this Section;

               (2) the Trustee shall not be liable for any error of judgement made in good faith by a Trust Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

               (3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 5.05.

          (d) Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section.

          (e) The Trustee may refuse to perform any duty or exercise any right or power unless it receives an indemnity satisfactory to it against any loss, liability or expense.

          (f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree with the Corporation. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

     Section 6.02  Rights of Trustee.
                   -----------------

          (a) The Trustee may rely on any document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

          (b) Before the Trustee acts or refrains from acting, it may require an Officers' Certificate or an opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Certificate or Opinion.

          (c) The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

          (d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers.

      Section 6.03  Individual Rights of Trustee.  The Trustee in its individual
                    ----------------------------
or any other capacity may become the owner or pledgee of Securities and may otherwise deal with the Corporation or an Affiliate with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights. However, the Trustee is subject to Sections 6.10 and 6.11.

      Section 6.04  Disclaimer.  The Trustee makes no representation as to the
                    ----------
validity or adequacy of this Indenture or the Securities, it shall not be accountable for the Corporation's use of the proceeds from the Securities, and it shall not be responsible for any statement in the Securities other than its authentication.

      Section 6.05  Notice of Defaults.  If a Default or Event of Default has
                    ------------------
occurred and is continuing of which a Trust Officer of the Trustee has actual knowledge, the Trustee shall mail to Securityholders a notice of the Default or Event of Default within 90 days after it becomes known to the Trustee. Except in the case of a Default or Event of Default in payment of principal of or interest on any Security, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interest of Securityholders.

      Section 6.06  Reports by Trustee to Holders.
                    -----------------------------

          (a) Within 60 days after each April 15, the Trustee shall mail to each Securityholder and the Corporation a brief report dated as of such April 15 that complies with TIA Section 313(a). The Trustee shall also comply with TIA Section 313(b)(2).

          (b) In lieu of the foregoing reports, so long as this Indenture is not qualified under the TIA, the Trustee may transmit by mail to the Corporation a statement as to its qualifications and eligibility hereunder, and shall transmit by mail a copy of such statement to such Holders who have previously furnished a written request therefor to the Trustee.

      Section 6.07  Compensation and Indemnity.  The Corporation shall pay to
                    --------------------------
the Trustee from time to time reasonable compensation for its services. The Trustee's compensation shall not be limited by any law on compensation of a trustee of an express trust. The Corporation shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred by it. Such expenses shall include the reasonable compensation and out-of-pocket expenses of the Trustee's agents and counsel.

      The Corporation shall indemnify the Trustee against any loss or liability incurred by it in connection with its services hereunder except as set forth in the next paragraph. The Trustee shall notify the Corporation promptly of any claim for which it may seek indemnity.

The Corporation shall settle or defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate counsel, at the expense of the Corporation.

      The Corporation need not reimburse any expense or indemnity against any loss or liability incurred by the Trustee through negligence or bad faith.

      To secure the Corporation's payment obligations in this Section, the Trustee shall have a lien prior to the Securities on all money or property held or collected by the Trustee, except that held in trust to pay principal of and interest on particular securities.

      Section 6.08  Replacement of Trustee.  A resignation or removal of the
                    ----------------------
Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee's acceptance of appointment as provided in this Section.

      The Trustee may resign by so notifying the Corporation. The Holders of a majority in principal amount of the then-outstanding Securities may remove the Trustee by so notifying the Trustee and the Corporation. The Corporation may remove the Trustee if:

          (1)  the Trustee fails to comply with Section 6.10;

          (2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any bankruptcy or similar law for the benefit of creditors;

          (3) a custodian or public officer takes charge of the Trustee or its Property; or

          (4)  the Trustee becomes incapable of acting.

     If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Corporation shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then-outstanding Securities may appoint a successor Trustee to replace the successor Trustee appointed by the Corporation.

     If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Corporation or the Holders of at least 10% in principal amount of the then-outstanding Securities may petition any court of competent jurisdiction for the appointment of a successor Trustee.

     If the Trustee fails to comply with Section 6.10, any Securityholder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

     A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Corporation. Thereupon the resignation or removal of the retiring Trustee shall become effective and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Securityholders. The retiring Trustee shall promptly transfer all Property held by it as Trustee to the successor Trustee, subject to the lien provided for in
Section 6.07.

     Section 6.09  Successor Trustee by Merger.  If the Trustee consolidates,
                   ---------------------------
merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

     Section 6.10  Eligibility; Disqualification.  This Indenture shall always
                   -----------------------------
have a Trustee who satisfies the requirements of TIA Section 310(a)(1). The Trustee shall always have a combined capital and surplus of at least $10 million as set forth in its most recent published annual report of condition. The Trustee is subject to TIA Section 310(b), including the optional provision permitted by the second sentence of TIA Section 310(b)(9).

     Section 6.11  Preferential Collection of Claims Against Corporation.  The
                   -----------------------------------------------------
Trustee shall comply with TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b). A Trustee who has resigned or been removed shall comply with TIA Section 311(a) to the extent indicated therein.


                                  ARTICLE VII

                           SATISFACTION AND DISCHARGE

     Section 7.01  Satisfaction and Discharge of Indenture.  This Indenture
                   ---------------------------------------
shall cease to be of further effect (except as to (i) any rights of substitution, registration of transfer and exchange of Securities herein expressly provided for, (ii) rights hereunder of Holders to receive payments of principal of, or interest on, the Securities and (iii) the rights, obligations and immunities of the Trustee hereunder, including without limitation, its rights under Section 6.07), and the Trustee, on the demand and at the expense of the Corporation, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture when:

          (1)  either

               (A) all Securities theretofore authenticated and delivered (other than (i) Securities which have been destroyed, lost or stolen and which have been replaced or paid as provided in Article II, and
          (ii) Securities for the payment of which money has theretofore been deposited in trust with the Trustee or any Paying Agent or segregated and held in trust by the Corporation and thereafter repaid to the Corporation or discharged from such trust, as provided in Section 7.03) have been delivered to the Trustee for cancellation; or

             (B) the principal of all such Securities not theretofore delivered to the Trustee for cancellation has become due and payable and the Corporation has deposited or caused to be deposited in trust with the Trustee, solely for the benefit of the Holders, funds in an amount sufficient to pay and discharge the entire Indebtedness on such Securities not theretofore delivered to the Trustee for cancellation;

          (2) the Corporation has irrevocably paid or caused to be irrevocably paid all other sums payable hereunder by the Corporation; and

          (3) the Corporation has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for herein to be complied with by the Corporation relating to the satisfaction and discharge of this Indenture have been complied with.

     Section 7.02   Application of Trust Money.  The Trustee shall hold in trust
                    --------------------------
money deposited with it pursuant to Section 7.01. It shall apply the deposited money through the Paying Agents and in accordance with the Indenture to the payment of principal and Interest, on the Securities. Money so held in trust shall not be subject to Article IX.

     Section 7.03   Repayment to Corporation.   Any money deposited with the
                    ------------------------
Trustee or any Paying Agent, or then held by the Corporation in trust for the payment of principal or interest that remains unclaimed for two years after such principal or interest has become due and payable shall be paid to the Corporation upon request, or, if then held by the Corporation, shall be released from such trust; provided, however, that the Trustee or such Paying Agent, may,
                 --------  -------
at the expense of the Corporation, cause to be published once in a newspaper of general circulation in the City of New York or mail to each such Holder, notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such publication or mailing, any unclaimed balance of such money then remaining will be repaid to the Corporation. After such money has been paid to the Corporation or released from trust, Securityholders entitled to the money must look to the Corporation for payment as general creditors unless an applicable abandoned property law designates another person.

                                 ARTICLE VIII

                                  AMENDMENTS

     Section 8.01  Without Consent of Holders.  The Corporation and the Trustee
                   --------------------------
may amend this Indenture or the Securities without the consent of any
Securityholder:

          (1)  to cure any ambiguity, defect or inconsistency;

          (2)  to comply with Section 4.01;

          (3) to provide for definitive Securities in exchange for global Securities;

          (4) to make any change that does not adversely affect the legal rights hereunder of any Securityholder; or

          (5) to take any action necessary to qualify this Indenture under the TIA.

     Section 8.02  With Consent of Holders.  The Corporation and the Trustee may
                   -----------------------
amend this Indenture or the Securities with the written consent of the holders of at least a majority in principal amount of the then-outstanding Securities. However, without the consent of each Securityholder affected, an amendment under this Section may not:

          (1) reduce the amount of Securities whose Holders must consent to an amendment;

          (2) reduce the rate of or change the time for or in any way affect the terms of payment of interest on any Security;

          (3) reduce the principal of or change the fixed maturity of any Security, or change the date on which any Security may be subject to conversion or redemption, or reduce the Redemption Price therefor;

          (4) make any Security payable in money other than that stated in the Security;

          (5) make any change in Section 5.04 or 5.07 or the second sentence of this Section 8.02;

          (6) make any change in Article IX that adversely affects the rights of any Securityholder; or

          (7) make any change in Section 2.06 hereof that adversely effects the right to convert the Securities into shares of Common Stock.

     After an amendment under this Section becomes effective, the Corporation shall mail to Securityholders a notice briefly describing the amendment.

     Section 8.03  Reserved.
                   --------

     Section 8.04  Revocation and Effect of Consents.  Until an amendment or
                   ---------------------------------
waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Security or portion of a Security that evidences the same date as the consenting Holder's Security, even if notation of the consent is not made on any Security. However, any such Holder or subsequent Holder may revoke the consent as to his security or portion of a Security if the Trustee receives the notice of revocation before the date the amendment or waiver becomes effective. An amendment or waiver becomes effective in accordance with its terms and thereafter binds every Securityholder.

     Section 8.05  Notation on or Exchange of Securities.  If an amendment,
                   -------------------------------------
supplement or waiver changes the terms of the Securities, the Trustee may require the Holders of such Securities to deliver them to the Trustee. The Trustee may place an appropriate notation on such Securities about the changed terms and return them to such Holders. Alternatively, the Corporation in exchange for all securities may issue and the Trustee shall authenticate new Securities that reflect the changed terms.

     Section 8.06  Trustee Protected.  The Trustee shall sign any amendment,
                   -----------------
supplement or waiver if requested by the Corporation, so long as the same complies with the requirements of this Indenture and in doing so shall be entitled to receive, and shall be fully protected in relying upon an opinion of counsel stating that the execution of any amendment, supplement or waiver authorized pursuant to this Article is authorized or permitted by this Indenture, is not inconsistent herewith and is valid and binding on the Corporation in accordance with its terms. However, the Trustee need not sign any amendment, supplement or waiver that adversely affects its rights, duties, liabilities or immunities. The Corporation may not sign an amendment or supplement until its Board of Directors approves it (a certified copy of the resolutions in which such approval is given shall be delivered to the Trustee prior to its signing any amendment, supplement or waiver).

     Section 8.07  Rights of Holders to Receive Payment.  Subject only to
                   ------------------------------------
Article IX, Section 2.16 and the provisions of Section 8.02 regarding rescission of acceleration, notwith standing any other provision of this Indenture, the right of any holder of a Security to receive payment of principal of and interest on the Security on or after the due date expressed in the Security, or to bring suit for the enforcement of any such payment on or after such date shall not be impaired or affected without the consent of the Holder.

                                  ARTICLE IX

                                 SUBORDINATION

     Section 9.01  Agreement to Subordinate.  The Corporation, and each
                   ------------------------
Securityholder by accepting a Security, agrees that the Indebtedness evidenced by the Security is subordinated and junior in right of payment to the prior payment in full of all Senior Debt to the extent and in the manner provided in this Article.

     Each Holder, by his acceptance of a Security, acknowledges that the provisions of this Article are for the benefit of all holders of Senior Debt who, in reliance upon such provisions, become holders of, or continue to hold, Senior Debt.

     Section 9.02  Subordination.
                   -------------

          (a) The Indebtedness evidenced by the Securities shall be subordinate and junior in right of payment to all Senior Debt to the extent and in the manner set forth in this Section. In the event of any insolvency, receivership, conservatorship, reorganization, dissolution, readjustment of debt, marshaling of assets and liabilities or similar proceedings or any liquidation relating to or winding up of the Corporation as a whole, whether voluntary or involuntary (each, a "Specified Event" and
                                                ---------------
     collectively, the "Specified Events"), the holders of Senior Debt shall be
                        ----------------
     entitled to payment in full of all principal of, premium, if any, and interest on Senior Debt before the Holders are entitled to any payment on account of the principal of, premium, if any, or interest on the Securities. Subject to Section 2.17, in the event of any Specified Event, after payment in full of all sums owing on the Senior Debt, the Holders, together with the holders of any Indebtedness of the Corporation Ranking on a Parity with the Securities, shall be entitled to be paid from the remaining assets of the Corporation. In addition, during the continuance of any Specified Event, all principal of, premium, if any, and interest on the Securities which shall have become due and payable shall be due and payable in full to the Securityholders entitled thereto before any payment or other distribution shall be made on account of any Indebtedness or other obligation of the Corporation Ranking Junior to the Securities.

          (b) If any event of default occurs and is continuing (or if such an event of default would occur upon any payment with respect to the Securities), as such event of default is defined in any Primary Indebtedness or in the instrument under which such Primary Indebtedness is outstanding, permitting the holders thereof to accelerate the maturity thereof and if the holder or holders or a representative thereof gives written notice of such event of default (which notice makes specific reference to this subparagraph) to the Corporation and the Trustee (a "Default Notice"), then, unless and until such event of default has been cured or waived or has ceased to exist, then, during the 180 days after the delivery of such Default Notice (the "Blockage Period") (i) no payment of or with respect to the principal of, premium, if any, or interest on the Securities (including any payment or distribution that may be payable or deliverable to holders of Securities by reason of the payment of any other debt of the Corporation subordinated to the payment of the Securities), but not including any payment of interest on the Securities paid in the form of additional Securities, shall be made directly or indirectly by or on behalf of the Corporation and (ii) no direct or indirect payment shall be made by or on behalf of the Corporation with respect to any repurchase, redemption or other retirement of any of the Securities for cash or property or otherwise. For all purposes of this
     Section 9.02(b), an event of default which existed or was continuing with respect to the Primary Indebtedness, the holders of which initiated the Blockage Period, on the date such Blockage Period commenced may not be or be made the basis for the commencement of any subsequent Blockage Period by the holder or holders of such Primary Indebtedness (or a representative of such holder or holders) unless such event of default is cured or waived or has ceased to exist for a period of not less than 90 consecutive days.

          (c) In the event that, notwithstanding the foregoing, any payment shall be received directly or indirectly by the Trustee or any Holder when such payment is prohibited by Section 9.02(a) or 9.02(b), such payment shall be held in trust for the benefit of, and shall forthwith be paid over or delivered to, the holders of Primary Indebtedness, of their respective representatives, or to the trustee or trustees under any indenture pursuant to which any of such Primary Indebtedness may have been issued, as their respective interests may appear, but only to the extent that, upon notice from the Trustee to the holders of Primary Indebtedness, as the case may be, that such prohibited payment has been made, the holders of the Primary Indebtedness notify the Trustee of the amounts then due and owing on the Primary Indebtedness, if any, and only the amounts specified in such notice to the Trustee shall be paid to the holders of Primary Indebtedness.

     The foregoing subordination provisions shall in no way be affected, modified, waived or revoked by the occurrence of any Event of Default hereunder or any acceleration of the maturity of the Securities in consequence thereof.

     Section 9.03  Notice to Trustee of Specified Events; Reliance on
                   --------------------------------------------------
Certificate of Custodian.  The Corporation shall give prompt written notice to
------------------------
the Trustee and the Paying Agent of any Specified Event affecting the Corporation. The Trustee and the Paying Agent shall be entitled to assume that no Specified Event has occurred unless the Corporation has given such notice.

     Upon any distribution of assets of the Corporation or payment by or on behalf of the Corporation referred to in Section 9.02, the Trustee and the Securityholders shall be entitled to rely upon any order or decree of a court or governmental body of competent jurisdiction in which any proceedings relating to a Specified Event are pending, and the Trustee and the

Securityholders shall be entitled to rely upon a certificate of the custodian or agent or other Person making any distribution to the Trustee or to the Securityholders for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of Senior Debt and other Indebtedness of the Corporation, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article.

     Section 9.04  Trustee Entitled to Assume Payments Not Prohibited in Absence
                   -------------------------------------------------------------
of Notice.
---------

          (a) Subject to Section 2.17, nothing contained in this Article or elsewhere in this Indenture, or in any of the Securities, shall prevent the Corporation from making payment of or on account of the principal of, premium, if any, or interest on the Securities, or from depositing with the Trustee moneys for such payments, or prevent the Trustee from making payments from moneys deposited with it hereunder for the payment of or on account of the principal of, premium, if any, or interest on the Securities if such payment or deposit is not contrary to the conditions described in
     Section 9.02 on the date of such payment or deposit.

          (b) The Trustee shall not at any time be charged with knowledge of the existence of any facts which would prohibit the making of any payment to or by the Trustee, unless and until the Trustee shall have received written notice thereof at its Corporate Trust Office from the Corporation at least three business days prior to any payment date. Thereafter, the Trustee shall use its best efforts to prevent any prohibited payment under
     Section 9.02. Prior to the receipt of any such written notice the Trustee shall be entitled to assume conclusively that no such facts exist, and shall be fully protected in making any such payment in any such event.

     Section 9.05  Absolute Obligation to Pay.  Subject to Section 2.17, nothing
                   --------------------------
contained in this Indenture or in the Securities shall:

          (1) impair, as between the Corporation and the Securityholders, the obligation of the Corporation, which is absolute and unconditional, to pay the principal of and interest on the Securities in accordance with their terms;

          (2) affect the relative rights of the Securityholders and creditors of the Corporation other than holders of Senior Debt;

          (3) prevent the Trustee or any Securityholder from exercising all or any of its available remedies upon a Default or an Event of Default.

     Section 9.06  Trustee's Rights as Holder of Senior Debt.  The Trustee in
                   -----------------------------------------
its individual or any other capacity may hold Senior Debt with the same rights it would have if it were not the Trustee. Any Agent may do the same with like rights.

     Section 9.07  No Implied Obligations to Holders of Senior Debt.  No implied
                   ------------------------------------------------
covenants or obligations with respect to the holders of Senior Debt shall be read into this Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Debt and shall not be liable to any such holder if it shall pay over or distribute to or on behalf of Securityholders or the Corporation moneys or assets to which any holder of Senior Debt shall be entitled.

     Section 9.08  Enforceability of Subordination.  The rights of any holder of
                   -------------------------------
Senior Debt to enforce the subordination of the Indebtedness evidenced by the Securities shall not be prejudiced or impaired by any act or failure to act by the Corporation or by its failure to comply with the Indenture.

     Section 9.09  Trustee Authorized to Effectuate Subordination.  Each
                   ----------------------------------------------
Securityholder, by accepting a Security, authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to effectuate the subordination provided in this Article and appoints the Trustee his attorney-in-fact for any and all such purposes.


                                   ARTICLE X

                                   REDEMPTION

     Section 10.01 Optional Redemption; Notice of Redemption.  The Corporation
                   -----------------------------------------
may redeem all, but not less than all, of the outstanding Securities at any time after the [THE DATE WHICH IS THE THIRD ANNIVERSARY OF THE CLOSING WILL BE INSERTED] upon payment of the Principal amount plus all accrued and unpaid interest thereon to the date of the redemption, provided that if the redemption date occurs after the Record Date and before the Interest Payment Date to which that Record Date relates, the interest otherwise payable on that Interest Payment Date shall not be paid by the Corporation.

     If the Corporation elects to redeem Securities pursuant to this subparagraph, it shall furnish to the Trustee an Officer's Certificate notifying the Trustee of the Redemption Date at least 50 days but not more than 90 days before such Redemption Date.

     Section 10.02 Notice of Redemption.  At least 30 days but not more than 60
                   --------------------
days before a Redemption Date, the Trustee shall mail a notice of redemption by first-class mail to each Holder stating that the Securities are to be redeemed in the Corporation's name and at its expense.

     The notice shall state:

          (1)  the Redemption Date;

          (2) the Redemption Price and the amount of accrued and unpaid interest to be paid;

          (3)  the name and address of the Paying Agent or Agents; and

          (4) that the Securities must be surrendered to a Paying Agent to collect the Redemption Price.

     Section 10.03 Effect of Notice of Redemption.  Once notice of redemption is
                   ------------------------------
mailed, the Securities called for redemption become due and payable on the specified Redemption Date at the Redemption Price plus accrued and unpaid interest to the Redemption Date.

     Section 10.04 Deposit of the Redemption Price.
                   -------------------------------

          (a) On the Redemption Date, the Corporation shall deposit for the pro-rata benefit of the Holders of the Securities the funds necessary for the payment of the Redemption Price with a bank or trust company in the Borough of Manhattan, The City of New York, having a capital and surplus of at least $100,000,000. Holders shall thereafter have the right to receive payment of the Redemption Price for such Securities by surrendering to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose, the Securities to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose. Any monies so deposited by the Corporation with a bank or trust company pursuant to this subparagraph
     (a) and unclaimed at the end of five years from the Redemption Date shall revert to the general funds of the Corporation. After such reversion, any such bank or trust company shall, upon demand, pay over to the Corporation such unclaimed amounts and thereupon such bank or trust company shall be relieved of all responsibility in respect thereof to such Holder and such Holder shall look only to the Corporation for the payment of the Redemption Price. Any interest accrued on funds so deposited pursuant to this paragraph (a) shall be paid from time to time to the Corporation for its own account; and

          (b)  Upon the deposit for funds pursuant to subparagraph (a) of this
     Section in respect of outstanding Securities, the Securities represented thereby shall no longer be deemed outstanding, the rights to receive interest thereon shall cease to accrue from and after the Redemption Date and all rights of the Holders shall cease and terminate, excepting only the right to receive the Redemption Price therefor.

                                  ARTICLE XI

                                 MISCELLANEOUS

     Section 11.01 Trust Indenture Act Controls.  Any provision of this
                   ----------------------------
Indenture which would be required to be contained herein if the Indenture were qualified under the TIA shall be construed and interpreted in accordance with interpretations of the TIA by courts and the Commission.

     Section 11.02 Notices.  Any notice or communication to the Corporation or
                   -------
the Trustee is duly given if in writing and delivered in person or mailed by first-class mail to the following address:

          The Corporation's address is:

          [Marvel, Inc.]
          685 Third Avenue
          New York, New York  10017
          Attention: Chief Executive Officer

          The Trustee's address is:

          [                                             ]
          [                                             ]
          [                                             ]
          Attention: [                                      ]
                    Telephone:  [                           ]
                    Telecopy:   [                           ]

     With respect to notices between the Trustee and the Corporation only, notices may also be given by facsimile transmission with receipt confirmed by telephone and followed by an original sent by guaranteed overnight courier.

     The Corporation or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

     Any notice or communication to a Securityholder shall be in writing and mailed by first-class mail to his address shown on the register kept by the Registrar. Failure to mail a notice or a communication to a Securityholder or any defect in it shall not affect its sufficiency with respect to other Securityholders.

     If a notice or communication is delivered or mailed, as the case may be, in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

     If the Corporation mails a notice or communication to Securityholders, it shall mail a copy to the Trustee and each Agent at the same time.

     Section 11.03 Communication by Holders with Other Holders.  Securityholders
                   -------------------------------------------
may communicate pursuant to TIA Section 312(b) with other Securityholders with respect to their rights under this Indenture or the Securities. The Trustee shall comply with the provisions of TIA Section 312(b). The Corporation, the Trustee, the Registrar and anyone else shall have the protection of TIA Section 312(c).

     Section 11.04 Certificate and Opinion as to Conditions Present.  Upon any
                   ------------------------------------------------
request or application by the Corporation to the Trustee to take any action under this Indenture, the Corporation shall furnish to the Trustee:

          (a) an Officers' Certificate stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

          (b) an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

     Section 11.05 Statements Required in Certificate or Opinion.  Each
                   ---------------------------------------------
certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

          (1) a statement that the person making such certificate or opinion has read such covenant or condition;

          (2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

          (3) a statement that, in the opinion of such person, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

          (4) a statement as to whether or not, in the opinion of such person, such condition or covenant has been complied with.

     Section 11.06 Rules by Trustee and Agents.  The Trustee may make reasonable
                   ---------------------------
rules for action by or a meeting of Securityholders. The Registrar or Paying Agents may make reasonable rules and set reasonable requirements for their functions.

     Section 11.07 Legal Holidays.  A "Legal Holiday" with respect to any place
                   --------------
is a Saturday, a Sunday or a day on which banking institutions are not required to be open in such place. If a payment date is a Legal Holiday at a place of payment, payment may be made at the place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

     Section 11.08 No Recourse Against Others.  The Securities and the
                   --------------------------
obligations of the Corporation under this Indenture are solely obligations of the Corporation and no officer, director, employee or stockholder shall as such be liable for any failure by the Corporation to pay amounts on the Securities when due or perform any such obligation.

     Section 11.09 Duplicate Originals.  The parties may sign any number of
                   -------------------
copies of this Indenture.  One signed copy is enough to prove this Indenture.

     Section 11.10 Governing Law.  The internal laws of the State of Delaware
                   -------------
shall govern this Indenture and the Securities.

     Section 11.11 No Adverse Interpretation of Other Agreements.  This
                   ---------------------------------------------
Indenture may not be used to interpret another indenture, loan or debt agreement of the Corporation or a Sub sidiary. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

     Section 11.12 Successors.  All agreements of the Corporation in this
                   ----------
Indenture and the Securities shall bind its successor. All agreements of the Trustee in this Indenture shall bind its successor.

     Section 11.13 Severability.  In case any provision in this Indenture or in
                   ------------
the Securities shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     Section 11.14 Table of Contents, Headings, etc.  The Table of Contents and
                   --------------------------------
headings of the Articles and Sections of this Indenture have been inserted for the convenience of reference only, are not to be considered a part thereof, and shall in no way modify or restrict any of the terms or provisions hereof.

     IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

                                        [MARVEL, INC.]


                                        By:    _________________________

                                        Name:  _________________________

                                        Title: _________________________

Attest:

_________________________




                                        [                         ]
                                        as Trustee


                                        By:    _________________________

                                        Name:  _________________________

                                        Title: _________________________

Attest:

_________________________

\

                                                                       Exhibit A

                         [Form of Face of Security/1/]


THE DEBENTURES EVIDENCED BY THIS CERTIFICATE MAY BE ISSUED AND TRANSFERRED ONLY IN DENOMINATIONS OF $100 AND INTEGRAL MULTIPLES THEREOF (OR SUCH GREATER AMOUNT AS MAY BE REQUIRED BY APPLICABLE STATE OR FEDERAL LAW).

No. __________                                                       $__________
                                [MARVEL, INC.]
            8% Convertible Subordinated Voting Debentures due 2011

  [Marvel, Inc.], a Delaware corporation, promises to pay ___________ or registered assigns, the principal sum of ____________ Dollars on __________, 2011, unless earlier redeemed or accelerated after an Event of Default on the terms and in the manner described in the Indenture, as hereinafter defined, and to pay interest thereon at the rate of 8% per annum. Payment of principal and interest shall be made in the method and subject to the terms set forth in provisions appearing on the reverse hereof, which provisions, in their entirety, shall for all purposes have the same effect as if set forth at this place.

     IN WITNESS WHEREOF, [Marvel, Inc.] has caused this instrument to be executed in its corporate name by the manual or facsimile signature of its President or a Vice President and attested by its Secretary or an Assistant Secretary.

Dated:  [               ]
                              [MARVEL, INC.]
(SEAL)

                              By: ________________________________________

                              Attest:


                              By: ________________________________________


___________________

/1/       Both the face and reverse of this form of Security are subject to change to reflect any changes made in the Form of Indenture to which this Form of Security is attached. No such change in the Form of Security shall be made which materially adversely affects the rights and interests of holders of 8% Preferred Stock without the consent of the holders so affected, as provided in the Indenture.

                FORM OF TRUSTEE'S CERTIFICATE OF AUTHENTICATION

     This is one of the 8% Convertible Subordinated Voting Debentures due 2011 referred to in the within-mentioned Indenture.

Dated:              [________________]
                              as Trustee


                    By: _________________________________
                              Authorized Signatory

                         [Form of Reverse of Security]

                                [MARVEL, INC.]


     1.   The Securities.  This Security is one of a duly authorized Issue of
          --------------
subordinated voting debentures issued by [Marvel, Inc.], a Delaware corporation (the "Corporation"), designated as its 8% Convertible Subordinated Voting Debentures due ____, 2011 and referred to hereinafter as the "Securities".

     2.   Interest.  The Corporation promises to pay interest on the principal
          --------
amount of this Security at the rate per annum shown above. The Corporation will pay interest on the first business day of [March, June, September and December] in each year (each an "Interest Payment Date"), commencing on the first Interest Payment Date following the date of issuance hereof. Interest on the Securities will accrue from the most recent Interest Payment Date to which interest has been paid or, if no interest has been paid, from the date hereof. Interest shall be payable at the option of the Board of Directors of the Corporation (x) in cash, (y) in additional Securities having an aggregate Principal amount equal to the interest payment due, or (z) in any combination of cash and additional Securities valued on such basis. Interest will be computed on the basis of a three hundred sixty five (365) day year (or three hundred sixty six (366) days in a leap year).

     3.   Method of Payment; Form.  The Corporation will pay interest on the
          -----------------------
Securities to the persons who are registered Holders of Securities at the close of business on the last day (whether or not such day is a Business Day) of the month preceding the month in which an Interest Payment Date (a "Record Date") occurs even though Securities are canceled after the Record Date and on or before the Interest Payment Date. Holders must surrender Securities to a Paying Agent to collect principal payments. The Corporation will pay principal and cash interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Corporation or the Paying Agent may, at its election, pay principal and cash interest by check payable in such money. It may mail an interest check to a Holder's registered address.

     4.   Paying Agents and Registrar.  The Trustee (as defined herein) will act
          ---------------------------
as a Paying Agent and Registrar. The Corporation may change any Paying Agent or Registrar without notice to any Securityholder. The Corporation may act in any such capacity.

     5.   Indenture.  The Corporation issued the Securities under an Indenture
          ---------
dated as of [                 ] (the "Indenture"), between the Corporation and
[                      ], as trustee (the "Trustee"). The Securities were issued
pursuant to the exchange of the 8% Cumulative Convertible Exchangeable Preferred Stock of the Corporation (the "8% Preferred Stock") pursuant to the terms thereof. The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 as amended, and as in effect from time to time (the "Trust Indenture Act"). The Securities are subject to all such terms and Securityholders are referred to the Indenture and such Act for a statement of such terms. The Securities are unsecured general obligations of the Corporation. The indebtedness evidenced by this Security is unsecured by the assets of the Corporation or any of its affiliates. This Security is not eligible as collateral for any loan by the Corporation.

     6.   Subordination.  The Securities are subordinated to Senior Debt on
          -------------
liquidation of the Corporation, any event of default in respect of Senior Debt (as defined in the Indenture) and certain other events specified in the Indenture.

     7.   Denominations, Transfer, Exchange.  The Securities are in registered
          ---------------------------------
form without coupons in denominations of $100 (or such greater amount as may be required by applicable State or Federal law) and integral multiples of $100 in excess thereof. The transfer of Securities may be registered and Securities may be exchanged as provided in the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes or other governmental charges and fees required by law or permitted by the Indenture. The Registrar need not exchange or register the transfer of any Security or portion of a Security selected for redemption.
Also, it need not exchange or register the transfer of any Securities for a period of 15 days before a selection of Securities to be redeemed.

     8.   Redemption.  The Corporation may redeem all, but not less than all, of
          ----------
the outstanding Securities at any time after [THE DATE WHICH IS THE THIRD ANNIVERSARY OF THE CLOSING WILL BE INSERTED] upon payment of the Principal amount, plus all accrued and unpaid interest thereon, provided that if the redemption date occurs after an Record Date and before the Interest Payment Date to which that Record Date relates, the interest otherwise payable on that Interest Payment Date shall not be paid by the Corporation.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of Securities to be redeemed at his registered address.

     The securities are not subject to any sinking fund.

     9.   Persons Deemed Owners.  The registered Holder of a Security may be
          ---------------------
treated as its owner for all purposes.

     10.  Amendments and Waivers.  The Indenture or the Securities may be
          ----------------------
amended with the consent of the Holders of at least a majority in principal amount of the then-outstanding Securities, and may be amended without the consent of any Securityholder, to cure any ambiguity, defect or inconsistency, to provide for assumption of the Corporation's obligations to Securityholder, to make any change that does not adversely affect the rights of any Securityholder or to take any action necessary to qualify the Indenture under the Trust Indenture Act.

     11.  Defaults and Remedies.  An Event of Default is: default for 30 days in
          ---------------------
payment of interest on the Securities; default in payment of principal or premium on the Securities

(including any sinking fund payments) when it becomes due and payable at maturity or upon redemption, acceleration or otherwise; failure by the Corporation for 30 days after notice to it to comply with any of its other agreements or covenants in the Indenture or the Securities or the Holders of at least 25% in principal amount of the then outstanding Securities notify the Corporation and the Trustee of such Default. Subject to paragraph 17 of this Security, if an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then-outstanding Securities may declare all the Securities to be due and payable immediately. Securityholders may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Securities. Subject to certain limitations described in the Indenture, Holders of a majority in principal amount of the then-outstanding Securities may direct the Trustee in its exercise of any trust or power.

     12.  Trustee Dealings with Corporation.  The Trustee in its individual or
          ---------------------------------
any other capacity, may make loans to, and perform services for the Corporation or its Affiliates, and may otherwise deal with the Corporation or its Affiliates, as if it were not Trustee.

     13.  No Recourse Against Others.  The Securities and the obligations of the
          --------------------------
Corporation under the Indenture are solely obligations of the Corporation and no officer, director, employee or stockholder of the Corporation shall as such be liable for any failure of the Corporation to pay amounts on the Securities when due or perform any such obligation.

     14.  Unclaimed Money.  If money for the payment of principal of or interest
          ---------------
on any Security remains unclaimed for two years, the Trustee or its Agents will pay the money back to the Corporation at the Corporation's request. After that, Holders entitled to this money must look to the Corporation for payment, unless a law governing abandoned property designates another person.

     15.  Discharge Upon Redemption or Maturity.  Subject to the terms of the
          -------------------------------------
Indenture, the Indenture will be discharged and canceled upon the payment of all the Securities.

     16.  Authentication.  This Security shall not be valid until authenticated
          --------------
by the manual signature of the Trustee or an authenticating agent.

     17.  Conversion.  A holder of a Security may convert it into Common Stock
          ----------
of the corporation at any time before the close of business on [THE DATE WHICH IS THE THIRTEENTH ANNIVERSARY OF THE CLOSING WILL BE INSERTED].

     To convert a Security a Holder must (1) complete and sign the conversion notice on the back of the Security, (2) surrender the Security to the Corporation, (3) furnish appropriate endorsements and transfer documents if required by the Registrar or the Corporation, and (4) pay any transfer or similar tax if required.

     18.  Certain Limitations on Securities.  This Security is not secured by
          ---------------------------------
the assets of the Corporation, or any of its Affiliates or Subsidiaries, and is not eligible as collateral for any loan by the Corporation.

     19.  Definitions.  Terms defined in the Indenture and not otherwise defined
          -----------
in this Security are used in this Security with the meanings so defined.

     20.  Abbreviations.  Customary abbreviations may be used in the name of a
          -------------
Securityholder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and UNIF GIFT MIN ACT (= Uniform Gifts to Minors Act).

          The Corporation will furnish to any Securityholder upon written request and without charge a copy of the Indenture, which has in it the text of this Security in larger type. Requests may be made to: [Marvel, Inc.], 685 Third Avenue, New York, New York 10017, Attention: Chief Executive Officer.

                                ASSIGNMENT FORM

     To assign this Security, fill in the form below: For valuable consideration, the undersigned registered Holder or Holders of this Security assign and transfer this Security to

--------------------------------------------------------------------------------
                 (Insert assignee's soc. sec. or tax I.D. no.)

--------------------------------------------------------------------------------
             (Print or type assignee's name, address and zip code)

and irrevocably constitute and appoint _________________ agent transfer this Security on the books of the Corporation. The agent may substitute another act for him.


--------------------------------------------------------------------------------

Date:               Your signature _____________________________________________

                    (Sign exactly as your name appears
                    on the other side of this Security)

                    Signature Guaranteed


                    By _________________________________________________________

                               CONVERSION NOTICE

               To convert this Security into Common Stock of the
                            Company, check the box:

                                   [_______]


             If you want the stock certificate made out in another
                     person's name fill in the form below:

           [______________________________________________________]
             (insert other person's social security tax I.D. no.)


            _______________________________________________________

            _______________________________________________________

            _______________________________________________________

            _______________________________________________________
              (Print or type other person's name, address and zip code)



Date:                    Your signature ______________________________________

                         (Sign exactly as your name appears
                         on the other side of this Security)

                         Signature Guaranteed


                         By __________________________________________________

                                                                       EXHIBIT 7



THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO A REGISTRATION UNDER SAID ACT OR AN EXEMPTION THEREFROM AND IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND SUBJECT TO THE PROCEDURES SET FORTH IN THIS NOTE.

$_____________________                                  New York, New York
No. __________________                                    [_____ __ 1998]F





                                [MARVEL, INC.]

                       EXCESS ADMINISTRATION CLAIMS NOTE

     FOR VALUE RECEIVED, [Marvel, Inc.] (the "Company"), Marvel Entertainment Group, Inc. ("Marvel"), The Asher Candy Company, Fleer Corp. ("Fleer"), Frank H. Fleer Corp., Heroes World Distribution, Inc., Malibu Comics Entertainment, Inc., Marvel Characters, Inc., Marvel Direct Marketing, Inc., and Skybox International, Inc., (collectively, the "Issuers") hereby unconditionally
                                         -------
promise to pay, jointly and severally, to the order of Zib Inc. (including any successor or assign, the "Holder") at [_________________], or at such other
                          ------
place as the Holder may from time to time designate to the Company in writing not less than ten (10) days prior to any payment date hereunder, the principal sum of _______________UNITED STATES DOLLARS ($ __________) in immediately available funds on _________ __, 2003 (the "Maturity Date") and such other
                                               -------------
earlier dates provided for in this note (the "Note") and to pay interest at the
                                              ----
time, in the form and manner, and at the rate set forth herein on the unpaid principal amount hereof, at the aforementioned address until such principal amount shall be paid in full. The Issuers shall pay principal, interest and all other amounts due hereunder

___________________________

 .   Amount represents the Excess Administration Claims Amount (as defined in the
    Plan).

 ..  Represents Consummation Date of Plan, which is the Issuance Date under Note.

 ... As provided in the Plan, the Maturity Date is the fifth anniversary of the Consummation Date.

in money of the United States that at the time of payment is legal tender for payment of public and private debts.

     This Note represents the "Excess Administration Claims Note" that was issued on [________ __, 1998] (the "Issuance Date") pursuant to Section 6.20 of
                                    -------------
that certain "Fourth Amended Joint Plan of Reorganization Proposed by the Secured Lenders and Toy Biz, Inc." dated _________, 1998 (as amended or modified on or prior to the Issuance Date, the "Plan"). Reference is hereby made to the
                                       ----
Plan for provisions applicable to this Note. This Note and any successor note(s) issued, in accordance with Section 4.8 hereof, are referred to collectively herein as the "Notes." Capitalized terms that are defined in this
                            -----
Note shall have the meanings ascribed to such term. Other Capitalized terms that are used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

                                   ARTICLE 1
                                   INTEREST

          Section 1.1   Interest.  Interest shall accrue on the unpaid principal
                        --------
amount of this Note (including Capitalized Interest (as defined below)) for the actual number of days elapsed based on a year of three hundred sixty five days (or three hundred sixty six days in leap years) at a rate per annum equal to [INSERT A NUMBER EQUAL TO THE ANNUAL INTEREST RATE UNDER THE "TERM LOAN FACILITY" AS DEFINED IN THE PLAN PLUS TWO (2)] percent until the principal amount of this Note (including all Capitalized Interest) is paid in full. At the option of the Company, on each _________ and ________ following the Issuance Date (each, an "Interest Payment Date"), accrued and unpaid interest from and
                ---------------------
after the previous Interest Payment Date (or in the case of the first Interest Payment Date, the Issuance Date) shall be either (i) payable in cash to the Holder on such Interest Payment Date or (ii) added to the principal balance of this Note ("Capitalized Interest"). With respect to each Interest Payment Date,
            --------------------
the Company shall irrevocably select the applicable interest payment option no earlier than the thirtieth Business Day and no later than tenth Business Day (as defined in Section 4.2 hereof) prior to such Interest Payment Date. In the event that the Company fails to select an interest payment option in accordance with the preceding sentence, accrued and unpaid interest shall added to the principal balance of this Note and treated as Capitalized Interest. Interest on all amounts that are not paid when due (whether for principal, interest, or any other amount, or by acceleration, prepayment, passage of time or otherwise) shall bear interest for each day that such amounts are overdue at a rate that is two percent (2%) per annum above the rate set forth in the first sentence of this Section 1.1, payable on demand.

          Section 1.2    Acceleration upon Change in Control. Upon the
                         -----------------------------------
occurrence of a Change in Control (as defined in the following sentence) of the Company, the Required Holders may, by notice in writing to the Company, declare the unpaid principal balance of the Notes (including Capitalized Interest), together with accrued and unpaid interest thereon, to be and the Notes and all such amounts shall thereupon be and become, immediately due and payable, without presentment, diligence, demand, protest or other notice of any kind. A "Change
                                                                         ------
in Control" shall have occurred: (i) if any entity, person or group (other than
----------
the Company or any savings, pension or other benefit plan for the benefit of employees of the Company) acquires shares of the Company's stock in a transaction or series of transactions that results in such entity, person or group directly or indirectly owning fifty (50%) percent or more of the outstanding common stock of the Company (on a converted basis), (ii) if there are elected or appointed, within a twelve (12) month period, persons to the Board who are not Board members at the beginning of such twelve (12) month period, whose election or appointment was not approved by a majority of those persons who were Board members at the beginning of such period, and which newly elected or appointed Board members shall constitute a majority of the Board or
(iii) if the Company sells all or substantially all of its assets to any other person, or merges or consolidates with any other person or effects any other similar reorganization, if as a result of such sale, merger, reorganization or consolidation the persons who immediately prior thereto owned fifty (50%) percent or more of the outstanding common stock of the Company (on a converted basis) cease to own securities representing more than 50% of the aggregate voting power and 50% of the common equity of the surviving entity.

          Section 1.3    Payments Pro Rata.  No payment of principal of, or
                         -----------------
interest on, any of the Notes may be made unless, at the same time, a pro rata payment of principal of, or interest on (as the case may be), this Note is also made.


                                   ARTICLE 2
                              PREPAYMENT OF NOTE

     Section 2.     Prepayment.
                    ----------

     (a) Prepayment.  The aggregate principal amount (including any Capitalized
         ----------
  Interest) of all (but not fewer than all) of the Notes may be prepaid by the Issuers in whole or in part, at any time or from time to time prior to the Maturity Date, at a redemption price (the "Redemption Price") equal to a percentage of the principal amount so prepaid, as follows:

              If the
           prepayment is
              made                                       Percentage
         ----------------                              -------------

          Less than one
          year after the
           Issuance Date   .........................         106%


          At least one
           year but less
          than two years
            after the
          Issuance Date    ..........................        104%


          At least two
         years but less
        than three years
            after the
          Issuance Date    ...........................       102%


          At least three
         years after the
          Issuance Date    ...........................       100%



     The Redemption Price minus the amount of principal prepaid is referred to herein as the "Prepayment Premium." In the event that the Issuers elect to make a prepayment, the Issuers shall provide notice of such election (including the amount to be prepaid and the date of prepayment ("Prepayment
                                                                      ----------
     Date")) to each of the Holders no earlier than the thirtieth Business Day
     ----
     and no later than tenth Business Day prior to such Prepayment Date, whereupon the election shall be irrevocable and such amount shall thereupon be due and payable on such Prepayment Date.

          (b) Payments Pro Rata; Prepayment to Include Accrued Interest.  All
              ---------------------------------------------------------
     prepayments of the Notes shall be applied to each of the Notes in proportion to the respective outstanding principal amounts thereof. All prepayments of principal on the Notes shall include a payment of the accrued and unpaid interest in respect of such principal amount.

                                   ARTICLE 3
                               EVENTS OF DEFAULT

          Section 3.1    Events of Default.  If any one of the following events
                         -----------------
(each an "Event of Default") occurs and is continuing:
          ----------------

          (a) the Issuers fail to make any payment of principal on this Note when due; or

          (b) the Issuers fail to make any payment of interest on this Note when due; which failure shall continue without cure for five (5) days after such payment is due; or

          (c) the Issuers fail to comply with any other agreement contained in this Note and such failure shall continue for a period of thirty (30) days following notice of such failure by the Required Holders; or

          (d) any Issuer shall default in the payment when due (after expiration of any applicable grace period) of any principal of, interest on or other amount in respect of Indebtedness under the Term Loan Facility (or any replacement facility thereof), the Working Capital Facility (or any replacement facility thereof) or any other Indebtedness having an aggregate outstanding principal amount of at least $5,000,000; or any event or condition shall occur which permits the holder of such Indebtedness at its option to accelerate the maturity of such Indebtedness (after giving effect to any applicable grace periods); or

          (e) any Issuer shall enter into any merger, consolidation, reorganization or recapitalization, or reclassification of its capital stock that has the effect of any of the foregoing events, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, assign, lease, transfer, exchange or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its property or assets (other than (x) any merger or consolidation of such Issuer into another Issuer and (y) any such conveyance, sale, assignment, lease, transfer, exchange or other disposition by such Issuer to another Issuer and (z) the corporate dissolution by the Company of any Issuer that is not a Material Issuer); or

          (f) any Material Issuer, pursuant to or within the meaning of any Bankruptcy Law: (i) commences a voluntary case, (ii) consents to the entry of an order for relief against it in an involuntary case, (iii) consents to the appointment of a Custodian of it or for all or substantially all of its property, (iv) makes a general assignment for the benefit of its creditors, or (v) generally is unable to pay its debts as the same become due; or

          (g) with respect to any Material Issuer, (A) any person commences an involuntary case and such case is not dismissed within sixty (60) days after the commencement thereof; provided that if the case is stayed during
                                     -------- ----
     such sixty day period, then the passage of days during said period shall be tolled during (and only during) the pendency of the stay and shall resume at the time any such stay is lifted, or (B) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (i) is for relief against such Issuer in an involuntary case, (ii) appoints a Custodian of such Issuer for all or substantially all of its property, or (iii) orders the liquidation of such Issuer, and the order or decree referred to in clauses (i) through (iii) hereof remains undismissed or unstayed for a period of thirty (30) days;

then, if such event is an Event of Default specified in paragraph (f) or (g) above with respect to any Issuer, the unpaid principal amount of the Notes (including all Capitalized Interest), together with accrued but unpaid interest thereon, shall automatically become immediately due and payable, without presentment, diligence, demand, protest or other notice of any kind. If such event is any other Event of Default, the Required Holders may, at their option, by notice in writing to the Company or any other Issuer, declare the unpaid principal amount of the Notes (including all Capitalized Interest), together with accrued but unpaid interest thereon, to be and the Notes and all such amounts shall thereupon be and become, immediately due and payable, without presentment, diligence, demand, protest or other notice of any kind.

          At any time after all of the Notes become immediately due and payable as the result of the occurrence of an event described in this section, the Required Holders may, at the Required Holders' option, by notice in writing to the Company, rescind and annul the consequences of such event and cause the Notes to no longer be immediately due and payable if (i) the Issuers have paid all overdue interest on the Notes and the principal thereof which has become due otherwise than by reason of such event and interest on such overdue interest and principal, (ii) all Events of Default, other than nonpayment of amounts which have become due solely by reason of such event, have been cured or waived by the Required Holders, and (iii) no judgment or decree has been entered for the payment of any monies due pursuant to the Notes. No such rescission or annulment shall extend to or affect any subsequent Event of Default or impair any right arising therefrom. Notwithstanding any other provision of this Note, the right of the Holder to receive payment of principal of and interest on this Note, on and after the respective due dates expressed or provided in this Note (other than the nonpayment of amounts which have become due solely by reason of such event), or to bring suit for the enforcement of any such payment on and after such respective dates, is absolute and unconditional and shall not be impaired or affected without the consent of the Holders.

          For purposes of this Note, the following terms shall have the following meanings:

          "Bankruptcy Law" means title 11, United States Code or any similar
           --------------
federal or state law for the relief of debtors.

          "Custodian" means any receiver, trustee,, assignee, liquidator or
           ---------
similar official under any Bankruptcy Law.

          "Indebtedness" shall mean (a) indebtedness for borrowed money whether
           ------------
short-term or long-term and whether secured or unsecured, (b) indebtedness for the deferred purchase price of services or property, which purchase price (i) is due twelve months or more from the date of incurrence of the obligation in respect thereof or (ii) customarily or actually is evidenced by a note or other written instrument (including, without limitation, any such indebtedness which is non-recourse to the credit of such person or entity but is secured by assets of such person or entity), (c) capitalized lease obligations, (d) obligations of such Person arising under acceptance facilities, (e) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (f) all obligations upon which interest charges are customarily paid, (g) all obligations under conditional sale or other title retention agreements relating to property purchased by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (h) obligations to purchase, redeem, retire, defease or otherwise acquire for value any capital stock or any warrants, rights or options to acquire such capital stock (with redeemable preferred stock being valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends), (i) all executory obligations in respect of interest rate agreements and foreign exchange and other financial hedge contracts (including, without limitation, equity hedge contracts), (j) with respect to any person or entity, all Indebtedness of the types referred to in clauses (a) through (i) above for which such person or entity is obligated under a guaranty, make-well, capital support, or other contingent obligation and (k) renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any such indebtedness, obligation or contingent obligations.

          "Material Issuer" means the Company, Marvel, Fleer, Marvel
           ---------------
Characters,, Inc. and any other Issuer which would qualify as a "significant subsidiary" of the Company under Regulation S-X as promulgated by the Securities and Exchange Commission (17 CFR

210) or any successor regulation.

          "Notes" has the meaning set forth in the preamble hereto.
           -----

          "Required Holders" means, at any time, the holder(s) of Notes having
           ----------------
an aggregate principal amount in excess of fifty percent (50%) of the aggregate principal amount (including any

Capitalized Interest) of all of the Notes issued and outstanding at such time.

                                   ARTICLE 4
                                 MISCELLANEOUS

     Section 4.1    Defenses.  The Issuers hereby waive presentment, diligence,
                    --------
demand, protest, notice of dishonor and all other demands and notices of any kind. No delay or failure by the Holder in the exercise of any right or remedy shall constitute a waiver thereof, and no single or partial exercise by the Holder hereof of any right or remedy shall preclude other or future exercise thereof or the exercise or any other right or remedy.

     Section 4.2    Payments Due on Non-Business Days.  Anything in this Note to
                    ---------------------------------
the contrary notwithstanding, any payment of principal of or interest on this Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day. If the date for any payment is extended to the next succeeding Business Day by reason of the preceding sentence, the period of such extension shall be included in the computation of the interest payable on such Business Day. "Business Day" shall mean any day other than a Saturday, Sunday,
               --------------                ---
or other day on which commercial banks in New York, New York are authorized or required by law to close.

     Section 4.3    Notices.  Any notice or communication to the Holder shall be
                    -------
sent by hand delivery, first class registered mail, or nationwide reliable overnight delivery service (with charges prepaid) to the address shown on the face hereof, or as otherwise indicated in the Register provided for in Section
4.8 hereof, or such other place as the Holder may designate in writing to the Company in accordance herewith. Any notice or communication to the Issuers shall be mailed by first-class registered mail or delivered by hand to [Marvel, Inc.], 685 Third Avenue, New York, New York 10017, Attn: President (with a courtesy copy to Battle Fowler LLP, Park Avenue Tower, 75 East 55th Street, New York, New York 10022, Attn: Lawrence Mittman) or such other place as the Company may designate in writing to the Holder. All notices shall be effective when actually delivered to the required addresses unless such delivery does not take place on a Business Day, in which case such delivery shall be deemed to have taken place on the immediately next Business Day following the actual delivery.

     All notices or communications shall be in writing.

     Section 4.4    Amendment.  The provisions of this Note may not be amended,
                    ---------
modified or waived except by an instrument in writing signed by the Issuers and the Holder.

     Section 4.5    Governing Law and Jurisdiction.  This Note is governed by
                    ------------------------------
and shall be construed in accordance with the internal laws of the State of New York, United States of America, without regard to the conflicts of laws provisions thereof. Each of the Issuers and the Holder by accepting this Note agree that any legal action, suit or proceeding arising out of or relating to this Note may be brought in the Courts of the State of New York or of the United States of America located in the Southern District of New York. By the execution and delivery of this Note, each of the Issuers and the Holder, as the case may be, submit to the non-exclusive jurisdiction of any such court in any such action, suit or proceeding. The Issuers and the Holder further agree to service of process by mailing copies of the process by registered mail to the address specified herein, and the Issuers and the Holder consent that the mailing of process in such manner will be deemed personal service and accepted as such, and will be valid and binding for all purposes of any such action, suit or proceeding.

     Section 4.6    No Adverse Interpretation of Other Agreements.  This Note
                    ----------------------------------------------
may not be used to interpret another indenture, loan or debt agreement of the Issuers. Any such indenture, loan or debt agreement may not be used to interpret this Note.

     Section 4.7    Enforcement Expenses.  The Issuers agree to pay to any
                    --------------------
Holder the reasonable costs and expenses incurred by such Holder in the enforcement of any provision in this Note, or the collection hereof (including costs and expenses incurred following the commencement of, and in connection with, any proceeding under any Bankruptcy Law), including reasonable fees and disbursements of counsel for such Holder.

     Section 4.8    Successors and Assigns; Registered Notes. All agreements of
                    ----------------------------------------
the Issuers in this Note shall bind their respective successors. The obligations of the Issuers under this Note may not be assigned without the prior written consent of the Holder.

          The Issuers shall maintain at the principal office of the Company a register (the "Register") in which the Issuers shall provide for the
               --------
registration of Notes and of transfers of Notes. The Issuers shall be entitled to treat the person designated as such in the Register as the Holder. Upon surrender for registration of transfer of any Note at the principal office of the Company, the Issuers shall, at their expense, execute and deliver one or more new Notes of like tenor, of denominations of one million dollars ($1,000,000) or integral multiples thereof, and of a like aggregate principal amount, registered in the name of such transferee or transferees. At the option of the Holder of any Note, such Note may be exchanged for other Notes of like tenor, of denominations of one million dollars ($1,000,000) or integral multiples thereof, and of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Company. Whenever any Notes are so surrendered for exchange, the Issuers shall, at their expense, execute and deliver the Notes which the Holder making the exchange is entitled to receive. Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the Holder or such Holder's attorney duly authorized in writing. Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange. Upon receipt of written notice from the holder of any Note of the loss, theft, destruction or mutilation of such Note and, in the case of any such loss, theft or destruction, upon receipt of such holder's unsecured indemnity agreement, or in the case of any such mutilation upon surrender and cancellation of such Note, the Issuers will make and deliver a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.

          The Notes have not been registered under the Securities Act and, notwithstanding the preceding paragraph, neither the Notes nor any interest therein may be sold or otherwise transferred except pursuant to a registration under said Act or either (i) to a person the transferor reasonably believes is a "qualified institutional buyer" as defined in Rule 144A under the Securities Act of 1933 (the "Securities Act"), in accordance with Rule 144A, or (ii) pursuant
              --------------
to another exemption from registration under the Securities Act (with a written opinion of counsel reasonably acceptable to the Company as to such exemption having been delivered to the Company prior to such transfer) and, in each case, in accordance with all applicable securities laws of the states of the United States. At the request of the Issuers, the Notes may bear a legend thereon to the following effect: "This Note has not been registered under the Securities Act of 1933, as amended, and may not be sold or otherwise transferred except pursuant to a registration under said Act or an exemption therefrom and in accordance with all applicable securities laws of the states of the United States and subject to the procedures set forth in this Note." Each initial Holder and each subsequent transferee, or any transferee of an interest in any Note, by accepting any Note or interest therein, acknowledges the restrictions on transfer thereof set forth in this Note and agrees that it will transfer this Note or any interest therein only as provided in this Note.

     Section 4.9    Information Required by Rule 144A.  Upon the request of the
                    ---------------------------------
Holder, each Issuer shall provide such Holder, and any qualified institutional buyer designated by such Holder, such financial and other information as such Holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of this Note, except at such times as such Issuer is subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934. For the purpose of this Section 4.9, the term "qualified institutional buyer" shall have the meaning specified in Rule 144A under the Securities Act.

     Section 4.10   Persons Deemed Owners; Participations.  Prior to due
                    -------------------------------------
presentment for registration of transfer, the Issuers may treat the person or entity in whose name any Note is registered as the owner and Holder of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and the Issuers shall not be affected by notice to the contrary. Subject to the preceding sentence, the Holder of any Note may from time to time grant participations in all or any part of such Note to any person or entity on such terms and conditions as may be determined by such Holder in its sole and absolute discretion.

     Section 4.11   Setoff.  Each Issuer acknowledges that the Holder has all
                    ------
rights of setoff and bankers' lien provided by applicable law.

     Section 4.12   Joint and Several.  The obligations of each of the Issuers
                    -----------------
under this Note is joint and several.

     Section 4.13   Severability.  In case any provision in this Note shall be
                    ------------
invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     Section 4.14   Headings, etc.  The headings of the Articles and Sections of
                    --------------
this Note have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.






     IN WITNESS WHEREOF, the Issuers have duly executed and delivered this Note on the date first above written.

                                   [MARVEL, INC.]
                                   MARVEL ENTERTAINMENT GROUP, INC.
                                   THE ASHER CANDY COMPANY
                                   FLEER CORP.,
                                   FRANK H. FLEER CORP.,
                                   HEROES WORLD DISTRIBUTION, INC.
                                   MALIBU COMICS ENTERTAINMENT, INC.
                                   MARVEL CHARACTERS, INC.
                                   MARVEL DIRECT MARKETING, INC.,
                                   SKYBOX INTERNATIONAL, INC.



                                   By:_________________________
                                        Name:
                                        Title:

                                                                       EXHIBIT 8



            ________________________________________________________



                       MAFCO LITIGATION TRUST AGREEMENT

                                 by and among

                       MARVEL ENTERTAINMENT GROUP, INC.,
                           THE ASHER CANDY COMPANY,
                                 FLEER CORP.,
                             FRANK H. FLEER CORP.,
                       HEROES WORLD DISTRIBUTION, INC.,
                       MALIBU COMICS ENTERTAINMENT, INC.
                            MARVEL CHARACTERS, INC.
                        MARVEL DIRECT MARKETING, INC.,
                          SKYBOX INTERNATIONAL INC.,
                                John J. Gibbons
                (solely in his capacity as chapter 11 trustee),

                                [MARVEL, INC.]

                                      and

                         [MAFCO LITIGATION TRUSTEE #1]
                         [MAFCO LITIGATION TRUSTEE #2]
                         [MAFCO LITIGATION TRUSTEE #3]


            ________________________________________________________



                         Dated as of __________, 1998

                               TABLE OF CONTENTS

                                                                                                 PAGE
                                                                                                 ----
DECLARATION OF TRUST............................................................................    2

ARTICLE I
      DEFINITIONS...............................................................................    3
          1.01      Certain Terms Defined.......................................................    3
          1.02      Meanings of Other Terms.....................................................    6

ARTICLE II
      MAFCO LITIGATION TRUSTEES' ACCEPTANCE.....................................................    6
          2.01      Acceptance..................................................................    6
          2.02      Purpose of MAFCO Litigation Trust...........................................    6
          2.03      Incidents of Ownership......................................................    7
          2.04      The Shared Privileges.......................................................    7

ARTICLE III
      BENEFICIARIES.............................................................................    8
          3.01      Beneficial Interests........................................................    8
          3.02      Rights of Beneficiaries.....................................................    9

ARTICLE IV
      DURATION AND TERMINATION OF MAFCO LITIGATION TRUST........................................    9
          4.01      Duration....................................................................    9
          4.02      No Termination by Beneficiaries.............................................   10
          4.03      Continuance of MAFCO Litigation Trust for Winding Up........................   10

ARTICLE V
      LITIGATION COSTS; REDUCTION OF JUDGMENT; COOPERATION;
      INDEPENDENT CAUSES OF ACTION; INDEMNIFICATION COSTS;
      DISTRIBUTIONS; ADMINISTRATION OF TRUST ESTATE.............................................   10
          5.01      Payment of Costs............................................................   10
          5.02      Reduction of Judgment; Cooperation..........................................   12
          5.03      Indemnification Costs.......................................................   12
          5.04      Distribution of Distributable Proceeds......................................   14
          5.05      Distributions Generally; Method of Payment; Undeliverable Property..........   14

ARTICLE VI
      TAX MATTERS................................................................................  15
      Treatment..................................................................................  15
      Allocation.................................................................................  15

ARTICLE VII
      POWERS OF AND LIMITATIONS ON THE MAFCO LITIGATION TRUSTEES.................................  15
          7.01      Powers of the MAFCO Litigation Trustees......................................  15
          7.02      Action by Majority...........................................................  17
          7.03      No Operations as an Investment Company, Trade or Business....................  17
          7.04      Investment of MAFCO Litigation Trust Moneys..................................  17

ARTICLE VIII
      CONCERNING THE MAFCO LITIGATION TRUSTEES...................................................  18
          8.01      Generally....................................................................  18
          8.02      Reliance by MAFCO Litigation Trustee.........................................  18
          8.03      Liability to Third Persons...................................................  19
          8.04      Nonliability of MAFCO Litigation Trustees for Acts of Others.................  19
          8.05      Indemnity....................................................................  19
          8.06      Bond.........................................................................  20

ARTICLE IX
      COMPENSATION OF MAFCO LITIGATION TRUSTEES..................................................  20
          9.01      Fees and Expenses............................................................  20

ARTICLE X
      MAFCO LITIGATION TRUSTEES AND SUCCESSOR MAFCO LITIGATION TRUSTEES..........................  20
          10.01     Generally....................................................................  20
          10.02     Resignation..................................................................  21
          10.03     Removal......................................................................  21
          10.04     Appointment of Successor MAFCO Litigation Trustee; Acceptance of
          Appointment by Successor MAFCO Litigation Trustee......................................  21

 ARTICLE XI
       CONCERNING THE BENEFICIARIES..............................................................  22
          11.01     No Suits by Beneficiaries....................................................  22
          11.02     Requirement of Undertaking...................................................  22

ARTICLE XII
      JURISDICTION...............................................................................  22
          12.01     Jurisdiction.................................................................  22

ARTICLE XIII
      ADMINISTRATION OF TRUST ESTATE............................................................   23
          13.01     Reports.....................................................................   23
          13.02     Fiscal Year.................................................................   23
          13.03     Books and Records...........................................................   23
          13.04     Newco Reports to MAFCO Litigation Trustee...................................   23

ARTICLE XIV
      MISCELLANEOUS PROVISIONS..................................................................   24
          14.01     Construction................................................................   24
          14.02     Severability................................................................   24
          14.03     Cooperation.................................................................   24
          14.04     Notices.....................................................................   24
          14.05     Headings....................................................................   25
          14.06     Counterparts................................................................   25

                       MAFCO LITIGATION TRUST AGREEMENT

     This MAFCO LITIGATION TRUST AGREEMENT, dated as of _____ __, 1998, is by and among Marvel Entertainment Group, Inc., The Asher Candy Company, Fleer Corp., Frank H. Fleer Corp., Heroes World Distribution, Inc., Malibu Comics Entertainment, Inc., Marvel Characters, Inc., Marvel Direct Marketing Inc., and Skybox International Inc., each (other than Marvel Characters, Inc. and Malibu Comics Entertainment, Inc.) being Delaware corporations and Marvel Characters, Inc. and Malibu Comics Entertainment, Inc. being California corporations (the "Marvel Debtors"), John J. Gibbons, solely in his capacity as chapter 11 trustee
---------------
for the Marvel Debtors, [Marvel, Inc.], a Delaware corporation ("Newco"), and _______________, _______________, and _______________, as trustees (the "MAFCO
                                                                         -----
Litigation Trustees").
-------------------

                                   RECITALS

     WHEREAS, on or about __________ __, 1998, the United States District Court for the District of Delaware (the "District Court") entered an order confirming
                                   --------------
the Fourth Amended Joint Plan of Reorganization Under Chapter 11 of the United States Bankruptcy Code, dated July __, 1998 (as such plan may hereafter be amended, restated or otherwise modified, the "Plan"), filed by certain of the
                                              ----
secured lenders of the Marvel Debtors and by Toy Biz, Inc. (which has since changed its name to [Marvel, Inc.]);

     WHEREAS, pursuant to Section 7.1(b) of the Plan, the Marvel Debtors have agreed to contribute to the MAFCO Litigation Trustees in trust (the "MAFCO
                                                                     -----
Litigation Trust") (A) all of their interests in any Causes of Action against
----------------
any of the MAFCO Defendants asserted in the District Court Complaint or which could have been asserted in the District Court Complaint (exclusive of all Causes of Action (x) pursuant to sections 510, 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code, (y) relating to any tax-sharing or other similar agreement or (z) against any person or entity released or exculpated under the
Plan) (the "MAFCO Litigation Claims") and (B) an interest, to be jointly shared
            -----------------------
by the MAFCO Litigation Trust with Newco, in the Marvel Debtors' right to the benefits of the attorney-client privilege, work-product immunity or other protection from disclosure with respect to the Shared Privilege Matters (as defined herein) (the "Shared Privileges");
                      -----------------

     WHEREAS, the Marvel Debtors, Newco and the MAFCO Litigation Trustees collectively acknowledge that, except as otherwise specifically provided or conditioned herein, the MAFCO Litigation Trust shall succeed to all rights and privileges heretofore enjoyed and preserved by the Marvel Debtors in connection with the MAFCO Litigation Claims;

     WHEREAS, the MAFCO Litigation Trustees and Newco have a joint interest in preserving and enhancing Newco's unfettered ability to defend and/or prosecute claims, in a manner so as to preserve and/or enhance Newco's going concern values;

     WHEREAS, the Marvel Debtors have requested that the MAFCO Litigation Trustees, and the MAFCO Litigation Trustees are willing to agree with the Marvel Debtors to, enforce the MAFCO Litigation Claims, if any, for the benefit of all holders of Allowed Unsecured Claims (other than Intercompany Claims and the LaSalle Claim), holders of Allowed Class Securities Litigation Claims, and holders of Allowed Equity Interests in Entertainment (collectively, the "Beneficiaries"), to prosecute, direct, settle or compromise any MAFCO
--------------
Litigation Claims on behalf of and for the benefit of the Beneficiaries, and to hold the Net MAFCO Litigation Proceeds, if any, in trust for the Beneficiaries, and distribute the Distributable Proceeds to the Beneficiaries, all on and subject to the terms set forth herein;

     WHEREAS, pursuant to Section 7.5(b) of the Plan, promptly after the execution and delivery of this MAFCO Litigation Trust Agreement, (i) the MAFCO Litigation Trustees and Newco will enter into that certain MAFCO Litigation Trust Loan Agreement (together with the promissory note and security agreement executed and delivered therewith, the "MAFCO Loan Agreement"), whereby Newco
                                       --------------------
will agree to make loans to the MAFCO Litigation Trustees for the benefit of the MAFCO Litigation Trust in an amount not to exceed, at any given time outstanding, One Million Dollars ($1,000,000) to be used by the MAFCO Litigation Trustees to fund Administrative Costs and Expenses, (ii) the MAFCO Litigation Trustees will execute and deliver to Newco a note (the "MAFCO Note") under which
                                                        ----------
the MAFCO Litigation Trust will be obligated to reimburse Newco for all sums advanced under the MAFCO Loan Agreement, and (iii) the MAFCO Litigation Trustees and Newco will enter into a Security Agreement (the "MAFCO Security Agreement")
                                                     ------------------------
whereby the MAFCO Litigation Trustees will pledge to Newco all of the MAFCO Litigation Trust Assets as security for the MAFCO Litigation Trust's obligations under the MAFCO Loan Agreement, the MAFCO Note and the MAFCO Security Agreement; and

     WHEREAS, the District Court shall have jurisdiction over the MAFCO Litigation Trust, the MAFCO Litigation Trustees and the MAFCO Litigation Claims, as provided herein and in the Plan.


                             DECLARATION OF TRUST

     NOW THEREFORE, in order to declare the terms and conditions hereof, and in consideration of the Recitals, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions of the Plan and this MAFCO Litigation Trust Agreement, the Marvel Debtors and John J. Gibbons (solely in his capacity as chapter 11 trustee for the Marvel Debtors), on behalf of the Marvel Debtors, have executed this MAFCO Litigation Trust Agreement and absolutely and irrevocably grant, assign, transfer, convey, and deliver to, and otherwise acknowledge that, the MAFCO Litigation Trustees, and their successors and assigns, succeed to, without representation, warranty or recourse (except the Marvel Debtors represent they have full rights to make the assignments herein), on behalf of and for the benefit of the Beneficiaries, (A) all right, title and interest of the Marvel Debtors in and to any and all MAFCO Litigation Claims and the proceeds therefrom and (B) the jointly shared interest in the Shared Privileges;

     TO HAVE AND TO HOLD unto the MAFCO Litigation Trustees and their successors in trust; and

     THE MAFCO LITIGATION TRUSTEES HEREBY ACCEPT such rights, properties and privileges assigned or transferred to them or otherwise realized by them, and the trust imposed upon them, and agree to retain and enforce the MAFCO Litigation Claims for the benefit of the Beneficiaries, and agree to their appointment as trustees hereunder for such purpose under section 1123(b)(3)(B) of the Bankruptcy Code and to hold the Distributable Proceeds in trust for the Beneficiaries;

     PROVIDED, HOWEVER, that upon termination of this MAFCO Litigation Trust in accordance with Section 4.01 hereof, this MAFCO Litigation Trust Agreement shall cease, terminate and be of no further force and effect and the then remaining Distributable Proceeds shall be distributed to the Beneficiaries in accordance with their interest therein as provided in Section 5.04 hereof.

     IT IS HEREBY FURTHER COVENANTED AND DECLARED, that the MAFCO Litigation Trust Assets are to be held and applied by the MAFCO Litigation Trustees solely for the benefit of the Beneficiaries and for no other party, subject to the further covenants, conditions and terms hereinafter set forth.


                                   ARTICLE I
                                  DEFINITIONS

     1.01 Certain Terms Defined. Terms defined in the Plan, and not otherwise defined herein, shall have the meanings ascribed to such terms in the Plan. For purposes of this MAFCO Litigation Trust Agreement, the following capitalized terms shall have the following meanings:

          "Administrative Costs and Expenses" means the administrative expenses
           ---------------------------------
of the MAFCO Litigation Trust, including, without limitation, the Professional Fees, taxes, bank charges, filing and registration fees, postage, telephone, facsimile, copying and messenger costs, and secretarial and administrative costs attendant to the maintenance of the MAFCO Litigation Trust and the responsibilities of the MAFCO Litigation Trustees hereunder, the fees of the MAFCO Litigation Trustees and any indemnification costs and expenses owing to any Indemnified Party under Section 8.05 hereof, but excluding any Indemnification Costs.

          "Beneficial Interests" has the meaning set forth in Section 3.01(a)
           --------------------
hereof.

          "Beneficiaries" has the meaning set forth in the Recitals hereto.
           -------------

          "Beneficiary List" has the meaning set forth in Section 13.03 hereof.
           ----------------

          "Communication" has the meaning applied thereto in Rule 26.3 of the
           -------------
Joint Civil Rules of the United States District Courts for the Southern and Eastern Districts of New York.

          "Designor" has the meaning set forth in Section 10.01 hereof.
           --------

          "Distributable Proceeds" means all Net MAFCO Litigation Proceeds and
           ----------------------
any investment income earned on MAFCO Litigation Trust Assets, net of all MAFCO Litigation Trust Costs to the extent not deducted in calculating Net MAFCO Litigation Proceeds.

          "District Court" has the meaning set forth in the Recitals hereto.
           --------------

          "District Court Complaint" means the complaint in Case No. 97-586
           ------------------------
(RRM) filed on October 30, 1997 in the District Court.

          "Document" has the meaning applied thereto in Rule 26.3 of the Joint
           --------
Civil Rules of the United States District Courts for the Southern and Eastern Districts of New York, and also includes any tape recording, electronic data, electronic mail message or other exchange of information between computers, and all information stored in an electronic form or computer data base.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.
           ------------

          "Exculpation Amount" has the meaning set forth in Section 5.02 hereof.
           ------------------

          "Indemnification Costs" has the meaning set forth in Section 5.03
           ---------------------
hereof.

          "Indemnified Parties" has the meaning set forth in Section 8.05
           -------------------
hereof.

          "MAFCO Defendants" means (i) Ronald O. Perelman, (ii) Mafco Holdings,
           ----------------
Inc., (iii) MacAndrews & Forbes Holdings, Inc., (iv) the Andrews Group, Inc.,
(v) Marvel IV Holdings, Inc., (vi) Marvel V Holdings, Inc., (vii) Four Star Holdings, Inc., (viii) William C. Bevins, (ix) Donald G. Drapkin, (x) Holdings I, (xi) Holdings II, (xii) Holdings III, (xiii) any individual who served prior to June 20, 1997 as a director of Entertainment, (xiv) any individual who served on or prior to April 24, 1997 as to Holdings I and Holdings II, or is presently serving or has ever served as to Holdings III, as a director, and (xv) any insider (other than a Releasing Party), Affiliate (other than a Releasing Party or an officer or director of Holdings I or Holdings II serving from and after April 24, 1997), director, employee, attorney (other than a Releasing Party), investment banker (other than a Releasing Party), or agent of any party identified in clauses (i) through (xiv) of this definition acting in such capacity in connection with the MAFCO Causes of Action and the LaSalle Action.

          "MAFCO Litigation Claims" has the meaning set forth in the Recitals
           -----------------------
hereto.

          "MAFCO Litigation Trust" has the meaning set forth in the Recitals
           ----------------------
hereto.

          "MAFCO Litigation Trust Agreement" means this litigation trust
           --------------------------------
agreement.

          "MAFCO Litigation Trust Assets" means the MAFCO Litigation Claims, the
           -----------------------------
Shared Privileges, the Distributable Proceeds, and all other property held from time to time by the MAFCO Litigation Trustees under this MAFCO Litigation Trust Agreement and any earnings thereon.

          "MAFCO Litigation Trust Costs" has the meaning set forth in Section
           ----------------------------
5.01 hereof.

          "MAFCO Litigation Trustee" has the meaning set forth in the first
           ------------------------
paragraph of this MAFCO Litigation Trust Agreement.

          "MAFCO Loan Agreement" has the meaning set forth in the Recitals
           --------------------
hereto.

          "MAFCO Note" has the meaning set forth in the Recitals hereto.
           ----------

          "MAFCO Security Agreement" has the meaning set forth in the Recitals
           ------------------------
hereto.

          "Marvel Debtors" has the meaning set forth in the first paragraph of
           --------------
this MAFCO Litigation Trust Agreement.

          "Net MAFCO Litigation Proceeds" means the gross proceeds derived from
           -----------------------------
the MAFCO Litigation Claims realized by the MAFCO Litigation Trust net of payment of all expenses of the MAFCO Litigation Trust including, without limitation, payment without duplication of all sums due and owing pursuant to the MAFCO Note.

          "Newco" has the meaning set forth in the first paragraph hereof.
           -----

          "Plan" has the meaning set forth in the Recitals hereto.
           ----

          "Plan Rate" means simple interest at the rate of seven percent (7%)
           ---------
per annum.

          "Professional Fees" means the fees and expenses of professionals
           -----------------
retained by the MAFCO Litigation Trustees on behalf of the MAFCO Litigation Trust (including, without limitation, attorneys, accountants and expert fees and expenses).

          "Shared Privileges" has the meaning set forth in the Recitals hereto.
           -----------------

          "Shared Privilege Matters" means Documents, information and
           ------------------------
Communications, the disclosure of which is protected under the attorney-client privilege, work product immunity or other protection from disclosure of the Marvel Debtors (or any of them) immediately prior to the consummation of the Plan, relating to the allegations in the District Court Complaint insofar as they relate to a claim or claims raised against the MAFCO Defendants in the District Court Complaint or any amendment thereof arising out of the same historical facts.

     1.02 Meanings of Other Terms. Except where the context otherwise requires, words importing the masculine gender include the feminine and the neuter, if appropriate, words importing the singular number shall include the plural number and vice versa and words importing persons shall include firms, associations, corporations and other entities. All references herein to Articles, Sections and other subdivisions, unless referring specifically to the Plan or provisions of the Bankruptcy Code, Bankruptcy Rules or other law, statute or regulation, refer to the corresponding Articles, Sections and other subdivisions of this MAFCO Litigation Trust Agreement, and the words "herein," "hereof" and "hereunder" and words of similar import refer to this MAFCO Litigation Trust Agreement as a whole and not to any particular Article, Section or subdivisions of this MAFCO Litigation Trust Agreement.


                                  ARTICLE II
                     MAFCO LITIGATION TRUSTEES' ACCEPTANCE

     2.01 Acceptance. The MAFCO Litigation Trustees accept the MAFCO Litigation Trust created by this MAFCO Litigation Trust Agreement and the transfer and assignment of the MAFCO Litigation Claims and the succession to the Shared Privileges, on behalf of and for the benefit of the Beneficiaries, and agree to observe and perform the trust, upon and subject to the terms and conditions set forth herein and in the Plan.

     2.02 Purpose of MAFCO Litigation Trust. The purpose of this MAFCO Litigation Trust is to implement part of Section 7 of the Plan by providing for the vesting in the MAFCO Litigation Trustees of the ownership of and the responsibility for the protection and conservation of the MAFCO Litigation Trust Assets on behalf of and for the benefit of the Beneficiaries. Such responsibility shall be limited to the initiation, retention, enforcement and settlement of any MAFCO Litigation Claims by the MAFCO Litigation Trustees on behalf of and for the benefit of the Beneficiaries, the collection of the Net MAFCO Litigation Proceeds, the execution, delivery of and performance under the MAFCO Loan Agreement, MAFCO Note and MAFCO Security Agreement, the repayment of the MAFCO Note as provided herein and therein, the repayment of any borrowings under Section 7.01(p) hereof, the temporary investment of Distributable Proceeds and other MAFCO Litigation Trust moneys as provided in Section 7.04 hereof, the payment of MAFCO Litigation Trust Costs, the making of any other payments provided to be made from the MAFCO Litigation Trust as set forth in the Plan and this MAFCO Litigation Trust Agreement, and the distribution of Distributable Proceeds to the Beneficiaries in accordance with the provisions of the Plan and this MAFCO Litigation Trust Agreement, in each case including the powers with respect thereto set forth in Article VII hereof.

     2.03 Incidents of Ownership. The Beneficiaries shall be the sole beneficiaries of the MAFCO Litigation Trust and the MAFCO Litigation Trustees shall retain only such incidents of ownership as are necessary to undertake the actions and transactions authorized herein on behalf of the Beneficiaries.

     2.04 The Shared Privileges. The MAFCO Litigation Trustees shall not obtain or disclose any Shared Privilege Matters except as set forth in this Section 2.04.

          (a) If the MAFCO Litigation Trustees desire access to Shared Privilege Matters, they shall request such matters from Newco in writing in a manner that identifies with reasonable specificity the particular Shared Privilege Matters sought (such as a request for the production of documents). Newco shall have no obligation to disclose or provide the MAFCO Litigation Trustees with access to the requested Shared Privilege Matters if Newco, in Newco's sole discretion, exercised in good faith, determines that the substance of the Shared Privilege Matters, if disclosed, could have an adverse economic effect (whether or not quantifiable) on Newco or its subsidiaries or on the business conducted by Newco or its subsidiaries. Within thirty (30) days of the later of the MAFCO Litigation Trustees' request or Newco's access to the documents requested, and subject to Section 2.04(b) below, Newco shall (a) provide the MAFCO Litigation Trustees with access to any Shared Privilege Matters requested by the MAFCO Litigation Trustees as to which Newco has not made the determination referred to in the preceding sentence and/or (b) notify the MAFCO Litigation Trustees, in writing, that it is denying access to some or all of the requested Shared Privilege Matters (the "Denial Notice"). Any
                                                    -------------
requested Shared Privilege Matter to which the MAFCO Litigation Trustees are denied access under this Section 2.04(a) shall be identified by Newco in writing with reasonable specificity (such as a privilege log in response to a request for the production of documents), which shall be provided to the MAFCO Litigation Trustees within thirty (30) days of the delivery of the Denial Notice. The MAFCO Litigation Trustees shall grant any reasonable request by Newco for an extension of the deadlines set forth in this paragraph.

          (b) If the custodian of any Shared Privilege Matter requested by the MAFCO Litigation Trustees under this Section 2.04 denies Newco access to that matter, the MAFCO Litigation Trustees may undertake, by application to a court of competent jurisdiction or otherwise, to arrange for Newco to be granted access to that matter. Newco shall have no further obligations (such as seeking an order compelling delivery) under this Section 2.04 with respect to Shared Privilege Matters to which it has been denied access, unless and until Newco is granted access to such Shared Privilege Matters. The MAFCO Litigation Trustees shall have no authority to undertake to gain direct access to Shared Privilege Matters to which Newco has been denied access. Any access of the MAFCO Litigation Trustees to those matters shall be gained only in accordance with Section 2.04(a) above.

          (c) Any out-of-pocket costs of producing or duplicating the Shared Privilege Matters requested under this Section 2.04 shall be paid by the MAFCO Litigation Trust as and when due, and Newco shall have no responsibility therefor.

          (d) The MAFCO Litigation Trustees will not have authority, without the written consent of Newco, to waive any Shared Privilege except to the extent that documents, information and communications have been specifically provided to the MAFCO Litigation Trustees by Newco. As to any documents, information and communications that Newco provides to the MAFCO Litigation Trustees under this
Section 2.04, Newco may not waive any Shared Privilege without the consent of the MAFCO Litigation Trustees.

          (e) Any controversies that may arise concerning Shared Privilege Matters or under this Section 2.04, including without limitation any dispute as to whether the exercise of Newco's discretion not to disclose any Shared Privilege Matters under Section 2.04(a) was in good faith, shall be resolved by the District Court. The parties hereto hereby submit to the District Court's jurisdiction to resolve all controversies under this Section 2.04. The parties further agree that the Shared Privilege Matters which are the subject of the dispute will be held privileged until the District Court has ruled.

          (f) No party hereto will argue, permit any person or entity under their control to argue or encourage any person or entity to argue in any forum that any waiver of any evidentiary privilege or immunity relating to the Shared Privilege Matters has heretofore occurred in connection with the Reorganization Cases or will occur by virtue of the implementation of the Plan, including the execution of this MAFCO Litigation Trust Agreement, and the parties shall not argue that any such waiver has occurred hereafter, except as such waiver may hereafter be made in accordance with the terms of this Section 2.04.


                                  ARTICLE III
                                 BENEFICIARIES

     3.01 Beneficial Interests.  (a) The beneficial interests (the "Beneficial
                                                                    ----------
Interests") in this MAFCO Litigation Trust will be beneficially owned by the
---------
Beneficiaries.

          (b) The Beneficial Interests of the Beneficiaries in the MAFCO Litigation Trust Assets will not be represented by any certificates, and may not be transferred or assigned except by will, the laws of intestacy or by other operation of law. Such Beneficial Interests will be evidenced only by this MAFCO Litigation Trust Agreement. The Beneficiaries will have no voting rights with respect to their beneficial interests or the management of the

MAFCO Litigation Trust Assets or otherwise under this MAFCO Litigation Trust Agreement except as explicitly provided herein. The Beneficiaries shall not have legal title to any part of the MAFCO Litigation Trust Assets. The Beneficiaries' sole right hereunder shall be the contingent right to receive a share of the MAFCO Litigation Trust Assets which may be payable to them as provided in
Section 5.04 hereof.

     3.02 Rights of Beneficiaries. Each Beneficiary shall be entitled to participation in the rights and benefits due to a Beneficiary hereunder according to its Beneficial Interest. Each Beneficiary shall take and hold the same subject to all the terms and provisions of this MAFCO Litigation Trust Agreement. The interest of a Beneficiary is hereby declared and shall be in all respects personal property. Upon the death of an individual who is a Beneficiary, his interest shall pass as personal property to his legal representative and such death shall in no way terminate or affect the validity of this MAFCO Litigation Trust Agreement. Upon the merger, consolidation or other similar transaction involving a Beneficiary that is not an individual, such Beneficiary's interest shall be transferred by operation of law and such transaction shall in no way terminate or affect the validity of this MAFCO Litigation Trust Agreement. Except as expressly provided hereunder, a Beneficiary shall have no title to, right to, possession of, management of or control of the MAFCO Litigation Trust. No widower, widow, heir or devisee of any individual who may be a Beneficiary and no bankruptcy trustee, receiver or similar person of any Beneficiary shall have any right, statutory or otherwise (including any right of dower, homestead or inheritance, or of partition, as applicable), in any property forming a part of the MAFCO Litigation Trust, but the whole title to all the MAFCO Litigation Trust's assets shall be vested in the MAFCO Litigation Trustees and the sole interest of the Beneficiaries shall be the rights and benefits given to such persons under this MAFCO Litigation Trust Agreement and the Plan.


                                  ARTICLE IV
              DURATION AND TERMINATION OF MAFCO LITIGATION TRUST

     4.01 Duration. The existence of this MAFCO Litigation Trust shall terminate five (5) years after the date hereof; provided, however, that the MAFCO Litigation Trustees may extend the term of this MAFCO Litigation Trust, provided that they receive District Court approval of such extension for good cause within six (6) months from the beginning of the extended term. Notwithstanding anything to the contrary in this MAFCO Litigation Trust Agreement, in no event shall the MAFCO Litigation Trustees unduly prolong the duration of the MAFCO Litigation Trust, and the MAFCO Litigation Trustees shall at all times endeavor to prosecute, direct, settle or compromise expeditiously the MAFCO Litigation Claims, so as to distribute the Distributable Proceeds to the Beneficiaries and terminate the MAFCO Litigation Trust as soon as practicable in accordance with this MAFCO Litigation Trust Agreement. Upon the termination of the existence of this MAFCO Litigation Trust, any MAFCO Litigation Claim which has not been prosecuted, settled, compromised or adjudicated by the MAFCO Litigation Trustees will be extinguished and neither Newco nor any Beneficiary shall have any rights or interest therein.

     4.02 No Termination by Beneficiaries. The MAFCO Litigation Trust may not be terminated by the Beneficiaries.

     4.03 Continuance of MAFCO Litigation Trust for Winding Up. (a) After the termination of the MAFCO Litigation Trust as provided in Section 4.01 and solely for the purpose of liquidating and winding up the affairs of the MAFCO Litigation Trust, the MAFCO Litigation Trustees shall continue to act as such until their duties have been fully performed. The MAFCO Litigation Trustees shall, upon the termination of the MAFCO Litigation Trust, distribute all Distributable Proceeds as provided in Section 5.04 hereof.

            (b) Upon the distribution of the Distributable Proceeds, the MAFCO Litigation Trustees shall retain the books, records and files which shall have been delivered to or created by the MAFCO Litigation Trustees. At the MAFCO Litigation Trustees' discretion, all of such records and documents may be destroyed at any time after two (2) years from the distribution of all Distributable Proceeds (unless such records and documents are necessary to fulfill the MAFCO Litigation Trustees' obligations pursuant to Section 13.01 hereunder). Except as otherwise specifically provided herein, upon the distribution of all Distributable Proceeds, the MAFCO Litigation Trustees shall be deemed discharged and have no further duties or obligations hereunder except to account to the Beneficiaries as provided in Section 13.01 hereof and as may be imposed on the MAFCO Litigation Trustees by virtue of Section 13.01 and
Article VI hereof.


                                   ARTICLE V
            LITIGATION COSTS; REDUCTION OF JUDGMENT; COOPERATION;
             INDEPENDENT CAUSES OF ACTION; INDEMNIFICATION COSTS;
                 DISTRIBUTIONS; ADMINISTRATION OF TRUST ESTATE

     5.01 Payment of Costs. (a) The MAFCO Litigation Trustees shall pay from the MAFCO Litigation Trust Assets all costs, expenses, charges, liabilities and obligations of the MAFCO Litigation Trust as contemplated by this MAFCO Litigation Trust Agreement and as required by law, including without limitation Administrative Costs and Expenses, the amounts due and payable with respect to the MAFCO Note and Indemnification Costs.

            (b) The MAFCO Litigation Trustees are hereby authorized and directed to execute and deliver with respect to the MAFCO Litigation Trust the MAFCO Loan Agreement, the MAFCO Note and the MAFCO Security Agreement. If the MAFCO Litigation Trust has inadequate funds to pay any Administrative Costs and Expenses that are then due and payable, the MAFCO Litigation Trustees may request a loan under the MAFCO Loan Agreement on behalf of the MAFCO Litigation Trust to pay such Administrative Costs and Expenses on the terms and subject to the conditions set forth in the MAFCO Loan Agreement, up to a maximum aggregate amount of borrowings outstanding at any one time of One Million Dollars ($1,000,000). Whenever reasonably requested to do so by Newco, the MAFCO Litigation Trustees shall execute and deliver UCC-1 financing statements and any other documents or instruments requested by Newco to evidence a perfected, first priority security interest in and lien against all of the MAFCO Litigation Trust Assets and the proceeds therefrom to secure repayment of the MAFCO Note, provided that any cash or other property received by Newco as a result of that security interest shall be applied or paid over by Newco in the priority provided in Section 5.01(c) below.

          (c) The costs and expenses of the MAFCO Litigation Trust will be paid out of the MAFCO Litigation Trust Assets in the following order of priority:

          (i) First, to the MAFCO Litigation Trustees in payment of the Administrative Costs and Expenses;

          (ii) Second, to the extent that the MAFCO Litigation Trust Assets are derived from sources other than advances under the MAFCO Loan Agreement, to Newco in reimbursement of any Indemnification Costs paid by Newco under Section 5.03 hereof;

          (iii) Third, to Newco in payment of any amounts advanced under the MAFCO Loan Agreement, and any accrued interest thereon, whether or not due and payable as provided in the MAFCO Loan Agreement;

          (iv) Fourth, subject to the subordination described in Section 5.03(a) hereof, to the payment of Indemnification Costs;

          (v) Fifth, to the payment of any other costs, expenses, charges, liabilities and obligations of the MAFCO Litigation Trust; and

          (vi) Sixth, in the discretion of the MAFCO Litigation Trustees, to the establishment of reasonable reserves for the payment of future Administrative Costs and Expenses and Indemnification Costs.

The amounts described in clauses (i) through (vi) above are hereinafter referred to as the "MAFCO Litigation Trust Costs." Notwithstanding anything to the
           ----------------------------
contrary herein, (x) upon any event of default under the MAFCO Loan Agreement or upon the maturity of the loan thereunder, the aggregate principal and interest outstanding under the MAFCO Loan Agreement shall be paid first out of the MAFCO Litigation Trust Assets before the payment of any other MAFCO Litigation Trust Costs hereunder and (y) if at any time the aggregate unpaid principal balance of the loans under the MAFCO Loan Agreement exceed the amount which Newco is obligated to advance under the MAFCO Loan Agreement, then an amount equal to such excess amount shall be paid first out of the MAFCO Litigation Trust Assets before the payment of any other MAFCO Litigation Trust Costs hereunder.

     5.02 Reduction of Judgment; Cooperation; Independent Causes of Action. It is the intention of the parties to this MAFCO Litigation Trust Agreement that no Exculpated Person shall have any liability to any person or entity, including without limitation, Contribution Bar Parties, including, without limitation, any liability with respect to claims in the nature of contribution or indemnification, however denominated or described, in connection with, arising out of or in any way related to MAFCO Litigation Claims or Covered Claims and that any such claims-over shall be satisfied as provided herein.

          (a) No Exculpated Person shall have any liability to any Contribution Bar Party for contribution or indemnification with respect to any asserted or threatened MAFCO Litigation Claim or Covered Claim, and the MAFCO Litigation Trust or the Covered Person, as applicable, (i) shall reduce and credit against any judgment it may obtain against any Contribution Bar Party in any action in connection with, arising out of, or which is in any way related to any MAFCO Litigation Claim or Covered Claim, the amount of any claim which any such Contribution Bar Party is found to have established against any Exculpated Person on whatsoever theory in any action involving MAFCO Litigation Claims or Covered Claims; and (ii) shall be deemed to have obtained, and in the context of a settlement, shall be obligated to use good faith efforts to obtain from any such Contribution Bar Party, for the benefit of any implicated Exculpated Persons a satisfaction in full of such Contribution Bar Party's claim against any such Exculpated Person.

          (b) Each Exculpated Person shall provide and cooperate in discovery in any action involving the MAFCO Litigation Trust or Covered Person and one or more of the Contribution Bar Parties, but shall retain all rights to object to discovery requests under applicable law, as if the Exculpated Person were named as a party to the action. In addition, neither the MAFCO Litigation Trust nor any Covered Person shall oppose the standing or right of any Contribution Bar Party to make any submission or argument to the court or the jury in any action involving the MAFCO Litigation Trust or Covered Person and one or more of the Contribution Bar Parties that seeks to account (in whole or in part) for the asserted responsibility of the Exculpated Person just as if they were parties to the action, including but not limited to the Contribution Bar Parties' right to assert that any Exculpated Person is fully or partially responsible for any claims asserted or relief sought in any such action; provided, however, that nothing herein shall preclude the MAFCO Litigation Trust or Covered Person from contesting on the merits the asserted responsibility of the Exculpated Person(s).

          (c) For avoidance of doubt, nothing contained in this MAFCO Litigation Trust Agreement shall preclude any person or entity from prosecuting or continuing to prosecute any Independent Cause of Action against any Exculpated Person and there shall be no rights of indemnification arising hereunder in connection with Independent Causes of Action.

          (d) The provisions of this Section 5.02 and the provisions of Section
5.03 hereof shall be binding on and inure to the benefit of all successors and assigns of the Marvel Debtors, the MAFCO Litigation Trust, Covered Persons, Exculpated Persons and Contribution Bar Parties.

     5.03 Indemnification Costs. (a) The MAFCO Litigation Trust agrees to indemnify and hold harmless each Exculpated Person from and against any and all liability (including fees and expenses of counsel and other professionals (other than any costs of internal personnel), amounts paid in judgment, penalty or otherwise) ("Indemnification Costs") with respect to claims-over on whatsoever
             ---------------------
theory (whether by way of third- or subsequent party complaint, cross-claim, separate action or otherwise) by any person or entity to recover in whole or in part any liability, direct or indirect, whether by way of judgment, penalty or otherwise, of any person or entity in connection with, arising out of, or which is in any way related to any MAFCO Litigation Claim. The MAFCO Litigation Trust's indemnity obligation under this Section 5.03 shall be subordinate to its obligation, up to one million dollars ($1,000,000), to (i) pay Administrative Costs and Expenses, (ii) reimburse Newco for any Indemnification Costs paid by it pursuant to this Section 5.03, (iii) pay Newco any amounts advanced under the MAFCO Loan Agreement, and any accrued interest thereon, whether or not due and payable as provided in the MAFCO Loan Agreement or in Section 5.01(b) hereof,
(iv) repay any additional borrowings as contemplated by Section 7.01(p) hereof, and (v) pay obligations pursuant to Section 8.05 hereof. For avoidance of doubt, nothing herein is intended to impose upon the MAFCO Litigation Trust any indemnification obligation with respect to Covered Claims that are not MAFCO Litigation Claims.

          (b) Newco hereby guarantees the payment of Indemnification Costs by the MAFCO Litigation Trust as set forth in Section 5.03(a).

          (c) Promptly after receipt by an Exculpated Person of notice of the commencement of any action referred to in Section 5.03(a), such Exculpated Person will give written notice to the MAFCO Litigation Trustees thereof, but the omission so to notify the MAFCO Litigation Trustees will not relieve the MAFCO Litigation Trust from any liability which it may have to any Exculpated Person otherwise than pursuant to the provisions of this Section 5.03 except to the extent the MAFCO Litigation Trust is materially prejudiced thereby. The MAFCO Litigation Trust shall have no liability for any cost or expense incurred by such Exculpated Person prior to the notification to the MAFCO Litigation Trustees of such action. In case any such action is brought against an Exculpated Person, and it notifies the MAFCO Litigation Trustees of the commencement thereof, the MAFCO Litigation Trustees will be entitled to participate in, and to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to the MAFCO Litigation Trustees, and after notice from the MAFCO Litigation Trustees to such Exculpated Person, the MAFCO Litigation Trust and Newco shall not, except as hereinafter provided, be responsible for any legal or other expenses subsequently incurred by the Exculpated Person in connection with the defense thereof. If separate counsel is required as to any such claim-over, the MAFCO

Litigation Trust agrees to pay for the reasonable fees and expenses of competent counsel selected by the Exculpated Person, subject to the approval of such counsel by the MAFCO Litigation Trustees and Newco, which approval will not be unreasonably withheld or delayed. The MAFCO Litigation Trust and Newco shall not be liable for any settlement of any such action or proceeding effected without its written consent, but if settled with its written consent, or if there be a final judgment for the plaintiff in any such action or proceeding, the MAFCO Litigation Trust agrees to indemnify and hold harmless such Exculpated Person from and against any loss or liability by reason of such settlement or judgment.

     5.04 Distribution of Distributable Proceeds. Subject to Section 5.05 hereof, following the resolution of all or a portion of any of the MAFCO Litigation Claims, whether by interim or final award or arbitrators decision, settlement, judgment, accounting or order (in each case, which is not subject to appeal or review by any tribunal or court), resulting in the collection of Net MAFCO Litigation Proceeds, and provided that (x) the MAFCO Litigation Trustees have paid all MAFCO Litigation Trust Costs incurred to date, (y) the MAFCO Litigation Trustees have terminated the MAFCO Loan Agreement with Newco and provided Newco with an instrument in form and substance reasonably satisfactory to Newco releasing Newco from any further liability to make advances under the MAFCO Loan Agreement to pay Administrative Costs and Expenses, and (z) the MAFCO Litigation Trust, after consultation with Newco, has established a reasonable reserve for all indemnity claims theretofore asserted pursuant to Section 5.03 hereof and sixty (60) days have elapsed since the MAFCO Litigation Trust notifies Newco in writing of the amount of the reserve and that it waives the right to prosecute any MAFCO Litigation Claims that it has not already begun to prosecute as of the date of such notice, the MAFCO Litigation Trustees shall distribute the remaining Distributable Proceeds as follows:

            (i) First, one hundred percent (100%) of such amounts shall be distributed to the Beneficiaries which are holders of Allowed Unsecured Claims pursuant to Section 4.4 of the Plan, until holders of Allowed Unsecured Claims have received four million five hundred thousand dollars ($4,500,000); and

            (ii) Thereafter, (A) thirty percent (30%) of such amounts shall be distributed to the Beneficiaries which are holders of Allowed Unsecured Claims pursuant to Section 4.4 of the Plan and (B) seventy percent (70%) of such amounts shall be distributed to the Beneficiaries which are holders of Allowed Class Securities Litigation Claims and Allowed Equity Interests in Entertainment pursuant to Sections 4.5 and 4.6(a) of the Plan.

     5.05   Distributions Generally; Method of Payment; Undeliverable Property.
(a) The amount of Distributable Proceeds shall be reasonably determined by the MAFCO Litigation Trustees prior to December 31st of each year commencing on the first December 31st following the first anniversary of the Consummation Date. All distributions of Net MAFCO

Litigation Proceeds pursuant to Section 5.04 shall be made at such times and in such amounts as shall be determined by the MAFCO Litigation Trustees. In no event shall any distribution be made to any Beneficiary unless all MAFCO Litigation Trust Costs incurred prior to the date of such distribution and then due and payable have been paid.

           (b) All amounts payable to a Beneficiary pursuant to this MAFCO Litigation Trust Agreement shall be paid by the MAFCO Litigation Trustees to such Beneficiary by check payable to such Beneficiary, mailed first class to the address of such Beneficiary appearing on the Beneficiary List. All payments required to be made by the MAFCO Litigation Trustees to the Beneficiaries shall be made in Cash denominated in U.S. dollars and, if in check form, drawn on a domestic bank selected by the MAFCO Litigation Trustees.

           (c) If any distribution to a Beneficiary of Distributable Proceeds is returned to the MAFCO Litigation Trust as undeliverable, no further distribution thereof shall be made to such Beneficiary unless and until the MAFCO Litigation Trust is notified in writing of such Beneficiary's then current address within the time period specified in Section 5.05(d). For purposes of this MAFCO Litigation Trust Agreement, undeliverable distributions shall include checks (as of the date of their issuance) sent to a Beneficiary, respecting distributions to such Beneficiary, which checks have not been cashed within six months following the date of issuance of such checks. Undeliverable distributions shall remain in the possession of the MAFCO Litigation Trust until the earlier of (i) such time as the relevant distribution becomes deliverable and (ii) the time period specified in Section 5.05(d).

           (d) Any Beneficiary that does not assert a claim for an undeliverable distribution of Distributable Proceeds held by the MAFCO Litigation Trust within one year after the date such distribution was originally made (but in no event longer than six months after all of the Distributable Proceeds have been distributed except for undeliverable distributions), shall no longer have any claim to or interest in such undeliverable distributions, and such undeliverable distributions shall revert to or remain in the MAFCO Litigation Trust and shall be redistributed to the applicable Beneficiaries in accordance with this MAFCO Litigation Trust Agreement.


                                  ARTICLE VI
                                  TAX MATTERS

     6.01 Treatment. For all federal income tax purposes, this MAFCO Litigation Trust shall be treated as a partnership, and the Beneficiaries shall be treated as partners. The MAFCO Litigation Trustees will file such tax returns and provide the Beneficiaries with such information statements as may be provided by law.

     6.02 Allocation. The MAFCO Litigation Trustees shall cause taxable income and taxable loss of the MAFCO Litigation Trust to be allocated among the Beneficiaries in such manner as it determines to equitably reflect such persons' share of taxable income and taxable loss, which allocations may reflect the sharing ratios described in Section 5.04.


                                  ARTICLE VII
          POWERS OF AND LIMITATIONS ON THE MAFCO LITIGATION TRUSTEES

     7.01 Powers of the MAFCO Litigation Trustees. Without limitation, but subject to the remaining provisions herein, the MAFCO Litigation Trustees shall be expressly authorized to:

           (a) execute any documents and take any other actions related to, or in connection with, the liquidation of the MAFCO Litigation Trust Assets and the exercise of the MAFCO Litigation Trustees' powers granted herein;

           (b) hold legal title to any and all rights of the Beneficiaries in or arising from the MAFCO Litigation Trust Assets;

           (c) protect and enforce the rights to the MAFCO Litigation Trust Assets vested in the MAFCO Litigation Trustees by this MAFCO Litigation Trust Agreement by any method deemed appropriate including, without limitation, by judicial proceedings or pursuant to any applicable bankruptcy, insolvency, moratorium or similar law and general principles of equity;

           (d) deliver the Distributable Proceeds to the Beneficiaries in accordance with this MAFCO Litigation Trust Agreement;

           (e) have exclusive power to initiate, prosecute, supervise and direct the MAFCO Litigation Claims; provided, however, that all MAFCO Litigation Claims shall be brought solely before the District Court, unless the District Court is found not to have jurisdiction;

           (f) have exclusive power to settle or otherwise compromise the MAFCO Litigation Claims, subject, however, to District Court approval;

           (g) file, if necessary, any and all tax information returns with respect to the MAFCO Litigation Trust and pay taxes properly payable by the MAFCO Litigation Trust, if any, and make distributions to the Beneficiaries net of such taxes;

           (h) make all necessary filings in accordance with any applicable law, statute or regulation, including, but not limited to, the Exchange Act;

           (i) determine and satisfy any and all ordinary course liabilities created, incurred or assumed by the MAFCO Litigation Trust;

           (j) pay all ordinary course expenses and make all other payment relating to the MAFCO Litigation Trust;

           (k) retain and pay professionals, including but not limited to attorneys, accountants and experts necessary to carry out its obligations hereunder, including, without limitation, the members of any professional services firm with which the MAFCO Litigation Trustees are affiliated;

           (l) invest moneys received by the MAFCO Litigation Trust or otherwise held by the MAFCO Litigation Trust in accordance with
           Section 7.04 hereof;

           (m) execute, deliver and perform its obligations under the MAFCO Loan Agreement, the MAFCO Note and the MAFCO Security Agreement;

           (n) provide the indemnification and exculpation, pay the MAFCO Litigation Trust Costs, maintain the books and records of the MAFCO Litigation Trust and prepare reports each as provided in herein, and engage in such other acts or actions as otherwise contemplated by this Agreement;

           (o) in the event that the MAFCO Litigation Trustee determine that the Beneficiaries or the MAFCO Litigation Trust may, will or have become subject to adverse tax consequences, in its sole discretion, take such actions that will, or are intended to, alleviate such adverse tax consequences;

           (p) borrow monies on terms and conditions reasonably acceptable to them provided that any obligation to repay such borrowings shall be junior to the MAFCO Note and unsecured; and

           (q)  establish appropriate reserves for Disputed Claims.

     7.02 Action by Majority. The MAFCO Litigation Trustees shall govern the MAFCO Litigation Trust by majority, and the signature of at least two of the MAFCO Litigation Trustees shall be required to bind the MAFCO Litigation Trust.

     7.03 No Operations as an Investment Company, Trade or Business. No part of the MAFCO Litigation Trust Assets shall be used or disposed of by the MAFCO Litigation Trustees in furtherance of any trade or business. The MAFCO Litigation Trustees shall, on behalf of the MAFCO Litigation Trust, hold the MAFCO Litigation Trust out as a trust in the process of liquidation and not as an investment company. The MAFCO Litigation Trustees shall be restricted to the enforcement on behalf of and for the benefit of the Beneficiaries of the MAFCO Litigation Claims, the payments and distribution of the Distributable Proceeds for the purpose set forth in this MAFCO Litigation Trust Agreement and the conservation and protection of the MAFCO Litigation Trust Assets and the administration thereof in accordance with the provisions of this MAFCO Litigation Trust Agreement.

     7.04 Investment of MAFCO Litigation Trust Moneys. The MAFCO Litigation Trustees shall invest the moneys received by the MAFCO Litigation Trust or otherwise held in the MAFCO Litigation Trust Estate in (i) short-term certificates of deposit or money market accounts maintained by or issued by domestic banks having in excess of $1 billion in capital and surplus and one of the two highest ratings given by both Moody's and Standard & Poors, (ii) insured demand deposit accounts or certificates of deposit maintained by or issued by any savings institution or commercial bank insured by the United States government or any agency thereof and (iii) short-term marketable direct obligations of, or guaranteed as to principal and interest by, the United States government or any agency thereof; provided, however, that the maturities of any of the foregoing shall not exceed 30 days.


                                  ARTICLE VII
                   CONCERNING THE MAFCO LITIGATION TRUSTEES

     8.01 Generally. Each of the MAFCO Litigation Trustees accepts and undertakes to discharge the MAFCO Litigation Trust created by this MAFCO Litigation Trust Agreement upon the terms and conditions hereof including, without limitation, the provisions of Section 2.04 hereof. Each of the MAFCO Litigation Trustees shall not have any liability for any of its acts or omissions in connection with the selection and hiring of professionals, or the initiation, prosecution, supervision, direction, compromising or settling of any MAFCO Litigation Claims, or the performance of any of its other duties hereunder, except in the case of its gross negligence or its own intentional and willful misconduct, and in no event shall a MAFCO Litigation Trustee be liable for any action taken in reliance upon the advice of professionals selected with due care in respect of the subject matter in question. Notwithstanding the foregoing, the MAFCO Litigation Trustees may, without liability to any MAFCO Litigation Trustee therefor, retain the services of any professional services firm with which a MAFCO Litigation Trustee is affiliated. The MAFCO Litigation Trustees shall maintain the chief executive office of the MAFCO Litigation Trust and the principal office where the records relating to the MAFCO Litigation Trust are maintained in the county of ___________, state of [Delaware].

     8.02 Reliance by MAFCO Litigation Trustee. Except as otherwise provided in this MAFCO Litigation Trust Agreement:

           (a) each MAFCO Litigation Trustee and the MAFCO Litigation Trustees collectively may rely and shall be protected in acting upon any resolution, statement, instrument, opinion, report, notice, request, consent, order or other paper or document reasonably believed by it or them to be genuine and to have been signed or presented by the proper party or parties;

           (b) each MAFCO Litigation Trustee and the MAFCO Litigation Trustees collectively may consult with independent legal counsel to be selected by it or them with due care and the advice or opinion of such counsel shall be full and complete personal protection to each MAFCO Litigation Trustee, the MAFCO Litigation Trustees collectively and agents of the MAFCO Litigation Trust in respect of any action taken or suffered by it or them in good faith and in reliance on, or in accordance with, such advice or opinion, including, without limitation, the advice or opinion of a member of any law firm with which any MAFCO Litigation Trustee is affiliated; and

           (c) persons dealing with the any MAFCO Litigation Trustee or the MAFCO Litigation Trustees collectively shall look only to the MAFCO Litigation Trust Assets to satisfy any liability incurred by each MAFCO Litigation Trustee or the MAFCO Litigation Trustees collectively to such person in carrying out the terms of this MAFCO Litigation Trust Agreement, and no MAFCO Litigation Trustee shall have any personal or individual obligation to satisfy any such liability.

     8.03 Liability to Third Persons. No Beneficiary shall be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the MAFCO Litigation Trust Assets or the affairs of the MAFCO Litigation Trust, and no MAFCO Litigation Trustee or agent of the MAFCO Litigation Trust shall be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the MAFCO Litigation Trust Assets or the affairs of this MAFCO Litigation Trust, except for its gross negligence or its own intentional and willful misconduct; and all such persons shall look solely to the MAFCO Litigation Trust Assets for satisfaction of claims of any nature arising in connection with affairs of the MAFCO Litigation Trust.

     8.04 Nonliability of MAFCO Litigation Trustees for Acts of Others. Nothing contained in this MAFCO Litigation Trust Agreement shall be deemed to be an assumption by any MAFCO Litigation Trustee of any of the liabilities, obligations or duties of any of the other parties hereto; and shall not be deemed to be or contain a covenant or agreement by any MAFCO Litigation Trustee to assume or accept any such liability, obligation or duty. Any successor MAFCO Litigation Trustee may accept and rely upon any accounting made by or on behalf of any predecessor MAFCO Litigation Trustee hereunder, and any statement or representation made as to the assets comprising the MAFCO Litigation Trust Assets or as to any other fact bearing upon the prior administration of the MAFCO Litigation Trust. A MAFCO Litigation Trustee shall not be liable for having accepted and relied upon such accounting, statement or representation if it is later proved to be incomplete, inaccurate or untrue. A MAFCO Litigation Trustee or successor MAFCO Litigation Trustee shall not be liable for any act or omission of any predecessor MAFCO Litigation Trustee, nor have a duty to enforce any claims against any predecessor MAFCO Litigation Trustee on account of any such act or omission.

     8.05 Indemnity. Each MAFCO Litigation Trustee and all MAFCO Litigation Trustees and its or their employees, officers, directors and principals (collectively, the "Indemnified Parties") shall be indemnified by the MAFCO
                    -------------------
Litigation Trust from any losses, claims, damages, liabilities or expenses (including, without limitation, reasonable attorneys' fees, disbursements and related expenses) which the Indemnified Parties may incur or to which the Indemnified Parties may become subject in connection with any action, suit, proceeding or investigation brought by or threatened against the Indemnified Parties other than for its own gross negligence, its recklessness or its own intentional or willful and wanton misconduct. Notwithstanding any provision herein to the contrary, the Indemnified Parties shall be entitled to obtain advances from the MAFCO Litigation Trust to cover their expenses of defending themselves in any action brought against them as a result of the acts or omissions of the MAFCO Litigation Trustee in its capacity as such, provided, however, that the Indemnified Parties receiving such advances shall repay the amounts so advanced to the MAFCO Litigation Trust upon the entry of a final order of any court of competent jurisdiction finding that such Indemnified Parties were not entitled to any indemnity under the provisions of this Section 8.05.

     8.06 Bond. No MAFCO Litigation Trustee shall be obligated to post a bond hereunder.


                                  ARTICLE IX
                   COMPENSATION OF MAFCO LITIGATION TRUSTEES

     9.01 Fees and Expenses. Each and all MAFCO Litigation Trustees shall be entitled to reimburse itself or themselves from the MAFCO Litigation Trust for all Administrative Costs and Expenses incurred by it or them in the performance of its or their duties in accordance with this MAFCO Litigation Trust Agreement. Each MAFCO Litigation Trustee shall be entitled to a fee of $15,000 per annum plus $1,000 for each meeting of the MAFCO Litigation Trust attended (but in no event to exceed, for each MAFCO Litigation Trustee, $35,000 in the aggregate in any one calender year), plus the reimbursement of its reasonable out-of-pocket expenses for its services as MAFCO Litigation Trustee hereunder.


                                   ARTICLE X
       MAFCO LITIGATION TRUSTEES AND SUCCESSOR MAFCO LITIGATION TRUSTEES

     10.01 Generally. The Equity Committee, the Creditors Committee, and the Trustee (each a "Designor") shall designate the MAFCO Litigation Trustees, as
                 --------
follows: one of the MAFCO Litigation Trustees shall be designated by the Equity Committee, one of the MAFCO Litigation Trustees shall be designated by the Creditors Committee, and one of the MAFCO Litigation Trustees shall be designated by the Trustee. The MAFCO Litigation Trustees shall initially be ______________ (designee of the Equity Committee), ______________ (designee of the Creditors Committee), and ______________ (designee of the Trustee). If a MAFCO Litigation Trustee shall ever change its name or reorganize, reincorporate or merge with or into or consolidate with any other entity, such MAFCO Litigation Trustee shall be deemed to be a continuing entity and shall continue to act as a MAFCO Litigation Trustee hereunder with the same liabilities, duties, powers, rights, titles, discretions and privileges as are herein specified for a MAFCO Litigation Trustee.

     10.02 Resignation. Each MAFCO Litigation Trustee may resign and be discharged from the trusts hereby created by giving at least thirty (30) days prior written notice thereof to each of the other MAFCO Litigation Trustees, the Beneficiaries and Newco. Such resignation shall become effective on the later to occur of (a) the date specified in such written notice, or (b) the effective date of the appointment of a successor MAFCO Litigation Trustee in accordance with Section 10.04 hereof and such successor's acceptance of such appointment.

     10.03 Removal. Any MAFCO Litigation Trustee may be removed, with or without cause, by its Designor. Such removal shall become effective on the later to occur of (a) the date such action is taken by the Designor or (b) the effective date of the appointment of a successor MAFCO Litigation Trustee in accordance with Section 10.04 hereof and such successor's acceptance of such appointment.

     10.04 Appointment of Successor MAFCO Litigation Trustee; Acceptance of
Appointment by Successor MAFCO Litigation Trustee.    The death, resignation,
removal, incompetency, bankruptcy or insolvency of a MAFCO Litigation Trustee shall not operate to terminate the MAFCO Litigation Trust created by this MAFCO Litigation Trust Agreement or to revoke any existing agency created pursuant to the terms of this MAFCO Litigation Trust Agreement or invalidate any action theretofore taken by any or all MAFCO Litigation Trustees. In any such event, a successor MAFCO Litigation Trustee shall be promptly selected by the Designor whose designee as MAFCO Litigation Trustee is the party to be succeeded, if that Designor is still in existence; otherwise, by the two remaining MAFCO Litigation Trustees. Any successor MAFCO Litigation Trustee appointed hereunder shall execute an instrument accepting its appointment and shall deliver one counterpart thereof to the District Court for filing, and, in case of a MAFCO Litigation Trustee's resignation, to the retiring MAFCO Litigation Trustee. Thereupon, such successor shall, without any further act, become vested with all the obligations, duties, powers, rights, title, discretion and privileges of its predecessor in the MAFCO Litigation Trust with like effect as if originally named MAFCO Litigation Trustee and shall be deemed appointed pursuant to Section 1123(b)(3)(B) of the Bankruptcy Code to retain and enforce any MAFCO Litigation Claims for the benefit of the Beneficiaries. The retiring MAFCO Litigation Trustee shall duly assign, transfer and deliver to such successor all property and money held by such retiring MAFCO Litigation Trustee hereunder and shall, as directed by the District Court or reasonably requested by such successor, execute and deliver an instrument or instruments conveying and transferring to such successor upon the trust herein expressed, all the obligations, duties, powers, rights, title, discretion and privileges of such retiring MAFCO Litigation Trustee.


                                  ARTICLE XI
                         CONCERNING THE BENEFICIARIES

     11.01 No Suits by Beneficiaries. No Beneficiary shall have any right by virtue of any provision of this MAFCO Litigation Trust Agreement to institute or participate in any action or proceeding at law or in equity against any party other than the MAFCO Litigation Trustee with respect to the MAFCO Litigation Claims.

     11.02 Requirement of Undertaking. The MAFCO Litigation Trustees, singly or collectively, may request the District Court to require, in any suit for the enforcement of any right or remedy under this MAFCO Litigation Trust Agreement, or in any suit against a MAFCO Litigation Trustee or MAFCO Litigation Trustees for any action taken or omitted by it or them as MAFCO Litigation Trustee(s), the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, including reasonable attorneys' fees, against any party litigant in such suit; provided, however, that the provisions of this Section 11.02 shall not apply to any suit by a MAFCO Litigation Trustee or MAFCO Litigation Trustees.


                                  ARTICLE XII
                                 JURISDICTION

     12.01 Jurisdiction. The parties agree that the District Court shall have jurisdiction over the MAFCO Litigation Trust, the MAFCO Litigation Trustees, the MAFCO Litigation Claims and the remaining MAFCO Litigation Trust Assets, including, without limitation, jurisdiction to determine all controversies and disputes arising under or in connection with this MAFCO Litigation Trust Agreement. Notwithstanding the foregoing, nothing contained herein shall be construed as limiting the right of the MAFCO Litigation Trust to assert any MAFCO Litigation Claim to which it has title in any court of competent jurisdiction. The MAFCO Litigation Trustees shall have the power and authority to bring any action in the District Court to prosecute the MAFCO Litigation Claims as provided in Section 7.01. The District Court shall have the authority to construe and interpret this MAFCO Litigation Trust Agreement and to establish, amend and revoke rules and regulations for the administration of this MAFCO Litigation Trust, including, but not limited to, correcting any defect or supplying any omission, or reconciling any inconsistency in this MAFCO Litigation Trust Agreement, in the manner and to the extent it shall deem necessary or advisable to make this MAFCO

Litigation Trust fully effective, and all decisions and determinations by the District Court in the exercise of this power shall be final and binding upon the MAFCO Litigation Trustees, Newco and the Beneficiaries.


                                  ARTICLE XII
                        ADMINISTRATION OF TRUST ESTATE

     13.01 Reports.  The MAFCO Litigation Trustees shall file with the District
Court: (a) within 45 days after the end of each first and third fiscal quarter, an unaudited semi-annual financial report for the previous fiscal half-year regarding the financial condition and results of operations of the MAFCO Litigation Trust for such fiscal half-year, (b) within 90 days after the end of each fiscal year, an unaudited annual financial report regarding the financial condition and results of operation of the MAFCO Litigation Trust, including a statement of receipts and disbursements and a report on changes in the MAFCO Litigation Trustees, if any, and (c) within 45 days after the end of each first and third fiscal quarter, a semi-annual report concerning the status of all MAFCO Litigation Claims which have been filed, including material developments, such as settlements and other material events. The MAFCO Litigation Trustee shall provide a copy of such reports to the Equity Committee if the Equity Committee is still in existence, to the Creditors Committee if the Creditors Committee is still in existence, and to any Beneficiary at such Beneficiary's request and cost. If the MAFCO Litigation Trust becomes subject to the registration requirements of the Exchange Act, the MAFCO Litigation Trustees shall cause the MAFCO Litigation Trust to register pursuant to, and comply with the applicable reporting requirements of, the Exchange Act and will issue reports to Beneficiaries in accordance therewith.

     13.02 Fiscal Year. The fiscal year of the MAFCO Litigation Trust shall be the calendar year.

     13.03 Books and Records. The MAFCO Litigation Trustees shall maintain, in respect of the MAFCO Litigation Trust and the Beneficiaries, a list of the names and addresses of the Beneficiaries (the "Beneficiary List"), and books and
                                         ----------------
records relating to the assets and the income of the MAFCO Litigation Trust and the payment of expenses of the MAFCO Litigation Trust, in such detail and for such period of time as may be necessary to enable it to make full and proper reports in respect thereof in accordance with the provisions of Section 13.01 and Article VI hereof and to comply with applicable provisions of law. Each Beneficiary shall be responsible for providing the MAFCO Litigation Trustees with written notice of any change in address. The MAFCO Litigation Trustees are not obligated to make any effort to determine the correct address of a Beneficiary and may, until otherwise advised in writing by any Beneficiary, rely upon the Beneficiary List.

     13.04 Newco Reports to MAFCO Litigation Trustee. Newco shall provide the MAFCO Litigation Trustees with periodic reports of the status of claims resolutions (no less frequently than monthly during the first six months after the Consummation Date and no less frequently than quarterly thereafter until all claims have been resolved by the District Court) and such other information relating thereto as the MAFCO Litigation Trustees shall reasonably request.


                                  ARTICLE XIV
                           MISCELLANEOUS PROVISIONS

     14.01 Construction. This MAFCO Litigation Trust Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and the United States of America; provided that the MAFCO Litigation Trust and any interpretation or enforcement of the provisions of this MAFCO Litigation Trust Agreement shall be subject to the jurisdiction of the District Court as contemplated by Article XII hereof. The MAFCO Litigation Trustees' interpretation of the provisions of this MAFCO Litigation Trust Agreement and the provisions of the Plan as they relate to the prosecution of the MAFCO Litigation Claims shall be deemed conclusive in the absence of a contrary interpretation of the District Court.

     14.02 Severability. In the event any provision of this MAFCO Litigation Trust Agreement or the application thereof to any person or circumstances shall be determined by a final order of a court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this MAFCO Litigation Trust Agreement or the application of such provision to persons or circumstances or in jurisdictions other than those as to or in which it is held or unenforceable, shall not be affected thereby, and each provision of this MAFCO Litigation Trust Agreement shall be valid and enforced to the fullest permitted by law.

     14.03 Cooperation. Newco shall provide the MAFCO Litigation Trustees, at no cost to the MAFCO Litigation Trustees, the MAFCO Litigation Trust or the Beneficiaries, with such access to its and its subsidiaries' books, records and employees as the MAFCO Litigation Trustees may reasonably request during regular business hours for the purpose of performing its duties and exercising its duties hereunder, including, without limitation, by providing documents and making its officers, directors and employees available to provide testimony and otherwise to assist the MAFCO Litigation Trustees in prosecuting the MAFCO Litigation Claims; provided that copying costs, if any, shall be paid by the MAFCO Litigation Trust as an Administrative Cost and Expense.

     14.04 Notices. Any notice or other communication required or permitted to be made in accordance with this MAFCO Litigation Trust Agreement shall be in writing and shall be deemed to have been sufficiently given, for all purposes, if delivered personally or by telex or other telegraphic means or mailed by first class mail:

            (i) if to the MAFCO Litigation Trustees, __________________, attention: ________________.

            (ii) if to Newco, at 685 Third Avenue, New York, New York 10017, attention: Corporate Secretary, with a copy to Battle Fowler, LLP, 75 East 55th Street, New York, New York, 10022, attention: Lawrence Mittman, Esq.

            (iii) if to any Beneficiary, to such Beneficiary at the address set forth in the Beneficiary List.

            (iv) if to the Creditors Committee, to Willkie, Farr & Gallagher, 787 Seventh Avenue, New York, New York 10022, attention:
                   _________________.

Any party to this MAFCO Litigation Trust Agreement may change its address for the above purposes by notifying in writing the other parties of such change in address.

     14.05 Headings. The headings contained in this MAFCO Litigation Trust Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this MAFCO Litigation Trust Agreement or of any term or provision hereof.

     14.06 Counterparts. This MAFCO Litigation Trust Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

           IN WITNESS WHEREOF, the parties hereto have executed this MAFCO Litigation Trust Agreement or caused this MAFCO Litigation Trust Agreement to be duly executed by their respective officers and the MAFCO Litigation Trustees herein have executed this MAFCO Litigation Trust Agreement, as MAFCO Litigation Trustees, effective as of the date first above written.

                                      MARVEL ENTERTAINMENT GROUP, INC.


                                      By:_______________________________________
                                      Name:
                                      Title:

                                      THE ASHER CANDY COMPANY


                                      By:_______________________________________
                                      Name:
                                      Title:


                                      FLEER CORP.


                                      By:_______________________________________
                                      Name:
                                      Title:


                                      FRANK H. FLEER CORP.


                                      By:_______________________________________
                                      Name:
                                      Title:


                                      HEROES WORLD DISTRIBUTION, INC.


                                      By:_______________________________________
                                      Name:
                                      Title:


                                      MALIBU COMICS ENTERTAINMENT, INC.


                                      By:_______________________________________
                                      Name:
                                      Title:

                                      MARVEL CHARACTERS, INC.


                                      By:_______________________________________
                                      Name:
                                      Title:


                                      MARVEL DIRECT MARKETING, INC.


                                      By:_______________________________________
                                      Name:
                                      Title:


                                      SKYBOX INTERNATIONAL INC.


                                      By:_______________________________________
                                      Name:
                                      Title:



                                      By:_______________________________________
                                           John J. Gibbons, solely in his
                                           capacity as chapter 11 trustee for
                                           the Marvel Debtors



                                      [MARVEL, INC.]


                                      By:_______________________________________
                                      Name:
                                      Title:

                                      [MAFCO LITIGATION TRUSTEE #1]



                                      By:_____________________________________



                                      [MAFCO LITIGATION TRUSTEE #2]



                                      By:_____________________________________



                                      [MAFCO LITIGATION TRUSTEE #3]


                                      By:_____________________________________

                                                                       EXHIBIT 9



                     MAFCO LITIGATION TRUST LOAN AGREEMENT

                          dated as of ________, 1998

                                by and between

                              __________________,
                              __________________,
                                      and
                              __________________,
                     solely as trustees under that certain
           MAFCO Litigation Trust Agreement, dated the date hereof,
     establishing a trust for the benefit of the beneficiaries thereunder

                                      and

                                [Marvel, Inc.],
                            a Delaware corporation

                               TABLE OF CONTENTS

                                                                                                    Page
                                                                                                    ----
ARTICLE I

     DEFINITIONS...................................................................................    2
     Section  1.1  Definitions.....................................................................    2
     Section 1.2  Exhibits.........................................................................    4

ARTICLE II

     AMOUNT AND TERMS OF LOANS.....................................................................    5
     Section 2.1  Commitment.......................................................................    5
     Section 2.2  Authorization and Issuance of Note...............................................    5
     Section 2.3  Interest Rates; Payment of Principal and Interest on Facility....................    6
     Section 2.4  Computation of Interest; Maximum Interest Rate...................................    6
     Section 2.5  Voluntary Prepayments............................................................    6
     Section 2.6  Mandatory Prepayments............................................................    7
     Section 2.7  Holidays.........................................................................    7
     Section 2.8  Time and Place of Payments.......................................................    7

ARTICLE III

     AFFIRMATIVE COVENANTS OF THE BORROWER.........................................................    7
     Section 3.1  Notice of Certain Events.........................................................    7
     Section 3.2  Taxes............................................................................    7
     Section 3.3  Further Assurances...............................................................    7

ARTICLE IV

     NEGATIVE COVENANTS OF THE BORROWER............................................................    8
     Section  4.1  Debt............................................................................    8
     Section 4.2  Liens............................................................................    8
     Section 4.3  Borrower's Activities............................................................    8
     Section 4.4  Use of Proceeds..................................................................    9
     Section 4.5  Restrictions on Fundamental Changes..............................................    9
     Section 4.6  Distributions....................................................................    9

ARTICLE V

     EVENTS OF DEFAULT.............................................................................    9
     Section  5.1  Events of Default...............................................................    9

Section 5.2  Remedies..............................................................................   10

ARTICLE VI

     MISCELLANEOUS.................................................................................   11
     Section  6.1  Waivers; Modifications in Writing...............................................   11
     Section 6.2  Failure or Delay; Limitation on Liability........................................   11
     Section 6.3  Notices, etc.....................................................................   11
     Section 6.4  Binding Effect...................................................................   12
     Section 6.5  Headings.........................................................................   12
     Section 6.6  Execution in Counterparts........................................................   12
     Section 6.7  Governing Law; Jurisdiction......................................................   13
     Section 6.8  Severability of Provisions.......................................................   13
     Section 6.9  Survival of Agreements, Representations and Warranties...........................   13
     Section 6.10  Complete Agreement..............................................................   13

Exhibits

Exhibit A  -  Form of Note
Exhibit B  -  Form of Security Agreement

                     MAFCO LITIGATION TRUST LOAN AGREEMENT

     This MAFCO Litigation Trust Loan Agreement is made as of the __ day of ______, 1998, by and between [Marvel, Inc.], a Delaware corporation, and
___________, ___________, and ___________, solely as trustees under that certain
MAFCO Litigation Trust Agreement, dated the date hereof, establishing a trust for the benefit of the beneficiaries thereunder.


                             PRELIMINARY STATEMENT

     On or about __________ __, 1998, the United States District Court for the District of Delaware (the "District Court") entered an order confirming the Fourth Amended Joint Plan of Reorganization Under Chapter 11 of the United States Bankruptcy Code, dated July __, 1998 (as may thereafter be amended, restated or otherwise modified, the "Plan"), filed by certain of the secured creditors of Marvel Entertainment Group, Inc., The Asher Candy Company, Fleer Corp., Frank H. Fleer Corp., Heroes World Distribution, Inc., Malibu Comics Entertainment, Inc., Marvel Characters, Inc., Marvel Direct Marketing Inc., and Skybox International Inc. (the "Marvel Debtors") and by Toy Biz, Inc. (which has since changed its name to [Marvel, Inc.]).

     Pursuant to the Plan and that certain MAFCO Litigation Trust Agreement (the "Litigation Trust Agreement"), dated the date hereof, among the Marvel Debtors, John J. Gibbons (solely in his capacity as chapter 11 trustee for the Marvel Debtors), the Trustees and the Lender, (i) the Marvel Debtors have contributed to the Trustees in trust all of their interests in any Causes of Action derived from claims against against any of the MAFCO Defendants asserted in the District Court Complaint or which could have been asserted in the District Court Complaint (exclusive of all Causes of Action (x) pursuant to sections 510, 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code, (y) relating to any tax-sharing or other similar agreement or (z) against any person or entity released or exculpated under the Plan) (the "Litigation Claims") and (ii) the Trustees have agreed to enforce the Litigation Claims, if any, for the benefit of all holders of Allowed Unsecured Claims (other than Intercompany Claims and the LaSalle Claim), holders of Allowed Class Securities Litigation Claims and holders of Allowed Equity Interests in Entertainment (collectively, the "Beneficiaries") and to hold the Net MAFCO Litigation Proceeds, if any, in trust for the Beneficiaries; any litigation claims (x) relating to any tax-sharing or other similar agreement or (y) against any person or entity released or exculpated under the Plan, will remain the property of the applicable Marvel Debtor.

     The Trust has been created pursuant to the Litigation Trust Agreement for the sole purpose of coordinating the prosecution, direction, settlement or expeditious compromise of any Litigation Claims on behalf of and for the benefit of the Beneficiaries and to distribute the proceeds to the Beneficiaries in accordance therewith.

     Pursuant to Section 7.5(b) of the Plan and this Agreement, the Lender has agreed to provide loans to the Trust in an aggregate amount not to exceed, at any given time, One Million Dollars ($1,000,000), to be used by the Trustees to pay certain costs of the Trust, on the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants, conditions and provisions as hereinafter set forth, the parties hereto agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

          Section 1.1    Definitions.   Terms defined in the Plan, and not
                         -----------
otherwise defined herein, shall have the meanings ascribed to such terms in the Plan. For purposes of this Agreement, the following capitalized terms shall have the following meanings:

          "Agreement" means this Loan Agreement between the Borrower, on the one
           ---------
hand, and the Lender, on the other hand, together with all exhibits and schedules hereto and any and all amendments, extensions or supplements hereto.

          "Beneficiaries" has the meaning set forth in the Preliminary
           -------------
Statement.

          "Borrower" means the Trust.
           --------

          "Borrowing" means a borrowing under this Agreement consisting of a
           ---------
Loan or Loans made by the Lender to the Borrower.

          "Business Day" means a day which is not a Saturday or Sunday and on
           ------------
which major commercial banks are open for business in New York, New York.

          "Collateral" shall have the meaning ascribed thereto under the
           ----------
Security Agreement.

          "Commitment" means the total amount of the Lender's commitment
           ----------
hereunder to extend credit to the Borrower by means of Loans.

          "Commitment Termination Date" means the earlier of (i) ________, 2003,
           ---------------------------
(ii) the date upon which the Trustees terminate the Commitment by notice to the Lender and (iii) the date of the first distribution by the Trust to the Beneficiaries.

          "Debt" means (a) all obligations of the Borrower for borrowed money,
           ----
(b) all obligations of the Borrower evidenced by bonds, debentures, notes or other similar instruments, and (c) all obligations or liabilities of others secured by a Lien on any asset owned by the Borrower.

          "District Court" has the meaning set forth in the Preliminary
           --------------
Statement.

          "Event of Default" shall have the meaning set forth in Section 5.1 of
           ----------------
this Agreement.

          "GAAP" means generally accepted accounting principles set forth in the
           ----
opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

          "Lender" means [Marvel, Inc.], a Delaware corporation, and its
           ------
successors and assigns.

          "Lien" means any lien, mortgage, pledge, security interest, charge or
           ----
encumbrance of any kind (including any conditional sale or other title retention agreement or any lease in the nature thereof) and any agreement to give or refrain from giving any lien, mortgage, pledge, security interest, charge or other encumbrance of any kind.

          "Litigation Claims" has the meaning set forth in the Preliminary
           -----------------
Statement.

          "Litigation Trust Agreement" has the meaning set forth in the
           --------------------------
Preliminary Statement.

          "Loan" and "Loans" means the loans to be made by the Lender to the
           ----       -----
Borrower pursuant to Article II of this Agreement.

          "Loan Documents" means the Security Agreement, the Note and any and
           --------------
all other documents, agreements or instruments executed or delivered therewith by the Borrower in connection with the closing of the transactions contemplated by this Agreement, including Uniform Commercial Code financing statements.

          "Marvel Debtors" has the meaning set forth in the Preliminary
           --------------
Statement.

          "Maturity Date" means the earlier to occur of (i) _________, 2003 and
           -------------
(ii) the date of the first distribution by the Trust to the Beneficiaries.

          "Note" means the grid promissory note, substantially in the form of
           ----
Exhibit A attached hereto, executed by the Borrower to the order of the Lender
---------
and evidencing the obligation of the Borrower to repay the Loans made by the Lender hereunder.

          "Person" means natural persons, corporations, partnerships, trusts,
           ------
associations, estates, organizations, governmental divisions, agencies or authorities, firms or entities.

          "Plan" has the meaning set forth in the Preliminary Statement.
           ----

          "Professional Fees" means fees and expenses of professionals retained
           -----------------
by the Trustees on behalf of the Trust (including, without limitation, attorneys, accountants and expert fees and expenses).

          "Security Agreement" means that certain Security Agreement, dated as
           ------------------
of the date hereof, between the Borrower, on the one hand, and the Lender, on the other hand, substantially in the form of Exhibit B attached hereto.
                                             ---------

          "Trust" means the trust established for the Beneficiaries pursuant to
           -----
the Litigation Trust Agreement.

          "Trust Costs" means the administrative expenses of the Trust,
           -----------
including, without limitation, Professional Fees, taxes, bank charges, filing and registration fees, postage, telephone, facsimile, copying and messenger costs, and secretarial and administrative costs attendant to the maintenance of the Trust and the responsibilities of the Trustees thereunder, the fees of the Trustees and any indemnification costs and expenses owing to any indemnified party under Section 8.05 of the Litigation Trust Agreement, but excluding any Indemnification Costs (as defined in the Litigation Trust Agreement).

          "Trustees" means [____________], [____________], and [____________],
           --------
solely as trustees under the Trust, and their successors appointed pursuant to the Litigation Trust Agreement.

          "Unmatured Event of Default" means an event, act or occurrence which
           --------------------------
with the giving of notice or the passage of time (or both) could become an Event of Default.

          Section 1.2    Exhibits.   All of the exhibits and schedules attached
                         --------
to this Agreement shall be deemed incorporated herein by reference.

                                  ARTICLE II

                           AMOUNT AND TERMS OF LOANS
                           -------------------------

          Section 2.1    Commitment.
                         ----------

          (a) Subject to the terms and conditions hereof, the Lender agrees, prior to the Commitment Termination Date, to make loans to the Borrower from time to time in an aggregate principal amount at any time outstanding not to exceed One Million Dollars ($1,000,000).

          (b) Notwithstanding the foregoing, the Lender shall not be required to make any loan hereunder if:

          (i) after giving effect to such loan, the aggregate outstanding principal amount of all Borrowings hereunder would exceed One Million Dollars ($1,000,000); or

          (ii) an Event of Default exists, or an event has occurred which, with the giving of notice or the passage of time, or both, would become an Event of Default.

          (c) Borrower shall give the Lender notice of the date of each requested Borrowing hereunder, which notice shall be irrevocable and effective upon receipt by the Lender. Each such request for a Borrowing shall be furnished to the Lender at least five Business Days prior to the requested date of funding, and must (i) contain a representation by the Borrower that the Borrower does not have sufficient funds to pay Trust Costs payable within the next thirty days and has made no distributions to the Beneficiaries, (ii) specify the amount of such requested Borrowing, (iii) contain a representation by Borrower that, as of the date thereof, there is no Event of Default nor any event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default, and (iv) include a copy of the invoice or invoices to be paid with such Borrowing or other supporting documentation with respect to such permitted use. Each Borrowing shall be in an amount of at least $50,000. The Lender shall make the Borrowing available to Borrower on or prior to the date specified in the request for Borrowing as the borrowing date in immediately available funds to the account specified by Borrower. Notwithstanding anything to the contrary herein, Borrowings shall be used by the Borrower solely to fund Trust Costs.

          Section 2.2    Authorization and Issuance of Note.   The Litigation
                         ----------------------------------
Trust Agreement has authorized the issuance by the Borrower of the Note in the principal amount of One Million Dollars ($1,000,000). On the date hereof, the Borrower is issuing the Note, payable to the order of the Lender, substantially in the form of Exhibit A attached hereto with appropriate insertions.
               ---------

          Section 2.3    Interest Rates; Payment of Principal and Interest on
                         ----------------------------------------------------
Facility.
--------

          (a) The obligation of the Borrower to repay the Loan shall be evidenced by the Note, which shall be payable to the order of the Lender at the Lender's office located at 685 Third Avenue, New York, New York 10017, or at such other office of the Lender as may be designated, from time to time, by the Lender, for the account of the Lender, not later than 12:00 p.m., eastern time, on the Maturity Date.

          (b) Each Loan shall bear simple interest, upon the unpaid principal balance thereof from the date advanced at 10% per annum. Interest due on the Loans shall be due and payable on the Maturity Date or early prepayment date. Unless prepaid in accordance with the terms hereof, the Borrower shall pay the principal amount of the Loans, without demand, on the Maturity Date.

          (c) The Lender shall, and is hereby authorized by the Borrower to, endorse on the schedule attached to the Note, or otherwise record in the Lender's internal records, an appropriate notation evidencing the date and amount of each Loan from the Lender, as well as the date and amount of each payment and prepayment with respect thereto; provided, however, that the failure
                                             --------  -------
of the Lender to make such a notation or any error in such notation shall not affect the obligation of the Borrower under the Note. The Lender's internal records shall be conclusive evidence of the amount of each Loan outstanding absent manifest error.

          Section 2.4    Computation of Interest; Maximum Interest Rate.
                         ----------------------------------------------

          (a) All computations of interest with respect to the Loans and all computations of interest due under Section 2.3 hereof for any period shall be calculated on the basis of a year of 365 or 366 days for the actual number of days elapsed in such period. Interest shall accrue from the first day of the making of a Loan to the date of repayment of such Loan in accordance with the provisions hereof.

          (b) Notwithstanding anything to the contrary contained in this Agreement, the Borrower shall not be obligated to pay, and the Lender shall not be entitled to charge, collect or receive, interest in excess of the maximum rate allowed by applicable law. With respect to the Note, during any period of time in which the interest rate specified therein exceeds such maximum rate, interest shall accrue and be payable at such maximum rate.

          Section 2.5    Voluntary Prepayments.
                         ---------------------

          (a) The Borrower shall have the right at any time to prepay the Loans, in whole or in part, without penalty or premium, subject to the right to reborrow as provided herein.

          (b) Any voluntary prepayments made pursuant to this Section 2.5 and any mandatory prepayments made pursuant to Section 2.6 shall be applied as follows: first, to
         -----
accrued and unpaid interest due on the principal amount being prepaid under the Note, and second, to the principal amount due under the Note.
          ------

          Section 2.6    Mandatory Prepayments.   The unpaid principal amount
                         ---------------------
of the Note, together with all accrued but unpaid interest thereon, shall be due and payable on the Commitment Termination Date.

          Section 2.7    Holidays.   Any principal or interest in respect of a
                         --------
Loan which would otherwise become due on a day other than a Business Day shall instead become due on the next succeeding Business Day and such adjustment shall be reflected in the computation of interest.

          Section 2.8    Time and Place of Payments.   The Borrower shall make
                         --------------------------
each payment on the Note by making, or causing to be made, the amount thereof available to the Lender in immediately available funds at the Lender's office at 685 Third Avenue, New York, New York 10017 not later than 12:00 p.m., eastern time, on the day of payment.


                                  ARTICLE III

                     AFFIRMATIVE COVENANTS OF THE BORROWER
                     -------------------------------------

          The Borrower covenants and agrees that, so long as any portion of the Commitment under this Agreement shall be in effect and until payment in full of the Loans and the Note, the Borrower shall perform each and all of the following:

          Section 3.1    Notice of Certain Events.   The Borrower shall furnish
                         ------------------------
or cause to be furnished to the Lender:

          (a) notice, as soon as practicable and, in any event, within five calendar days after the Borrower has knowledge of the occurrence of an Event of Default or any Unmatured Event of Default; and

          (b) with reasonable promptness, such other information and data with respect to the Borrower as from time to time may be reasonably requested by the Lender.

          Section 3.2    Taxes.  The Borrower agrees to pay promptly when due
                         -----
all taxes, assessments and governmental charges upon or against the Borrower or the Collateral in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith by appropriate proceedings.

          Section 3.3    Further Assurances.   At any time or from time to time
                         ------------------
upon the reasonable request of the Lender, the Borrower shall execute and deliver such further documents and do such other acts and things as the Lender may reasonably request in order to effect fully the purposes of this Agreement, the Note and the other Loan Documents and to provide for repayment of the Loans made hereunder with interest thereon in accordance with the terms of this Agreement and the Note.


                                  ARTICLE IV

                      NEGATIVE COVENANTS OF THE BORROWER
                      ----------------------------------

          The Borrower covenants and agrees that, so long as any portion of the Commitment under this Agreement shall be in effect and until payment in full of the Loans and the Note, the Borrower shall perform each and all of the following:

          Section 4.1    Debt.   The Borrower shall not create, incur, assume or
                         ----
otherwise become liable with respect to any Debt except (i) the Debt evidenced by the Note and this Agreement and (ii) Debt created, incurred or assumed, or with respect to which the Borrower otherwise becomes liable, with the prior written consent of the Lender.

          Section 4.2    Liens.   The Borrower shall not create or permit to
                         -----
exist any Lien on or with respect to the Collateral, except:

          (a) Liens for taxes, assessments or governmental charges or claims, the payment of which is not, at such time, required, and provided that reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made therefor;

          (b) any attachment or judgment Lien in existence less than 30 calendar days after the entry thereof or with respect to which execution has been stayed; and

          (c) Liens granted by the Borrower in favor of the Lender pursuant to the Loan Documents.

          Section 4.3    Borrower's Activities.   The Borrower shall not
                         ---------------------
engage in any activities other than as provided and permitted by the Litigation Trust Agreement as in effect on the date hereof.

          Section 4.4    Use of Proceeds.   The Borrower shall not use the
                         ---------------
proceeds of the Loans for any purposes other than the payment of Trust Costs.

          Section 4.5    Restrictions on Fundamental Changes .  The Borrower
                         -----------------------------------
shall not change the nature of its activities, liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, assign, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its property or assets, whether now owned or hereafter acquired, except as provided in the Litigation Trust Agreement.

          Section 4.6    Distributions .  The Borrower shall not make any
                         -------------
distributions to Beneficiaries of the Trust other than as provided in the Litigation Trust Agreement.


                                   ARTICLE V

                               EVENTS OF DEFAULT
                               -----------------

          Section 5.1    Events of Default.   The occurrence of any one or
                         -----------------
more of the following events, acts or occurrences shall constitute an event of default (an "Event of Default") hereunder:

          (a)  Failure to Make Payments when Due.  The Borrower shall fail to
               ---------------------------------
pay any amount owing under the Note with respect to principal of or interest on the Loans when such amount is due, whether at stated maturity, by acceleration or otherwise, and such failure shall continue for three (3) days after written notice thereof is delivered to the Borrower by the Lender; or

          (b)  Breach of Certain Covenants.  The Borrower shall fail to comply
               ---------------------------
with or to perform in accordance with any material representation, warranty, covenant, term, condition or agreement contained in this Agreement, the Note or any other Loan Document and the Borrower shall fail to cure such failure within thirty (30) days after written notice thereof is delivered to the Borrower by the Lender; or

          (c)  Insolvency.  The Borrower shall be insolvent or unable to pay
               ----------
any of its debts as they mature; or

          (d)  Involuntary Bankruptcy; Appointment of Receiver, etc.
               -----------------------------------------------------

                    (i) If an involuntary case seeking the liquidation or reorganization of the Borrower under Chapter 7 or Chapter 11 of the Federal Bankruptcy Code or any similar proceeding shall be commenced against the Borrower under any other applicable law and any of the following events occur:
(A) the Borrower consents to the institution of the involuntary case; (B) the petition commencing the involuntary case is not timely controverted; (C) the petition commencing the involuntary case is not dismissed within 60 calendar days of its filing; or an order for relief shall have been issued or entered therein; or

                    (ii) A decree or order of a court shall have been entered for the appointment of a receiver, liquidator, sequestrator, custodian, trustee or other officer having similar powers to take possession of all or a substantial portion of the property or to operate all or a substantial portion of the business of the Borrower; or

          (e)  Voluntary Bankruptcy; Appointment of Receiver, etc.  The Borrower
               ---------------------------------------------------
shall institute a voluntary case seeking liquidation or reorganization under Chapter 7 or Chapter 11 of the Federal Bankruptcy Code; or the Borrower shall file a petition, answer or complaint or shall otherwise institute any similar proceeding under any other applicable law, or shall consent thereto; or the Borrower shall consent to the conversion of an involuntary case to a voluntary case; or the Borrower shall consent or acquiesce to the appointment of a receiver, liquidator, sequestrator, custodian, trustee or other officer with similar powers to take possession of all or a substantial portion of the property or to operate all or a substantial portion of the business of the Borrower; or the Borrower shall make a general assignment for the benefit of creditors; or the general partner of the Borrower adopts any resolution or otherwise authorizes action to approve any of the foregoing; or

          (f)  Judgments and Attachments.  The Borrower shall suffer any
               -------------------------
judgment, attachment, lien, execution or levy against it or its property in any material amount which is not paid, discharged, released, bonded, stayed on appeal or otherwise fully satisfied within thirty days of the Borrower's actual knowledge thereof; or

          (g)  Dissolution.  Any order, judgment or decree shall be entered
               -----------
decreeing the dissolution of the Borrower, whether by voluntary or involuntary action; or

          (h)  Termination of Loan Documents.  Any of the Loan Documents shall
               -----------------------------
cease to be in full force and effect for any reason other than any act or omission of the Lender necessary for the perfection of Liens in favor of the Lender, a release or termination thereof upon the full payment and satisfaction of the Note or upon the written consent of the Lender.

          Section 5.2    Remedies.   Upon the occurrence of an Event of
                         --------
Default, the unpaid principal amount of and any accrued interest on the Loans shall automatically become immediately due and payable, without presentment, demand, protest, notice or other requirement of any kind, all of which are hereby expressly waived by the Borrower. Upon acceleration, the Lender, without notice to or demand upon the Borrower, which are expressly waived by the Borrower, may proceed to protect, exercise and enforce its rights and remedies hereunder, under the Note and under the Loan Documents, and any other rights and remedies as are provided by law or equity. The Lender may determine, in its sole discretion, the order and manner in which the Lender's rights and remedies are to be exercised, and all payments received by the Lender shall be applied as follows: first, to all
                                                                 -----
costs and expenses (including, without limitation, reasonable attorneys' fees, costs of maintaining, preserving or disposing of any of the Collateral and costs of settlement) incurred by the Lender in enforcing any Debt of, or in collecting any payments due from, the Borrower under the Note by reason of such Event of Default; second, to accrued interest on the Loans; and third, to principal
         ------                                        -----
amounts outstanding on the Loans.


                                  ARTICLE VI

                                 MISCELLANEOUS
                                 -------------

          Section 6.1    Waivers; Modifications in Writing.  No failure or
                         ---------------------------------
delay on the part of the Lender in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for under this Agreement, in the Note and in the Loan Documents are cumulative and are not exclusive of any remedies that may be available to the Lender at law, in equity or otherwise. No amendment, modification, supplement, termination, consent or waiver of or to any provision of this Agreement, the Note and the other Loan Documents, nor consent to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender and the Borrower. Any waiver of any provision of this Agreement, the Note and the other Loan Documents, and any consent to any departure by the Borrower from the terms of any provisions of this Agreement, shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

          Section 6.2    Failure or Delay; Limitation on Liability.  No failure
                         -----------------------------------------
or delay on the part of the Lender, in the exercise of any power, right or privilege under this Agreement, the Note or the other Loan Documents, shall impair such power, right or privilege or shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise of any other power, right or privilege. Lender shall look only to the Borrower and its assets to satisfy any liability hereunder, and no Trustee shall have personal or individual liability or obligation whatsoever hereunder.

          Section 6.3    Notices, etc.  All notices, demands, instructions and
                         -------------
other communications required or permitted to be given to or made upon any party hereto shall be in writing delivered to the parties at the addresses set forth below (or such other address as may be provided by one party in a notice to the other):

          If to the Lender:

          [Marvel, Inc.]
          685 Third Avenue
          New York, New York 10017
          Attention:  Corporate Secretary

          with a copy to:

          Battle Fowler LLP
          75 East 55th Street
          New York, New York 10022
          Attention:  Lawrence Mittman, Esq.

          If to the Borrower:



          with a copy to:



Notice delivered in accordance with the foregoing shall be effective (i) when delivered, if delivered personally or by facsimile transmission, (ii) two days after being delivered in the United States (properly addressed and all fees paid) for overnight delivery service to a courier (such as Federal Express) which regularly provides such service and regularly obtains executed receipts evidencing delivery or (iii) five days after being deposited (properly addressed and stamped for first-class delivery) in a daily serviced United States mail box.

          Section 6.4    Binding Effect.  This Agreement shall be binding upon
                         --------------
and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that the Borrower may not
                               --------  -------
assign or transfer any interest hereunder without the prior written consent of the Lender.

          Section 6.5    Headings.   Article and Section headings used in this
                         --------
Agreement are for convenience of reference only and shall not constitute a part of this Agreement for any purpose or affect the construction of this Agreement.

          Section 6.6    Execution in Counterparts.   This Agreement may be
                         -------------------------
executed in any number of counterparts and by different parties on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same Agreement. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

          Section 6.7    Governing Law; Jurisdiction.   This Agreement and the
                         ---------------------------
Note shall be deemed to have been made in the State of Delaware and the validity of this Agreement, the Note and the other Loan Documents, the construction, interpretation and enforcement thereof, and the rights of the parties thereto shall be determined under, governed by and construed in accordance with the internal laws of the State of Delaware, without regard to principles of conflicts of law. The Lender and the Borrower hereby agree that any controversy or claim arising out of or relating to this Agreement, the Note or the other Loan Documents shall be determined by the United States District Court for the District of Delaware and expressly submit to the jurisdiction of such court in any action or proceeding arising out of or relating to this Agreement, the Note or the other Loan Documents and agree that any process or notice of motion or other application to any of such courts may be served within or without such court's jurisdiction by registered mail or by personal service, provided a reasonable time for appearance is allowed. With respect to such court, the Lender and the Borrower hereby expressly waive any defense based on doctrines of venue or inconvenient forum or similar rules or doctrines.

          Section 6.8    Severability of Provisions.   Whenever possible this
                         --------------------------
Agreement, the Note and each Loan Document and each provision hereof and thereof shall be interpreted in such manner as to be effective, valid and enforceable under applicable law. If and to the extent that any such provision shall be held invalid and unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof or thereof, and any determination that the application of any provision hereof or thereof to any person or under any circumstance is illegal and unenforceable shall not affect the legality, validity and enforceability of such provision as it may be applied to any other person or in any other circumstance.

          Section 6.9    Survival of Agreements, Representations and Warranties.
                         ------------------------------------------------------
All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the Loan Documents, the making of the Loans hereunder, and the execution and delivery of the Note.

          Section 6.10   Complete Agreement.  This Agreement, together with the
                         ------------------
exhibits and schedules to this Agreement, the Note and the other Loan Documents is intended by the parties as a final expression of their agreement and is intended as a complete statement of the terms and conditions of their agreement with respect to the subject matter hereof.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first hereinabove set forth.

                         [Marvel, Inc.]


                         By:_______________________________________
                         Name:
                         Title:

                         ___________________________________,

                         ___________________________________,  and

                         ___________________________________,
                         solely as trustees on behalf of
                         the beneficiaries of the Trust with respect to the Trust

                                                                       EXHIBIT A
                                                                       ---------

                             MAFCO PROMISSORY NOTE


$1,000,000                                                    ___________, 1998
                                                            Wilmington, Delaware

     FOR VALUE RECEIVED, ______________, ______________, and ______________,
solely as trustees under that certain MAFCO Litigation Trust Agreement, dated the date hereof, establishing a trust (the "Trust") for the benefit of the beneficiaries thereunder (such Trust, the "Borrower"), hereby promises to pay to the order of [MARVEL, INC.], a Delaware corporation (the "Lender"), at its office located at 685 Third Avenue, New York, New York 10017, or at such other office as may be designated, from time to time, by the holder hereof in writing, in lawful money of the United States of America and in immediately available funds, the principal sum from time to time outstanding of up to ONE MILLION DOLLARS ($1,000,000), or so much thereof as may be disbursed by the Lender to the Borrower or for the Borrower's account from time to time, together with interest at the rate hereinafter specified on such indebtedness as shall from time to time remain unpaid, until paid in full. Interest will be calculated on the basis of a 365 or 366 day year, as the case may be, for the actual number of days elapsed in such period.

     Simple interest on the unpaid principal sum outstanding from time to time shall accrue at 10% per annum. Notwithstanding anything to the contrary contained in this Note, the Borrower shall not be obligated to pay, and the Lender shall not be entitled to charge, collect or receive, interest in excess of the maximum rate allowed by applicable law. During any period of time in which the interest rate specified in this Note exceeds such maximum rate, interest shall accrue and be payable at such maximum rate.

     The entire unpaid principal balance, together with accrued interest thereon, shall be due and payable on the earlier of (i) __________, 2003 or (ii) the date of the first distribution by the Trust to the Beneficiaries.

     The Lender shall, and is hereby authorized by the Borrower to, endorse on the Schedule annexed to this Note, or otherwise record in the Lender's internal records, an appropriate notation evidencing the date and amount of all principal disbursed by the Lender hereunder, as well as the date and amount of each payment and prepayment hereunder; provided, however, that the failure of the
                                  --------  -------
Lender to make such a notation or any error in such notation shall not affect the obligation of the Borrower under this Note. The Lender shall provide to the Borrower on request from time to time copies of the Schedule annexed to this Note showing all endorsements thereto at the time of each such request.

     Any payments or prepayments made on this Note shall be applied as follows:

first, to accrued and unpaid interest due on the principal amount being prepaid
-----
under this Note; and second, to the principal amount due under this Note.
                     ------

     If any payment to be made by the Borrower to the Lender according to the terms hereof shall be due on a Saturday, Sunday or other day on which commercial banks in Wilmington, Delaware are authorized or required to close, the due date for such payment shall be extended to the next business day and the amount of such payment shall include interest accrued during such extension.

     This Note is the grid promissory note referred to in, and is entitled to the benefits of, the MAFCO Litigation Trust Loan Agreement, dated as of the date hereof (the "Loan Agreement"), between the Borrower and the Lender. The Loan Agreement, among other things, contains provisions for acceleration of the maturity of this Note upon the happening of an Event of Default.
Notwithstanding anything to the contrary contained herein, the Lender may, as provided under the Loan Agreement, terminate the line of credit evidenced hereby and declare all amounts outstanding hereunder immediately due and payable. This
Note is secured by a security agreement (the "Security Agreement") of even date herewith made by the Borrower in favor of the Lender encumbering personal property and assets described therein in favor of the Lender.

     It is the purpose of this Note to evidence a line of credit against which the Borrower may draw and redraw from time to time and from which the Lender will advance and readvance from time to time until the Commitment Termination Date.

     This Note may be prepaid, in whole or in part, at any time without penalty.

     The Borrower waives presentment, demand, protest, notice of dishonor, notice of nonpayment, notice of protest and diligence in collection, and assents to the terms hereof and to any extension or postponement of the time for payment or any other indulgence.

     Upon the occurrence of any Event of Default (as defined in the Loan Agreement), after any applicable notice and cure period as provided under the Loan Agreement, the whole of the principal sum remaining unpaid hereunder, together with all accrued and unpaid interest thereon, shall become due and payable immediately. The Borrower shall also be obligated to pay as part of the indebtedness evidenced by this Note, all costs of collection, whether or not a suit is brought, including any reasonable attorneys' fees and expenses that may be incurred in the collection or enforcement hereof.

     No act or omission of the Lender, including without limitation any failure to exercise any right, remedy or recourse, shall be deemed to be a waiver or release of such right, remedy or recourse and any waiver or release may be effected only through a written document executed by the Lender and then only to the extent specifically recited therein. A waiver or release with respect to any one event shall not be construed as continuing as a bar to, or as a waiver or release of, any subsequent right, remedy or recourse as to any subsequent event.

     Lender shall look only to the Trust and its assets to satisfy any liability hereunder, and no trustee of the Trust shall have any personal or individual liability or obligation whatsoever hereunder.

     All of the terms and provisions of this Note inure to and are binding upon the heirs, executors, administrators, successors, representatives, receivers, trustees and assigns of the parties; provided, however, that none of the rights
                                     --------  -------
or obligations of the Borrower hereunder may be assigned or otherwise transferred without the prior written consent of the Lender.

     THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE. The Lender, by its acceptance of this Note, and the Borrower hereby agree that any controversy or claim arising out of or relating to this Note shall be determined in Delaware and expressly submit to the jurisdiction of the United States District Court for the District of Delaware in any action or proceeding arising out of or relating to this Note and agree that any process or notice of motion or other application to any of such courts may be served within or without such court's jurisdiction by registered mail or by personal service, provided a reasonable time for appearance is allowed. With respect to such courts, the Lender, by its acceptance of this Note, and the Borrower hereby expressly waive any defense based on doctrines of venue or inconvenient forum or similar rules or doctrines.

     IN WITNESS WHEREOF, the undersigned has executed and delivered this Note as of the date first written above.

                             ---------------------------------------------

                             ---------------------------------------------,and

                             ---------------------------------------------

                             solely as trustees on behalf of the beneficiaries of the Trust with respect to the Trust

                             SCHEDULE TO GRID NOTE


==================================================================================================================
     Date         Amount of Loan          Amount of            Unpaid Principal            Name of Person Making
                                      Principal Prepaid        Balance of Note                    Notation
 -----------------------------------------------------------------------------------------------------------------

 -----------------------------------------------------------------------------------------------------------------

 -----------------------------------------------------------------------------------------------------------------

 -----------------------------------------------------------------------------------------------------------------

 -----------------------------------------------------------------------------------------------------------------

  -----------------------------------------------------------------------------------------------------------------

  -----------------------------------------------------------------------------------------------------------------

  -----------------------------------------------------------------------------------------------------------------

  -----------------------------------------------------------------------------------------------------------------

  -----------------------------------------------------------------------------------------------------------------

  -----------------------------------------------------------------------------------------------------------------

  -----------------------------------------------------------------------------------------------------------------

  -----------------------------------------------------------------------------------------------------------------

  -----------------------------------------------------------------------------------------------------------------

  -----------------------------------------------------------------------------------------------------------------

  -----------------------------------------------------------------------------------------------------------------

 -----------------------------------------------------------------------------------------------------------------

 -----------------------------------------------------------------------------------------------------------------

 -----------------------------------------------------------------------------------------------------------------

 ==================================================================================================================

                                                                       EXHIBIT B
                                                                       ---------

                            MAFCO SECURITY AGREEMENT


          SECURITY AGREEMENT, dated as of ___________, 1998, by and among _________________, _________________, and _________________, solely as trustees under that certain MAFCO Litigation Trust Agreement, dated the date hereof, establishing a trust (the "Trust") for the benefit of the beneficiaries
                           -----
thereunder (such Trust, the "Grantor") and [Marvel, Inc.], a Delaware
                             -------
corporation (the "Lender").
                  ------

                             PRELIMINARY STATEMENT

          1. Pursuant to a MAFCO Litigation Trust Loan Agreement, dated as of the date hereof, by and among the Grantor and the Lender (the "Loan Agreement"),
                                                               --------------
the Lender agreed to lend the Grantor an aggregate amount of up to $1,000,000, and the Grantor agreed to issue to the Lender a grid promissory note in an aggregate principal amount of $1,000,000 (the "Note"). Capitalized terms not
                                               ----
otherwise defined herein shall have the meaning ascribed to them in the Loan Agreement.

          2. As a condition to the Lender's obligation to advance funds to the Grantor pursuant to the Loan Agreement, Grantor has agreed to, among other things, grant to Lender a security interest in all of Grantor's assets to secure the due and punctual payment and performance by the Grantor of (a) all obligations at any time and from time to time under the Loan Agreement and the Notes, (b) the principal of and interest on the Loan, when and as due, whether at maturity, by acceleration, or otherwise, and (c) all obligations of the Grantor at any time and from time to time under this Agreement (collectively, the "Secured Obligations").
     -------------------

          Accordingly, the Grantor and the Lender hereby agree as follows:

          1.  Definitions. As used herein, the following terms shall have the
              -----------
following meanings:

               (a) "Accounts Receivable" shall mean (i) all of the Grantor's
                    -------------------
present and future accounts, general intangibles, chattel paper and instruments, as such terms are defined in the Uniform Commercial Code as in effect in the State of Delaware/1/ ("UCC"), (ii) all moneys, securities and other property and
                       ---
the proceeds thereof, now or hereafter held or received by, or in transit to, the Lender from or for Grantor, whether for safekeeping, pledge, custody, transmission, collection or otherwise, and all of the deposits (general or special) of the Grantor, balances, sums and credits with, and all of the Grantor's claims against the Lender at any time existing, (iii) all of the Grantor's right, title and interest, and all of the Grantor's rights, remedies, security and liens, in, to and in respect of any accounts receivable,

_____________________

/1/ To be confirmed upon identification of principal place of business of Trustee.

including, without limitation, rights of stoppage in transit, replevin, repossession and reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, guaranties or other contracts of suretyship with respect to accounts receivable, deposits or other security for the obligation of any account debtor, and credit and other insurance, (iv) all of the Grantor's right, title and interest in, to and in respect of all goods relating to, or which by sale have resulted in, accounts receivable, including, without limitation, all goods described in invoices or other documents or instruments with respect to, or otherwise representing or evidencing, any account receivable, and all returned, reclaimed or repossessed goods.

          (b)  "Collateral" shall mean all (i) Accounts Receivable, (ii)
                ----------
Documents, (iii) Equipment, (iv) General Intangibles, (v) Investment Property,
(vi) Inventory, and (vii) Proceeds.

          (c)  "Documents" shall mean all instruments, files, records, ledger
                ---------
sheets and documents covering or relating to any of the Collateral.

          (d)  "Equipment" shall mean all of the Grantor's machinery, equipment,
                ---------
vehicles, furniture and fixtures and all attachments, accessories and equipment now or hereafter owned or acquired in the Grantor's business or used in connection therewith, and all substitutions and replacements thereof, wherever located, whether now owned or hereafter acquired by the Grantor.

          (e)  "General Intangibles" shall mean all of the Grantor's present and
                -------------------
future general intangibles of every kind and description (as such term is defined in the UCC), including, without limitation, any causes of action, obligations, rights, suits, debts, sums of money, damages, judgments, claims and demands whatsoever, whether known or unknown, in law or in equity or otherwise.

          (f)  "Inventory" shall mean all of the Grantors' right, title and
                ---------
interest in and to raw materials, work in process, finished goods and all other inventory (as such term is defined in the UCC), whether now owned or hereafter acquired, and any documents relating thereto.

          (g) "Investment Property" shall mean all of the Grantor's right, title and interest in and to all securities (whether certificated or uncertificated), security entitlements, security accounts, commodity contracts and commodity accounts.,

          (h)  "Proceeds" shall mean any consideration received from the sale,
                --------
exchange, lease or other disposition of any asset or property which constitutes Collateral, any other value received as a consequence of the possession of any Collateral and any payment received from any insurer or other person or entity as a result of the destruction, loss, theft or other involuntary conversion of whatever nature of any asset or property that constitutes Collateral, and shall include, without limitation, all cash and negotiable instruments received or held by the Lender pursuant to any lockbox or similar arrangement relating to the payment of Accounts Receivable.

          2.  Security Interests.  As security for the payment or performance,
              ------------------
as the case may be, of the Secured Obligations, the Grantor hereby creates and grants to the Lender, its successors and its assigns, a security interest in the Collateral (the "Security Interest"). Without limiting the foregoing, the Lender
                 -----------------
is hereby authorized to file one or more financing statements, continuation statements or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest, naming the Grantor as debtor and the Lender as secured party.

          The Grantor agrees at all times to keep in all material respects accurate and complete accounting records with respect to the Collateral, including, but not limited to, a record of all payments and Proceeds received.

          3.  Further Assurances.  The Grantor agrees, at its expense, to
              ------------------
execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Lender may from time to time reasonably request for the assuring and preserving of the Security Interest and the rights and remedies created hereby, including, without limitation, the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements or other documents in connection herewith. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note or other instrument, such note or instrument shall be promptly pledged and delivered to the Lender, duly endorsed in a manner satisfactory to the Lender. The Grantor agrees to notify the Lender promptly of any change in its name, in the location of its chief executive office or the principal office where it keeps its records relating to the Accounts Receivable owned by it and the location of any Collateral. The Grantor agrees promptly to notify the Lender if any material portion of the Collateral is damaged or destroyed.

          4.  Inspection and Verification.  The Lender and such persons as the
              ---------------------------
Lender may designate shall have the right, at any reasonable time or times during the Grantor's usual business hours, and upon reasonable notice (which may be telephonic), to inspect the Grantor, all records related thereto (and to make extracts and copies from such records), and the premises upon which the Collateral is located, to discuss the Grantor's affairs with the officers of the Grantor and its independent accountants and to verify under reasonable procedures the validity, amount, quality, quantity, value, and condition of or any other matter relating to, the Collateral, including, in the case of Accounts Receivable or Collateral in the possession of a third person, contacting account debtors and third persons possessing the Collateral.

          5.  Taxes; Encumbrances.  At its option, the Lender may discharge past
              -------------------
due taxes, liens, security interests or other encumbrances at any time levied or placed on the Collateral and not permitted under the Loan Agreement, and may pay for the maintenance and preservation of the Collateral to the extent the Grantor fails to do so as required by this Agreement, and the Grantor agrees to reimburse the Lender on demand for any payment made or any expense incurred by it pursuant to the foregoing authorization; provided, however, that nothing in
                                            --------  -------
this Section 5 shall be interpreted as excusing the Grantor from the performance of any covenants or other promises with respect to taxes, liens, security interests or other encumbrances and maintenances as set forth herein or in the Loan Agreement.

          6.  Assignment of Security Interest.  If at any time the Grantor shall
              -------------------------------
take and perfect a security interest in any property of an account debtor or any other person to secure payment and performance of an Account Receivable, the Grantor shall promptly assign such security interest to the Lender. Such assignment need not be filed of public record unless necessary to continue the perfected status of the security interest against creditors of and transferees from the account debtor or other person granting the security interest.

          7.  Representations and Warranties. The Grantor represents and
              -----------------------------
warrants to the Lender that:


              (a) Principal Place of Business, etc. Its chief executive office,
                  --------------------------------
its chief place of business and the office where it keeps its records relating to the Accounts Receivable owned by it and the location of any Collateral is located in the county of _________, in the State of [Delaware].

              (b) Title and Authority. It has (i) rights in and good title to
                  -------------------
the Collateral in which it is granting a security interest hereunder and (ii) the requisite power and authority to grant to the Lender the Security Interest in the Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other person other than any consent or approval which has been obtained.

              (c) Filing.  Fully executed Uniform Commercial Code financing
                  ------
statements containing a description of the Collateral shall have been, or shall be delivered to the Lender in a form such that they can be, filed of record in every governmental, municipal or other office in every jurisdiction in which any portion of the Collateral is located necessary to publish notice of and protect the validity of and to establish a valid, legal and perfected security interest in favor of the Lender in respect of the Collateral in which a security interest may be perfected by filing in the United States and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of Uniform Commercial Code continuation statements.

              (d) Validity of Security Interest. The Security Interest
                  -----------------------------
constitutes a valid, legal and perfected first priority security interest in all of the Collateral for payment and performance of the Secured Obligations.

              (e) Absence of Other Liens. The Collateral is owned by it free and
                  ----------------------
clear of any Lien of any nature whatsoever, except as granted pursuant to this Agreement and as permitted by the Loan Agreement, and, except as provided by paragraph (b) of this Section 7, no financing statement has been filed, under the Uniform Commercial Code as in effect in any state or otherwise, covering any Collateral.

              (f) Survival of Representations and Warranties. All
                  ------------------------------------------
representations and warranties of the Grantor contained in this Agreement shall survive the execution, delivery and performance of this Agreement until the termination of this Agreement pursuant to Section 23.

          8.  Protection of Security.  The Grantor shall, at its own cost and
              ----------------------
expense, take any and all actions reasonably necessary to defend title to the Collateral against all persons and to defend the Security Interest of the Lender in the Collateral, and the priority thereof, against any adverse mortgage, pledge, security interest, lien, charge or other encumbrance of any nature whatsoever except for liens permitted pursuant to the Loan Agreement.


          9.  Use and Disposition of Collateral.  The Grantor shall not make or
              ---------------------------------
permit to be made any assignment, pledge or hypothecation of the Collateral, or grant any security interest in the Collateral except for the Security Interest. The Grantor shall not make or permit to be made any transfer of any Collateral, except Inventory in the ordinary course of business and as otherwise permitted by the Loan Agreement, and the Grantor shall remain at all times in possession of the Collateral other than transfers to the Lender pursuant to the provisions hereof and as otherwise provided in this Agreement or the Loan Agreement.

          10. Collections.  Unless and until an Event of Default has occurred
              -----------
and is continuing, the Grantor shall have the right to collect its Accounts Receivable in the ordinary course of its business. Upon the occurrence of any Event of Default, the Lender shall have the right, as the true and lawful agent of the Grantor, with power of substitution for the Grantor and in the Grantor's name, the Lender's name or otherwise, for the use and benefit of the Lender, (i) to endorse the Grantor's name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral that may come into its possession; (ii) to sign the name of the Grantor on any invoice or bill of lading relating to any of the Collateral, drafts against the Guarantor's customers, assignments and verifications of Accounts Receivable and notices to the Grantor's customers; (iii) to send verifications of Accounts Receivable to any customer of the Grantor; (iv) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences or instruments of payment relating to the Collateral or any part thereof, and the Grantor hereby waives notice of presentment, protest and non-payment of any instrument so endorsed; (v) to demand, collect, receive payment of, give receipt for, extend the time of payment of and give discharges and releases of all or any of the Collateral and/or release the obligor thereon; (vi) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (vii) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to or pertaining to all or any of the Collateral; (viii) to notify, or to require the Grantor to notify, the account debtors obligated on any or all of the Accounts Receivable to make payment thereof directly to the Lender; (ix) to notify the postal service authorities to change the address for delivery of mail addressed to the Grantor to such address as the Agent may designate; (x) to accept the return of goods represented by any of the Accounts Receivable; and
(xi) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Lender were the absolute owner of the Collateral for all purposes; provided, however, that nothing herein
                                    --------  -------
contained shall be construed as requiring or obligating the Lender to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Lender or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby, and no action taken by the Lender or omitted to be taken with respect to the Collateral or any part thereof shall give rise to any defense, counterclaim or offset in favor of the Grantor or to any claim or action against the Lender in the absence of the gross negligence or willful misconduct of the Lender. It is understood and agreed that the appointment of the Lender as the agent of the Grantor for the purposes set forth above in this Section 10 is coupled with an interest and is irrevocable. The provisions of this Section 10 shall in no event relieve the Grantor of any of its obligations hereunder or under the Loan Agreement with respect to the Collateral or any part thereof or impose any obligation on the Lender to proceed in any particular manner with respect to the Collateral or any part thereof, or in any way limit the exercise by the Lender of any other or further right which it may have on the date of this Agreement or hereafter, whether hereunder or by law or otherwise.

          11.  Remedies upon Default.  Upon the occurrence and during the
               ---------------------
continuance of an Event of Default, the Grantor agrees to deliver each item of Collateral to the Lender on demand, and it is agreed that the Lender shall have the right to take any or all of the following actions at the same or different times: with or without legal process and with or without previous notice or demand for performance, to take possession of the Collateral and without liability for trespass (except for actual damage caused by the Lender's gross negligence or willful misconduct) to enter any premises where the Collateral may be located for the purpose of taking possession of or removing the Collateral and, generally, to exercise any and all rights afforded to a secured party under, and subject to its obligations contained in, the Uniform Commercial Code as in effect in any state or other applicable law. Without limiting the generality of the foregoing, the Grantor agrees that the Lender shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral, at public or private sale or at any broker's board or on any securities exchange, for cash, upon credit or for future delivery as the Lender shall deem appropriate. Each such purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of the Grantor, and the Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which the Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

          The Lender shall give the Grantor ten (10) days' written notice (which the Grantor agrees is reasonable notice within the meaning of Section 9-504(3) of the UCC) of the Lender's intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker's board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Lender may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Lender may (in its sole and absolute discretion) determine. The Lender shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Lender may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Lender until the sale price is paid by the purchaser or purchasers thereof, but the Lender shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public sale made pursuant to this Section 11, the Lender may bid for or purchase, free (to the extent permitted by law) from any right of redemption, stay or appraisal on the part of the Grantor (all said rights being also hereby waived and released to the extent permitted by law), with respect to the Collateral or any part thereof offered for sale and the Lender may make payment on account thereof by using any claim then due and payable to the Lender from the Grantor as a credit against the purchase price, and the Lender may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to such Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Lender shall be free to carry out such sale and purchase pursuant to such agreement, and the Grantor shall not be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Lender shall have entered into such an agreement all Events of Default shall have been remedied and the Secured Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Lender may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver.

          12.  Application of Proceeds.  The proceeds of any collection or sale
               -----------------------
of Collateral, as well as any Collateral consisting of cash, shall be applied by the Lender first, to the payment of all reasonable costs and expenses incurred by the Lender in connection with such collection or sale or otherwise in connection with this Agreement or any of the Secured Obligations, including, but not limited to, all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Lender hereunder on behalf of the Grantor and any other reasonable costs or expenses incurred in connection with the exercise of any right or remedy hereunder; second to the payment in full of all Secured Obligations owed to the Lender; and third, to the Grantor, its successors and assigns, or as a court of competent jurisdiction may otherwise direct.

Upon any sale of the Collateral by the Lender (including, without limitation, pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Lender or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Lender or such officer or be answerable in any way for the misapplication thereof.

          13.  Security Interest Absolute.  All rights of the Lender hereunder,
               --------------------------
the Security Interest, and all obligations of the Grantor hereunder, shall be absolute and unconditional irrespective of (i) any lack of validity or enforceability of the Loan Agreement, the Note, any other agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or consent to any departure from the Loan Agreement, the Note or any other agreement or instrument, (iii) any exchange, release or nonperfection of any other Collateral, or (iv) any other circumstance which might otherwise constitute a defense available to, or discharge of, the Grantor in respect of the Secured Obligations or in respect of this Agreement.

          14.  No Waiver.  No failure on the part of the Lender to exercise, and
               ---------
no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy by the Lender preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The Lender shall not be deemed to have waived any rights hereunder or under any other agreement or instrument unless such waiver shall be in writing and signed by the Lender.

          15.  Agent Appointed Attorney-in-Fact.  The Grantor hereby appoints
               --------------------------------
the Lender the attorney-in-fact of the Grantor effective upon and during the continuance of an Event of Default solely for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument which the Lender may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest.

          16.  Lender's Fees and Expenses.  The Grantor shall be jointly and
               --------------------------
severally obligated to, upon demand, pay to the Lender the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts or agents which the Lender may incur in connection with (i) the administration of this Agreement, (ii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral,
(iii) the exercise or enforcement of any of the rights of the Lender hereunder, or (iv) the failure of any representation or warranty of the Grantor hereunder to be true and correct in all material respects or the failure by the Grantor to perform or observe any of the provisions hereof. Any such amounts payable as provided hereunder or thereunder shall be additional Secured Obligations secured hereby.

          17.  Binding Agreement; Assignments.  This Agreement, and the terms,
               ------------------------------
covenants and conditions hereof, shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Grantor shall not be permitted to assign this Agreement or any interest herein or in the Collateral, or any part thereof, or any cash or property held by the Lender as Collateral under this Agreement, except as contemplated by this Agreement or the Loan Agreement.

          18.  GOVERNING LAW; JURISDICTION.  THIS AGREEMENT SHALL BE CONSTRUED
               ---------------------------
IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF DELAWARE. THE LENDER AND GRANTOR HEREBY AGREE THAT ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT, THE LOAN AGREEMENT OR THE NOTE SHALL BE DETERMINED IN DELAWARE AND EXPRESSLY SUBMIT TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT, THE LOAN AGREEMENT OR THE NOTE AND AGREE THAT ANY PROCESS OR NOTICE OF MOTION OR OTHER APPLICATION TO SUCH COURT MAY BE SERVED WITHIN OR WITHOUT SUCH COURT'S JURISDICTION BY REGISTERED MAIL OR BY PERSONAL SERVICE, PROVIDED A REASONABLE TIME FOR APPEARANCE IS ALLOWED. WITH RESPECT TO SUCH COURT, THE LENDER AND THE GRANTOR HEREBY EXPRESSLY WAIVE ANY DEFENSE BASED ON DOCTRINES OF VENUE OR INCONVENIENT FORUM OR SIMILAR RULES OR DOCTRINES.

          19.  Notices. All communications and notices hereunder shall be in
               -------
writing and given as provided in the Loan Agreement.

          20.  Severability.  In case any one or more of the provisions
               ------------
contained in this Agreement should be invalid, illegal or unenforceable the remaining provisions contained herein shall not in any way be affected or impaired.

          21.  Section Headings.  Section headings used herein are for
               ----------------
convenience only and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

          22.  Counterparts.  This Agreement may be executed in two or more
               ------------
counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument. This Agreement shall be effective when a counterpart which bears the signature of the Grantor shall have been delivered to the Lender.

          23.  Termination.  This Agreement and the Security Interest shall
               -----------
terminate when all the Secured Obligations have been fully and indefeasibly paid in cash, at which time the Lender shall execute and deliver to the Grantor all Uniform Commercial Code termination statements and similar documents which the Grantor shall reasonably request to evidence such termination; provided,
                                                               --------
however, that all indemnities of the Grantor contained in this Agreement shall
-------
survive, and remain operative and in full force and effect regardless of, the termination of this Agreement.

          24.  Limitation on Liability.  Lender shall look only to the
               -----------------------
Collateral pledged hereunder and the Trustee shall have no personal or individual liability or obligation whatsoever hereunder.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Security Agreement as of the day and year first above written.



                              GRANTOR:



                              _________________________________,
                              _________________________________, and
                              _________________________________,
                              solely as trustees on behalf of the beneficiaries of the Trust with respect to the Trust



                              LENDER:

                              [MARVEL, INC.]



                               By:______________________________________________
                                   Name:
                                   Title:

________________________________________________________________________________
                                                                      EXHIBIT 11



                         AGREEMENT AND PLAN OF MERGER


                                 by and Among


                                TOY BIZ, INC.,


                       MARVEL ENTERTAINMENT GROUP, INC.



                                      and



                             MEG ACQUISITION CORP.



                                  dated as of


                                _________, 1998

________________________________________________________________________________

                               TABLE OF CONTENTS

                                                                                        Page
ARTICLE I      THE MERGER..........................................................      1
     Section 1.1     The Merger....................................................      1
     Section 1.2     Closing.......................................................      2
     Section 1.3     Effective Time................................................      2
     Section 1.4     Certificate of Incorporation and By-Laws......................      2

ARTICLE II     CONVERSION OF SECURITIES............................................      3
     Section 2.1     Common Stock of Acquisition...................................      3
     Section 2.2     Conversion of Marvel Common Stock.............................      3
     Section 2.3     Stock Transfer Books..........................................      3

ARTICLE III    REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND
               ACQUISITION.........................................................      4
     Section 3.1     Organization, Standing and Corporation Power..................      4
     Section 3.2     Authorization; Validity of Agreement; Company Action..........      4
     Section 3.3     Consents and Approvals; No Violations.........................      4

ARTICLE IV     COVENANTS...........................................................      5
     Section 4.1     Affiliates....................................................      5

ARTICLE V      CONDITIONS..........................................................      6
     Section 5.1     Conditions to Each Party's Obligation to Effect the
                     Mergers.......................................................      6

ARTICLE VI     TERMINATION.........................................................      6
     Section 6.1     Termination...................................................      6
     Section 6.2     Effect of Termination.........................................      7

ARTICLE VII    MISCELLANEOUS.......................................................      7
     Section 7.1     Fees and Expenses.............................................      7
     Section 7.2     Amendment, Modification and Other Action......................      7
     Section 7.3     Nonsurvival of Representations and Warranties.................      8
     Section 7.4     Notices.......................................................      8
     Section 7.5     Interpretation................................................      8
     Section 7.6     Counterparts..................................................      8
     Section 7.7     Entire Agreement, No Third Party Beneficiaries;
                     Rights of Ownership...........................................      9
     Section 7.8     Severability..................................................      9
     Section 7.9     Governing Law.................................................      9
     Section 7.10    Assignment....................................................      9
     Section 7.11    Enforcement...................................................      9

                         AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of ___, 1998, by and among Toy Biz, Inc. a Delaware corporation (the "Company"), Marvel Entertainment Group, Inc., a Delaware corporation ("Marvel"), and MEG Acquisition Corp., a Delaware corporation and a newly formed and direct wholly-owned subsidiary of the Company ("Acquisition").

     WHEREAS, the respective Boards of Directors of Marvel and Acquisition have unanimously approved, and deem it advisable and in the best interests of their respective stockholders (and, in the case of the Board of Directors of Marvel, Marvel's secured creditors (the "Marvel Creditors") and other parties in interest) to consummate, the merger (the "Merger") of Acquisition with and into Marvel, with Marvel to be the Surviving Corporation (as hereinafter defined), upon the terms and subject to the conditions set forth in this Agreement and in the Fourth Amended Joint Plan of Reorganization proposed by the Company and certain senior creditors of Marvel which is attached hereto as Exhibit A (the "Plan"). Capitalized terms used in this Agreement which are not defined in this Agreement have the same meaning in this Agreement as in the Plan. In connection with the Merger, each issued and outstanding share of common stock, par value $
 .01 per share, of Marvel (the "Marvel Common Stock"), will be canceled, and Stockholder Series A Warrants, Stockholder Series B Warrants, Stockholder Series C Warrants (collectively, "Stockholder Warrants") and an interest in a litigation trust, all as set forth in the Plan, will be issued to the holders of record of shares of Marvel Common Stock as of the Effective Time (as defined in Section 1.3 hereof).

     WHEREAS, Marvel, together with eight of its wholly-owned subsidiaries (collectively with Marvel, the "Marvel Debtors"), are chapter 11 debtors and debtors in possession in cases pending under chapter 11 of title 11 of The United States Code (11 U.S.C. (S)(S) 101 et seq.) (the "Bankruptcy Code"),
                                         -- ---
having commenced voluntary cases (Nos. 96-2066 through 96-2077 (HSB)) (the "Reorganization Cases") in the United States Bankruptcy Court for the District of Delaware (such Reorganization Cases having subsequently been transferred to the United States District Court for the District of Delaware (the "District Court")); and

     WHEREAS, it is the intention of the parties hereto that the transactions contemplated hereby be implemented in connection with the consummation the Plan.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:


                                   ARTICLE I

                                  THE MERGER

          Section 1.1    The Merger.  Upon the terms and subject to the
                         ----------
conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and the Plan, and upon the authority granted by the order entered by the District Court confirming the Plan (the "Confirmation Order"), at the Effective Time (as defined in Section 1.3 hereof), Marvel and Acquisition shall consummate the Merger pursuant to which (a) Acquisition shall be merged with and into Marvel, and the separate corporate existence of Acquisition shall thereupon cease, (b) Marvel shall be the successor or surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be covered by the laws of the State of Delaware, including the DGCL, and (c) all of the rights, privileges, immunities, powers and franchises of Marvel and Acquisition shall vest in the Surviving Corporation and all obligations, duties, debts and liabilities of Marvel and Acquisition shall become the obligations, duties, debts and liabilities of the Surviving Corporation.

          Section 1.2    Closing.  Unless this Agreement shall have been
                         -------
terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 6.1 hereof, and subject to the satisfaction or waiver of the conditions set forth in Article V hereof, the closing of the Merger (the "Closing") shall take place at 10:00 a.m. on a date to be specified by the parties hereto, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article V hereof (the "Closing Date"), at the offices of Battle Fowler LLP, 75 East 55th Street, New York, New York 10022, unless another date or place is agreed to in writing, by the parties hereto.

          Section 1.3    Effective Time.  The Company, Marvel and Acquisition
                         --------------
will cause a certificate of merger (the "Certificate of Merger") to be executed and filed for the Merger on the Closing Date (or on such other date as to which the Company and Marvel may agree) with the Secretary of State of the State of Delaware (the "Secretary of State") as provided in the DGCL. The Merger shall become effective on the date on which the Certificate of Merger has been duly filed with the Secretary of State or such time after that date as is agreed upon by the parties hereto and specified in the Certificate of Merger, and such time is hereinafter referred to as the "Effective Time."

          Section 1.4    Certificate of Incorporation and By-Laws.  At the
                         ----------------------------------------
Effective Time, the certificate of incorporation of Acquisition (the "Acquisition Certificate"), as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law. The by-laws of Acquisition (the "Acquisition By-Laws"), as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

          Section 1.5    Directors and Officers of the Surviving Corporation.
                         ---------------------------------------------------
The individuals listed on Exhibit B attached hereto shall be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

                                  ARTICLE II

                           CONVERSION OF SECURITIES

          Section 2.1    Common Stock of Acquisition.  Each share of common
                         ---------------------------
stock of Acquisition issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, will be converted into and become one validly issued, fully paid and nonassessable share of common stock, $.01 par value par share, of the Surviving Corporation.

          Section 2.2    Conversion of Marvel Common Stock.  As of the Effective
                         ---------------------------------
Time, by virtue of the Merger and without any action on the part of the Company, Marvel, Acquisition or the holders of shares of Company Common Stock:

          (a)  Marvel Common Stock.  Each issued and outstanding share of the
               -------------------
     Marvel Common Stock shall be canceled, and each holder of record of shares of Marvel Common Stock as of the Effective Time (other than shares of Marvel Common Stock to be canceled in accordance with Section 2.2(b) hereof) shall thereupon have the right to receive Stockholder Warrants and an interest in a litigation trust, as set forth in the Plan. As of the Effective Time, all shares of Marvel Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Marvel Common Stock shall cease to have any rights with respect thereto, except the right to receive the certificates representing the Stockholder Warrants (the "Stockholder Warrant Certificates") to be issued in consideration for the shares formerly represented thereby in accordance with this Section 2.2, without interest.

          (b)  Cancellation of Treasury Stock and Company-Owned Stock.  All
               ------------------------------------------------------
     shares of Marvel Common Stock that are owned by the Company and all shares of Marvel Common Stock owned by Marvel or any wholly-owned subsidiary of Marvel shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

          Section 2.3    Stock Transfer Books.  At the Effective Time, the stock
                         --------------------
transfer books of Marvel shall be closed and there shall be no further registration of transfers of Marvel Common Stock or options or warrants to purchase shares of Marvel thereafter on the records of Marvel.

                                  ARTICLE II

         REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND ACQUISITION

          The Company and Acquisition severally represent and warrant to Marvel as follows:

          Section 3.1    Organization, Standing and Corporation Power.  Each of
                         --------------------------------------------
the Company and Acquisition is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and each of them has all requisite corporate power and authority to carry on its business substantially as now conducted, except where the failure to do so would not have, individually or in the aggregate, a Material Adverse Effect. For purposes hereof, the term "Material Adverse Effect" means any change or effect that is or is reasonably expected to be materially adverse to the condition (financial or otherwise), business, assets or results of operations of the Company and its subsidiaries taken as a whole or adversely effects the ability of the Company to consummate the transactions contemplated by this Agreement in any material respect or materially impairs or delays the Company's ability to perform its obligations hereunder.

          Section 3.2    Authorization; Validity of Agreement; Company Action.
                         ----------------------------------------------------
The execution, delivery and performance by each of the Company and Acquisition of this Agreement and the consummation of the Merger by the Company and Acquisition are within the corporate powers and authority of each of the Company and Acquisition and have been duly authorized by all necessary corporate action, as the case may be, on the part of each of the Company and Acquisition. Each of the Company, as sole stockholder of Acquisition, and the Board of Directors of Acquisition has approved the Merger and no further corporate or stockholder action is required on the part of Acquisition in connection with the consummation of the Merger other than the filing of the Certificate of Merger as contemplated by this Agreement. This Agreement has been duly executed and delivered by each of the Company and Acquisition and, assuming this Agreement constitutes the valid and binding agreement of Marvel, constitutes a valid and binding obligation of each of the Company and Acquisition, enforceable against each such party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies and to general principles of equity. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement, will not conflict with any of the provisions of the Acquisition Certificate or Acquisition By-Laws.

          Section 3.3    Consents and Approvals; No Violations.  Except for the
                         -------------------------------------
filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, (a) the Securities Act of 1933, as amended (the "Securities Act"), (b) the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (c) the Bankruptcy Code (or filings with, or authorizations of, the Bankruptcy Court or District Court), and (d) the DGCL, and assuming the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), are made and the waiting period thereunder has been terminated or has expired, neither the execution, delivery or performance of this Agreement by the Company and Acquisition nor the consummation by the Company and Acquisition of the transactions contemplated hereby nor compliance by the Company and Acquisition with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation or the by-laws of the Company, Acquisition or any of their subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity"), or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company and Acquisition, their subsidiaries or any of their properties or assets, excluding from the foregoing clauses (ii) and (iii) such violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on the Company, Acquisition and their subsidiaries, taken as a whole, and which will not materially impair the ability of the Company and Acquisition to consummate the transactions contemplated hereby or by the Plan.

          Section 3.4    Subsidiary Ownership.  As of the date hereof, the
                         --------------------
Company owns all of the outstanding capital stock of Acquisition. Acquisition was formed by the Company solely for the purpose of engaging in the transactions contemplated by this Agreement. Except as contemplated by this Agreement, Acquisition has not engaged, directly or through any subsidiary, in any business activities of any type or kind whatsoever.


                                  ARTICLE IV

                                   COVENANTS

          Section 4.1    Affiliates.  Prior to the Closing Date, Marvel shall
                         ----------
deliver to the Company a letter identifying all persons who are "affiliates" of Marvel for purposes of Rule 145 under the Securities Act. The Company shall use its best efforts to cause each such person or entity to deliver to the Company on or prior to the Closing Date a written agreement substantially in the form attached hereto as Exhibit C. The Company shall be entitled to cause to be placed appropriate legends on any certificates evidencing Stockholder Warrants or shares of stock issued on exercise of Stockholder Warrants to be received by each such person or entity pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for such Stockholder Warrants or shares, to the effect that such Stockholder Warrants or shares received or to be received by such person or entity pursuant to the terms of this Agreement may only be sold, transferred or otherwise conveyed, and the holder thereof may only reduce such holder's interest in or risks relating to such shares, pursuant to an effective registration statement under the Securities Act, in accordance with the provisions of paragraph (d) of Rule 145, or in a manner not requiring registration under or pursuant to an exemption provided from registration under the Securities Act.

                                   ARTICLE V

                                  CONDITIONS

          Section 5.1    Conditions to Each Party's Obligation to Effect the
                         ---------------------------------------------------
Mergers.  The respective obligation of each party to effect the Merger shall be
-------
subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company, Marvel or Acquisition, as the case may be, to the extent permitted by applicable law:

          (a)  HSR Act.  Any waiting period (including any extension thereof)
               -------
     under the HSR Act applicable to the Merger shall have expired or been terminated;

          (b)  Statutes; Consents.  No statute, rule, order, decree or
               ------------------
     regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Merger and all governmental consents, orders and approvals required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and shall be in effect at the Effective Time;

          (c)  Injunctions.  There shall be no order or injunction of a
               -----------
     Governmental Entity of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the Merger; and

          (d)  Confirmation Order.  The District Court shall have entered the
               ------------------
     Confirmation Order and its effectiveness and enforceability shall not be subject to any stay or injunction and all conditions to the consummation of the Plan shall have been satisfied or duly waived in accordance with the Plan.

          Section 5.2    Conditions to Marvel's Obligations to Effect the
                         ------------------------------------------------
Merger. Furthermore, the obligations of Marvel to consummate the Merger are subject to the fulfillment of the conditions, which may be waived in whole or in part by Marvel, that the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the Effective Time after giving effect to the Merger as if made at and as of such time.


                                  ARTICLE VI

                                  TERMINATION

          Section 6.1    Termination.  This Agreement may be terminated and the
                         -----------
Mergers contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

          (a) By mutual written agreement of the Company, Marvel and Acquisition;

          (b) By Marvel or the Company and Acquisition, if the Closing shall not have taken place on or before _____________, 1998; provided that the failure of the Closing to occur on or before such date is not the result of the breach of any representation or warranty or the failure to perform any covenant or agreement or satisfy any condition hereunder by the party seeking to so terminate;

          (c) By Marvel or the Company and Acquisition, upon written notice given to the other if there shall be any law or regulation of any competent authority that makes consummation of the Merger illegal or otherwise prohibited, or if any governmental entity of competent jurisdiction shall have issued a final non-appealable order, judgment, injunction or order enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

          (d) By Marvel if the Company or Acquisition breach their representations and warranties in any material respect and such breach has not been cured to Marvel's reasonable satisfaction within 10 days of the notice by Marvel to the Company and Acquisition of such breach.

          Section 6.2    Effect of Termination.  In the event of the termination
                         ---------------------
of this Agreement as provided in Section 6.1 hereof, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of any party hereto.


                                  ARTICLE VII

                                 MISCELLANEOUS

          Section 7.1    Fees and Expenses.  Except as contemplated by this
                         -----------------
Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

          Section 7.2    Amendment, Modification and Other Action.  Subject to
                         ----------------------------------------
applicable law, this Agreement may be amended, modified and supplemented in any and all respects by written agreement of the parties hereto, at any time prior to the Closing Date with respect to any of the terms contained herein.

          Section 7.3    Nonsurvival of Representations and Warranties.  None of
                         ---------------------------------------------
the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

          Section 7.4    Notices.  All notices and other communications
                         -------
hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                    if to the Company or Acquisition, to:

                    Toy Biz, Inc.
                    685 Third Avenue
                    New York, New York  10017
                    Attention: Executive Vice President, Business Affairs


                    with a copy to:
                    Battle Fowler, LLP
                    75 East 55th Street
                    New York, New York  10022
                    Attention: Lawrence Mittman, Esq.


                    if to Marvel, to:





                    with a copy to:



          Section 7.5    Interpretation.  When a reference is made in this
                         --------------
Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". As used in this Agreement, the term "affiliate(s)" shall have the meaning set forth in Rule 12b-2 under the Exchange Act.

          Section 7.6    Counterparts.  This Agreement may be executed in two or
                         ------------
more counterparts, all of which shall be considered one and the same agreement and, if executed in counterparts, shall become effective when two or more counterparts have been signed by the parties and delivered to the other parties.

          Section 7.7    Entire Agreement, No Third Party Beneficiaries; Rights
                         ------------------------------------------------------
of Ownership. This Agreement (including the documents and the instruments
------------
referred to herein): (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          Section 7.8    Severability.  If any term, provision, covenant or
                         ------------
restriction of this Agreement is held by a Governmental Entity of competent jurisdiction to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          Section 7.9    Governing Law.  This Agreement shall be governed by and
                         -------------
construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

          Section 7.10   Assignment.  Neither this Agreement nor any of the
                         ----------
rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

          Section 7.11   Enforcement.  The parties agree that irreparable damage
                         -----------
would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.
It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, the Company, Marvel and Acquisition have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                    TOY BIZ, INC.


                                    By ______________________________
                                       Name:
                                       Title:

                                    MARVEL ENTERTAINMENT GROUP, INC.


                                    By ______________________________
                                       Name:
                                       Title:


                                    MEG ACQUISITION CORP.


                                    By ______________________________
                                       Name:
                                       Title:

                         EXHIBIT A to Merger Agreement



                  Fourth Amended Joint Plan of Reorganization
               Proposed by the Secured Lenders and Toy Biz, Inc.

                         EXHIBIT B to Merger Agreement


              Directors and Officers of the Surviving Corporation

                         EXHIBIT C to Merger Agreement



Marvel, Inc.
685 Third Avenue
New York, NY  10017

Gentlemen:

          The undersigned is a holder of shares of common stock ("MEG Common Stock") of Marvel Entertainment Group, Inc. ("MEG") and will receive shares of common stock of Marvel, Inc. (the "Marvel, Inc. Shares") in connection with the merger (the "Merger") of MEG with and into MEG Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Marvel, Inc. The undersigned acknowledges that the undersigned may be deemed an "affiliate" of MEG within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Act"), although nothing contained herein should be construed as an admission of such fact.

          If, in fact, the undersigned were an affiliate under the Act, the undersigned's ability to sell, assign or transfer the Marvel, Inc. Shares received in exchange for MEG Common Stock pursuant to the Merger might be restricted unless the securities involved in such transaction were registered under the Act or an exemption from such registration were available. The undersigned understands that such exemptions are limited and the undersigned has obtained advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Act.

          The undersigned hereby covenants with Marvel, Inc. that the undersigned will not offer to sell, assign, transfer or otherwise dispose of any of the Marvel, Inc. Shares received in exchange for shares of MEG Common Stock pursuant to the Merger except (i) pursuant to an effective Registration Statement under the Act, (ii) in compliance with Rule 145 under the Act or (iii) in a transaction which does not require registration under the Act.

          In the event of a sale or other disposition pursuant to Rule 145, the undersigned will supply Marvel, Inc. with evidence of compliance with such Rule, in the form of a letter in the form of Exhibit A hereto and an opinion, in form and substance reasonably acceptable to Marvel, Inc., from independent counsel reasonably satisfactory to Marvel, Inc. The undersigned understands that Marvel, Inc. may instruct its transfer agent to withhold the transfer of any securities disposed of by the undersigned except in compliance with this letter.

          The undersigned acknowledges and agrees that appropriate legends will be placed on certificates representing Marvel, Inc. Shares received by the undersigned in the Merger or held by a transferee thereof, which legends will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to Marvel, Inc. from independent counsel reasonably satisfactory to Marvel, Inc. to the effect that such legends are no longer required for purposes of the Act.

          The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Marvel, Inc. Shares and (ii) the receipt by

Marvel, Inc. of this letter is an inducement and a condition to Marvel, Inc.'s obligations to consummate the Merger.



                                     Very truly yours,



Dated: ____________________

                                                    EXHIBIT A to Rule 145 Letter



                                                                          [DATE]

Marvel, Inc.
685 Third Avenue
New York, NY  10017

Gentlemen:

          On ___________, I sold _____ shares of common stock, par value $.01 per share ("Marvel, Inc. Shares"), of Marvel, Inc. (the "Company") which I received pursuant to the merger of Marvel Entertainment Group, Inc. with and into MEG Acquisition Corp., a wholly owned subsidiary of the Company.

          Based upon the most recent report or statement filed by the Company with the Securities and Exchange Commission, the Marvel, Inc. Shares sold by me were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act").

          I hereby represent that the above-described Marvel, Inc. Shares were sold in "brokers' transactions" within the meaning of Section 4(4) of the Act or in transactions directly with a "market maker" as that term is defined in Section (3)(a)(38) of the Securities Exchange Act of 1934, as amended. I further represent that I have not solicited or arranged for the solicitation of orders to buy the above-described Marvel, Inc. Shares, and that I have not made any payment in connection with the offer or sale of such shares to any person other than to the broker who executed the order in respect of such sale.


                                    Very truly yours,

                               GUARANTY AGREEMENT

          THIS GUARANTY AGREEMENT, dated as of September __, 1998 (this "Guaranty" or this "Agreement"), is made by Toy Biz, Inc., a Delaware
---------           ---------
corporation (the "Company"), Marvel Entertainment Group, Inc. ("Marvel"), Fleer
                  -------                                       ------
Corp. ("Fleer"), The Asher Candy Company, Frank H. Fleer Corp., Heroes World
        -----
Distribution, Inc., Malibu Comics Entertainment, Inc., Marvel Characters, Inc., Marvel Direct Marketing, Inc., and Skybox International, Inc. (collectively, the "Guarantors"), in favor of The Chase Manhattan Bank, as agent (in such capacity,
 ----------
and including any successor agents, the "Agent") for itself and the Holders (as
                                         -----
defined below) and in favor of the Holders.

                                   BACKGROUND

     1. Pursuant to and in connection with the Existing Panini Credit Agreements (as defined below), Panini S.p.A., an Italian Corporation ("Panini")
                                                                       ------
is indebted to the Initial Holders in the principal amount of approximately Italian Lire [239,800,000,000], plus accrued and unpaid interest, fees and other charges due and owing in connection therewith and under the Existing Panini Credit Agreements (referred to herein as the "Outstanding Panini Obligations").
                                              ------------------------------

     2. Panini is a wholly-owned direct subsidiary of Marvel and a wholly-owned indirect subsidiary of the Company. Pursuant to guaranty provisions contained in the Existing Panini Credit Agreements, certain of the Guarantors have unconditionally guaranteed the payment in full of the Outstanding Panini Obligations.

     3. Pursuant to the Plan (as defined below), (i) the Outstanding Panini Obligations are being restructured in accordance with the Panini Loan Documents,
(ii) the Guarantors have agreed to guarantee the payment of the Guaranteed Obligations (as defined below) pursuant to the terms hereof, and (iii) on the effective date of the Plan, the Company shall make the Effective Date Payment (as defined below) by payment to the Holders of $13,000,000 in cash in reduction of the Guarantors' obligations hereunder, which payment shall be treated in accordance with the existing subordination agreement between the holders of the obligations under Existing Panini Credit Agreements.

     4. The Guaranteed Obligations are secured or otherwise supported pursuant to the Security Documents.

     5. All subrogation and similar rights arising in favor of the Guarantors (including as a result of the Effective Date

Payment) shall be subordinated in all respects to the payment in full to the Holders of the remaining Guaranteed Obligations.

     6. It is a condition to the occurrence of the Consummation Date under the Plan that this Guaranty shall be executed and delivered by each Guarantor and shall be in full force and effect. The Guarantors shall benefit substantially from the occurrence of the Consummation Date and other transactions occurring concurrently with the issuance of this Guaranty.

     NOW, THEREFORE, in order to induce, and in consideration of, the execution and delivery of the Panini Loan Documents and the occurrence of the Consummation Date, and for ten dollars and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each Guarantor, each Guarantor hereby covenants and agrees with, and represents and warrants to, the Agent and to each Holder as follows:

     SECTION 1.  Definitions.  Capitalized terms that are used herein and not
                 -----------
otherwise defined herein shall have the meanings ascribed to such terms in the Plan. All definitions shall be equally applicable to the singular and plural forms of the terms defined. The use of the word "including" shall be deemed to mean "including, without limitation". In addition to the terms defined in the introductory and background paragraphs of this Agreement, the following terms shall have the meanings indicated below:

     "Bankruptcy Court" shall mean the United States District Court for the
      ----------------
District of Delaware and any other court having jurisdiction over the Entertainment Cases.

     "Bankruptcy Law" shall mean title 11, United States Code or any similar
      --------------
federal or state law for the relief of debtors.

     "Capitalized Lease Obligations" shall mean, in relation to any Person,
      -----------------------------
obligations for the payment of rent or any real or personal property under leases or agreements to lease that, in accordance with generally accepted accounting principles, have been or should be capitalized on the books of the lessee and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with generally accepted accounting principles.

      "Contingent Obligations" as to any Person shall mean any obligation of
       ----------------------
such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends, letters of credit or other obligations ("primary obligations") of any
                                                    -------------------
other Person (the "primary obligor") in any manner, whether directly or
                   ---------------
indi-
rectly, including, without limitation, any "keep-well" or "make-well" agreement, guarantee of return on equity or other obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the obligee under any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the obligee under such primary obligation against loss in respect thereof.

     "Custodian" shall mean any receiver, trustee, assignee, liquidator or
      ---------
similar official under any Bankruptcy Law.

     "Defeasance Debt Securities" shall have the meaning ascribed to such term
      --------------------------
in Section 24.

     "Defeasance Letter of Credit" shall have the meaning ascribed to such term
      ---------------------------
in Section 24.

     "Defeasance Property" shall mean, collectively, any Defeasance Debt
      -------------------
Securities and/or any Defeasance Letter of Credit.

     "Dollars" or "$" means United States dollars.
      -------      -

     "Effective Date Payment" means the payment of thirteen million Dollars
      ----------------------
($13,000,000) Cash by the Guarantors on the effective date of the Plan, in respect of the Guaranteed Obligations.

     "Entertainment Cases" shall mean the chapter 11 cases pending in the
      -------------------
Bankruptcy Court on the Plan Consummation Date as chapter 11 case number 97-638
(RRM).

      "Existing Panini Credit Agreements" shall mean the Existing Panini
       ---------------------------------
Junior Credit Agreements and the Existing Panini Senior Credit Agreements.

       "Existing Panini Junior Credit Agreements" shall mean (a) that certain
        ----------------------------------------
Term Loan and Guarantee Agreement dated as of August 30, 1994, as amended, supplemented or otherwise modified from time to time, among Entertainment, Panini, S.p.A. (formerly named Marvel Comics Italia S.r.l.), and Istituto Bancario San Paolo di Torino, S.p.A.; (b) the Participation Agreement dated as of August 30, 1994 among Istituto Bancario San Paolo di Torino S.p.A., New York Limited Branch, as Italian Lender, The Chase Manhattan Bank, as Administrative Agent, and the financial institutions signatory thereto, as participants; (c)(i)(A) any letter of credit issued for the account of any of the Panini Entities by a bank or other financial institution pursuant to any of the agreements referred to in clauses (a) or (b), and (B) any related letter of credit applications and any agreements governing or evidencing reimbursement obligations relating to any letters of credit referred to in clause (c)(i)(A), or (ii) any interest rate agreement between any of the Panini Entities and a bank or other financial institution pursuant to any of the agreements referred to in clauses (a) and (b); and (d) any guarantees and security documents, including, without limitation, mortgages, pledge agreements, security agreements and trademark security agreements, executed and delivered in connection with any of the foregoing agreements, together in each case with all related documents, instruments, consents, amendments, modifications and waivers.

     "Existing Panini Senior Credit Agreements" shall mean (a) that certain
      ----------------------------------------
Italian Lire 27,000,000,000 Term Loan and Guaranty Agreement dated as of August 5, 1997 as amended, supplemented or otherwise modified from time to time, among Entertainment, Panini, the lenders listed on Schedule 1 thereto as lenders, and The Chase Manhattan Bank as agent, and the related Panini financing order entered by the Bankruptcy Court, (b) the Participation Agreement dated as of August 5, 1997 among The Chase Manhattan Bank as Lender, The Chase Manhattan Bank, as Administrative Agent, and the financial institutions signatory thereto, as participants, and (c) any guarantees and security documents, including, without limitation, mortgages, pledge agreements, security agreements and trademark security agreements, executed and delivered in connection with any of the foregoing agreements, together in each case with all related documents, instruments, consents, amendments, modifications and waivers.

      "Fleer" shall mean Fleer Corp., a Delaware corporation and one of the
       -----
Guarantors.

     "Guaranteed Obligations" shall have the meaning set forth in Section 2
      ----------------------
hereof.

     "Guarantor Events of Default" shall mean any one or more of the following
      ---------------------------
events:

          (i) any Guarantor shall fail to make any payment required hereunder within seven (7) days after such payment is due or shall fail to perform, keep or observe any term, provision, condition, covenant or agreement contained in this Agreement and such failure continues for a period of 30 days after such Guarantor receives notice from the Agent or the Required Holders;

          (ii) any Guarantor or any Material Subsidiary shall default in the payment when due (after expiration of any applicable grace period) of any principal of, interest on, or other amount in respect of, Indebtedness under the Term Loan Facility (or any replacement facility thereof), the Working Capital Facility (or any replacement facility thereof) or any other Indebtedness having an aggregate outstanding principal amount of at least $5,000,000; or any event or condition shall occur which results in the acceleration of the maturity of any such Indebtedness or enables (or, with the giving of notice, would enable), following the actual passage of any required grace period, the holder(s) of any such Indebtedness or any Person acting on such holder's behalf to accelerate the maturity thereof, without giving effect to any waiver, amendment, supplement or other modification in respect of any such Indebtedness other than waivers, amendments, supplements or other modifications from or by the requisite holders of such Indebtedness in connection with which none of the holders thereof received, directly or indirectly, any economic consideration (including, without limitation, any fees, increases in interest rates or margins, grant of collateral security, issuance of guarantees or provision of other credit support for such Indebtedness or other Indebtedness) or any beneficial modifications with respect to the terms of such Indebtedness or other Indebtedness (including, without limitation, any additional covenants or covenants that are more burdensome to obligor of such Indebtedness, any acceleration of maturities or agreements to effect any actions that could reasonably be expected to cause prepayments);

          (iii) any Material Guarantor or Material Subsidiary, pursuant to or within the meaning of any Bankruptcy Law: (i) commences a voluntary case,
     (ii) consents to the entry of an order for relief against it in an involuntary case, (iii) consents to the appointment of a Custodian of it or for all or substantially all of its property, (iv) makes a general assignment for the benefit of its creditors, or (v) generally is unable to pay its debts as the same become due; and

          (iv) with respect to any Material Guarantor or any Material Subsidiary, (A) any person commences an involuntary case and such case is not dismissed within sixty (60) days after the commencement thereof; provided that if the case
                                                     -------------
     is stayed during such sixty day period, then the passage of days during said period shall be tolled during (and only during) the pendency of the stay and shall resume at the time any such stay is lifted, or (B) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (i) is for relief against such Material Guarantor in an involuntary case, (ii) appoints a Custodian of such Material Guarantor for all or substantially all of its property, or (iii) orders the liquidation of such Material Guarantor, and the order or decree referred to in clauses
     (i) through (iii) hereof remains undismissed or unstayed for a period of thirty (30) days.

     "Guarantor Payments" shall mean the aggregate amount of all payments of
      ------------------
principal in respect of the Guaranteed Obligations made directly by the Guarantors (and not by means, direct or indirect, of any dividend, payment or other contribution or otherwise from the Panini Entities) to the Agent, on behalf of the Holders, including, without limitation, the Effective Date Payment. For the avoidance of doubt, any payment by the Guarantors of any interest or other amounts payable by Panini under the Panini Loan Documents after the Plan Consummation Date shall not be deemed Guarantor Payments.

     "Guarantors" shall mean the Company, Marvel, Fleer, The Asher Candy
      ----------
Company, Frank H. Fleer Corp., Heroes World Distribution, Inc., Malibu Comics Entertainment, Inc., Marvel Characters, Inc., Marvel Direct Marketing, Inc. and Skybox International, Inc.

     "Guaranty Limit" shall mean the Guaranty Limit Amount in the form of Cash
      --------------
and/or, at the option of the Company, debt securities issued by the Company having a then-present value (taking into account, among other things, the liquidity of such securities) at the time of issuance, together with any Cash contemplated by this definition, equal to the Guaranty Limit Amount, as determined by a Qualified Fairness Opinion.

     "Guaranty Limit Amount" shall mean, at any time, the lesser of (i) the
      ---------------------
difference between (A) forty million Dollars ($40,000,000) and (B) the aggregate amount of all Guarantor Payments actually made as of such time and (ii) the aggregate unpaid amount of the Guaranteed Obligations at such time.

      "Holders" shall mean the holders from time to time of the Restructured
       -------
Panini Notes. For the avoidance of doubt, the term Holders shall not include the Guarantors or any other holders from time to time of any Junior Subrogation Claims.

     "Indebtedness" shall mean (a) indebtedness of such Person for borrowed
      ------------
money whether short-term or long-term and whether secured or unsecured, (b) indebtedness of such Person for the deferred purchase price of services or property, which purchase price (i) is due twelve months or more from the date of incurrence of the obligation in respect thereof or (ii) customarily or actually is evidenced by a note or other written instrument (including, without limitation, any such indebtedness which is non-recourse to the credit of such Person but is secured by assets of such Person), (c) Capitalized Lease Obligations of such Person, (d) obligations of such Person arising under acceptance facilities, (e) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (f) all obligations of such Person upon which interest charges are customarily paid, (g) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (h) obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock (with redeemable preferred stock being valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends), (i) all executory obligations of such Person in respect of interest rate agreements and foreign exchange and other financial hedge contracts (including, without limitation, equity hedge contracts), (j) all Indebtedness of the types referred to in clauses (a) through (i) above for which such Person is obligated under a Contingent Obligation, and (k) renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any such indebtedness, obligation or guarantee.

     "Initial Holders" shall mean the holders of Allowed Contingent Senior
      ---------------
Secured Claims on the Plan Consummation Date.

     "Junior Subrogation Claims" shall mean, at any time, all Guaranteed
      -------------------------
Obligations at such time owing to a Guarantor (whether on account of interest, principal or otherwise) pursuant to rights of subrogation, contribution, indemnity or similar rights arising in favor of the Guarantors from the satisfaction by the Guarantors of obligations under this Guaranty by means of
(i) Guarantor Payments, (ii) the distribution of Defeasance Property in accordance with Section 24 or the (iii) enforcement of remedies or other realization under the Panini Pledge Agreement.

     "Material Guarantor" means the Company, Marvel, Fleer Corp., Marvel
      ------------------
Characters, Inc. and any other Guarantor which would be a Material Subsidiary.

     "Material Subsidiary" means any Person who would be designated as a
      -------------------
"significant subsidiary" with respect to the Company under Regulation S-X as promulgated by the Securities and Exchange Commission (17 CFR 210) or any successor regulation.

     "Outstanding Panini Obligations" shall have the meaning ascribed to
      ------------------------------
such term in the Background section hereof.

     "Panini Entities" shall mean, collectively, Panini and each of its
       ---------------
subsidiaries.

     "Panini Insolvency Proceeding" means any insolvency, liquidation or
      ----------------------------
other creditors' rights proceeding in respect of any of the Panini Entities under the laws of the Republic of Italy or other applicable law.

     "Panini Loan Documents" shall mean the Restructured Panini Notes, the
      ---------------------
Restructured Panini Junior Credit Agreement, the Restructured Panini Senior Credit Agreement and the Security Documents, in each case as from time to time amended, modified, or supplemented.

     "Panini Pledge Agreement" shall mean that certain Pledge Agreement
      -----------------------
dated as of the Plan Consummation Date pursuant to which the Company has pledged to the Agent [all/66%] of the issued and outstanding stock of Panini.

     "Person" shall mean an individual, a partnership, a corporation, a
      ------
business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a governmental authority or any other entity of whatever nature.

     "Plan" shall mean that certain "Fourth Amended Joint Plan of
      ----
Reorganization Proposed by the Secured Lenders and Toy Biz, Inc.", which was confirmed by the Bankruptcy Court on August __, 1998.

     "Plan Consummation Date" shall mean __________________, 1998.
      ----------------------

     "Qualified Fairness Opinion" shall mean a fairness opinion of a
      --------------------------
nationally recognized investment bank reasonably acceptable to the Agent and the Required Holders.

     "Required Holders" shall mean, at any time, both (i) Holders holding
      ----------------
66-2/3% of the Restructured Panini Senior Notes outstanding at such time (if any) and (ii) Holders holding 66-

2/3% of the Restructured Panini Junior Notes outstanding at such time.

          "Restructured Panini Junior Credit Agreement" shall mean the Existing
           -------------------------------------------
Panini Junior Credit Agreements, as amended, restated and restructured as of the Plan Consummation Date, including pursuant to that certain "Amended and Restated Junior Term Loan Agreement" dated as of the Plan Consummation Date.

          "Restructured Panini Junior Notes" shall mean the promissory notes
           --------------------------------
issued under the Restructured Panini Junior Credit Agreement.

          "Restructured Panini Notes" shall mean the Restructured Panini Senior
           -------------------------
Notes and the Restructured Panini Junior Notes.

          "Restructured Panini Senior Credit Agreement" shall mean the Existing
           -------------------------------------------
Panini Senior Credit Agreements, as amended, restated and restructured as of the Plan Consummation Date, including pursuant to that certain "Amended and Restated Senior Term Loan Agreement" dated as of the Plan Consummation Date.

          "Restructured Panini Senior Notes" shall mean the promissory notes
           --------------------------------
issued under the Restructured Panini Senior Credit Agreement.

          "Security Documents" shall mean the Panini Pledge Agreement and any
           ------------------
other security agreement, mortgage, filing or other agreement or instrument relating to the Panini Pledge Agreement.

          "Senior Guaranteed Obligations" shall mean, at any time, all
           -----------------------------
Guaranteed Obligations at such time owing by any of the Panini Entities to the Holders (whether on account of interest, principal or otherwise) to the extent not satisfied by (i) the Panini Entities by means of a direct or indirect payment in cash or (ii) by the Guarantors by means of (x) Guarantor Payments,
(y) the distribution of Defeasance Property in accordance with Section 24 or (z) the enforcement of remedies or other realization under the Panini Pledge Agreement.

          "Significant Holder" shall mean any Holder which, at the time of
           ------------------
reference, holds Restructured Panini Notes in an aggregate principal amount of at least $7,500,000 (or the Italian Lire equivalent thereof).

          "Subsidiary" shall mean, with respect to any Person, a corporation or
           ----------
other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

          SECTION 2.  The Guaranty. Subject to Section 22, each Guarantor hereby
                      ------------
absolutely, irrevocably and unconditionally guarantees to the Agent and each Holder the due and punctual payment in full in cash (or, subject to Section 24, Defeasance Property) of (i) the principal of, premium, if any, and interest on (including interest that, but for the occurrence of a Panini Insolvency Proceeding or other insolvency proceeding involving, or the filing of a petition in bankruptcy by, any Panini Entity or any Guarantor, would accrue, whether or not such interest is allowed in such insolvency or bankruptcy proceeding), and any other amounts due under, the Restructured Panini Notes when and as the same shall become due and payable (whether at stated maturity, by required prepayment or by acceleration or otherwise) and (ii) any other sums or amounts which may become due under, or in connection with, the terms and provisions of this Guaranty, the Restructured Panini Notes or any other Panini Loan Document (all such obligations described in clauses (i) and (ii) above, together with any liability for damage, loss, cost or expense referred to in clauses (i), (ii) or
(iii) of the following paragraph, all other obligations of the Guarantors hereunder and any claims for damages for any breach by any Guarantors of any representation or covenant herein or in any Panini Loan Documents are herein called the "Guaranteed Obligations"). The guaranty in the preceding sentence is
            ----------------------
an absolute, present and continuing guaranty of payment and not of collectability and is in no way conditional or contingent upon any attempt to collect from any Panini Entity or any other guarantor in respect of the Guaranteed Obligations, including any other Guarantor under this Guaranty, or any security given therefor, if any, or upon any other action, occurrence or circumstance whatsoever. In the event that Panini or any other Person liable in respect of the Guaranteed Obligations shall fail to pay any of such Guaranteed Obligations as they become due, each Guarantor agrees to pay the same when due to the Agent, or to each Holder or its designee, without demand, presentment, protest or notice of any kind, in lawful money of the Republic of Italy or the equivalent thereof (as determined by the Administrative Agent) in Dollars, at the place for payment specified in the Panini Loan Documents or at the office of the Administrative Agent. Each default in payment of principal of, premium, if any, or interest on any Guaranteed Obligation shall give rise to a separate cause of action hereunder and separate suits may be brought hereunder as each cause of action arises. Each Guarantor hereby agrees that the Restructured Panini Notes issued in connection with the Restructured Panini Senior Credit Agreement and the Restructured Panini Junior Credit Agreement may make reference to this Guaranty.

          Each Guarantor hereby agrees to pay and reimburse and to indemnify and save the Agent and the Holders harmless from and against any damage, loss, liabilities, cost or expense (including reasonable fees and expenses of attorneys and other professionals) which the Agent or such Holder may incur or be subject to as a consequence, direct or indirect, of (i) the enforcement of this Guaranty or any Security Document (including enforcement costs and expenses after the commencement of any bankruptcy or similar proceeding), (ii) any breach by any Guarantor or by any Panini Entity of any warranty, covenant, term or condition in, or the occurrence of any default under, this Guaranty, the Restructured Panini Notes or any other Panini Loan Document, together with all expenses resulting from the compromise or defense of any claims or liabilities arising as a result of any such breach or default, and (iii) any legal action commenced to challenge the validity of this Guaranty, the Restructured Panini Notes or any other Panini Loan Document or any of the Guaranteed Obligations.

          SECTION 3.  Obligations Absolute. The obligations of each Guarantor
                      --------------------
hereunder shall be primary, absolute, irrevocable and unconditional, irrespective of the validity, regularity or enforceability of the Outstanding Panini Obligations, the Existing Panini Credit Agreements, the Restructured Panini Notes, any other Panini Loan Document or any of the Guaranteed Obligations; shall not be subject to any counterclaim, setoff, deduction or defense based upon any claim such Guarantor may have against any Panini Entity, the Agent, any Holder, any other Person or otherwise; and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever (whether or not such Guarantor shall have any knowledge or notice thereof), including, without limitation: (a) any payment of any of the Guaranteed Obligations by any of the Panini Entities or any of the Guarantors; (b) any amendment, modification of or supplement to the Restructured Panini Notes, the Panini Loan Documents or any other instrument referred to therein or any assignment or transfer of any thereof or of any interest therein, or any furnishing, acceptance or release of any security for any of the Guaranteed Obligations; (c) any waiver, consent, extension, indulgence or other action or inaction under or in respect of any Restructured Panini Note, the Panini Loan Documents or any of the Guaranteed Obligations; (d) any bankruptcy, insolvency, readjustment, composition, liquidation or similar proceeding with respect to any Guarantor, any Panini Entity or any of their respective subsidiaries or their properties; (e) any merger, amalgamation or consolidation of such Guarantor or of any Panini Entity into or with any other corporation or any sale, lease or transfer of any or all of the assets of such Guarantor or of any Panini Entity to any Person; (f) any failure on the part of any Panini Entity or any other Person for any reason to comply with or perform any of the terms of any other agreement with such Guarantor; or (g) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor covenants that its obligations hereunder will not be discharged except by the payment in full in cash of all of the Guaranteed Obligations.

          SECTION 4.  Waiver. Each Guarantor unconditionally waives to the
                      ------
fullest extent permitted by law (a) notice of acceptance hereof, of any action taken or omitted in reliance hereon and of any defaults by Panini or any other Person in the payment of any amounts due in respect of any of the Guaranteed Obligations, and of any of the matters referred to in Section 5 hereof, (b) all notices which may be required by statute, rule of law or otherwise to preserve any of the rights of the Agent or any Holder against such Guarantor, including, without limitation, presentment to or demand for payment from Panini or such Guarantor with respect to any Guaranteed Obligation, notice to Panini or to such Guarantor of default or protest for nonpayment or dishonor and the filing of claims with a court in the event of the bankruptcy or insolvency with respect to Panini, (c) any right to the enforcement, assertion or exercise by the Agent or any Holder of any right, power or remedy conferred in this Guaranty, the Restructured Panini Notes or any other Panini Loan Document, (d) any requirement of diligence on the part of the Agent or any Holder, and (e) any other act or omission or thing or delay to do any other act or thing which might in any manner or to any extent vary the risk of such Guarantor or which might otherwise operate as a discharge of such Guarantor. Each Guarantor hereby waives all suretyship defenses and all defenses based upon impairment of suretyship status.

          SECTION 5.  Obligations Unimpaired.  Each Guarantor authorizes the
                      ----------------------
Agent and any Holder, without notice or demand to such Guarantor and without affecting its obligations hereunder, from time to time to (a) renew, compromise, extend, accelerate or otherwise change the time for payment of, or otherwise change the terms of, all or any part of any Guaranteed Obligation, (b) take and hold security for the payment of any Guaranteed Obligation or the performance of this Guaranty and to exchange, enforce, waive and release any such security, (c) apply any such security and direct the order or manner of sale thereof as the Agent or any Holder in its sole discretion may determine, (d) obtain additional or substitute endorsers or guarantors, (e) exercise or refrain from exercising any rights against any Panini Entity and others, and (f) apply any sums, by whomsoever paid or however realized, to the payment of any Guaranteed Obligation. Each Guarantor waives any right to require the Agent or any Holder to proceed against any additional or substitute endorsers or guarantors (including the other Guarantors under this Guaranty) or to pursue or exhaust any security provided by any Panini Entity, such Guar-antor or any other Person or to pursue any other remedy available to the Agent or such Holder.

          SECTION 6.  Subordination of Subrogation Claims to Payment in full of
                      ---------------------------------------------------------
all Guaranteed Obligations.
--------------------------

          (a) Each of the Guarantors hereby agrees that any and all Junior Subrogation Claims are subordinated in right of payment to the prior payment in full in cash of all Senior Guaranteed Obligations, that the subordination is for the benefit of all present and future Holders, and that the subordination is an inducement for the Holders to execute and deliver the Panini Loan Documents and support the Plan and the provisions thereof.

          (b) No payment on account of Junior Subrogation Claims (whether on account of interest, principal or otherwise) shall be made by or on behalf of any Panini Entity prior to the indefeasible payment in full in cash of all Senior Guaranteed Obligations. Any payment on account of any Junior Subrogation Claims made by or on behalf of any Panini Entity shall instead be paid to the Agent, on behalf of the Holders, until the Senior Guaranteed Obligations have been indefeasibly paid in full in cash. Until the indefeasible payment in full of all Senior Guaranteed Obligations in cash, no Guarantor or any Person acting on behalf thereof may, without the written consent of the Required Holders, take any of the following actions: (a) accelerate any part of the Junior Subrogation Claims, (b) commence, prosecute, or participate in any administrative, legal, or equitable action to enforce its Junior Subrogation Claims or any other action that might reasonably be expected to adversely affect the Holders or their collective interests in respect of the Senior Guaranteed Obligations, (c) otherwise assert, collect or enforce the Junior Subrogation Claims or any part thereof or take any action to foreclose or realize upon the Junior Subrogation Claims or any part thereof, (d) enforce any term or provision of any of the Panini Loan Documents to the extent of any Junior Subrogation Claims, or (e) join in the commencement of any Panini Insolvency Proceeding or any other enforcement proceeding against a Panini Entity; provided that (i) nothing in
                                                -------------
this sentence shall prevent any Guarantor from filing or asserting a claim in any Panini Insolvency Proceeding relating to the Panini Entities on account of such Junior Subrogation Claim or defending against challenges to such claim in any such proceeding and (ii) the Guarantors agree to so file or assert any and all such claims against the Panini Entities, for the benefit of the Holders. If any of the Guarantors, or any Person on their behalf, in contravention of the terms of this Agreement, shall attempt to collect or enforce any of the Junior Subrogation Claims, enforce any term or provision of any of the Panini Loan Documents or otherwise undertake any collection or enforcement action against the Panini Entities in connection with a Junior

Subrogation Claim, then the Agent or any Holder may, in the name of all Holders, by virtue of this Agreement, restrain such attempt to collect or enforce.

          (c) Upon (i) any acceleration of the principal amount or any other amounts due in respect of the Senior Guaranteed Obligations or (ii) any payment or distribution of assets of or in respect of any Panini Entity, of any kind or character, whether in cash, property, or securities, following commencement of a Panini Insolvency Proceeding, then, all amounts due or to become due on all Senior Guaranteed Obligations shall first be paid in full in cash before any payment or distribution may be made on account of any of the Junior Subrogation Claims; and following commencement of a Panini Insolvency Proceeding, any payment or distribution of assets of any Panini Entity of any kind or character, whether in cash, property or securities, to which the holders of Junior Subrogation Claims would be entitled, except for the provisions hereof, shall be paid by such Panini Entity or any other Person making such payment or distribution, or by the Guarantors or other holders of the Junior Subrogation Claims if received by them, directly to the Agent to the extent necessary to pay all Senior Guaranteed Obligations in full in cash before any payment or distribution is made in respect of the Junior Subrogation Claims.

          (d) In the event that, notwithstanding the foregoing, any payment or distribution of assets of a Panini Entity, whether in cash, property or securities shall be received by a Guarantor or other holder of Junior Subrogation Claims before all Senior Guaranteed Obligations have been paid in full in cash, such payment or distribution shall be held in trust for the benefit of the Holders and shall be paid over or delivered to the Agent, on behalf of the Holders.

          (e) Each Guarantor waives any right to compel the Agent or the Holders to marshal any collateral for the Senior Guaranteed Obligations or to seek payment in respect of Senior Guaranteed Obligations from any particular Panini Entity, any other obligor, any third party or any other source of payment in respect of the Senior Guaranteed Obligations.

          SECTION 7.  Enforcement of Junior Subrogation Claims.
                      ----------------------------------------

          (a) Subject to the following sentence, after all Senior Guaranteed Obligations have been indefeasibly paid in full in cash, each Guarantor may enforce its Junior Subrogation Claims to the full extent that such Guarantor has satisfied Guaranteed Obligations, whether by means of Guarantor Payments, defeasance pursuant to Section 24 or otherwise. If, following a defeasance pursuant to Section 24 hereof through the distribution of Defeasance Securities, the Guarantors or any other holder of Junior Subrogation Claims receives any distribution on account of Junior Subrogation Claims prior to the payment in full in cash of all of the obligations under the Defea-sance Securities, then all such distributions shall be pledged as first priority collateral security for the payment in full of the Defeasance Securities, pursuant to documents reasonably satisfactory to the holders of 66 2/3% of the aggregate principal amount of the Defeasance Securities.

          (b) Until the indefeasible payment in full in cash of all Senior Guaranteed Obligations, the Guarantors agree that they shall not be deemed a party to, and shall not have any rights under, any of the Panini Loan Documents and the Holders shall have absolute power and discretion, without notice to the Guarantors or any other Person or any consent of the Guarantors, to deal in any manner with the Guaranteed Obligations or the Panini Loan Documents, including, but not by way of limitation, the power and discretion to do any of the following: (i) consent (or not consent) to any waiver, modification, or amendment to any of the Panini Loan Documents, (ii) accelerate or rescind any acceleration or demand for payment under the Panini Loan Documents, (iii) commence any enforcement with respect to the Guaranteed Obligations, including the commencement of a Panini Insolvency Proceeding, and (iv) deal in any manner whatsoever with any collateral or other credit support in respect of the Panini Obligations; provided that the Holders may not voluntarily and explicitly
             -------------
extinguish the obligations of any Panini Entity in respect of Guaranteed Obligations that constitute Junior Subrogation Claims.

     SECTION 8.  Reinstatement of Guaranty.  This Guaranty shall continue to be
                 -------------------------
effective, or be reinstated, as the case may be, if and to the extent at any time payment, in whole or in part, of any of the sums due to the Agent or any Holder for principal of, premium, if any, or interest thereon or on any of the other Guaranteed Obligations is rescinded or must otherwise be restored or returned by the Agent or a Holder upon, or in connection with, the insolvency, bankruptcy, dissolution, liquidation or reorganization of any of the Panini Entities, any Guarantor or any other obligor in respect of a Guaranteed Obligation, or upon or as a result of, or in connection with, the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to any of the Panini Entities or any of the Guarantors or any substantial part of their respective properties, or otherwise, all as though such payments had not been made. If an event permitting the acceleration of the maturity of any Guaranteed Obligation shall at any time have occurred and be continuing, and such acceleration shall at such time be prevented or the right of the Agent or any Holder to receive any payment thereunder shall at such time be delayed or otherwise affected by reason of the pendency against any of the Panini Entities, any Guarantors or any other obligor in respect of the Guaranteed Obligations of a case or proceeding under a bankruptcy or insolvency law, each Guarantor agrees that, for purposes of this Guaranty and its obligations hereunder, the maturity of such Guaranteed Obligation shall be deemed to have been accelerated with the same effect as if the Holder had accelerated the same in accordance with the terms of the Panini Loan Documents, and each Guarantor shall, subject to Section 22 hereof, forthwith pay such accelerated Guaranteed Obligation.

          SECTION 9.  Covenants of Each Guarantor.  Each Guarantor agrees to
                      ---------------------------
comply with each of the following covenants, unless the Required Holders otherwise consent in writing:

          (a)  Maintenance of Corporate Existence, Etc. Each Guarantor (other
               ---------------------------------------
than a Guarantor that is not a Material Guarantor) will, and will cause all of its Subsidiaries (other than any Subsidiary that is not a Material Subsidiary) to, preserve and keep in full force and effect at all times its respective corporate existence, and maintain, preserve and renew its and their licenses, permits, patents and franchises material to its business; provided that the
                                                          -------------
Guarantor may dissolve or cause the dissolution with respect to any Guarantor which is not a Material Guarantor and any Subsidiary that is not a Material Subsidiary.

          (b)  Furnishing of Information. Each Guarantor will furnish to the
               -------------------------
Agent or any Significant Holder, reasonably promptly after such Person's request, such financial and other information relating to such Guarantor and its Subsidiaries as such Person may reasonably request from time to time. If requested by the Company, any such Significant Holder receiving such information will execute and deliver a confidentiality agreement containing terms and conditions substantially similar to any similar confidentiality provisions contained in the Working Capital Facility (as in effect on the Plan Consummation
Date).

          (c)  Inspections, Etc.  Each Guarantor will permit any authorized
               ----------------
representative of the Agent and any Significant Holder, upon reasonable prior notice, to visit and discuss with such Guarantor's officers the financial and other condition of such Guarantor and its Subsidiaries and such Guarantor's ability to comply with its obligations hereunder, all at such reasonable times and intervals as such Person may reasonably request. If requested by the Company, any such Significant Holder so undertaking an inspection will execute and deliver a confidentiality agreement containing terms and conditions substantially similar to any similar confidentiality provisions contained in the Work-ing Capital Facility (as in effect on the Plan Consummation Date).

          (d)  [RESERVED]

          (e)  Restrictions on Fundamental Changes.  No Material Guarantor shall
               -----------------------------------
enter into any merger, consolidation, reorganization or recapitalization, or reclassification of its capital stock that has the effect of any of the foregoing events, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, assign, lease, transfer, exchange or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its property or assets (other than (x) any merger or consolidation of such Guarantor into another Guarantor, (y) any such conveyance, sale, assignment, lease, transfer, exchange or other disposition by such Guarantor to another Guarantor and (z) the corporate dissolution by the Company of any Guarantor that is not a Material Guarantor).

          (f)  Disposal of Stock in Panini Entities. The Guarantors shall not,
               ------------------------------------
and shall not permit any Subsidiary to, sell, lease, assign, transfer, pledge, exchange or otherwise dispose of any of the capital stock of Panini (other than pledges under the Panini Pledge Agreement).

          (g)  [RESERVED]

          (h)  Nature of Business.  No Material Guarantor shall make any change
               ------------------
in the principal nature of any such Guarantor's business.

          SECTION 10.  Representations and Warranties of Each Guarantor. Each
                       ------------------------------------------------
Guarantor (other than any Guarantor which is not a Material Guarantor) represents and warrants, as of the Plan Consummation Date, as follows:

          (a)  Due Organization, Qualification and Authorization. Each such
               -------------------------------------------------
Guarantor (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and qualified and licensed to do business in, and in good standing in, any state where the failure to be so licensed or qualified reasonably could be expected to cause a material adverse effect on the Guarantors, taken as a whole, and (ii) has all requisite corporate power and authority, and all governmental licenses and permits, to own and operate its properties and to carry on its businesses as presently conducted in all material respects, except where any such failure to have such power and authority, to possess such governmental licenses and permits, or to own and operate such properties or carry on such businesses, could reasonably be expected to have a material adverse effect on the Guarantors, taken as a whole. Each such Guarantor has the requisite corporate power to enter into and perform its obligations under this Guaranty.

     (b)  Approval and Enforceability of Guaranty.  The execution, delivery and
          ---------------------------------------
performance by each such Guarantor of this Guaranty have been duly authorized by all necessary corporate action on the part of each Guarantor. This Guaranty has been duly and validly executed and delivered and constitutes the legal, valid and binding obligation of each Guarantor, enforceable against such Guarantor in accordance with its terms except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, moratorium, reorganization, receivership and similar laws relating to or limiting creditors' rights generally.

     (c)  Non-Contravention. The execution, delivery and performance by each
          -----------------
such Guarantor of this Guaranty do not and will not (i) violate any provision of Federal, state or local law or regulation (including Regulations G, T, U, and X of the Federal Reserve Board) applicable to such Guarantor, the Governing Documents of such Guarantor or any order, judgment or decree of any court or other governmental authority binding on such Guarantor, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any contractual obligation or lease that is material to the businesses of the Guarantors, taken as a whole, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of such Guarantor, other than liens under the Security Documents, or
(iv) require any approval of stockholders (other than stockholder approvals as have been obtained) or any approval or consent of any Person under any material contractual obligation of such Guarantor.

     SECTION 11. Joint and Several Liability. The liability and obligations of
                 ---------------------------
each Guarantor hereunder shall be joint and several.

     SECTION 12. Notices. All written communications provided for hereunder
                 -------
shall be sent by hand delivery, first class registered mail, or nationwide reliable overnight delivery service (with charges prepaid) and (i) if to the Agent, addressed to it at 380 Madison Avenue, New York, New York 10017, Attn:
Susan Atkins, or at such other address as the Agent shall have specified to the Company in writing, (ii) if to a Holder, at the address specified for communications in the Restructured Panini Senior Credit Agreement or the Restructured Panini Junior Credit Agreement, as applicable, or at such other address as any Holder shall have specified to the Company in writing, and (iii) if to the Guarantors, or any Guarantor, addressed, care of the Company, to it at 685 Third Avenue, New York, New York 10017, Attn: President (with a courtesy copy to Battle Fowler LLP, Park Avenue Tower, 75 East 55th Street, New York, New York 10022, Attn: Lawrence Mittman), or at such other address as the Company shall have specified to the Agent and the holder of each Restructured Panini Note in writing; provided, however, that any such communication to the
                        --------  -------
Guarantors may also, at the option of the holder of any Restructured Panini Note, be delivered by any other means either to the Company at its address specified above. All notices shall be effective when actually delivered to the required addresses unless such delivery does not take place on a Business Day, in which case such delivery shall be deemed to have taken place on the Business Day immediately following the actual delivery. All notices or communications shall be in writing.

     SECTION 13.  Construction; Counterparts. The section and subsection
                  --------------------------
headings in this Guaranty are for convenience of reference only and shall neither be deemed to be a part of this Guaranty nor modify, define, expand or limit any of the terms or provisions hereof. All references herein to numbered sections, unless otherwise indicated, are to sections of this Guaranty. Words and definitions in the singular shall be read and construed as though in the plural and vice versa, and words in the masculine, neuter or feminine gender shall be read and construed as though in either of the other genders where the context so requires. This Guaranty may be executed in any number of counterparts, which shall individually and collectively constitute one agreement.

     SECTION 14.  Severability. If any provision of this Guaranty, or the
                  ------------
application thereof to any person or circumstances, shall, for any reason or to any extent, be invalid or unenforceable, such invalidity or unenforceability shall not in any manner affect or render invalid or unenforceable the remainder of this Guaranty, and the application of that provision to other persons or circumstances shall not be affected but rather shall be enforced to the extent permitted by applicable law.

     SECTION 15.  Successors. The terms and provisions of this Guaranty shall be
                  ----------
binding upon and inure to the benefit of each Guarantor, the Agent and each Holder from time to time and their respective successors, permitted transferees and assigns; provided that the Guarantors may not assign their respective
             -------- ----
obligations hereunder to any Person without the written consent of each Holder.

     SECTION 16.  Entire Agreement; Amendment. This Guaranty expresses the
                  ---------------------------
entire understanding of the subject matter hereof; and all other understandings, written or oral, are hereby merged herein and superseded. No amendment of or supplement to this Guaranty, or waiver or modification of, or consent under, the terms hereof shall be effective unless in writing and signed by each of the Guarantors and the Agent (with the consent of the Required Holders).

     SECTION 17.  Term of Guaranty. It is expressly agreed and acknowledged that
                  ----------------
this Guaranty is intended to support the payment in full by the Panini Entities of all of the Guaranteed Obligations. Therefore, with respect to each Guarantor, except in the event of a defeasance of this Guaranty in the manner contemplated by Section 24 hereof, this Guaranty and all guarantees, covenants and agreements of such Guarantor contained herein shall continue in full force and effect and shall not be discharged until such time as all Guaranteed Obligations shall have been indefeasibly paid in full in cash. Following a defeasance of this Guaranty in the manner contemplated by Section 24 hereof, this Guaranty and all guarantees, covenants and agreements of such Guarantor contained herein shall, subject in all respects to the provisions of Section 8 hereof, no longer be of any force and effect and shall be discharged.

     SECTION 18.  Survival. All warranties, representations and covenants made
                  --------
by each Guarantor herein or in any certificate or other instrument delivered by it or on its behalf under this Guaranty shall be considered to have been relied upon by the Agent and each Holder and shall survive the execution and delivery of this Guaranty, regardless of any investigation made by the Agent or any Holder or on its behalf.

     SECTION 19.  Further Assurances. Each Guarantor hereby agrees to execute
                  ------------------
and deliver all such instruments and take all such actions as the Agent or any Holder may from time to time reasonably request in order to effectuate fully the purposes of this Guaranty, including the provisions of Section 7 and 8 hereof.

     SECTION 20.  Governing Law. This Guaranty has been executed and delivered
                  -------------
in the State of New York and shall be governed by, construed and enforced in all respects in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely therein, without regard to principles of conflicts of laws.

     SECTION 21.  Submission to Jurisdiction. Each Guarantor hereby irrevocably
                  --------------------------
submits itself to the jurisdiction of the Supreme Court of the State of New York, New York County, of the United States of America and to the jurisdiction of the United States District Court for the Southern District of New York, for the purpose of any suit, action or other proceeding arising out of or relating to this Guaranty or the subject matter hereof, and hereby waives and agrees not to assert by way of motion, as a defense or otherwise, in any such suit, action or proceeding (i) any claim that it is not personally subject to the jurisdiction of the abovenamed courts for any reason whatsoever, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper, and (ii) any right which it may have to a trial by a jury. Each Guarantor hereby agrees that process may be served at the offices of [CT Corporation System at 1633 Broadway, New York, New York 10019] (the "Registered Agent"). Any and all
                                          ----------------
service of process and any other notice in any such action, suit or proceeding shall be effective against such parties if given by registered or certified mail, return receipt requested, or by any other means of mail which requires a signed receipt, postage prepaid, mailed to the Registered Agent as provided in this Section 21. During the term of this Guaranty, in the event the Registered Agent shall not be able to accept service of process as aforesaid and if any Guarantor shall not maintain an office in New York City, each such Guarantor not maintaining such office shall promptly appoint and maintain an agent qualified to act as an agent for service of process with respect to all courts in and of New York City, and acceptable to the Required Holders, as such Guarantor's authorized agent to accept and acknowledge on such Guarantor's behalf service of any and all process which may be served in any such action, suit or proceeding.

     Each Guarantor hereby agrees that the submission to jurisdiction referred to in this Section 21 shall not limit in any manner the rights of the Agent or any Holder to take proceedings against such Guarantor in some other court of competent jurisdiction whether within or outside the United States.

     SECTION 22.  Limitation on Enforceability of Guaranteed Obligations.
                  ------------------------------------------------------
     (a) The Agent and the Holders, by acceptance of this Guaranty, agree that any judgment or decree entered in any action brought from time to time to enforce the obligation of any Guarantor to pay the Guaranteed Obligations, or to enforce the obligations of any Guarantor created or arising under this Guaranty (other than for damages arising from the breach by any Guarantor of any representation or covenant of a Guarantor herein or any Security Document and any expenses incurred by the Agent or a Holder in the enforcement of its rights under this Guaranty, it being understood that such damages and expenses shall not be limited by this Section 22 and shall be incremental to the Guarantee Limit Amount), shall be enforceable against any Guarantor, and such Guarantor shall be required to pay (and the Agent and the Holders shall have recourse against the Guarantors for payment of)

Guaranteed Obligations, only to the extent of the Guaranty Limit Amount and in the consideration in the form of the Guaranty Limit. The preceding sentence shall not constitute a waiver, release or discharge of any indebtedness evidenced by the Restructured Panini Notes or otherwise constituting a part of the Guaranteed Obligations, which shall continue as obligations of Panini until paid in full in cash, and shall not limit the right of the Agent or any of the Holders to name any Guarantor as party defendant in any action or suit for the exercise of any remedy under this Guaranty or any other Panini Loan Document so long as no deficiency judgment or personal money judgment shall be asked for, obtained or enforced against any Guarantor for payment of the Guaranteed Obligations except to the extent of the Guaranty Limit Amount and in the consideration contemplated by the Guaranty Limit. For the avoidance of doubt, it is the intention of this Section 22 that, except for damages arising from the breach by any Guarantor of any representation or covenant of a Guarantor herein or any Security Document and any expenses incurred by the Agent or a Holder in the enforcement of its rights under this Guaranty or any Security Document, the maximum aggregate liability of the Guarantors under this Guaranty is the Guaranty Limit.


          The provisions of this Section 22 shall not limit the rights and remedies of the Agent or the Holders against the Guarantors for injunctive relief to prevent any breach of any provisions of this Agreement or any other Panini Loan Document (other than any provision requiring payment of Guaranteed Obligations) or for relief in specific performance to compel compliance with any provision of this Agreement or any other Panini Loan Document (other than any provision requiring payment of Guaranteed Obligations). In addition, the provisions of this Section 22 shall not waive any and all rights of the Agent and the Holders to assert and collect upon against any Guarantor for the full amount of the Guaranteed Obligations in the event of any bankruptcy or insolvency proceeding involving such Guarantor and shall not impair the rights of the Agent and the Holders under section 1111(b) of the United States Bankruptcy Code.

          For the avoidance of doubt, it is expressly agreed and acknowledged that, although the ability to enforce payment of the Guaranteed Obligations, as against the Guarantors, is limited as aforesaid, this Guaranty is intended, as provided in Section 17 hereof, to support the payment in full by the Panini Entities of all of the Guaranteed Obligations. Therefore, the Guarantee Limit Amount and the aggregate consideration contemplated by the Guarantee Limit shall not be reduced in any matter by any payment by any of the Panini Entities in respect of the Guaranteed Obligations.

     SECTION 23.  Limitation on Liability. Each Guarantor shall be liable under
                  -----------------------
this Agreement for the maximum amount of such liability that can be effective without rendering this Agreement voidable under applicable laws relating to fraudulent conveyance or fraudulent transfer, after giving effect to any all rights of contribution and similar rights among the Guarantors and also taking into account the fact that the rights of the Agent and the Holders to enforce the Guaranteed Obligations is limited to the extent set forth in Section 22 hereof.

     SECTION 24.  Guarantee Defeasance. The Guarantors may, at their option, on
                  --------------------
not less than thirty days' written notice to the Agent and each Holder, elect to terminate this Guaranty and the Security Documents by delivering to the Agent either (i) one or more irrevocable standby letters of credit (collectively, the "Defeasance Letter of Credit") in the aggregate face amount at the time of
----------------------------
issuance equal to the Guaranty Limit Amount at such time, in form and substance (including satisfactory "evergreen" and renewal provisions) satisfactory to the Agent and the Required Holders, and issued by a United States Bank reasonably acceptable to the Agent and the Required Holders, or (ii) debt securities issued by the Company ("Defeasance Debt Securities") having a then-present value
                 --------------------------
(taking into account, among other things, the liquidity of such securities and rights to collateral security therefor pursuant to Section 7(a) hereof), at the time of issuance, equal to the Guaranty Limit Amount at such time, as determined by a Qualified Fairness Opinion. Notwithstanding the aforesaid termination of the Guaranty and the Security Documents, the Guarantors agree that, until one hundred (100) days following the payment in full of all of the Guaranteed Obligations, the Guarantors shall take all actions to cause any Defeasance Letter of Credit to remain outstanding (with a face amount at least equal to the Guaranty Limit Amount) and in full force and effect without lapse for the benefit of the Agent.

     SECTION 25. Acceleration. Upon the occurrence and during the continuance of
                 ------------
any Guarantor Event of Default described in clauses (iii) or (iv) of the definition thereof, all of the Guaranteed Obligations, and all other amounts payable under this Guaranty, shall automatically become immediately due and payable, without presentment, diligence, demand, protest or notice of any kind. Upon the occurrence of any other Guarantor Event of Default, the Agent may (and at the direction of the Required Holders, shall), by notice in writing to the Company or any other Guarantor, subject to Section 22, declare all of the Guaranteed Obligations and all other amounts payable under this Guaranty to be immediately due and payable (whereupon such Guaranteed Obligations and all such other amounts shall immediately be so due and payable), without presentment, diligence, demand, protest or notice of any kind. Upon any such acceleration or declaration, the Agent and the Holders, in addition to all other rights under applicable law, may exercise all rights and remedies under any of the Security Documents.

     SECTION 26.  Bankruptcy.  This Guaranty and each of the provisions hereof
                  ----------
(including Section 7 and 8) shall continue in full force and effect during and following any case under any Bankruptcy Law for any of the Guarantors or any Panini Insolvency Proceeding. All references in this Guaranty to any Guarantor or any other Person shall be deemed to apply to such Person as debtorinpossession and to a trustee or similar person in any proceeding involving such Person.

          IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be duly executed and delivered as of the date and year first above written.

                              TOY BIZ, INC.
                              MARVEL ENTERTAINMENT GROUP, INC.
                              FLEER CORP.
                              THE ASHER CANDY COMPANY
                              FRANK H. FLEER CORP.
                              HEROES WORLD DISTRIBUTION, INC.
                              MALIBU COMICS ENTERTAINMENT, INC.
                              MARVEL CHARACTERS, INC.
                              MARVEL DIRECT MARKETING, INC.
                              SKYBOX INTERNATIONAL, INC.

                              By:______________________________
                                 Name:
                                 Title:

                                                                      EXHIBIT 14

                           INDEMNIFICATION AGREEMENT
                           -------------------------

          This INDEMNIFICATION AGREEMENT, dated as of September __, 1998 (this "Agreement") is made by Toy Biz, Inc., a Delaware Corporation (the "Company"),
                                                                    -------
Marvel Entertainment Group, Inc. ("Marvel"), Fleer Corp. ("Fleer"), The Asher
                                   ------                  -----
Candy Company, Frank H. Fleer Corp., Heroes World Distribution, Inc., Malibu Comics Entertainment, Inc., Marvel Characters, Inc., Marvel Direct Marketing, Inc., and Skybox International, Inc. (collectively, the "Indemnifying Parties"),
                                                         --------------------
in favor of the Panini Entities (as defined below) and the other Panini Indemnified Parties (as defined below).

                                  BACKGROUND

     1. Panini (as defined below) is a wholly-owned direct subsidiary of Marvel. The other Panini Entities are wholly-owned direct and indirect subsidiaries of Panini.

     2. The Indemnifying Parties currently have substantial direct and contingent obligations in respect of the Panini Entities including guaranties of the Panini Obligations (as defined below).

     3. Pursuant to and in connection with the Plan (as defined below), and with the consent of the Panini Lenders (as defined below), inter alia, (i)
                                                           ----- ----
Panini shall remain a wholly-owned direct subsidiary of Marvel, and Marvel shall become a wholly-owned direct subsidiary of the Company, (ii) the Panini Obligations are being restructured into the Restructured Panini Obligations (as defined below) in accordance with the Restructured Panini Loan Documents (as defined below), (iii) certain guaranty and other obligations of the Indemnifying Parties in respect of the Panini Obligations and the Panini Entities are being reduced, compromised and otherwise restructured and (iv) a portion of the Restructured Panini Obligations is being guaranteed by the Indemnifying Parties pursuant to and, subject to the terms of, the Newco Guaranty (as defined below).

     4. It is a condition to the occurrence of the Consummation Date under the Plan that this Agreement shall be executed and delivered by the Indemnifying Parties and shall be in full force and effect. The Indemnifying Parties shall benefit substantially from the occurrence of the Consummation Date and the other transactions occurring concurrently with the issuance of this Agreement, including the restructuring of their obligations in respect of the Panini Obligations.

          NOW, THEREFORE, in order to induce, and in consideration of the occurrence of the Consummation Date, and for ten dollars and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Indemnifying Party hereby covenants and agrees for the benefit of each of the Panini Indemnified Parties, and also for the benefit of the Panini Lenders, as follows:

          1.   Definitions. Capitalized terms used but not otherwise defined
               -----------
herein shall have the meanings ascribed to such terms in the Plan. All definitions shall be equally applicable to the singular and plural forms of the terms defined. The use of the word "including" shall be deemed to mean "including, without limitation". In addition to the terms defined in the introductory and background paragraphs of this Agreement, the following terms shall have the meanings indicated below:

          "Business Day" shall mean any day other than a Saturday, Sunday or
           ------------
other day on which commercial banks in New York, New York are authorized or required by law to close.

          "Material Indemnifying Party" shall mean the Company, Marvel, Fleer,
           ---------------------------
Marvel Characters, Inc. and any other Indemnifying Party which would be a "significant subsidiary" with respect to the Company under Regulation S-X as promulgated by the Securities and Exchange Commission (17 CFR 210) or any successor regulation.

          "NBA License Agreement" means that certain Retail Product License
           ---------------------
Agreement dated July 21, 1995 between Marvel and NBA Properties, Inc., as amended, supplemented or otherwise modified from time to time prior to the Consummation Date.

          "Panini" means Panini S.p.A., an Italian corporation.
           ------

          "Panini Entities" means, collectively, Panini and its direct and
           ---------------
indirect subsidiaries from time to time.

          "Panini Indemnified Liabilities" means any and all claims,
           ------------------------------
liabilities, obligations, losses, damages, distributions, recoveries, penalties, actions, judgments, suits, costs, expenses (including reasonable fees and expenses of counsel and other professionals) and disbursements of any kind whatsoever which may at any time be imposed on, incurred by or asserted against any Panini Entity in any way relating to, or arising out of, directly or indirectly, any contracts or other agreement to which any of the Debtors are or have been party at any time, including, without limitation, the NBA License Agreement; provided, however that Panini Idemnified Liabilities shall not
           --------  -------
include any such claims, liabilities, obligations, losses, damages, distributions, recoveries, penalties, actions, judgments, suits, costs, expenses and disbursements incurred by or asserted against any Panini Entity solely and directly as a result of such Panini Entities' own direct obligations to NBA Properties, Inc. under any amendment to the NBA License Agreement to which Panini is a signatory party and which becomes effective on or after the Consummation Date.

          "Panini Indemnified Parties" means the Panini Entities and each of
           --------------------------
their respective successors and assigns.

          "Panini Lenders" means the holders from time to time of Restructured
           --------------
Panini Obligations, including any holder by way of a participation under the Restructured Panini Loan Documents.

          "Plan" mean that certain "Third Amended Joint Plan of Reorganization
           ----
Proposed by the Secured Lenders and Toy Biz, Inc.", which was confirmed by the Bankruptcy Court on June __, 1998.

          "Required Panini Lenders" means, at any time, Panini Lenders holding
           -----------------------
66-2/3% of the aggregate principal amount of the Restructured Panini
Obligations.

          2.   Indemnification.
               ---------------

          (a) Subject to Section 2(b) and 2(c) below and the other provisions of this Agreement, the Indemnifying Parties hereby indemnify and hold harmless, jointly and severally, each of the Panini Indemnified Parties from, against and in respect of any Panini Indemnified Liabilities.

          (b) No Panini Indemnified Party shall be entitled to make any claim for indemnification pursuant to Section 2(a) with respect to any Panini Indemnified Liability that represents a claim asserted by a third party against a Panini Entity after the expiration date of any applicable statute of limitations period; provided that the Indemnifying Parties shall be responsible
                    -------- ----
for the defense of any such asserted claim.

          (c)  Notwithstanding the indemnification obligations set forth in
Section 2(a) above, the Indemnifying Parties shall not be responsible for making any royalty payments owed to or for the benefit of the National Basketball Association under the NBA License Agreement solely in respect of sticker sales or card sales made by the Panini Entities from and after the Consummation Date. In addition, for the avoidance of doubt, it is expressly agreed and acknowledged that, from and after the Consummation Date, any and all obligations to repay the Panini Lenders pursuant to the Existing Credit Agreements (as such agreements are restructured pursuant to the Restructured Panini Loan Documents) shall not constitute Panini Indemnified Liabilities (it being understood that nothing in this Section 2(c) will derogate from the obligations of the Indemnifying Parties pursuant to the Newco Guaranty).

          (d   Except as specifically set forth herein, the obligations of each of the Indemnifying Parties hereunder shall be absolute, irrevocable and unconditional, irrespective of the validity, regularity or enforceability of any claim underlying a Panini Indemnified Liability and shall not be subject to any counterclaim, setoff, deduction or defense based upon any claim such Indemnifying Party may have against any Panini Indemnified Party; and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever. Each Indemnifying Party covenants that its obligations hereunder will not be discharged except by the payment in full in cash of all of the Panini Indemnified Liabilities. Each Indemnifying Party hereby waives any and all suretyship or similar defenses and all defenses based upon impairment of suretyship status.

          3.   Indemnification Procedures  Third Party Actions; Other Requests
               ---------------------------------------------------------------
for Indemnification.
-------------------

          (a) Promptly after receipt by a Panini Indemnified Party of notice by a third party of any complaint or the commencement of any action or proceeding with respect to which indemnification is being sought hereunder, such Panini Indemnified Party will promptly notify the Company, on behalf of itself and the other Indemnifying Parties, of such complaint or of the commencement of such action or proceeding; provided, however, that any failure or delay to so notify
                      --------  -------
the Company will not relieve the Indemnifying Parties from any liability they may have to the Panini Indemnified Parties hereunder with respect to any such claim except to the extent, and only to the extent, that such failure to notify the Company materially impairs substantial rights and defenses otherwise available to the Indemnifying Parties with respect to any such claim. If they so desire, the Indemnifying Parties may assume the defense of any such action, including the employment of counsel reasonably satisfactory to such Panini Indemnified Party and payment of all reasonable fees and expenses by notifying the Panini Indemnified Parties of such assumption within ten (10) days after receiving notice of the claim. If the Indemnifying parties do not assume the defense of any such action in accordance with the preceding sentence, then the Panini Indemnified Parties shall have the right to proceed with the defense, with counsel of its choosing, and the fees and expenses of such counsel shall be at the expense of the Indemnifying Parties. Each Panini Indemnified Party shall have the right to employ separate counsel in such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Panini Indemnified Party unless, either (i) the Indemnifying Party has agreed in writing to pay such expenses; (ii) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with the first two sentences of this Section 3(a); or (iii) the named parties to any such action (including any impleaded parties) include any Panini Indemnified Party and any Indemnifying Party, and such Panini Indemnified Party shall have been advised by outside counsel that there may be one or more legal defenses available to it which are inconsistent with those available to the Indemnifying Parties, provided that, if such Panini Indemnified Party notifies
                      --------
an Indemnifying Party in writing that it elects to employ separate counsel in one or more of the circumstances described in clauses (i), (ii) or (iii) above, the Indemnifying Party shall not have the right to assume the defense of such action or proceeding; provided, however, that the Indemnifying Parties shall
                      --------  -------
not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be responsible hereunder for the fees and expenses of more than one such firm of separate counsel (in addition to any necessary local counsel), which counsel shall be designated by such Panini Indemnified Party and shall be reasonably satisfactory to the Indemnifying Parties. The Panini Indemnified Parties or the Indemnifying Parties, as the case may be, shall at all times use reasonable efforts to keep the Indemnifying Parties or the Panini Indemnified Parties, as the case may be, reasonably apprised of the status of the defense of any claim the defense of which they are maintaining pursuant to this Section 2(a).

          (b) No Panini Indemnified Party may settle or compromise any claim with respect to which indemnification is being sought hereunder without the prior written consent of the Company, such consent not to be unreasonably withheld; it being understood that the Company shall be required to grant such consent with respect to a bona fide offer of settlement or compromise which includes an unconditional release of all Indemnifying Parties from all liability arising out of such claim with respect to claims against the Panini Indemnified Party. No Indemnifying Party may, without the prior written consent of the Panini Entities, settle or compromise or consent to the entry of any judgment in any claim with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent includes an unconditional release of all Panini Entities and any Panini Indemnified Party with respect to such claim from all liability arising out of such claim and does not contain any equitable order, judgment or term which in any material manner affects, restrains or interferes with the business of any of the Panini Entities.

          (c) Each Panini Indemnified Party shall promptly notify the Company, on behalf of itself and the other Indemnifying Parties, with respect to any matter for which indemnification is sought under this Agreement other than the matters covered by Section 3(a) above; provided, that any failure or delay so to
                                       --------  ----
notify the Company will not relieve the Indemnifying Parties from any liability they may have to the Panini Indemnified Parties hereunder with respect to any such claim except to the extent, and only to the extent, that such failure to notify the Company materially impairs substantial rights and defenses otherwise available to the Indemnifying Parties with respect to any such claim. Each Indemnifying Party shall promptly after receiving notice provide payment or otherwise comply with its obligations under this Agreement with respect to any claim for indemnification under this Section 3(c).

          4.   Representations and Warranties of Each Indemnifying Party.  Each
               ---------------------------------------------------------
Indemnifying Party (other than any Indemnifying Party that is not a Material Indemnifying Party) represents and warrants, as of the Plan Consummation Date, for the benefit of each of the Panini Indemnified Parties and each of the Panini Lenders, as follows:

          (a)  Due Organization, Qualification and Authorization. Each such
               -------------------------------------------------
Indemnifying Party (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and qualified and licensed to do business in, and in good standing in, any state where the failure to be so licensed or qualified reasonably could be expected to cause a material adverse effect on the Indemnifying Parties taken as a whole and (ii) has all requisite corporate power and authority, and all governmental licenses and permits, to own and operate its properties and to carry on its businesses as presently conducted in all material respects, except where any such failure to have such power and authority, to possess such governmental licenses and permits, or to own and operate such properties or carry on such businesses could reasonably be expected to have a material adverse effect on the Indemnifying Parties taken as a whole. Each such Indemnifying Party has the requisite corporate power to enter into and perform its obligations under this Agreement.

          (b)  Approval and Enforceability of Agreement. The execution, delivery
               ----------------------------------------
and performance by each Indemnifying Party of this Agreement have been duly authorized by all necessary corporate and other action on the part of each such Indemnifying Party. This Agreement has been duly and validly executed and delivered and constitutes the legal, valid and binding obligation of each Indemnifying Party, enforceable against such Indemnifying Party in accordance with its terms except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, moratorium, reorganization, receivership and similar laws relating to or limiting creditors' rights generally.

          5.   Non-Contravention. The execution, delivery and performance by
               -----------------
each Indemnifying Party of this Agreement do not and will not (i) violate any provision of state or local law or regulation applicable to such Indemnifying Party, the governing documents of such Indemnifying Party or any order, judgment or decree of any court or other governmental authority binding on such Indemnifying Party, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation or material lease of such Indemnifying Party, (iii) result in or require the creation or imposition of any lien of any nature whatsoever upon any properties or assets of such Indemnifying Party, or (iv) require any approval of stockholders (other than stockholder approvals as have been obtained) or any approval or consent of any Person under any material contractual obligation of such Indemnifying Party.

          6.   Joint and Several Liability. The liability and obligations of
               ---------------------------
each Indemnifying Party hereunder shall be joint and several.

          7.   Notices. All written communications provided for hereunder shall
               -------
be sent by hand delivery, first class registered mail, or nationwide reliable overnight delivery service (with charges prepaid) and if to any Indemnifying Party, addressed, care of the Company, to it at 685 Third Avenue, New York, New York 10017, Attn: President (with a courtesy copy to Battle Fowler LLP, Park Avenue Tower, 75 East 55th Street, New York, New York 10022, Attn: Lawrence Mittman) or at such other address for the Company as the Company shall have specified to Panini in accordance with this Section 7. All notices shall be effective when actually delivered to the required addresses unless such delivery does not take place on a Business Day, in which case such delivery shall be deemed to have taken place on the immediately next Business Day following the actual delivery. All notices or communications shall be in writing.

          8.   Construction; Counterparts. The section and subsection headings
               --------------------------
in this Agreement are for convenience of reference only and shall neither be deemed to be a part of this Agreement nor modify, define, expand or limit any of the terms or provisions hereof. All references herein to numbered sections, unless otherwise indicated, are to sections of this Agreement. Words and definitions in the singular shall be read and construed as though in the plural and vice versa, and words in the masculine, neuter or feminine gender shall be
    ---- -----
read and construed as though in either of the other genders where the context so requires. This Agreement may be executed in any number of counterparts, which shall individually and collectively constitute one agreement.

          9.   Severability. If any provision of this Agreement, or the
               ------------
application thereof to any person or circumstances, shall, for any reason or to any extent, be invalid or unenforceable, such invalidity or unenforceability shall not in any manner affect or render invalid or unenforceable the remainder of this Agreement, and the application of that provision to other persons or circumstances shall not be affected but rather shall be enforced to the extent permitted by applicable law.

          (a)  Successors; Third Party Beneficiaries; Restrictions on
               ------------------------------------------------------
Fundamental Changes. The terms and provisions of this Agreement shall be binding
-------------------
upon and inure to the benefit of each Indemnifying Party, each Panini Indemnified Party and each Panini Lender and their respective successors and assigns; provided that no Indemnifying Party may assign its respective
         -------- ----
obligations hereunder without the written consent of Panini and the Required Holders. Except for the Panini Lenders and any Panini Indemnified Party, there are no third party beneficiaries to this Agreement. The Panini Lenders from time to time are intended third party beneficiaries of this Agreement. No Indemnifying Party that is a Material Indemnifying Party shall enter into any merger, consolidation, reorganization or recapitalization, or reclassification of its capital stock that has the effect of any of the foregoing events, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, assign, lease, transfer, exchange or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its property or assets (other than (x) any merger or consolidation of such Material Indemnifying Party into another Material Indemnifying Party, (y) any such conveyance, sale, assignment, lease, transfer, exchange or other disposition by such Material Indemnifying Party to another Material Indemnifying Party and (z) the corporate dissolution by the Company of any Indemnifying Party that is not a Material Indemnifying Party).

          10.  Entire Agreement; Amendment.  This Agreement expresses the entire
               ---------------------------
understanding of the subject matter hereof; and all other understandings, written or oral, are hereby merged herein and superseded. No amendment of or supplement to this Agreement, or waiver or modification of, or consent under, the terms hereof shall be effective unless in writing and signed by each of the Indemnifying Parties, Panini and the Required Panini Lenders.

          11.  Survival. All warranties, representations and covenants made by
               --------
each Indemnifying Party herein or in any certificate or other instrument delivered by it or on its behalf under this Agreement shall be considered to have been relied upon by the Panini Indemnified Parties and each of the Panini Lenders and shall survive the execution and delivery of this Agreement, regardless of any investigation made by any Panini Holder or on its behalf.

          12.  Termination. This Agreement shall terminate following the
               -----------
indefeasible payment in full in cash of all of the Restructured Panini
Obligation.

          13.  Further Assurances. Each Indemnifying Party hereby agrees to
               ------------------
execute and deliver all such instruments and take all such actions as any Panini Indemnified Party or any Panini Lender may from time to time reasonably request in order to effectuate fully the purposes of this Agreement.

          14.  Governing Law. This Agreement has been executed and delivered in
               -------------
the State of New York and shall be governed by, construed and enforced in all respects in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely therein, without regard to principles of conflicts of laws.

          15.  Submission to Jurisdiction. Each Indemnifying Party hereby
               --------------------------
irrevocably submits itself to the jurisdiction of the Supreme Court of the State of New York, New York County, of the United States of America and to the jurisdiction of the United States District Court for the Southern District of New York, for the purpose of any suit, action or other proceeding arising out of or relating to this Agreement or the subject matter hereof, and hereby waives and agrees not to assert by way of motion, as a defense or otherwise, in any such suit, action or proceeding (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason whatsoever, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper, and (ii) any right which it may have to a trial by a jury. Each Indemnifying Party hereby agrees that process may be served at the offices of [CT Corporation System at 1633 Broadway, New York, New York 10019] (the "Registered Agent"). Any and all service of
                                ----------------
process and any other notice in any such action, suit or proceeding shall be effective against such parties if given by registered or certified mail, return receipt requested, or by any other means of mail which requires a signed receipt, postage prepaid, mailed to the Registered Agent as provided in this
Section 16. During the term of this Agreement, in the event the Registered Agent shall not be able to accept service of process as aforesaid and if any Indemnifying Party shall not maintain an office in New York City, each such Indemnifying Party not maintaining such office shall promptly appoint and maintain an agent qualified to act as an agent for service of process with respect to all courts in and of New York City, as such Indemnifying Party's authorized agent to accept and acknowledge on such Indemnifying Party's behalf service of any and all process which may be served in any such action, suit or proceeding.

Each Indemnifying Party hereby agrees that the submission to jurisdiction referred to in this Section 15 shall not limit in any manner the rights of any person or entity to take proceedings against such Indemnifying Party in some other court of competent jurisdiction whether within or outside the United States.

          IN WITNESS WHEREOF, the Indemnifying Parties have caused this Agreement to be executed as of the date first above written.

                              TOY BIZ, INC.
                              MARVEL ENTERTAINMENT GROUP,INC.
                              FLEER CORP.
                              THE ASHER CANDY COMPANY
                              FRANK H. FLEER CORP.,
                              HEROES WORLD DISTRIBUTION, INC.
                              MALIBU COMICS ENTERTAINMENT, INC.
                              MARVEL CHARACTERS, INC.
                              MARVEL DIRECT MARKETING, INC.,
                              SKYBOX INTERNATIONAL, INC.


                              By:____________________________
                              Name:
                              Title:

                                                                      EXHIBIT 15


                                                          PLAN WARRANT AGREEMENT


                               WARRANT AGREEMENT
                               -----------------

          WARRANT AGREEMENT, dated as of ____________, 1998 (this "Agreement")
                                                                   ---------
between [Marvel, Inc.], a Delaware corporation (the "Company"), and [Name of
                                                     -------
Warrant Agent], as warrant agent (the "Warrant Agent").
                                       -------------

          WHEREAS, as consideration paid by the Company in connection with the settlement and resolution of all disputes between certain unsecured creditors of Marvel Entertainment Group, Inc., a Delaware corporation ("Marvel"), and the
                                                           ------
Debtors (as herein defined), in connection with a Fourth Amended Joint Plan of Reorganization under Chapter 11, Title 11, United States Code (the "Plan of
                                                                    -------
Reorganization"), for Marvel, the Asher Candy Company, Fleer Corp., Frank H.
--------------
Fleer Corp., Heroes World Distribution, Inc., Malibu Comics Entertainment, Inc., Marvel Characters, Inc., Marvel Direct Marketing Inc., and SkyBox International Inc. (collectively, the "Debtors"), jointly proposed by the Company and certain
                         -------
holders of senior secured indebtedness of Marvel, the Company proposes to issue and deliver warrant certificates (the "Warrant Certificates") as provided in the
                                       --------------------
Plan of Reorganization to each holder of an Allowed Unsecured Claim (as defined in the Plan of Reorganization) evidencing Plan Warrants (the "Warrants") to
                                                              --------
acquire, under certain circumstances, up to an aggregate of 1,750,000 shares of the common stock, $.01 par value per share, of the Company (the "Common Stock"),
                                                                 ------------
such number of Warrants and shares of Common Stock being subject to adjustment as set forth herein; and

          WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance of the Warrant Certificates and other matters provided herein.

          NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, and for the purpose of defining the respective rights and obligations of the Company, the Warrant Agent and the Holders (as defined herein), the parties hereto agree as follows:

          SECTION 1.  Certain Definitions.  As used in this Agreement, the
                      -------------------
following terms shall have the following respective meanings:

          "Affiliate" means, (i) with respect to any specified Person, any other
           ---------
     Person that, directly or indirectly, controls, is controlled by or is under direct or indirect common control with such specified Person, or any executive officer or director of any such specified Person or other Person or (ii) with respect to any natural Person, any Person having a relationship with such person by blood, marriage or adoption not more remote than first cousin. For the purposes of this definition, "control," when used with respect to any specified Person, means the possession, direct or indirect, of the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, however, that beneficial ownership of 10% or more of the voting securities of a Person will be deemed to be control. The terms "controlling" and "controlled" have meanings correlative to the foregoing.

          "Board of Directors" means the Company's Board of Directors or a duly
           ------------------
     appointed committee of the Company's Board of Directors.

          "Business Day" means each Monday, Tuesday, Wednesday, Thursday and
           ------------
     Friday which is not a day on which banking institutions in The City of New York, or the city in which the principal corporate trust office of the Warrant Agent is located, are authorized or obligated by law or executive order to be closed.

          "Common Stock" has the meaning set forth in the preamble hereof.
           ------------

          "Company" means [Marvel, Inc.], a Delaware corporation, and its
           -------
     successors and assigns.

          "Consummation Date" has the meaning set forth in the Plan of
           -----------------
     Reorganization.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended,
           ------------
     and the rules and regulations of the Securities and Exchange Commission thereunder.

          "Exercise Price" means the purchase price per share of Common Stock to
           --------------
     be paid upon the exercise of each Warrant in accordance with the terms hereof, which price shall be $17.25 per share of Common Stock, subject to adjustment from time to time pursuant to Section 11 hereof.

          "Expiration Date" means the first business day after the fourth
           ---------------
     anniversary of the Consummation Date.

          "Fair Market Value" means, with respect to any share of Common Stock,
           -----------------
     as of the date of determination the average of the daily Closing Price for each of the 20 consecutive trading days preceding the date of such computation. The closing price for each day shall be:

     (a) if the Common Stock shall be then listed or admitted to trading on the New York Stock Exchange, the closing price on the NYSE-Consolidated Tape (or any successor composite tape reporting transactions on the New York Stock Exchange) or, if such a composite tape shall not be in use or shall not report transactions in the Common Stock, or if the Common Stock shall be listed on a stock exchange other that the New York Stock Exchange, the last reported sales price regular way or, in case no such reported sale takes place on such day, the average of the closing bid and asked prices regular way for such day, in each case on the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading (which shall be the national securities exchange on which the greatest number of shares of the Common Stock have been traded during such 20 consecutive trading days); or

     (b) if the Common Stock is not listed or admitted to trading, the average of the closing sale prices as reported by the NASDAQ National Market System or, if the Common Stock is not included on such system, the average of the closing bid and asked prices of the Common Stock in the over-the-counter market as reported by any system maintained by the NASD or any comparable system or, if the Common Stock is not included for quotation in any such system, the average of the closing bid and asked prices as furnished by two members of the NASD selected reasonably and in good faith from time to time by the Board of Directors for that purpose; or

     (c) if the Common Stock is not listed or admitted to trading and in the absence of one or more such quotations, the Fair Market Value shall be as reasonably determined in good faith by the Board of Directors (which determination shall be reasonably described in a written notice delivered to the Warrantholders) or, if an objection is made to such determination by a Qualifying Warrantholder (as defined below) in accordance with the following sentence, as determined by an Independent Appraiser in accordance with the following sentence. In the event that any Qualifying Warrantholder shall object to the determination of the Board of Directors of the Fair Market Value by delivering written notice to the Company within ten (10) Business Days following the receipt by such Qualifying Warrantholder of such determination of the Board of Directors, the Fair Market Value shall instead be determined in good faith by an Independent Appraiser. The determination of the Board of Directors of the Fair Market Value shall be binding and conclusive if no objection is made to such determination by a Qualifying Warrantholder in accordance with the terms set forth above in this paragraph. The fees and expenses of any Independent Appraiser determining the Fair Market Value shall be borne by the Company and the determination by such Independent Appraiser of the Fair Market Value shall be binding and conclusive.

     "Holder" or "Warrantholder" means the registered holder of a Warrant.
      ------      -------------

          "Independent Appraiser" means any nationally recognized investment
           ---------------------
     banking firm or accounting firm (other than any investment banking firm or accounting firm having a significant ongoing relationship with the Company or the Qualifying Warrantholder at the time of the appraisal) selected jointly in good faith by the Board of Directors and the Qualifying Warrantholder, whose fees and expenses shall be paid by the Company.

          "Person" means any individual, corporation, limited liability company,
           ------
     partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or other entity.

          "Plan of Reorganization" has the meaning set forth in the preamble
           ----------------------
     hereof.

          "Qualifying Warrantholder" means any Warrantholder (or group of
           ------------------------
     Warrantholders) that, at the time of any objection to the determination of the Board of Directors of the Fair Market Value, beneficially owns collectively, together with its Affiliates, at least ten percent (10%) of the Warrants on a fully diluted basis.

          "Register" has the meaning set forth in Section 5(c) hereof.
           --------

          "Securities Act" means the Securities Act of 1933, as amended, or any
           --------------
     similar Federal statute, and the rules and regulations of the Securities and Exchange Commission thereunder.

          "Transfer Agent" has the meaning set forth in Section 10 hereof.
           --------------

          "Warrant Agent" means [Name of Warrant Agent] or the successor or
           -------------
     successors of such Warrant Agent appointed in accordance with the terms hereof.

          "Warrant Certificates" has the meaning set forth in the preamble
           --------------------
     hereof.

          "Warrants" has the meaning set forth in the preamble hereof.
           --------

          "Warrants Shares" means the shares of Common Stock issued or issuable
           ---------------
     upon the exercise of the Warrants pursuant to the terms of this Agreement.

          SECTION 2.  Appointment of Warrant Agent.  The Company hereby appoints
                      ----------------------------
the Warrant Agent to act as agent for the Company in accordance with the terms and conditions set forth in this Agreement, and the Warrant Agent hereby accepts such appointment.

          SECTION 3.  Warrant Certificates.  (a) The Warrant Certificates to be
                      --------------------
delivered pursuant to this Agreement shall be in registered form only, shall be substantially in the form set forth in Exhibit A attached hereto and shall have such insertions as are appropriate or required or permitted by this Agreement and may have such letters, numbers, designations or other marks of identification and such legends, summaries and endorsements stamped, printed, lithographed or engraved thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law or with any rule or regulation pursuant thereto or with any rule or regulation of any securities exchange on which the Warrants may from time to time be listed. Warrant Certificates shall be dated the date of countersignature by the Warrant Agent.

          (b) Pending the preparation of definitive Warrant Certificates, temporary Warrant Certificates may be issued, which may be printed, lithographed, typewritten, mimeographed or otherwise produced, and which will be substantially of the tenor of the definitive Warrant Certificates in lieu of which they are issued.

          (c) If temporary Warrant Certificates are issued, the Company will cause definitive Warrant Certificates to be prepared without unreasonable delay. After the preparation of definitive Warrant Certificates, the temporary Warrant Certificates shall be exchangeable for definitive Warrant Certificates upon surrender of the temporary Warrant Certificates to the Warrant Agent, without charge to the Holder. Temporary Warrant Certificates so surrendered for exchange shall be canceled by the Warrant Agent and disposed of by the Warrant Agent in a manner satisfactory to the Company. Until so exchanged, the temporary Warrant Certificates shall in all respects be entitled to the same benefits under this Agreement as definitive Warrant Certificates.

          SECTION 4.  Execution of Warrant Certificates.  (a) Warrant
                      ---------------------------------
Certificates shall be signed on behalf of the Company by its Chairman of the Board, its Chief Executive Officer, its President or a Vice President of the Company. Such signature upon the Warrant Certificates may be manual or in the form of a facsimile signature of the present or any future Chairman of the Board, Chief Executive Officer, President or Vice President of the Company, and may be imprinted or otherwise reproduced on the Warrant Certificates and for that purpose the Company may adopt and use the facsimile signature of any person who shall have been Chairman of the Board, Chief Executive Officer, President or Vice President of the Company, notwithstanding the fact that at the time the Warrant Certificates shall be countersigned and delivered or disposed of he or she shall have ceased to hold such office.

          (b) In case any officer of the Company who shall have signed any of the Warrant Certificates shall cease to be such officer before the Warrant Certificates so signed shall have been countersigned by the Warrant Agent, or delivered to the Holder thereof, such Warrant Certificates nevertheless shall be countersigned and delivered with the same force and effect as though such person had not ceased to be such officer of the Company, unless the Warrant Agent has received written instructions from the Company not to countersign and deliver such Certificates; and any Warrant Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Warrant Certificate, shall be a proper officer of the Company to sign such Warrant Certificate, although at the date of the execution of this Warrant Agreement any such person was not such officer.

          SECTION 5.  Registration and Countersignature.  (a) The Company and
                      ---------------------------------
the Warrant Agent, on behalf of the Company, shall number and register the Warrant Certificates in a Register (as hereinafter defined) as they are issued by the Company which such register shall be maintained in accordance with
Section 5(c) hereof.

          (b) Warrant Certificates shall be manually countersigned by the Warrant Agent and shall not be valid for any purpose unless so countersigned. The Warrant Agent shall, upon written instructions of the Chairman of the Board, the Chief Executive Officer, the President or a Vice President of the Company, initially countersign, issue and deliver Warrants entitling the Holders thereof to purchase not more than the number of Warrant Shares referred to above in the first recital hereof and shall countersign and deliver Warrants as otherwise provided in this Agreement.

          (c) The Company shall maintain, or cause to be maintained, a register (the "Register") of the Warrants at its registered office, at the principal
      --------
office of the Warrant Agent or at any other place in the United States of America designated by the Company, showing (i) the names and the latest known address of each person who is or has been a Holder; (ii) the number of Warrants held by each Holder; and (iii) the date and particulars of the issue and transfer of Warrants. The registered owner on the Register may be deemed and treated by the Company, the Warrant Agent and all other persons dealing with the Warrants evidenced thereby as the Holder and absolute owner thereof for any purpose and as the person entitled to exercise the right represented thereby, or to the transfer on the books of the Company, any notice to the contrary notwithstanding, and, until such transfer of the Warrant on such books in accordance with the provisions of this Agreement, the Company may treat the registered owner on the Register as the owner for all purposes.

          SECTION 6.  Registration of Transfers and Exchanges.  (a) The Warrant
                      ---------------------------------------
Agent shall from time to time, subject to the limitations of Section 7 hereof, register the transfer of any outstanding Warrant Certificates upon the records to be maintained by it for that purpose, upon surrender thereof accompanied by a written instrument or instruments of transfer in form satisfactory to the Warrant Agent, duly executed by the Holder or Holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney. Upon any such registration of transfer a new Warrant Certificate(s) of like tenor and representing in the aggregate the number of Warrants transferred, shall be issued to the transferee(s), and the surrendered Warrant Certificate shall be canceled by the Warrant Agent. Upon any partial transfer, a new Warrant Certificate of like tenor and representing in the aggregate the number of Warrants which were not so transferred, shall be issued to, and in the name of, the Warrantholder. Canceled Warrant Certificates shall thereafter be disposed of in a manner satisfactory to the Company.

          (b) Any Warrant Certificate may be exchanged, subdivided or combined with other Warrant Certificates evidencing the same rights as the rights evidenced thereby upon presentation and surrender thereof at the principal office of the Warrant Agent, together with a written notice signed by the Holder hereof specifying the denominations in which new Warrant

Certificate(s) are to be issued. Upon presentation and surrender of any Warrant Certificates, together with such written notice, for exchange, subdivision or combination of such Warrant Certificates, the Company will issue a new Warrant Certificate or Warrant Certificates, in the denominations requested, of like tenor entitling the Holder(s) thereof to purchase the same aggregate number of Warrant Shares as the Warrant Certificate(s) so surrendered. Such new Warrant Certificate(s) will be registered in the name of the Holder submitting such request. Any Warrant Certificate surrendered for exchange, subdivision or combination shall be canceled promptly upon the issuance of such new Warrant Certificate(s) and then be disposed of by such Warrant Agent in a manner satisfactory to the Company.

          (c) The Warrant Agent is hereby authorized to countersign and deliver, in accordance with the provisions of this Section 6 and of Section 5 hereof, the new Warrant Certificates required pursuant to the provisions of this Section 6.

          SECTION 7.  Terms of Warrants; Exercise of Warrants.  (a) Subject to
                      ---------------------------------------
the terms of this Agreement, each Holder shall have the right, upon payment of the Exercise Price in accordance with the terms of this Agreement, from and after the date of issuance of such Warrants until 5:00 p.m., New York City time, on the Expiration Date, to receive from the Warrant Agent on behalf of the Company the number of fully paid and nonassessable Warrant Shares which the Holder may at the time be entitled to receive on exercise of Warrants. Each Warrant not exercised on or before 5:00 p.m., New York City time, on the Expiration Date shall become void and all rights thereunder and all rights in respect thereof under this Agreement shall cease as of such time.

          (b) The Warrants may be exercised during normal business hours on any Business Day on or prior to the Expiration Date upon surrender to the Warrant Agent on behalf of the Company at the principal office of the Warrant Agent of the certificate or certificates evidencing the Warrants to be exercised with the form of subscription to purchase on the reverse thereof duly completed and signed, and upon payment to the Warrant Agent for the account of the Company of the Exercise Price as adjusted as herein provided, for each of the Warrant Shares in respect of which such Warrants are then exercised. Payment of the aggregate Exercise Price for the number of Warrant Shares specified in the subscription form shall be made by wire transfer or by certified or official bank check payable to the order of the Company in immediately available funds in lawful money of the United States of America.

          (c) Upon surrender of Warrants in accordance with this Section 7, and payment of the Exercise Price as provided above, the Warrant Agent shall thereupon promptly notify the Company, and the Warrant Agent shall deliver or cause to be delivered, as promptly as possible thereafter, but in any event within three (3) Business Days of receipt of such surrender and payment, to the Holder of such Warrant Certificate appropriate evidence of ownership of any Warrant Shares or other securities or property (including any money) to which the Holder is entitled, and, to the extent possible, certificates representing the Warrant Shares or such other securities shall be in such denomination(s) as such Holder shall request, and registered or otherwise placed in, or payable to the order of, such name or names as may be directed in writing by the Holder, and shall deliver or cause to be delivered such evidence of ownership and any other securities or property (including any money) to the person or persons entitled to receive the same, together with an amount in cash in lieu of any fraction of a share as provided in Section 13 hereof. Any such evidence of ownership shall be deemed to have been issued and any Person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares as of the date of the surrender of such Warrants and payment of the Exercise Price, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares shall not then be actually delivered to the Holder.

          (d) The Warrants shall be exercisable either in full or from time to time in part and, in the event that a Warrant Certificate is surrendered to the Warrant Agent for exercise of fewer than all of the Warrants represented by such Warrant Certificate at any time prior to the Expiration Date, a new certificate evidencing the remaining Warrant or Warrants but otherwise identical to the surrendered Warrant Certificate will be issued by the Company, and the Warrant Agent is hereby irrevocably authorized to countersign and to deliver the required new Warrant Certificate pursuant to the provisions of this Section 7 and of Section 4 hereof as promptly as possible, but in any event within three
(3) Business Days of receipt of the certificate evidencing the Warrants, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrant Certificates duly executed on behalf of the Company for such purpose.

          (e) All Warrant Certificates surrendered upon exercise of Warrants shall be canceled by the Warrant Agent. Such canceled Warrant Certificates shall then be disposed of by the Warrant Agent in a manner satisfactory to the Company. The Warrant Agent shall account promptly to the Company with respect to such Warrants exercised and concurrently pay to the Company as promptly as practicable, but in any event within five (5) Business Days of receipt, all monies received by the Warrant Agent for the purchase of the Warrant Shares through the exercise of such Warrants.

          (f) The Warrant Agent shall keep copies of this Agreement and any notices given or received hereunder by or from the Company available for inspection by the Holders during normal business hours at its office. The Company shall supply the Warrant Agent from time to time with such numbers of copies of this Agreement as the Warrant Agent may reasonably request.

          SECTION 8.  Payment of Taxes.  The Company will pay all documentary
                      ----------------
stamp taxes and other governmental charges attributable to the initial issuance of Warrant Shares upon the exercise of Warrants; provided, however, that the
                                                 --------  -------
Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue of any Warrant Certificates or any certificates for Warrant Shares in a name other than that of the Holder of a Warrant Certificate surrendered upon the exercise of a Warrant, and the Company shall not be required to issue or deliver such Warrant Certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

          SECTION 9.  Mutilated, Destroyed, Lost and Stolen Warrant
                      ---------------------------------------------
Certificates.  (a) If (i) any mutilated Warrant Certificate is surrendered to
------------
the Warrant Agent or (ii) the Company and the Warrant Agent receive evidence to their reasonable satisfaction of the destruction, loss or theft of any Warrant Certificate, and there is delivered to the Company and the Warrant Agent such certificate or indemnity as may be required by them to save each of them harmless, then, in the absence of notice to the Company or the Warrant Agent that such Warrant Certificate has been acquired by a bona fide purchaser, the Company shall execute and upon the Company's written request the Warrant Agent shall countersign and deliver, in exchange for any such mutilated Warrant Certificate or in lieu of and in substitution for any such destroyed, lost or stolen Warrant Certificate, a new Warrant Certificate of like tenor and for a like aggregate number of Warrants. An applicant for such a substitute Warrant Certificate shall also comply with such other reasonable regulations as the Company may prescribe.

          (b) Upon the issuance of any new Warrant Certificate under this
Section 9, the Company may require the payment by the Holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and the payment of such other reasonable charges as the Company may prescribe, including reimbursement of reasonable fees and expenses of the Company and the Warrant Agent incidental thereto.

          (c) The provisions of this Section 9 are exclusive and shall preclude (to the extent lawful) all other rights or remedies with respect to the replacement of mutilated, destroyed, lost or stolen Warrant Certificates.

          SECTION 10.  Issuance of Warrant Shares.  The Company will keep a copy
                       --------------------------
of this Agreement on file with the transfer agent for the Common Stock (the "Transfer Agent") and with every subsequent transfer agent for any shares of the
---------------
Company's capital stock issuable upon the exercise of the rights of purchase represented by the Warrants. The Warrant Agent is hereby irrevocably authorized to requisition, from time to time, from such Transfer Agent the certificates representing shares of the Common Stock and any cash which may be payable as provided in Section 13 hereof required to honor outstanding Warrants upon exercise thereof in accordance with the terms of this Agreement. The Company will supply such Transfer Agent with duly executed certificates representing shares of Common Stock for such purposes and will provide or otherwise make available any cash which may be payable as provided in Section 13 hereof. The Company will furnish such Transfer Agent and the Warrant Agent a copy of all notices of adjustments and certificates related thereto, transmitted to each Holder of the Warrants pursuant to Section 14 hereof.

          SECTION 11.  Adjustment of Exercise Price and Number of Warrant Shares
                       ---------------------------------------------------------
Issuable.  The number and kind of Warrant Shares purchasable upon the exercise
--------
of Warrants and the Exercise Price shall be subject to adjustment from time to time as follows:

     (a) Stock Dividends.  If at any time after the date of the issuance of
         ---------------
     the Warrants and prior to the Expiration Date (i) the Company shall pay a stock dividend or other distribution payable in shares of Common Stock or
     (ii) the number of shares of Common Stock shall have been increased by a subdivision or split-up of shares of Common Stock, then, on the date of the payment of such dividend or distribution (retroactive to the record date) or immediately after the effective date of subdivision or split-up, as the case may be, the number of Warrant Shares to be delivered upon exercise of the Warrants will be increased so that the Warrantholder will be entitled to receive the number of Warrant Shares that such Warrantholder would have owned immediately following such action had the Warrants been exercised immediately prior thereto or, in the case of a stock dividend or distribution, prior to the record date for determination of shareholders entitled thereto, and the Exercise Price will be adjusted as provided in
     Section 11(g) hereof.

     (b) Combination of Stock.  If the number of shares of Common Stock
         --------------------
     outstanding at any time after the date of the issuance of the Warrants shall have been decreased by a combination of the outstanding shares of Common Stock, then, immediately after the effective date of such combination, the number of Warrant Shares to be delivered upon exercise of each Warrant will be decreased so that the Warrantholder thereafter will be entitled to receive the number of Warrant Shares that such Warrantholder would have owned immediately following such action had such Warrant been exercised immediately prior thereto, and the Exercise Price will be adjusted as provided in Section 11(g) hereof.

     (c) Reorganization, Etc.  If any capital reorganization of the Company, or
         -------------------
     any reclassification of the Common Stock, or any consolidation of the Company with or merger of the Company with or into any other Person or any sale, lease or other transfer of all or substantially all of the assets of the Company to any other Person, shall be effected in such a way that the holders of Common Stock shall be entitled to receive stock, other securities, cash or other assets (whether such stock, other securities, cash or other assets are issued or distributed by the Company or another Person) with respect to or in exchange for Common Stock, then, upon exercise of each Warrant, the Warrantholder shall have the right to receive the kind and amount of stock, other securities, cash or other assets receivable upon such reorganization, reclassification, consolidation, merger or sale, lease or other transfer by a holder of the number of Warrant Shares that such Warrantholder would have been entitled to receive upon exercise of such Warrant had such Warrant been exercised immediately before such reorganization, reclassification, consolidation, merger or sale, lease or other transfer, subject to adjustments (as determined in good faith by the Board of Directors of the Company). Adjustments for events subsequent to the effective date of such a reorganization, reclassification, consolidation, merger, sale or transfer of assets shall be as nearly equivalent as may be practicable to the adjustments provided for in this Agreement. In any such event, effective provisions shall be made in the certificate or articles of incorporation of the resulting or surviving corporation, in any contract of sale, merger, conveyance, lease, transfer or otherwise so that the provisions set forth herein for the protection of the rights of the Warrantholders shall thereafter continue to be applicable; and any such resulting or surviving corporation shall expressly assume the obligation to deliver, upon exercise, such shares of stock, other securities, cash and property. The provisions of this Section 11 shall similarly apply to successive consolidations, mergers, sales, leases or transfers.

     (d) Adjustment for Rights Issue.  In case the Company shall issue rights,
         ---------------------------
     options or warrants or other securities convertible or exchangeable for Common Stock or for any other such right, option or warrant (collectively, "Rights") to all holders of its outstanding Common Stock entitling them to
      ------
     subscribe for purchase or obtain upon conversion or exchange to shares of Common Stock at a Price Per Share which is lower at the record date mentioned below than either (x) the then current Fair Market Value per share of Common Stock or (y) the Exercise Price, or both, the number of Warrant Shares thereafter purchasable upon the exercise of each Warrant shall be determined by multiplying the number of Warrant Shares theretofore purchasable upon exercise of each Warrant by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such Rights plus the additional Number of Shares of Common Stock offered for subscription, purchase or issuance upon conversion or exchange in connection with such Rights and the denominator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such Rights plus the number of shares which the aggregate Proceeds received or receivable by the Company upon exercise of such Rights would purchase at the greater of (x) the Fair Market Value per share of Common Stock at such record date or (y) the Exercise Price. Such adjustment shall be made whenever Rights are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive Rights. As used herein, "Price Per Share" shall be defined and determined in accordance with the following formula:

               P  =  R/N

               where

               P  =  Price Per Share;

               R = the "Proceeds" received or receivable by the Company in respect of Rights which shall be the total amount received or receivable by the Company in consideration for the issuance and sale of such Rights plus the aggregate amount of additional consideration payable to the Company upon exercise thereof; provided that the proceeds received or receivable by the Company shall be the cash proceeds before deducting therefrom any compensation paid or discount allowed in the sale, underwriting or purchase thereof by underwriters or dealers or others performing similar services; and

               N = the "Number of Shares," which in the case of Rights is the maximum number of shares of Common Stock initially issuable upon exercise thereof.

        (e)    Adjustment for Other Distributions.  In case the Company shall
               ----------------------------------
     distribute to all holders of its shares of Common Stock (x) evidences of indebtedness or assets (excluding cash dividends or distributions payable out of the consolidated earnings or surplus legally available for such dividends or distributions and dividends or distributions referred to in paragraphs (a), (c) or (d) above) of the Company or any subsidiary or (y) shares of capital stock of a subsidiary of the Company (such evidences of indebtedness, assets and securities as set forth in clauses (x) and (y) above, collectively, "Assets"), then in each case the number of Warrant
                           ------
     Shares thereafter purchasable upon the exercise of each Warrant shall be determined by multiplying the number of Warrant Shares theretofore purchasable upon the exercise of each Warrant by a fraction, the numerator of which shall be the Fair Market Value per share of Common Stock on the date of such distribution and the denominator of which shall be such Fair Market Value per share of Common Stock less the fair value as of such record date as determined reasonably and in good faith by the Board of Directors of the Company of the portion of the Assets applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made, and shall become effective on the date of distribution retroactive to the record date for the determination of stockholders entitled to receive such distribution.

     (f)  Carryover.  Notwithstanding any other provision of this Section 11,
          ---------
     no adjustment shall be made to the number of Warrant Shares to be delivered to the Warrantholder (or to the Exercise Price) if such adjustment represents less than 1% of the number of Warrant Shares to be so delivered, but any lesser adjustment shall be carried forward and shall be made at the time and together with the earlier to occur of (i) the exercise of all or any portion of a Warrant and (ii) the next subsequent adjustment that, together with any adjustments so carried forward, shall amount to 1% or more of the number of Warrant Shares to be so delivered.

     (g)  Exercise Price Adjustment.
          -------------------------

          (i) Whenever the number of Warrant Shares purchasable upon the exercise of the Warrants is adjusted as provided pursuant to this
          Section 11, the Exercise Price payable upon the exercise of a Warrant shall be adjusted by multiplying such Exercise Price immediately prior to such adjustment by a fraction, the numerator of which shall be the number of Warrant Shares purchasable upon the exercise of the Warrant immediately prior to such adjustment, and the denominator of which shall be the number of Warrant Shares purchasable immediately thereafter; provided, however, that the Exercise Price for each
                      --------  ------
          Warrant Share shall in no event be less than the par value of such Warrant Share. (ii) If at any time after the date of the issuance of a Warrant, the Company shall pay to holders of record of Common Stock any cash dividends or other cash distributions, then, on the date of the payment of such dividend or distribution (retroactive to the record date), the Exercise Price payable upon the exercise of such Warrant shall be adjusted by reducing the Exercise Price by the amount of such dividend or distribution applicable to one share of Common Stock; provided, however, that the Exercise Price for each Warrant
                 --------  -------
          Share shall in no event be less than the par value of such Warrant Share.

     (h)  Decrease in Exercise Price.  The Company, in its sole discretion,
          --------------------------
     shall have the right at any time, or from time to time, to decrease the Exercise Price of the Warrants and/or increase the number of Warrants Shares issuable upon the exercise of the Warrants, including as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights shall not be taxable to recipients.

     (i)  Other Adjustments.  If any event occurs as to which the foregoing
          -----------------
     provisions of this Section 11 are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of the Board of Directors, fairly protect the purchase rights of the Holders in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith opinion of the Board of Directors, to protect such purchase rights as aforesaid.

     (j)  Further Equitable Adjustments.  If, after one or more adjustments to
          -----------------------------
     the Exercise Price pursuant to this Section 11, the Exercise Price cannot be reduced further without falling below the greater of (i) $0.01 or
     (ii) the lowest positive
          exercise price legally permissible for warrants to acquire shares of Common Stock, the Company shall make further adjustments to compensate the Holder, consistent with the foregoing principles, as the Board of Directors, acting in good faith, deems necessary, including an increase in the number of Warrant Shares issuable upon exercise of outstanding Warrants and/or a cash payment to the Holders.

          SECTION 12.  Statement on Warrants.  Irrespective of any adjustment(s)
                       ---------------------
in the number or kind of Warrant Shares issuable upon the exercise in whole or in part of the Warrants or the Exercise Price, Warrants theretofore or thereafter issued may continue to express the same number and kind of Warrant Shares as are stated in the Warrants initially issuable from time to time pursuant to this Agreement, all subject to further adjustment as provided herein.

          SECTION 13.  Fractional Interest.  The Company shall not be required
                       -------------------
to issue fractional shares of Common Stock on the exercise of Warrants. If more than one Warrant shall be presented for exercise in full at the same time by the same Holder, the number of full Warrant Shares which shall be issuable upon such exercise shall be computed on the basis of the aggregate number of shares of Common Stock acquirable on exercise of the Warrants so presented. If any fraction of a share of Common Stock would, except for the provisions of this
Section 13, be issuable on the exercise of any Warrant (or specified portion thereof), the Company shall (i) direct and deposit with the Transfer Agent an amount sufficient to pay an amount in cash calculated by it to equal the then current Fair Market Value per share multiplied by such fraction computed to the nearest whole cent and (ii) deliver to the Transfer Agent a written certificate of an officer of the Company setting forth the then current Fair Market Value per share which certificate shall be conclusive evidence of the correctness of the matters set forth therein, absent clear error. The Holders, by their acceptance of the Warrant Certificates, expressly waive any and all rights to receive any fraction of a share of Common Stock or a stock certificate representing a fraction of a share of Common Stock.

          SECTION 14.  Notices to Warrantholders.  (a)  Upon any adjustment of
                       -------------------------
the Exercise Price or number of Warrant Shares issuable pursuant to Section 11 hereof, the Company shall as promptly as practicable (x) give a written certificate of the Company to the Warrant Agent of such adjustment or adjustments which certificate shall set forth (i) the number of Warrant Shares issuable upon the exercise of a Warrant and the Exercise Price after such adjustment, (ii) a brief statement of the facts requiring such adjustment, (iii) the computation by which such adjustment was made, and (y) cause to be given to each of the registered Holders of the Warrant Certificates at his address appearing on the Register written notice of such adjustments by first-class mail, postage prepaid. The Warrant Agent shall be entitled to rely on the above-referenced certificate(s) and shall be under no duty or responsibility with respect to any such certificate(s), except to exhibit the same from time to time to any Holder desiring an inspection thereof during reasonable business hours. The Warrant Agent shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist that may require any adjustment of the number of Warrant Shares or other stock or property issuable on exercise of the Warrants or the Exercise Price, or with respect to the nature or extent of any such adjustment when made, or with respect to the method employed in making such adjustment or the validity or value (or the kind or amount) of any Warrant Shares or other stock or property which may be issuable on exercise of the Warrants. The Warrant Agent shall not be responsible for any failure of the Company to make any cash payment or to issue, transfer or deliver any Warrant Share or stock certificates or other stock, securities or property upon the exercise of any Warrant.

          (b) Prior to the Expiration Date, and for so long as the Warrants have not been exercised in full, in the event of:

          (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities, indebtedness or property, or to receive any other right, option or warrant; or

          (ii) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), any consolidation or merger involving the Company and any other party or any transfer of all or substantially all the assets of the Company to any other party or any tender offer or exchange offer by the Company for shares of Common Stock; or

          (iii)any voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then the Company shall cause to be filed with the Warrant Agent and shall cause to be given to each Warrantholder at its address appearing on the Warrant Register, at least twenty (20) days prior to the applicable record date hereinafter specified, or promptly in the case of events for which there is no record date, by first class mail, postage prepaid, a written notice stating (i) the date as of which the holders of record of shares of Common Stock entitled to receive any such rights, options, warrants or distributions are to be determined, or (ii) the initial expiration date set forth in any tender offer or exchange offer for shares of Common Stock, or (iii) the date on which any such reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up is expected to become effective or consummated, as well as the date as of which it is expected that the holders of record of shares of Common Stock shall be entitled to exchange such shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding-up. The failure to give the notice required by this Section 14 or any defect therein shall not affect the legality or validity of any distribution, right, option, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation, winding up or action, or the vote upon any of the foregoing.

          SECTION 15.  Reservation of Warrant Shares, Etc.  The Company hereby
                       ----------------------------------
agrees that at all times there shall be reserved for issuance and delivery upon exercise of the Warrants, free from preemptive rights, liens, security interests and other encumbrances, such number of shares of authorized but unissued or treasury shares of Common Stock, or other stock or securities deliverable pursuant to Section 11, as shall be required for issuance or delivery upon exercise of the Warrants. Without limiting the generality of the foregoing, the Company agrees that it will not take any action which would result in Warrant Shares when issued not being validly and legally issued and fully paid and nonassessable. The Company hereby represents that, as of the date hereof, it has sufficient shares of Common Stock reserved for issuance upon exercise of all outstanding Warrants.

          SECTION 16.  Warrant Agent.  The Warrant Agent undertakes the duties
                       -------------
and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the Holders, by their acceptance thereof, shall be bound:

          (a) The statements contained herein and in the Warrant Certificates shall be taken as statements of the Company, and the Warrant Agent assumes no responsibility for the correctness of any of the same except such as describe the Warrant Agent or action taken or to be taken by it. The Warrant Agent assumes no responsibility with respect to the distribution of the Warrant Certificates or Warrant Shares or payment or refund of the Exercise Price except as herein otherwise provided.

          (b) The Warrant Agent may consult at any time with counsel satisfactory to it and the Warrant Agent shall incur no liability or responsibility to the Company or to any holder of any Warrant Certificate in respect to any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or the advice of such counsel.

          (c) The Company agrees to pay to the Warrant Agent reasonable compensation for all services rendered by the Warrant Agent in the execution of this Agreement, to reimburse the Warrant Agent for all expenses, taxes and governmental charges and other charges of any kind and nature reasonably incurred by the Warrant Agent in the execution of this Agreement and to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, reasonable costs and counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement except as a result of its negligence, bad faith or willful misconduct.

          (d) The Warrant Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company or one or more Holders shall furnish the Warrant Agent with reasonable security for any costs and expenses which may be incurred, but this provision shall not affect the power of the Warrant Agent to take such action as it may consider proper, whether with or without any such security. All rights of action under this Agreement or under any of the Warrants may be enforced by the Warrant Agent without the possession of any of the Warrant Certificates or the production thereof at any trial or other proceeding relative thereto, and any such action, suit or proceeding instituted by the Warrant Agent shall be brought in its name as Warrant Agent and any recovery of judgment shall be for the ratable benefit of the Holders, as the respective rights or interests may appear.

          (e) The Warrant Agent, and any stockholder, director, officer or employee of it, may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

          (f) The Warrant Agent shall not at any time be under any duty or responsibility to any Holder or the Company to make or cause to be made any adjustment of the Exercise Price or number of the Warrant Shares or other securities or property deliverable as provided in this Agreement, or to determine whether any facts exist which may require any of such adjustments, or with respect to the nature or extent of any such adjustments, when made, or with respect to the method employed in making the same. The Warrant Agent shall not be accountable with respect to the validity or value or the kind or amount of any Warrant Shares or of any securities or property which may at any time be issued or delivered upon the exercise of any Warrant or with respect to whether any such Warrant Shares or other securities will when issued be validly issued and fully paid and nonassessable, and makes no representation with respect thereto.

          SECTION 17. Merger, Consolidation or Change of Name of Warrant Agent.
                      --------------------------------------------------------
(a) Any corporation into which the Warrant Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party, or any corporation succeeding to the business of the Warrant Agent, shall be the successor to the Warrant Agent hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case at the time such successor to the Warrant Agent shall succeed to the agency created by this Agreement, and in case at that time any of the Warrant Certificates shall have been countersigned but not delivered, any such successor to the Warrant Agent may adopt the countersignature of the original Warrant Agent; and in case at that time any of the Warrant Certificates shall not have been countersigned, any successor to the Warrant Agent may countersign such Warrant Certificates either in the name of the predecessor Warrant Agent or in the name of the successor to the Warrant Agent; and in all such cases such Warrant Certificates shall have the full force and effect provided in the Warrant Certificates and in this Agreement.

          (b) In case at any time the name of the Warrant Agent shall be changed and at such time any of the Warrant Certificates shall have been countersigned but not delivered, the Warrant Agent whose name has been changed may adopt the countersignature under its prior name, and in case at that time any of the Warrant Certificates shall not have been countersigned, the Warrant Agent may countersign such Warrant Certificates either in its prior name or in its changed name, and in all such cases such Warrant Certificates shall have the full force and effect provided in the Warrant Certificates and in this Agreement.

          SECTION 18.  Resignation and Removal of Warrant Agent; Appointment of
                       --------------------------------------------------------
Successor.  (a)  No resignation or removal of the Warrant Agent and no
---------
appointment of a successor warrant agent shall become effective until the acceptance of appointment by the successor warrant agent as provided herein.
The Warrant Agent may resign its duties and be discharged from all further duties and liability hereunder (except liability arising as a result of the Warrant Agent's own negligence or willful misconduct) after giving written notice to the Company. The Company may remove the Warrant Agent upon written notice, and the Warrant Agent shall thereupon in like manner be discharged from all further duties and liabilities hereunder, except as aforesaid. The Warrant Agent shall, at the Company's expense, cause to be mailed (by first class mail, postage prepaid) to each Holder at his last address as shown on the Register a copy of said notice of resignation or notice of removal, as the case may be. Upon such resignation or removal, the Company shall appoint in writing a new warrant agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation by the resigning Warrant Agent or after such removal, then the resigning Warrant Agent or the Holder of any Warrant may apply to any court of competent jurisdiction for the appointment of a new warrant agent. Any new warrant agent, whether appointed by the Company or by such a court, shall be a corporation doing business under the laws of the United States or any state thereof, in good standing and having a combined capital and surplus of not less than US$50,000,000. After acceptance in writing of such appointment by the new warrant agent, it shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as the Warrant Agent, without any further assurance, conveyance, act or deed; but if for any reason it shall be necessary or expedient to execute and deliver any further assurance, conveyance, act or deed, the same shall be done at the expense of the Company and shall be legally and validly executed and delivered by the resigning or removed Warrant Agent. Not later than the effective date of any such appointment, the Company shall give notice thereof to the resigning or removed Warrant Agent. Failure to give any notice provided for in this Section 18(a), however, or any defect therein, shall not affect the legality or validity of the resignation of the Warrant Agent or the appointment of a new warrant agent, as the case may be.

          (b) Any corporation into which the Warrant Agent or any new warrant agent may be merged shall be a successor Warrant Agent under this Agreement without any further act.

Any such successor Warrant Agent shall, at the Warrant Agent's expense, promptly cause notice of its succession as Warrant Agent to be mailed (by first class mail, postage prepaid) to each Holder at such Holder's last address as shown on the Register.

          SECTION 19.  Money and Other Property Deposited with the Warrant
                       ---------------------------------------------------
Agent.  Any money, securities and other property which at any time shall be
-----
deposited by the Company or on its behalf with the Warrant Agent pursuant to this Agreement shall be and are hereby assigned, transferred and set over to the Warrant Agent in trust for the purpose for which such moneys, securities or other property shall have been deposited, which such purpose shall be stated in writing in reasonable detail and delivered to the Warrant Agent; but such moneys, securities or other property need not be segregated from other funds, securities or other property of the Warrant Agent except to the extent required by law. The Warrant Agent shall distribute any money deposited with it for payment and distribution to any Holder by mailing by first-class mail a check in such amount as is appropriate to such Holder at the address shown on the Register, or as it may be otherwise directed in writing by such Holder, upon surrender of such Holder's Warrants. Any money or other property deposited with the Warrant Agent for payment and distribution to any Holder that remains unclaimed for two years, less one day after the date the money was deposited with the Warrant Agent, shall be paid to the Company upon its request therefor.

          SECTION 20.  Compliance with Government Regulations; Qualification
                       -----------------------------------------------------
under the Securities Laws.
-------------------------

          (a) The Company covenants that if the shares of Common Stock required to be reserved for purposes of exercise of Warrants require, under any federal or state law, registration with or approval of any governmental authority before such shares may be issued upon exercise or to allow the resale or transfer of the Warrants or of such shares by the Holders generally, the Company will, unless the Company has received an opinion of counsel to the effect that such registration is not then permitted by such laws, use reasonable best efforts to cause such shares to be duly so registered or approved, as the case may be; provided that in no event shall such shares of Common Stock be issued, and the exercise of all Warrants shall be suspended, for the period during which any such registration or approval is required for the issuance of such shares upon exercise but not in effect; provided, further, that the Expiration Date shall be extended one day for each day (or portion thereof) that any such suspension is in effect. The Company shall promptly notify the Warrant Agent of any such suspension, and the Warrant Agent shall have no duty, responsibility or liability in respect of any shares of Common Stock issued or delivered prior to its receipt of such notice. The Company shall promptly notify the Warrant Agent of the termination of any such suspension, and such notice shall set forth the number of days that the Exercise Period shall be extended as a result of such suspension. The foregoing provisions of this Section 20 shall not require that the Company effect or obtain any such registration or approval of the Warrants or Warrant Shares in order to allow the resale or transfer thereof by any Person that may be an underwriter for purposes of Section 1145 of Chapter 11, Title 11 of the United States Code or to whom such registration or approval requirement is applicable as a result of that Person being an Affiliate of the Company or Marvel.

          (b) The Company covenants that it shall, until the expiration of one year after the Expiration Date, make available adequate current public information with respect to the Company so as to satisfy paragraph (c) of Rule 144 under the Securities Act.

          (c) The Company covenants that it shall use reasonable best efforts to have the Warrants and the Common Stock listed on the New York Stock Exchange or the American Stock Exchange, subject to official notice of issuance and subject to satisfaction of the Warrants with listing requirements, as soon as practicable after the date hereof.

          SECTION 21.  Notices. (a) Any notice pursuant to this Agreement to be
                       -------
given by the Warrant Agent or by any Holder to the Company shall be deemed given
(x) if delivered personally, then at the time of delivery, (y) if sent by overnight courier service, then at the time of delivery, or (z) if mailed by first-class, certified or overnight mail, five (5) Business Days after having been deposited in the mail with postage prepaid, in each case addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

                    [Marvel, Inc.]
                    685 Third Avenue
                    New York, New York  10017
                    Facsimile No.: 212-682-5272
                    Telephone: 212-588-5100
                    Attention: Corporate Secretary

          (b) In case the Company shall fail to maintain such office or agency or shall fail to give such notice of the location or of any change in the location thereof, presentations may be made and notices and demands may be served at the principal office of the Warrant Agent.

          (c) Any notice pursuant to this Agreement to be given by the Company or by any Holder to the Warrant Agent shall be deemed given (x) if delivered personally, then at the time of delivery, (y) if sent by overnight courier service, then at the time of delivery, or (z) if mailed by first-class, certified or overnight mail, five (5) Business Days after having been deposited in the mail with postage prepaid, in each case addressed (until another address is filed in writing by the Warrant Agent with the Company) as follows:

                    [Name of Warrant Agent]
                    [Address of Warrant Agent]
                    Attn: [Corporate Trust Department]

          (d) Any notice pursuant to this Agreement to be given by the Company or by the Warrant Agent to any Holder shall be deemed given (x) if delivered personally, then at the time of delivery, (y) if sent by overnight courier service, then at the time of delivery, or (z) if mailed by first-class, certified or overnight mail, five (5) Business Days after having been deposited in the mail with postage prepaid, in each case addressed to the Holder at such Holder's address as shown on the Register. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

          (e) If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

          (f) If the Company mails a notice or communication to a Holder or Holders, it shall deliver a copy of such notice to the Warrant Agent at the same time.

          SECTION 22.  Supplements and Amendments.  The Company and the Warrant
                       --------------------------
Agent may from time to time supplement or amend this Agreement without the approval of any Holders in order to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision herein, or to make any other provisions in regard to matters or questions arising hereunder which the Company and the Warrant Agent may deem necessary or desirable and which shall not in any way adversely affect the interests of the Holders. Any amendment or supplement to this Agreement that has an adverse effect on the interests of Holders, including supplements or amendments referred to in the first sentence of this Section 22, shall require the written consent of Holders representing a majority of the then outstanding Warrants. The consent of each Holder affected shall be required for any amendment pursuant to which the Exercise Price would be increased or the number of Warrant Shares purchasable upon exercise of Warrants would be decreased.

          SECTION 23.  Successors.  All the covenants and provisions of this
                       ----------
Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

          SECTION 24.  Termination.  This Agreement (other than the Company's
                       -----------
obligations with respect to Warrants previously exercised and with respect to indemnification under Section 16(c)) shall terminate at 5:00 p.m., New York City time, on the Expiration Date.

          SECTION 25.  Governing Law.  This Agreement and each Warrant
                       -------------
Certificate issued hereunder shall be governed by and construed in accordance with the laws of the State of Delaware.

          SECTION 26.  Benefits of This Agreement.  (a)  Nothing in this
                       --------------------------
Agreement shall be construed to give any person other than the Company, the Warrant Agent and the Warrantholders (or other respective successors or assigns) any legal or equitable right, remedy or claim under this Agreement. This Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent and the Warrantholders (and other respective successors or assigns).

          (b) Prior to the exercise of the Warrants, no Holder as such, shall be entitled to any rights of a stockholder of the Company, including, without limitation, the right to receive dividends or subscription rights, the right to vote, to consent, to exercise any preemptive right, to receive any notice of meetings of stockholders for the election of directors of the Company or any other matter or to receive any notice of any proceedings of the Company, except as may be specifically provided for herein. No provisions hereof, in the absence of affirmative action by the Warrantholder hereof to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Warrantholder shall give rise to any liability of such Warrantholder as a stockholder of the Company.

          (c) All rights of action in respect of this Agreement are vested in the Holders, and any Holder without the consent of the Warrant Agent or the Holder, may, on such Holder's own behalf and for such Holder's own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Company suitable to enforce, or otherwise in respect of, such Holder's rights hereunder, including the right to exercise, exchange or surrender for purchase such Holder's Warrants in the manner provided in this Agreement.

          SECTION 27.  Counterparts. This Agreement may be executed in any
                       ------------
number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

          SECTION 28.  Headings.  The headings of the Sections of this Agreement
                       --------
have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

          SECTION 29.  Severability.  Any term or provision of this Agreement or
                       ------------
the Warrants which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the other terms and provisions of this Agreement or the Warrants or affecting the validity or enforceability of any of the terms or provisions of this Agreement or the Warrants in any other jurisdiction.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

                                                  [MARVEL, INC.]


                                                  By___________________________

                                                       Title___________________



                                                  [NAME OF WARRANT AGENT]


                                                  By___________________________

                                                       Title___________________

                                                                       EXHIBIT A

     EXERCISABLE ON OR BEFORE 5:00 P.M. NEW YORK CITY TIME ON _________________.

 No. _______                                  Cusip No. _______________________

                                              ------------------------- Warrants



                      [Form of Plan Warrant Certificate]

                                [MARVEL, INC.]

            (Incorporated under the laws of the State of Delaware)


          This Warrant Certificate certifies that _________ or its registered assigns, is the registered holder of Warrants expiring __________ (the "Warrants") to purchase shares of Common Stock (the "Common Stock"), of [Marvel, Inc.], a Delaware corporation (the "Company"). Each Warrant entitles the registered holder upon exercise at any time during normal business hours after the date hereof and on or before 5:00 p.m., New York City time, on _______________, to receive from the Company _________ fully paid and nonassessable shares of Common Stock (each such share a "Warrant Share") at the initial exercise price (the "Exercise Price") of $17.25 per share payable in accordance with the terms, provisions and conditions of the Warrant Agreement referred to on the reverse hereof upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent, but only subject to the terms, provisions and conditions set forth herein and in the Warrant Agreement. The Exercise Price and number of Warrant Shares issuable upon exercise of the Warrants are subject to adjustment from time to time upon the occurrence of certain events set forth in the Warrant Agreement.

          No Warrant may be exercised after 5:00 p.m., New York City time, on ___________ and, to the extent not exercised by such time, such Warrants shall become void.

          Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

          The terms of this Warrant Certificate are qualified in their entirety by reference to the Warrant Agreement and, in the event of a conflict between the terms of this Warrant Certificate and the terms of the Warrant Agreement, the terms of the Warrant Agreement shall control the rights, interests and obligations of the holders of the Warrants, the Warrant Agent and the Company with respect to the Warrants.

          This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

          This Warrant Certificate shall be governed by and construed in accordance with the laws of the State of Delaware.

          IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be signed by a duly authorized Officer.

Dated:

                                   [MARVEL,INC.]


                                   By_________________________________________
                                   Name:
                                   Title:


Countersigned:

[NAME OF WARRANT AGENT],
as Warrant Agent


By______________________
   Authorized Signature

                                [REVERSE SIDE]

          The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants expiring on the Expiration Date entitling the holder on exercise to receive shares of Common Stock of the Company and are issued or to be issued pursuant to a Warrant Agreement dated as of _______, 1998 (the "Warrant Agreement"), duly executed and delivered by the Company to [Warrant Agent], as Warrant Agent (the "Warrant Agent"), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words "holders" or "holder" meaning the registered holders or registered holders) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. By accepting initial delivery, transfer or exchange of this Warrant, the duly registered holder shall be deemed to have agreed to the terms of the Warrant Agreement as it may be in effect from time to time, including any amendments or supplements duly adopted in accordance therewith.

          Payment of the Exercise Price may be made, at the option of the holder, in cash by wire transfer or by certified or official bank check payable to the order of the Company in immediately available funds in lawful money of the United States of America.

          Upon due presentation for registration of transfer of this Warrant Certificate, with or without other Warrant Certificates, at the office of the Warrant Agent, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, with or without other Warrant Certificates, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

          The Company and the Warrant Agent may deem and treat the registered holder(s) thereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes. Neither the Warrants nor this Warrant Certificate entities any holder hereof to any rights of a stockholder of the Company.

                               SUBSCRIPTION FORM

   (To be executed only upon exercise of Warrants represented by this Warrant
    Certificate)

To:  [Name of Warrant Agent],
         as Warrant Agent
     [Address of Warrant Agent]

          The undersigned hereby irrevocably exercises [_____________] of the Warrants represented by this Warrant Certificate and herewith makes payment in accordance with the terms and conditions specified in this Warrant Certificate and in the Warrant Agreement and surrenders this Warrant Certificate and all right, title and interest therein to and directs that the shares of Common Stock of [Marvel, Inc.] (the "Warrant Shares") deliverable upon the exercise of such
                        --------------
Warrants be registered or placed in the name and at the address specified below and delivered thereto.

Dated:
                              -----------------------------------------------
                              (Signature of Owner)

                              -----------------------------------------------
                              (Street Address)

                              -----------------------------------------------
                              (City)              (State)         (Zip Code)


                              Signature Guaranteed By:

                              -----------------------------------------------

Securities and/or check or other property (including, if such number of Warrants exercised shall not be all of the Warrants evidenced by this Warrant Certificate, a new Warrant Certificate for the balance remaining of such Warrants) to be issued or delivered to:

Name:

Street Address:

City, State and Zip Code:

Please insert social security or identifying number:

                              FORM OF ASSIGNMENT

          For value received from the Assignee(s) named below, the undersigned registered Holder of this Warrant Certificate hereby sells, assigns, and transfers unto the Assignee(s) named below (including the undersigned with respect to any Warrants constituting a part of the Warrants evidenced by this Warrant Certificate not being assigned hereby) all of the right of the undersigned under this Warrant Certificate, with respect to the number of Warrants set forth below:

                                          Social Security
                                             or other
Name of Assignee         Address           Identifying No.     No. of Warrants
----------------         -------           --------------      ---------------



and does hereby irrevocably constitute and appoint ______________the undersigned's attorney to make such transfer on the books of maintained for the purposes, with full power of substitution in the premises.

Dated:

                                 ----------------------------------------------
                                 (Signature of Owner)

                                 ----------------------------------------------
                                 (Street Address)

                                 ----------------------------------------------
                                 (City)              (State)         (Zip Code)


                                 Signature Guaranteed By:

                                 ----------------------------------------------

                                                                      EXHIBIT 17

          STANDSTILL AGREEMENT dated _______, 1998 between Toy Biz, Inc., a Delaware corporation (the "Company"), Carl C. Icahn ("Icahn"), and High River Limited Partnership ("High River", and together with Icahn, the "Icahn Group").

          For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                                Representations

          Section 1.01  Representations of the Company.  The Company represents
                        ------------------------------
to the Icahn Group that it has full legal right, power and authority to enter into and perform this Agreement, and the execution and delivery of this Agreement by it and the consummation by it of the transactions contemplated by this Agreement have been duly authorized by it. This Agreement constitutes a valid, binding and enforceable agreement of the Company.

          Section 1.02  Representations of the Icahn Group.
                        ----------------------------------
          (a) Each member of the Icahn Group represents to the Company that it has full legal right, power and authority to enter into and perform this Agreement, and the execution and delivery of this Agreement by it and the consummation by it of the transactions contemplated by this Agreement have been duly authorized by it. This Agreement constitutes a valid, binding and enforceable agreement of each member of the Icahn Group.

          (b) The Icahn Group is the Beneficial Owner (as defined below) of an aggregate of ___________ shares of common stock, par value .01 per share (the "Marvel Common Stock"), of Marvel Entertainment Group, Inc. ("Marvel")and an aggregate of $__________ of Fixed Senior Secured Claims (as defined in the Fourth Amended Plan of Reorganization of Marvel and certain subsidiaries thereof, filed by Toy Biz and certain secured creditors of Marvel in the District Court for the District of Delaware (the "Plan")) (the "Fixed Senior Secured Claims", and together with the Marvel Common Stock, the "Marvel Interests") and neither the Icahn Group nor any affiliate or "associate" (as defined below), thereof Beneficially Owns any Unsecured Claims (as defined in the Plan) or any other Equity Interests (as defined in the Plan) or Claims (as defined in the Plan). "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any successor regulation thereto. For the purposes of this definition, "Beneficial Ownership" and "Beneficially Own" shall refer to the ownership interest of a Beneficial Owner. The term "affiliate" as used in this Agreement shall have the meaning set forth in Rule 12b-2 under the Exchange Act, or any successor regulation thereto. The term "associate" as used in this Agreement shall have the meaning set forth in Rule 12b-2 under the Exchange Act, or any successor regulation thereto, except that the term "associate" shall not include any corporation or organization which has a class of equity securities listed on a national securities exchange (including the National Market System of the NASDAQ Stock Market).

          (c) The Icahn Group Beneficially Owns an aggregate of ______ shares of common stock, par value .01 per share, of the Company.


                                  ARTICLE II
                             Standstill Provisions

          Section 2.01  Restrictions on Certain Actions by the Icahn Group.  (a)
                        --------------------------------------------------
Each member of the Icahn Group agrees that during the term of this Agreement it will not, nor will it permit any of its affiliates or associates, from and after the date that such person becomes an affiliate or associate until such time as such person ceases to be an affiliate or associate, directly or indirectly, unless in any such case specifically invited in writing to do so by the Board of Directors of the Company (the "Company Board"), to:

               (i) except upon conversion of Warrants (as defined in the Plan) or Convertible Preferred Stock (as defined in the Plan) or any other security received by the Icahn Group under the Plan in respect of their Marvel Interests or as a result of a stock split, stock dividend (or other dividend or distribution of any security of the Company) or similar recapitalization by the Company, acquire, offer to acquire, or agree to acquire Beneficial Ownership of any equity or debt securities of the Company (collectively,"Restricted Securities") by purchase, by joining a partnership, limited partnership, syndicate or other "group" (as such term is used in Section 13(d)(3) of the Exchange Act, such term to have such meaning throughout this Agreement) (any such act to "acquire").

               (ii) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act) or become a "participant" in any "election contest" (as such terms are defined or used in Rule 14a-11 under the Exchange Act) with respect to the Company, or execute any written consent in lieu of a meeting of holders of Restricted Securities of any class thereof;

               (iii) initiate, propose or otherwise solicit stockholders for the approval of one or more stockholder proposals with respect to the Company or induce or attempt to induce any other person to initiate any stockholder proposal;
               (iv) seek nomination or election to the Company Board, serve on the Company Board if elected, seek to place a representative on the Company Board or seek the removal of any member of the Company Board;

               (v) call or seek to have called any meeting of the stockholders of the Company;

               (vi) deposit any Restricted Securities in a voting trust or subject them to a voting agreement or other agreement or arrangement with respect to the voting of such Restricted Securities;

               (vii) otherwise act, directly or indirectly, alone or in concert with others, to (A) seek to control the management of the Company or the Company Board or the policies or affairs of the Company, (B) solicit, propose, seek to effect or negotiate with any other person with respect to any form of business combination transaction with the Company or any subsidiary, as that term is defined in Rule 12b-2 under the Exchange Act (a "Subsidiary") thereof, or any restructuring, recapitalization or similar transaction with respect to the Company or any Subsidiary thereof, (C) solicit, make or propose or encourage or negotiate with any other person with respect to, or announce an intention to make, any tender offer or exchange offer for any Restricted Securities, (D) disclose an intention, purpose, plan or proposal with respect to the Company or any Restricted Securities inconsistent with the provisions of this Agreement, including an intention, purpose, plan or proposal that is conditioned on or would require the Company to waive the benefit of or amend any provision of this Agreement, or (E) assist, participate in, facilitate, encourage or solicit any effort or attempt by any person to do or seek to do any of the foregoing;

               (viii) request the Company (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any material provisions of
Section 2.01 or 2.02 of this Agreement (including this Section 2.01(viii) or otherwise seek any material modification to or material waiver of any of the

Icahn Group's agreements or obligations under Section 2.01 or 2.02 of this Agreement);

               (ix) encourage or render advice to or make any recommendation or proposal to any person (including any Passive Investment Entity) to engage in any of the actions covered by this Section 2.01 (including this clause(ix)).

          (b) The Icahn Group shall not be deemed to have violated this Agreement as a result of the taking of any actions set forth in Section 2.01(a) or 2.02 of the Agreement by an entity which is a Passive Investment if:

          (i) the Icahn Group and its affiliates, in the aggregate, Beneficially Own 25% or less of the equity interests in that entity, provided that (A) the Icahn Group and its affiliates did not have actual knowledge that the entity intended to engage in those prohibited activities at the time the Icahn Group or any of its affiliates invested in the entity, (B) the Icahn Group notifies the Company as soon as practical after obtaining actual knowledge that the entity proposes to engage in any of such activities and Carl Icahn delivers an affidavit to the Company stating that (x) the entity is a "Passive Investment" as defined in this Section 2.01(b) and (y) neither the Icahn Group nor any of its affiliates took any of the actions described in Section 2.01 (a)(ix) of this Agreement with respect to those activities by the entity, and (C) the Icahn Group and its affiliates do not increase their investment in the entity unless and until the entity ceases to Beneficially Own any Restricted Securities and ceases taking any of any actions set forth in Section 2.01(a) or 2.02 of the Agreement; or

          (ii) the Icahn Group and its affiliates, in the aggregate, Beneficially Own more than 25% of the equity interests in that entity, provided that (A) the Icahn Group and its affiliates did not have actual knowledge that the entity intended to engage in those prohibited activities at the time the Icahn Group or any of its affiliates invested in the entity, (B) the Icahn Group notifies the Company as soon as practical after obtaining actual knowledge that the entity proposes to engage in any of such activities and Carl Icahn delivers an affidavit to the Company stating that (x) the entity is a "Passive Investment" as defined in this Section 2.01(b) and (y) neither the Icahn Group nor any of its affiliates took any of the actions described in Section 2.01 (a)(ix) of this Agreement with respect to those activities by the entity, and (C) the Icahn Group and its affiliates use all reasonable efforts to promptly reduce the percentage of the equity interests in that entity that they Beneficially Own in the aggregate to 25% or less.

The term "Passive Investment" shall mean any entity in which the Icahn Group owns an interest and in which the ownership interest of the Icahn Group is wholly passive and which is not otherwise an affiliate of the Icahn Group.

          Section 2.02  Voting.
                        ------

          (a) During the term of this Agreement, the members of the Icahn Group agree to vote all Restricted Securities Beneficially Owned by them in connection with any action to be taken by the Company's securityholders as follows:

               (i) in connection with any matter to be voted upon at a meeting of the Company's securityholders with respect to which an abstention will have the same effect as a vote against the matter, the members of the Icahn Group shall vote all Restricted Securities Beneficially Owned by them in the same proportion as the votes cast by the holders of all other Restricted Securities; provided, however, that if the holders of any class
                            --------  -------
     of Restricted Securities vote separately as a class with respect to any such matter, the members of the Icahn Group shall vote all Restricted Securities of that class Beneficially Owned by them in the same proportion as the votes cast by the holders of all other Restricted Securities of that class.
               (ii) in connection with any other matter to be voted upon at a meeting of the Company's securityholders, the members of the Icahn Group shall cause all Restricted Securities Beneficially Owned by them to be present in person or represented by proxy at the meeting for quorum purposes but to abstain from voting on the matter.

          (b) Compliance with this Section 2.02 by the members of the Icahn Group shall not be deemed a violation of any of the provisions of Section 2.01 of this Agreement.

          Section 2.03   Acquisition of Securities in Violation of this
                         ----------------------------------------------
Agreement.  If the Icahn Group or any affiliate or associate of the Icahn Group
---------
acquires any Restricted Securities in violation of this Agreement, it will promptly (but in any event within 30 days) dispose of such Restricted Securities to persons which are not members, affiliates or associates of the Icahn Group; provided, however, that the Company may also pursue any other available remedy
--------  -------
to which it may be entitled as a result of such violation.

          Section 2.04  No Encouragement by the Company. The Company agrees that
                        -------------------------------
it will not encourage, recommend or propose to any person that it acquire Restricted Securities for the purpose of obtaining for itself the protections of this Agreement or otherwise as a defense against an investment in that person by any member of the Icahn Group or any affiliate of the Icahn Group. If the Icahn Group believes this Section 2.04 has been violated, the Icahn Group shall notify the Company in writing describing the alleged violation. If, within 30 days after receipt of such notice, the Company shall furnish the Icahn Group with an affidavit denying the violation, it shall be conclusively presumed and determined that no such violation occurred and the Icahn Group shall be deemed to have waived any claim under this Section 2.04.

          Section 2.0  Conditions to Standstill Agreement.
                       ----------------------------------

               (a) The restrictions contained in Sections 2.01 and 2.02 hereof shall not restrict the Icahn Group from filing Administration Expense Claims to the extent permitted by Section 12.2(c) of the Plan.

               (b) The agreements and obligations contained herein shall terminate in the event that (i) the Company voluntarily commences a Chapter 7 or Chapter 11 case pursuant to Section 301 of Title 11 of the United States Code (and for the avoidance of doubt, neither the filing against the Company of an involuntary petition for relief under Title 11 of the United States Code nor the Company's consenting to the entry of an order for relief following the filing of an involuntary petition shall result in termination of this Agreement), (ii) the Company or any of its affiliates seeks to acquire or control any Restricted Person (as defined below) by taking any of the actions set forth in Section 2.01 with respect to such Restricted Person or (iii) the Company sells substantially all of its assets to any other person, or merges or consolidates with any other person or effects any other similar reorganization, if as a result of such merger, reorganization or consolidation the persons who immediately prior thereto were stockholders of the Company cease to own securities representing more than 50% of the aggregate voting power and 50% of the common equity of such surviving entity, provided, however, that with respect to the transactions described in this clause (iii) the agreements and obligations hereunder shall terminate only upon the closing of such transactions. As used in this Agreement, "Restricted Person" means any person, other than the Company, (x) in which, as of the time the Company or any of its affiliates commence, or publicly announce their intention to commence, taking the actions described in clause (i) of this
Section 2.05(c), the Icahn Group has filed a Schedule 13D under the Exchange Act or has otherwise publicly announced that it Beneficially Owns at least 5% of the outstanding voting securities or (y) with respect to which, as of the time the Company or any of its affiliates commence, or publicly announce their intention to commence, taking the actions described in clause (i) of this Section 2.05(c), the Icahn Group has made a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.


                                  ARTICLE III
                                 Miscellaneous

          Section 3.01  Enforcement.  (a)  Each member of the Icahn Group, on
                        -----------
the one hand, and the Company, on the other, acknowledges and agrees that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically its provisions in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they may be entitled at law or in equity.

               (b) The Company and each member of the Icahn Group each irrevocably agrees that any legal action or proceeding against it with respect to this Agreement and any transaction contemplated by this Agreement may be brought in the courts of the State of Delaware, or of the United States of America for the District of Delaware, and by execution and delivery of this Agreement the Company and each member of the Icahn Group each irrevocably submits to the jurisdiction of each such court and irrevocably designates, appoints and empowers the Secretary of State of the State of Delaware to receive for and on its behalf service in the State of Delaware, and further irrevocably consents to the service of process outside of the territorial jurisdiction of such courts by mailing copies by registered United States mail, postage prepaid, to its address specified in this Agreement.

          Section 3.02  Entire Agreement.  This Agreement constitutes the entire
                        ----------------
understanding of the parties with respect to the transactions contemplated by it and may be amended only by an agreement in writing executed by all the parties.

          Section 3.03  Severability.  If any provision of this Agreement is
                        ------------
held by a court of competent jurisdiction to be unenforceable, the remaining provisions shall remain in full force and effect. It is declared to be the intention of the parties that they would have executed the remaining provisions without including any that may be declared unenforceable.

          Section 3.04  Headings.  The headings in this Agreement are solely for
                        --------
convenience of reference and shall be given no effect in the construction or interpretation of any provision of this Agreement.

          Section 3.05  Counterparts.  This Agreement may be executed in any
                        ------------
number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          Section 3.06 Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally against receipt thereof, or transmitted by telecopier or by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          If to the Company, to

               Toy Biz, Inc.
               685 Third Avenue
               New York, New York 10017
               Attention:  Secretary
               Telephone:  (212) 588-5100
               Telecopy:  (212) 682-5272

               with a copy to:

               Battle Fowler LLP
               75 East 55th Street
               New York, New York 10022
               Attention:  John Turitzin, Esq.
               Telephone:  (212) 856-6873
               Telecopy:  (212) 856-7814
          if to Icahn or High River, to

               High River Limited Partnership
               c/o Icahn Associates Corp.
               767 Fifth Avenue
               New York, New York  10153
               Attention:  Mr. Carl C. Icahn
               Telephone:  (212) 702-4333
               Telecopy:  (212) 750-5807

               with a copy to:

               Gordon Altman Butowsky Weitzen Shalov & Wein
               114 West 47th Street
               New York, New York  10036
               Attention:  Marc Weitzen, Esq.
               Telephone:  (212) 626-0800
               Telecopy:  (212) 626-0799

                  -and-

               Berlack Israels & Liberman LLP
               120 West 45th Street
               New York, New York  10036
               Attention:  Edward S. Weisfelner, Esq.
               Telephone:  (212) 704-0100
               Telecopier:  (212) 704-0196

          Any notice shall be deemed to have been given on the date of receipt if delivered personally or by overnight courier, the date of transmission with confirmation back if transmitted by telecopier, or the third day following posting if transmitted by mail.

          Section 3.07  Successors and Assigns.  Subject to Section 2.04 hereof,
                        ----------------------
this Agreement shall bind the successors of the parties, and inure to the benefit of any successor of any of the parties. No party hereto may assign this Agreement without the other party's prior written consent.

          Section 3.08  Termination.  This Agreement shall terminate on the
                        -----------
fourth anniversary hereof.

          Section 3.09  Litigation.  In consideration of the mutual undertakings
                        ----------
contained herein, each of the parties hereto agrees to dismiss with prejudice all pending litigation among the parties hereto.

          Section 3.10  Governing Law.  This Agreement will be governed by and
                        -------------
construed and enforced in accordance with the internal laws of the State of Delaware, without giving effect to the conflict of laws principle thereof.

          Section 3.11  Third Party Beneficiaries; Amendments; Waivers.  Each
                        -------------------------------------- -------
person (an "Allowed Fixed Senior Secured Claim Holder") who is a holder of an Allowed Fixed Senior Secured Claim (as defined in the Plan) immediately prior to the closing of the Transaction (as defined in the Plan) is an intended third party beneficiary of this Agreement while that person Beneficially Owns any Restricted Securities. This Agreement may not be amended, or any of its provisions waived, except by a writing signed by each of the parties hereto and by a majority of the Allowed Fixed Senior Secured Claim Holders who Beneficially Own Restricted Securities as of the date of such amendment or waiver.

          Section 3.12  Activities as Broker or Dealer. Acquisitions of
                        ------------------------------
Restricted Securities by Icahn & Co. which are conducted by it in the ordinary course of its business as a registered broker or dealer under the Exchange Act and are of the type described in Rule 13d-1(b)(1)(i) under the Exchange Act shall not be deemed to violate Section 2.01(a) of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have cause this Agreement to be executed as of the date first referred to above.

                                               TOY BIZ, INC.

                                               by


                                               _________________________________
                                               Name:  Joseph M. Ahearn
                                               Title: President and Chief
                                                      Executive Officer


                                               _________________________________
                                               Carl C. Icahn

                                               HIGH RIVER LIMITED PARTNERSHIP
                                               By:  Riverdale LLC, its
                                                    General Partner


                                               _________________________________
                                               Name:
                                               Title:

          STANDSTILL AGREEMENT dated _______, 1998 between Toy Biz, Inc., a Delaware corporation (the "Company"), Vincent Intrieri ("Intrieri"), and Westgate International, L.P. ("Westgate", and together with Intrieri, the "Westgate Group").

          For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                                Representations

          Section 1.01   Representations of the Company.  The Company represents
                         ------------------------------
to the Westgate Group that it has full legal right, power and authority to enter into and perform this Agreement, and the execution and delivery of this Agreement by it and the consummation by it of the transactions contemplated by this Agreement have been duly authorized by it. This Agreement constitutes a valid, binding and enforceable agreement of the Company.

          Section 1.02   Representations of the Westgate Group.
                         -------------------------------------

          (a) Each member of the Westgate Group represents to the Company that it has full legal right, power and authority to enter into and perform this Agreement, and the execution and delivery of this Agreement by it and the consummation by it of the transactions contemplated by this Agreement have been duly authorized by it. This Agreement constitutes a valid, binding and enforceable agreement of each member of the Westgate Group.

          (b) The Westgate Group is the Beneficial Owner (as defined below) of an aggregate of ________________ shares of common stock, par value .01 per share (the "Marvel Common Stock"), of Marvel Entertainment Group, Inc. ("Marvel")and an aggregate of $__________ of Fixed Senior Secured Claims (as defined in the Fourth Amended Plan of Reorganization of Marvel and certain subsidiaries thereof, filed by Toy Biz and certain secured creditors of Marvel in the District Court for the District of Delaware (the "Plan"))(the "Fixed Senior Secured Claims", and together with the Marvel Common Stock, the "Marvel Interests") and neither the Westgate Group nor any affiliate or "associate" (as defined below), thereof Beneficially Owns any Unsecured Claims (as defined in the Plan) or any other Equity Interests (as defined in the Plan) or Claims (as defined in the Plan). "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any successor regulation thereto. For the purposes of this definition, "Beneficial Ownership" and "Beneficially Own" shall refer to the ownership interest of a Beneficial Owner. The term "affiliate" as used in this Agreement shall have the meaning set forth in Rule 12b-2 under the Exchange Act, or any successor regulation thereto. The term "associate" as used in this Agreement shall have the meaning set forth in Rule 12b-2 under the Exchange Act, or any successor regulation thereto, except that the term "associate" shall not include any corporation or organization which has a class of equity securities listed on a national securities exchange (including the National Market System of the NASDAQ Stock Market).

          (c) The Westgate Group Beneficially Owns an aggregate of ______ shares of common stock, par value .01 per share, of the Company.

                                  ARTICLE II
                             Standstill Provisions

          Section 2.01 Restrictions on Certain Actions by the Westgate Group.
                       -----------------------------------------------------
(a) Each member of the Westgate Group agrees that during the term of this Agreement it will not, nor will it permit any of its affiliates or associates, from and after the date that such person becomes an affiliate or associate until such time as such person ceases to be an affiliate or associate, directly or indirectly, unless in any such case specifically invited in writing to do so by the Board of Directors of the Company (the "Company Board"), to:

               (i) except upon conversion of Warrants (as defined in the Plan) or Convertible Preferred Stock (as defined in the Plan) or any other security received by the Westgate Group under the Plan in respect of their Marvel Interests or as a result of a stock split, stock dividend (or other dividend or distribution of any security of the Company) or similar recapitalization by the Company, acquire, offer to acquire, or agree to acquire Beneficial Ownership of any equity or debt securities of the Company (collectively,"Restricted Securities") by purchase, by joining a partnership, limited partnership, syndicate or other "group" (as such term is used in Section 13(d)(3) of the Exchange Act, such term to have such meaning throughout this Agreement) (any such act to "acquire").

          (ii) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act) or become a "participant" in any "election contest" (as such terms are defined or used in Rule 14a-11 under the Exchange Act) with respect to the Company, or execute any written consent in lieu of a meeting of holders of Restricted Securities of any class thereof;

          (iii) initiate, propose or otherwise solicit stockholders for the approval of one or more stockholder proposals with respect to the Company or induce or attempt to induce any other person to initiate any stockholder proposal;

          (iv) seek nomination or election to the Company Board, serve on the Company Board if elected, seek to place a representative on the Company Board or seek the removal of any member of the Company Board;

          (v) call or seek to have called any meeting of the stockholders of the Company;

          (vi) deposit any Restricted Securities in a voting trust or subject them to a voting agreement or other agreement or arrangement with respect to the voting of such Restricted Securities;

          (vii) otherwise act, directly or indirectly, alone or in concert with others, to (A) seek to control the management of the Company or the Company Board or the policies or affairs of the Company, (B) solicit, propose, seek to effect or negotiate with any other person with respect to any form of business combination transaction with the Company or any subsidiary, as that term is defined in Rule 12b-2 under the Exchange Act (a "Subsidiary") thereof, or any restructuring, recapitalization or similar transaction with respect to the Company or any Subsidiary thereof, (C) solicit, make or propose or encourage or negotiate with any other person with respect to, or announce an intention to make, any tender offer or exchange offer for any Restricted Securities, (D) disclose an intention, purpose, plan or proposal with respect to the Company or any Restricted Securities inconsistent with the provisions of this Agreement, including an intention, purpose, plan or proposal that is conditioned on or would require the Company to waive the benefit of or amend any provision of this Agreement, or (E) assist, participate in, facilitate, encourage or solicit any effort or attempt by any person to do or seek to do any of the foregoing;

          (viii) request the Company (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any material provisions of
Section 2.01 or 2.02 of this Agreement (including this Section 2.01(viii) or otherwise seek any material modification to or material waiver of any of the

Westgate Group's agreements or obligations under Section 2.01 or 2.02 of this Agreement);

               (ix) encourage or render advice to or make any recommendation or proposal to any person (including any Passive Investment Entity) to engage in any of the actions covered by this Section 2.01 (including this clause(ix)).

          (b) The Westgate Group shall not be deemed to have violated this Agreement as a result of the taking of any actions set forth in Section 2.01(a) or 2.02 of the Agreement by an entity which is a Passive Investment if:

          (i) the Westgate Group and its affiliates, in the aggregate, Beneficially Own 25% or less of the equity interests in that entity, provided that (A) the Westgate Group and its affiliates did not have actual knowledge that the entity intended to engage in those prohibited activities at the time the Westgate Group or any of its affiliates invested in the entity, (B) the Westgate Group notifies the Company as soon as practical after obtaining actual knowledge that the entity proposes to engage in any of such activities and Carl Intrieri delivers an affidavit to the Company stating that (x) the entity is a "Passive Investment" as defined in this
     Section 2.01(b) and (y) neither the Westgate Group nor any of its affiliates took any of the actions described in Section 2.01 (a)(ix) of this Agreement with respect to those activities by the entity, and (C) the Westgate Group and its affiliates do not increase their investment in the entity unless and until the entity ceases to Beneficially Own any Restricted Securities and ceases taking any of any actions set forth in Section 2.01(a) or 2.02 of the Agreement; or

          (ii) the Westgate Group and its affiliates, in the aggregate, Beneficially Own more than 25% of the equity interests in that entity, provided that (A) the Westgate Group and its affiliates did not have actual knowledge that the entity intended to engage in those prohibited activities at the time the Westgate Group or any of its affiliates invested in the entity, (B) the Westgate Group notifies the Company as soon as practical after obtaining actual knowledge that the entity proposes to engage in any of such activities and Carl Intrieri delivers an affidavit to the Company stating that (x) the entity is a "Passive Investment" as defined in this
     Section 2.01(b) and (y) neither the Westgate Group nor any of its affiliates took any of the actions described in Section 2.01 (a)(ix) of this Agreement with respect to those activities by the entity, and (C) the Westgate Group and its affiliates use all reasonable efforts to promptly reduce the percentage of the equity interests in that entity that they Beneficially Own in the aggregate to 25% or less.

The term "Passive Investment" shall mean any entity in which the Westgate Group owns an interest and in which the ownership interest of the Westgate Group is wholly passive and which is not otherwise an affiliate of the Westgate Group.

          Section 2.02   Voting.
                         ------
          (a) During the term of this Agreement, the members of the Westgate Group agree to vote all Restricted Securities Beneficially Owned by them in connection with any action to be taken by the Company's securityholders as follows:
               (i) in connection with any matter to be voted upon at a meeting of the Company's securityholders with respect to which an abstention will have the same effect as a vote against the matter, the members of the Westgate Group shall vote all Restricted Securities Beneficially Owned by them in the same proportion as the votes cast by the holders of all other Restricted Securities; provided, however, that if the holders of any class
                            --------  -------
     of Restricted Securities vote separately as a class with respect to any such matter, the members of the Westgate Group shall vote all Restricted Securities of that class Beneficially Owned by them in the same proportion as the votes cast by the holders of all other Restricted Securities of that class.

               (ii) in connection with any other matter to be voted upon at a meeting of the Company's securityholders, the members of the Westgate Group shall cause all Restricted Securities Beneficially Owned by them to be present in person or represented by proxy at the meeting for quorum purposes but to abstain from voting on the matter.

          (b) Compliance with this Section 2.02 by the members of the Westgate Group shall not be deemed a violation of any of the provisions of Section 2.01 of this Agreement.

          Section 2.03   Acquisition of Securities in Violation of this
                         ----------------------------------------------
Agreement.  If the Westgate Group or any affiliate or associate of the Westgate
---------
Group acquires any Restricted Securities in violation of this Agreement, it will promptly (but in any event within 30 days) dispose of such Restricted Securities to persons which are not members, affiliates or associates of the Westgate Group; provided, however, that the Company may also pursue any other available
       --------  -------
remedy to which it may be entitled as a result of such violation.

          Section 2.04   No Encouragement by the Company.  The Company agrees
                         -------------------------------
that it will not encourage, recommend or propose to any person that it acquire Restricted Securities for the purpose of obtaining for itself the protections of this Agreement or otherwise as a defense against an investment in that person by any member of the Westgate Group or any affiliate of the Westgate Group. If the Westgate Group believes this Section 2.04 has been violated, the Westgate Group shall notify the Company in writing describing the alleged violation. If, within 30 days after receipt of such notice, the Company shall furnish the Westgate Group with an affidavit denying the violation, it shall be conclusively presumed and determined that no such violation occurred and the Westgate Group shall be deemed to have waived any claim under this Section 2.04.

          Section 2.05   Conditions to Standstill Agreement.
                         ----------------------------------

               (a) The restrictions contained in Sections 2.01 and 2.02 hereof shall not restrict the Westgate Group from filing Administration Expense Claims to the extent permitted by Section 12.2(c) of the Plan.

               (b) The agreements and obligations contained herein shall terminate in the event that (i) the Company voluntarily commences a Chapter 7 or Chapter 11 case pursuant to Section 301 of Title 11 of the United States Code (and for the avoidance of doubt, neither the filing against the Company of an involuntary petition for relief under Title 11 of the United States Code nor the Company's consenting to the entry of an order for relief following the filing of an involuntary petition shall result in termination of this Agreement), (ii) the Company or any of its affiliates seeks to acquire or control any Restricted Person (as defined below) by taking any of the actions set forth in Section 2.01 with respect to such Restricted Person or (iii) the Company sells substantially all of its assets to any other person, or merges or consolidates with any other person or effects any other similar reorganization, if as a result of such merger, reorganization or consolidation the persons who immediately prior thereto were stockholders of the Company cease to own securities representing more than 50% of the aggregate voting power and 50% of the common equity of such surviving entity, provided, however, that with respect to the transactions described in this clause (iii) the agreements and obligations hereunder shall terminate only upon the closing of such transactions. As used in this Agreement, "Restricted Person" means any person, other than the Company,
(x) in which, as of the time the Company or any of its affiliates commence, or publicly announce their intention to commence, taking the actions described in clause (i) of this Section 2.05(c), the Westgate Group has filed a Schedule 13D under the Exchange Act or has otherwise publicly announced that it Beneficially Owns at least 5% of the outstanding voting securities or (y) with respect to which, as of the time the Company or any of its affiliates commence, or publicly announce their intention to commence, taking the actions described in clause (i) of this Section 2.05(c), the Westgate Group has made a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                                  ARTICLE III
                                 Miscellaneous

          Section 3.01   Enforcement.  (a)  Each member of the Westgate Group,
                         -----------
on the one hand, and the Company, on the other, acknowledges and agrees that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically its provisions in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they may be entitled at law or in equity.

               (b) The Company and each member of the Westgate Group each irrevocably agrees that any legal action or proceeding against it with respect to this Agreement and any transaction contemplated by this Agreement may be brought in the courts of the State of Delaware, or of the United States of America for the District of Delaware, and by execution and delivery of this Agreement the Company and each member of the Westgate Group each irrevocably submits to the jurisdiction of each such court and irrevocably designates, appoints and empowers the Secretary of State of the State of Delaware to receive for and on its behalf service in the State of Delaware, and further irrevocably consents to the service of process outside of the territorial jurisdiction of such courts by mailing copies by registered United States mail, postage prepaid, to its address specified in this Agreement.

          Section 3.02   Entire Agreement.  This Agreement constitutes the
                         ----------------
entire understanding of the parties with respect to the transactions contemplated by it and may be amended only by an agreement in writing executed by all the parties.

          Section 3.03   Severability.  If any provision of this Agreement is
                         ------------
held by a court of competent jurisdiction to be unenforceable, the remaining provisions shall remain in full force and effect. It is declared to be the intention of the parties that they would have executed the remaining provisions without including any that may be declared unenforceable.

          Section 3.04   Headings.  The headings in this Agreement are solely
                         --------
for convenience of reference and shall be given no effect in the construction or interpretation of any provision of this Agreement.

          Section 3.05   Counterparts.  This Agreement may be executed in any
                         ------------
number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          Section 3.06   Notices.  All notices and other communications
                         -------
hereunder shall be in writing and shall be delivered personally against receipt thereof, or transmitted by telecopier or by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          If to the Company, to

               Toy Biz, Inc.
               685 Third Avenue
               New York, New York 10017
               Attention:  Secretary
               Telephone:  (212) 588-5100
               Telecopy:  (212) 682-5272

               with a copy to:

               Battle Fowler LLP
               75 East 55th Street
               New York, New York 10022
               Attention:  John Turitzin, Esq.
               Telephone:  (212) 856-6873
               Telecopy:  (212) 856-7814

          if to Intrieri or Westgate, to:

               Berlack Israels & Liberman LLP
               120 West 45th Street
               New York, New York  10036
               Attention:  Edward S. Weisfelner, Esq.
               Telephone:  (212) 704-0100
               Telecopier: (212) 704-0196

          Any notice shall be deemed to have been given on the date of receipt if delivered personally or by overnight courier, the date of transmission with confirmation back if transmitted by telecopier, or the third day following posting if transmitted by mail.

          Section 3.07   Successors and Assigns.  Subject to Section 2.04
                         ----------------------
hereof, this Agreement shall bind the successors of the parties, and inure to the benefit of any successor of any of the parties. No party hereto may assign this Agreement without the other party's prior written consent.

          Section 3.08   Termination.  This Agreement shall terminate on the
                         -----------
fourth anniversary hereof.

          Section 3.09   Litigation.  In consideration of the mutual
                         ----------
undertakings contained herein, each of the parties hereto agrees to dismiss with prejudice all pending litigation among the parties hereto.

          Section 3.10   Governing Law.  This Agreement will be governed by and
                         -------------
construed and enforced in accordance with the internal laws of the State of Delaware, without giving effect to the conflict of laws principle thereof.

          Section 3.11   Third Party Beneficiaries; Amendments; Waivers.  Each
                         ----------------------------------------------
person (an "Allowed Fixed Senior Secured Claim

Holder") who is a holder of an Allowed Fixed Senior Secured Claim (as defined in the Plan) immediately prior to the closing of the Transaction (as defined in the
Plan) is an intended third party beneficiary of this Agreement while that person Beneficially Owns any Restricted Securities. This Agreement may not be amended, or any of its provisions waived, except by a writing signed by each of the parties hereto and by a majority of the Allowed Fixed Senior Secured Claim Holders who Beneficially Own Restricted Securities as of the date of such amendment or waiver.

          IN WITNESS WHEREOF, the parties hereto have cause this Agreement to be executed as of the date first referred to above.

                                             TOY BIZ, INC.

                                             by


                                             ___________________________________
                                             Name:  Joseph M. Ahearn
                                             Title: President and Chief
                                                    Executive Officer



                                             ___________________________________
                                             Vincent Intrieri

                                             WESTGATE INTERNATIONAL, L.P.
                                             By:  Martley International
                                                  Attorney-in-fact


                                             ___________________________________
                                             Name:
                                             Title:

                                                                      EXHIBIT 18


                                                       CLASS A WARRANT AGREEMENT

                               WARRANT AGREEMENT
                               -----------------

          WARRANT AGREEMENT, dated as of ____________, 1998 (this "Agreement")
                                                                   ---------
between [Marvel, Inc.], a Delaware corporation (the "Company"), and [Name of
                                                     -------
Warrant Agent], as warrant agent (the "Warrant Agent").
                                       -------------

          WHEREAS, as consideration paid by the Company in connection with the settlement and resolution of all disputes between stockholders of Marvel Entertainment Group, Inc., a Delaware corporation ("Marvel"), and the Debtors
                                                    ------
(as herein defined), in connection with a Fourth Amended Joint Plan of Reorganization under Chapter 11, Title 11, United States Code (the "Plan of
                                                                    -------
Reorganization"), for Marvel, the Asher Candy Company, Fleer Corp., Frank H.
--------------
Fleer Corp., Heroes World Distribution, Inc., Malibu Comics Entertainment, Inc., Marvel Characters, Inc., Marvel Direct Marketing Inc., and SkyBox International Inc. (collectively, the "Debtors"), jointly proposed by the Company and certain
                         -------
holders of senior secured indebtedness of Marvel, the Company proposes to issue and deliver warrant certificates (the "Warrant Certificates"), as provided in
                                       --------------------
the Plan of Reorganization to each holder of an Allowed Unsecured Claim, the LaSalle Claim, an Allowed Equity Interest or Allowed Class Securities Litigation Claim (as defined in the Plan of Reorganization) evidencing Class A Warrants (the "Warrants") to acquire, under certain circumstances, an aggregate of
      --------
4,000,000 shares of the common stock, $.01 par value per share, of the Company (the "Common Stock"), such number of Warrants and shares of Common Stock being
      ------------
subject to adjustment as set forth herein; and

          WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance of the Warrant Certificates and other matters provided herein.

          NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, and for the purpose of defining the respective rights and obligations of the Company, the Warrant Agent and the Holders (as defined herein), the parties hereto agree as follows:

          SECTION 1.  Certain Definitions.  As used in this Agreement, the
                      -------------------
following terms shall have the following respective meanings:

          "Affiliate" means, (i) with respect to any specified Person, any other
           ---------
     Person that, directly or indirectly, controls, is controlled by or is under direct or indirect common control with such specified Person, or any executive officer or director of any such specified Person or other Person or (ii) with respect to any natural Person, any Person having a relationship with such person by blood, marriage or adoption not more remote than first cousin. For the purposes of this definition, "control," when used with respect to any specified Person, means the possession, direct or indirect, of the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, however, that beneficial ownership of 10% or more of the voting securities of a Person will be deemed to be control. The terms "controlling" and "controlled" have meanings correlative to the foregoing.

          "Board of Directors" means the Company's Board of Directors or a duly
           ------------------
     appointed committee of the Company's Board of Directors.

          "Business Day" means each Monday, Tuesday, Wednesday, Thursday and
           ------------
     Friday which is not a day on which banking institutions in the City of New York, or the city in which the principal corporate trust office of the Warrant Agent is located, are authorized or obligated by law or executive order to be closed.

          "Common Stock" has the meaning set forth in the preamble hereof.
           ------------

          "Company" means [Marvel, Inc.], a Delaware corporation, and its
           -------
     successors and assigns.

          "Consummation Date" has the meaning set forth in the Plan of
           -----------------
     Reorganization.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended,
           ------------
     and the rules and regulations of the Securities and Exchange Commission thereunder.

          "Exercise Price" means the purchase price per share of Common Stock to
           --------------
     be paid upon the exercise of each Warrant in accordance with the terms hereof, which price shall be 12.00 per share of Common Stock, subject to adjustment from time to time pursuant to Section 11 hereof.

          "Expiration Date" means the first business day after the third
           ---------------
     anniversary of the Consummation Date.

          "Fair Market Value" means, with respect to any share of Common Stock,
           -----------------
     as of the date of determination the average of the daily Closing Price for each of the 20 consecutive trading days preceding the date of such computation. The closing price for each day shall be:

          (a) if the Common Stock shall be then listed or admitted to trading on the New York Stock Exchange, the closing price on the NYSE-Consolidated Tape (or any successor composite tape reporting transactions on the New York Stock Exchange) or, if such a composite tape shall not be in use or shall not report transactions in the Common Stock, or if the Common Stock shall be listed on a stock exchange other that the New York Stock Exchange, the last reported sales price regular way or, in case no such reported sale takes place on such day, the average of the closing bid and asked prices regular way for such day, in each case on the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading (which shall be the national securities exchange on which the greatest number of shares of the Common Stock have been traded during such 20 consecutive trading days); or

          (b) if the Common Stock is not listed or admitted to trading, the average of the closing sale prices as reported by the NASDAQ National Market System or, if the Common Stock is not included on such system, the average of the closing bid and asked prices of the Common Stock in the over-the-counter market as reported by any system maintained by the NASD or any comparable system or, if the Common Stock is not included for quotation in any such system, the average of the closing bid and asked prices as furnished by two members of the NASD selected reasonably and in good faith from time to time by the Board of Directors for that purpose; or

          (c) if the Common Stock is not listed or admitted to trading and in the absence of one or more such quotations, the Fair Market Value shall be as reasonably determined in good faith by the Board of Directors (which determination shall be reasonably described in a written notice delivered to the Warrantholders) or, if an objection is made to such determination by a Qualifying Warrantholder (as defined below) in accordance with the following sentence, as determined by an Independent Appraiser in accordance with the following sentence. In the event that any Qualifying Warrantholder shall object to the determination of the Board of Directors of the Fair Market Value by delivering written notice to the Company within ten (10) Business Days following the receipt by such Qualifying Warrantholder of such determination of the Board of Directors, the Fair Market Value shall instead be determined in good faith by an Independent Appraiser. The determination of the Board of Directors of the Fair Market Value shall be binding and conclusive if no objection is made to such determination by a Qualifying Warrantholder in accordance with the terms set forth above in this paragraph. The fees and expenses of any Independent Appraiser determining the Fair Market Value shall be borne by the Company and the determination by such Independent Appraiser of the Fair Market Value shall be binding and conclusive.

          "Holder" or "Warrantholder" means the registered holder of a Warrant.
           ------      -------------

          "Independent Appraiser" means any nationally recognized investment
           ---------------------
     banking firm or accounting firm (other than any investment banking firm or accounting firm having a significant ongoing relationship with the Company or the Qualifying Warrantholder at the time of the appraisal) selected jointly in good faith by the Board of Directors and the Qualifying Warrantholder, whose fees and expenses shall be paid by the Company.

          "Person" means any individual, corporation, limited liability company,
           ------
     partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or other entity.

          "Plan of Reorganization" has the meaning set forth in the preamble
           ----------------------
     hereof.

          "Qualifying Warrantholder" means any Warrantholder (or group of
           ------------------------
     Warrantholders) that, at the time of any objection to the determination of the Board of Directors of the Fair Market Value, beneficially owns collectively, together with its Affiliates, at least ten percent (10%) of the Warrants on a fully diluted basis.

          "Register" has the meaning set forth in Section 5(c) hereof.
           --------

          "Securities Act" means the Securities Act of 1933, as amended, or any
           --------------
     similar Federal statute, and the rules and regulations of the Securities and Exchange Commission thereunder.

          "Transfer Agent" has the meaning set forth in Section 10 hereof.
           --------------

          "Warrant Agent" means [Name of Warrant Agent] or the successor or
           -------------
     successors of such Warrant Agent appointed in accordance with the terms hereof.

          "Warrant Certificates" has the meaning set forth in the preamble
           --------------------
     hereof.

          "Warrants" has the meaning set forth in the preamble hereof.
           --------

          "Warrants Shares" means the shares of Common Stock issued or issuable
           ---------------
     upon the exercise of the Warrants pursuant to the terms of this Agreement.

          SECTION 2.  Appointment of Warrant Agent.  The Company hereby appoints
                      ----------------------------
the Warrant Agent to act as agent for the Company in accordance with the terms and conditions set forth in this Agreement, and the Warrant Agent hereby accepts such appointment.

          SECTION 3.  Warrant Certificates.  (a) The Warrant Certificates to be
                      --------------------
delivered pursuant to this Agreement shall be in registered form only, shall be substantially in the form set forth in Exhibit A attached hereto and shall have such insertions as are appropriate or required or permitted by this Agreement and may have such letters, numbers, designations or other marks of identification and such legends, summaries and endorsements stamped, printed, lithographed or engraved thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law or with any rule or regulation pursuant thereto or with any rule or regulation of any securities exchange on which the Warrants may from time to time be listed. Warrant Certificates shall be dated the date of countersignature by the Warrant Agent.

          (b) Pending the preparation of definitive Warrant Certificates, temporary Warrant Certificates may be issued, which may be printed, lithographed, typewritten, mimeographed or otherwise produced, and which will be substantially of the tenor of the definitive Warrant Certificates in lieu of which they are issued.

          (c) If temporary Warrant Certificates are issued, the Company will cause definitive Warrant Certificates to be prepared without unreasonable delay. After the preparation of definitive Warrant Certificates, the temporary Warrant Certificates shall be exchangeable for definitive Warrant Certificates upon surrender of the temporary Warrant Certificates to the Warrant Agent, without charge to the Holder. Temporary Warrant Certificates so surrendered for exchange shall be canceled by the Warrant Agent and disposed of by the Warrant Agent in a manner satisfactory to the Company. Until so exchanged, the temporary Warrant Certificates shall in all respects be entitled to the same benefits under this Agreement as definitive Warrant Certificates.

          SECTION 4.  Execution of Warrant Certificates.  (a) Warrant
                      ---------------------------------
Certificates shall be signed on behalf of the Company by its Chairman of the Board, its Chief Executive Officer, its President or a Vice President of the Company. Such signature upon the Warrant Certificates may be manual or in the form of a facsimile signature of the present or any future Chairman of the Board, Chief Executive Officer, President or Vice President of the Company, and may be imprinted or otherwise reproduced on the Warrant Certificates and for that purpose the Company may adopt and use the facsimile signature of any person who shall have been Chairman of the Board, Chief Executive Officer, President or Vice President of the Company, notwithstanding the fact that at the time the Warrant Certificates shall be countersigned and delivered or disposed of he or she shall have ceased to hold such office.

          (b) In case any officer of the Company who shall have signed any of the Warrant Certificates shall cease to be such officer before the Warrant Certificates so signed shall have been countersigned by the Warrant Agent, or delivered to the Holder thereof, such Warrant Certificates nevertheless shall be countersigned and delivered with the same force and effect as though such person had not ceased to be such officer of the Company, unless the Warrant Agent has received written instructions from the Company not to countersign and deliver such Certificates; and any Warrant Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Warrant Certificate, shall be a proper officer of the Company to sign such Warrant Certificate, although at the date of the execution of this Warrant Agreement any such person was not such officer.

          SECTION 5.  Registration and Countersignature.  (a) The Company and
                      ---------------------------------
the Warrant Agent, on behalf of the Company, shall number and register the Warrant Certificates in a Register (as hereinafter defined) as they are issued by the Company which such register shall be maintained in accordance with
Section 5(c) hereof.

          (b) Warrant Certificates shall be manually countersigned by the Warrant Agent and shall not be valid for any purpose unless so countersigned. The Warrant Agent shall, upon written instructions of the Chairman of the Board, the Chief Executive Officer, the President or a Vice President of the Company, initially countersign, issue and deliver Warrants entitling the Holders thereof to purchase not more than the number of Warrant Shares referred to above in the first recital hereof and shall countersign and deliver Warrants as otherwise provided in this Agreement.

          (c) The Company shall maintain, or cause to be maintained, a register (the "Register") of the Warrants at its registered office, at the principal
      --------
office of the Warrant Agent or at any other place in the United States of America designated by the Company, showing (i) the names and the latest known address of each person who is or has been a Holder; (ii) the number of Warrants held by each Holder; and (iii) the date and particulars of the issue and transfer of Warrants. The registered owner on the Register may be deemed and treated by the Company, the Warrant Agent and all other persons dealing with the Warrants evidenced thereby as the Holder and absolute owner thereof for any purpose and as the person entitled to exercise the right represented thereby, or to the transfer on the books of the Company, any notice to the contrary notwithstanding, and, until such transfer of the Warrant on such books in accordance with the provisions of this Agreement, the Company may treat the registered owner on the Register as the owner for all purposes.

          SECTION 6.  Registration of Transfers and Exchanges.  (a) The Warrant
                      ---------------------------------------
Agent shall from time to time, subject to the limitations of Section 7 hereof, register the transfer of any outstanding Warrant Certificates upon the records to be maintained by it for that purpose, upon surrender thereof accompanied by a written instrument or instruments of transfer in form satisfactory to the Warrant Agent, duly executed by the Holder or Holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney. Upon any such registration of transfer a new Warrant Certificate(s) of like tenor and representing in the aggregate the number of Warrants transferred, shall be issued to the transferee(s), and the surrendered Warrant Certificate shall be canceled by the Warrant Agent. Upon any partial transfer, a new Warrant Certificate of like tenor and representing in the aggregate the number of Warrants which were not so transferred, shall be issued to, and in the name of, the Warrantholder. Canceled Warrant Certificates shall thereafter be disposed of in a manner satisfactory to the Company.

          (b) Any Warrant Certificate may be exchanged, subdivided or combined with other Warrant Certificates evidencing the same rights as the rights evidenced thereby upon presentation and surrender thereof at the principal office of the Warrant Agent, together with a written notice signed by the Holder hereof specifying the denominations in which new Warrant

Certificate(s) are to be issued. Upon presentation and surrender of any Warrant Certificates, together with such written notice, for exchange, subdivision or combination of such Warrant Certificates, the Company will issue a new Warrant Certificate or Warrant Certificates, in the denominations requested, of like tenor entitling the Holder(s) thereof to purchase the same aggregate number of Warrant Shares as the Warrant Certificate(s) so surrendered. Such new Warrant Certificate(s) will be registered in the name of the Holder submitting such request. Any Warrant Certificate surrendered for exchange, subdivision or combination shall be canceled promptly upon the issuance of such new Warrant Certificate(s) and then be disposed of by such Warrant Agent in a manner satisfactory to the Company.

          (c) The Warrant Agent is hereby authorized to countersign and deliver, in accordance with the provisions of this Section 6 and of Section 5 hereof, the new Warrant Certificates required pursuant to the provisions of this Section 6.

          SECTION 7.  (a)   Subject to the terms of this Agreement, each Holder
shall have the right, upon payment of the Exercise Price in accordance with the terms of this Agreement, from and after the date of issuance of such Warrants until 5:00 p.m., New York City time, on the Expiration Date, to receive from the Warrant Agent on behalf of the Company the number of fully paid and nonassessable Warrant Shares which the Holder may at the time be entitled to receive on exercise of such Warrants. Each Warrant not exercised on or before 5:00 p.m., New York City time, on the Expiration Date shall become void and all rights thereunder and all rights in respect thereof under this Agreement shall cease as of such time.

          (b) The Warrants may be exercised during normal business hours on any Business Day on or prior to the Expiration Date upon surrender to the Warrant Agent on behalf of the Company at the principal office of the Warrant Agent of the certificate or certificates evidencing the Warrants to be exercised with the form of subscription to purchase on the reverse thereof duly completed and signed, and upon payment to the Warrant Agent for the account of the Company of the Exercise Price as adjusted as herein provided, for each of the Warrant Shares in respect of which such Warrants are then exercised. Payment of the aggregate Exercise Price for the number of Warrant Shares specified in the subscription form shall be made by wire transfer or by certified or official bank check payable to the order of the Company in immediately available funds in lawful money of the United States of America.

          (c) Upon surrender of Warrants in accordance with this Section 7, and payment of the Exercise Price as provided above, the Warrant Agent shall thereupon promptly notify the Company, and the Warrant Agent shall deliver or cause to be delivered, as promptly as possible thereafter, but in any event within three (3) Business Days of receipt of such surrender and payment, to the Holder of such Warrant Certificate appropriate evidence of ownership of any Warrant Shares or other securities or property (including any money) to which the Holder is entitled, and, to the extent possible, certificates representing the Warrant Shares or such other securities shall be in such denomination(s) as such Holder shall request, and registered or otherwise placed in, or payable to the order of, such name or names as may be directed in writing by the Holder, and shall deliver or cause to be delivered such evidence of ownership and any other securities or property (including any money) to the person or persons entitled to receive the same, together with an amount in cash in lieu of any fraction of a share as provided in Section 13 hereof. Any such evidence of ownership shall be deemed to have been issued and any Person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares as of the date of the surrender of such Warrants and payment of the Exercise Price, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares shall not then be actually delivered to the Holder.

          (d) The Warrants shall be exercisable either in full or from time to time in part and, in the event that a Warrant Certificate is surrendered to the Warrant Agent for exercise of fewer than all of the Warrants represented by such Warrant Certificate at any time prior to the Expiration Date, a new certificate evidencing the remaining Warrant or Warrants but otherwise identical to the surrendered Warrant Certificate will be issued by the Company, and the Warrant Agent is hereby irrevocably authorized to countersign and to deliver the required new Warrant Certificate pursuant to the provisions of this Section 7 and of Section 4 hereof as promptly as possible, but in any event within three
(3) Business Days of receipt of the certificate evidencing the Warrants, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrant Certificates duly executed on behalf of the Company for such purpose.

          (e) All Warrant Certificates surrendered upon exercise of Warrants shall be canceled by the Warrant Agent. Such canceled Warrant Certificates shall then be disposed of by the Warrant Agent in a manner satisfactory to the Company. The Warrant Agent shall account promptly to the Company with respect to such Warrants exercised and concurrently pay to the Company as promptly as practicable, but in any event within five (5) Business Days of receipt, all monies received by the Warrant Agent for the purchase of the Warrant Shares through the exercise of such Warrants.

          (f) The Warrant Agent shall keep copies of this Agreement and any notices given or received hereunder by or from the Company available for inspection by the Holders during normal business hours at its office. The Company shall supply the Warrant Agent from time to time with such numbers of copies of this Agreement as the Warrant Agent may reasonably request.

          SECTION 8.  Payment of Taxes.  The Company will pay all documentary
                      ----------------
stamp taxes and other governmental charges attributable to the initial issuance of Warrant Shares upon the exercise of Warrants; provided, however, that the
                                                 --------  -------
Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue of any Warrant Certificates or any certificates for Warrant Shares in a name other than that of the Holder of a Warrant Certificate surrendered upon the exercise of a Warrant, and the Company shall not be required to issue or deliver such Warrant Certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

          SECTION 9.  Mutilated, Destroyed, Lost and Stolen Warrant
                      ---------------------------------------------
Certificates. (a) If (i) any mutilated Warrant Certificate is surrendered to the Warrant Agent or (ii the Company and the Warrant Agent receive evidence to their reasonable satisfaction of the destruction, loss or theft of any Warrant Certificate, and there is delivered to the Company and the Warrant Agent such certificate or indemnity as may be required by them to save each of them harmless, then, in the absence of notice to the Company or the Warrant Agent that such Warrant Certificate has been acquired by a bona fide purchaser, the Company shall execute and upon the Company's written request the Warrant Agent shall countersign and deliver, in exchange for any such mutilated Warrant Certificate or in lieu of and in substitution for any such destroyed, lost or stolen Warrant Certificate, a new Warrant Certificate of like tenor and for a like aggregate number of Warrants. An applicant for such a substitute Warrant Certificate shall also comply with such other reasonable regulations as the Company may prescribe.

          (b) Upon the issuance of any new Warrant Certificate under this
Section 9, the Company may require the payment by the Holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and the payment of such other reasonable charges as the Company may prescribe, including reimbursement of reasonable fees and expenses of the Company and the Warrant Agent incidental thereto.

          (c) The provisions of this Section 9 are exclusive and shall preclude (to the extent lawful) all other rights or remedies with respect to the replacement of mutilated, destroyed, lost or stolen Warrant Certificates.

          SECTION 10.  Issuance of Warrant Shares.  The Company will keep a copy
                       --------------------------
of this Agreement on file with the transfer agent for the Common Stock (the

"Transfer Agent") and with every subsequent transfer agent for any shares of the
---------------
Company's capital stock issuable upon the exercise of the rights of purchase represented by the Warrants. The Warrant Agent is hereby irrevocably authorized to requisition, from time to time, from such Transfer Agent the certificates representing shares of the Common Stock and any cash which may be payable as provided in Section 13 hereof required to honor outstanding Warrants upon exercise thereof in accordance with the terms of this Agreement. The Company will supply such Transfer Agent with duly executed certificates representing shares of Common Stock for such purposes and will provide or otherwise make available any cash which may be payable as provided in Section 13 hereof. The Company will furnish such Transfer Agent and the Warrant Agent a copy of all notices of adjustments and certificates related thereto, transmitted to each Holder of the Warrants pursuant to Section 14 hereof.

          SECTION 11.  Adjustment of Exercise Price and Number of Warrant Shares
                       ---------------------------------------------------------
Issuable.  The number and kind of Warrant Shares purchasable upon the exercise
--------
of Warrants and
the Exercise Price shall be subject to adjustment from time to time as follows, if at any time after the Consummation Date and prior to the Expiration Date:

          (a) Stock Dividends. The Company shall pay a stock dividend or other
              ---------------
          distribution payable in shares of Common Stock or the number of shares of Common Stock shall have been increased by a subdivision or split-up of shares of Common Stock, then, on the date of the payment of such dividend or distribution (retroactive to the record date) or immediately after the effective date of subdivision or split-up, as the case may be, the number of Warrant Shares to be delivered upon exercise of the Warrants will be increased so that the Warrantholder will be entitled to receive the number of Warrant Shares that such Warrantholder would have owned immediately following such action had the Warrants been exercised immediately prior thereto or, in the case of a stock dividend or distribution, prior to the record date for determination of shareholders entitled thereto, and the Exercise Price will be adjusted as provided in Section 11(g) hereof.

          (b) Combination of Stock.  If the number of shares of Common Stock
              --------------------
          outstanding shall have been decreased by a combination of the outstanding shares of Common Stock, then, immediately after the effective date of such combination, the number of Warrant Shares to be delivered upon exercise of each Warrant will be decreased so that the Warrantholder thereafter will be entitled to receive the number of Warrant Shares that such Warrantholder would have owned immediately following such action had such Warrant been exercised immediately prior thereto, and the Exercise Price will be adjusted as provided in
          Section 11(g) hereof.

          (c) Reorganization, Etc.  If any capital reorganization of the
              -------------------
          Company, or any reclassification of the Common Stock, or any consolidation of the Company with or merger of the Company with or into any other Person or any sale, lease or other transfer of all or substantially all of the assets of the Company to any other Person, shall be effected in such a way that the holders of Common Stock shall be entitled to receive stock, other securities, cash or other assets (whether such stock, other securities, cash or other assets are issued or distributed by the Company or another Person) with respect to or in exchange for Common Stock, then, upon exercise of each Warrant, the Warrantholder shall have the right to receive the kind and amount of stock, other securities, cash or other assets receivable upon such reorganization, reclassification, consolidation, merger or sale, lease or other transfer by a holder of the number of Warrant Shares that such Warrantholder would have been entitled to receive upon exercise of such Warrant had such Warrant been exercised immediately before such reorganization, reclassification, consolidation, merger or sale, lease or other transfer, subject to adjustments (as determined in good faith by the Board of Directors of the Company). Adjustments for events subsequent to the effective date of such a reorganization, reclassification, consolidation, merger, sale or transfer of assets shall be as nearly equivalent as may be practicable to the adjustments provided for in this Agreement. In any such event, effective provisions shall be made in the certificate or articles of incorporation of the resulting or surviving corporation, in any contract of sale, merger, conveyance, lease, transfer or otherwise so that the provisions set forth herein for the protection of the rights of the Warrantholders shall thereafter continue to be applicable; and any such resulting or surviving corporation shall expressly assume the obligation to deliver, upon exercise, such shares of stock, other securities, cash and property. The provisions of this Section 11 shall similarly apply to successive consolidations, mergers, sales, leases or transfers.

          (d) Adjustment for Rights Issue.  In case the Company shall issue
              ---------------------------
          rights, options or warrants or other securities convertible or exchangeable for Common Stock or for any other such right, option or warrant (collectively, "Rights") to all holders of its outstanding
                                  ------
          Common Stock entitling them to subscribe for, purchase or obtain upon conversion or exchange shares of Common Stock at a Price Per Share which is lower at the record date mentioned below than either (x) the then current Fair Market Value per share of Common Stock or (y) the Exercise Price, or both, the number of Warrant Shares thereafter purchasable upon the exercise of each Warrant shall be determined by multiplying the number of Warrant Shares theretofore purchasable upon exercise of each Warrant by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such Rights plus the additional Number of Shares of Common Stock offered for subscription, purchase or issuance upon conversion or exchange in connection with such Rights and the denominator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such Rights plus the number of shares which the aggregate Gross Proceeds received or receivable by the Company upon exercise of such Rights would purchase at the greater of (x) the Fair Market Value per share of Common Stock at such record date or (y) the Exercise Price. Such adjustment shall be made whenever Rights are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive Rights. As used herein, "Price Per Share" shall be defined and determined in accordance with the following formula:

               P  =  R/N

               where

               P  =  Price Per Share;

               R = the "Gross Proceeds" received or receivable by the Company in respect of Rights which shall be the total amount received or receivable by the Company in consideration for the issuance and sale of such Rights plus the aggregate amount of additional consideration payable to the Company upon exercise thereof; provided that the proceeds received or receivable by the Company shall be the cash proceeds before deducting therefrom any cash compensation paid or discount allowed in the sale, underwriting or purchase thereof by underwriters or dealers or others performing similar services; and

               N = the "Number of Shares," which in the case of Rights is the maximum number of shares of Common Stock initially issuable upon exercise thereof.

          (e)  Adjustment for Other Distributions.  In case the Company shall
               ----------------------------------
          distribute to all holders of its shares of Common Stock (x) evidences of indebtedness or assets (excluding cash dividends or distributions payable out of the consolidated earnings or surplus legally available for such dividends or distributions and dividends or distributions referred to in paragraphs (a), (c) or (d) above) of the Company or any subsidiary or (y) shares of capital stock of a subsidiary of the Company (such evidences of indebtedness, assets and securities as set forth in clauses (x) and (y) above, collectively, "Assets"), then in
                                                             ------
          each case the number of Warrant Shares thereafter purchasable upon the exercise of each Warrant shall be determined by multiplying the number of Warrant Shares theretofore purchasable upon the exercise of each Warrant by a fraction, the numerator of which shall be the Fair Market Value per share of Common Stock on the date of such distribution and the denominator of which shall be such Fair Market Value per share of Common Stock less the fair value as of such record date as determined reasonably and in good faith by the Board of Directors of the Company of the portion of the Assets applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made, and shall become effective on the date of distribution retroactive to the record date for the determination of stockholders entitled to receive such distribution.

          (f)  Carryover.  Notwithstanding any other provision of this Section
               ---------
          11, no adjustment shall be made to the number of Warrant Shares to be delivered to the Warrantholder (or to the Exercise Price) if such adjustment represents less than 1% of the number of Warrant Shares to be so delivered, but any lesser adjustment shall be carried forward and shall be made at the time and together with the earlier to occur of (i) the exercise of all or any portion of a Warrant and (ii) the next subsequent adjustment that, together with any adjustments so carried forward, shall amount to 1% or more of the number of Warrant Shares to be so delivered.

          (g)  Exercise Price Adjustment.
               -------------------------

               (i) Whenever the number of Warrant Shares purchasable upon the exercise of the Warrants is adjusted as provided pursuant to this
               Section 11, the Exercise Price payable upon the exercise of a Warrant shall be adjusted by multiplying such Exercise Price immediately prior to such adjustment by a fraction, the numerator of which shall be the number of Warrant Shares purchasable upon the exercise of the Warrant immediately prior to such adjustment, and the denominator of which shall be the number of Warrant Shares purchasable immediately thereafter; provided, however,
                                                          --------  -------
               that the Exercise Price for each Warrant Share shall in no event be less than the par value of such Warrant Share.

               (ii) If at any time, the Company shall pay to holders of record of Common Stock any cash dividends or other cash distributions, then, on the date of the payment of such dividend or distribution (retroactive to the record date), the Exercise Price payable upon the exercise of such Warrant shall be adjusted by reducing the Exercise Price by the amount of such dividend or distribution applicable to one share of Common Stock; provided, however, that
                                                        --------  -------
               the applicable Exercise Price for each Warrant Share shall in no event be less than the par value of such Warrant Share.

          (h)  Decrease in Exercise Price.  The Company, in its sole discretion,
               --------------------------
          shall have the right at any time, or from time to time, to decrease the Exercise Price of the Warrants and/or increase the number of Warrants Shares issuable upon the exercise of the Warrants, including as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights shall not be taxable to recipients.

          (i)  Other Adjustments.  If any event occurs as to which the foregoing
               -----------------
          provisions of this Section 11 are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of the Board of Directors, fairly protect the purchase rights of the Holders in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith opinion of the Board of Directors, to protect such purchase rights as aforesaid.

          (j)  Further Equitable Adjustments.  If, after one or more adjustments
               -----------------------------
          to the Exercise Price pursuant to this Section 11, the Exercise Price cannot be reduced further without falling below the greater of (i) $.01 or (ii) the lowest positive exercise price legally permissible for warrants to acquire shares of Common Stock, the Company shall make further adjustments to compensate the Holder, consistent with the foregoing principles, as the Board of Directors, acting in good faith, deems necessary, including an increase in the number of Warrant Shares issuable upon exercise of outstanding Warrants and/or a cash payment to the Holders.

          SECTION 12.  Statement on Warrants.  Irrespective of any adjustment(s)
                       ---------------------
in the number or kind of Warrant Shares issuable upon the exercise in whole or in part of the Warrants or the Exercise Price, Warrants theretofore or thereafter issued may continue to express the same number and kind of Warrant Shares as are stated in the Warrants initially issuable from time to time pursuant to this Agreement, all subject to further adjustment as provided herein.

          SECTION 13.  Fractional Interest.  The Company shall not be required
                       -------------------
to issue fractional shares of Common Stock on the exercise of Warrants. If more than one Warrant shall be presented for exercise in full at the same time by the same Holder, the number of full Warrant Shares which shall be issuable upon such exercise shall be computed on the basis of the aggregate number of shares of Common Stock acquirable on exercise of the Warrants so presented. If any fraction of a share of Common Stock would, except for the provisions of this
Section 13, be issuable on the exercise of any Warrant (or specified portion thereof), the Company shall (i) direct and deposit with the Transfer Agent an amount sufficient to pay an amount in cash calculated by it to equal the then current Fair Market Value per share multiplied by such fraction computed to the nearest whole cent and (ii) deliver to the Transfer Agent a written certificate of an officer of the Company setting forth the then current Fair Market Value per share which certificate shall be conclusive evidence of the correctness of the matters set forth therein, absent clear error. The Holders, by their acceptance of the Warrant Certificates, expressly waive any and all rights to receive any fraction of a share of Common Stock or a stock certificate representing a fraction of a share of Common Stock.

          SECTION 14.  Notices to Warrantholders.  (a)  Upon any adjustment of
                       -------------------------
the Exercise Price or number of Warrant Shares issuable pursuant to Section 11 hereof, the Company shall as promptly as practicable (x) give a written certificate of the Company to the Warrant Agent of such adjustment or adjustments which certificate shall set forth (i) the number of Warrant Shares issuable upon the exercise of a Warrant and the Exercise Price after such adjustment, (ii) a brief statement of the facts requiring such adjustment, (iii) the computation by which such adjustment was made, and (y) cause to be given to each of the registered Holders of the Warrant Certificates at his address appearing on the Register written notice of such adjustments by first-class mail, postage prepaid. The Warrant Agent shall be entitled to rely on the above-referenced certificate(s) and shall be under no duty or responsibility with respect to any such certificate(s), except to exhibit the same from time to time to any Holder desiring an inspection thereof during reasonable business hours. The Warrant Agent shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist that may require any adjustment of the number of Warrant Shares or other stock or property issuable on exercise of the Warrants or the Exercise Price, or with respect to the nature or extent of any such adjustment when made, or with respect to the method employed in making such adjustment or the validity or value (or the kind or amount) of any Warrant Shares or other stock or property which may be issuable on exercise of the Warrants. The Warrant Agent shall not be responsible for any failure of the Company to make any cash payment or to issue, transfer or deliver any Warrant Share or stock certificates or other stock, securities or property upon the exercise of any Warrant.

          (b) Prior to the Expiration Date, and for so long as Warrants have not been exercised in full, in the event of:

          (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities, indebtedness or property, or to receive any other right, option or warrant; or

          (ii) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), any consolidation or merger involving the Company and any other party or any transfer of all or substantially all the assets of the Company to any other party or any tender offer or exchange offer by the Company for shares of Common Stock; or

          (iii) any voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then the Company shall cause to be filed with the Warrant Agent and shall cause to be given to each Warrantholder at such Warrantholder's address appearing on the Warrant Register, at least twenty (20) days prior to the applicable record date hereinafter specified, or promptly in the case of events for which there is no record date, by first class mail, postage prepaid, a written notice stating
(i) the date as of which the holders of record of shares of Common Stock entitled to receive any such rights, options, warrants or distributions are to be determined, or (ii) the initial expiration date set forth in any tender offer or exchange offer for shares of Common Stock, or (iii) the date on which any such reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up is expected to become effective or consummated, as well as the date as of which it is expected that the holders of record of shares of Common Stock shall be entitled to exchange such shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding-up. The failure to give the notice required by this Section 14 or any defect therein shall not affect the legality or validity of any distribution, right, option, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation, winding up or action, or the vote upon any of the foregoing.

          SECTION 15.  Reservation of Warrant Shares, Etc.  The Company hereby
                       ----------------------------------
agrees that at all times there shall be reserved for issuance and delivery upon exercise of the Warrants, free from preemptive rights, liens, security interests and other encumbrances, such number of shares of authorized but unissued or treasury shares of Common Stock, or other stock or securities deliverable pursuant to Section 11, as shall be required for issuance or delivery upon exercise of the Warrants. Without limiting the generality of the foregoing, the Company agrees that it will not take any action which would result in Warrant Shares when issued not being validly and legally issued and fully paid and nonassessable. The Company hereby represents that, as of the date hereof, it has sufficient shares of Common Stock reserved for issuance upon exercise of all outstanding Warrants.

          SECTION 16.  Warrant Agent.  The Warrant Agent undertakes the duties
                       -------------
and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the Holders, by their acceptance thereof, shall be bound:

          (a) The statements contained herein and in the Warrant Certificates shall be taken as statements of the Company, and the Warrant Agent assumes no responsibility for the correctness of any of the same except such as describe the Warrant Agent or action taken or to be taken by it. The Warrant Agent assumes no responsibility with respect to the distribution of the Warrant Certificates or Warrant Shares or payment or refund of the Exercise Price except as herein otherwise provided.

          (b) The Warrant Agent may consult at any time with counsel satisfactory to it and the Warrant Agent shall incur no liability or responsibility to the Company or to any holder of any Warrant Certificate in respect to any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or the advice of such counsel.

          (c) The Company agrees to pay to the Warrant Agent reasonable compensation for all services rendered by the Warrant Agent in the execution of this Agreement, to reimburse the Warrant Agent for all expenses, taxes and governmental charges and other charges of any kind and nature reasonably incurred by the Warrant Agent in the execution of this Agreement and to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, reasonable costs and counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement except as a result of its negligence, bad faith or willful misconduct.

          (d) The Warrant Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company or one or more Holders shall furnish the Warrant Agent with reasonable security for any costs and expenses which may be incurred, but this provision shall not affect the power of the Warrant Agent to take such action as it may consider proper, whether with or without any such security. All rights of action under this

          Agreement or under any of the Warrants may be enforced by the Warrant Agent without the possession of any of the Warrant Certificates or the production thereof at any trial or other proceeding relative thereto, and any such action, suit or proceeding instituted by the Warrant Agent shall be brought in its name as Warrant Agent and any recovery of judgment shall be for the ratable benefit of the Holders, as the respective rights or interests may appear.

          (e) The Warrant Agent, and any stockholder, director, officer or employee of it, may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

          (f) The Warrant Agent shall not at any time be under any duty or responsibility to any Holder or the Company to make or cause to be made any adjustment of the Exercise Price or number of the Warrant Shares or other securities or property deliverable as provided in this Agreement, or to determine whether any facts exist which may require any of such adjustments, or with respect to the nature or extent of any such adjustments, when made, or with respect to the method employed in making the same. The Warrant Agent shall not be accountable with respect to the validity or value or the kind or amount of any Warrant Shares or of any securities or property which may at any time be issued or delivered upon the exercise of any Warrant or with respect to whether any such Warrant Shares or other securities will when issued be validly issued and fully paid and nonassessable, and makes no representation with respect thereto.

          SECTION 17.  Merger, Consolidation or Change of Name of Warrant Agent.
                       --------------------------------------------------------
(a) Any corporation into which the Warrant Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party, or any corporation succeeding to the business of the Warrant Agent, shall be the successor to the Warrant Agent hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case at the time such successor to the Warrant Agent shall succeed to the agency created by this Agreement, and in case at that time any of the Warrant Certificates shall have been countersigned but not delivered, any such successor to the Warrant Agent may adopt the countersignature of the original Warrant Agent; and in case at that time any of the Warrant Certificates shall not have been countersigned, any successor to the Warrant Agent may countersign such Warrant Certificates either in the name of the predecessor Warrant Agent or in the name of the successor to the Warrant Agent; and in all such cases such Warrant Certificates shall have the full force and effect provided in the Warrant Certificates and in this Agreement.

          (b) In case at any time the name of the Warrant Agent shall be changed and at such time any of the Warrant Certificates shall have been countersigned but not delivered, the Warrant Agent whose name has been changed may adopt the countersignature under its prior name, and in case at that time any of the Warrant Certificates shall not have been countersigned, the Warrant Agent may countersign such Warrant Certificates either in its prior name or in its changed name, and in all such cases such Warrant Certificates shall have the full force and effect provided in the Warrant Certificates and in this Agreement.

          SECTION 18.  Resignation and Removal of Warrant Agent; Appointment of
                       --------------------------------------------------------
Successor.  (a) No resignation or removal of the Warrant Agent and no
---------
appointment of a successor warrant agent shall become effective until the acceptance of appointment by the successor warrant agent as provided herein.
The Warrant Agent may resign its duties and be discharged from all further duties and liability hereunder (except liability arising as a result of the Warrant Agent's own negligence or willful misconduct) after giving written notice to the Company. The Company may remove the Warrant Agent upon written notice, and the Warrant Agent shall thereupon in like manner be discharged from all further duties and liabilities hereunder, except as aforesaid. The Warrant Agent shall, at the Company's expense, cause to be mailed (by first class mail, postage prepaid) to each Holder at his last address as shown on the Register a copy of said notice of resignation or notice of removal, as the case may be. Upon such resignation or removal, the Company shall appoint in writing a new warrant agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation by the resigning Warrant Agent or after such removal, then the resigning Warrant Agent or the Holder of any Warrant may apply to any court of competent jurisdiction for the appointment of a new warrant agent. Any new warrant agent, whether appointed by the Company or by such a court, shall be a corporation doing business under the laws of the United States or any state thereof, in good standing and having a combined capital and surplus of not less than US$50,000,000. After acceptance in writing of such appointment by the new warrant agent, it shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as the Warrant Agent, without any further assurance, conveyance, act or deed; but if for any reason it shall be necessary or expedient to execute and deliver any further assurance, conveyance, act or deed, the same shall be done at the expense of the Company and shall be legally and validly executed and delivered by the resigning or removed Warrant Agent. Not later than the effective date of any such appointment, the Company shall give notice thereof to the resigning or removed Warrant Agent. Failure to give any notice provided for in this Section 18(a), however, or any defect therein, shall not affect the legality or validity of the resignation of the Warrant Agent or the appointment of a new warrant agent, as the case may be.

          (b) Any corporation into which the Warrant Agent or any new warrant agent may be merged shall be a successor Warrant Agent under this Agreement without any further act. Any such successor Warrant Agent shall, at the Warrant Agent's expense, promptly cause notice of its succession as Warrant Agent to be mailed (by first class mail, postage prepaid) to each Holder at such Holder's last address as shown on the Register.

          SECTION 19.  Money and Other Property Deposited with the Warrant
                       ---------------------------------------------------
Agent.  Any money, securities and other property which at any time shall be
-----
deposited by the Company or on its behalf with the Warrant Agent pursuant to this Agreement shall be and are hereby assigned, transferred and set over to the Warrant Agent in trust for the purpose for which such moneys, securities or other property shall have been deposited, which such purpose shall be stated in writing in reasonable detail and delivered to the Warrant Agent; but such moneys, securities or other property need not be segregated from other funds, securities or other property of the Warrant Agent except to the extent required by law. The Warrant Agent shall distribute any money deposited with it for payment and distribution to any Holder by mailing by first-class mail a check in such amount as is appropriate to such Holder at the address shown on the Register, or as it may be otherwise directed in writing by such Holder, upon surrender of such Holder's Warrants. Any money or other property deposited with the Warrant Agent for payment and distribution to any Holder that remains unclaimed for two years, less one day after the date the money was deposited with the Warrant Agent, shall be paid to the Company upon its request therefor.

          SECTION 20.  Compliance with Government Regulations; Qualification
                       -----------------------------------------------------
under the Securities Laws.
-------------------------

          (a) The Company covenants that if the shares of Common Stock required to be reserved for purposes of exercise of Warrants require, under any federal or state law, registration with or approval of any governmental authority before such shares may be issued upon exercise or to allow the resale or transfer of the Warrants or of such shares the Holders generally, the Company will, unless the Company has received an opinion of counsel to the effect that such registration is not then permitted by such laws, use reasonable best efforts to cause such shares to be duly so registered or approved, as the case may be; provided that in no event shall such shares of Common Stock be issued, and the exercise of all Warrants shall be suspended, for the period during which any such registration or approval is required for the issuance of such shares upon exercise but is not in effect; provided, further, that the Expiration Date shall be extended one day for each day (or portion thereof) that any such suspension is in effect. The Company shall promptly notify the Warrant Agent of any such suspension, and the Warrant Agent shall have no duty, responsibility or liability in respect of any shares of Common Stock issued or delivered prior to its receipt of such notice. The Company shall promptly notify the Warrant Agent of the termination of any such suspension, and such notice shall set forth the number of days that the Exercise Period shall be extended as a result of such suspension. The foregoing provisions of this Section 20 shall not require that the Company effect or obtain any such registration or approval of the Warrants or Warrant Shares in order to allow the resale or transfer thereof by any Person that may be an underwriter for purposes of
          Section 1145 of Chapter 11, Title 11 of the United States Code or to whom such registration or approval requirement is applicable as a result of that Person being an Affiliate of the Company or Marvel.

          (b) The Company covenants that it shall, until the expiration of one year after the Expiration Date, make available adequate current public information with respect to the Company so as to satisfy paragraph (c) of Rule 144 under the Securities Act.

          (c) The Company covenants that it shall use reasonable best efforts to have the Common Stock and Warrants listed on the New York Stock Exchange or the American Stock Exchange, subject to official notice of issuance and subject to satisfaction of the Warrants with listing requirements, as soon as practicable after the date hereof.

          SECTION 21.  Notices.  (a) Any notice pursuant to this Agreement to be
                       -------
given by the Warrant Agent or by any Holder to the Company shall be deemed given
(x) if delivered personally, then at the time of delivery, (y) if sent by overnight courier service, then at the time of delivery, or (z) if mailed by first class, certified or overnight mail, five (5) Business Days after having been deposited in the mail with postage prepaid, in each case, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

                       [Marvel, Inc.]
                       685 Third Avenue
                       New York, New York  10017
                       Facsimile No.: 212-682-5272
                       Telephone: 212-588-5100
                       Attention:  Corporate Secretary

          (b) In case the Company shall fail to maintain such office or agency or shall fail to give such notice of the location or of any change in the location thereof, presentations may be made and notices and demands may be served at the principal office of the Warrant Agent.

          (c) Any notice pursuant to this Agreement to be given by the Company or by any Holder to the Warrant Agent shall be deemed given (x) if delivered personally, then at the time of delivery, (y) if sent by overnight courier service, then at the time of delivery, or (z) if mailed by first class, certified or overnight mail, five (5) Business Days after having been deposited in the mail with postage prepaid, in each case, addressed (until another address is filed in writing by the Warrant Agent with the Company) as follows:

                       [Name of Warrant Agent]
                       [Address of Warrant Agent]
                       Attn: [Corporate Trust Department]

          (d) Any notice pursuant to this Agreement to be given by the Company or by the Warrant Agent to any Holder shall be deemed given (x) if delivered personally, then at the time of delivery, (y) if sent by overnight courier service, then at time of delivery, or (z) if mailed by first-class, certified or overnight mail, five (5) Business Days after having been deposited in the mail with postage prepaid, in each case, addressed to the Holder at such Holder's address as shown on the Register. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

          (e) If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

          (f) If the Company mails a notice or communication to a Holder or Holders, it shall deliver a copy of such notice to the Warrant Agent at the same time.

          SECTION 22.  Supplements and Amendments.  The Company and the Warrant
                       --------------------------
Agent may from time to time supplement or amend this Agreement without the approval of any Holders in order to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision herein, or to make any other provisions in regard to matters or questions arising hereunder which the Company and the Warrant Agent may deem necessary or desirable and which shall not in any way adversely affect the interests of the Holders. Any amendment or supplement to this Agreement that has an adverse effect on the interests of Holders, including supplements or amendments referred to in the first sentence of this Section 22, shall require the written consent of Holders representing a majority of the then outstanding Warrants. The consent of each Holder affected shall be required for any amendment pursuant to which the Exercise Price would be increased or the number of Warrant Shares purchasable upon exercise of Warrants would be decreased.

          SECTION 23.  Successors.  All the covenants and provisions of this
                       ----------
Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

          SECTION 24.  Termination.  This Agreement (other than the Company's
                       -----------
obligations with respect to Warrants previously exercised and with respect to indemnification under Section 16(c)) shall terminate at 5:00 p.m., New York City time, on the Expiration Date.

          SECTION 25.  Governing Law.  This Agreement and each Warrant
                       -------------
Certificate issued hereunder shall be governed by and construed in accordance with the laws of the State of Delaware.

          SECTION 26.  Benefits of This Agreement.  (a) Nothing in this
                       --------------------------
Agreement shall be construed to give any person other than the Company, the Warrant Agent and the Warrantholders (or other respective successors or assigns) any legal or equitable right, remedy or claim under this Agreement. This Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent and the Warrantholders (and other respective successors or assigns).

          (b) Prior to the exercise of the Warrants, no Holder as such, shall be entitled to any rights of a stockholder of the Company, including, without limitation, the right to receive dividends or subscription rights, the right to vote, to consent, to exercise any preemptive right, to receive any notice of meetings of stockholders for the election of directors of the Company or any other matter or to receive any notice of any proceedings of the Company, except as may be specifically provided for herein. No provisions hereof, in the absence of affirmative action by the Warrantholder hereof to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Warrantholder shall give rise to any liability of such Warrantholder as a stockholder of the Company.

          (c) All rights of action in respect of this Agreement are vested in the Holders, and any Holder without the consent of the Warrant Agent or the Holder, may, on such Holder's own behalf and for such Holder's own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Company suitable to enforce, or otherwise in respect of, such Holder's rights hereunder, including the right to exercise, exchange or surrender for purchase such Holder's Warrants in the manner provided in this Agreement.

          SECTION 27.  Counterparts. This Agreement may be executed in any
                       ------------
number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

          SECTION 28.  Headings.  The headings of the Sections of this Agreement
                       --------
have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

          SECTION 29.  Severability.  Any term or provision of this Agreement or
                       ------------
the Warrants which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the other terms and provisions of this Agreement or the Warrants or affecting the validity or enforceability of any of the terms or provisions of this Agreement or the Warrants in any other jurisdiction.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

                              [MARVEL, INC.]


                              By____________________________________
                                 Title______________________________



                              [NAME OF WARRANT AGENT]


                              By____________________________________
                                 Title______________________________

                                                                     EXHIBIT A-1

     EXERCISABLE ON OR BEFORE 5:00 P.M. NEW YORK CITY TIME ON _________________.

Class A No. __________           Cusip No. _______________________

                                      _________________________ Class A Warrants



                     [Form of Class A Warrant Certificate]

                                [MARVEL, INC.]

            (Incorporated under the laws of the State of Delaware)


          This Warrant Certificate certifies that _________ or its registered assigns, is the registered holder of Class A Warrants expiring __________ (the "Warrants") to purchase shares of Common Stock (the "Common Stock"), of [Marvel, Inc.], a Delaware corporation (the "Company"). Each Warrant entitles the registered holder upon exercise at any time during normal business hours after the date hereof and on or before 5:00 p.m., New York City time, on _______________, to receive from the Company _________ fully paid and nonassessable shares of Common Stock (each such share a "Warrant Share") at the initial exercise price (the "Exercise Price") of $12.00 per share payable in accordance with the terms, provisions and conditions of the Warrant Agreement referred to on the reverse hereof upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent, but only subject to the terms, provisions and conditions set forth herein and in the Warrant Agreement. The Exercise Price and number of Warrant Shares issuable upon exercise of the Warrants are subject to adjustment from time to time upon the occurrence of certain events set forth in the Warrant Agreement.

          No Warrant may be exercised after 5:00 p.m., New York City time, on ___________ and, to the extent not exercised by such time, such Warrants shall become void.

          Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

          The terms of this Warrant Certificate are qualified in their entirety by reference to the Warrant Agreement and, in the event of a conflict between the terms of this Warrant Certificate and the terms of the Warrant Agreement, the terms of the Warrant Agreement shall control the rights, interests and obligations of the holders of the Warrants, the Warrant Agent and the Company with respect to the Warrants.

          This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

          This Warrant Certificate shall be governed by and construed in accordance with the laws of the State of Delaware.

          IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be signed by a duly authorized Officer.

Dated:

                              [MARVEL, INC.]


                              By_______________________________________
                              Name:
                              Title:


Countersigned:

[NAME OF WARRANT AGENT],
as Warrant Agent


By___________________________
     Authorized Signature

                                [REVERSE SIDE]

          The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants expiring on the Expiration Date entitling the holder on exercise to receive shares of Common Stock of the Company and are issued or to be issued pursuant to a Warrant Agreement dated as of _______, 1998 (the "Warrant Agreement"), duly executed and delivered by the Company to [Warrant Agent], as Warrant Agent (the "Warrant Agent"), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words "holders" or "holder" meaning the registered holders or registered holders) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. By accepting initial delivery, transfer or exchange of this Warrant, the duly registered holder shall be deemed to have agreed to the terms of the Warrant Agreement as it may be in effect from time to time, including any amendments or supplements duly adopted in accordance therewith.

          Payment of the Exercise Price may be made, at the option of the holder, in cash by wire transfer or by certified or official bank check payable to the order of the Company in immediately available funds in lawful money of the United States of America.

          Upon due presentation for registration of transfer of this Warrant Certificate, with or without other Warrant Certificates, at the office of the Warrant Agent, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, with or without other Warrant Certificates, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

          The Company and the Warrant Agent may deem and treat the registered holder(s) thereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes. Neither the Warrants nor this Warrant Certificate entities any holder hereof to any rights of a stockholder of the Company.

                               SUBSCRIPTION FORM

  (To be executed only upon exercise of Warrants represented by this Warrant
                                 Certificate)

To:  [Name of Warrant Agent],
         as Warrant Agent
     [Address of Warrant Agent]

          The undersigned hereby irrevocably exercises [_____________] of the Class A Warrants represented by this Warrant Certificate and herewith makes payment in accordance with the terms and conditions specified in this Warrant Certificate and in the Warrant Agreement and surrenders this Warrant Certificate and all right, title and interest therein to and directs that the shares of Common Stock of [Marvel, Inc.] (the "Warrant Shares") deliverable upon the
                                     --------------
exercise of such Class A Warrants be registered or placed in the name and at the address specified below and delivered thereto.

Dated:
                              __________________________________________
                              (Signature of Owner)

                              __________________________________________
                              (Street Address)

                              __________________________________________
                              (City)      (State)    (Zip Code)

                              Signature Guaranteed By:

                              __________________________________________

Securities and/or check or other property (including, if such number of Class A Warrants exercised shall not be all of the Class A Warrants evidenced by this Warrant Certificate, a new Warrant Certificate for the balance remaining of such Class A Warrants) to be issued or delivered to:

Name:

Street Address:

City, State and Zip Code:

Please insert social security or identifying number:

                              FORM OF ASSIGNMENT

          For value received from the Assignee(s) named below, the undersigned registered Holder of this Warrant Certificate hereby sells, assigns, and transfers unto the Assignee(s) named below (including the undersigned with respect to any Class A Warrants constituting a part of the Class A Warrants evidenced by this Warrant Certificate not being assigned hereby) all of the right of the undersigned under this Warrant Certificate, with respect to the number of Class A Warrants set forth below:

                                   Social Security
                                      or other
Name of Assignee      Address      Identifying No.       No. of Warrants
----------------      -------      --------------        ---------------



and does hereby irrevocably constitute and appoint ____________________ the undersigned's attorney to make such transfer on the books of _______________________ maintained for the purposes, with full power of substitution in the premises.

Dated:

                              __________________________________________
                              (Signature of Owner)

                              __________________________________________
                              (Street Address)

                              __________________________________________
                              (City)       (State)           (Zip Code)

                              Signature Guaranteed By:

                              __________________________________________

                                                                      EXHIBIT 19


                                                       CLASS B WARRANT AGREEMENT

                               WARRANT AGREEMENT
                               -----------------

          WARRANT AGREEMENT, dated as of ____________, 1998 (this "Agreement")
                                                                   ---------
between [Marvel, Inc.], a Delaware corporation (the "Company"), and [Name of
                                                     -------
Warrant Agent], as warrant agent (the "Warrant Agent").
                                       -------------

          WHEREAS, as consideration paid by the Company in connection with the settlement and resolution of all disputes between stockholders of Marvel Entertainment Group, Inc., a Delaware corporation ("Marvel"), and the Debtors
                                                    ------
(as herein defined), in connection with a Fourth Amended Joint Plan of Reorganization under Chapter 11, Title 11, United States Code (the "Plan of
                                                                    -------
Reorganization"), for Marvel, the Asher Candy Company, Fleer Corp., Frank H.
--------------
Fleer Corp., Heroes World Distribution, Inc., Malibu Comics Entertainment, Inc., Marvel Characters, Inc., Marvel Direct Marketing Inc., and SkyBox International Inc. (collectively, the "Debtors"), jointly proposed by the Company and certain
                         -------
holders of senior secured indebtedness of Marvel, the Company proposes to issue and deliver warrant certificates (the "Warrant Certificates"), at such time, and
                                       --------------------
from time to time as provided in the Plan of Reorganization (the "Warrant
                                                                  -------
Distribution Date") to each holder of an Allowed Unsecured Claim, the LaSalle
-----------------
Claim, an Allowed Equity Interest or Allowed Class Securities Litigation Claim (as defined in the Plan of Reorganization) evidencing Class B Warrants (the "Warrants") to acquire, under certain circumstances, an aggregate of 3,000,000
 --------
shares of the 8% cumulative convertible exchangeable preferred stock, $0.01 par value per share, of the Company (the "Preferred Stock"), such number of Warrants
                                      ---------------
and shares of Preferred Stock being subject to adjustment as set forth herein;
and

          WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance of the Warrant Certificates and other matters provided herein.

          NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, and for the purpose of defining the respective rights and obligations of the Company, the Warrant Agent and the Holders (as defined herein), the parties hereto agree as follows:

          SECTION 1.  Certain Definitions.  As used in this Agreement, the
                      -------------------
following terms shall have the following respective meanings:

          "Affiliate" means, (i) with respect to any specified Person, any other
           ---------
     Person that, directly or indirectly, controls, is controlled by or is under direct or indirect common control with such specified Person, or any executive officer or director of any such specified Person or other Person or (ii) with respect to any natural Person, any Person having a relationship with such person by blood, marriage or adoption not more remote than first cousin. For the purposes of this definition, "control," when used with respect to any specified Person, means the possession, direct or indirect, of the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, however, that beneficial ownership of 10% or more of the voting securities of a Person will be deemed to be control. The terms "controlling" and "controlled" have meanings correlative to the foregoing.

          "Board of Directors" means the Company's Board of Directors or a duly
           ------------------
     appointed committee of the Company's Board of Directors.

          "Business Day" means each Monday, Tuesday, Wednesday, Thursday and
           ------------
     Friday which is not a day on which banking institutions in The City of New York, or the city in which the principal corporate trust office of the Warrant Agent is located, are authorized or obligated by law or executive order to be closed.

          "Closing Price" means (a) if the Preferred Stock shall be then listed
           -------------
     or admitted to trading on the New York Stock Exchange, the closing price on the NYSE-Consolidated Tape (or any successor composite tape reporting transactions on the New York Stock Exchange) or, if such a composite tape shall not be in use or shall not report transactions in the Preferred Stock, or if the Preferred Stock shall be listed on a stock exchange other than the New York Stock Exchange, the last reported sales price regular way or, in case no such reported sale takes place on such day, the average of the closing bid and asked prices regular way for such day, in each case on the principal national securities exchange on which the shares of Preferred Stock are listed or admitted to trading (which shall be the national securities exchange on which the greatest number of shares of the Preferred Stock have been traded on such day or, if the Closing Price is being determined for the purpose of determining the "Fair Market Value", during the 20 consecutive trading days referred to in the definition of the term "Fair Market Value"); or

          (b) if the Preferred Stock is not listed or admitted to trading, the average of the closing sale prices as reported by the NASDAQ National Market System or, if the Preferred Stock is not included on such system, the average of the closing bid and asked prices of the Preferred Stock in the over-the-counter market as reported by any system maintained by the NASD or any comparable system or, if the Preferred Stock is not included for quotation in any such system, the average of the closing bid and asked prices as furnished by two members of the NASD selected reasonably and in good faith from time to time by the Board of Directors for that purpose; or

          (c) if the Preferred Stock is not listed or admitted to trading and in the absence of one or more such quotations, the Fair Market Value shall be as reasonably determined in good faith by the Board of Directors (which determination shall be reasonably described in a written notice delivered to the Warrantholders) or, if an objection is made to such determination by a Qualifying Warrantholder (as defined below) in accordance with the following sentence, as determined by an Independent Appraiser in accordance with the following sentence. In the event that any Qualifying Warrantholder shall object to the determination of the Board of Directors of the Fair Market Value by delivering written notice to the Company within ten (10) Business Days following the receipt by such Qualifying Warrantholder of such determination of the Board of Directors, the Fair Market Value shall instead be determined in good faith by an Independent Appraiser. The determination of the Board of Directors of the Fair Market Value shall be binding and conclusive if no objection is made to such determination by a Qualifying Warrantholder in accordance with the terms set forth above in this paragraph. The fees and expenses of any Independent Appraiser determining the Fair Market Value shall be borne by the Company and the determination by such Independent Appraiser of the Fair Market Value shall be binding and conclusive.

          "Common Stock" means the common stock, $0.01 par value per share, of
           ------------
     the Company.

          "Company" means [Marvel, Inc.], a Delaware corporation, and its
           -------
     successors and assigns.

          "Consummation Date" has the meaning set forth in the Plan of
           -----------------
     Reorganization.

          "Current Market Price" means the Closing Price of the Common Stock as
           --------------------
     of the day immediately preceding the day on which the Current Market Price is determined, or, in the case of a firm commitment underwriting, the Closing Price on the date on which the price at which the Company is contractually bound to sell its Common Stock in an underwritten offering is fixed.

          "Exchange Act"   means the Securities Exchange Act of 1934, as
           ------------
     amended, and the rules and regulations of the Securities and Exchange Commission thereunder.

          "Exercise Price" means the purchase price per share of Common Stock to
           --------------
     be paid upon the exercise of each Warrant in accordance with the terms hereof, which price shall be determined as described below, in each case subject to adjustment from time to time pursuant to Section 11 hereof.
     With respect to each series of Warrants issued on a particular Warrant Distribution Date, the Exercise Price shall be an amount per share of Preferred Stock as follows:

-------------------------------------------------------------------------------
If the Warrant Distribution Date is    But Before:                   Then the
a date on or after:                                                  Exercise
                                                                       Price
                                                                     shall be:
-------------------------------------------------------------------------------
[The Consummation Date]                [The date 30 days after the       $10.65
                                       Consummation Date]
-------------------------------------------------------------------------------
[The date 30 days after the            [The date 60 days after the       $10.76
 Consummation Date]                    Consummation Date]
-------------------------------------------------------------------------------
[The date 60 days after the            [The date 90 days after the       $10.86
 Consummation Date]                    Consummation Date]
-------------------------------------------------------------------------------
[The date 90 days after the            [The date 120 days after the      $10.97
 Consummation Date]                    Consummation Date]
-------------------------------------------------------------------------------
[The date 120 days after the           [The date 150 days after  the     $11.08
 Consummation Date]                    Consummation Date]
-------------------------------------------------------------------------------
[The date 150 days after the           [The date 180 days after the      $11.19
 Consummation Date]                    Consummation Date]
-------------------------------------------------------------------------------
[The date 180 days after the           [The date 210 days after the      $11.31
 Consummation Date]                    Consummation Date]
-------------------------------------------------------------------------------
[The date 210 days after the           [The date 240 days after the      $11.42
 Consummation Date]                    Consummation Date]
-------------------------------------------------------------------------------
[The date 240 days after the           [The date 270 days after the      $11.53
 Consummation Date]                    Consummation Date]
-------------------------------------------------------------------------------
[The date 270 days after the           [The date 300 days after  the     $11.65
 Consummation Date]                    Consummation Date]
-------------------------------------------------------------------------------
[The date 300 days after the           [The date 330 days after the      $11.76
 Consummation Date]                    Consummation Date]
-------------------------------------------------------------------------------
[The date 330 days after the           [The date 360 days after the      $11.88
 Consummation Date]                    Consummation Date]
-------------------------------------------------------------------------------

          "Expiration Date" means the first business day occurring more than six
           ---------------
     months after the applicable Warrant Distribution Date.

          "Fair Market Value" means, with respect to any share of Preferred
           -----------------
     Stock, as of the date of determination the average of the daily Closing Price for each of the 20 consecutive trading days preceding the date of such computation.

          "Holder" or "Warrantholder" means the registered holder of a Warrant.
           ------      -------------

          "Independent Appraiser" means any nationally recognized investment
           ---------------------
     banking firm or accounting firm (other than any investment banking firm or accounting firm having a significant ongoing relationship with the Company or the Qualifying Warrantholder at the time of the appraisal) selected jointly in good faith by the Board of Directors and the Qualifying Warrantholder, whose fees and expenses shall be paid by the Company.

          "Person" means any individual, corporation, limited liability company,
           ------
     partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or other entity.

          "Plan of Reorganization" has the meaning set forth in the preamble
           ----------------------
     hereof.

          "Preferred Stock" has the meaning set forth in the preamble hereof.
           ---------------

          "Qualifying Warrantholder" means any Warrantholder (or group of
           ------------------------
     Warrantholders) that, at the time of any objection to the determination of the Board of Directors of the Fair Market Value, beneficially owns collectively, together with its Affiliates, at least ten percent (10%) of the Warrants on a fully diluted basis.

          "Register" has the meaning set forth in Section 5(c) hereof.
           --------

          "Securities Act" means the Securities Act of 1933, as amended, or any
           --------------
     similar Federal statute, and the rules and regulations of the Securities and Exchange Commission thereunder.

          "Transfer Agent" has the meaning set forth in Section 10 hereof.
           --------------

          "Warrant Agent" means [Name of Warrant Agent] or the successor or
           -------------
     successors of such Warrant Agent appointed in accordance with the terms hereof.

          "Warrant Certificates" has the meaning set forth in the preamble
           --------------------
     hereof.

          "Warrant Distribution Date" has the meaning set forth in the preamble
           -------------------------
     hereof.

          "Warrants" has the meaning set forth in the preamble hereof.
           --------

          "Warrants Shares" means the shares of Preferred Stock issued or
           ---------------
     issuable upon the exercise of the Warrants pursuant to the terms of this Agreement.

          SECTION 2.  Appointment of Warrant Agent.  The Company hereby appoints
                      ----------------------------
the Warrant Agent to act as agent for the Company in accordance with the terms and conditions set forth in this Agreement, and the Warrant Agent hereby accepts such appointment.

          SECTION 3.  Warrant Certificates.  (a) The Warrant Certificates to be
                      --------------------
delivered pursuant to this Agreement shall be in registered form only, shall be substantially in the form set forth in Exhibit A attached hereto and shall have such insertions as are appropriate or required or permitted by this Agreement and may have such letters, numbers, designations or other marks of identification and such legends, summaries and endorsements stamped, printed, lithographed or engraved thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law or with any rule or regulation pursuant thereto or with any rule or regulation of any securities exchange on which the Warrants may from time to time be listed. Warrant Certificates shall be dated the date of countersignature by the Warrant Agent.

          (b) The Warrant Certificates shall be issued at such time, and from time to time, as provided in the Plan of Reorganization. Each Warrant Certificate issued as of a particular Warrant Distribution Date and the Warrants represented thereby shall be designated as a separate series (i.e., Class B, Series 1; Class B, Series 2; etc.).

          (c) Pending the preparation of definitive Warrant Certificates, temporary Warrant Certificates may be issued, which may be printed, lithographed, typewritten, mimeographed or otherwise produced, and which will be substantially of the tenor of the definitive Warrant Certificates in lieu of which they are issued.

          (d) If temporary Warrant Certificates are issued, the Company will cause definitive Warrant Certificates to be prepared without unreasonable delay. After the preparation of definitive Warrant Certificates, the temporary Warrant Certificates shall be exchangeable for definitive Warrant Certificates upon surrender of the temporary Warrant Certificates to the Warrant Agent, without charge to the Holder. Temporary Warrant Certificates so surrendered for exchange shall be canceled by the Warrant Agent and disposed of by the Warrant Agent in a manner satisfactory to the Company. Until so exchanged, the temporary Warrant Certificates shall in all respects be entitled to the same benefits under this Agreement as definitive Warrant Certificates.

          SECTION 4.  Execution of Warrant Certificates.  (a) Warrant
                      ---------------------------------
Certificates shall be signed on behalf of the Company by its Chairman of the Board, its Chief Executive Officer, its President or a Vice President of the Company. Such signature upon the Warrant Certificates may be manual or in the form of a facsimile signature of the present or any future Chairman of the Board, Chief Executive Officer, President or Vice President of the Company, and may be imprinted or otherwise reproduced on the Warrant Certificates and for that purpose the Company may adopt and use the facsimile signature of any person who shall have been Chairman of the Board, Chief Executive Officer, President or Vice President of the Company, notwithstanding the fact that at the time the Warrant Certificates shall be countersigned and delivered or disposed of he or she shall have ceased to hold such office.

          (b) In case any officer of the Company who shall have signed any of the Warrant Certificates shall cease to be such officer before the Warrant Certificates so signed shall have been countersigned by the Warrant Agent, or delivered to the Holder thereof, such Warrant Certificates nevertheless shall be countersigned and delivered with the same force and effect as though such person had not ceased to be such officer of the Company, unless the Warrant Agent has received written instructions from the Company not to countersign and deliver such Certificates; and any Warrant Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Warrant Certificate, shall be a proper officer of the Company to sign such Warrant Certificate, although at the date of the execution of this Warrant Agreement any such person was not such officer.

          SECTION 5.  Registration and Countersignature.  (a) The Company and
                      ---------------------------------
the Warrant Agent, on behalf of the Company, shall number and register the Warrant Certificates in a Register (as hereinafter defined) as they are issued by the Company which such register shall be maintained in accordance with
Section 5(c) hereof.

          (b) Warrant Certificates shall be manually countersigned by the Warrant Agent and shall not be valid for any purpose unless so countersigned. The Warrant Agent shall, upon written instructions of the Chairman of the Board, the Chief Executive Officer, the President or a Vice President of the Company, initially countersign, issue and deliver Warrants entitling the Holders thereof to purchase not more than the number of Warrant Shares referred to above in the first recital hereof and shall countersign and deliver Warrants as otherwise provided in this Agreement.

          (c) The Company shall maintain, or cause to be maintained, a register (the "Register") of the Warrants at its registered office, at the principal
      --------
office of the Warrant Agent or at any other place in the United States of America designated by the Company, showing (i) the names and the latest known address of each person who is or has been a Holder; (ii) the number of Warrants of each series held by each Holder; and (iii) the date and particulars of the issue and transfer of Warrants. The registered owner on the Register may be deemed and treated by the Company, the Warrant Agent and all other persons dealing with the Warrants evidenced thereby as the Holder and absolute owner thereof for any purpose and as the person entitled to exercise the right represented thereby, or to the transfer on the books of the Company, any notice to the contrary notwithstanding, and, until such transfer of the Warrant on such books in accordance with the provisions of this Agreement, the Company may treat the registered owner on the Register as the owner for all purposes.

          SECTION 6.  Registration of Transfers and Exchanges.  (a) The Warrant
                      ---------------------------------------
Agent shall from time to time, subject to the limitations of Section 7 hereof, register the transfer of any outstanding Warrant Certificates upon the records to be maintained by it for that purpose, upon surrender thereof accompanied by a written instrument or instruments of transfer in form satisfactory to the Warrant Agent, duly executed by the Holder or Holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney. Upon any such registration of transfer a new Warrant Certificate(s) of like tenor and representing in the aggregate the number and series of Warrants transferred, shall be issued to the transferee(s), and the surrendered Warrant Certificate shall be canceled by the Warrant Agent. Upon any partial transfer, a new Warrant Certificate of like tenor and representing in the aggregate the number and series of Warrants which were not so transferred, shall be issued to, and in the name of, the Warrantholder.
Canceled Warrant Certificates shall thereafter be disposed of in a manner satisfactory to the Company.

          (b) Any Warrant Certificate of a particular series may be exchanged, subdivided or combined with other Warrant Certificates of the same series evidencing the same rights as the rights evidenced thereby upon presentation and surrender thereof at the principal office of the Warrant Agent, together with a written notice signed by the Holder hereof specifying the denominations in which new Warrant Certificate(s) are to be issued. Upon presentation and surrender of any Warrant Certificates of a particular series, together with such written notice, for exchange, subdivision or combination of such Warrant Certificates, the Company will issue a new Warrant Certificate or Warrant Certificates, in the denominations requested, of the same series and like tenor entitling the Holder(s) thereof to purchase the same aggregate number of Warrant Shares as the Warrant Certificate(s) so surrendered. Such new Warrant Certificate(s) will be registered in the name of the Holder submitting such request. Any Warrant Certificate surrendered for exchange, subdivision or combination shall be canceled promptly upon the issuance of such new Warrant Certificate(s) and then be disposed of by such Warrant Agent in a manner satisfactory to the Company.

          (c) The Warrant Agent is hereby authorized to countersign and deliver, in accordance with the provisions of this Section 6 and of Section 5 hereof, the new Warrant Certificates required pursuant to the provisions of this Section 6.

          SECTION 7.  Terms of Warrants; Exercise of Warrants.  (a)  The
                      ---------------------------------------
Warrants issued hereunder shall be identical in form except (i) that each Warrant Certificate issued as of a particular Warrant Distribution Date and the Warrants represented thereby shall be designated as a separate series (i.e., Class B, Series 1; Class B, Series 2; etc.), and (ii) as to variations among each series of Warrants as to the applicable Exercise Price and the applicable Expiration Date.

          (b) Subject to the terms of this Agreement, each Holder shall have the right, upon payment of the applicable Exercise Price then in effect for such Holder's series of Warrants in accordance with the terms of this Agreement, from and after the date of issuance of such of Warrants until 5:00 p.m., New York City time, on the applicable Expiration Date for such series of Warrants, to receive from the Warrant Agent on behalf of the Company the number of fully paid and nonassessable Warrant Shares which the Holder may at the time be entitled to receive on exercise of such series of Warrants. Each Warrant not exercised on or before 5:00 p.m., New

York City time, on the applicable Expiration Date shall become void and all rights thereunder and all rights in respect thereof under this Agreement shall cease as of such time.

          (c) The Warrants may be exercised during normal business hours on any Business Day on or prior to the applicable Expiration Date upon surrender to the Warrant Agent on behalf of the Company at the principal office of the Warrant Agent of the certificate or certificates evidencing the Warrants to be exercised with the form of subscription to purchase on the reverse thereof duly completed and signed, and upon payment to the Warrant Agent for the account of the Company of the applicable Exercise Price as adjusted as herein provided, for each of the Warrant Shares in respect of which such Warrants are then exercised. Payment of the aggregate Exercise Price for the number of Warrant Shares specified in the subscription form shall be made by wire transfer or by certified or official bank check payable to the order of the Company in immediately available funds in lawful money of the United States of America.

          (d) Upon surrender of Warrants in accordance with this Section 7, and payment of the applicable Exercise Price as provided above, the Warrant Agent shall thereupon promptly notify the Company, and the Warrant Agent shall deliver or cause to be delivered, as promptly as possible thereafter, but in any event within three (3) Business Days of receipt of such surrender and payment, to the Holder of such Warrant Certificate appropriate evidence of ownership of any Warrant Shares or other securities or property (including any money) to which the Holder is entitled, and, to the extent possible, certificates representing the Warrant Shares or such other securities shall be in such denomination(s) as such Holder shall request, and registered or otherwise placed in, or payable to the order of, such name or names as may be directed in writing by the Holder, and shall deliver or cause to be delivered such evidence of ownership and any other securities or property (including any money) to the person or persons entitled to receive the same, together with an amount in cash in lieu of any fraction of a share as provided in Section 13 hereof. Any such evidence of ownership shall be deemed to have been issued and any Person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares as of the date of the surrender of such Warrants and payment of the applicable Exercise Price, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares shall not then be actually delivered to the Holder.

          (e) The Warrants shall be exercisable either in full or from time to time in part and, in the event that a Warrant Certificate is surrendered to the Warrant Agent for exercise of fewer than all of the Warrants represented by such Warrant Certificate at any time prior to the applicable Expiration Date, a new certificate evidencing the remaining Warrant or Warrants but otherwise identical to the surrendered Warrant Certificate (including, without limitation, of the same series) will be issued by the Company, and the Warrant Agent is hereby irrevocably authorized to countersign and to deliver the required new Warrant Certificate pursuant to the provisions of this Section 7 and of Section 4 hereof as promptly as possible, but in any event within three (3) Business Days of receipt of the certificate evidencing the Warrants, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrant Certificates duly executed on behalf of the Company for such purpose.

          (f) All Warrant Certificates surrendered upon exercise of Warrants shall be canceled by the Warrant Agent. Such canceled Warrant Certificates shall then be disposed of by the Warrant Agent in a manner satisfactory to the Company. The Warrant Agent shall account promptly to the Company with respect to such Warrants exercised and concurrently pay to the Company as promptly as practicable, but in any event within five (5) Business Days of receipt, all monies received by the Warrant Agent for the purchase of the Warrant Shares through the exercise of such Warrants.

          (g) The Warrant Agent shall keep copies of this Agreement and any notices given or received hereunder by or from the Company available for inspection by the Holders during normal business hours at its office. The Company shall supply the Warrant Agent from time to time with such numbers of copies of this Agreement as the Warrant Agent may reasonably request.

          SECTION 8.  Payment of Taxes.  The Company will pay all documentary
                      ----------------
stamp taxes and other governmental charges attributable to the initial issuance of Warrant Shares upon the exercise of Warrants; provided, however, that the
                                                 --------  -------
Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue of any Warrant Certificates or any certificates for Warrant Shares in a name other than that of the Holder of a Warrant Certificate surrendered upon the exercise of a Warrant, and the Company shall not be required to issue or deliver such Warrant Certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

          SECTION 9.  Mutilated, Destroyed, Lost and Stolen Warrant
                      ---------------------------------------------
Certificates. (a) If (i) any mutilated Warrant Certificate is surrendered to the Warrant Agent or (ii) the Company and the Warrant Agent receive evidence to their reasonable satisfaction of the destruction, loss or theft of any Warrant Certificate, and there is delivered to the Company and the Warrant Agent such certificate or indemnity as may be required by them to save each of them harmless, then, in the absence of notice to the Company or the Warrant Agent that such Warrant Certificate has been acquired by a bona fide purchaser, the Company shall execute and upon the Company's written request the Warrant Agent shall countersign and deliver, in exchange for any such mutilated Warrant Certificate or in lieu of and in substitution for any such destroyed, lost or stolen Warrant Certificate, a new Warrant Certificate of the same series, like tenor and for a like aggregate number of Warrants. An applicant for such a substitute Warrant Certificate shall also comply with such other reasonable regulations as the Company may prescribe.

          (b) Upon the issuance of any new Warrant Certificate under this
Section 9, the Company may require the payment by the Holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and the payment of such other reasonable charges as the Company may prescribe, including reimbursement of reasonable fees and expenses of the Company and the Warrant Agent incidental thereto.

          (c) The provisions of this Section 9 are exclusive and shall preclude (to the extent lawful) all other rights or remedies with respect to the replacement of mutilated, destroyed, lost or stolen Warrant Certificates.

          SECTION 10.  Issuance of Warrant Shares.  The Company will keep a copy
                       --------------------------
of this Agreement on file with the transfer agent for the Preferred Stock (the "Transfer Agent") and with every subsequent transfer agent for any shares of the
 --------------
Company's capital stock issuable upon the exercise of the rights of purchase represented by the Warrants. The Warrant Agent is hereby irrevocably authorized to requisition, from time to time, from such Transfer Agent the certificates representing shares of the Preferred Stock and any cash which may be payable as provided in Section 13 hereof required to honor outstanding Warrants upon exercise thereof in accordance with the terms of this Agreement. The Company will supply such Transfer Agent with duly executed certificates representing shares of Preferred Stock for such purposes and will provide or otherwise make available any cash which may be payable as provided in Section 13 hereof. The Company will furnish such Transfer Agent and the Warrant Agent a copy of all notices of adjustments and certificates related thereto, transmitted to each Holder of the Warrants pursuant to Section 14 hereof.

          SECTION 11.  Adjustment of Exercise Price and Number of Warrant Shares
                       ---------------------------------------------------------
Issuable.  The number and kind of Warrant Shares purchasable upon the exercise
--------
of Warrants and the applicable Exercise Price shall be subject to adjustment from time to time as follows, if at any time after the Consummation Date and prior to the applicable Expiration Date:

          (a)  Stock Dividends.  The Company shall pay a stock dividend or other
               ---------------
          distribution payable in shares of Preferred Stock or the number of shares of Preferred Stock shall have been increased by a subdivision or split-up of shares of Preferred Stock, then, on the date of the payment of such dividend or distribution (retroactive to the record date) or immediately after the effective date of subdivision or split-up, as the case may be, the number of Warrant Shares to be delivered upon exercise of the Warrants will be increased so that the Warrantholder will be entitled to receive the number of Warrant Shares that such Warrantholder would have owned immediately following such action had the Warrants been exercised immediately prior thereto or, in the case of a stock dividend or distribution, prior to the record date for determination of shareholders entitled thereto, and the applicable Exercise Price will be adjusted as provided in Section 11(g) hereof.

          (b)  Combination of Stock.  If the number of shares of Preferred Stock
               --------------------
          outstanding shall have been decreased by a combination of the outstanding shares of Preferred Stock, then, immediately after the effective date of such combination, the number of Warrant Shares to be delivered upon exercise of each Warrant will be decreased so that the Warrantholder thereafter will be entitled to receive the number of Warrant Shares that such Warrantholder would have owned immediately following such action had such Warrant been exercised immediately prior thereto, and the applicable Exercise Price will be adjusted as provided in
     Section 11(g) hereof.

     (c)      Reorganization, Etc.  If any capital reorganization of the
              -------------------
     Company, or any reclassification of the Preferred Stock, or any consolidation of the Company with or merger of the Company with or into any other Person or any sale, lease or other transfer of all or substantially all of the assets of the Company to any other Person, shall be effected in such a way that the holders of Preferred Stock shall be entitled to receive stock, other securities, cash or other assets (whether such stock, other securities, cash or other assets are issued or distributed by the Company or another Person) with respect to or in exchange for Preferred Stock, then, upon exercise of each Warrant, the Warrantholder shall have the right to receive the kind and amount of stock, other securities, cash or other assets receivable upon such reorganization, reclassification, consolidation, merger or sale, lease or other transfer by a holder of the number of Warrant Shares that such Warrantholder would have been entitled to receive upon exercise of such Warrant had such Warrant been exercised immediately before such reorganization, reclassification, consolidation, merger or sale, lease or other transfer, subject to adjustments (as determined in good faith by the Board of Directors of the Company). Adjustments for events subsequent to the effective date of such a reorganization, reclassification, consolidation, merger, sale or transfer of assets shall be as nearly equivalent as may be practicable to the adjustments provided for in this Agreement. In any such event, effective provisions shall be made in the certificate or articles of incorporation of the resulting or surviving corporation, in any contract of sale, merger, conveyance, lease, transfer or otherwise so that the provisions set forth herein for the protection of the rights of the Warrantholders shall thereafter continue to be applicable; and any such resulting or surviving corporation shall expressly assume the obligation to deliver, upon exercise, such shares of stock, other securities, cash and property. The provisions of this Section 11 shall similarly apply to successive consolidations, mergers, sales, leases or transfers.

     (d)      Adjustment for Rights Issue.  In case the Company shall issue
              ---------------------------
     rights, options, warrants or other securities convertible or exchangeable for Preferred Stock or for any other such right, option or warrant (collectively, "Rights") to all holders of its outstanding Preferred Stock
                     ------
     entitling them to subscribe for, purchase or obtain upon conversion or exchange shares of Preferred Stock at a Price Per Share which is lower at the record date mentioned below than either (x) the then current Fair Market Value per share of Preferred Stock or (y) the Exercise Price, or both, the number of Warrant Shares thereafter purchasable upon the exercise of each Warrant shall be determined by multiplying the number of Warrant Shares theretofore purchasable upon exercise of each Warrant by a fraction, the numerator of which shall be the number of shares of Preferred Stock outstanding on the date of issuance of such Rights plus the additional Number of Shares of Preferred Stock offered for subscription, purchase or issuance upon conversion or exchange in connection with such Rights and the denominator of which shall be the number of shares of Preferred Stock outstanding on the date of issuance of such Rights plus the number of shares which the aggregate Gross Proceeds received or receivable by the Company upon exercise of such Rights would purchase at the greater of (x) the Fair Market Value per share of Preferred Stock at such record date or (y) the Exercise Price. Such adjustment shall be made whenever Rights are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive Rights. As used herein, "Price Per Share" shall be defined and determined in accordance with the following formula:

          P  =  R/N

          where

          P  =  Price Per Share;

          R = the "Gross Proceeds" received or receivable by the Company in respect of Rights which shall be the total amount received or receivable by the Company in consideration for the issuance and sale of such Rights plus the aggregate amount of additional consideration payable to the Company upon exercise thereof; provided that the proceeds received or receivable by the Company shall be the cash proceeds before deducting therefrom any cash compensation paid or discount allowed in the sale, underwriting or purchase thereof by underwriters or dealers or others performing similar services; and

          N = the "Number of Shares," which in the case of Rights is the maximum number of shares of Preferred Stock initially issuable upon exercise thereof.

     (e)      Adjustment for Other Distributions.  (i) In case the Company shall
              ----------------------------------
     distribute to all holders of its shares of Preferred Stock (x) evidences of indebtedness or assets (excluding cash dividends or distributions payable out of the consolidated earnings or surplus legally available for such dividends or distributions and dividends or distributions referred to in paragraphs (a), (c) or (d) above) of the Company or any subsidiary or (y) shares of capital stock of a subsidiary of the Company (such evidences of indebtedness, assets and securities as set forth in clauses (x) and (y) above, collectively, "Assets"), then in each case the number of Warrant
                           ------
     Shares thereafter purchasable upon the exercise of each Warrant shall be determined by multiplying the number of Warrant Shares theretofore purchasable upon the exercise of each Warrant by a fraction, the numerator of which shall be the Fair Market Value per share of Preferred Stock on the date of such distribution and the denominator of which shall be such Fair Market Value per share of Preferred Stock less the fair value as of such record date as determined reasonably and in good faith by the Board of Directors of the Company of the portion of the Assets applicable to one share of Preferred Stock. Such adjustment shall be made whenever any such distribution is made, and shall become effective on the date of distribution retroactive to the record date for the determination of stockholders entitled to receive such distribution.

               (ii) In case the Company shall issue any shares of Preferred Stock or Common Stock or rights, options or warrants to acquire shares of Preferred Stock or Common Stock, other than Exempted Issuances (as defined below) and other than issuances covered by other clauses of this Section 11, within the first six months after the Consummation Date at an Issue Price (as defined below) which is lower than (A) in the case of issuances of shares of Preferred Stock or rights, options or warrants to acquire shares of Preferred Stock, the then current Exercise Price, or (B) in the case of issuances of shares of Common Stock or rights, options or warrants to acquire shares of Common Stock, the quotient of the current Exercise Price divided by the number of shares of Common Stock (the "Conversion Number") then issuable on conversion of a share of Preferred Stock, then the Exercise Price of all outstanding Warrants and Warrants issued thereafter shall be adjusted to a price equal to the Issue Price, if the adjustment is triggered by the issuance of shares of Preferred Stock or of rights, options or warrants to acquire shares of Preferred Stock, or equal to the product of the Issue Price multiplied by the Conversion Number, if the adjustment is triggered by the issuance of shares of Common Stock or of rights, options or warrants to acquire shares of Common Stock. "Exempted Issuances" means securities issuances contemplated by the Plan of Reorganization (including securities issuable on conversion or exercise of securities contemplated by the Plan of Reorganization), issuances of shares of Preferred Stock as dividends on shares of Preferred Stock and issuances pursuant to employee benefit plans of shares of, and options to acquire shares of, Common Stock, provided that such issuances pursuant to employee benefit plans which are vested or scheduled to vest prior to the Expiration Date do not exceed, in the aggregate, 5% of the sum of the shares of Common Stock outstanding as of the Consummation Date and subject to issuance upon conversion of shares of Preferred Stock outstanding as of the Consummation Date. "Issue Price" means (i) in the case of the issuance of Preferred Stock or Common Stock for cash, the amount of the cash proceeds received or receivable by the Company before deducting therefrom any cash compensation paid or discount allowed in the sale, underwriting or purchase thereof by underwriters or dealers or others performing similar services; (ii) in the case of the issuance of Preferred Stock or Common Stock for a consideration in whole or in part other than cash, the fair value of such consideration as determined by the Board of Directors of the Company in good faith.

                    (iii) In case the Company shall issue any shares of Preferred Stock or Common Stock or rights, options or warrants to acquire shares of Preferred Stock or Common Stock, other than Exempted Issuances and other than issuances covered by other clauses of this Section 11, more than six months after the Consummation Date but prior to the Expiration Date for an Issue Price which is lower than (A) in the case of issuances of shares of Preferred Stock or rights, options or warrants to acquire shares of Preferred Stock, both the then current Exercise Price and the product of the Conversion Number multiplied by the Current Market Price of the Common Stock on the date of issuance, or (B) in the case of issuances of shares of Common Stock or rights, options or warrants to acquire shares of Common Stock, both the quotient of the current Exercise Price divided by the Conversion Number and the Current Market Price of the Common Stock on the date of issuance, then the Exercise Price of all outstanding Warrants and Warrants issued thereafter shall be changed to an amount equal to the Issue Price, if the adjustment is triggered by the issuance of shares of Preferred Stock or of rights, options or warrants to acquire shares of Preferred Stock, or equal to the product of the Issue Price multiplied by the Conversion Number, if the adjustment is triggered by the issuance of shares of Common Stock or of rights, options or warrants to acquire shares of Common Stock.

     (f)       Carryover.  Notwithstanding any other provision of this Section
               ---------
     11, no adjustment shall be made to the number of Warrant Shares to be delivered to the Warrantholder (or to the applicable Exercise Price) if such adjustment represents less than 1% of the number of Warrant Shares to be so delivered, but any lesser adjustment shall be carried forward and shall be made at the time and together with the earlier to occur of (i) the exercise of all or any portion of a Warrant and (ii) the next subsequent adjustment that, together with any adjustments so carried forward, shall amount to 1% or more of the number of Warrant Shares to be so delivered.

     (g)       Exercise Price Adjustment.
               -------------------------

               (i) Whenever the number of Warrant Shares purchasable upon the exercise of the Warrants is adjusted as provided pursuant to this Section 11, the applicable Exercise Price payable upon the exercise of a Warrant shall be adjusted by multiplying such Exercise Price immediately prior to such adjustment by a fraction, the numerator of which shall be the number of

               Warrant Shares purchasable upon the exercise of the Warrant immediately prior to such adjustment, and the denominator of which shall be the number of Warrant Shares purchasable immediately thereafter; provided, however, that the applicable
                                       --------  -------
               Exercise Price for each Warrant Share shall in no event be less than the par value of such Warrant Share.

               (ii) If at any time, the Company shall pay to holders of record of Preferred Stock any cash dividends or other cash distributions, then, on the date of the payment of such dividend or distribution (retroactive to the record date), the applicable Exercise Price payable upon the exercise of such Warrant shall be adjusted by reducing the applicable Exercise Price by the amount of such dividend or distribution applicable to one share of Preferred Stock; provided, however, that the applicable Exercise
                                --------  -------
               Price for each Warrant Share shall in no event be less than the par value of such Warrant Share.

     (h)       Decrease in Exercise Price.  The Company, in its sole discretion,
               --------------------------
     shall have the right at any time, or from time to time, to decrease the applicable Exercise Price of the Warrants and/or increase the number of Warrants Shares issuable upon the exercise of the Warrants, including as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights shall not be taxable to recipient

     (i)       Other Adjustments.
               -----------------

                    (A) In case the Company shall issue any shares of Preferred Stock or Common Stock or rights, options or warrants to acquire shares of Preferred Stock or Common Stock, other than Exempted Issuances and other than issuances covered by other clauses of this Section 11, more than six months after the Consummation Date but prior to the Expiration Date for an Issue Price which is (x) in the case of issuances of shares of Preferred Stock or rights, options or warrants to acquire shares of Preferred Stock, equal to or greater than the then current Exercise Price but less than the product of the Conversion Number multiplied by the Current Market Price of the Common Stock on the date of issuance, or (y) in the case of issuances of shares of Common Stock or rights, options or warrants to acquire shares of Common Stock, equal to or greater than the quotient of the current Exercise Price divided by the Conversion Number but less than the Current Market Price of the Common Stock on the date of issuance, then the Board of Directors shall make such adjustments, if any, in the application of the purchase rights of the Holders pursuant to this Section 11, in accordance with the essential intent and principles of the provisions of this Section 11, as shall be reasonably necessary, in the good faith opinion of the Board of Directors, to protect such purchase rights as aforesaid.

                    (B) If any event occurs as to which the foregoing provisions of this Section 11 are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of the Board of Directors, fairly protect the purchase rights of the Holders in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith opinion of the Board of Directors, to protect such purchase rights as aforesaid.

          (j)  Further Equitable Adjustments. If, after one or more adjustments
               -----------------------------
          to the applicable Exercise Price pursuant to this Section 11, the applicable Exercise Price cannot be reduced further without falling below the greater of (i) $0.01 or (ii) the lowest positive exercise price legally permissible for warrants to acquire shares of Preferred Stock, the Company shall make further adjustments to compensate the Holder, consistent with the foregoing principles, as the Board of Directors, acting in good faith, deems necessary, including an increase in the number of Warrant Shares issuable upon exercise of outstanding Warrants and/or a cash payment to the Holders.

          SECTION 12.  Statement on Warrants.  Irrespective of any adjustment(s)
                       ---------------------
in the number or kind of Warrant Shares issuable upon the exercise in whole or in part of the Warrants or the applicable Exercise Price, Warrants theretofore or thereafter issued may continue to express the same number and kind of Warrant Shares as are stated in the Warrants initially issuable from time to time pursuant to this Agreement, all subject to further adjustment as provided herein.

          SECTION 13.  Fractional Interest.  The Company shall not be required
                       -------------------
to issue fractional shares of Common Stock on the exercise of Warrants. If more than one Warrant shall be presented for exercise in full at the same time by the same Holder, the number of full Warrant Shares which shall be issuable upon such exercise shall be computed on the basis of the aggregate number of shares of Preferred Stock acquirable on exercise of the Warrants so presented. If any fraction of a share of Preferred Stock would, except for the provisions of this
Section 13, be issuable on the exercise of any Warrant (or specified portion thereof), the Company shall (i) direct and deposit with the Transfer Agent an amount sufficient to pay an amount in cash calculated by it to equal the then current Fair Market Value per share multiplied by such fraction computed to the nearest whole cent and (ii) deliver to the Transfer Agent a written certificate of an officer of the Company setting forth the then current Fair Market Value per share which certificate shall be conclusive evidence of the correctness of the matters set forth therein, absent clear error. The Holders, by their acceptance of the Warrant Certificates, expressly waive any and all rights to receive any fraction of a share of Preferred Stock or a stock certificate representing a fraction of a share of Preferred Stock.

          SECTION 14.  Notices to Warrantholders.  (a)  Upon any adjustment of
                       -------------------------
the applicable Exercise Price or number of Warrant Shares issuable pursuant to
Section 11 hereof, the Company shall as promptly as practicable (x) give a written certificate of the Company to the Warrant Agent of such adjustment or adjustments which certificate shall set forth for each series of Warrant (i) the number of Warrant Shares issuable upon the exercise of a Warrant of such series and the applicable Exercise Price after such adjustment, (ii) a brief statement of the facts requiring such adjustment, (iii) the computation by which such adjustment was made, and (y) cause to be given to each of the registered Holders of the Warrant Certificates at his address appearing on the Register written notice of such adjustments by first-class mail, postage prepaid. The Warrant Agent shall be entitled to rely on the above-referenced certificate(s) and shall be under no duty or responsibility with respect to any such certificate(s), except to exhibit the same from time to time to any Holder desiring an inspection thereof during reasonable business hours. The Warrant Agent shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist that may require any adjustment of the number of Warrant Shares or other stock or property issuable on exercise of the Warrants or the applicable Exercise Price, or with respect to the nature or extent of any such adjustment when made, or with respect to the method employed in making such adjustment or the validity or value (or the kind or amount) of any Warrant Shares or other stock or property which may be issuable on exercise of the Warrants. The Warrant Agent shall not be responsible for any failure of the Company to make any cash payment or to issue, transfer or deliver any Warrant Share or stock certificates or other stock, securities or property upon the exercise of any Warrant.

          (b) In addition to the notice requirements in Section 14(a), the Company will give to the Warrantholder all notices which are required to be given by the Company under the Restated Certificate of Incorporation to the holders of Preferred Stock.

          (c) With respect to each series of Warrants, prior to the applicable Expiration Date, and for so long as such series of Warrants have not been exercised in full, in the event of:

           (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities, indebtedness or property, or to receive any other right, option or warrant; or

          (ii) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), any consolidation or merger involving the Company and any other party or any transfer of all or substantially all the assets of the Company to any other party or any tender offer or exchange offer by the Company for shares of Common Stock or Preferred Stock; or

          (iii) any voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then the Company shall cause to be filed with the Warrant Agent and shall cause to be given to each Warrantholder of such series of Warrant at such Warrantholder's address appearing on the Warrant Register, at least twenty (20) days prior to the applicable record date hereinafter specified, or promptly in the case of events for which there is no record date, by first class mail, postage prepaid, a written notice stating (i) the date as of which the holders of record of shares of Common Stock or Preferred Stock are entitled to receive any such rights, options, warrants or distributions are to be determined, or
(ii) the initial expiration date set forth in any tender offer or exchange offer for shares of Common Stock or Preferred Stock, or (iii) the date on which any such reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up is expected to become effective or consummated, as well as the date as of which it is expected that the holders of record of shares of Common Stock shall be entitled to exchange such shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding-up. The failure to give the notice required by this Section 14 or any defect therein shall not affect the legality or validity of any distribution, right, option, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation, winding up or action, or the vote upon any of the foregoing.

          (d) If there is any conversion adjustment under Section 6 of the Restated Certificate of Incorporation with respect to the Preferred Stock at any time from after the date hereof and prior to the Expiration Date, an adjustment shall be made to the number of shares of Preferred Stock issuable upon exercise of this Warrant as if this Warrant was exercised for Preferred Stock as of the date hereof.

          SECTION 15.  Reservation of Warrant Shares, Etc.  (a) The Company
                       ----------------------------------
hereby agrees that at all times there shall be reserved for issuance and delivery upon exercise of the Warrants, free from preemptive rights, liens, security interests and other encumbrances, such number of shares of authorized but unissued or treasury shares of Preferred Stock and Common Stock, or other stock or securities deliverable pursuant to Section 11, as shall be required for issuance or delivery upon exercise of the Warrants. Without limiting the generality of the foregoing, the Company agrees that it will not take any action which would result in Warrant Shares when issued not being validly and legally issued and fully paid and nonassessable. The Company hereby represents that, as of the date hereof, it has sufficient shares of Preferred Stock and Common Stock reserved for issuance upon exercise of all outstanding Warrants.

          SECTION 16.  Warrant Agent.  The Warrant Agent undertakes the duties
                       -------------
and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the Holders, by their acceptance thereof, shall be bound:

          (a) The statements contained herein and in the Warrant Certificates shall be taken as statements of the Company, and the Warrant Agent assumes no responsibility for the correctness of any of the same except such as describe the Warrant Agent or action taken or to be taken by it. The Warrant Agent assumes no responsibility with respect to the distribution of the Warrant Certificates or Warrant Shares or payment or refund of the applicable Exercise Price except as herein otherwise provided.

          (b) The Warrant Agent may consult at any time with counsel satisfactory to it and the Warrant Agent shall incur no liability or responsibility to the Company or to any holder of any Warrant Certificate in respect to any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or the advice of such counsel.

          (c) The Company agrees to pay to the Warrant Agent reasonable compensation for all services rendered by the Warrant Agent in the execution of this Agreement, to reimburse the Warrant Agent for all expenses, taxes and governmental charges and other charges of any kind and nature reasonably incurred by the Warrant Agent in the execution of this Agreement and to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, reasonable costs and counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement except as a result of its negligence, bad faith or willful misconduct.

          (d) The Warrant Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company or one or more Holders shall furnish the Warrant Agent with reasonable security for any costs and expenses which may be incurred, but this provision shall not affect the power of the Warrant Agent to take such action as it may consider proper, whether with or without any such security. All rights of action under this Agreement or under any of the Warrants may be enforced by the Warrant Agent without the possession of any of the Warrant Certificates or the production thereof at any trial or other proceeding relative thereto, and any such action, suit or proceeding instituted by the Warrant Agent shall be brought in its name as Warrant Agent and any recovery of judgment shall be for the ratable benefit of the Holders, as the respective rights or interests may appear.

          (e) The Warrant Agent, and any stockholder, director, officer or employee of it, may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

          (f) The Warrant Agent shall not at any time be under any duty or responsibility to any Holder or the Company to make or cause to be made any adjustment of the applicable Exercise Price or number of the Warrant Shares or other securities or property deliverable as provided in this Agreement, or to determine whether any facts exist which may require any of such adjustments, or with respect to the nature or extent of any such adjustments, when made, or with respect to the method employed in making the same. The Warrant Agent shall not be accountable with respect to the validity or value or the kind or amount of any Warrant Shares or of any securities or property which may at any time be issued or delivered upon the exercise of any Warrant or with respect to whether any such Warrant Shares or other securities will when issued be validly issued and fully paid and nonassessable, and makes no representation with respect thereto.

          SECTION 17.  Merger, Consolidation or Change of Name of Warrant Agent.
                       --------------------------------------------------------
(a) Any corporation into which the Warrant Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party, or any corporation succeeding to the business of the Warrant Agent, shall be the successor to the Warrant Agent hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case at the time such successor to the Warrant Agent shall succeed to the agency created by this Agreement, and in case at that time any of the Warrant Certificates shall have been countersigned but not delivered, any such successor to the Warrant Agent may adopt the countersignature of the original Warrant Agent; and in case at that time any of the Warrant Certificates shall not have been countersigned, any successor to the Warrant Agent may countersign such Warrant Certificates either in the name of the predecessor Warrant Agent or in the name of the successor to the Warrant Agent; and in all such cases such Warrant Certificates shall have the full force and effect provided in the Warrant Certificates and in this Agreement.

          (b) In case at any time the name of the Warrant Agent shall be changed and at such time any of the Warrant Certificates shall have been countersigned but not delivered, the Warrant Agent whose name has been changed may adopt the countersignature under its prior name, and in case at that time any of the Warrant Certificates shall not have been countersigned, the Warrant Agent may countersign such Warrant Certificates either in its prior name or in its changed name, and in all such cases such Warrant Certificates shall have the full force and effect provided in the Warrant Certificates and in this Agreement.

          SECTION 18.  Resignation and Removal of Warrant Agent; Appointment of
                       --------------------------------------------------------
Successor.  (a)  No resignation or removal of the Warrant Agent and no
---------
appointment of a successor warrant agent shall become effective until the acceptance of appointment by the successor warrant agent as provided herein.
The Warrant Agent may resign its duties and be discharged from all further duties and liability hereunder (except liability arising as a result of the Warrant Agent's own negligence or willful misconduct) after giving written notice to the Company. The Company may remove the Warrant Agent upon written notice, and the Warrant Agent shall thereupon in like manner be discharged from all further duties and liabilities hereunder, except as aforesaid. The Warrant Agent shall, at the Company's expense, cause to be mailed (by first class mail, postage prepaid) to each Holder at his last address as shown on the Register a copy of said notice of resignation or notice of removal, as the case may be. Upon such resignation or removal, the Company shall appoint in writing a new warrant agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation by the resigning Warrant Agent or after such removal, then the resigning Warrant Agent or the Holder of any Warrant may apply to any court of competent jurisdiction for the appointment of a new warrant agent. Any new warrant agent, whether appointed by the Company or by such a court, shall be a corporation doing business under the laws of the United States or any state thereof, in good standing and having a combined capital and surplus of not less than US$50,000,000. After acceptance in writing of such appointment by the new warrant agent, it shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as the Warrant Agent, without any further assurance, conveyance, act or deed; but if for any reason it shall be necessary or expedient to execute and deliver any further assurance, conveyance, act or deed, the same shall be done at the expense of the Company and shall be legally and validly executed and delivered by the resigning or removed Warrant Agent. Not later than the effective date of any such appointment, the Company shall give notice thereof to the resigning or removed Warrant Agent. Failure to give any notice provided for in this Section 18(a), however, or any defect therein, shall not affect the legality or validity of the resignation of the Warrant Agent or the appointment of a new warrant agent, as the case may be.

          (b) Any corporation into which the Warrant Agent or any new warrant agent may be merged shall be a successor Warrant Agent under this Agreement without any further act. Any such successor Warrant Agent shall, at the Warrant Agent's expense, promptly cause notice of its succession as Warrant Agent to be mailed (by first class mail, postage prepaid) to each Holder at such Holder's last address as shown on the Register.

          SECTION 19.  Money and Other Property Deposited with the Warrant
                       ---------------------------------------------------
Agent. Any money, securities and other property which at any time shall be deposited by the Company or on its behalf with the Warrant Agent pursuant to this Agreement shall be and are hereby assigned, transferred and set over to the Warrant Agent in trust for the purpose for which such moneys, securities or other property shall have been deposited, which such purpose shall be stated in writing in reasonable detail and delivered to the Warrant Agent; but such moneys, securities or other property need not be segregated from other funds, securities or other property of the

Warrant Agent except to the extent required by law. The Warrant Agent shall distribute any money deposited with it for payment and distribution to any Holder by mailing by first-class mail a check in such amount as is appropriate to such Holder at the address shown on the Register, or as it may be otherwise directed in writing by such Holder, upon surrender of such Holder's Warrants. Any money or other property deposited with the Warrant Agent for payment and distribution to any Holder that remains unclaimed for two years, less one day after the date the money was deposited with the Warrant Agent, shall be paid to the Company upon its request therefor.

          SECTION 20.  Compliance with Government Regulations; Qualification
                       -----------------------------------------------------
under the Securities Laws.
-------------------------

          (a) The Company covenants that if the shares of Preferred Stock or Common Stock required to be reserved for purposes of exercise of Warrants require, under any federal or state law, registration with or approval of any governmental authority before such shares may be issued upon exercise or to allow the resale or transfer thereof by the Holders generally, the Company will, unless the Company has received an opinion of counsel to the effect that such registration is not then permitted by such laws, use reasonable best efforts to cause such shares to be duly so registered or approved, as the case may be; provided that in no event shall such shares of Preferred Stock or Common Stock be issued, and the exercise of all Warrants shall be suspended, for the period during which any such registration or approval is required for the issuance of such shares upon exercise but is not in effect; provided, further, that the Expiration Date shall be extended one day for each day (or portion thereof) that any such suspension is in effect. The Company shall promptly notify the Warrant Agent of any such suspension, and the Warrant Agent shall have no duty, responsibility or liability in respect of any shares of Preferred Stock or Common Stock issued or delivered prior to its receipt of such notice. The Company shall promptly notify the Warrant Agent of the termination of any such suspension, and such notice shall set forth the number of days that the applicable Exercise Period shall be extended as a result of such suspension. The foregoing provisions of this Section 20 shall not require that the Company effect or obtain any such registration or approval of such shares of Preferred Stock or Common Stock in order to allow the resale or transfer thereof by any Person that may be an underwriter for purposes of Section 1145 of Chapter 11, Title 11 of the United States Code or to whom such registration or approval requirement is applicable as a result of that Person being an Affiliate of the Company or Marvel.

          (b) The Company covenants that it shall, until the expiration of one year after the final Expiration Date of any Warrants, make available adequate current public information with respect to the Company so as to satisfy paragraph (c) of Rule 144 under the Securities Act.

          (c) The Company covenants that it shall use commercially reasonable efforts to have the Preferred Stock listed on the New York Stock Exchange, subject to official notice of issuance and subject to satisfaction of the Warrants with listing requirements, as soon as practicable after the date hereof.

          SECTION 21.  Notices.  (a) Any notice pursuant to this Agreement to be
                       -------
given by the Warrant Agent or by any Holder to the Company shall be deemed given
(x) if delivered personally, then at the time of delivery, (y) if sent by overnight courier service, then at the time of delivery, or (z) if mailed by first-class, certified or overnight mail, five (5) Business Days after having been deposited in the mail with postage prepaid, in each case addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

                    [Marvel, Inc.]
                    685 Third Avenue
                    New York, New York 10017
                    Facsimile No.: 212-682-5272
                    Telephone: 212-588-5100
                    Attention: Corporate Secretary

          (b) In case the Company shall fail to maintain such office or agency or shall fail to give such notice of the location or of any change in the location thereof, presentations may be made and notices and demands may be served at the principal office of the Warrant Agent.

          (c) Any notice pursuant to this Agreement to be given by the Company or by any Holder to the Warrant Agent shall be deemed given (x) if delivered personally, then at the time of delivery, (y) if sent by overnight courier service, then at the time of delivery, or (z) if mailed by first-class, certified or overnight mail, five (5) Business Days after having been deposited in the mail with postage prepaid, in each case addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

                    [Name of Warrant Agent]
                    [Address of Warrant Agent]
                    Attn: [Corporate Trust Department]

          (d) Any notice pursuant to this Agreement to be given by the Company or by the Warrant Agent to any Holder shall be deemed given (x) if delivered personally, then at the time of delivery, (y) if sent by overnight courier service, then at the time of delivery, or (z) if mailed by first-class, certified or overnight mail, five (5) Business Days after having been deposited in the mail with postage prepaid, in each case addressed to the Holder at such Holder's address as shown on the Register. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

          (e) If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

          (f) If the Company mails a notice or communication to a Holder or Holders, it shall deliver a copy of such notice to the Warrant Agent at the same time.

          SECTION 22.  Supplements and Amendments.  The Company and the Warrant
                       --------------------------
Agent may from time to time supplement or amend this Agreement without the approval of any Holders in order to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision herein, or to make any other provisions in regard to matters or questions arising hereunder which the Company and the Warrant Agent may deem necessary or desirable and which shall not in any way adversely affect the interests of the Holders. Any amendment or supplement to this Agreement that has an adverse effect on the interests of Holders, including supplements or amendments referred to in the first sentence of this Section 22, shall require the written consent of Holders representing a majority of the then outstanding Warrants. The consent of each Holder affected shall be required for any amendment pursuant to which the applicable Exercise Price would be increased or number of Warrant Shares purchasable upon exercise of Warrants would be decreased.

          SECTION 23.  Successors.  All the covenants and provisions of this
                       ----------
Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

          SECTION 24.  Termination.  With respect to each series of Warrants,
                       -----------
this Agreement (other than the Company's obligations with respect to Warrants of such series previously exercised and with respect to indemnification under
Section 18) shall terminate at 5:00 p.m., New York City time, on the applicable Expiration Date.

          SECTION 25.  Governing Law.  This Agreement and each Warrant
                       -------------
Certificate issued hereunder shall be governed by and construed in accordance with the laws of the State of Delaware.

          SECTION 26.  Benefits of This Agreement.  (a)  Nothing in this
                       --------------------------
Agreement shall be construed to give any person other than the Company, the Warrant Agent and the Warrantholders (or other respective successors or assigns) any legal or equitable right, remedy or claim under this Agreement. This Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent and the Warrantholders (and other respective successors or assigns).

          (b) Prior to the exercise of the Warrants, no Holder as such, shall be entitled to any rights of a stockholder of the Company, including, without limitation, the right to receive dividends or subscription rights, the right to vote, to consent, to exercise any preemptive right, to receive any notice of meetings of stockholders for the election of directors of the Company or any other matter or to receive any notice of any proceedings of the Company, except as may be specifically provided for herein. No provisions hereof, in the absence of affirmative action by the Warrantholder hereof to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Warrantholder shall give rise to any liability of such Warrantholder as a stockholder of the Company.

          (c) All rights of action in respect of this Agreement are vested in the Holders, and any Holder without the consent of the Warrant Agent or the Holder, may, on such Holder's own behalf and for such Holder's own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Company suitable to enforce, or otherwise in respect of, such Holder's rights hereunder, including the right to exercise, exchange or surrender for purchase such Holder's Warrants in the manner provided in this Agreement.

          SECTION 27.  Counterparts. This Agreement may be executed in any
                       ------------
number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

          SECTION 28.  Headings.  The headings of the Sections of this Agreement
                       --------
have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

          SECTION 29.  Severability.  Any term or provision of this Agreement or
                       ------------
the Warrants which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the other terms and provisions of this Agreement or the Warrants or affecting the validity or enforceability of any of the terms or provisions of this Agreement or the Warrants in any other jurisdiction.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

                                        [MARVEL, INC.]


                                        By______________________________________
                                                   Title________________________



                                        [NAME OF WARRANT AGENT]


                                        By______________________________________
                                                   Title________________________

                                                                       EXHIBIT A

     EXERCISABLE ON OR BEFORE 5:00 P.M. NEW YORK CITY TIME ON _________________.

Class B, Series __ No. __________                       Cusip No. ______________

                                    ________________ Class B, Series __ Warrants



               [Form of Class B, Series __ Warrant Certificate]

                                [MARVEL, INC.]

             (Incorporated under the laws of the State of Delaware)


          This Warrant Certificate certifies that _________ or its registered assigns, is the registered holder of Class B, Series __ Warrants expiring __________ (the "Warrants") to purchase shares of Preferred Stock (the "Preferred Stock"), of [Marvel, Inc.], a Delaware corporation (the "Company"). Each Warrant entitles the registered holder upon exercise at any time during normal business hours after the date hereof and on or before 5:00 p.m., New York City time, on _______________, to receive from the Company _________ fully paid and nonassessable shares of Preferred Stock (each such share a "Warrant Share") at the initial exercise price (the "Exercise Price") of $_______ per share payable in accordance with the terms, provisions and conditions of the Warrant Agreement referred to on the reverse hereof upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent, but only subject to the terms, provisions and conditions set forth herein and in the Warrant Agreement. The Exercise Price and number of Warrant Shares issuable upon exercise of the Warrants are subject to adjustment from time to time upon the occurrence of certain events set forth in the Warrant Agreement.

          No Warrant may be exercised after 5:00 p.m., New York City time, on ___________ and, to the extent not exercised by such time, such Warrants shall become void.

          Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

          The terms of this Warrant Certificate are qualified in their entirety by reference to the Warrant Agreement and, in the event of a conflict between the terms of this Warrant Certificate and the terms of the Warrant Agreement, the terms of the Warrant Agreement shall control the rights, interests and obligations of the holders of the Warrants, the Warrant Agent and the Company with respect to the Warrants.

          This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

          This Warrant Certificate shall be governed by and construed in accordance with the laws of the State of Delaware.

          IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be signed by a duly authorized Officer.

Dated:

                                             [MARVEL, INC.]


                                             By_________________________________
                                             Name:
                                             Title:


Countersigned:

[NAME OF WARRANT AGENT],
as Warrant Agent


By____________________________
     Authorized Signature

                                [REVERSE SIDE]

          The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants expiring on the Expiration Date entitling the holder on exercise to receive shares of Preferred Stock of the Company and are issued or to be issued pursuant to a Warrant Agreement dated as of _______, 1998 (the "Warrant Agreement"), duly executed and delivered by the Company to [Warrant Agent], as Warrant Agent (the "Warrant Agent"), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words "holders" or "holder" meaning the registered holders or registered holders) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. By accepting initial delivery, transfer or exchange of this Warrant, the duly registered holder shall be deemed to have agreed to the terms of the Warrant Agreement as it may be in effect from time to time, including any amendments or supplements duly adopted in accordance therewith.

          Payment of the Exercise Price may be made, at the option of the holder, in cash by wire transfer or by certified or official bank check payable to the order of the Company in immediately available funds in lawful money of the United States of America.

          Upon due presentation for registration of transfer of this Warrant Certificate, with or without other Warrant Certificates, at the office of the Warrant Agent, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, with or without other Warrant Certificates, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

          The Company and the Warrant Agent may deem and treat the registered holder(s) thereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes. Neither the Warrants nor this Warrant Certificate entities any holder hereof to any rights of a stockholder of the Company.

                               SUBSCRIPTION FORM

   (To be executed only upon exercise of Warrants represented by this Warrant
                                  Certificate)

To:  [Name of Warrant Agent],
         as Warrant Agent
     [Address of Warrant Agent]

          The undersigned hereby irrevocably exercises [_____________] of the Class B, Series __ Warrants represented by this Warrant Certificate and herewith makes payment in accordance with the terms and conditions specified in this Warrant Certificate and in the Warrant Agreement and surrenders this Warrant Certificate and all right, title and interest therein to and directs that the shares of Preferred Stock of [Marvel, Inc.] (the "Warrant Shares") deliverable
                                                  --------------
upon the exercise of such Class B, Series __ Warrants be registered or placed in the name and at the address specified below and delivered thereto.

Dated:

                                   _____________________________________________
                                   (Signature of Owner)

                                   _____________________________________________
                                   (Street Address)

                                   _____________________________________________
                                   (City)      (State)    (Zip Code)


                                   Signature Guaranteed By:

                                   _____________________________________________

Securities and/or check or other property (including, if such number of Class B, Series __ Warrants exercised shall not be all of the Class B, Series __ Warrants evidenced by this Warrant Certificate, a new Warrant Certificate for the balance remaining of such Class B, Series __ Warrants) to be issued or delivered to:

Name:

Street Address:

City, State and Zip Code:

Please insert social security or identifying number:

                              FORM OF ASSIGNMENT

          For value received from the Assignee(s) named below, the undersigned registered Holder of this Warrant Certificate hereby sells, assigns, and transfers unto the Assignee(s) named below (including the undersigned with respect to any Class B, Series __ Warrants constituting a part of the Class B, Series __ Warrants evidenced by this Warrant Certificate not being assigned hereby) all of the right of the undersigned under this Warrant Certificate, with respect to the number of Class B, Series __ Warrants set forth below:

                                 Social Security
                                     or other
Name of Assignee     Address     Identifying No.      No. of Warrants
----------------     -------     --------------       ---------------



and does hereby irrevocably constitute and appoint ____________________ the undersigned's attorney to make such transfer on the books of _______________________ maintained for the purposes, with full power of substitution in the premises.

Dated:

                                   _____________________________________________
                                   (Signature of Owner)

                                   _____________________________________________
                                   (Street Address)

                                   _____________________________________________
                                   (City)       (State)           (Zip Code)

                                   Signature Guaranteed By:

                                   _____________________________________________

                                                                      EXHIBIT 20


                                                       CLASS C WARRANT AGREEMENT

                               WARRANT AGREEMENT
                               -----------------

          WARRANT AGREEMENT, dated as of ____________, 1998 (this "Agreement")
                                                                   ---------
between [Marvel, Inc.], a Delaware corporation (the "Company"), and [Name of
                                                     -------
Warrant Agent], as warrant agent (the "Warrant Agent").
                                       -------------

          WHEREAS, as consideration paid by the Company in connection with the settlement and resolution of all disputes between stockholders of Marvel Entertainment Group, Inc., a Delaware corporation ("Marvel"), and the Debtors
                                                    ------
(as herein defined), in connection with a Fourth Amended Joint Plan of Reorganization under Chapter 11, Title 11, United States Code (the "Plan of
                                                                    -------
Reorganization"), for Marvel, the Asher Candy Company, Fleer Corp., Frank H.
--------------
Fleer Corp., Heroes World Distribution, Inc., Malibu Comics Entertainment, Inc., Marvel Characters, Inc., Marvel Direct Marketing Inc., and SkyBox International Inc. (collectively, the "Debtors"), jointly proposed by the Company and certain
                         -------
holders of senior secured indebtedness of Marvel, the Company proposes to issue and deliver warrant certificates (the "Warrant Certificates") as provided in the
                                       --------------------
Plan of Reorganization to each holder of an Allowed Unsecured Claim, the LaSalle Claim, an Allowed Equity Interest or Allowed Class Securities Litigation Claim (as defined in the Plan of Reorganization) evidencing Class C Warrants (the "Warrants") to acquire, under certain circumstances, an aggregate of 7,000,000
---------
shares of the common stock, $0.01 par value per share, of the Company (the "Common Stock"), such number of Warrants and shares of Common Stock being
-------------
subject to adjustment as set forth herein; and

          WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance of the Warrant Certificates and other matters provided herein.

          NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, and for the purpose of defining the respective rights and obligations of the Company, the Warrant Agent and the Holders (as defined herein), the parties hereto agree as follows:

          SECTION 1.  Certain Definitions.  As used in this Agreement, the
                      -------------------
following terms shall have the following respective meanings:

          "Affiliate" means, (i) with respect to any specified Person, any other
           ---------
     Person that, directly or indirectly, controls, is controlled by or is under direct or indirect common control with such specified Person, or any executive officer or director of any such specified Person or other Person or (ii) with respect to any natural Person, any Person having a relationship with such person by blood, marriage or adoption not more remote than first cousin. For the purposes of this definition, "control," when used with respect to any specified Person, means the possession, direct or indirect, of the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, however, that beneficial ownership of 10% or more of the voting securities of a Person will be deemed to be control. The terms "controlling" and "controlled" have meanings correlative to the foregoing.

          "Board of Directors" means the Company's Board of Directors or a duly
           ------------------
     appointed committee of the Company's Board of Directors.

          "Business Day" means each Monday, Tuesday, Wednesday, Thursday and
           ------------
     Friday which is not a day on which banking institutions in the City of New York, or the city in which the principal corporate trust office of the Warrant Agent is located, are authorized or obligated by law or executive order to be closed.

          "Common Stock" has the meaning set forth in the preamble hereof.
           ------------

          "Company" means [Marvel, Inc.], a Delaware corporation, and its
           -------
     successors and assigns.

          "Consummation Date" has the meaning set forth in the Plan of
           -----------------
     Reorganization.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended,
           ------------
     and the rules and regulations of the Securities and Exchange Commission thereunder.

          "Exercise Price" means the purchase price per share of Common Stock to
           --------------
     be paid upon the exercise of each Warrant in accordance with the terms hereof, which price shall be $18.50 per share of Common Stock, subject to adjustment from time to time pursuant to Section 11 hereof.

          "Expiration Date" means the first business day after the fourth
           ---------------
     anniversary of the Consummation Date.

          "Fair Market Value" means, with respect to any share of Common Stock,
           -----------------
     as of the date of determination the average of the daily Closing Price for each of the 20 consecutive trading days preceding the date of such computation. The closing price for each day shall be:

          (a) if the Common Stock shall be then listed or admitted to trading on the New York Stock Exchange, the closing price on the NYSE-Consolidated Tape (or any successor composite tape reporting transactions on the New York Stock Exchange) or, if such a composite tape shall not be in use or shall not report transactions in the Common Stock, or if the Common Stock shall be listed on a stock exchange other that the New York Stock Exchange, the last reported sales price regular way or, in case no such reported sale takes place on such day, the average of the closing bid and asked prices regular way for such day, in each case on the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading (which shall be the national securities exchange on which the greatest number of shares of the Common Stock have been traded during such 20 consecutive trading days); or

          (b) if the Common Stock is not listed or admitted to trading, the average of the closing sale prices as reported by the NASDAQ National Market System or, if the Common Stock is not included on such system, the average of the closing bid and asked prices of the Common Stock in the over-the-counter market as reported by any system maintained by the NASD or any comparable system or, if the Common Stock is not included for quotation in any such system, the average of the closing bid and asked prices as furnished by two members of the NASD selected reasonably and in good faith from time to time by the Board of Directors for that purpose; or

          (c) if the Common Stock is not listed or admitted to trading and in the absence of one or more such quotations, the Fair Market Value shall be as reasonably determined in good faith by the Board of Directors (which determination shall be reasonably described in a written notice delivered to the Warrantholders) or, if an objection is made to such determination by a Qualifying Warrantholder (as defined below) in accordance with the following sentence, as determined by an Independent Appraiser in accordance with the following sentence. In the event that any Qualifying Warrantholder shall object to the determination of the Board of Directors of the Fair Market Value by delivering written notice to the Company within ten (10) Business Days following the receipt by such Qualifying Warrantholder of such determination of the Board of Directors, the Fair Market Value shall instead be determined in good faith by an Independent Appraiser. The determination of the Board of Directors of the Fair Market Value shall be binding and conclusive if no objection is made to such determination by a Qualifying Warrantholder in accordance with the terms set forth above in this paragraph. The fees and expenses of any Independent Appraiser determining the Fair Market Value shall be borne by the Company and the determination by such Independent Appraiser of the Fair Market Value shall be binding and conclusive.

          "Holder" or "Warrantholder" means the registered holder of a Warrant.
           ------      -------------

          "Independent Appraiser" means any nationally recognized investment
           ---------------------
     banking firm or accounting firm (other than any investment banking firm or accounting firm having a significant ongoing relationship with the Company or the Qualifying Warrantholder at the time of the appraisal) selected jointly in good faith by the Board of Directors and the Qualifying Warrantholder, whose fees and expenses shall be paid by the Company.

          "Person" means any individual, corporation, limited liability company,
           ------
     partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or other entity.

          "Plan of Reorganization" has the meaning set forth in the preamble
           ----------------------
     hereof.

          "Qualifying Warrantholder" means any Warrantholder (or group of
           ------------------------
     Warrantholders) that, at the time of any objection to the determination of the Board of Directors of the Fair Market Value, beneficially owns collectively, together with its Affiliates, at least ten percent (10%) of the Warrants on a fully diluted basis.

          "Register" has the meaning set forth in Section 5(c) hereof.
           --------

          "Securities Act" means the Securities Act of 1933, as amended, or any
           --------------
     similar Federal statute, and the rules and regulations of the Securities and Exchange Commission thereunder.

          "Transfer Agent" has the meaning set forth in Section 10 hereof.
           --------------

          "Warrant Agent" means [Name of Warrant Agent] or the successor or
           -------------
     successors of such Warrant Agent appointed in accordance with the terms hereof.

          "Warrant Certificates" has the meaning set forth in the preamble
           --------------------
     hereof.

          "Warrants" has the meaning set forth in the preamble hereof.
           --------

          "Warrants Shares" means the shares of Common Stock issued or issuable
           ---------------
     upon the exercise of the Warrants pursuant to the terms of this Agreement.

          SECTION 2.  Appointment of Warrant Agent.  The Company hereby appoints
                      ----------------------------
the Warrant Agent to act as agent for the Company in accordance with the terms and conditions set forth in this Agreement, and the Warrant Agent hereby accepts such appointment.

          SECTION 3.  Warrant Certificates.  (a) The Warrant Certificates to be
                      --------------------
delivered pursuant to this Agreement shall be in registered form only, shall be substantially in the form set forth in Exhibit A attached hereto and shall have such insertions as are appropriate or required or permitted by this Agreement and may have such letters, numbers, designations or other marks of identification and such legends, summaries and endorsements stamped, printed, lithographed or engraved thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law or with any rule or regulation pursuant thereto or with any rule or regulation of any securities exchange on which the Warrants may from time to time be listed. Warrant Certificates shall be dated the date of countersignature by the Warrant Agent.

          (b) Pending the preparation of definitive Warrant Certificates, temporary Warrant Certificates may be issued, which may be printed, lithographed, typewritten, mimeographed or otherwise produced, and which will be substantially of the tenor of the definitive Warrant Certificates in lieu of which they are issued.

          (c) If temporary Warrant Certificates are issued, the Company will cause definitive Warrant Certificates to be prepared without unreasonable delay. After the preparation of definitive Warrant Certificates, the temporary Warrant Certificates shall be exchangeable for definitive Warrant Certificates upon surrender of the temporary Warrant Certificates to the Warrant Agent, without charge to the Holder. Temporary Warrant Certificates so surrendered for exchange shall be canceled by the Warrant Agent and disposed of by the Warrant Agent in a manner satisfactory to the Company. Until so exchanged, the temporary Warrant Certificates shall in all respects be entitled to the same benefits under this Agreement as definitive Warrant Certificates.

          SECTION 4.  Execution of Warrant Certificates.  (a) Warrant
                      ---------------------------------
Certificates shall be signed on behalf of the Company by its Chairman of the Board, its Chief Executive Officer, its President or a Vice President of the Company. Such signature upon the Warrant Certificates may be manual or in the form of a facsimile signature of the present or any future Chairman of the Board, Chief Executive Officer, President or Vice President of the Company, and may be imprinted or otherwise reproduced on the Warrant Certificates and for that purpose the Company may adopt and use the facsimile signature of any person who shall have been Chairman of the Board, Chief Executive Officer, President or Vice President of the Company, notwithstanding the fact that at the time the Warrant Certificates shall be countersigned and delivered or disposed of he or she shall have ceased to hold such office.

          (b) In case any officer of the Company who shall have signed any of the Warrant Certificates shall cease to be such officer before the Warrant Certificates so signed shall have been countersigned by the Warrant Agent, or delivered to the Holder thereof, such Warrant Certificates nevertheless shall be countersigned and delivered with the same force and effect as though such person had not ceased to be such officer of the Company, unless the Warrant Agent has received written instructions from the Company not to countersign and deliver such Certificates; and any Warrant Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Warrant Certificate, shall be a proper officer of the Company to sign such Warrant Certificate, although at the date of the execution of this Warrant Agreement any such person was not such officer.

          SECTION 5.  Registration and Countersignature.  (a) The Company and
                      ---------------------------------
the Warrant Agent, on behalf of the Company, shall number and register the Warrant Certificates in a Register (as hereinafter defined) as they are issued by the Company which such register shall be maintained in accordance with
Section 5(c) hereof.

          (b) Warrant Certificates shall be manually countersigned by the Warrant Agent and shall not be valid for any purpose unless so countersigned. The Warrant Agent shall, upon written instructions of the Chairman of the Board, the Chief Executive Officer, the President or a Vice President of the Company, initially countersign, issue and deliver Warrants entitling the Holders thereof to purchase not more than the number of Warrant Shares referred to above in the first recital hereof and shall countersign and deliver Warrants as otherwise provided in this Agreement.

          (c) The Company shall maintain, or cause to be maintained, a register (the "Register") of the Warrants at its registered office, at the principal
      --------
office of the Warrant Agent or at any other place in the United States of America designated by the Company, showing (i) the names and the latest known address of each person who is or has been a Holder; (ii) the number of Warrants held by each Holder; and (iii) the date and particulars of the issue and transfer of Warrants. The registered owner on the Register may be deemed and treated by the Company, the Warrant Agent and all other persons dealing with the Warrants evidenced thereby as the Holder and absolute owner thereof for any purpose and as the person entitled to exercise the right represented thereby, or to the transfer on the books of the Company, any notice to the contrary notwithstanding, and, until such transfer of the Warrant on such books in accordance with the provisions of this Agreement, the Company may treat the registered owner on the Register as the owner for all purposes.

          SECTION 6.  Registration of Transfers and Exchanges.  (a) The Warrant
                      ---------------------------------------
Agent shall from time to time, subject to the limitations of Section 7 hereof, register the transfer of any outstanding Warrant Certificates upon the records to be maintained by it for that purpose, upon surrender thereof accompanied by a written instrument or instruments of transfer in form satisfactory to the Warrant Agent, duly executed by the Holder or Holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney. Upon any such registration of transfer a new Warrant Certificate(s) of like tenor and representing in the aggregate the number of Warrants transferred, shall be issued to the transferee(s), and the surrendered Warrant Certificate shall be canceled by the Warrant Agent. Upon any partial transfer, a new Warrant Certificate of like tenor and representing in the aggregate the number of Warrants which were not so transferred, shall be issued to, and in the name of, the Warrantholder. Canceled Warrant Certificates shall thereafter be disposed of in a manner satisfactory to the Company.

          (b) Any Warrant Certificate may be exchanged, subdivided or combined with other Warrant Certificates evidencing the same rights as the rights evidenced thereby upon presentation and surrender thereof at the principal office of the Warrant Agent, together with a written notice signed by the Holder hereof specifying the denominations in which new Warrant

Certificate(s) are to be issued. Upon presentation and surrender of any Warrant Certificates, together with such written notice, for exchange, subdivision or combination of such Warrant Certificates, the Company will issue a new Warrant Certificate or Warrant Certificates, in the denominations requested, of like tenor entitling the Holder(s) thereof to purchase the same aggregate number of Warrant Shares as the Warrant Certificate(s) so surrendered. Such new Warrant Certificate(s) will be registered in the name of the Holder submitting such request. Any Warrant Certificate surrendered for exchange, subdivision or combination shall be canceled promptly upon the issuance of such new Warrant Certificate(s) and then be disposed of by such Warrant Agent in a manner satisfactory to the Company.

          (c) The Warrant Agent is hereby authorized to countersign and deliver, in accordance with the provisions of this Section 6 and of Section 5 hereof, the new Warrant Certificates required pursuant to the provisions of this
Section 6.

          SECTION 7.  Terms of Warrants; Exercise of Warrants.  (a) Subject to
                      ---------------------------------------
the terms of this Agreement, each Holder shall have the right, upon payment of the Exercise Price in accordance with the terms of this Agreement, from and after the date of issuance of such Warrants until 5:00 p.m., New York City time, on the Expiration Date, to receive from the Warrant Agent on behalf of the Company the number of fully paid and nonassessable Warrant Shares which the Holder may at the time be entitled to receive on exercise of such Warrants. Each Warrant not exercised on or before 5:00 p.m., New York City time, on the Expiration Date shall become void and all rights thereunder and all rights in respect thereof under this Agreement shall cease as of such time.

          (b) The Warrants may be exercised during normal business hours on any Business Day on or prior to the Expiration Date upon surrender to the Warrant Agent on behalf of the Company at the principal office of the Warrant Agent of the certificate or certificates evidencing the Warrants to be exercised with the form of subscription to purchase on the reverse thereof duly completed and signed, and upon payment to the Warrant Agent for the account of the Company of the Exercise Price as adjusted as herein provided, for each of the Warrant Shares in respect of which such Warrants are then exercised. Payment of the aggregate Exercise Price for the number of Warrant Shares specified in the subscription form shall be made by wire transfer or by certified or official bank check payable to the order of the Company in immediately available funds in lawful money of the United States of America.

          (c) Upon surrender of Warrants in accordance with this Section 7, and payment of the Exercise Price as provided above, the Warrant Agent shall thereupon promptly notify the Company, and the Warrant Agent shall deliver or cause to be delivered, as promptly as possible thereafter, but in any event within three (3) Business Days of receipt of such surrender and payment, to the Holder of such Warrant Certificate appropriate evidence of ownership of any Warrant Shares or other securities or property (including any money) to which the Holder is entitled, and, to the extent possible, certificates representing the Warrant Shares or such other securities shall be in such denomination(s) as such Holder shall request, and registered or otherwise placed in, or payable to the order of, such name or names as may be directed in writing by the Holder, and shall deliver or cause to be delivered such evidence of ownership and any other securities or property (including any money) to the person or persons entitled to receive the same, together with an amount in cash in lieu of any fraction of a share as provided in Section 13 hereof. Any such evidence of ownership shall be deemed to have been issued and any Person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares as of the date of the surrender of such Warrants and payment of the Exercise Price, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares shall not then be actually delivered to the Holder.

          (d) The Warrants shall be exercisable either in full or from time to time in part and, in the event that a Warrant Certificate is surrendered to the Warrant Agent for exercise of fewer than all of the Warrants represented by such Warrant Certificate at any time prior to the Expiration Date, a new certificate evidencing the remaining Warrant or Warrants but otherwise identical to the surrendered Warrant Certificate will be issued by the Company, and the Warrant Agent is hereby irrevocably authorized to countersign and to deliver the required new Warrant Certificate pursuant to the provisions of this Section 7 and of Section 4 hereof as promptly as possible, but in any event within three
(3) Business Days of receipt of the certificate evidencing the Warrants, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrant Certificates duly executed on behalf of the Company for such purpose.

          (e) All Warrant Certificates surrendered upon exercise of Warrants shall be canceled by the Warrant Agent. Such canceled Warrant Certificates shall then be disposed of by the Warrant Agent in a manner satisfactory to the Company. The Warrant Agent shall account promptly to the Company with respect to such Warrants exercised and concurrently pay to the Company as promptly as practicable, but in any event within five (5) Business Days of receipt, all monies received by the Warrant Agent for the purchase of the Warrant Shares through the exercise of such Warrants.

          (f) The Warrant Agent shall keep copies of this Agreement and any notices given or received hereunder by or from the Company available for inspection by the Holders during normal business hours at its office. The Company shall supply the Warrant Agent from time to time with such numbers of copies of this Agreement as the Warrant Agent may reasonably request.

          SECTION 8.  Payment of Taxes.  The Company will pay all documentary
                      ----------------
stamp taxes and other governmental charges attributable to the initial issuance of Warrant Shares upon the exercise of Warrants; provided, however, that the
                                                 --------  -------
Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue of any Warrant Certificates or any certificates for Warrant Shares in a name other than that of the Holder of a Warrant Certificate surrendered upon the exercise of a Warrant, and the Company shall not be required to issue or deliver such Warrant Certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

          SECTION 9.  Mutilated, Destroyed, Lost and Stolen Warrant
                      ---------------------------------------------
Certificates. (a) If (i) any mutilated Warrant Certificate is surrendered to the
------------
Warrant Agent or (ii) the Company and the Warrant Agent receive evidence to their reasonable satisfaction of the destruction, loss or theft of any Warrant Certificate, and there is delivered to the Company and the Warrant Agent such certificate or indemnity as may be required by them to save each of them harmless, then, in the absence of notice to the Company or the Warrant Agent that such Warrant Certificate has been acquired by a bona fide purchaser, the Company shall execute and upon the Company's written request the Warrant Agent shall countersign and deliver, in exchange for any such mutilated Warrant Certificate or in lieu of and in substitution for any such destroyed, lost or stolen Warrant Certificate, a new Warrant Certificate of like tenor and for a like aggregate number of Warrants. An applicant for such a substitute Warrant Certificate shall also comply with such other reasonable regulations as the Company may prescribe.

          (b)  Upon the issuance of any new Warrant Certificate under this
Section 9, the Company may require the payment by the Holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and the payment of such other reasonable charges as the Company may prescribe, including reimbursement of reasonable fees and expenses of the Company and the Warrant Agent incidental thereto.

          (c) The provisions of this Section 9 are exclusive and shall preclude (to the extent lawful) all other rights or remedies with respect to the replacement of mutilated, destroyed, lost or stolen Warrant Certificates.

          SECTION 10. Issuance of Warrant Shares.  The Company will keep a copy
                      --------------------------
of this Agreement on file with the transfer agent for the Common Stock (the

"Transfer Agent") and with every subsequent transfer agent for any shares of the
---------------
Company's capital stock issuable upon the exercise of the rights of purchase represented by the Warrants. The Warrant Agent is hereby irrevocably authorized to requisition, from time to time, from such Transfer Agent the certificates representing shares of the Common Stock and any cash which may be payable as provided in Section 13 hereof required to honor outstanding Warrants upon exercise thereof in accordance with the terms of this Agreement. The Company will supply such Transfer Agent with duly executed certificates representing shares of Common Stock for such purposes and will provide or otherwise make available any cash which may be payable as provided in Section 13 hereof. The Company will furnish such Transfer Agent and the Warrant Agent a copy of all notices of adjustments and certificates related thereto, transmitted to each Holder of the Warrants pursuant to Section 14 hereof.

          SECTION 11. Adjustment of Exercise Price and Number of Warrant Shares
                      ---------------------------------------------------------
Issuable.  The number and kind of Warrant Shares purchasable upon the exercise
--------
of Warrants and the Exercise Price shall be subject to adjustment from time to time as follows:

          (a)  Stock Dividends. If at any time after the date of the issuance of
               ---------------
          the Warrants and prior to the Expiration Date the Company shall pay a stock dividend or other distribution payable in shares of Common Stock or the number of shares of Common Stock shall have been increased by a subdivision or split-up of shares of Common Stock, then, on the date of the payment of such dividend or distribution (retroactive to the record date) or immediately after the effective date of subdivision or split-up, as the case may be, the number of Warrant Shares to be delivered upon exercise of the Warrants will be increased so that the Warrantholder will be entitled to receive the number of Warrant Shares that such Warrantholder would have owned immediately following such action had the Warrants been exercised immediately prior thereto or, in the case of a stock dividend or distribution, prior to the record date for determination of shareholders entitled thereto, and the Exercise Price will be adjusted as provided in Section 11(g) hereof.

          (b)  Combination of Stock.  If the number of shares of Common Stock
               --------------------
          outstanding at any time after the date of the issuance of the Warrants shall have been decreased by a combination of the outstanding shares of Common Stock, then, immediately after the effective date of such combination, the number of Warrant Shares to be delivered upon exercise of each Warrant will be decreased so that the Warrantholder thereafter will be entitled to receive the number of Warrant Shares that such Warrantholder would have owned immediately following such action had such Warrant been exercised immediately prior thereto, and the Exercise Price will be adjusted as provided in Section 11(g) hereof.

          (c)  Reorganization, Etc.  If any capital reorganization of the
               -------------------
          Company, or any reclassification of the Common Stock, or any consolidation of the Company with or merger of the Company with or into any other Person or any sale, lease or other transfer of all or substantially all of the assets of the Company to any other Person, shall be effected in such a way that the holders of Common Stock shall be entitled to receive stock, other securities, cash or other assets (whether such stock, other securities, cash or other assets are issued or distributed by the Company or another Person) with respect to or in exchange for Common Stock, then, upon exercise of each Warrant, the Warrantholder shall have the right to receive the kind and amount of stock, other securities, cash or other assets receivable upon such reorganization, reclassification, consolidation, merger or sale, lease or other transfer by a holder of the number of Warrant Shares that such Warrantholder would have been entitled to receive upon exercise of such Warrant had such Warrant been exercised immediately before such reorganization, reclassification, consolidation, merger or sale, lease or other transfer, subject to adjustments (as determined in good faith by the Board of Directors of the Company). Adjustments for events subsequent to the effective date of such a reorganization, reclassification, consolidation, merger, sale or transfer of assets shall be as nearly equivalent as may be practicable to the adjustments provided for in this Agreement. In any such event, effective provisions shall be made in the certificate or articles of incorporation of the resulting or surviving corporation, in any contract of sale, merger, conveyance, lease, transfer or otherwise so that the provisions set forth herein for the protection of the rights of the Warrantholders shall thereafter continue to be applicable; and any such resulting or surviving corporation shall expressly assume the obligation to deliver, upon exercise, such shares of stock, other securities, cash and property. The provisions of this Section 11 shall similarly apply to successive consolidations, mergers, sales, leases or transfers.

          (d)  Adjustment for Rights Issue.  In case the Company shall issue
               ---------------------------
          rights, options or warrants or other securities convertible or exchangeable for Common Stock or for any other such right, option or warrant (collectively, "Rights") to all holders of its outstanding
                                  ------
          Common Stock entitling them to subscribe for, purchase or obtain upon conversion or exchange to shares of Common Stock at a Price Per Share which is lower at the record date mentioned below than either (x) the then current Fair Market Value per share of Common Stock or (y) the Exercise Price, or both, the number of Warrant Shares thereafter purchasable upon the exercise of each Warrant shall be determined by multiplying the number of Warrant Shares theretofore purchasable upon exercise of each Warrant by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such Rights plus the additional Number of Shares of Common Stock offered for subscription, purchase or issuance upon conversion or exchange in connection with such Rights and the denominator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such Rights plus the number of shares which the aggregate Gross Proceeds received or receivable by the Company upon exercise of such Rights would purchase at the greater of (x) the Fair Market Value per share of Common Stock at such record date or (y) the Exercise Price. Such adjustment shall be made whenever Rights are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive Rights. As used herein, "Price Per Share" shall be defined and determined in accordance with the following formula:

               P  =  R/N

               where

               P  =  Price Per Share;

               R = the "Gross Proceeds" received or receivable by the Company in respect of Rights which shall be the total amount received or receivable by the Company in consideration for the issuance and sale of such Rights plus the aggregate amount of additional consideration payable to the Company upon exercise thereof; provided that the proceeds received or receivable by the Company shall be the cash proceeds before deducting therefrom any compensation paid or discount allowed in the sale, underwriting or purchase thereof by underwriters or dealers or others performing similar services; and

               N = the "Number of Shares," which in the case of Rights is the maximum number of shares of Common Stock initially issuable upon exercise thereof.

          (e)  Adjustment for Other Distributions.  In case the Company shall
               ----------------------------------
          distribute to all holders of its shares of Common Stock (x) evidences of indebtedness or assets (excluding cash dividends or distributions payable out of the consolidated earnings or surplus legally available for such dividends or distributions and dividends or distributions referred to in paragraphs (a), (c) or (d) above) of the Company or any subsidiary or (y) shares of capital stock of a subsidiary of the Company (such evidences of indebtedness, assets and securities as set forth in clauses (x) and (y) above, collectively, "Assets"), then in
                                                             ------
          each case the number of Warrant Shares thereafter purchasable upon the exercise of each Warrant shall be determined by multiplying the number of Warrant Shares theretofore purchasable upon the exercise of each Warrant by a fraction, the numerator of which shall be the Fair Market Value per share of Common Stock on the date of such distribution and the denominator of which shall be such Fair Market Value per share of Common Stock less the fair value as of such record date as determined reasonably and in good faith by the Board of Directors of the Company of the portion of the Assets applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made, and shall become effective on the date of distribution retroactive to the record date for the determination of stockholders entitled to receive such distribution.

          (f)  Carryover.  Notwithstanding any other provision of this Section
               ---------
          11, no adjustment shall be made to the number of Warrant Shares to be delivered to the Warrantholder (or to the Exercise Price) if such adjustment represents less than 1% of the number of Warrant Shares to be so delivered, but any lesser adjustment shall be carried forward and shall be made at the time and together with the earlier to occur of (i) the exercise of all or any portion of a Warrant and (ii) the next subsequent adjustment that, together with any adjustments so carried forward, shall amount to 1% or more of the number of Warrant Shares to be so delivered.

          (g)  Exercise Price Adjustment.
               -------------------------

               (i) Whenever the number of Warrant Shares purchasable upon the exercise of the Warrants is adjusted as provided pursuant to this
               Section 11, the Exercise Price payable upon the exercise of a Warrant shall be adjusted by multiplying such Exercise Price immediately prior to such adjustment by a fraction, the numerator of which shall be the number of Warrant Shares purchasable upon the exercise of the Warrant immediately prior to such adjustment, and the denominator of which shall be the number of Warrant Shares purchasable immediately thereafter; provided, however,
                                                          --------  -------
               that the Exercise Price for each Warrant Share shall in no event be less than the par value of such Warrant Share.

               (ii) If at any time after the date of the issuance of a Warrant, the Company shall pay to holders of record of Common Stock any cash dividends or other cash distributions, then, on the date of the payment of such dividend or distribution (retroactive to the record date), the Exercise Price payable upon the exercise of such Warrant shall be adjusted by reducing the Exercise Price by the amount of such dividend or distribution applicable to one share of Common Stock; provided, however, that the applicable
                                      --------  -------
               Exercise Price for each Warrant Share shall in no event be less than the par value of such Warrant Share.

          (h)  Decrease in Exercise Price.  The Company, in its sole discretion,
               --------------------------
          shall have the right at any time, or from time to time, to decrease the Exercise Price of the Warrants and/or increase the number of Warrants Shares issuable upon the exercise of the Warrants, including as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights shall not be taxable to recipients.

          (i)  Other Adjustments.  If any event occurs as to which the foregoing
               -----------------
          provisions of this Section 11 are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of the Board of Directors, fairly protect the purchase rights of the Holders in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith opinion of the Board of Directors, to protect such purchase rights as aforesaid.

          (j)  Further Equitable Adjustments.  If, after one or more adjustments
               -----------------------------
          to the Exercise Price pursuant to this Section 11, the Exercise Price cannot be reduced further without falling below the greater of (i) $0.01 or (ii) the lowest positive exercise price legally permissible for warrants to acquire shares of Common Stock, the Company shall make further adjustments to compensate the Holder, consistent with the foregoing principles, as the Board of Directors, acting in good faith, deems necessary, including an increase in the number of Warrant Shares issuable upon exercise of outstanding Warrants and/or a cash payment to the Holders.

          SECTION 12.  Statement on Warrants.  Irrespective of any adjustment(s)
                       ---------------------
in the number or kind of Warrant Shares issuable upon the exercise in whole or in part of the Warrants or the Exercise Price, Warrants theretofore or thereafter issued may continue to express the same number and kind of Warrant Shares as are stated in the Warrants initially issuable from time to time pursuant to this Agreement, all subject to further adjustment as provided herein.

          SECTION 13.  Fractional Interest.  The Company shall not be required
                       -------------------
to issue fractional shares of Common Stock on the exercise of Warrants. If more than one Warrant shall be presented for exercise in full at the same time by the same Holder, the number of full Warrant Shares which shall be issuable upon such exercise shall be computed on the basis of the aggregate number of shares of Common Stock acquirable on exercise of the Warrants so presented. If any fraction of a share of Common Stock would, except for the provisions of this
Section 13, be issuable on the exercise of any Warrant (or specified portion thereof), the Company shall (i) direct and deposit with the Transfer Agent an amount sufficient to pay an amount in cash calculated by it to equal the then current Fair Market Value per share multiplied by such fraction computed to the nearest whole cent and (ii) deliver to the Transfer Agent a written certificate of an officer of the Company setting forth the then current Fair Market Value per share which certificate shall be conclusive evidence of the correctness of the matters set forth therein, absent clear error. The Holders, by their acceptance of the Warrant Certificates, expressly waive any and all rights to receive any fraction of a share of Common Stock or a stock certificate representing a fraction of a share of Common Stock.

          SECTION 14.  Notices to Warrantholders.  (a)  Upon any adjustment of
                       -------------------------
the Exercise Price or number of Warrant Shares issuable pursuant to Section 11 hereof, the Company shall as promptly as practicable (x) give a written certificate of the Company to the Warrant Agent of such adjustment or adjustments which certificate shall set forth (i) the number of Warrant Shares issuable upon the exercise of a Warrant and the Exercise Price after such adjustment, (ii) a brief statement of the facts requiring such adjustment, (iii) the computation by which such adjustment was made, and (y) cause to be given to each of the registered Holders of the Warrant Certificates at his address appearing on the Register written notice of such adjustments by first-class mail, postage prepaid. The Warrant Agent shall be entitled to rely on the above-referenced certificate(s) and shall be under no duty or responsibility with respect to any such certificate(s), except to exhibit the same from time to time to any Holder desiring an inspection thereof during reasonable business hours. The Warrant Agent shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist that may require any adjustment of the number of Warrant Shares or other stock or property issuable on exercise of the Warrants or the Exercise Price, or with respect to the nature or extent of any such adjustment when made, or with respect to the method employed in making such adjustment or the validity or value (or the kind or amount) of any Warrant Shares or other stock or property which may be issuable on exercise of the Warrants. The Warrant Agent shall not be responsible for any failure of the Company to make any cash payment or to issue, transfer or deliver any Warrant Share or stock certificates or other stock, securities or property upon the exercise of any Warrant.

          (b) Prior to the Expiration Date, and for so long as the Warrants have not been exercised in full, in the event of:

          (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities, indebtedness or property, or to receive any other right, option or warrant; or

          (ii) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), any consolidation or merger involving the Company and any other party or any transfer of all or substantially all the assets of the Company to any other party or any tender offer or exchange offer by the Company for shares of Common Stock; or

          (iii) any voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then the Company shall cause to be filed with the Warrant Agent and shall cause to be given to each Warrantholder at its address appearing on the Warrant Register, at least twenty (20) days prior to the applicable record date hereinafter specified, or promptly in the case of events for which there is no record date, by first class mail, postage prepaid, a written notice stating (i) the date as of which the holders of record of shares of Common Stock entitled to receive any such rights, options, warrants or distributions are to be determined, or (ii) the initial expiration date set forth in any tender offer or exchange offer for shares of Common Stock, or (iii) the date on which any such reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up is expected to become effective or consummated, as well as the date as of which it is expected that the holders of record of shares of Common Stock shall be entitled to exchange such shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding-up. The failure to give the notice required by this Section 14 or any defect therein shall not affect the legality or validity of any distribution, right, option, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation, winding up or action, or the vote upon any of the foregoing.

          SECTION 15.  Reservation of Warrant Shares, Etc.  The Company hereby
                       ----------------------------------
agrees that at all times there shall be reserved for issuance and delivery upon exercise of the Warrants, free from preemptive rights, liens, security interests and other encumbrances, such number of shares of authorized but unissued or treasury shares of Common Stock, or other stock or securities deliverable pursuant to Section 11, as shall be required for issuance or delivery upon exercise of the Warrants. Without limiting the generality of the foregoing, the Company agrees that it will not take any action which would result in Warrant Shares when issued not being validly and legally issued and fully paid and nonassessable. The Company hereby represents that, as of the date hereof, it has sufficient shares of Common Stock reserved for issuance upon exercise of all outstanding Warrants.

          SECTION 16.  Warrant Agent.  The Warrant Agent undertakes the duties
                       -------------
and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the Holders, by their acceptance thereof, shall be bound:

          (a) The statements contained herein and in the Warrant Certificates shall be taken as statements of the Company, and the Warrant Agent assumes no responsibility for the correctness of any of the same except such as describe the Warrant Agent or action taken or to be taken by it. The Warrant Agent assumes no responsibility with respect to the distribution of the Warrant Certificates or Warrant Shares or payment or refund of the Exercise Price except as herein otherwise provided.

          (b) The Warrant Agent may consult at any time with counsel satisfactory to it and the Warrant Agent shall incur no liability or responsibility to the Company or to any holder of any Warrant Certificate in respect to any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or the advice of such counsel.

          (c) The Company agrees to pay to the Warrant Agent reasonable compensation for all services rendered by the Warrant Agent in the execution of this Agreement, to reimburse the Warrant Agent for all expenses, taxes and governmental charges and other charges of any kind and nature reasonably incurred by the Warrant Agent in the execution of this Agreement and to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, reasonable costs and counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement except as a result of its negligence, bad faith or willful misconduct.

          (d) The Warrant Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company or one or more Holders shall furnish the Warrant Agent with reasonable security for any costs and expenses which may be incurred, but this provision shall not affect the power of the Warrant Agent to take such action as it may consider proper, whether with or without any such security. All rights of action under this Agreement or under any of the Warrants may be enforced by the Warrant Agent without the possession of any of the Warrant Certificates or the production thereof at any trial or other proceeding relative thereto, and any such action, suit or proceeding instituted by the Warrant Agent shall be brought in its name as Warrant Agent and any recovery of judgment shall be for the ratable benefit of the Holders, as the respective rights or interests may appear.

          (e) The Warrant Agent, and any stockholder, director, officer or employee of it, may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

          (f) The Warrant Agent shall not at any time be under any duty or responsibility to any Holder or the Company to make or cause to be made any adjustment of the Exercise Price or number of the Warrant Shares or other securities or property deliverable as provided in this Agreement, or to determine whether any facts exist which may require any of such adjustments, or with respect to the nature or extent of any such adjustments, when made, or with respect to the method employed in making the same. The Warrant Agent shall not be accountable with respect to the validity or value or the kind or amount of any Warrant Shares or of any securities or property which may at any time be issued or delivered upon the exercise of any Warrant or with respect to whether any such Warrant Shares or other securities will when issued be validly issued and fully paid and nonassessable, and makes no representation with respect thereto.

          SECTION 17.  Merger, Consolidation or Change of Name of Warrant Agent.
                       --------------------------------------------------------
(a) Any corporation into which the Warrant Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party, or any corporation succeeding to the business of the Warrant Agent, shall be the successor to the Warrant Agent hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case at the time such successor to the Warrant Agent shall succeed to the agency created by this Agreement, and in case at that time any of the Warrant Certificates shall have been countersigned but not delivered, any such successor to the Warrant Agent may adopt the countersignature of the original Warrant Agent; and in case at that time any of the Warrant Certificates shall not have been countersigned, any successor to the Warrant Agent may countersign such Warrant Certificates either in the name of the predecessor Warrant Agent or in the name of the successor to the Warrant Agent; and in all such cases such Warrant Certificates shall have the full force and effect provided in the Warrant Certificates and in this Agreement.

          (b) In case at any time the name of the Warrant Agent shall be changed and at such time any of the Warrant Certificates shall have been countersigned but not delivered, the Warrant Agent whose name has been changed may adopt the countersignature under its prior name, and in case at that time any of the Warrant Certificates shall not have been countersigned, the Warrant Agent may countersign such Warrant Certificates either in its prior name or in its changed name, and in all such cases such Warrant Certificates shall have the full force and effect provided in the Warrant Certificates and in this Agreement.

          SECTION 18.  Resignation and Removal of Warrant Agent; Appointment of
                       --------------------------------------------------------
Successor.  (a)  No resignation or removal of the Warrant Agent and no
---------
appointment of a successor warrant agent shall become effective until the acceptance of appointment by the successor warrant agent as provided herein.
The Warrant Agent may resign its duties and be discharged from all further duties and liability hereunder (except liability arising as a result of the Warrant Agent's own negligence or willful misconduct) after giving written notice to the Company. The Company may remove the Warrant Agent upon written notice, and the Warrant Agent shall thereupon in like manner be discharged from all further duties and liabilities hereunder, except as aforesaid. The Warrant Agent shall, at the Company's expense, cause to be mailed (by first class mail, postage prepaid) to each Holder at his last address as shown on the Register a copy of said notice of resignation or notice of removal, as the case may be. Upon such resignation or removal, the Company shall appoint in writing a new warrant agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation by the resigning Warrant Agent or after such removal, then the resigning Warrant Agent or the Holder of any Warrant may apply to any court of competent jurisdiction for the appointment of a new warrant agent. Any new warrant agent, whether appointed by the Company or by such a court, shall be a corporation doing business under the laws of the United States or any state thereof, in good standing and having a combined capital and surplus of not less than US$50,000,000. After acceptance in writing of such appointment by the new warrant agent, it shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as the Warrant Agent, without any further assurance, conveyance, act or deed; but if for any reason it shall be necessary or expedient to execute and deliver any further assurance, conveyance, act or deed, the same shall be done at the expense of the Company and shall be legally and validly executed and delivered by the resigning or removed Warrant Agent. Not later than the effective date of any such appointment, the Company shall give notice thereof to the resigning or removed Warrant Agent. Failure to give any notice provided for in this Section 18(a), however, or any defect therein, shall not affect the legality or validity of the resignation of the Warrant Agent or the appointment of a new warrant agent, as the case may be.

          (b) Any corporation into which the Warrant Agent or any new warrant agent may be merged shall be a successor Warrant Agent under this Agreement without any further act.

Any such successor Warrant Agent shall, at the Warrant Agent's expense, promptly cause notice of its succession as Warrant Agent to be mailed (by first class mail, postage prepaid) to each Holder at such Holder's last address as shown on the Register.

          SECTION 19.  Money and Other Property Deposited with the Warrant
                       ---------------------------------------------------
Agent. Any money, securities and other property which at any time shall be deposited by the Company or on its behalf with the Warrant Agent pursuant to this Agreement shall be and are hereby assigned, transferred and set over to the Warrant Agent in trust for the purpose for which such moneys, securities or other property shall have been deposited, which such purpose shall be stated in writing in reasonable detail and delivered to the Warrant Agent; but such moneys, securities or other property need not be segregated from other funds, securities or other property of the Warrant Agent except to the extent required by law. The Warrant Agent shall distribute any money deposited with it for payment and distribution to any Holder by mailing by first-class mail a check in such amount as is appropriate to such Holder at the address shown on the Register, or as it may be otherwise directed in writing by such Holder, upon surrender of such Holder's Warrants. Any money or other property deposited with the Warrant Agent for payment and distribution to any Holder that remains unclaimed for two years, less one day after the date the money was deposited with the Warrant Agent, shall be paid to the Company upon its request therefor.

          SECTION 20.  Compliance with Government Regulations; Qualification
                       -----------------------------------------------------
under the Securities Laws.
-------------------------

          (a) The Company covenants that if the shares of Common Stock required to be reserved for purposes of exercise of Warrants require, under any federal or state law, registration with or approval of any governmental authority before such shares may be issued upon exercise or to allow the resale or transfer of the Warrants or of such shares by the Holders generally, the Company will, unless the Company has received an opinion of counsel to the effect that such registration is not then permitted by such laws, use reasonable best efforts to cause such shares to be duly so registered or approved, as the case may be; provided that in no event shall such shares of Common Stock be issued, and the exercise of all Warrants shall be suspended, for the period during which any such registration or approval is required for the issuance of such shares upon exercise but is not in effect; provided, further, that the Expiration Date shall be extended one day for each day (or portion thereof) that any such suspension is in effect. The Company shall promptly notify the Warrant Agent of any such suspension, and the Warrant Agent shall have no duty, responsibility or liability in respect of any shares of Common Stock issued or delivered prior to its receipt of such notice. The Company shall promptly notify the Warrant Agent of the termination of any such suspension, and such notice shall set forth the number of days that the Exercise Period shall be extended as a result of such suspension. The foregoing provisions of this Section 20 shall not require that the Company effect or obtain any such registration or approval of the Warrants or Warrant Shares in order to allow the resale or transfer thereof by any Person that may be an underwriter for purposes of Section 1145 of Chapter 11, Title 11 of the United States Code or to whom such registration or approval requirement is applicable as a result of that Person being an Affiliate of the Company or Marvel.

          (b) The Company covenants that it shall, until the expiration of one year after the Expiration Date, make available adequate current public information with respect to the Company so as to satisfy paragraph (c) of Rule 144 under the Securities Act.

          (c) The Company covenants that it shall use reasonable best efforts to have the Warrants and the Common Stock listed on the New York Stock Exchange or the American Stock Exchange, subject to official notice of issuance and subject to satisfaction of the Warrants with listing requirements, as soon as practicable after the date hereof.

          SECTION 21.  Notices.  (a) Any notice pursuant to this Agreement to be
                       -------
given by the Warrant Agent or by any Holder to the Company shall be deemed given
(x) if delivered personally, then at the time of delivery, (y) if sent by overnight courier service, then at the time of delivery, or (z) if mailed by first-class, certified or overnight mail, five (5) Business Days after having been deposited in the mail with postage prepaid, in each case addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

                    [Marvel, Inc.]
                    685 Third Avenue
                    New York, New York  10017
                    Facsimile No.: 212-682-5272
                    Telephone: 212-588-5100
                    Attention: Corporate Secretary

          (b) In case the Company shall fail to maintain such office or agency or shall fail to give such notice of the location or of any change in the location thereof, presentations may be made and notices and demands may be served at the principal office of the Warrant Agent.

          (c) Any notice pursuant to this Agreement to be given by the Company or by any Holder to the Warrant Agent shall be deemed given (x) if delivered personally, then at the time of delivery, (y) if sent by overnight courier service, then at the time of delivery, or (z) if mailed by first-class, certified or overnight mail, five (5) Business Days after having been deposited in the mail with postage prepaid, in each case addressed (until another address is filed in writing by the Warrant Agent with the Company) as follows:

                    [Name of Warrant Agent]
                    [Address of Warrant Agent]
                    Attn: [Corporate Trust Department]

          (d) Any notice pursuant to this Agreement to be given by the Company or by the Warrant Agent to any Holder shall be deemed given (x) if delivered personally, then at the time of delivery, (y) if sent by overnight courier service, then at the time of delivery, or (z) if mailed by first-class, certified or overnight mail, five (5) Business Days after having been deposited in the mail with postage prepaid, in each case addressed to the Holder at such Holder's address as shown on the Register. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

          (e) If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

          (f) If the Company mails a notice or communication to a Holder or Holders, it shall deliver a copy of such notice to the Warrant Agent at the same time.

          SECTION 22.  Supplements and Amendments.  The Company and the Warrant
                       --------------------------
Agent may from time to time supplement or amend this Agreement without the approval of any Holders in order to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision herein, or to make any other provisions in regard to matters or questions arising hereunder which the Company and the Warrant Agent may deem necessary or desirable and which shall not in any way adversely affect the interests of the Holders. Any amendment or supplement to this Agreement that has an adverse effect on the interests of Holders, including supplements or amendments referred to in the first sentence of this Section 22, shall require the written consent of Holders representing a majority of the then outstanding Warrants. The consent of each Holder affected shall be required for any amendment pursuant to which the Exercise Price would be increased or the number of Warrant Shares purchasable upon exercise of Warrants would be decreased.

          SECTION 23.  Successors.  All the covenants and provisions of this
                       ----------
Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

          SECTION 24.  Termination.  This Agreement (other than the Company's
                       -----------
obligations with respect to Warrants previously exercised and with respect to indemnification under Section 16(c)) shall terminate at 5:00 p.m., New York City time, on the Expiration Date.

          SECTION 25.  Governing Law.  This Agreement and each Warrant
                       -------------
Certificate issued hereunder shall be governed by and construed in accordance with the laws of the State of Delaware.

          SECTION 26.  Benefits of This Agreement.  (a)  Nothing in this
                       --------------------------
Agreement shall be construed to give any person other than the Company, the Warrant Agent and the Warrantholders (or other respective successors or assigns) any legal or equitable right, remedy or claim under this Agreement. This Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent and the Warrantholders (and other respective successors or assigns).

          (b) Prior to the exercise of the Warrants, no Holder as such, shall be entitled to any rights of a stockholder of the Company, including, without limitation, the right to receive dividends or subscription rights, the right to vote, to consent, to exercise any preemptive right, to receive any notice of meetings of stockholders for the election of directors of the Company or any other matter or to receive any notice of any proceedings of the Company, except as may be specifically provided for herein. No provisions hereof, in the absence of affirmative action by the Warrantholder hereof to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Warrantholder shall give rise to any liability of such Warrantholder as a stockholder of the Company.

          (c) All rights of action in respect of this Agreement are vested in the Holders, and any Holder without the consent of the Warrant Agent or the Holder, may, on such Holder's own behalf and for such Holder's own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Company suitable to enforce, or otherwise in respect of, such Holder's rights hereunder, including the right to exercise, exchange or surrender for purchase such Holder's Warrants in the manner provided in this Agreement.

          SECTION 27.  Counterparts. This Agreement may be executed in any
                       ------------
number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

          SECTION 28.  Headings.  The headings of the Sections of this Agreement
                       --------
have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

          SECTION 29.  Severability.  Any term or provision of this Agreement or
                       ------------
the Warrants which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the other terms and provisions of this Agreement or the Warrants or affecting the validity or enforceability of any of the terms or provisions of this Agreement or the Warrants in any other jurisdiction.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

                              [MARVEL, INC.]


                              By_________________________________
                                Title____________________________



                              [NAME OF WARRANT AGENT]


                              By_________________________________
                                Title____________________________

                                                                       EXHIBIT A

     EXERCISABLE ON OR BEFORE 5:00 P.M. NEW YORK CITY TIME ON _________________.

Class C No. _________                          Cusip No. _______________________

                                     _________________________ Class C, Warrants



                     [Form of Class C Warrant Certificate]

                                [MARVEL, INC.]

            (Incorporated under the laws of the State of Delaware)


          This Warrant Certificate certifies that _________ or its registered assigns, is the registered holder of Class C Warrants expiring __________ (the "Warrants") to purchase shares of Common Stock (the "Common Stock"), of [Marvel, Inc.], a Delaware corporation (the "Company"). Each Warrant entitles the registered holder upon exercise at any time during normal business hours after the date hereof and on or before 5:00 p.m., New York City time, on _______________, to receive from the Company _________ fully paid and nonassessable shares of Common Stock (each such share a "Warrant Share") at the initial exercise price (the "Exercise Price") of $18.50 per share payable in accordance with the terms, provisions and conditions of the Warrant Agreement referred to on the reverse hereof upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent, but only subject to the terms, provisions and conditions set forth herein and in the Warrant Agreement. The Exercise Price and number of Warrant Shares issuable upon exercise of the Warrants are subject to adjustment from time to time upon the occurrence of certain events set forth in the Warrant Agreement.

          No Warrant may be exercised after 5:00 p.m., New York City time, on ___________ and, to the extent not exercised by such time, such Warrants shall become void.

          Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

          The terms of this Warrant Certificate are qualified in their entirety by reference to the Warrant Agreement and, in the event of a conflict between the terms of this Warrant Certificate and the terms of the Warrant Agreement, the terms of the Warrant Agreement shall control the rights, interests and obligations of the holders of the Warrants, the Warrant Agent and the Company with respect to the Warrants.

          This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

          This Warrant Certificate shall be governed by and construed in accordance with the laws of the State of Delaware.

          IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be signed by a duly authorized Officer.

Dated:

                                             [MARVEL, INC.]


                                             By_________________________
                                             Name:
                                             Title:


Countersigned:

[NAME OF WARRANT AGENT],
as Warrant Agent


By__________________________
     Authorized Signature

                                [REVERSE SIDE]

          The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants expiring on the Expiration Date entitling the holder on exercise to receive shares of Common Stock of the Company and are issued or to be issued pursuant to a Warrant Agreement dated as of _______, 1998 (the "Warrant Agreement"), duly executed and delivered by the Company to [Warrant Agent], as Warrant Agent (the "Warrant Agent"), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words "holders" or "holder" meaning the registered holders or registered holders) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. By accepting initial delivery, transfer or exchange of this Warrant, the duly registered holder shall be deemed to have agreed to the terms of the Warrant Agreement as it may be in effect from time to time, including any amendments or supplements duly adopted in accordance therewith.

          Payment of the Exercise Price may be made, at the option of the holder, in cash by wire transfer or by certified or official bank check payable to the order of the Company in immediately available funds in lawful money of the United States of America.

          Upon due presentation for registration of transfer of this Warrant Certificate, with or without other Warrant Certificates, at the office of the Warrant Agent, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, with or without other Warrant Certificates, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

          The Company and the Warrant Agent may deem and treat the registered holder(s) thereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes. Neither the Warrants nor this Warrant Certificate entities any holder hereof to any rights of a stockholder of the Company.

                               SUBSCRIPTION FORM

  (To be executed only upon exercise of Warrants represented by this Warrant
                                 Certificate)

To:  [Name of Warrant Agent],
         as Warrant Agent
     [Address of Warrant Agent]

          The undersigned hereby irrevocably exercises [_____________] of the Class C Warrants represented by this Warrant Certificate and herewith makes payment in accordance with the terms and conditions specified in this Warrant Certificate and in the Warrant Agreement and surrenders this Warrant Certificate and all right, title and interest therein to and directs that the shares of Common Stock of [Marvel, Inc.] (the "Warrant Shares") deliverable upon the
                                     --------------
exercise of such Class C Warrants be registered or placed in the name and at the address specified below and delivered thereto.

Dated:

                              _________________________________________
                              (Signature of Owner)

                              _________________________________________
                              (Street Address)

                              _________________________________________
                              (City)      (State)    (Zip Code)


                              Signature Guaranteed By:

                              _________________________________________

Securities and/or check or other property (including, if such number of Class C Warrants exercised shall not be all of the Class C Warrants evidenced by this Warrant Certificate, a new Warrant Certificate for the balance remaining of such Class C Warrants) to be issued or delivered to:

Name:

Street Address:

City, State and Zip Code:

Please insert social security or identifying number:

                              FORM OF ASSIGNMENT

          For value received from the Assignee(s) named below, the undersigned registered Holder of this Warrant Certificate hereby sells, assigns, and transfers unto the Assignee(s) named below (including the undersigned with respect to any Class C Warrants constituting a part of the Class C Warrants evidenced by this Warrant Certificate not being assigned hereby) all of the right of the undersigned under this Warrant Certificate, with respect to the number of Class C Warrants set forth below:

                                   Social Security
                                      or other
  Name of Assignee       Address   Identifying No.     No. of Warrants
  ----------------       -------   --------------      ---------------




and does hereby irrevocably constitute and appoint ____________________ the undersigned's attorney to make such transfer on the books of _______________________ maintained for the purposes, with full power of substitution in the premises.

Dated:

                              _____________________________________
                              (Signature of Owner)


                              _____________________________________
                              (Street Address)


                              _____________________________________
                              (City)       (State)           (Zip Code)


                              Signature Guaranteed By:

                              _____________________________________

                                                                      EXHIBIT 21
                                [Marvel, Inc.]
                                   [address]

                                    [date]

Dear Former Claimholder of, or Interest-Holder in, Marvel Entertainment Group,
Inc.:

          Enclosed you will find one or more warrant certificates that are being distributed to you because of your status as: (i) a former stockholder of Marvel Entertainment Group, Inc. (referred to in this letter as "Marvel"); (ii) a holder of certain class securities litigation claims arising out of the purchase or sale of Marvel common stock; and/or (iii) an unsecured pre-petition creditor of Marvel. This letter includes a description of those warrants and of your litigation trust interests.

          As you probably know, Marvel commenced a chapter 11 case on December 27, 1996. On ______ __, 1998 (the "Consummation Date"), a plan of reorganization for Marvel (the "Plan") was consummated and Marvel ended its chapter 11 case by combining with a subsidiary of Toy Biz, Inc., a Delaware corporation ("Toy Biz"). In connection with that combination, Marvel became a wholly owned subsidiary of Toy Biz and Toy Biz changed its name to Marvel, Inc. Also in connection with that combination, (1) the outstanding shares of common stock of Marvel were cancelled and holders of record of Marvel common stock on the Consummation Date, in exchange for those shares, obtained the right to receive warrants to purchase shares of stock in Marvel, Inc. and became beneficiaries of one of the two litigation trusts established under the terms of the Plan; (2) holders of "Allowed Class Securities Litigation Claims" (as defined in the
Plan), in exchange for those claims, obtained the right to receive warrants to purchase shares of stock in Marvel, Inc. and became beneficiaries of one of the two litigation trusts established under the terms of the Plan; and (3) pre-petition unsecured creditors, in exchange for their "Allowed Unsecured Claims" in "Subclasses 4A through 4I" (as defined in the Plan), obtained the right to receive a cash payment, obtained the right to receive warrants to purchase shares of stock in Marvel, Inc. and became beneficiaries of both of the litigation trusts established under the terms of the Plan.

I.  THE WARRANTS

          The warrants come in four types:

          (1) Stockholder Series A Warrants, each of which allows its holder to purchase one share of common stock in Marvel, Inc. within three years of the Consummation Date;

          (2) Stockholder Series B Warrants, each of which allows its holder to purchase one share of 8% cumulative convertible exchangeable preferred stock in Marvel, Inc. within six months of the date of that warrant's issuance;

          (3) Stockholder Series C Warrants, each of which allows its holder to purchase one share of common stock in Marvel, Inc. within four years of the Consummation Date; and

          (4) Plan Warrants, which are being issued only to pre-petition unsecured creditors of Marvel, each of which allows its holder to purchase one share of common stock in Marvel, Inc. within four years of the Consummation Date.

          The terms of each of the warrants, including the manner in which they may be exercised, are summarized on the reverse side of the respective warrant certificates. The exercise price of each of your warrants and its expiration date is also shown on the enclosed warrant certificates. The terms of the common stock of Marvel, Inc. and the 8% cumulative convertible exchangeable preferred stock of Marvel, Inc. are summarized in Exhibit A to this letter.

          Each former Marvel stockholder, holder of a class securities litigation claim and pre-petition creditor is receiving a certain number of the various types of warrants according to a formula. No fractional warrants have been issued. Instead the warrants were rounded so that an amount of Marvel stock that would otherwise have entitled its holder to between half a warrant and a whole warrant (inclusive) entitled its holder to one warrant, and an amount of Marvel stock that would otherwise have entitled its holder to less than half a warrant entitled its holder to no warrant.

          Any Stockholder Warrants (types A, B and C) and Plan Warrants that you receive with this letter will be freely saleable by you./1/ The Stockholder Series B Warrants will not be listed on any national securities exchange. Marvel, Inc. will use its reasonable best efforts to cause the Stockholder Series A Warrants, the Stockholder Series C Warrants and the Plan Warrants to be listed on the New York Stock Exchange or the American Stock Exchange as promptly as reasonably practicable. For further information on trading your warrants, you are advised to consult your stockbroker.

          Each of the types of warrants is issued under and governed by a Warrant Agreement which provides the full terms of those warrants. The description of each of the types of warrants in this letter is only a brief summary of the terms of the warrants. If there is any conflict between the description in this letter and the relevant Warrant Agreement, the terms of the relevant Warrant Agreement shall control. Copies of the Warrant Agreements governing your warrants may be obtained, without charge, on written or oral request directed to: Secretary, Marvel, Inc., 685 Third Avenue, New York, New York 10017, or by calling (212) 588-5100. Requested copies of Warrant Agreements will be sent by first class mail, postage prepaid.

II.  THE LITIGATION TRUSTS

          In accordance with the Plan, two litigation trusts were formed on the Consummation Date: the MAFCO Litigation Trust and the Avoidance Litigation
Trust.   (Capitalized terms not defined in this letter have the same meanings here as they do in the Plan.) Each litigation trust is the legal owner of litigation claims that used to belong to Marvel. The beneficiaries of each litigation trust will be entitled to share in any net proceeds of that trust's litigation claims.

________________
/1/ Sales of your warrants are subject to legal restrictions, however, if you are one of the few people (such as members of Marvel, Inc.'s board of directors, executive officers of Marvel, Inc., and others who control Marvel, Inc. or are under common control with it) who are "affiliates" of Marvel, Inc. or if you are an "underwriter" within the meaning of Section 1145(b) of title 11 of the United States Code (commonly known as the "Bankruptcy Code").

          The main purpose of the MAFCO Litigation Trust is to pursue certain litigation claims against Ronald O. Perelman, Mafco Holdings Inc., and various other affiliated parties. Those claims were asserted in a lawsuit begun by Marvel in the United States District Court for the District of Delaware on October 30, 1997. The beneficiaries of the MAFCO Litigation Trust are: (1) holders of Allowed Unsecured Claims in Subclasses 4A through 4I, (2) holders of Allowed Class Securities Litigation Claims, and (3) holders of record of Marvel common stock on the Consummation Date.

          The main purpose of the Avoidance Litigation Trust is to pursue litigation claims arising pursuant to certain sections of title 11 of the United States Code (the "Bankruptcy Code"). The beneficiaries of the Avoidance Litigation Trust are: (1) holders of Allowed Unsecured Claims in Subclasses 4A through 4I, (2) holders of Allowed Fixed Senior Secured Claims, and (3) Marvel, Inc.

          Your beneficial interests in one or both litigation trusts are not represented by any certificates, and may not be transferred or assigned except by will, by the laws of intestacy, or by other operation of law. In other words, you may not trade or sell your beneficial interests in the litigation trust(s).

          The right of each beneficiary of the MAFCO Litigation Trust or the Avoidance Litigation Trust to receive distributions of that trust's net litigation proceeds is determined according to a formula. Any distributions due you under the terms of the relevant litigation trust agreement will be sent to you without any action required on your part, except that IT IS YOUR RESPONSIBILITY TO KEEP THE APPROPRIATE LITIGATION TRUSTEE(S) ADVISED OF YOUR CURRENT ADDRESS. Provided as Exhibits B and C to this letter are forms that you may use to alert the appropriate litigation trustee(s) to any changes in your address.

          Each litigation trust is governed by its own litigation trust agreement which provides the full terms of that litigation trust. The description of the MAFCO Litigation Trust and the Avoidance Litigation Trust in this letter is only a brief summary of the terms of those trusts. If there is any conflict between the description in this letter and the relevant litigation trust agreement, the terms of the relevant litigation trust agreement shall control. Copies of the MAFCO Litigation Trust Agreement and the Avoidance Litigation Trust Agreement may be obtained, without charge, on written or oral request directed to: Secretary, Marvel, Inc., 685 Third Avenue, New York, New York 10017, or by calling (212) 588-5100. Requested copies of litigation trust agreements will be sent by first class mail, postage prepaid.

          Marvel, Inc. is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of those reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at 7 World Trade Center, Suite 1300, New York, New York 10048. Any interested party may obtain copies of that material at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Marvel, Inc. files information electronically with the Commission, and the Commission maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants (including Marvel, Inc.) that file electronically with the Commission.

The address of the Commission's Web Site is http://www.sec.gov. Those reports, proxy statements and other information concerning Marvel, Inc. can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                                    Very truly yours,


                                    Joseph M. Ahearn
                                    President and Chief Executive Officer
                                    Marvel, Inc.

                                   Exhibit A

     The following discussion summarizes the material provisions of the common stock (the "Common Stock"), par value $.01 per share, of Marvel, Inc. (the "Company") and the 8% cumulative convertible exchangeable preferred stock (the "8% Preferred Stock"), par value $.01 per share, of the Company. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the certificate of incorporation and the by-laws of the Company, as well as the Indenture for the Company's 8% Convertible Subordinated Voting Debentures, which may be obtained, without charge, on written or oral request directed to: Secretary, Marvel, Inc., 685 Third Avenue, New York, New York 10017, or by calling (212) 588-5100. Requested copies of those documents will be sent by first class mail, postage prepaid.

Shares of Common Stock

     Under the Company's certificate of incorporation (the "Certificate of Incorporation"), the Company's authorized capital stock consists of 250,000,000 shares of Common Stock and 100,000,000 shares of preferred stock (including 75,000,000 shares of 8% Preferred Stock). Holders of shares of Common Stock are entitled to share equally in and to receive all dividends, if dividends are declared, in accordance with the number of shares of Common Stock held by each holder, subject to any preferential or other rights of the holders of outstanding preferred stock. See "Shares of 8% Preferred Stock".

     Shares of 8% Preferred Stock have preference over shares of Common Stock with respect to the payment of dividends and the distribution of assets in the event of liquidation or dissolution of the Company and other preferences.

     The holders of shares of Common Stock are entitled to one vote for each share of Common Stock held and are vested with all of the Company's voting power, except as provided with respect to the 8% Preferred Stock, or as the Company's Board of Directors (the "Board") may provide in the future with respect to any series of preferred stock which it may hereafter authorize. The shares of Common Stock do not have cumulative voting rights. No holder of shares of Common Stock is entitled to preemptive or subscription rights.

     The shares of Common Stock [are listed on the New York Stock Exchange under the symbol "___".] The shares of 8% Preferred Stock [are listed on the _______ under the symbol "___".]

Shares of 8% Preferred Stock

     Ranking. The shares of 8% Preferred Stock have preference over the shares of Common Stock with respect to payment of dividends and the distribution of assets in the event of liquidation, winding up or dissolution of the Company. Dividends relating to the shares of 8% Preferred Stock are cumulative and are payable at the option of the Board (x) in cash, (y) in additional shares of 8% Preferred Stock having an aggregate Liquidation Preference (as defined below) no less than the dividend payment, or (z) in any combination of cash and additional shares of 8% Preferred Stock valued on such basis. As long as any shares of 8% Preferred Stock are outstanding, the Company shall not pay or declare, or issue by way of any capital reorganization or reclassification, any dividend or distribution on shares of Common Stock or on any series of capital stock ranking junior to the 8% Preferred Stock (either as to dividends or upon liquidation, dissolution or winding up), except (i) Approved Spinoff Distributions (as defined below), (ii) dividends or distributions that are payable solely in shares of Common Stock or any series of capital stock ranking junior to the 8% Preferred Stock both as to dividends and upon liquidation, dissolution or winding up, or (iii) any rights or warrants to subscribe for or purchase shares described in clause (ii). "Approved Spinoff

Distribution" means a dividend or distribution of shares of stock having a majority of the voting power of a subsidiary of the Company but only if the Company receives a fairness opinion from a nationally recognized investment banking firm to the effect that the adjustment of the conversion ratio of the 8% Preferred Stock as a result of such dividend or distribution is fair to the holders of the shares of 8% Preferred Stock from a financial point of view.

     Voting. The holders of shares of Common Stock and the holders of 8% Preferred Stock vote together as one class, except as otherwise provided in the Certificate of Incorporation, and each holder of 8% Preferred Stock is entitled to such number of votes for the 8% Preferred Stock held by him on all matters submitted to a vote of the holders of Common Stock as shall be equal to the largest number of whole shares of Common Stock into which all of his shares of 8% Preferred Stock are then convertible; provided, however, that the Company
                                         --------  -------
shall not (A) consolidate with or merge into any other person in any transaction in which the Company is not the continuing or surviving corporation, (B) permit any other person to consolidate with or merge into the Company in any transaction in which the Company is the continuing or surviving person, but the Common Stock is changed into or exchanged for stock or other securities of any other person or cash or any other property, (C) transfer all or substantially all of its properties or its assets to any other person, or (D) exchange the outstanding shares of 8% Preferred Stock for subordinated debentures (see "Exchange," below) unless such transaction is approved by a majority of the shares of outstanding 8% Preferred Stock, voting together as a separate class, except that in the case of a transaction described in clauses (A), (B) or (C) which is to be consummated prior to [INSERT THE DATE WHICH IS THE THIRD (3RD) ANNIVERSARY OF THE CONSUMMATION DATE], such approval shall not be required if each of the following conditions is satisfied with respect to such merger, consolidation, sale or transfer: (i) the holders of Common Stock will receive consideration equal to at least $9.625 per share of Common Stock, and (ii) the holders of 8% Preferred Stock will receive (x) the same consideration such holders would have received had such holders converted their 8% Preferred Stock to Common Stock immediately prior to consummation of the merger or consolidation, plus (y) an amount equal to the present value of the amount of dividends such holders would have been entitled to receive on their shares of 8% Preferred Stock if such shares remained outstanding until [INSERT THE DATE WHICH IS THE THIRD (3RD)ANNIVERSARY OF THE CONSUMMATION DATE], discounted at a discount rate of 10% per annum, compounded quarterly.

     Certain Restrictions. The Company shall not, as long as any shares of 8% Preferred Stock are outstanding: (i) redeem or purchase or otherwise acquire for consideration any stock ranking junior to or on a parity with (either as to dividends or upon liquidation, dissolution or winding up) the 8% Preferred Stock; (ii) permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could purchase such shares at such time and in such manner; or (iii) without the affirmative vote or consent of holders of at least two-thirds of the outstanding shares of 8% Preferred Stock voting or consenting separately as one class, authorize or issue any class or series of stock ranking (either as to dividends or upon liquidation, dissolution or winding up) senior to or on parity with the 8% Preferred Stock, or issue any shares of 8% Preferred Stock other than (i) as contemplated by the Fourth Amended Joint Plan of Reorganization Proposed by Secured Lenders and the Company in the chapter 11 cases of Marvel Entertainment Group, Inc. and certain of its affiliates (the "Plan"), including pursuant to the Stockholder Series B Warrants referred to in the Plan, or (ii) as dividends on shares of 8% Preferred Stock.

     Redemption. The Company shall redeem all outstanding shares of 8% Preferred Stock on [INSERT THE DATE WHICH IS THE THIRTEENTH (13TH) ANNIVERSARY OF THE CONSUMMATION DATE] at a price per share equal to the Liquidation Preference plus an amount equal to all accrued but unpaid dividends thereon, whether or not declared, to the redemption date. The Company may redeem all, but not less than all, of the outstanding shares of the 8% Preferred Stock at any time after [INSERT THE DATE WHICH IS THE THIRD (3RD) ANNIVERSARY OF THE CONSUMMATION DATE] at a price per share equal to the Liquidation Preference, plus all accrued but unpaid dividends, whether or not declared. If the Company elects to redeem the outstanding shares of 8% Preferred Stock, the Company shall send a notice of redemption to each holder of the 8% Preferred Stock specifying (i) the redemption date, which date shall be not less than thirty (30) nor more than sixty (60) days following the date of mailing of the notice of redemption, and (ii) the redemption price, including a calculation thereof in reasonable detail.

     Liquidation. Upon any liquidation, dissolution or winding up of the Company, no distribution shall be made (i) to the holders of stock ranking junior (upon liquidation, dissolution or winding up) to the 8% Preferred Stock unless, prior thereto, the holders of 8% Preferred Stock shall have received $10.00 per share (the "Liquidation Preference"), plus an amount equal to accrued but unpaid dividends thereon, whether or not declared, to the date of such payment, or (ii) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the 8% Preferred Stock, except distributions made ratably on the 8% Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

     Conversion. Each share of the 8% Preferred Stock may, under certain circumstances set forth more fully in the Certificate of Incorporation, be converted at any time, at the option of the holder thereof, into shares of Common Stock. Subject to the adjustment provisions specified in the Certificate of Incorporation (the "Adjustment Provisions"), each share of 8% Preferred Stock shall be convertible into 1.039 fully paid and nonassessable shares of Common Stock. The Board may, but shall not be required to, increase the conversion rate (i.e. number of shares of Common Stock into which each share of 8% Preferred Stock may be converted), in addition to the adjustments required under the Adjustment Provisions, as shall be determined by the Board to be advisable in order to avoid or diminish any income deemed to be received by any holder of the Common Stock or 8% Preferred Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for federal income tax purposes. If at any time on or after [INSERT THE DATE WHICH IS THE THIRD (3RD) ANNIVERSARY OF THE CONSUMMATION DATE], the Common Stock is (i) listed on a national securities exchange or included for quotation on the National Market System of the NASDAQ Stock Market and (ii) the closing price of the Common Stock on the National Market System of the NASDAQ Stock Market or on such national securities exchange exceeds $11.55 per share for a prescribed number of days, the Company shall have the right, in its sole discretion, to convert outstanding shares of 8% Preferred Stock in tranches having an aggregate Liquidation Preference of up to $50 million on each occasion into shares of Common Stock.

     Exchange. Subject to the approval of the holders of 8% Preferred Stock (see "Voting," above), the Company may, at its option, exchange all, but not less than all, of the outstanding 8% Preferred Stock for 8% Convertible Subordinated Voting Debentures of the Company (the "Subordinated Debentures"). The Subordinated Debentures will mature on [INSERT THE DATE WHICH IS THE THIRTEENTH (13TH) ANNIVERSARY OF THE CONSUMMATION DATE] and will have substantially the same economic terms, voting rights and conversion features as the 8% Preferred Stock.

     If (i) the Company consolidates with or merges into any other person and is not the continuing or surviving corporation of such consolidation or merger,
(ii) any other person consolidates with or merges into the Company and the Company is the continuing or surviving person, but, in connection with such consolidation or merger, the Common Stock is changed into or exchanged for stock or other securities of any other person or cash or any other property, or (iii) the Company transfers all or substantially all of its properties or its assets to any other person, then, and in each such case, each outstanding share of 8% Preferred Stock shall, upon the effective date of such event, be convertible into the number of shares of stock or other securities or cash or other property which the holder would have owned after giving effect to such event had such share been converted pursuant to the Adjustment Provisions immediately prior to the occurrence of such event, plus any additional shares of stock or other securities or cash or other property payable by the terms of such event to the holders of shares of 8% Preferred Stock.

                                   Exhibit B

                            MAFCO LITIGATION TRUST

Note: This form is for the use of the following parties as beneficiaries of the MAFCO Litigation Trust:

     1. Holders of Allowed Unsecured Claims (other than Intercompany Claims and the LaSalle Claim),

     2. Holders of Allowed Class Securities Litigation Claims, and

     3. Holders of Allowed Equity Interests in Entertainment,

                         as such terms are used in the
                  Fourth Amended Joint Plan of Reorganization
               Proposed by the Secured Lenders and Toy Biz, Inc.
                     for Marvel Entertainment Group, Inc.

IF YOU WERE A HOLDER OF RECORD OF MARVEL COMMON STOCK ON [INSERT CONSUMMATION DATE] AND ARE UNSURE WHICH, IF ANY, CATEGORY ON THE ABOVE LIST YOU FIT INTO, USE THIS FORM.


                  NOTICE OF CHANGE OF ADDRESS OF BENEFICIARY

Beneficiary's name: _________________________________________

Social Security or Employer I.D. number: ____________________

Beneficiary's old address:  _________________________________
                            _________________________________
                            _________________________________
                            _________________________________

Beneficiary's new address:  _________________________________
                            _________________________________
                            _________________________________
                            _________________________________

Signature:                  _________________________________
Date:                       _________________________________

MAIL THIS FORM TO: TRUSTEES, MAFCO LITIGATION TRUST, ______________________,
ATTENTION: _______________________.

                                   Exhibit C

                          AVOIDANCE LITIGATION TRUST

Note: This form is for the use of the following parties as beneficiaries of the Avoidance Litigation Trust:

     1. Holders of Allowed Unsecured Claims (other than Intercompany Claims and the LaSalle Claim), and

     2. Holders of Allowed Fixed Senior Secured Claims,

                         as such terms are used in the
                  Fourth Amended Joint Plan of Reorganization
               Proposed by the Secured Lenders and Toy Biz, Inc.
                     for Marvel Entertainment Group, Inc.


                  NOTICE OF CHANGE OF ADDRESS OF BENEFICIARY

Beneficiary's name: _________________________________________

Social Security or Employer I.D. number: ____________________

Beneficiary's old address:  _________________________________
                            _________________________________
                            _________________________________
                            _________________________________

Beneficiary's new address:  _________________________________
                            _________________________________
                            _________________________________
                            _________________________________

Signature:                  _________________________________
Date:                       _________________________________

MAIL THIS FORM TO: TRUSTEE, AVOIDANCE LITIGATION TRUST, ______________________,
ATTENTION: _______________________.